Exhibit 10.21

AMENDED AND RESTATED

OFFICE LEASE

BETWEEN

FRANKMON LLC,

AS LANDLORD

AND

HYATT CORPORATION,

AS TENANT

71 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS

TABLE OF CONTENTS

Page

ARTICLE 1. Premises, Term and Rentable Area	1

ARTICLE 2. Net Rent	6

ARTICLE 3. Additional Rent	7

ARTICLE 4. Construction of Building and Premises	24

ARTICLE 5. Use and Rules	33

ARTICLE 6. Services and Utilities	35

ARTICLE 7. Shared Facilities	44

ARTICLE 8. Alterations and Liens	62

ARTICLE 9. Maintenance and Repairs	66

ARTICLE 10. Casualty Damage	68

ARTICLE 11. Insurance, Subrogation, and Waiver of Claims	77

ARTICLE 12. Condemnation	75

ARTICLE 13. Return of Possession	76

ARTICLE 14. Holding Over	77

ARTICLE 15. No Waiver	77

i

TABLE OF EXHIBITS

A	–	Land
B-1	–	Net Rent Schedule
B-2	–	Schedule of Additional Rent Allocable to Fitness Center
B-3	–	Schedule of Additional Rent Allocable to Cafeteria
B-4	–	Schedule of Additional Rent Allocable to Circulation Area
C-4	–	Fitness Center Space
C-5	–	Cafeteria Space
C-6	–	Circulation Area
D-1	–	Workletter
D-2	–	Shared Facilities Workletter
E	–	List of Existing Drawings
F	–	Building Rules
G	–	Cleaning Specifications
H-1	–	Project Description
H-2	–	Outline Specification
L-1	–	Mortgagee SNDA
L-2	–	Ground Lessor SNDA
M	–	Tenant Estoppel Certificate
N	–	Landlord Estoppel Certificate
O-1	–	Consent to Assignment
O-2	–	Consent to Sublease
P-1	–	Parking Confirmation
P-2	–	Terms of Parking License
S	–	Security Specifications
CC	–	Commencement Conditions
CW	–	Condenser Water Specifications
OTHVAC	–	Overtime HVAC Specifications
MB	–	MB Construction Passageway
PSER	–	Permitted Superior Expansion Rights
SCDX	–	Exclusions to Completion of Landlord’s Work

TABLE OF DEFINITIONS

17th Floor Space	118
2002 A Lease	52
2002 B Lease	52
2002 C Lease	55
22nd Floor Space	118
46th Floor Replacement Notice	148
46th Floor Replacement Option	148
46th Floor Replacement Option Rent Commencement Date	148
46th Floor Replacement Option Scheduled Delivery Date	148
46th Floor Replacement Premises	150
46th Floor Replacement Premises Allowance	150
46th Floor Surrender Date	146
A Participant Lease	52
Acceptance Notice	131
Accepted Offer Space	133
Accepted Offer Space Estimates	151
Accepted Offer Space Negotiation Period	138
Accounting Principles	11
Actual Rentable Area	5
Additional Rent	28
Aggregate Memberships	65
Allocated High-Rise Premises Net Rent	98
Alteration Work	70
annuitized	18
Associated Costs	97
B Participant Lease	52
Base Building Work	28
Base Date	30
Building	1
Building Identification Signage	156
Building NetPOP Room	48
Building Parking Facilities	154
Building SatPOP Room	49
Building Services	46
Building Standard Ground Floor Lobby Identification Signage	156
Building Telecommunications Wiring Room	49
Business Day	159
C Participant Lease	55
Cafeteria	58
Cafeteria Rent	32
Cafeteria Space	58
calendar year in question	26

v

capital improvements and other capital items	17
Capital Interest Rate	17
Circulation Area	58
Class A	11
Cleaning Specifications	41
Commencement Date	2
Common Areas	2
comparable office buildings in the downtown Chicago area	11
Completion Delay	29
Condenser Water Specifications	44
Consensual Holdover Period	88
Contraction Effective Date	144
Contraction Fee	144
Contraction Option	144
Contraction Space	144
Costs of Re-Letting	105
date of such termination	36
Default	101
Default Rate	105
Delivery Delay	29
Environmental Laws	115
Exempt Transfer	94
Exhibit H	51
Existing Drawings	28
Expansion Allowance	119
Expansion Floor	119
Expansion Option	119
Expansion Option Rent Commencement Date	119
Expansion Premises	118
Expiration Date	4
Extra Utilities and Services	45
Fair Market Rental Value	137
Final Measurement Report	6
First Class Standards	50
First Expansion Notice	120
First Expansion Option	119
First Expansion Option Rent Commencement Date	120
First Expansion Option Scheduled Delivery Date	120
First Expansion Premises	118
First Possible Renewal Premises	138
First Renewal Commitment Notice	143
First Renewal Notice	139
First Renewal Premises	138
First Renewal Term	138
First Renewal Term Expiration Date	119
First Segment of the Mid-Rise Premises	2

Fitness Center	58
Fitness Center Rent	31
Fitness Center Space	58
Former Lease	1
Former Tenant	1
Fourth Segment of the Mid-Rise Premises	2
Franklin Entrance	99
Freight Elevator Specifications	43
Furniture Work	30
GAAP	11
Goldman Lease	122
Goldman Sachs	122
Ground Lease	91
Ground Lessor	91
Hazardous Materials	115
High Rise Elevators	43
High-Rise Commencement Date	2
High-Rise Premises	2
High-Rise Rent Commencement Date	3
Holdover Notice	88
Holidays	40
HVAC	40
HVAC Specifications	40
Hyatt	154
Hyatt Center	154
Initial A Lease	52
Initial B Lease	52
Initial C Lease	55
Initial Term Expiration Date	2
Land	1
Landlord	1
Landlord Electricity	47
Landlord Estoppel Certificate	92
Landlord Outside Substantial Completion Date	30
Landlord Protected Parties	83
Landlord Repairs	75
Landlord’s Agent	109
Landlord’s Alternate Service Provider	47
Landlord’s Basic Restoration Work	77
Landlord’s Broker	117
Landlord’s Construction Project	37
Landlord’s Electric Service Provider	47
Landlord’s Exercise Deadline Date	131
Landlord’s Hazardous Materials	114
Landlord’s Measurement Report	6
Landlord’s Restoration Work	77

Landlord’s Telecommunication Infrastructure	48
Law Business	54
Laws	18
Lease	1
Leasing Concession	137
Line Problems	113
Lines	112
Long Term Recapture Space	134
Long Term Recapture Space Expiration Date	134
Low-Mid-Rise Elevators	43
Lower N Block	132
M	132
Major Elevator Work	46
Majority Instrument	58
Material Pre-SCD Casualty	34
Mayer Brown	122
Mayer Brown Lease	122
MB 46th Floor Expansion Right	146
MB 46th Floor Option Notice	146
MB Commencement Date	98
MB Construction Passageway	4
Measurement Method	6
Mid-Rise Commencement Date	2
Mid-Rise Premises	2
Mid-Rise Rent Commencement Date	2
Mortgage	91
Mortgagee	91
N	132
Net Re-Letting Proceeds	105
Net Rent	7
Net Shared Facilities Costs	20
Net Shared Facilities Income	27
Normal Office Costs	19
Offer Notice	130
Offer Space	130
Offer Space Block	131
Offer Space Rent Commencement Date	134
Operating Expenses	11
Outline Specifications	28
Outside Restoration Date	82
Outside Restoration Days Number	82
Overallocated Participant	65
P Employees	65
P Users	68
Parking Elevator Specifications	43
Parking Space Limit	153

Participant	52
Passenger Elevator Specifications	43
Pedestrian Entrances	99
Permitted Expansion	130
Permitted Superior Expansion Right Delivery Date	130
Permitted Superior Expansion Rights	129
Permittees	53
Possible 46th Floor Replacement Premises	146
Potential SF Lease	63
Pre-CD Casualty	33
Pre-SCD Casualty Deferral Limit Number	37
Pre-SCD Casualty Estimated Delay Number	37
Pre-SCD Casualty Estimated Substantial Completion Date	37
Pre-SCD Casualty Notice	35
Preliminary Estimates	139
Premises	2
Prime Rate	105
profit	97
Prohibited Uses	40
Project Description	28
Property	2
Q Employees	65
Q Users	68
Qualified Participant Lease	55
Recapture Acceptance Notice	132
Recapture Offer Notice	131
Recapture Provision	131
Recapture Space	131
Recapture Space Expiration Date	131
Recapture Space Rent Schedule	131
Records	26
Records Examination Request	26
Regular Business Hours	46
Regular Freight Elevator Hours	43
Regular HVAC Hours	40
Regular Loading Dock Hours	44
Regulatory Authority	115
Rejected SF Lease	63
Renewal Option	143
Renewal Premises	143
Renewal Term	143
Renewal Term Estimates	152
Rent	28
Rent Commencement Date	3
Rentable Area	5
Replacement Tenants	105

Required Contraction Effective Date	146
Revocation Date	98
Rules	39
Scheduled Offer Space Delivery Date	130
Second Expansion Notice	123
Second Expansion Option	122
Second Expansion Option Rent Commencement Date	123
Second Expansion Option Scheduled Delivery Date	122
Second Expansion Premises	119
Second Possible Renewal Premises	141
Second Renewal Commitment Notice	144
Second Renewal Notice	141
Second Renewal Premises	141
Second Renewal Term	141
Second Renewal Term Expiration Date	119
Second Segment of the Mid-Rise Premises	2
SF Amendment	63
SFC Membership Limit	58
SFC Share	63
SFR Share	63
Shared Facilities	18
Shared Facilities Costs	19
Shared Facilities Income	20
Shared Facilities Provisions	55
Shared Facilities Workletter	58
Shared Facility	18
SNDA	91
Special Alteration	74
Standard Method	5
Statement	23
Subject Space	93
Substantial Completion Date	3
subtenant	58
Subtenant Permittee	54
Successor/Related Party Transaction	59
Target Cafeteria Commencement Date	32
Target Fitness Center Commencement Date	31
Target Rent Commencement Date	29
Target Segment Delivery Date	29
Taxes	7
Tenant	1
Tenant Cleaning	41
Tenant Cleaning Commencement Date	41
Tenant Estoppel Certificate	91
Tenant Outside Substantial Completion Date	30
Tenant Protected Parties	84

x

Tenant Self-Help	76
Tenant’s Hazardous Materials	114
Tenant’s Permitted Antennas	154
Tenant’s Pro Rata Share	21
Tenant’s Repairs	75
Tenant’s Self-Help Notice	75
Term	2
Terms of Parking License	153
Third Expansion Notice	125
Third Expansion Option	125
Third Expansion Option Rent Commencement Date	126
Third Expansion Option Scheduled Delivery Date	125
Third Expansion Premises	119
Third Renewal Term	143
Third Segment of the Mid-Rise Premises	2
Transferee	93
Transfers	93
Unanimous Instrument	58
Unavoidable Delays	107
Underallocated Participant	65
Untenatability	108
Untenantable	108
Upper N Block	132
Wacker Entrance	99
Workletter	4
Workletter Dispute Procedures	29

AMENDED AND RESTATED OFFICE LEASE

THIS AMENDED AND RESTATED OFFICE LEASE is made as of the 15th day of June, 2004, between FRANKMON LLC, a Delaware limited liability company (“Landlord”), and HYATT CORPORATION., a Delaware corporation (“Tenant”). As used in this Amended and Restated Office Lease and any of the Exhibits hereto, the term “Lease” shall mean this Amended and Restated Office Lease and all of the Exhibits hereto, and the terms “hereto”, “herein”, etc. shall have the correlative meanings. Initial capitalized terms are used in this Lease with the meanings ascribed to them throughout the provisions hereof.

WITNESSETH:

A. Landlord, as lessor, and HG Group, Inc., a Delaware corporation (“Former Tenant”) as lessee, previously entered into that certain Office Lease dated as of September 30, 2002 (the “Former Lease”), pursuant to which Landlord leased to Former Tenant, and Former Tenant leased from Landlord, certain premises to be located in the Building.

B. Former Tenant has assigned to Tenant, and Tenant has accepted from Former Tenant, all of Former Tenant’s right, title and interest in and to the Former Lease pursuant to that certain Assignment and Assumption of Lease dated of even date herewith.

C. Landlord and Tenant have agreed to modify certain of the terms and provisions of the Former Lease and, in furtherance thereof, have agreed to amend and restate the Former Lease, in its entirety, to effect such modifications, and this Lease replaces and supersedes the Former Lease in its entirety.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that this Lease amends, restates, supersedes and is made in substitution for, the Former Lease, and further agree as follows:

ARTICLE 1.

Premises, Term and Rentable Area

(A) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain space consisting of approximately 292,227 square feet of Rentable Area consisting of (i) approximately 219,654 square feet of Rentable Area comprising the entire 9th through 16th full floors in the mid-rise elevator bank and (ii) approximately 72,573 square feet of Rentable Area comprising the entire 46th and 47th full floors in the high-rise elevator bank, and the rentable portion of the 48th mezzanine floor, all in the building to be known initially as Hyatt Center (the “Building”) to be located upon the land (the “Land”) legally described on Exhibit A hereto and to have the street address of 71 South Wacker Drive, Chicago, Illinois,

TOGETHER WITH:

(i) The right to install, use, maintain, repair and replace, at Tenant’s sole cost and expense, security devices at the entrances to the Premises and at other locations in the Building to be designated by Tenant in accordance with the terms of the Workletter or Article 8 below.

(ii) The right to use, in common with Landlord, other tenants and other occupants and users of the Building and any other parties permitted by Landlord, the Common Areas. As used in this Lease, the term “Common Areas” means those portions of the Building and Land (x) not intended to be leased to individual tenants and (y) designed or intended for common use by Building tenants, including, without limitation, the lobby, pedestrian passageways, elevators, escalators, sidewalks, ramps, designated smoking areas, landscaped and planted areas, lavatories and bathrooms (except any located within premises leased to a tenant), and other similar areas, facilities and improvements, as the same may be modified, altered, reconfigured, repaired and replaced by Landlord, from time to time (subject to and in accordance with the provisions of this Lease), but excluding the parking garage of the Building and the Shared Facilities.

As used herein, (a) the term “Property” shall mean the Land and the Building, (b) the term “Premises” shall mean the premises from time to time demised by this Lease, (c) the term “Mid-Rise Premises” shall mean the portion of the Premises located on the 9th through the 16th floors of the Building, and (d) the term “High-Rise Premises” shall mean the portion of the Premises located on the 46th, 47th and 48th floors of the Building.

(B) Term. The term of this Lease (hereinafter referred to as the “Term”) shall commence on the date (the “Mid-Rise Commencement Date”) on which Landlord shall have satisfied the Commencement Conditions (as such term is defined in Exhibit CC hereto) with respect to the First Segment of the Mid-Rise Premises and shall have delivered to Tenant possession of the First Segment of the Mid-Rise Premises, and shall end on the last day of the 180th calendar month occurring after the Mid-Rise Rent Commencement Date (the “Initial Term Expiration Date”), unless sooner terminated as provided herein.

The term “High-Rise Commencement Date” shall mean the date on which Landlord shall have satisfied the Commencement Conditions with respect to the High-Rise Premises and shall have delivered to Tenant possession of the High-Rise Premises. The term “First Segment of the Mid-Rise Premises” shall mean the 9th and 10th floors of the Building. The term “Second Segment of the Mid-Rise Premises” shall mean the 11th and 12th floors of the Building. The term “Third Segment of the Mid-Rise Premises” shall mean the 14th and 15th floors of the Building. The term “Fourth Segment of the Mid-Rise Premises” shall mean the 16th floor of the Mid-Rise Premises. The term “Commencement Date” shall mean the date on which the Commencement Date (as defined in the Goldman Lease) shall occur.

The term “Mid-Rise Rent Commencement Date” shall mean the date that is the last to occur of:

(i) February 1, 2005,

(ii) the day which is the sum of (a) 211 days, plus (b) the Landlord Delay Number of days, if any, after the date on which Landlord shall have satisfied the Commencement Conditions with respect to the Fourth Segment of the Mid-Rise Premises and delivered possession thereof to Tenant;

(iii) the day which is the sum of (a) 242 days, plus (b) the Landlord Delay Number of days, if any, after the date on which Landlord shall have satisfied the Commencement Conditions with respect to the Third Segment of the Mid-Rise Premises and delivered possession thereof to Tenant;

(iv) the day which is the sum of (a) 273 days, plus (b) the Landlord Delay Number of days, if any, after the date on which Landlord shall have satisfied the Commencement Conditions with respect to the Second Segment of the Mid-Rise Premises and delivered possession thereof to Tenant;

(v) the day which is the sum of (a) 304 days, plus (b) the Landlord Delay Number of days, if any, after the Mid-Rise Commencement Date; and

(vi) the Substantial Completion Date;

provided, however, that the Mid-Rise Rent Commencement Date shall be accelerated by the Tenant RCD Delay Number of days, if any, regardless of whether the Substantial Completion Date has occurred.

As used herein, the term “High-Rise Rent Commencement Date” shall mean the date that is the last to occur of:

(vii) July 1, 2005;

(viii) the day which is the sum of (a) 150 days, plus (b) the Landlord Delay Number of days, if any, after the High-Rise Commencement Date; and

(ix) the Substantial Completion Date;

provided, however, that the High-Rise Rent Commencement Date shall be accelerated by the Tenant RCD Delay Number of days, if any, regardless of whether the Substantial Completion Date has occurred.

As used herein, the term “Rent Commencement Date” shall mean either the Mid-Rise Rent Commencement Date or the High-Rise Rent Commencement Date, as applicable. In the absence of clear context that dictates that the Rent Commencement Date means the Mid-Rise Rent Commencement Date, the term Rent Commencement Date shall mean the Mid-Rise Rent Commencement Date.

As used herein, the term “Substantial Completion Date” shall mean the date on which

(x) all construction hoists and cranes shall have been removed from the Land and the Common Areas, and all enclosure, repair, and restoration work required as a result of the removal thereof shall have been completed;

(xi) except for the construction passageway provided for on Exhibit MB (the “MB Construction Passageway”), all temporary scaffolds, partitions and other temporary structures shall have been removed from the Land and the Common Areas (but the (a) loading dock may contain temporary partitions and structures so long as it is available for Tenant’s use pursuant to this Lease, and (b) the garage may contain temporary partitions and structures and may not be available for Tenant’s use pursuant to this Lease, provided that 27 parking spaces in such parking garage shall be available for use by Tenant no later than April 1, 2005);

(xii) Landlord’s Work (as defined in the Workletter Agreement attached hereto as Exhibit D-1 [the “Workletter”]) is completed except for (a) the work described on Exhibit SCDX and (b) minor details of finish or mechanical adjustment the non-completion of which does not, and the completion of which will not, interfere other than to a de minimis extent with Tenant’s use of the Common Areas or Tenant’s use and occupancy of the Premises for the conduct of business;

(xiii) all Building systems and the equipment furnishing any Building Service to the Premises or the Common Areas (except for any portions of such systems not constituting Landlord’s Work or any such equipment not constituting Landlord’s Work) shall have been completed and shall be in operation; and

(xiv) Landlord shall have obtained and furnished to Tenant a partial certificate of occupancy for the Building (as distinguished from a certificate of occupancy which may be issuable for the Tenant Work) or such other substantively equivalent permit as may be issued by the City of Chicago authorizing the use and occupancy of the Building; provided, however, if such partial certificate of occupancy or other permit shall have not been issued solely as a result of any activity in the Building performed by or on behalf of Tenant, then the condition set forth in this subparagraph (v) shall be deemed to have been satisfied.

On or before the 240th day after the Mid-Rise Rent Commencement Date, Landlord shall remove, or cause the removal of, the MB Construction Passageway and the temporary partitions and structures in the loading dock and garage and finish and repair all affected areas.

The term “Expiration Date” as used in this Lease, shall mean (i) if the Second Renewal Option shall have been irrevocably exercised, the Second Renewal Term Expiration Date, (ii) if the First Renewal Option, but not the Second Renewal Option, shall have been irrevocably exercised, the First Renewal Term Expiration Date, and (iii) otherwise, the Initial Term Expiration Date.

Landlord and Tenant, promptly following the determination of the actual calendar dates for the Commencement Date, the Substantial Completion Date, the Mid-Rise Rent Commencement Date, the High-Rise Rent Commencement Date, and the Initial Term Expiration Date, shall enter into a written confirmation thereof, but the failure of the parties to do so shall not affect the validity of this Lease.

(C) Rentable Area.

(i) For purposes of this Lease, “Rentable Area” shall mean in respect of any space, the rentable area or the sum of the rentable areas of such space determined in accordance with the methods of measuring and determining rentable area and usable area set forth in The Standard Method for Measuring Floor Area in Office Buildings ANSI Z65.1-1996, as promulgated by The Building Owners and Managers Association (BOMA) International (the “Standard Method”); provided, however,

(1)

(a)	If the R/U Ratio (as such term is defined in such Standard Method) of any portion of the Premises that comprises a full floor of the Building exceeds 110% then the Rentable Area of such portion of the Premises shall be deemed to equal 110% of the Usable Area (as such term is defined in such Standard Method) of such portion of the Premises;

(b)	If the R/U Ratio of the Fitness Center Space and the Cafeteria Space, taken together, exceeds 110% then the Rentable Area of each of the Fitness Center Space and the Cafeteria Space shall be deemed to equal 110% of the Usable Area thereof (it being understood that the aggregate Rentable Area of the Fitness Center Space and the Cafeteria Space comprises all of the Rentable Area on the floor on which such spaces are located).

(2)	If the Rentable Area, as computed in accordance with the Standard Method as modified, if applicable, by subparagraph (1) above (the “Actual Rentable Area”), of the portion of the Premises located on any floor of the Building shall exceed 103% of the Rentable Area thereof as set forth in Paragraph 1(A), then the Rentable Area of such portion of the Premises shall be deemed for all purposes of this Lease to equal 103% of the Rentable Area thereof set forth in Paragraph 1(A);

(3)	If the Actual Rentable Area of the Fitness Center Space and the Cafeteria Space taken together shall exceed 103% of the Rentable Area thereof as set forth in Article 7 then the Rentable Area of the Fitness Center Space and the Cafeteria Space shall be deemed for all purposes of this Lease to equal 103% of the Rentable Area thereof as set forth in Article 7;

(4)	The Rentable Area of the Building (a) shall not include the basement level space or any portions of the Building which are designed to be used for parking or storage in the parking garage, and (b) shall include the Rentable Area of the Circulation Area; and

(5)	The Rentable Area of the Circulation Area shall be deemed for all purposes of this Lease to be equal to the Usable Area of the Circulation Area.

The aforesaid Standard Method, as modified by sub-subparagraphs (1), (2), (3) (4) and (5) above, is herein called the “Measurement Method”.

(ii) Promptly after the substantial completion of the Landlord’s Work, Landlord shall cause its architect to actually measure and, using the Measurement Method, to compute the Rentable Area of the Building and each floor thereof, and to furnish Tenant with copies of the results of such measurements and of such computations (“Landlord’s Measurement Report”). Tenant shall have the right, within sixty (60) days of its receipt of Landlord’s Measurement Report, to measure the Building and/or any floor thereof and to dispute Landlord’s Measurement Report. Any such dispute not resolved within thirty (30) days of Tenant’s notice shall be resolved by an independent architect chosen by the parties, or if within five (5) days of the request of either party, they fail to make such choice, then by an architect designated by the American Arbitration Association. The term “Final Measurement Report” shall mean (a) if Tenant shall timely have disputed Landlord’s Measurement Report, Landlord’s Measurement Report as modified to reflect the results of such dispute, or (b) otherwise, Landlord’s Measurement Report. The Final Measurement Report shall be used for all purposes of this Lease, including (a) the determination of the Rentable Area of the Premises, the Fitness Center Space, the Cafeteria Space, the Circulation Area and any portions of the Building included in the Premises pursuant to Article 35 (and the Rentable Areas set forth therein shall supersede any different Rentable Areas set forth in this Lease), (b) the determination of Net Rent and Tenant’s Pro Rata Share of Operating Expenses and Taxes, and (c) the determination of Additional Rent payable by Tenant pursuant to Paragraph 3(G). Promptly after the lapse of Tenant’s right to dispute, or the resolution of any dispute timely commenced with respect to, Landlord’s Measurement Report, the parties shall execute a supplement to this Lease confirming the determinations set forth in such Final Measurement Report and to which the Final Measurement Report shall be attached. The Final Measurement Report shall be conclusive and binding upon Landlord and Tenant absent manifest error.

ARTICLE 2.

Net Rent

Tenant shall pay to Landlord base net rent with respect to the Mid-Rise Premises beginning on the Mid-Rise Rent Commencement Date and continuing throughout the Term of this Lease in accordance with the Net Rent schedule attached hereto as Part A of Exhibit B-1 and as otherwise provided herein. Tenant shall pay to Landlord base net rent with respect to the High-Rise Premises beginning on the High-Rise Rent Commencement Date and continuing throughout the Term of this Lease in accordance with the Net Rent schedule attached hereto as Part B of Exhibit B-1 and as otherwise provided herein. As used herein, “Net Rent” means the base net rent payable by Tenant to Landlord with respect to the Premises. Net Rent shall be payable in monthly installments, each installment being payable in advance promptly on the first day of each and every calendar month, except that if either the Mid-Rise Rent Commencement Date or the High-Rise Rent Commencement Date (or both) occurs on a date other than the first day of a month, Tenant shall pay the installment due for such initial fractional month or months on the Mid-Rise Rent Commencement Date or the High-Rise Rent Commencement Date, as applicable. If the Tenant’s obligation to pay Net Rent with respect to any portion of the Premises commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Net Rent with respect to such portion of the Premises for such month shall be prorated on the basis of the applicable percentage of the monthly Net Rent represented by each day of such month. Net Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws, except to the extent expressly provided to the contrary in this Lease.

ARTICLE 3.

Additional Rent

(A) Taxes. Tenant shall pay Landlord an amount equal to Tenant’s Pro Rata Share of Taxes in the manner described below, commencing on the Mid-Rise Rent Commencement Date and continuing throughout the Term of this Lease in accordance with this Article 3.

“Taxes” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments (provided that all assessments shall be treated as payable over the longest permitted period, and in such event shall include any interest charged by or payable to the applicable governmental authority in connection therewith), transit taxes, taxes based upon the receipt of rent including gross receipts or sales taxes applicable to the receipt of rent (but rent from tenants in the Building shall be treated as the only rent received by Landlord), or service, lease or value added taxes (provided that if such rent tax, sales tax, service tax, or value added tax is required by Article 17 to be paid by Tenant then any such tax with respect to Tenant and all other tenants of the Building shall be excluded), personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, furniture and other personal property owned and used by Landlord solely in connection with the Property) which shall be payable by Landlord during any calendar year (as reflected in the tax bills due and payable in such year), any portion of which calendar year occurs during the Term after the Rent Commencement Date (without regard to any different fiscal year used by such government or municipal authority and notwithstanding that any of such items may be assessed, imposed or otherwise accrue in a different calendar year) because of or in connection with Landlord’s ownership, leasing and/or operation of the Property or the personal property, fixtures, machinery, equipment, systems and apparatus located therein and used solely in connection therewith. Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes; franchise taxes; gift taxes; capital stock taxes; inheritance and succession taxes; transfer taxes; mortgage or intangible taxes; fees or assessments for public improvements imposed upon Landlord in connection with the initial development or construction of the Building or the Property; estate taxes; federal, state and local income taxes; fines, penalties and interest due to the late payment by Landlord of Taxes (so long as Tenant timely paid to Landlord Tenant’s Pro Rata Share of Taxes as hereinafter provided); and other taxes to the extent applicable to Landlord’s general or net income (as opposed to taxes specific to rents, receipts or income attributable to ownership or operation of real property). Should the State of Illinois, or any political subdivision of that state or any other governmental authority having jurisdiction over the Land or the Building impose

(a) a tax, assessment, charge, or fee, or increase a then-existing tax, assessment, charge, or fee, that Landlord shall be required to pay, by way of substitution for real estate taxes and ad valorem personal property taxes or in addition to real estate taxes and ad valorem personal property taxes, because of or in connection the Landlord’s ownership, leasing, and/or operation of the Property or the personal property, fixtures, machinery, equipment, systems and apparatus located therein and used solely in connection therewith, or

(b) an income, franchise or other tax, assessment, fee or charge, on gross rents or receipts from the Property (but only to the extent rent and receipts from tenants in the Building is treated as the only rent received by Landlord), in substitution for or as a supplement to a tax levied against the Property or the personal property used in connection therewith, all such taxes, assessments, fees or charges, to the extent same are not excluded pursuant to the immediately preceding sentence, shall be deemed to constitute “Taxes” under this Lease. Any reasonable expenses (including, without limitation, all reasonable fees for consultants and attorneys) paid by Landlord to third parties in planning or attempting to protest, reduce, limit any increase in or otherwise minimize Taxes, or in responding or planning responses to assessment or other notices in respect thereof, shall be included in Taxes in the calendar year such expenses are paid.

Tenant shall pay Tenant’s Pro Rata Share of Taxes whether Taxes are increased as a result of increases in the assessment or valuation of the Property, increases in the tax rates, reduction or elimination of any rollbacks or other deductions available under current law, scheduled reductions of any tax abatement, as a result of the elimination, invalidity or withdrawal of any tax abatement, or for any other cause whatsoever. Notwithstanding anything herein to the contrary, Landlord agrees that at no time shall Landlord collect from tenants of the Building more than 100% of the Taxes actually incurred by Landlord.

If Taxes paid during any calendar year of the Term shall be decreased or refunded to Landlord in whole or in part for any reason whatsoever, then Landlord shall promptly refund to Tenant Tenant’s Pro Rata Share (for the year to which such decrease or refund relates) of such decrease or refund (allocated in the case of special assessments to the applicable portion of the Term) or, if the Term has not expired, credit such refund to Tenant.

If Taxes for any calendar year of the Term shall be increased after payment thereof by Landlord for any reason including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days after receipt of invoice therefor Tenant’s Pro Rata Share (for the year to which such increase relates) of such increased Taxes.

(B) Operating Expenses and Shared Facilities Costs.

(i) Tenant shall pay Landlord, in the manner described below, an amount equal to (a) Tenant’s Pro Rata Share of Operating Expenses, commencing upon the Rent Commencement Date, (b) Tenant’s SFC Share of the Net Shared Facilities Costs allocable to the Fitness Center, commencing on the Fitness Center Commencement Date, and (c) Tenant’s SFC Share of the Net Shared Facilities Costs allocable to the Cafeteria, commencing on the Cafeteria Commencement Date.

(ii) “Operating Expenses” shall mean all expenses, costs and amounts (other than Taxes) of every kind and nature which shall accrue or be payable by Landlord in respect of any calendar year all or any portion of which occurs during the Term after the Rent Commencement Date which is properly chargeable in accordance with the Accounting Principles, because of or in connection with the management, repair, maintenance and operation of the Property (subject to the exclusions and other provisions of this Lease) including, without limitation, any amounts which accrue or are paid for: (a) utilities for the Property, including, but not limited to, electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating, (b) permits, licenses and certificates necessary to operate, manage and lease the Property, excluding any required to construct the Building or initially occupy the Premises, (c) insurance applicable to the Property, not limited to the amount of coverage Landlord is required or permitted to provide under this Lease, (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property, (e) accounting (but excluding any fees the property management company may charge for accounting services it may perform), legal, inspection, consulting, concierge and other services, (f) any equipment rental (or costs incurred under equipment installment purchase or equipment financing agreements) for janitorial or similar equipment, (g) management fees and fair rental value of any space devoted to management and not leasing (provided that the amount of management fees included in Operating Expenses shall not exceed two and one-half percent (2 1/2%) of the annual net rent (i.e., excluding rent in respect of operating expenses, taxes or services) payable by tenants and occupants of the Building), (h) wages, salaries and other compensation and benefits for all persons directly engaged in the operation, maintenance or security of the Property, and employer’s social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, (i) operation, repair, and maintenance of all systems and equipment and components thereof (including non-capital replacement of components), (j) janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, cleaning of walks, parking facilities and building walls, removal of ice and snow, (k) replacement of wall and floor coverings, and light bulbs in lobbies, corridors, restrooms and other common or public areas or facilities, (l) maintenance and replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs, and walkways, and (m) re-paving and re-striping parking facilities, and roof repairs (except to the extent that any of the foregoing are expressly excluded below). All Operating Expenses shall be determined according to generally accepted accounting principles consistently applied (“GAAP”) as modified to conform to the provisions of this Lease (GAAP, as so modified, is herein called the “Accounting Principles”). As used herein, the phrase “comparable office buildings in the downtown Chicago area” or words of similar import shall mean “Class A,” high rise office buildings occupied by more than one tenant, containing at least 750,000 square feet of rentable area, and located within a one-half mile radius of the Property.

(iii) Notwithstanding the foregoing, Operating Expenses shall not include:

(1)	the following:

(a)	depreciation and amortization charges (except as otherwise provided herein);

(b)	principal or interest payment on and any other fees or charges (including, without, limitation, attorneys’ fees, court costs and other expenses) incurred in connection with obtaining or serving any loans related to any Mortgages or any other debt costs or financing or refinancing costs (other than equipment rental (or costs incurred under equipment installment purchase or equipment financing agreements) for janitorial or similar equipment) or ground lease or master lease payments, if any;

(c)	expenses relating to the leasing of space in the Building (including, without limitation, costs associated with Landlord assuming or taking over the obligations of a tenant under a lease in another building, legal fees, real estate brokerage and leasing commissions, space planner fees, tenant improvement allowances, rent abatements or other concessions, and advertising and promotional expenses incurred in connection with the listing of space in the Building);

(d)	costs incurred in connection with enforcement of leases or in connection with disputes with actual or prospective tenants (except reasonable legal fees and other expenses in seeking to enforce the Rules) or with mortgagees or ground lessees and any other legal expenses or fees not related to the operation and management of the Building;

(e)	costs (including permit, license and inspection fees) incurred in improving, renovating, altering, painting or decorating any tenant spaces;

(f)	costs of providing any service (or level or amount thereof) in excess of those services which Landlord is obligated under this Lease to furnish to Tenant free of separate or additional charge (e.g., the cost of providing heating or air conditioning to any tenant outside of Regular HVAC Hours or the cost of providing chilled or condenser water to any tenant);

(g)	costs for relocating tenants;

(h)	costs attributable to retail areas in excess of the corresponding amounts which would have been incurred had such areas been used for office purposes (except that, the costs of operating and maintaining the Common Areas adjoining such retail areas shall be included in Operating Expenses);

(i)	costs of any electricity, gas, or steam furnished to any tenant or the fixtures or equipment of any tenant (but this clause (i) shall not include the cost of electricity, gas or steam used to operate the central components of the Building’s HVAC systems in order to furnish HVAC during Regular HVAC Hours or ventilating at any time);

(j)	auditing fees, other than those incurred in connection with the preparation of statements required pursuant to Article 3 of this Lease and similar provisions of any other leases of space in the Building;

(k)	costs to remediate Hazardous Materials placed in or on the Property by or on behalf of Tenant or any other tenant or occupant of the Building;

(l)	costs of any items to the extent Landlord received payment, reimbursement or indemnity from (x) insurance (or would have received payment, reimbursement or indemnity if Landlord (a) had maintained the insurance required by this Lease; (b) had timely filed a claim thereunder; and (c) had not been prevented from recovering on such claim by reason of the insurer being insolvent or otherwise financially unable to perform its obligations under the policy) provided that, the amount of any commercially reasonable deductible paid by Landlord shall not be covered by this clause (l), or (y) a third party other than from tenants paying to Landlord their respective share of Operating Expenses pursuant to rent adjustment provisions similar to this Article 3 (such payment, reimbursements or indemnity to be deducted from Operating Expenses in the year in which the same was received (or would have been received as aforesaid);

(m)	costs of insurance against, or the portion of Landlord’s insurance premiums allocable to, acts of terrorism, in excess of $1.25 per square foot of Rentable Area of the Building per annum, provided, however, that the aforesaid limit shall be increased by 3% per annum (on a cumulative and compounded basis) on the first and each subsequent anniversary of the Rent Commencement Date;

(n)	costs resulting from any condemnation or other governmental taking;

(o)	costs of constructing the Building and related facilities;

(p)	costs of correcting defects in or inadequacy of the initial design or construction of the Building (except that the costs of normal repair and maintenance and non-capital replacements of components shall be included in Operating Expenses) or the discharge of Landlord’s obligations under the Workletter or the workletters of other leases or of the Shared Facilities Workletter or the shared facilities workletters of other leases;

(q)	rentals and other related expenses incurred in leasing, or costs of purchasing under an installment sales agreement or otherwise, air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature if purchased, except that short-term rental of equipment not affixed to the Building which is used in providing janitorial or similar services shall be included in Operating Expenses;

(r)	costs arising from Landlord’s political or charitable contributing (other than as permitted under the proviso in clause (gg) below);

(s)

costs incurred by Landlord for any goods and services (including, e.g. the utility and other costs of chilled water, condenser water, overtime heat or air conditioning, extra cleaning) sold or supplied to tenants and occupants of the Building for which Landlord would be entitled under this Lease to charge Tenant if the same had been sold or supplied to Tenant; provided, however, that for purposes of the foregoing (1) the costs incurred by Landlord for any supplemental water or overtime HVAC provided to Tenant (and the amount to be deducted from Operating Expenses in respect thereof) shall be deemed equal to the amounts payable by Tenant pursuant to Exhibit CW or Exhibit OTHVAC (including the adjustments provided for therein), and (2) the costs of any supplemental water or overtime HVAC provided to any other tenant (and the amount to be deducted from Operating Expenses in respect thereof) shall be deemed equal to the amounts which would be payable by such tenant as if such amounts were calculated using the same methodology and cost components as are provided in Exhibit CW or Exhibit OTHVAC (including the adjustments provided for therein);

(t)	damages recovered by a third party due to the intentional and wrongful or grossly negligent acts or omissions of Landlord, its agents, contractors or its employees;

(u)	all Shared Facilities Costs, and except to the extent of Normal Office Costs, all costs of services provided to, or other expenses incurred in connection with, any specialty facility such as an observatory, health or fitness center, broadcast facility, luncheon club, recreational club, cafeteria, restaurant, or day care facility and costs of any clerks, attendants or other persons in any commercial concessions operated by Landlord;

(v)	salaries and benefits of any employee, above the grade of on-site property manager or on-site general manager or on-site building manager or similarly designated on-site individual who has responsibility for the management of the Building, and the wages and benefits of any employee who is not under the direct control of such manager of the Building, or who is under the direct control of such manager, but who does not devote all of his or her time to the Building, unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building;

(w)	costs of Landlord’s general corporate overhead and general administrative expenses, including, without limitation, costs associated with the operation of the business entity which constitutes Landlord and its shareholders, members or partners or with any property management company (as the same are distinguished from the costs of operating the Building), including related partnership or entity accounting and legal matters and land trust fees;

(x)	costs of defending any lawsuits with any mortgagee or other lender;

(y)	amounts paid to Landlord or to subsidiaries or Affiliates of Landlord, or to any party as a result of a non-competitive selection process, for goods supplied to the Building or for services (other than management services) in or to the Building to the extent the same exceed the costs of substantially equivalent goods sold or services rendered by third parties that are not Affiliates on a competitive basis;

(z)	costs, other than those incurred in ordinary maintenance and insurance, for sculpture, paintings or other objects of art;

(aa)	costs of painting or decorating in areas leased or intended to be leased to tenants (provided that the cost and expense of painting and decorating, but not including artwork, in all Common Areas will be included in Operating Expenses);

(bb)	costs of tools and equipment purchased prior to the first anniversary of the Substantial Completion Date for use in the operation, repair and maintenance of the Building;

(cc)	costs (including fines and penalties) to initially comply with any Laws existing at the Mid-Rise Rent Commencement Date;

(dd)	net rent and expenses that exceed the fair market rent associated with operating the management office in the Building of not more than 3,500 square feet of Rentable Area or to the extent such office is used by Landlord to operate and manage properties other than the Building and the Property;

(ee)	fines, penalties, interest or surcharges incurred by Landlord on account of the failure to comply with any Law, the failure to make any payment of Operating Expenses when due, or the breach of any contract or undertaking, unless such fine, penalty, interest or surcharge is incurred because of Tenant’s failure to comply with any such Law or the terms of this Lease or to timely pay Tenant’s Pro Rata Share of Operating Expenses;

(ff)	expenditures for repairs or maintenance which are covered and reimbursed by warranties, guarantees or service contracts;

(gg)	advertising, promotional and marketing expenses (provided, however, that expenses and dues for participation or membership in trade groups or real estate organizations in connection with the ownership or management of the Building in an aggregate amount, not to exceed $20,000 per annum [which limit shall be increased by 3% per annum on a cumulative and compounded basis on the first and each subsequent anniversary of the Mid-Rise Rent Commencement Date], in the aggregate, shall be includable in Operating Expenses);

(hh)	contributions to operating expense reserves;

(ii)	bad debt losses suffered by Landlord;

(jj)	costs of client entertainment;

(kk)	costs of Building tenant relations activities (e.g., holiday gifts, ice cream socials, hot cocoa, lobby entertainment) in excess of $100,000 per annum, provided, however, that the aforesaid limit shall be increased by three percent (3%) per annum (on a cumulative and compounded basis) on the first and each subsequent anniversary of the Rent Commencement Date;

(ll)	costs incurred by Landlord in connection with the maintenance and operation of the garage portion of the Building or the repair of any equipment used in connection with the operation thereof (but if any agreement shall cover both the garage and office portions of the Building, this clause (ll) shall not be deemed to exclude the portion of the costs thereunder equitably allocable to the office portions of the Building as reasonably determined by Landlord;

(mm)	costs related to management of the Building which, under a market-based management agreement with an unaffiliated management company providing for a management fee at the rate provided for in this Lease, would be borne by the management company; or

(nn)	permits, licenses and fees related to the initial development of the Building and required as a condition to the initial occupancy of the Building; or

(oo)	costs of insurance against loss of or damage to any improvements in tenantable spaces made by or on behalf of or for any tenant of the Building.

(2)

costs of “capital improvements and other capital items,” as those terms are used in accordance with Accounting Principles, except that Operating Expenses shall include the cost during the Term (as annuitized (using an interest rate (the “Capital Interest Rate”) equal to the greater of (i) 10 percent per annum or (ii) one percent (1%) over the corporate base rate of interest of Bank One, N.A., or any successor, at the time such capital improvement or other capital item is placed in service) over the useful life (for accounting and not tax purposes) of the applicable capital improvement or other capital item) of any capital improvement, the installation work for which commenced after the Mid-Rise Rent Commencement Date or any other capital item incurred after the Mid-Rise Rent Commencement Date, which improvement or item is intended to reduce Operating Expenses or to comply with any Law first enacted or promulgated after the Mid-Rise Rent Commencement Date. The amount so included in Operating Expenses for any year on account of any such improvement or item shall not exceed Landlord’s reasonable calculation of annual savings in Operating Expenses achieved by such improvement or item. For purposes of this Lease, “Laws” shall mean all applicable federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable decisions by courts in cases where such decisions are considered binding precedents in the state in which the Property is located, and decisions of federal courts applying the Laws of such State. For purposes of this Lease, the term “annuitized” with respect to any sum shall mean converting such sum into a series of equal monthly payments (including interest and principal) in the manner of a traditional fixed-rate self-liquidating single-family mortgage loan. As an example, for a capital item costing $1000, having a useful life of five years, placed in service when the applicable base rate was 9% per annum (and thus the applicable rate to be used in the annuitization is 10% per annum) the fixed monthly amount for the entire five year period would be $21.25 per month.

(iv) All Operating Expenses shall be net of all discounts and rebates actually received by Landlord. There shall be no duplication of costs or reimbursements.

(v) If the Property is less than 100% occupied during all or a portion of any calendar year, or if any of the tenants of the Building provide their own services which otherwise would be provided by Landlord and included in Operating Expenses, the amount of those Operating Expenses which vary with occupancy shall be increased for such calendar year to the amount that would have been paid or incurred had the Property been 100% occupied and had all of the tenants obtained such services from Landlord. In no event, however, shall Landlord collect from tenants of the Building more than 100% of the Operating Expenses actually incurred by Landlord in operating the Building during each respective calendar year by virtue of the foregoing gross-up or any other reason. For purposes of this subparagraph, the Rentable Area of the Shared Facilities shall be included for purposes of determining the occupied Rentable Area of the Building.

(vi) Shared Facilities Costs and Shared Facilities Income.

(1)	The term “Shared Facility” shall mean the Cafeteria or the Fitness Center, and the term “Shared Facilities” shall mean both the Cafeteria and the Fitness Center.

(2)	The term “Shared Facilities Costs” shall mean, relative to a Shared Facility, the costs of management, repair, maintenance and operation of such Shared Facility, to the extent such costs exceed the costs (the “Normal Office Costs”) which would have been incurred if the premises constituting the Shared Facility had not been used for a fitness center or a cafeteria but had instead been used for general office purposes (it being agreed that such Normal Office Costs shall constitute Operating Expenses includable under Paragraph 3(B)(ii) above), but excluding any such costs that are payable by managers, operators, concessionaires and licensees and are not payable by Landlord.

For purposes of illustration only,

(a)	HVAC for the Shared Facilities during Regular HVAC Hours shall be included in Operating Expenses and HVAC for the Shared Facilities outside of Regular HVAC Hours shall be included in Shared Facilities Costs, and

(b)	if Landlord shall provide cleaning or trash removal service to the Shared Facilities then (i) the costs thereof, up to the cost of cleaning or trash removal which would have been incurred if the Shared Facilities had not been used for a fitness center or a cafeteria but had instead been used for general office purposes shall be included in Operating Expenses and (ii) the balance of such costs shall be included in Shared Facilities Costs;

(c)	if the operator, licensee or concessionaire shall provide cleaning or trash removal to the Shared Facilities then Operating Expenses and Shared Facilities Income shall each be increased by the costs which Landlord would have incurred if the Shared Facilities had not been used for a fitness center or a cafeteria but had instead been used for general office purposes; and

(d)	the cost of electricity provided to the Shared Facilities shall be excluded from Operating Expenses and included in Shared Facilities Costs.

(3)	Shared Facilities Costs shall not include

(a)	any costs covered by clause (a), (b), (q) [unless authorized by Majority Instrument], (w), (y), and (cc) of Paragraph 3(B)(iii)(1), or

(b)	any capital improvement or other capital item unless the same (i) is required in order for Landlord to perform its obligations under this Lease, or (ii) is approved by Majority Instrument.

(4)	The term “Shared Facilities Income” shall mean, relative to a Shared Facility, all revenue of any kind received or derived from such Shared Facility, including membership fees, sundry charges, charges for special services, food and beverage revenue, catering revenue, revenue from reserved use of the Cafeteria and all other sums received from any source, except for revenue that is payable to or otherwise received and retained by managers, operators, concessionaires and licensees and not paid to Landlord.

(5)	The term “Net Shared Facilities Costs” shall mean, relative to a Shared Facility, the excess, if any, of (a) the Shared Facilities Costs relative to such Shared Facility, over (b) the Shared Facilities Income relative to such Shared Facility. If the Shared Facilities Income relative to such Shared Facility shall exceed the Shared Facilities Costs relative to such Shared Facility, the Net Shared Facilities Costs relative to such Shared Facility shall be zero and the provisions of Paragraph 3(H) shall be applicable.

(vii) The term “Tenant’s Pro Rata Share” shall mean the percentage determined by dividing (1) the sum of (a) the then Rentable Area of the Premises, plus (b) Tenant’s SFR Share of the Rentable Area of the Shared Facilities, plus (c) Tenant’s SFR Share of the Rentable Area of the Circulation Area, by (2) the Rentable Area of the Building. Appropriate adjustments shall be made in calculating Tenant’s Pro Rata Share on a per diem basis in the year in which the Mid-Rise Rent Commencement Date and the High-Rise Rent Commencement Date occur and if, at any other time, the Rentable Area of the Premises or the Rentable Area of the Building changes during any calendar year as a result of the expansion or contraction of the Premises or Building, so long as Tenant’s liabilities or obligations are not increased as a result of any expansion or contraction of the Building, or if Tenant’s SFR Share changes during any calendar year pursuant to Paragraph 7(C).

(C) Manner of Payment of Operating Expenses, Net Shared Facilities Costs and Taxes.

(i) Landlord shall estimate at least sixty (60) days in advance of the Rent Commencement Date and thereafter at least sixty (60) days in advance of each subsequent calendar year, the amounts Tenant shall owe for Operating Expenses and Net Shared Facilities Costs for the ensuing full or partial calendar year and shall furnish to Tenant for its review and comment a proposed operating budget for each such calendar year setting forth Landlord’s estimate of Operating Expenses and Net Shared Facilities

Costs for such calendar year. Within thirty (30) days of its receipt of such proposed operating budget, Tenant may advise Landlord of any comments Tenant has with respect to such proposed operating budget. Landlord, with reasonable promptness, and in reasonable detail, shall respond thereto, and, if requested by Tenant, have representatives of Landlord knowledgeable with respect to the proposed budget meet with representatives of Tenant to address Tenant’s comments. Landlord shall consider all of Tenant’s comments in good faith, but (except for comments relative to the budget for the Shared Facilities which are made by Majority Instrument and are consistent with Landlord’s obligations under Article 7), Landlord shall not be required to accept such comments. Tenant’s commenting on or failing to comment on the proposed operating budget or any item therein, or the outcome of any discussions based thereon, shall not constitute a waiver of or otherwise limit or affect Tenant’s right to contest or object to any item or amount thereof not permitted to be included in Operating Expenses or Shared Facilities Costs hereunder. Following Landlord’s consideration of and response to Tenant’s comments and, if requested, the meeting with Tenant’s representatives (or, if Tenant does not comment on or request a meeting with respect to the proposed operating budget within thirty (30) days of its receipt thereof, then following such 30-day period), Landlord shall furnish to Tenant a budget incorporating such revisions as Landlord shall elect (or be required by Majority Instrument consistent with Landlord’s obligations under Article 7) to make in the previously prepared proposed operating budget and a final statement of the estimated amount of Operating Expenses and Net Shared Facilities Costs for such ensuing calendar year based on such operating budget. In such event, Tenant shall pay such estimated amounts on a monthly basis, on or before the first day of each calendar month, together with Tenant’s payment of Net Rent. Such estimate may be adjusted from time to time by Landlord within a calendar year, but, with respect to Operating Expenses, not more frequently than twice in each calendar year, and any such adjustments of estimates within a calendar year shall be based on Landlord’s reasonable expectations. If any estimate shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which such estimate is sent. Tenant shall make such payments within thirty (30) days after Landlord sends the estimate to Tenant.

(ii) Tenant shall pay to Landlord (or as directed by Landlord in writing) Tenant’s Pro Rata Share of each installment of Taxes for each year during the Term after the Mid-Rise Rent Commencement Date within the later of: (a) fifteen (15) days of delivery by Landlord to Tenant of a statement setting forth the amount of each semi-annual (or other required) installment of Taxes for each year during the Term after the Mid-Rise Rent Commencement Date then due and payable and Tenant’s Pro Rata Share thereof, accompanied by a copy of the tax bill to which it relates, and (b) fifteen (15) days prior to the date set forth as the due date in the relevant tax bill. Landlord agrees to pay all Taxes when due and owing to the applicable governmental authority, except to the extent Tenant has theretofore failed to pay to Landlord Tenant’s Pro Rata Share of Taxes in a timely manner as set forth above.

(iii) Within 547 days after the end of each calendar year, Landlord shall provide to Tenant a statement (a “Statement”) certified by an independent, reputable accounting firm with offices in Chicago, Illinois, showing:

(1)	the amount of Operating Expenses, Shared Facilities Costs and Shared Facilities Income for such calendar year, in each case detailing major categories thereof,

(2)	the amount paid by Tenant toward Operating Expenses and Net Shared Facilities Costs allocable to said calendar year on an estimated basis pursuant to clause (i) above, and

(3)	any revised estimate of Tenant’s obligations for Operating Expenses and Net Shared Facilities Costs for the then-current calendar year,

(4)	the amount of Taxes, including a copy of all bills for Taxes payable by Landlord for such calendar year, and

(5)	the amount paid by Tenant toward Taxes allocable to said calendar year pursuant to clause (ii) above.

(iv) If the Statement for any calendar year shows that Tenant’s estimated payments on account of Operating Expenses and Net Shared Facilities Costs were less than Tenant’s actual obligations on account of Operating Expenses and Net Shared Facilities Costs for such year then, provided that such Statement was furnished within the aforesaid 547 day period, Tenant shall pay the difference within thirty (30) days after its receipt of the Statement. If the Statement for any calendar year shows that Tenant’s estimated payment on account of Operating Expenses and Net Shared Facilities Costs exceeded Tenant’s actual obligations on account of Operating Expenses and Net Shared Facilities Costs for such year, Landlord shall refund the difference; provided however, that if this Lease shall not have terminated, Landlord may credit such difference against Rent hereunder. Any such refund or credit shall be made within 30 days of Landlord’s delivery of the Statement.

(v) If the Statement for any calendar year shows that Tenant’s payments of Taxes under clause (ii) above were less than Tenant’s actual obligations for Taxes for such year then, provided that such Statement was furnished within the aforesaid 547 day period, Tenant shall pay the difference within thirty (30) days after its receipt of the Statement. If any Statement shows that Tenant’s payment of Taxes under clause (ii) above exceeded Tenant’s actual obligations for Taxes, Landlord shall refund the difference; provided however, that if this Lease shall not have terminated, Landlord may credit such difference against Rent hereunder. Any such refund or credit shall be made within 30 days of Landlord’s delivery of the Statement.

(vi) Tenant’s obligations relative to Taxes, Operating Expenses and Net Shared Facilities Costs for any calendar year, and Landlord’s obligation to refund to Tenant any overpayment on account thereof, shall survive the expiration or sooner termination of this Lease, subject to clause (viii) below.

(vii) In no event shall a decrease in the Taxes, Operating Expenses or Net Shared Facilities Costs decrease the monthly Net Rent payable hereunder, except for any credits provided for in clauses (iv) and (v) above.

(viii) Notwithstanding anything to the contrary contained in this Article, Tenant shall only be obligated to make payments for Operating Expenses, Net Shared Facilities Costs or Taxes for any calendar year which are included in the Statement for such calendar year and only if such Statement is furnished within the 547 day period provided for in clause (iii) above, Tenant however, shall remain liable for Tenant’s Pro Rata Share for any increase in Taxes as provided in the last paragraph of Paragraph 3(A).

(D) Contest of Taxes. Landlord shall use commercially reasonable efforts to minimize Taxes; provided, however, that Landlord shall not be required to institute any administrative or legal proceeds if it has been advised in writing by a professional tax consultant that such administrative or legal proceeds would not be worthwhile or advisable. The costs of Landlord’s efforts to minimize Taxes shall be included in Taxes.

(E) Proration. If the Mid-Rise Rent Commencement Date or the High-Rise Rent Commencement Date, the Fitness Center Commencement Date, or the Cafeteria Commencement Date occurs other than on January 1, or the Expiration Date occurs other than on December 31, Tenant’s obligations to pay amounts toward Taxes, Operating Expenses, Net Shared Facilities Costs relative to the Fitness Center or Net Shared Facilities Costs relative to the Cafeteria, shall be prorated to reflect the portion of such years after or before such date, as the case may be. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes, Operating Expenses, Net Shared Facilities Costs relative to the Fitness Center or Net Shared Facilities Costs relative to the Cafeteria payable during or for, as the case may be, such calendar years by a fraction, the numerator of which shall be the number of days from and after such Mid-Rise Rent Commencement Date, the High-Rise Rent Commencement Date, such Fitness Center Commencement Date, or such Cafeteria Commencement Date or from and before such Expiration Date, as applicable, and the denominator of which shall be 365 (or 366 during any leap year).

(F) Landlord’s Records. Landlord shall maintain in the greater Chicago metropolitan area all of the books and records respecting Taxes, Operating Expenses, Shared Facilities Costs and Shared Facilities Income, including all such books and records created by its managing agent, fitness center operator or cafeteria operator (“Records”) for any calendar year until the fifth anniversary of the last day of such calendar year and, if any dispute with respect to such calendar year is then pending, until such dispute is resolved. If Tenant, by notice (a “Records Examination Request”) to Landlord given within ninety (90) days of Tenant’s receipt of the Statement for any calendar year, shall so elect, then Tenant or its representative shall have the right to examine the Records and to meet with the individuals responsible for preparing and maintaining the Records upon reasonable prior notice during normal business hours at the place or places where the Records are normally kept. Tenant and its representatives shall execute a reasonable confidentiality agreement in favor of Landlord prior to any such examination. Any representative retained by Tenant shall be a mid-sized or larger recognized public accounting firm familiar with the accounting practices of comparable buildings in downtown Chicago. Tenant may take exception to matters included in Taxes, Operating Expenses or Shared Facilities Costs or matters excluded from Shared Facilities Income or Landlord’s billings to Tenant for Taxes, Operating Expenses or Net Share Facilities Costs or Landlord’s payments to Tenant for Net Shared Facilities Income, by sending notice specifying such exception and the reasons therefor to Landlord no later than one hundred twenty (120) days after Landlord, following receipt of a Records Examination Request, makes the Records available for examination (and notifies Tenant that the same are so available). The Statement for any calendar year shall be binding upon Landlord. The Statement for any calendar year shall be binding upon Tenant except for any matters as to which Tenant, after timely delivering a Records Examination Request, timely objects, as set forth above; provided, however that if, for any calendar year (the “calendar year in question”), Tenant was overbilled for either Taxes, Operating Expenses or Net Shared Facilities Costs, as the case may be, by more than five percent (5%) (considering Taxes, Operating Expenses and Net Shared Facilities Costs separately), then Tenant shall be given a new opportunity, with respect to the two calendar years preceding the calendar year in question, to review the Records for and take exception to the items of Taxes, Operating Expenses or Net Shared Facilities Costs (as the case may be) for which Tenant was overbilled (and, for the purpose of applying the foregoing provisions of this Paragraph 3(F) to such new opportunity, the Statements for such two preceding years shall be deemed to have been issued to Tenant upon the date it is determined that Tenant was so overbilled for the calendar year in question). In any event, Tenant acknowledges that Landlord’s ability to budget depends on the finality of such Statement, and accordingly agrees that time is of the essence of this Paragraph. If Tenant timely takes any exception as provided herein, and Landlord and Tenant fail to reach a mutually satisfactory resolution thereof within thirty (30) days after Tenant has taken such exception, such matter shall be resolved by an independent third party arbitrator selected by Landlord and Tenant who is a certified public accountant from a large public accounting firm familiar with the accounting practices of comparable office buildings in downtown Chicago. If Landlord and Tenant fail to agree upon such arbitrator within thirty (30) days after their failure to resolve Tenant’s exception to the Statement, either party may request the President of the Illinois CPA Society to appoint such arbitrator who shall be appointed within thirty (30) days after such request. The costs of such arbitrator shall be assessed equally to Landlord and Tenant. The determination of such arbitrator shall be made within thirty (30) days after such arbitrator is selected, and shall be final, binding, and conclusive upon the parties. Tenant shall pay all of the costs of Tenant’s accountant/auditor associated with such examination and dispute, unless it is finally determined that Tenant was overbilled with respect to Operating Expenses, Net Shared Facilities Costs or Taxes by more than five percent (5%) (considering each of the foregoing separately), in which case, Landlord shall pay the reasonable costs of Tenant’s accountant/auditor with respect to such Operating Expenses, Net Shared Facilities Costs or Taxes, as the case may be. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Taxes, Operating Expenses and Net Shared Facilities Costs in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved.

(G) Rent attributable to Fitness Center, Cafeteria and Circulation Area.

(i) Commencing on the Fitness Center Commencement Date, Tenant shall pay Landlord, as additional rent in respect of the Premises, Tenant’s SFR Share of the amounts set forth on Exhibit B-2 attached hereto. Tenant shall pay such amounts on the first day of each calendar month during the Term commencing on the Fitness Center Commencement Date at the same time and in the same place and manner as payments of Net Rent which are due and payable hereunder.

(ii) Commencing on the Cafeteria Commencement Date, Tenant shall pay Landlord, as additional rent in respect of the Premises, Tenant’s SFR Share of the amounts set forth on Exhibit B-3 attached hereto. Tenant shall pay such amounts on the first day of each calendar month during the Term commencing on the Cafeteria

Commencement Date at the same time and in the same place and manner as payments of Net Rent which are due and payable hereunder.

(iii) Commencing on the earlier to occur of (a) the Fitness Center Commencement Date and (b) the Cafeteria Commencement Date, Tenant shall pay Landlord, as additional rent in respect of the Premises, Tenant’s SFR Share of the amounts set forth in Exhibit B-4 attached hereto. Tenant shall pay such amounts on the first day of each calendar month during the Term at the same time and in the same place and manner as payments of Net Rent which are due and payable hereunder.

(H) Net Shared Facilities Income. If, for any calendar year, the Shared Facilities Income relative to any Shared Facility shall exceed the Shared Facilities Costs relative to such Shared Facility (such excess being herein called “Net Shared Facilities Income”) then, simultaneously with Landlord’s delivering to Tenant the Statement for such calendar year, Landlord shall pay to Tenant the Tenant’s SFC Share of such excess.

(I) Rent and Other Charges. Net Rent, Additional Rent for Taxes, Operating Expenses and Net Shared Facilities Costs, Additional Rent pursuant to Paragraph 3(G) above, and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid in good funds by check or wire transfer which at the time or times of payment represents legal tender for public and private debts in the United States of America, at any office maintained by Landlord or its agent at the Property, or at such other place in the United States of America as Landlord may designate. All rent and other amounts which Tenant is or becomes obligated to pay Landlord pursuant to this Article 3 are sometimes herein referred to collectively as “Additional Rent.”

Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off, or counterclaim, or relief from any valuation or appraisement laws, except to the extent otherwise expressly provided to the contrary in this Lease.

ARTICLE 4.

Construction of Building and Premises

(A) Certain Definitions.

(i) The term “Existing Drawings” shall mean the drawings listed on Exhibit E hereto. Copies of the Existing Drawings have been previously furnished to Tenant.

(ii) The term “Project Description” shall mean (a) the project description attached hereto as Exhibit H-1, (b) the relevant provisions of Exhibit S attached hereto, and (c) the relevant provisions of Exhibit D of the Workletter.

(iii) The term “Outline Specifications” shall mean the Base Building Outline Specifications attached hereto as
Exhibit H-2.

(iv) The term “Base Building Work” shall mean:

(a)	Landlord’s Work (including the portions of the electrical system of the Building installed by the utility company),

(b)	the Fitness Center,

(c)	the Cafeteria, and

(d)	the Circulation Area,

together with, in all cases, any repairs, restorations, replacements, modifications, additions, enhancements and substitutions thereto, thereof or therefor installed by or for Landlord (or, relative to such electrical system, the utility company) from time to time.

(B) Landlord’s Work. Landlord shall cause Landlord’s Work to be constructed and completed in accordance with the terms of the Workletter.

(C) Segment Delivery Delay. As used herein, the term “Target Segment Delivery Date” means (i) March 1, 2004 with respect to the First Segment of the Mid-Rise Premises, (ii) April 1, 2004 with respect to the Second Segment of the Mid-Rise Premises, (iii) May 1, 2004 with respect to the Third Segment of the Mid-Rise Premises, (iv) June 1, 2004 with respect to the Fourth Segment of the Mid-Rise Premises, and (v) January 1, 2005 with respect to the High-Rise Premises, which are the dates that Landlord presently estimates as the Segment Delivery Dates for the Segments; except, that any such relevant Target Segment Delivery Date may be extended by the relevant Segment Delivery Date Delay Number of days, if any.

If for any reason Landlord is delayed, or reasonably anticipates that it will be delayed, in the delivery of the Segment on or before the applicable Target Segment Delivery Date (a “Delivery Delay”), then, subject to the applicable provisions of Paragraph 4(H), Landlord shall pay to Tenant, or reimburse Tenant for, all actual out-of-pocket and otherwise unreimbursed losses, costs (including but not limited to reasonable attorneys’ fees) and damages (specifically excluding lost revenue or profit or other consequential damages, but including additional construction expense, including construction expense incurred to permit Tenant to overcome or mitigate such Segment Delivery Delay) which Tenant incurs as a result of such Segment Delivery Delay.

Any dispute regarding any amounts that may be due and owing under this Paragraph 4(C) shall be subject to the dispute resolution procedures set forth in Section 27 of the Workletter (the “Workletter Dispute Procedures”).

(D) Rent Commencement Date Delay.

As used herein, the term “Target Rent Commencement Date” shall mean either February 1, 2005, with respect to the Mid-Rise Premises, and July 1, 2005, with respect to the High-Rise Premises, provided, however, that the Target Rent Commencement Date shall be deemed to be postponed by the number of days, if any, of any Tenant Delay.

If, for any reason, the Rent Commencement Date shall have not occurred by the applicable Target Rent Commencement Date (a “Completion Delay”),

(i) Landlord shall pay to Tenant, or reimburse Tenant for, all actual out-of-pocket losses, costs (including but not limited to reasonable attorneys fees) and damages (specifically excluding lost revenue or profit or other consequential damages but including additional construction expense, including construction expense incurred to overcome the consequences of such Completion Delay which Tenant incurs as a result of such Completion Delay, excluding any such losses, costs or damages paid or reimbursed by Landlord under the second Paragraph of Paragraph 4(C),

(ii) if the Rent Commencement Date shall have not occurred by the thirty-first (31st) day following the Target Rent Commencement Date, then Tenant also shall be entitled to an abatement of the Rent otherwise payable under Articles 2 and 3 of a Lease for a period that commences on the Rent Commencement Date and to equal in length to the length of the Completion Delay.

(iii) if the Rent Commencement Date shall have not occurred by the ninety-first (91st) day following the Target Rent Commencement Date, then Tenant also shall be entitled, in addition to the abatement described on clause (ii) above, to a per diem abatement of the Rent otherwise payable under Articles 2 and 3 of this Lease equal to one (1) day of Rent otherwise due and payable hereunder for each additional two (2) days of Completion Delay beyond such initial 90 days of Completion Delay.

Any dispute regarding the application of the proviso to the first sentence of this Article 4(D) or any amounts that may be due and owing under this Paragraph 4(D) shall be subject to the Workletter Dispute Procedures.

The remedy provided for in this Article 4(D) shall be Tenant’s only remedy for the failure of the Rent Commencement Date to occur by the Target Rent Commencement Date.

(E) Furniture Work.

As used herein, the term “Furniture Work” means the purchase and installation of Tenant’s furniture, furniture systems, and business equipment.

(F) Outside Substantial Completion Date.

As used herein (i) the term “Base Date” shall mean February 1, 2006, and (ii) the term “Tenant Outside Substantial Completion Date” shall mean the Tenant SCD Delay Number of days, if any, after the Base Date, and (iii) the term “Landlord Outside Substantial Completion Date” shall mean 120 days after the Base Date.

If for any reason the Substantial Completion Date shall have not occurred by the Tenant Outside Substantial Completion Date, then Tenant shall have the right, exercised by written notice given to Landlord on or before the 15th Business Day after the Tenant Outside Substantial Completion Date, to terminate this Lease effective as of the date of such notice. If for any reason the Substantial Completion Date shall have not occurred by the Landlord Outside Substantial Completion Date, then Landlord shall have the right, exercised by written notice given to Tenant on or before the fifteenth (15th) Business Day after the Landlord Outside Substantial Completion Date, to terminate this Lease effective as of the date of such notice.

If either Tenant or Landlord timely terminates this Lease pursuant to this Paragraph 4(F),

(i) Landlord shall pay to Tenant an amount equal to (x) all actual out-of-pocket and otherwise unreimbursed costs and expenses incurred by Tenant in connection with the Building, the Premises or this Lease, including (1) all architectural, engineering, project management, and legal fees, and (2) any costs incurred by Tenant in connection with Tenant Work and/or furniture, fixtures and equipment for the Premises, including cancellation charges (but specifically excluding lost revenue or profit or other consequential damages), and (y) a termination fee equal to $8,000,000.00;

(ii) Landlord shall remain liable under clause (i) of the second paragraph of Article 4(D) with respect to losses, costs and damages incurred through the date of such termination (to the extent same are not otherwise payable under clause (i) of this first Paragraph of Paragraph 4(F); and

(iii) this Lease shall be of no further force or effect, except for such rights and obligations which accrue or arise on or prior to such termination (including the obligations under clauses (i) and (ii) above) or which expressly survive the expiration or earlier termination of this Lease.

The remedy provided for in this Paragraph 4(F) shall be Tenant’s only remedy for the failure of the Substantial Completion Date to occur by the Tenant Outside Substantial Completion Date The remedy provided for in this Paragraph 4(F) shall be Landlord’s only remedy for the failure of the Substantial Completion Date to occur by the Landlord Outside Substantial Completion Date.

(G) Shared Facilities Delays.

(i) Fitness Center

(a)	The term “Target Fitness Center Commencement Date” shall mean the 150th day after the Mid-Rise Rent Commencement Date.

(b)	The term “Fitness Center Rent” shall mean (i) the rent payable under Paragraphs 3(A) and (B) by reason of the inclusion in the numerator of Tenant’s Pro Rata Share of the Fitness Center, (ii) one-half of the rent payable under Paragraphs 3(A) and (B) by reason of the inclusion in the numerator of Tenant’s Pro Rata Share of the Circulation Area, (iii) the Rent payable under Paragraph 3(G)(i), and (iv) one-half of the Rent payable under Paragraph 3(G)(iii).

(c)	If the Fitness Center Commencement Date shall have not occurred by the 31st day following the Target Fitness Center Commencement Date then Tenant shall also be entitled to an abatement of the Fitness Center Rent otherwise payable for a period that commences on the Fitness Center Commencement Date equal in length to one (1) day for each day in the period commencing on the 31st day following such Target Fitness Center Commencement Date, and ending on the Fitness Center Commencement Date.

(d)

If the Fitness Center Commencement Date shall have not occurred by the 91st day following the Target Fitness Center Commencement Date, then Tenant also shall be entitled, in addition to the abatement described in clause (c) above, to an abatement of the Fitness Center Rent for a period that commences immediately after said period described in clause (c) above and is equal in length to one (1) day for each two (2) days in the period commencing on such ninety-first (91st) day and ending on the day immediately preceding the Fitness Center Commencement Date.

(ii) Cafeteria

(a)	The term “Target Cafeteria Commencement Date” shall mean the 150th day after the Mid-Rise Rent Commencement Date.

(b)	The term “Cafeteria Rent” shall mean (i) the rent payable under Paragraphs 3(A) and (B) by reason of the inclusion in the numerator of Tenant’s Pro Rata Share of the Cafeteria, (ii) one-half of the rent payable under Paragraphs 3(A) and (B) by reason of the inclusion in the numerator of Tenant’s Pro Rata Share of the Circulation Area, (iii) the Rent payable under Paragraph 3(G)(ii), and (iv) one-half of the Rent payable under Paragraph 3(G)(iii).

(c)	If the Cafeteria Commencement Date shall have not occurred by the 31st day following the Target Cafeteria Commencement Date then Tenant shall also be entitled to an abatement of the Cafeteria Rent otherwise payable for a period that commences on the Cafeteria Commencement Date equal in length to one (1) day for each day in the period commencing on the 31st day following such Target Cafeteria Commencement Date, and ending on the Cafeteria Commencement Date.

(d)

If the Cafeteria Commencement Date shall have not occurred by the 91st day following the Target Cafeteria Commencement Date, then Tenant also shall be entitled, in addition to the abatement described in clause (c) above, to an abatement of the Cafeteria Rent for a period that commences immediately after said period described in clause (c) above and is equal in length to one (1) day for each two (2) days in the period commencing on such ninety-first (91st) day and ending on the day immediately preceding the Cafeteria Commencement Date.

(H) Failure to Mitigate; Failure to Prosecute.

Neither the first paragraph of Paragraph 4(C) nor clauses (i) or (ii) of the first paragraph of Paragraph 4(D) nor clause (ii) of the third paragraph of Paragraph 4(F) shall be applicable to any losses, costs or damages, if any, to the extent that the same arise out of any failure by Tenant to act in a commercially reasonable manner (without regard to the fact that Landlord may be liable for such losses, costs and damages) to mitigate the losses, costs and damages, if any, Tenant may suffer on account of a Segment Delivery Delay or a Completion Delay or any termination of this Lease pursuant to Paragraph 4(F) (or pursuant to any provision of this Lease providing for the amount payable to Tenant to be determined by reference to Paragraph 4(F)).

(I) Casualty Prior to Commencement Date.

(i) If prior to the Commencement Date any Landlord’s Work or any Excluded Work or any of the equipment or facilities on the Land used in connection with the construction of the Landlord’s Work, the Excluded Work or the Tenant Work (excluding any such equipment or facilities installed by Tenant) shall be damaged by fire or other casualty (a “Pre-CD Casualty”), then

(1)	if such Pre-CD Casualty is insured:

(a)	Landlord shall use commercially reasonable efforts to cause its Mortgagee(s) to agree to make the insurance proceeds available for Landlord’s Restoration Work subject to normal and customary conditions and, if such Mortgagee(s) do not agree to make such proceeds available for Landlord’s Restoration Work subject to normal and customary conditions, to obtain replacement funds (it being understood that neither Landlord nor any of its Affiliates shall have any obligation to make replacement funds available), and

(b)	if Landlord fails to obtain such Mortgagee(s)’ agreement to make such proceeds available for Landlord’s Restoration Work subject to normal and customary conditions within thirty (30) days after the occurrence of the fire or other casualty and Landlord fails to obtain replacement funds within sixty (60) days after such occurrence, then Landlord, by notice to Tenant given no later than the earlier of (x) the seventieth (70th) day after such occurrence, or (y) the date on which Landlord shall have given the Commencement Date Notice under Section 10 of the Workletter shall have the right to terminate this Lease;

(2)	if such Pre-CD Casualty is not insured:

(a)	Landlord shall use commercially reasonable efforts to obtain replacement funds (it being understood that neither Landlord nor any of its Affiliates shall have any obligation to make replacement funds available), and

(b)	if Landlord fails to obtain replacement funds within sixty (60) days after such occurrence, then Landlord, by notice to Tenant given no later than the earlier of (x) the seventieth (70th) day after such occurrence, or (y) the date on which Landlord shall have given the Commencement Date Notice under Section 10 of the Workletter shall have the right to terminate this Lease;

If (a) any Mortgagee or source of replacement funds (including any Affiliate of Landlord), requires, as a condition of its making the insurance proceeds available or as a condition of its providing replacement funds, that Tenant agree to any extension of the Target Segment Delivery Date, Target Rent Commencement Date, Base Date or other date provided for herein, and (b) Tenant shall not agree to such extension (it being understood that Tenant shall have no obligation to do so) then Landlord shall have the right, within the time period provided for above, to terminate this Lease pursuant to the foregoing provisions of this Paragraph 4(I).

If Landlord shall elect to terminate this Lease pursuant to this Paragraph 4(I), Landlord shall pay to Tenant a termination fee equal to (x) $8,000,000, less (y) any amounts that Landlord shall have paid to Tenant pursuant to Paragraph 4(C) above, together with its notice of termination, whereupon neither Landlord nor Tenant shall have any further right or obligation under this Lease. Any termination pursuant to this Paragraph 4(I) shall be effective on the date of such termination notice.

(J) Casualty Prior to Substantial Completion Date

(i) If after the Commencement Date and prior to the Substantial Completion Date all or any part of Landlord’s Construction Project shall be damaged by fire or other casualty and, as a result thereof, the Substantial Completion Date will be delayed (excluding any delay by reason of adjustment or collection of insurance or other unavailability of funds) by more than five (5) days (a “Material Pre-SCD Casualty”), then

(a)	Landlord shall immediately notify Tenant of such fact,

(b)	Landlord, within forty-five (45) days of such fire or other casualty, shall notify Tenant of (i) Landlord’s determination of the Pre-SCD Casualty Estimated Delay Number, and (ii) Landlord’s determination of the Pre-SCD Casualty Estimated Substantial Completion Date and include with such notice a statement of the Landlord’s general contractor or construction manager confirming Landlord’s determinations and, to the extent available, a revised construction schedule under Section 14.b of the Workletter (Landlord’s notice, together with such statement, being herein called a “Pre-SCD Casualty Notice”); and

(c)	if (x) the Pre-SCD Casualty Estimated Substantial Completion Date is later than the Pre-SCD Casualty Deferral Limit Number of days after the date of the fire or other casualty, and (y) the Pre-SCD Casualty Estimated Delay Number is greater than 180 days, then this Lease shall automatically terminate without further action of Landlord or Tenant as of the date of Landlord’s Pre-SCD Casualty Notice (or, if Tenant disputes Landlord’s determination of the Pre-SCD Casualty Estimated Substantial Completion Date as provided for in clause (iii) of this Paragraph 4(J) or the Pre-SCD Casualty Estimated Delay Number, the date on which the Pre-SCD Casualty Estimated Substantial Completion Date and the Pre-SCD Casualty Delay Number are finally determined), and Landlord shall pay to Tenant all amounts that Landlord would have owed to Tenant under Paragraph 4(F) of this Lease (and, to the extent provided in clause (ii) of the third paragraph of Paragraph 4(F), the other provisions of Article 4 of the Lease) as if (x) the Landlord Outside Substantial Completion Date had occurred, and (y) Landlord had timely and properly exercised its right to terminate this Lease pursuant to such Paragraph 4(F) (and, for this purpose, the termination shall be deemed to have occurred under Paragraph 4(F)), except that Landlord shall have no liability

(ii)	for any furniture, fixtures and equipment for the Premises (and the penultimate paragraph of Paragraph 4(F) shall be deemed amended to remove therefrom all references to furniture, fixtures and equipment) or

(iii)	under clause (ii) of the third paragraph of said Paragraph 4(F), unless a Segment Delivery Delay or Completion Delay had occurred prior to the Pre-SCD Casualty, in which case for purposes of determining Landlord’s liability under said clause (ii) the phrase “date of such termination” as used therein shall refer to the date of Landlord’s Pre-SCD Casualty Notice (or, if Tenant disputes Landlord’s determination of the Pre-SCD Casualty Estimated Substantial Completion Date as provided for in clause (iii) of this Paragraph 4(J) or the Pre-SCD Casualty Estimated Delay Number, the date on which the Pre-SCD Casualty Estimated Substantial Completion Date and the Pre-SCD Casualty Delay Number are finally determined); and

(a)	unless this Lease is terminated as provided for in clause (e) above, (x) the End Date and the Target Rent Commencement Date shall be postponed by the Pre-SCD Casualty Estimated Delay Number of days, and (y) the Base Date shall be postponed by the Pre-SCD Casualty Estimated Delay Number of days.

(iv) The term “Pre-SCD Casualty Estimated Delay Number” shall mean, with respect to any Material Pre-SCD Casualty, the best estimate (based on information available on or after the 30th days after such Material Pre-SCD Casualty and on or before the 45th day after such Material Pre-SCD Casualty) of the number of days, if any, by which the Substantial Completion Date will be delayed (excluding any delay by reason of adjustment or collection of insurance or other unavailability of funds) by reason of such Material Pre-SCD Casualty. If Tenant, within twenty (20) days of its receipt of Landlord’s Pre-SCD Casualty Notice with respect to any Material Pre-SCD Casualty, shall notify Landlord that Tenant disagrees with Landlord’s determination of the Pre-SCD Casualty Estimated Delay Number set forth therein, then the Pre-SCD Casualty Estimated Delay Number with respect to such Material Pre-SCD Casualty shall be determined pursuant to the Workletter Dispute Procedures; otherwise, Landlord’s determination of the Pre-SCD Casualty Estimated Delay Number as set forth in such Pre-SCD Casualty Notice shall be final and binding on the parties.

(v) The term “Pre-SCD Casualty Estimated Substantial Completion Date” shall mean, with respect to any Material Pre-SCD Casualty, the best estimate (based on information available on or after the 30th day after such Material Pre-SCD Casualty and on or before the 45th day after such Material Pre-SCD Casualty and excluding any delay by reason of adjustment or collection of insurance or other unavailability of funds) of the Substantial Completion Date. If Tenant, within thirty (30) days of its receipt of Landlord’s Pre-SCD Casualty Notice with respect to any Material Pre-SCD Casualty, shall notify Landlord that Tenant disagrees with Landlord’s determination of the Pre-SCD Casualty Estimated Substantial Completion Date set forth therein, then the Pre-SCD Casualty Estimated Substantial Completion Date with respect to such Material Pre-SCD Casualty shall be determined pursuant to the Workletter Dispute Procedures; otherwise, Landlord’s determination of the Pre-SCD Casualty Estimated Substantial Completion Date as set forth in such Pre-SCD Casualty Notice shall be final and binding on the parties.

(vi) The term “Pre-SCD Casualty Deferral Limit Number” shall mean, with respect to any Material Pre-SCD Casualty, 456 minus the Pre-SCD Casualty Estimated Delay Number with respect to all prior Material Pre-SCD Casualties.

(vii) The term “Landlord’s Construction Project” shall mean Landlord’s Work, the Excluded Work and all of the equipment or facilities on the Land used in connection with the construction of the Landlord’s Work, the Excluded Work or the Tenant Work (excluding any such equipment or facilities installed by Tenant).

(viii) Upon Tenant’s request, Landlord shall furnish Tenant with copies of all written information on which Landlord based its Pre-SCD Casualty Notice, and shall make its construction personnel and advisors available to Tenant and its construction personnel and advisors to discuss such determination and other matters regarding any Material Pre-SCD Casualty.

(ix) The foregoing provisions of this Paragraph 4(J) shall not be applicable to any Material Pre-SCD Casualty as to which Landlord fails timely to give the Pre-SCD Casualty Notice.

(x) If after the Commencement Date and prior to the Substantial Completion Date all or any part of Landlord’s Construction Project or the Tenant Work shall be damaged by fire or other casualty, Tenant shall be entitled to an abatement of the Net Rent and Rent under Article 3 for the period commencing when the same would otherwise commence (i.e. the Rent Commencement Date or the expiration of the abatement provided for Paragraph 4(D), if any) equal in length to (1) the length of the delay in the substantial completion of the Tenant Work or the issuance of a certificate of occupancy for the Premises arising out of such fire or other casualty (but excluding any delay arising out of Tenant’s failure to prosecute repairs with commercially reasonable diligence), minus (b) the Pre-SCD Casualty Estimated Delay Number, if any, arising out of such fire or other casualty; and

(K) Due Date of and Interest on Amounts Payable to Tenant. All amounts payable by Landlord to Tenant under the provisions of this Article 4 shall be due and payable on the 10th Business Day after Tenant’s demand therefor from time to time. If any such amount is not paid when due, the same shall bear interest at the Prime Rate until paid.

(L) Defined Terms. Capitalized terms not otherwise defined in this Article 4 shall the meanings ascribed to such terms in the Workletter.

ARTICLE 5.

Use and Rules

(A) Tenant’s Use. Tenant may use the Premises only for general office purposes and all lawful ancillary purposes, including those ancillary purposes set forth below, and for no other purpose whatsoever.

Tenant may also operate and maintain in the Premises, subject to all Laws and applicable provisions of this Lease, as uses ancillary to Tenant’s use of the Premises for general office purposes, (a) a kitchen (provided that any necessary exhaust duct shall have been installed therefor), lunchroom, dining, vending, lounge, exercise facilities, and automatic teller machines solely for the use of Tenant’s personnel and office business invitees, and (b) such printing, mail handling, duplicating, reproduction, photographic word processing, data processing, communications, and other equipment, facilities or technologies (whether or not in existence or commercial use at the time of execution of this Lease), as Tenant may deem necessary, desirable or convenient for the conduct of its business or for the comfort, convenience or well being of its personnel and office business invitees.

Tenant shall comply with

(i) all Laws respecting all matters of occupancy, condition, use or maintenance of the Premises or otherwise, and

(ii) all regulations and requirement of the Board of Fire Insurance Underwriters respecting all matters of occupancy, condition, use or maintenance of the Premises or otherwise,

in either case relating to Tenant’s specific use of the Premises, whether any of the foregoing shall be directed to Tenant or Landlord (provided that Landlord shall be responsible for effecting and Landlord shall promptly effect any repairs, additions, alterations or changes to the Premises and the Building which are necessitated by the acts or omissions of Landlord or its agents, contractors or employees or by any Laws or any regulations or requirements of the Board of Fire Insurance Underwriters in either case which affect office buildings generally or the Building specifically and are not required solely because of the particular use of the Premises by Tenant, subject to the right of Landlord to include the costs thereof in Operating Expenses to the extent permitted pursuant to Paragraph 3(B) above).

Tenant shall not make or permit any use of the Premises or the Property, or do or permit to be done anything in or on the Premises or the Property, or bring or keep anything in the Premises or the Property, that is forbidden by any of the foregoing. Tenant shall procure and maintain all licenses and permits legally necessary for the operations of its business.

Tenant shall not use the Premises in any manner so as to cause a cancellation of Landlord’s insurance policies, or materially increase the premiums thereunder, unless Tenant agrees to pay for such increased premiums.

Tenant shall comply with all rules set forth in Exhibit F attached hereto (such rules, as same may be amended and supplemented in accordance with this paragraph, from time to time, being referred to herein as the “Rules”. Landlord shall have the right reasonably to amend and supplement such Rules, from time to time, as may be necessary or appropriate for the safety, care or cleanliness of the Property or the preservation of good order therein, and all such amendments and supplements shall be binding upon Tenant fifteen (15) days after notice to Tenant; provided, however, no such amendment or supplement shall be inconsistent with this Lease or adversely affect (except to a de minimis extent) Tenant’s use and occupancy of the Premises permitted under this Lease or Tenant’s performance of Alteration Work. All Rules shall be applied on a generally non-discriminatory basis to tenants of the Building, in a reasonable manner, and in a manner which shall not adversely affect (except to a de minimis extent) Tenant’s use and occupancy of the Premises permitted under this Lease or unreasonably interfere with Tenant’s performance of Alteration Work. Landlord shall use commercially reasonable efforts at least comparable to those that would be used in other comparable office buildings in downtown Chicago to secure compliance by other tenants of the Building with the Rules. So long as Landlord uses such commercially reasonable efforts, nothing herein shall be construed to give Tenant or any other person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant or visitor of the Property.

(B) Limitation on Other Businesses and Uses. Landlord agrees that Landlord shall not, without the prior written consent of Tenant (which consent may be withheld arbitrarily), lease or suffer or permit the occupancy of any space in or on the Property for any of the following uses (“Prohibited Uses”): (i) use by any political organization or any foreign, federal, state, county, municipal or other governmental entity or agency that either (a) regularly attracts to its premises large numbers of persons in the general public (e.g., immigration and naturalization service, social security administration) or (b) creates security risks to Building tenants materially greater than risks caused by general office tenants (e.g., Bureau of Alcohol, Tobacco and Firearms, U.S. Marshal’s Office, Federal Bureau of Investigation, Homeland Security Office, U.S. Attorney’s Office, Securities and Exchange Commission, Department of Justice or Department of Defense), or (ii) retail sale of merchandise to the general public (other than in the retail portion of the Building).

ARTICLE 6.

Services and Utilities

(A) Basic Services. Landlord shall provide the following services and utilities and the costs thereof, except as otherwise provided in this Lease, shall be included in Operating Expenses:

(i) Life safety service and electricity for emergency lighting in accordance with the relevant provisions of Exhibit H attached hereto.

(ii) (1) Heating, ventilating and air-conditioning service (“HVAC”) in accordance with the relevant provisions of Exhibit H attached hereto (the “HVAC Specifications”) to the Premises, the Common Areas and the Circulation Area from 7:00 a.m. until 8:00 p.m. Monday through Friday and 9:00 a.m. until 1:00 p.m. on Saturdays, except on Holidays (“Regular HVAC Hours”), and ventilating service in accordance with the HVAC Specifications to the Premises, the Common Areas and the Circulation Area at all other times.

(1)	HVAC in accordance with the HVAC Specifications to the Shared Facilities when the same are open or in operation and ventilating service in accordance with the HVAC Specifications at all other times, subject to the second paragraph of Paragraph 3(B)(vi)(2).

“Holidays” for purposes of this Lease shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

(iii) Domestic water, hot and cold, at all times for sprinkler, cleaning, drinking, lavatory and toilet purposes at those points of supply provided for nonexclusive general use of all tenants in the Building, with water to be provided at a reasonably adequate water pressure.

(iv) Cleaning in and about the Premises and other portions of the Building in accordance with the provisions of Exhibit G attached hereto (the “Cleaning Specifications”), and nightly trash removal from the premises; provided, however, Tenant shall have the right, by notice to Landlord, to elect to clean the entire Premises commencing on a date specified in such notice (the “Tenant Cleaning Commencement Date”) which shall be the first Business Day of a calendar month and shall be at least 30 days after the giving of such notice. If Tenant shall give such a notice, then (a) commencing upon the Tenant Cleaning Commencement Date, Tenant, using a cleaning contractor of its choice which shall have been approved in advance by Landlord, shall clean (and Landlord shall not clean) the Premises (“Tenant Cleaning”), (b) Tenant’s approved cleaning contractor shall be entitled, without charge and without discrimination, but subject to the applicable terms hereof and the Rules, to use in a reasonable and orderly manner the freight elevators in common with Landlord’s cleaning contractor, (c) Landlord shall continue to provide (i) all of the services called for in the Cleaning Specifications in and to the areas of the Building other than the Premises (it being understood that the core toilets on any full floor for the Premises are included in the Premises and hence shall be covered by Tenant Cleaning), and (ii) nightly trash removal service from the Premises (provided that Tenant and its cleaning contractor shall leave in proper receptacles and in an orderly manner all trash from each floor of the Premises in the freight elevator lobby of each such floor), and (d) there shall be excluded from Operating Expenses all costs and expenses allocable to the cleaning of any premises leased or available to be leased (provided that neither the cost of the freight elevator service to Landlord’s cleaning contractor, nor the cost of trash removal shall be so excluded from Operating Expenses). Tenant shall have the right from time to time to institute, revoke, and/or reinstitute Tenant Cleaning by giving notice thereof to Landlord as provided above in this Paragraph 6(A)(iv); provided, however, that Tenant shall not have the right to elect to clean less than the entire Premises (including all portions thereof sublet), and that no subtenant of less than the entire Premises shall have the right to elect to clean its premises. Tenant’s cleaning contractor may not use the locker room provided for Landlord’s cleaning contractor, and Tenant shall furnish space in the Premises to its cleaning contractor for such purposes. Tenant’s cleaning contractor shall provide union labor if Landlord’s cleaning contractor is unionized. Landlord shall not unreasonably withhold its approval of any cleaning contractor proposed by Tenant, and shall approve or disapprove of any such proposed cleaning contractor within ten (10) Business Days following receipt of reasonable and appropriate documentation pertaining to such cleaning contractor and its experience cleaning comparable office buildings in the downtown Chicago area. Subject to the foregoing, Landlord shall not limit Tenant to one (1) or a limited number of such cleaning contractors.

(v) Unless provided by the operator, licensee or concessionaire thereof, cleaning and trash removal service Monday through Friday (except on Holidays) in and about the Shared Facilities as appropriate for their use as Shared Facilities, subject to the second paragraph of Paragraph 3(B)(vi)(2).

(vi) (1)

Elevator service in accordance with the Passenger Elevator Specifications by means of (A) the seven (7) passenger elevators known as elevators nos. 6-12 (the “Low-Mid-Rise Elevators”) in accordance with the relevant provisions of Exhibit H (the “Passenger Elevator Specifications”), serving the ground floor lobby and each of floors nine (9) through twenty-two (22) and (B) the nine (9) passenger elevators known as elevator nos. 20-28 (the “High Rise Elevators”), serving the ground floor and each of floors 46 and 47, all of which shall be in service at all times; provided, however, (a) Landlord may elect to shut down one or two of the High Rise Elevators after 9:00 p.m. on Business Days until 7:00 a.m. on the next Business Day for conservation purposes, and (b) two (2) of the High Rise Elevators shall serve and open on the twelfth (12th) floor and, if Tenant exercises the First Expansion Option or the 46th Floor Replacement Premises Option with respect to the twenty-second (22nd) floor, the twenty-second (22nd floor), of the Building (and neither of such elevators shall be shut down for conservation purposes as provided in clause (a) above).

(1)	Freight elevator service in accordance with the relevant provisions of Exhibit H-2 (the “Freight Elevator Specifications”) by means of the two (2) freight elevators serving the ground floor loading dock and each floor of the Premises (except that only one (1) of such freight elevators shall serve the portion of the Premises located on the 48th floor of the Building), both of which freight elevators shall be in service at all times on a shared, non-reserved, non-exclusive basis; provided, however, that outside of Regular Freight Elevator Hours, such freight elevators may be reserved by Landlord, Tenant or other Building tenants (so long as one such freight elevator is available for Landlord’s janitorial contractor and, if Tenant Cleaning shall be in effect, Tenant’s cleaning contractor). As used in the Lease, the term “Regular Freight Elevator Hours” shall mean 7:00 am to 6:00 pm Mondays through Fridays, excluding Holidays.

(2)	Passenger elevator service in accordance with the relevant provisions of Exhibit H (the “Parking Elevator Specifications”) by means of the two passenger elevators serving the ground floor lobby and each floor of the parking garage, both of which passenger elevators shall be in service at all times on a shared, non-reserved, non-exclusive basis.

(3)	Escalator to the floor on which the Shared Facilities are located during all hours when the Shared Facilities are open, and elevator service to such floor at all times. The costs of such escalator service shall be excluded from Operating Expenses and included in Shared Facilities Costs.

(vii) Use of the Building’s six bay loading dock (except for two bays which shall be dedicated to trash removal) during the hours of 7:00 a.m. to 4:00 p.m. on Business Days (“Regular Loading Dock Hours”).

(viii) Window washing of the inside and outside of those windows in the Building’s perimeter walls which are situated in the Premises and Building lobby, weather permitting at intervals to be reasonably determined by Landlord, but in no event less than two (2) times per calendar year with respect to the interior window surfaces and no less than three (3) times per calendar year with respect to the exterior window surfaces and related spandrels.

(ix) Access to cable television service shall be available on each floor of the Premises.

(B) Extra Services. Landlord shall also provide the following services and utilities, and the costs thereof shall be excluded from Operating Expenses and instead shall be paid directly by Tenant as more specifically set forth below.

(i) Condenser water in accordance with the relevant provisions of Exhibit H (the “Condenser Water Specifications”) in such quantities as Tenant shall from time to time draw up to the maximum amount available to Tenant as set forth on Exhibit CW. Tenant shall pay for service requested and delivered under this clause (i) at the rate therefor set forth in Exhibit CW, subject to adjustment as therein provided.

(ii) HVAC in accordance with the HVAC Specifications to the Premises at such times outside of Regular HVAC Hours and for such portions of the Premises as Tenant shall from time to time request; provided that Landlord shall receive Tenant’s request therefor no later than 2:00 p.m. on a Business Day for such service at any time during the period commencing at 8:00 p.m. on such Business Day and ending on 7:00 a.m. on the next Business Day. Each such request shall specify the hours for which and the portions of the Premises for which Tenant is requesting such service. Tenant shall pay for service requested and delivered under this clause (ii) at the rates therefor set forth on Exhibit OTHVAC, subject to adjustment as therein provided.

(iii) Dedicated freight elevator service in accordance with the Freight Elevator Specifications at such times outside of Regular Freight Elevator Hours as Tenant shall from time to time request, subject to availability, provided Landlord shall receive Tenant’s request therefor no later than 2 p.m. on a Business Day for such service at any time during the period commencing at 6:00 p.m. on such Business Day and ending on 7:00 a.m. on the next Business Day. Each such request shall specify the hours for which Tenant is requesting such service. Landlord shall administer the scheduling of such service for Tenant and for Landlord and other tenants in a reasonable, non-discriminatory manner. If applicable Laws, service or collective bargaining agreements, or security concerns require that such service be attended by an operator or security personnel, Tenant shall pay a fee established by Landlord equal to the costs of such operator or personnel.

(iv) Use of the Building’s six bay loading dock (except for two bays which shall be dedicated to trash removal) at such times outside of Regular Loading Dock Hours as Tenant shall from time to time request, subject to availability, provided, Landlord shall receive Tenant’s request therefor no later than 2 p.m. on a Business Day for such use at any time during the period commencing at 4:00 p.m. on such Business Day and ending on 7:00 a.m. on the next Business Day. Each such request shall specify the hours for which Tenant is requesting such use. Landlord shall administer the scheduling of such service for Tenant and for Landlord and other tenants in a reasonable, non-discriminatory manner. If applicable Laws, service or collective bargaining agreements, or security concerns require that the loading dock be attended by an operator or security personnel, Tenant shall pay a fee established by Landlord equal to the costs of such operator or personnel.

(v) Such cleaning and trash removal service in addition to that described in the Cleaning Specifications as is available from Landlord’s janitorial service contractor, provided (a) Tenant Cleaning shall not be in effect, (b) Landlord shall receive Tenant’s request therefor reasonably in advance, and (c) Tenant shall pay for such additional service by reimbursing Landlord the amount charged by Landlord’s janitorial service contractor. Additionally, whether or not Tenant Cleaning shall be in effect, Tenant shall also be entitled to contract for such additional cleaning and/or maintenance services directly with such other contractors as Tenant desires (who shall employ union labor if Landlord’s janitorial cleaning contractor employs union labor) subject to the approval of such contractors in advance by Landlord as provided in Paragraph 6(A)(iv) above.

(vi) Such other extra utilities or services as Tenant may from time to time request, provided (a) the same are reasonable and feasible for Landlord to provide and do not involve material modifications or additions to the Property or existing Building systems or equipment, and (b) Landlord shall receive Tenant’s request reasonably in advance (all of which extra utilities or services provided under this Paragraph 6(B)(vi) are hereinafter referred to as “Extra Utilities and Services”). Tenant shall pay Landlord for such Extra Utilities and Services at a rate equal to Landlord’s actual out-of-pocket costs for such Extra Utilities and Services.

All charges under this Paragraph 6(B) shall be due at the same time as the installment of Net Rent with which the same are billed, or if billed separately, shall be due within thirty (30) days after such billing. Landlord may comply with written or oral requests for service under this Paragraph 6(B) by an officer or specifically authorized employee of Tenant. Tenant shall be obligated to pay only for such services as it requests under this Paragraph 6(B).

(C) Interruptions of Service.

(i) The term “Building Services” shall refer to the services and utilities referred to in Paragraphs 6(A), (B), (D), (F)(i), (G), (K) and (L). Landlord reserves the right to interrupt or curtail any Building Service at such times as may be necessary and for as long as may be required (and Landlord does not warrant that any Building Services will be free from interruptions) by reason of accidents, breakdowns, acts of God, strikes or other labor troubles, or the making of repairs, replacements, alterations or improvements, or the inability to obtain services, fuel, steam, water or supplies, governmental requirements, or other causes beyond Landlord’s reasonable control. None of the same nor related repairs to the architectural, structural or mechanical systems of the Building shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for abatement of Rent (except as hereinafter provided), or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages on account of such interruption in Building Services.

(ii) Except in cases of an emergency, Landlord shall give Tenant at least ten (10) Business Days prior written notice of Landlord’s intention voluntarily to effect any interruption or curtailment of any Building Service (and, except in case of an emergency, Landlord agrees to use commercially reasonable efforts to restrict the interruption or curtailment of chilled water, condenser water, electricity, domestic water, HVAC service, service under Paragraph 6(F)(i), and service under Paragraph 6(G) to Saturdays, Sundays and Holidays). Tenant shall have the right (but only once with respect to any particular such interruption or curtailment), by notice given to Landlord within three (3) Business Days after Tenant’s receipt of such notice from Landlord, to require Landlord to postpone such interruption or curtailment for up to fifteen (15) Business Days beyond the date set forth in Landlord’s notice.

(iii) Landlord shall use reasonable efforts to minimize the extent and duration of any interruption of curtailment of any Building Service.

(iv) Except for breakdowns, emergencies or work which requires taking an elevator out of service for longer than a single evening (“Major Elevator Work”), elevator maintenance and repair work shall be performed outside of Regular Business Hours. Landlord shall use reasonable efforts to limit Major Elevator Work to one elevator per bank at a time.

(v) Whenever service under Paragraph 6(G) is interrupted or curtailed, Landlord shall provide equivalent security for the Building, either by closing off the entrances affected or by manual means.

(vi) As used in this Lease, the term “Regular Business Hours” shall mean the hours of 8:00 am to 6:00 pm on Business Days.

(D) Electrical Service.

(i) As more fully described in Exhibit H, the Landlord’s Work includes a high voltage electrical riser and transformer vaults and transformers located on each floor, all of which shall be owned and operated by the local electrical distribution utility. Except for Landlord’s obligation to complete the Landlord’s Work, Tenant shall (a) make its own arrangements with the local electrical distribution utility for the delivery of electricity to the Premises, and (b) from time to time make its own arrangements with the local electrical distribution utility or other supplier selected by Tenant for the supply of electricity for the Premises, subject to Landlord’s approval of any such other supplier, such approval shall not be unreasonably withheld. Tenant shall pay, as and when due, directly to (x) the local electrical distribution utility for the delivery of electricity to the Premises, and (y) the local electrical distribution utility or other supplier selected by Tenant as aforesaid for the supply of electricity for the Premises; provided, however, that if for any reason Tenant is not billed directly for electrical service, Landlord shall forward each bill received by it with respect to the Premises to Tenant and Tenant shall pay it promptly in accordance with its terms. Landlord agrees (1) that subject to Landlord review and approval, which shall not be unreasonably withheld, Tenant may install electrical distribution equipment in any electrical closet located on any floor on which a portion of the Premises is located and (2) that, in the case of any full floor leased to Tenant hereunder, and (2) that no other tenant shall be permitted to install any equipment therein, subject to Landlord’s right to install therein conduit for the benefit of more than one floor of the Building.

(ii) Landlord shall be responsible for providing electricity for (a) the Common Areas and the other service or utility areas of the Building, including that necessary for Landlord to operate the elevators and provide HVAC and other services required by this Lease to be provided by it, and (b) the Shared Facilities (all of the foregoing being herein called the “Landlord Electricity”). Landlord has advised Tenant that Landlord contemplates Commonwealth Edison (“Landlord’s Electric Service Provider”) to be the utility company selected by Landlord to provide Landlord’s Electricity. Notwithstanding the foregoing, so long as the rates therefor are competitive with other comparable office buildings in downtown Chicago, if permitted by law, Landlord shall have the right at any time and from time to time to either contract for Landlord’s Electricity from a different company or companies providing electricity service at rates competitive with other electric service providers (each such company shall hereinafter be referred to as a “Landlord’s Alternate Service Provider” or continue to contract for Landlord’s Electricity from the Landlord’s Electric Service Provider, and in computing the amount of Operating Expenses and Shared Facilities Costs. Landlord shall take into account any lower rates or rebates received from or through Landlord’s Electric Service Provider or such Landlord’s Alternate Service Provider.

(iii) If Tenant’s use of electricity in any portion of the Building located outside of the Premises is not separately metered for any reason, Tenant shall pay Landlord as Additional Rent, in monthly installments at the time prescribed for monthly installments of Net Rent, an amount, as reasonably estimated by Landlord from time to time (and confirmed by Tenant’s engineers), and based upon evaluations made by an engineer selected by Landlord and reasonably approved by Tenant, that Tenant otherwise would pay for such electricity. Said estimated amount shall be as if the same were separately metered to the Premises by the local electric utility company and billed to Tenant at such utility company’s then-current rates for similar customers.

(iv) Tenant shall make no alterations or additions to the electric equipment or appliances used within or serving the Premises which would overload the CT cabinets or switches on any floor of the Premises, provided, however, that, Tenant shall have the right, subject to Landlord’s approval, not to be unreasonably withheld, to (a) bring electricity from one floor of the Premises to another, and (b) install additional CT cabinets, switches, transformers and other electrical distribution equipment and, if necessary, to construct within the Premises additional vaults for those purposes. Work affecting the Building’s electrical system will be done by either Landlord’s Contractors or, if Tenant shall so elect, contractors employed by Tenant and reasonably approved by Landlord, in both cases at Tenant’s expense with respect to any work performed by or on behalf of Tenant. Landlord shall not limit Tenant to one or a limited number of contractors for this work. Tenant covenants and agrees that at all times its use of electrical current shall never exceed the capacity of the feeders to the Building or the risers installed therein as more fully described in Exhibit H hereto.

(E) Programs. Notwithstanding anything to the contrary in this Article 6 or elsewhere in this Lease, Landlord shall have the right to institute such energy conservation policies, programs and measures on a Building-wide basis as may be required to comply with any Laws.

(F) Telephone and Data.

(i) As a part of Landlord’s Work Landlord shall construct, and thereafter Landlord shall operate, maintain, repair and replace, a telecommunications infrastructure (“Landlord’s Telecommunication Infrastructure”) consisting of:

(1)	two (2) rooms in the basement level of the Building (each a “Building NetPOP Room”) as shown on the Schematic Design Drawings,

(2)	not fewer than two (2) 4-inch conduits, not fewer than one (1) of which runs from the boundary line of the Land into each Building NetPOP Room,

(3)	two (2) vertical pathways for conduits, one from each of the Building NetPOP Rooms to the top floor of the Building (each a “Building Telecommunications Wiring Room”) as shown on the Existing Drawings, and

(4)	one (1) room on an upper level of the Building as Landlord shall designate for satellite communications equipment (the “Building SatPOP Room”).

(ii) Tenant shall be permitted to use up to Tenant’s Pro Rata Share of the cross sectional area of the Building Telecommunications Wiring Rooms and the Building SatPOP Room for the installation of such conduits (including pullboxes) as Tenant shall require (a) from the Building NetPOP Rooms and the Building SatPOP Room to any floors or floors of the Premises, or (b) among floors of the Premises. The installation, maintenance, repair and replacement of any such conduits in the Building Communications Wiring Rooms shall be performed by contractors selected by Tenant and approved in advance by Landlord, such approval not to be unreasonably withheld, and, at Landlord’s election, under the supervision of Landlord’s riser manager.

(iii) Tenant shall be permitted to obtain telecommunications service (voice and/or data) from such providers as it elects from time to time. If Tenant shall so request, Landlord shall permit any such providers to install facilities in the Building NetPOP Rooms, subject to availability. Landlord shall not limit the number of, or impose any charge or other requirements on, such providers.

(G) Building Security. Landlord shall provide security services as provided in Exhibit S hereto.

(H) Efficient First-Class Operation. Landlord shall use commercially reasonable efforts to operate or cause to be operated, the Property in a first-class and efficient manner and Landlord shall provide or cause to be provided management and services of a quality consistent in all material respects with the standards from time to time applicable to the operation of comparable office buildings in the downtown Chicago area (“First Class Standards”). Landlord’s obligations under this Paragraph 6(H) are in addition to Landlord’s obligations under all other provisions of this Lease; if in any case a higher or specific standard is prescribed by this Lease, such higher or specific standard shall prevail; if in any case a higher or specific standard is prescribed by this Lease, such higher or specific standard shall prevail.

(I) Property Management Company. Landlord shall hire a property management firm to manage and operate the Property that is either affiliated with Landlord or is experienced in the third-party management and operation of similar office buildings.

(J) Building Directory. Landlord will list the name of Tenant, and, at Tenant’s specific written request, Tenant’s specific departments in the Premises, its principals and executives who are working in the Building (and the name(s) of any sub-tenant(s) and their respective departments, principals and executives), on the Building directory and in any computer or other directory serving the Building at no cost to Tenant (subject to inclusion in Operating Expenses). Landlord shall make such subsequent additions, deletions and changes as Tenant requests in and to the initial listing after the Commencement Date on a monthly basis without charge (other than as included in Operating Expenses). If the Building’s system at any time provides the capability for tenants to modify their own listings, Landlord shall permit Tenant to have such access to such system without charge to modify its listings. Landlord shall maintain such directories and keep computer directories operational at all times during the Term and the cost thereof shall be included in Operating Expenses pursuant to Article 3 above.

(K) Use of Fire Stairs. So long as permitted by applicable Laws, including building and fire codes and requirements, Tenant, at its sole cost and expense at all times during the Term of this Lease (i) may use the fire exit stairways for travel between and among contiguous floors of the Building on which the Premises are located (but in no event shall Tenant be allowed to use such stairways for travel to or through a floor no part of which is included in the Premises except in emergency situations), and (ii) with Landlord’s prior approval (such approval not to be unreasonably withheld), may upgrade Building standard improvements therein in accordance with the terms of Article 8 hereof (including installation of a card reader or other system exclusively for Tenant’s use, as well as installation of drywall, carpeting, paint of Tenant’s choice, and light fixtures in accordance with all applicable codes). Tenant expressly acknowledges and agrees that Landlord shall have no obligation to provide security services in the areas of the fire exit stairways and Landlord shall not be liable for loss or damage to person or property sustained by Tenant or any other person due to the use thereof. If Tenant uses such fire exit stairways pursuant to this Paragraph 6(K), Tenant shall cause the insurance it is required to maintain pursuant to Paragraph 11(B) below to cover any such use by Tenant and Tenant’s employees, agents, contractors and invitees.

(L) Access to Alley. Landlord shall use commercially reasonable efforts (including, without limitation, seeking the cooperation of the owner of the building located at One South Wacker, securing “no-parking” signs from the City of Chicago, and paying any fees charged by the City of Chicago for such signs) to: (i) prevent vehicles from parking or stopping in the alley adjacent to the Building’s loading dock in a manner that would interfere with access thereto and (ii) cause the City of Chicago to maintain the alley as a “no parking” zone and enforce such “no parking” restrictions.

(M) Other Tenants. Landlord covenants that is has not, and that it shall not, grant to any Building tenant or other person any rights in, to or with respect to the Building Services (i) which would prevent Landlord from performing its obligations pursuant to this Article 6, or (ii) to hire or fire, or approve the hiring or firing of, any contractor engaged in the operation or maintenance of the Building or any employee thereof, except that this clause (ii) shall not be deemed to prevent Landlord from granting (a) to any other Participant the same rights as Tenant has under Exhibit S with respect to the Building’s director of security, or (b) to any other tenant in the Building the same rights with respect to its premises as Tenant has under Paragraph 18(B) with respect to the Premises.

(N) Exhibit H. As used herein the term “Exhibit H” shall refer to both Exhibit H-1 and Exhibit H-2; provided, however, that in the event of any conflict or inconsistency between Exhibit H-1 and Exhibit H-2, the latter shall prevail over the former.

ARTICLE 7.

Shared Facilities

(A) Definitions.

(i) The term “A Participant Lease” shall mean the lease last designated by Landlord pursuant to Paragraph 7(B)(i)(1). The term “2002 A Lease” shall mean the lease dated as of September 30, 2002, between Landlord and Mayer Brown Rowe & Maw, as amended or extended from time to time.

(ii) The term “Initial A Lease” shall mean the lease dated as of September 30, 2002, between Landlord and Mayer Brown Rowe & Maw, as amended or extended from time to time.

(iii) The term “B Participant Lease” shall mean the lease last designated by Landlord pursuant to Paragraph 7(B)(i)(2). The term “2002 B Lease” shall mean the lease dated as of September 30, 2002, between Landlord and The Goldman Sachs Group, Inc., as amended or extended from time to time.

(iv) The term “Initial B Lease” shall mean the lease dated as of September 30, 2002, between Landlord and The Goldman Sachs Group, Inc., as amended or extended from time to time.

(v) The term “Participant” shall mean

(1)	the tenant under this Lease, unless either

(a)	this Lease shall have been assigned (other than pursuant to a Successor/Related Party Transaction) and the assignee shall have been rejected by any Participant under Paragraph 7(B)(ii)(1) (rejection by one constituting rejection, even if no other rejects), in which case the tenant under this Lease shall cease to be a Participant), or

(b)	more than 75% of the Premises shall have been subleased to a single person or group of Affiliated persons (other than pursuant to a Successor/Related Party Transaction) and such person (or any of such persons) shall have been rejected pursuant to Section 7(B)(iii)(1) (rejection by one constituting rejection, even if no other rejects), in which case the tenant under this Lease shall cease to be a Participant;

(2)	so long as an A Participant Lease is in effect, the tenant thereunder unless either

(a)	the A Participant Lease shall have been assigned (other than in a Successor/Related Party Transaction) and the assignee shall have been rejected by any Participant under Paragraph 7(B)(ii)(2) (rejection by one constituting rejection, even if no other rejects), in which case the tenant under the A Participant Lease shall cease to be a Participant);

(b)	more than 75% of the premises demised by the A Participant Lease shall have been subleased to a single person or group of Affiliated persons (other than pursuant to a Successor/Related Party Transaction) and such person (or any of such persons) shall have been rejected pursuant to Section 7(B)(iii)(2) (rejection by one constituting rejection, even if no other rejects), in which case the tenant under the A Participant Lease shall cease to be a Participant); and

(3)	so long as a B Participant Lease is in effect, the tenant thereunder unless either

(a)	the B Participant Lease shall have been assigned (other than in a Successor/Related Party Transaction) and the assignee shall have been rejected by any Participant under Paragraph 7(B)(ii)(3) (rejection by one constituting rejection, even if no other rejects), in which case the tenant under the B Participant Lease shall cease to be a Participant);

(b)	more than 75% of the premises demised by the B Participant Lease shall have been subleased to a single person or group of Affiliated persons (other than pursuant to a Successor/Related Party Transaction) and such person (or any of such persons) shall have been rejected pursuant to Section 7(B)(iii)(3) (rejection by one constituting rejection, even if no other rejects), in which case the tenant under the B Participant Lease shall cease to be a Participant);

it being understood and agreed that at all times there shall be no more than three Participants.

(vi) The term “Permittees” shall mean with respect to any Participant

(1)	such Participant; and

(2)	the subtenant under any sublease

(a)	made pursuant to a Successor/Related Party Transaction; or

(b)	demising at least one full floor of the Building and not more than 75% of the premises covered by the lease to such Participant, but only provided that (x) all or substantially all of the premises in the Building occupied by the subtenant are within the premises covered by the lease to such Participant and/or the premises covered by any lease to any other Participant, and (y) at the time of the making of such sublease, if such Participant is an Affiliate of the Landlord then such Participant must be in occupancy of at least 25% of the premises demised to it, or

(c)	demising more than 75% of the premises covered by the lease to such Participant (unless the subtenant under such sublease shall have been rejected pursuant to Paragraph 7(B)(iii));

(a “Subtenant Permittee”) provided, however, that

(d)	no Subtenant Permittee shall cease to be a Subtenant Permittee by virtue of the tenant under which it claims ceasing to be a Participant pursuant to Paragraph 7(A)(v);

(e)	no law firm or other commercial enterprise which derives a material portion of its revenues from its operations at the Building from fees earned on account of legal services rendered by it to third-parties (a “Law Business”) shall be a Subtenant Permittee under clause (ii) above unless either (x) the A Participant in its sole and absolute discretion shall have approved such subtenant, (y) the A Participant is no longer a Law Business, or (z) the 2002 A Lease is no longer in effect;

(f)	no company whose primary business is banking, investment banking or securities brokerage shall be a Subtenant Permittee under clause (ii) above unless either (x) the B Participant in its sole and absolute discretion shall have approved such subtenant, (y) the B Participant is no longer a company whose primary business is banking, investment banking or securities brokerage in the hospitality industry, or (z) the 2002 B Lease is no longer in effect; and

(g)	no company whose primary business is in the hospitality industry shall be a Subtenant Permittee under clause (ii) above unless either (x) the tenant under this Lease in its sole and absolute discretion shall have approved such subtenant, (y) the tenant under this Lease is no longer a company whose primary business is in the hospitality industry, or (z) this Lease is no longer in effect.

(vii) The term “Qualified Participant Lease” shall mean a lease containing provisions pertaining to the Shared Facilities (“Shared Facilities Provisions”) that are the same as the provisions of this Lease pertaining to the Shared Facilities, except that:

(1)	in the 2002 A Lease, the provision corresponding to Paragraph 7(B)(iv) hereof shall read “Tenant shall have the absolute right to reject any person which is a Law Business.” and, in any other A Participant Lease, there shall be no provision corresponding to Paragraph 7(B)(iv) thereto and all references thereto shall be omitted;

(2)	in the 2002 B Lease, the provision corresponding to Paragraph 7(B)(iv) hereof shall read “Tenant shall have the absolute right to reject any person whose primary business is banking, investment banking and securities brokerage.” and, in any other B Participant Lease, there shall be no provision corresponding to Paragraph 7(B)(iv) hereof and all references thereto shall be omitted;

(3)	in any A Participant Lease:

(a)	The terms “Initial C Lease”, “2002 C Lease” and “C Participant Lease” shall be substituted for “Initial A Lease”, “2002 A Lease” and “A Participant Lease”.

(b)	The provision corresponding to Paragraph 7(A)(i) hereof shall read:

The term “C Participant Lease” shall mean the lease last designated by Landlord pursuant to Paragraph 7(B)(i)(1). The term “2002 C Lease” shall mean the lease dated as of September 30, 2002, between Landlord and HG Group, Inc., as amended or extended from time to time.

(c)	The provision corresponding to Paragraph 7(A)(ii) hereof shall refer to this Lease as amended or extended from time to time.

(d)	The provision corresponding to Paragraph 7(A)(iv) hereof shall refer to the B Participant Lease then in effect, as amended or extended from time to time.

(4)	in the 2002 A Lease, the provision corresponding to Paragraph 7(A)(vi)(b)(v) hereof shall read “no law firm or other commercial enterprise which derives a material portion of its revenues from its operations at the Building from fees earned on account of legal services rendered by it to third-parties (a “Law Business”) shall be a Subtenant Permittee under clause (ii) above unless either (a) the tenant under this Lease in its sole and absolute discretion shall have approved such subtenant, (b) the tenant under this Lease is no longer a Law Business, or (c) this Lease is no longer in effect.” and, in any other A Participant Lease, there shall be no provision corresponding to Paragraph 7(A)(vi)(b)(v) hereof;

(5)	in any A Participant Lease, the paragraph corresponding to Paragraph 7(A)(vi)(b)(vii) hereof shall read “no company whose primary business is in the hospitality industry shall be a Subtenant Permittee under clause (ii) above unless either (a) the C Participant in its sole and absolute discretion shall have approved such subtenant, (b) the C Participant is no longer a company whose primary business is in the hospitality industry, or (c) the 2002 C Lease is no longer in effect.”

(6)	in any B Participant Lease,

(a)	The terms “Initial C Lease”, “2002 C Lease” and “C Participant Lease” shall be substituted for “Initial B Lease”, “2002 B Lease” and “B Participant Lease”

(b)	The provision corresponding to Paragraph 7(A)(iii) hereof shall read:

The term “C Participant Lease” shall mean the lease last designated by Landlord pursuant to Paragraph 7(B)(i)(2). The term “2002 C Lease” shall mean the lease dated as of September 30, 2002, between Landlord and HG Group, Inc., as amended or extended from time to time.

(c)	The provision corresponding to Paragraph 7(A)(iv) hereof shall refer to this Lease as amended or extended from time to time.

(d)	The provision corresponding to Paragraph 7(A)(ii) hereof shall refer to the A Participant Lease then in effect, as amended or extended from time to time.

(7)	in the 2002 B Lease, the provision corresponding to Paragraph 7(A)(vi)(b)(vi) hereof shall read “no company whose primary business is banking, investment banking or securities brokerage shall be a Subtenant Permittee under clause (ii) above unless either (a) the tenant under this Lease in its sole and absolute discretion shall have approved such subtenant, (b) the tenant under this Lease is no longer a company whose primary business is banking, investment banking or securities brokerage, or (c) this Lease is no longer in effect.” and, in any other B Participant Lease, there shall be no provision corresponding to Paragraph 7(A)(vi)(b)(vi) hereof;

(8)	in any B Participant Lease, the provision corresponding to Paragraph 7(A)(vi)(b)(vii) hereof shall read “no company whose primary business is in the hospitality industry shall be a Subtenant Permittee under clause (ii) above unless either (a) the C Participant in its sole and absolute discretion shall have approved such subtenant, (b) the C Participant is no longer a company whose primary business is in the hospitality industry, or (c) the 2002 C Lease is no longer in effect.”;

(9)	the provisions of this Section 7(A)(vii) shall reflect the correlative changes; and

(10)	any Qualified Participant Lease may provide that Landlord shall have the right to nullify or modify any or all of such provisions at any time (subject to such restrictions as shall therein be provided).

Landlord hereby agrees with Tenant that, Landlord shall not nullify or modify any or all of the Shared Facilities Provisions of any A Participant Lease or any B Participant Lease, so long as this Lease is in effect; provided, however, Landlord shall be entitled (x) to exercise any right or remedy available to it under the A Participant Lease or the B Participant Lease in the event of a breach by either of the tenants thereunder, and (y) to accept the surrender of either such lease. The purpose of the foregoing definition is to provide that each Participant Lease bears to the others the same relationship as this Lease bears to the A Participant Lease and the B Participant Lease except that the provision referring to specific industries or business shall only benefit the holders of the Participant Leases entered into in 2002.

(viii) The term “Fitness Center Space” shall mean the portion of the 2nd floor of the Building shown on Exhibit C-4, consisting of approximately 11,506 square feet of Rentable Area.

(ix) The term “Fitness Center” shall mean the fitness center constructed, furnished and equipped by Landlord in the Fitness Center Space pursuant to this Lease and the Shared Facilities Workletter, including all equipment and facilities from time to time located therein.

(x) The term “SFC Membership Limit” shall mean 810; provided, however, that from time to time the SFC Membership Limit may be changed to any number equal to or greater than 810 by Majority Instrument or to any number less than 810 by Unanimous Instrument.

(xi) The term “Cafeteria Space” shall mean the portion of the 2nd floor of the Building shown on Exhibit C-5, consisting of approximately 14,470 square feet of Rentable Area.

(xii) The term “Cafeteria” shall mean the cafeteria, kitchen, seating areas and related facilities constructed by Landlord in the Cafeteria Space pursuant to this Lease and the Shared Facilities Workletter, including all equipment and facilities from time to time located therein.

(xiii) The term “Majority Instrument” shall mean a written instrument executed by two then Participants; provided, however, that if there shall be only one Participant then the term “Majority Instrument” shall mean a written instrument executed by such Participant. Any Majority Instrument may be revoked, superseded or modified by a subsequent Majority Instrument or a subsequent Unanimous Instrument.

(xiv) The term “Unanimous Instrument” shall mean a written instrument executed by all then Tenant Participants; provided, however, that if there shall be only one Participant then the term “Unanimous Instrument” shall mean a written instrument executed by such Participant. Any Unanimous Instrument may be revoked, superseded or modified by a subsequent Unanimous Instrument.

(xv) The term “Circulation Area” shall mean the portion of the ground floor lobby level of the Building and the area comprising the vertical transportation serving the mezzanine floor of the Building, as shown on Exhibit C-6, consisting of approximately 2,649 square feet of Rentable Area.

(xvi) The term “Shared Facilities Workletter” shall mean that certain Shared Facilities Workletter Agreement dated of even date herewith attached hereto as Exhibit D-2.

(xvii) The term “subtenant” shall include subleases of any level (e.g. undersublease, subundersublease).

(xviii) The term “Successor/Related Party Transaction” shall mean a transaction by a person with (i) a successor (by merger, consolidation, purchase of business or assets or any other type of business combination) to such person, (ii) another person which, at the effective or commencement date of such transaction, is an Affiliate of such person, (iii) another person which, at the effective or commencement date of such transaction, is acquiring all or a bona fide portion of the business being conducted in the Building by such person, or (iv) a service provider, client or customer of such person or an Affiliate of such person in actual occupancy of a portion of the Premises and not primarily for the purpose of using the Shared Facilities (provided however that (x) no assignment shall be made pursuant to this clause (iv) and (y) the aggregate Rentable Area subject to transactions under this clause (iv) at any time shall not exceed 10% of the premises in the Building of such person).

(B) Landlord Designation of Participants, Assignments, Major Subleases, etc.

(i) Designation of Participant Leases.

(1)

Landlord hereby represents that the Initial A Lease is a Qualified Participant Lease and hereby designates the Initial A Lease as the initial A Participant Lease. If (a) the A Participant Lease is terminated or under the provisions of the A Participant Lease corresponding to Paragraph 7(A)(v)(2) hereof the tenant under the A Participant Lease shall cease to be a Participant, and (b) Landlord desires to substitute as the A Participant Lease a lease to any other person then, whether or not the same is in effect, Landlord shall notify Tenant and any other then Participant. Such notice shall identify and briefly describe such person. Tenant or such other then Participant may, by notice to Landlord given within ten (10) Business Days of the receipt of such notice, reject such person (rejection by one constituting rejection, even if no other rejects); provided, however, that, subject to Paragraph 7(B)(iv), Tenant agrees not to unreasonably reject any person. If such person is not timely rejected (rejection by one constituting rejection, even if no other rejects) then, subject to the next sentence, Landlord shall have the right, by notice to Tenant and any other then Participant given within 270 days of the lapse of such ten (10) Business Day period, to designate as the substitute A Participant Lease any lease to such person which is a Qualified Participant Lease, which demises at least 100,000 square feet of Rentable Area, and which is in effect at the time of such designation (and any such notice of designation shall constitute a representation by Landlord that such lease is a Qualified Participant Lease, demises at least 100,000 square feet of Rentable Area, and is then in effect). Any lease designated in or as provided in this Paragraph 7(B)(i)(1) as the A Participant Lease shall, as amended and extended from time to time, remain the A Participant Lease so long as it remains in effect, and, so long as such lease, as amended and extended from time to time, remains in effect, Landlord shall not have the right to revoke such designation or designate a substitute A Participant Lease. After a lease has been designated in or as provided in this Paragraph 7(B)(i)(1) as the A Participant Lease, Landlord shall not thereafter amend the same in such a way that it ceases to be a Qualified Participant Lease.

(2)	Landlord hereby represents that the Initial B Lease is a Qualified Participant Lease and hereby designates the Initial B Lease as the initial B Participant Lease. If (a) the B Participant Lease is terminated or under the provisions of the B Participant Lease corresponding to Paragraph 7(A)(v)(3) hereof the tenant under the A Participant Lease shall cease to be a Participant, and (b) Landlord desires to substitute as the B Participant Lease a lease to any other person then, whether or not the same is in effect, Landlord shall notify Tenant and any other then Participant. Such notice shall identify and briefly describe such person. Tenant or such other then Participant may, by notice to Landlord given within ten (10) Business Days of the receipt of such notice, reject such person (rejection by one constituting rejection, even if no other rejects); provided, however, that, subject to Paragraph 7(B)(iv), Tenant agrees not to unreasonably reject any person. If such person is not timely rejected (rejection by one constituting rejection, even if no other rejects) then, subject to the next sentence, Landlord shall have the right, by notice to Tenant and any other then Participant given within 270 days of the lapse of such ten (10) Business Day period, to designate as the substitute B Participant Lease any lease to such person which is a Qualified Participant Lease, which demises at least 100,000 square feet of Rentable Area, and which is in effect at the time of such designation (and any such notice of designation shall constitute a representation by Landlord that such lease is a Qualified Participant Lease, demises at least 100,000 square feet of Rentable Area, and is then in effect). Any lease designated in or as provided in this Paragraph 7(B)(i)(2) as the B Participant Lease shall, as amended and extended from time to time, remain the B Participant Lease so long as it remains in effect, and, so long as such lease, as amended and extended from time to time, remains in effect, Landlord shall not have the right to revoke such designation or designate a substitute B Participant Lease. After a lease has been designated in or as provided in this Paragraph 7(B)(i)(1) as the B Participant Lease, Landlord shall not thereafter amend the same in such a way that it ceases to be a Qualified Participant Lease.

(ii) Assignment of this Lease/Participant Lease.

(1)	If Tenant desires to assign (or has assigned) this Lease (other than pursuant to a Successor/Related Party Transaction) to any person then it shall notify Landlord. Such notice may be given as early as Tenant desires and shall be given no later than five (5) days after the effective date of such assignment. Such notice shall identify and briefly describe such person. Landlord shall, within five (5) Business Days of its receipt of such notice, forward the same to all other then Participants. If, within ten (10) Business Days of its receipt of such notice, any such other Participant shall reject such person (rejection by one constituting rejection, even if no other rejects), then (a) Landlord shall promptly notify Tenant of such rejection, and (b) the provisions of Paragraph 7(a)(v)(1)(a) shall be applicable.

(2)	If Landlord receives a notice from the tenant under the A Participant Lease that such tenant desires to assign (or has assigned) its lease (other than in a Successor/Related Party Transaction) to any person then (x) Landlord shall forward the same to Tenant within five (5) Business Days of its receipt, and (y) Tenant may, by notice to Landlord given within ten (10) Business Days of its receipt of such notice, reject such person; provided, however, that, subject to Paragraph 7(B)(iv), Tenant agrees not to unreasonably reject any person.

(3)	If Landlord receives a notice from the tenant under the B Participant Lease that such tenant desires to assign (or has assigned) its lease (other than in a Successor/Related Party Transaction) to any person then (x) Landlord shall forward the same to Tenant within five (5) Business Days of its receipt, and (y) Tenant may, by notice to Landlord given within ten (10) Business Days of its receipt of such notice, reject such person; provided, however, that, subject to Paragraph 7(B)(iv), Tenant agrees not to unreasonably reject any person.

(iii) Major Sublease.

(1)	If Tenant desires that more than 75% of the Premises be subleased (or more than 75% of the Premises are subleased) pursuant to a sublease to a single person or group of Affiliated persons (other than pursuant to a Successor/Related Party Transaction) it shall notify Landlord. Such notice may be given as early as Tenant desires and shall be given no later than five (5) days after the commencement date of such sublease. Such notice shall identify and briefly describe such person (or persons). Landlord shall, within five (5) Business Days of the receipt of such notice, forward the same to all other then Participants. If, within ten (10) Business Days of its receipt of such notice, any such other Participant shall reject such person (or persons) (rejecting by one constituting rejection, even if no other rejects) then (a) Landlord shall promptly notify Tenant of such rejection, and (b) the provisions of Paragraph 7(a)(v)(1)(b) shall be applicable.

(2)	If Landlord receives a notice from the tenant under the A Participant Lease that the tenant under the A Participant Lease desires that more than 75% of the premises demised by the A Participant Lease be subleased (or more than 75% of the premises demised by the A Participant Lease are subleased) pursuant to a sublease to a single person or group of Affiliated persons (other than pursuant to a Successor/Related Party Transaction), then (x) Landlord shall forward the same to Tenant within five (5) Business Days of its receipt, and (y) Tenant may, by notice to Landlord given within ten (10) Business Days of the receipt of such notice, reject such person or persons (rejection by one constituting rejection, even if no other rejects); provided, however, that, subject to Paragraph 7(B)(iv), Tenant agrees not to unreasonably reject any person (or persons).

(3)	If Landlord receives a notice from the tenant under the B Participant Lease that the tenant under the B Participant Lease desires that more than 75% of the premises demised by the B Participant Lease be subleased (or more than 75% of the premises demised by the B Participant Lease are subleased) pursuant to a sublease to a single person or group of Affiliated persons (other than pursuant to a Successor/Related Party Transaction), then (x) Landlord shall forward the same to Tenant within five (5) Business Days of its receipt, and (y) Tenant may, by notice to Landlord given within ten (10) Business Days of the receipt of such notice, reject such person or persons (rejection by one constituting rejection, even if no other rejects); provided, however, that, subject to Paragraph 7(B)(iv), Tenant agrees not to unreasonably reject any person (or persons).

(iv) Tenant shall have the absolute right to reject any person whose primary business is in the hospitality or hotel management industry.

(C) Tenant’s SFC Share/Tenant’s SFR Share.

(i) The term “SFC Share” is defined as follows (subject to Paragraph 7(C)(iii)):

(1)	During any period during which there are three Participants, the SFC Share shall be one-third, subject to further adjustment pursuant to this Paragraph 7(C).

(2)	During any period during which there are only two Participants, the SFC Share shall be one-half, subject to further adjustment pursuant to this Paragraph 7(C).

(3)	During any period during which there is only one Participant, the SFC Share shall be one, subject to further adjustment pursuant to this Paragraph 7(C).

(ii) The term “SFR Share” is defined as follows (subject to Paragraph 7(C)(iii)):

(1)	Except as otherwise herein provided, the SFR Share shall be one-third.

(2)	During any period during which (x) the tenant under this Lease is the only Participant or is one of only two Participants, and (y) one or more Rejected SF Leases shall be in effect or, as provided below, shall be deemed for purposes of Paragraph 7(C)(ii) to be in effect, the SFR shall be one-half.

(3)	During any period during which (x) the tenant under this Lease is the only Participant, and (y) two or more Rejected SF Leases shall be in effect or, as provided below, shall be deemed for purposes of Paragraph 7(C)(ii) to be in effect, the SFR shall be one.

As used herein the term “Potential SF Lease” shall mean a lease demising 100,000 square feet of Rentable Area for a term of five years or more. As used herein the term “Rejected SF Lease” shall mean a lease which is a Potential SF Lease executed by a person who (x) prior to the execution of such lease (or prior to the execution of an SF Amendment to such lease), shall have been rejected under Paragraph 7(B)(i), and (y) at the time of the execution of such lease (or such SF Amendment) was ready, willing and, but for such rejection, able to become a Participant. As used herein the term “SF Amendment” shall mean any amendment to a lease of premises in the Building if (a) giving effect to such amendment such lease is a Potential SF Lease, and (b) without giving effect to such amendment such lease is not a Potential SF Lease.

If (a) Landlord and any person shall enter into a letter of intent setting forth the material business terms of, and their intention to enter into, a Potential SF Lease or an SF Amendment, (b) thereafter Landlord requests that such person be approved under Paragraph 7(B)(i) and in such request notifies Tenant and any other Participant that such a letter of intent has been entered into, (c) at the time of such request, Landlord and such person are actively negotiating the definitive lease or amendment, (d) such person is rejected under Paragraph 7(B)(i), and (e) within three (3) Business Days after such rejection such person permanently ceases such negotiation, then for purposes of this Paragraph 7(C)(ii) only, a Rejected Lease to such person for the term set forth in such letter of intent shall be deemed to be in effect.

(iii) Notwithstanding the foregoing,

(1)	if, pursuant to Paragraph 7(A)(v)(i), the tenant under this Lease shall cease to be a Participant, the SFC Share and the SFR Share shall become zero, and the same shall not be subject to further adjustment; and

(2)	the tenant under this Lease shall have the right, at any time when it is the only Participant, to notify Landlord that the tenant under this Lease shall cease to be a Participant, in which case the tenant under this Lease shall cease to be a Participant and the SFC Share and the SFR Share shall become zero, and the same shall not be subject to further adjustment.

(D) Fitness Center.

(i) Landlord shall operate, maintain, repair and replace the Fitness Center in accordance with the following provisions of this Paragraph 7(D) and otherwise in a manner consistent with fitness centers in comparable office buildings in the downtown Chicago area;

(1)	Landlord shall retain and use a qualified, skilled and experienced operator to manage the Fitness Center. Landlord shall furnish Tenant with a copy of the contract between Landlord and its operator. Unless otherwise approved by Majority Instrument, such contract shall provide that it may be terminated by Landlord at any time, with or without cause, without fee or penalty, upon 90 days prior written notice and Landlord shall exercise such right whenever directed by Majority Instrument.

(2)	Landlord shall meet, and shall cause its operator to meet, with Tenant’s designated representative from time to time upon Tenant’s request, in order to discuss the operation, maintenance, repair and replacement of the Fitness Center. Tenant shall have the right, from time to time upon request, to review the operating records of the Fitness Center.

(3)	The Fitness Center shall be open during the hours of 5:30 a.m. to 8:30 p.m. on Business Days; provided, however, that (i) by Unanimous Instrument any or all of such hours may be eliminated, and (ii) by Majority Instrument additional hours may be added.

(4)	Except as provided by Unanimous Instrument, no portion of the Fitness Center shall be reserved to Tenant or to any other tenant of the Building (it being understood that members may have reserved lockers).

(5)	Except as provided by Unanimous Instrument, use of the Fitness Center shall be limited to members.

(6)	The number of memberships in effect (the “Aggregate Memberships”) at any time shall not exceed the then SFC Membership Limit.

(7)	Only the following persons shall be permitted to become members: employees of

(a)	any Participant or its Permittees (such employees being herein called “P Employees” of such Participant (even if actually employed by a Permittee)); and

(b)	any other Building tenant or subtenant designated by Unanimous Instrument (such employees being herein called “Q Employees”).

(8)	Memberships in the Fitness Center shall be allocated according to such reasonable procedures not discriminating among the Participants as shall be adopted by Landlord; provided, however, that, except as otherwise provided by Unanimous Instrument:

(a)	each Participant shall be entitled for its P Employees to its SFC Share of the SFC Membership Limit (as used herein the term “Underallocated Participant” shall mean, at any time, any Participant then taking for its P Employees less than (or equal to) one-third of the SFC Membership Limit and the term “Overallocated Participant” shall mean, at any time, any Participant that is not then an Underallocated Participant);

(b)	if a Participant shall in writing request additional memberships for its P Employees then such P Employees shall be placed on a membership waiting list maintained by Landlord;

(c)	whenever any membership waiting list shall exist, memberships becoming available shall be offered:

first, to Underallocated Participants (according to the level of underallocation, if two) for P Employees; and

then, to Overallocated Participants (inverse to the level of overallocation, if two) for P Employees; before being offered to any Q Employee;

(d)	the membership of any Q Employee shall not be transferable, and if any Q Employee is no longer eligible for membership, the membership of such Q Employee shall be subjected to clause (c) above; and

(e)	if at any time an P Employee of any Overallocated Participant shall no longer be eligible for membership, the membership of such P Employee shall be subjected to clause (c) above;

(f)	the membership of any P Employee of an Underallocated Participant shall be transferable to any other P Employee eligible for membership (without being subjected to clause (c) above), but if any such membership is not so transferred within ten (10) days of such membership expiration (including by reason of such P Employee ceasing to be eligible for membership), the same shall be subject to clause (c) above;

(9)	Except as otherwise provided by Unanimous Instrument,

(a)	the charges to members shall be limited to (i) memberships fees, and (ii) sundry charges or charges for special services;

(b)	the membership fees, sundry charges and charges for special services charged to members shall be approved or established from time to time by Majority Instrument, it being the goal of the Participants that such fees and charges cover, at a minimum, the Shared Facilities Costs attributable to the operations of the Fitness Center; and

(c)	each Participant shall have the right, at its expense, to subsidize some or all of the P Employees of such Participant by paying a portion of their fees and charges so long as the aggregate amount collected for each item shall equal the price established therefor.

(10)	Use of the Fitness Center shall be subject to such rules and regulations consistent with the provisions of this Lease as Landlord from time to time may reasonably promulgate on a uniform basis.

(11)	The Fitness Center shall not be closed or relocated and the size of the Fitness Center shall not be reduced without approval by Unanimous Instrument.

(ii) Landlord covenants that (x) it has not, and that it shall not, grant to any Building tenant or other person any rights in, to or with respect to the Fitness Center which would prevent Landlord from performing its obligations pursuant to this Paragraph 7(D), and (y) each Participant has, and shall throughout the Term shall have, the same rights and obligations (and only the same rights and obligations) relative to the Fitness Center (including obligations for payment) under its Lease or otherwise as Tenant has under this Lease or otherwise (subject to Paragraph 7(A)(vii)).

(iii) Except to the extent that its doing so would be inconsistent with the foregoing provisions of this Paragraph 7(D), Landlord shall operate, maintain, repair and replace the Fitness Center in accordance with such directions, including but not limited to any directions pertaining to the selection of the operator of the Fitness Center, the contract between Landlord and such operator, and its termination and any directions pertaining to rules and regulations, as, in either case, may be given from time to time by Majority Instrument.

(iv) Notwithstanding anything to the contrary contained in this Lease, Landlord’s obligation to operate, maintain, repair and replace the Fitness Center is excused to the extent and for as long as Tenant is not paying (a) Tenant’s Participant Share of Net Shared Facilities Costs in respect of the Fitness Center and (b) the additional rent required pursuant to Paragraph (3)(G)(i) above.

(E) Cafeteria.

(i) Landlord shall operate, maintain, repair and replace the Cafeteria in accordance with the following provisions of this Paragraph 7(E) and otherwise in a manner consistent with corporate cafeterias in comparable office buildings in the downtown Chicago area.

(1)	Landlord shall retain and use to manage the Cafeteria a qualified, skilled and experienced operator. Landlord shall furnish Tenant with a copy of the contract between Landlord and its operator. Unless otherwise approved by Majority Instrument, such contract shall provide that it may be terminated by Landlord at any time, with or without cause, without fee or penalty, upon 90 days prior written notice and Landlord shall exercise such right whenever directed by Majority Instrument.

(2)	Landlord shall meet, and shall cause its operator to meet, with Tenant’s designated representative from time to time upon request in order to discuss the operation, maintenance, repair and replacement of the Cafeteria. Tenant shall have the right, from time to time upon request, to review the operating records of the Cafeteria.

(3)	Subject to Paragraph 7(E)(i)(7) below, the Cafeteria shall be open during the hours of 6:30 a.m. to 10:00 a.m. and 11:00 a.m. to 2:30 p.m. on Business Days; provided, however, that (i) by Unanimous Instrument any or all of such hours may be eliminated, and (ii) by Majority Instrument additional hours may be added.

(4)	The Cafeteria shall serve breakfast and lunch; provided, however, that by Unanimous Instrument one or more of such meals may be eliminated or dinner may be added.

(5)	No portion of the seating area shall be reserved to Tenant or to any other tenant or person, except that by Unanimous Instrument one or more portions of the seating area may be reserved to Tenant or to any other tenant or person.

(6)	Use of the Cafeteria shall be limited to employees and guests accompanying employees of

(a)	the Participants or their Permittees (such employees and guests being herein called “P Users” of such Participant (even if actually employed by a Permittee, or actually a guest of, a Permittee)); and

(b)	any other Building tenant or subtenant designated by Unanimous Instrument (such employees and guests being herein called “Q Users”).

(7)	Except as otherwise provided by Unanimous Instrument, a portion of the Cafeteria Space shall be utilized for a vending and seating area which will be open at all times.

(8)	Except as otherwise provided by Unanimous Instrument,

(a)	the purchase prices of food and beverages shall be approved or established from time to time by Majority Instrument, it being the goal of the Participants that the prices cover, at a minimum, the Shared Facilities Costs attributable to the operations of the Cafeteria; and

(b)	each Participant shall have the right, at its expense, to subsidize some or all of its P Users by paying a portion of their purchases so long as the aggregate amount collected for each item shall equal the price established therefor.

(9)	Use of the Cafeteria shall be subject to such rules and regulations consistent with the provisions of this Lease as Landlord from time to time may reasonably promulgate on a uniform basis.

(10)	The Cafeteria shall not be closed or relocated and the size of the Cafeteria shall not be reduced without approval by Unanimous Instrument.

(11)	Except as may otherwise be provided by Unanimous Instrument, Landlord, using the Cafeteria kitchen, shall also offer catering service to the Participants and their Permittees and, subject to approval by Majority Instrument, to all but not less than all other tenants or occupants of premises in the Building. The rates charged for such service shall be established from time to time by Majority Instrument, it being the goal of the Participants that such rates be established so as to cover the marginal cost of such service (i.e. the cost which would be avoided if no catering service were provided).

(12)	Except as may be provided by Unanimous Instrument, Landlord shall permit the Participants and their Permittees and, subject to approval by Unanimous Instrument, any other tenant or occupant of premises in the Building, to reserve all or portions of the Cafeteria on an occasional basis for special events outside of the Cafeteria’s hours of operation from time to time established as herein provided. Landlord shall accept such reservations on a first come, first served basis. Except as provided by Unanimous Instrument, the rates charged for such usage shall be established or approved by Majority Instrument.

(ii) Landlord covenants that (x) it has not, and that it shall not, grant to any Building tenant or other person any rights in, to or with respect to the Cafeteria which would prevent Landlord from performing its obligations pursuant to this Paragraph 7(E) and (y) each Participant has, and shall throughout the Term shall have, the same rights and obligations (and only the same rights and obligations) relative to the Cafeteria (including obligations for payment) under its lease or otherwise as Tenant has under this Lease or otherwise (subject to Paragraph 7(A)(vii)).

(iii) Except to the extent that its doing so would be inconsistent with the foregoing provisions of this Paragraph 7(E), Landlord shall operate, maintain, repair and replace the Cafeteria in accordance with such directions, including but not limited to any directions pertaining to the contract between Landlord and any operator of the Cafeteria, and its termination and any directions pertaining to rules and regulations, as, in either case, may be given from time to time by Majority Instrument.

Notwithstanding anything to the contrary contained in this Lease, Landlord’s obligation to operate, maintain, repair and replace the Cafeteria is excused to the extent and for as long as Tenant is not paying (a) Tenant’s SFC Share of Net Shared Facilities Costs in respect of the Cafeteria and (b) the additional rent required pursuant to Paragraph 3(G)(ii) above.

ARTICLE 8.

Alterations and Liens

(A) Permitted Alterations. Except to the extent expressly provided otherwise in this Lease, other than the initial construction and completion of the Tenant Work (which is governed by the Workletter), Tenant shall make no additions, changes, alterations or improvements (the “Alteration Work”) in and to the Premises or the Building systems and equipment pertaining to the Premises without the prior written consent of Landlord, which will not be unreasonably withheld; provided, however

(i) Landlord may withhold consent in its discretion to

(1)	any alterations in or additions to basic Building systems which would materially adversely affect the operation of the Building or its mechanical, electrical, plumbing, HVAC, life safety or other basic Building systems;

(2)	any work that would adversely affect Landlord’s ability to perform its obligations or provide services to Tenant or other tenants or materially increase the costs thereof;

(3)	any work which would require entry into another tenant’s premises (unless the affected tenant has granted approval for entry or under the applicable lease Landlord has the right to make such entry without such tenant’s approval); or

(4)	any work in the Premises or Building visible from outside the Building or from the Common Areas on a multi-tenant floor, which would materially detract from the aesthetic integrity of the Building or its design.

(ii) Tenant shall not be required to obtain Landlord’s consent (provided Tenant provides Landlord with prior written notice thereof) to

(1)	install conduit, cabling and wiring within the Premises or any shaft that runs only among contiguous floors of the Premises,

(2)	carpet and decorate, and

(3)	if and as permitted by Law, install

(a)	an alarm and public address system (provided such public address system does not create excessive noise affecting other tenants) in such portion of the fire exit stairways as run between the floors comprising the Premises, and/or

(b)	a door or other device barring access to such floors from upper and lower floors except in an emergency, or

(4)	Alteration Work whose cost is not reasonably expected to exceed $100,000 (provided such Alteration Work is not of a type for which Landlord may withhold its consent pursuant to Paragraph 8(A)(i) above).

The term Alteration Work shall not include the initial improvements to the Original Premises which are described in the Workletter.

(B) Landlord Requirements. As a condition to Tenant’s performing any Alteration Work, Landlord may impose reasonable requirements (generally applicable throughout the Building to all tenants), including, to the extent reasonable in the circumstances, the following:

(i) the submission of plans and specifications for Landlord’s prior written approval which shall not unreasonably be withheld, except (a) that no such plans and specifications shall be required for Alteration Work pursuant to clause (1) or (2) of Paragraph 8(A)(ii), and (b) such approval shall not be required for Alteration Work pursuant to clause (4) of Paragraph 8(A)(ii),

(ii) obtaining necessary permits,

(iii) obtaining insurance (including from contractors and subcontractors) as provided in the Workletter and providing insurance certificates which name Landlord and such other parties as are identified by Landlord as additional insureds thereunder,

(iv) Landlord’s prior approval of contractors and subcontractors (which approval shall not be unreasonably withheld),

(v) prior receipt of copies of all contracts and subcontracts,

(vi) receipt of sworn statements and lien waivers as work is completed,

(vii) use of union labor (if Landlord uses union labor),

(viii) receipt of affidavits from engineers approved by Landlord, which approval shall not be unreasonably withheld, stating that the Alteration Work will not adversely affect the Building’s structure, or the electrical system of the Building inward of the disconnect switches serving the Premises, or any other system of the Building inward of the point of connection between the Base Building Work and improvements made by Tenant,

(ix) bonds,

(x) construction escrow payouts,

(xi) reasonable requirements as to the manner and times in which such Alteration Work shall be conducted, and

(xii) submission of “as built” drawings for all such Alteration Work.

Notwithstanding the foregoing, (a) so long as this Lease has not been assigned (other than under Paragraph 21(C)), Landlord shall not require (1) receipt of copies of contracts or subcontracts, (2) receipt of sworn statements or lien waivers, (3) posting of any bonds, or (4) the establishment of any construction escrow (but Tenant shall furnish such indemnities against mechanic’s or materialmen’s liens as Landlord’s Mortgagee may require), or (b) Landlord shall not require the payment of any supervisory, administrative or other fee not provided for in this Lease, and (c) Landlord shall not impose any removal or restoration requirement other than as set forth in Paragraph 8(C).

Whenever in this Lease, Landlord has a right of approval over any architect, engineer, contractor, or subcontractor for any trade to be used by Tenant, Landlord shall not limit Tenant to one or a limited number of architects, engineers, contractors, or subcontractors for such trade.

All welding and all Alteration Work which is audible in office premises other than the Premises shall be done outside of Regular Business Hours. All alterations and additions shall comply with all insurance requirements applicable to the Building and with all ordinances, statutes, and regulations of all governmental bodies, departments, or agencies having jurisdiction over the Building. All Alteration Work shall be performed in a good and workmanlike manner and all materials used shall be of a high quality comparable to or better than those materials used in the Premises and Property. Alteration Work which requires Landlord’s consent shall be completed in accordance with plans and specifications approved by Landlord. Landlord shall have the right to observe the performance of any Alteration Work requiring its consent, provided that Tenant shall not be required to defer Alteration Work if Landlord does not have an observer available.

Tenant shall pay only for any of Landlord’s actual and reasonable out-of-pocket costs and expenses paid to third parties (i) in connection with any review of plans and specifications for, or inspection of, Alteration Work which requires expertise beyond Landlord’s and its managing agent’s internal capabilities and (ii) for Landlord’s observation of such Alteration Work outside of the Premises or any affecting basic Building systems.

If Landlord consents or observes, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, and Landlord hereby expressly disclaims any responsibility or liability for the same.

If Landlord fails, within ten (10) Business Days of its receipt of Tenant’s request for consent to or approval of any Alteration Work, plans, specifications, contractors or subcontractors, or any other submission made pursuant to this Article 8 that requires Landlord’s consent or approval, to notify Tenant that Landlord withholds such consent or approval (including therewith a statement of its reasons therefor with reasonable specificity), Landlord shall be deemed to have approved and consented to the same.

Landlord shall under no circumstances have any obligation to repair, maintain or replace any portion of the Alteration Work.

Landlord shall reasonably cooperate, at Tenant’s expense, with Tenant’s efforts to obtain any necessary permits or licenses and shall execute any applications or other documents required by Law or any governmental agency to be executed by the building owner; provided, however, Tenant shall indemnify and hold harmless Landlord for any cost, expense or liability incurred or associated with such applications or other documents.

(C) Special Alterations.

(i) As used herein the term “Special Alteration” shall mean any of the following performed pursuant to this Article 8 (i.e., not pursuant to the Workletter): (i) structural work (other than beam cuts, any floor opening less than 25 square inches in size, or any internal staircases, stairwells or elevators between floors on which portions of the Premises are located, which shall not constitute a Special Alteration), (ii) safes, (iii) decorative water features, (iv) special flooring (other than raised flooring which shall not constitute a Special Alteration), or (v) other unusual installations requiring extraordinary demolition costs for the removal thereof (including UPS systems, generators, fuel tanks which shall constitute Special Alterations but excluding fuel, electrical or telecommunications risers and conduits which shall not constitute Special Alterations).

(ii) If Landlord expressly states in writing in its consent to any Special Alteration that Landlord may require such Special Alteration to be removed upon expiration of the Term or earlier termination of this Lease or Tenant’s right to possession, Landlord shall be deemed to have reserved its rights to require such removal by Tenant in accordance with the terms of Article 13 hereof, but otherwise Landlord may not require such removal.

(D) Liens. Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Alteration Work on or respecting the Premises not performed by or at the request of Landlord, and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including attorneys’ fees) arising out of such liens or encumbrances or in connection therewith. Within thirty (30) days after written notice from Landlord, Tenant shall remove any such lien or encumbrance by bond or otherwise, or provide a title insurance endorsement reasonably satisfactory to Landlord and its Mortgagees or Ground Lessors, and covering all costs of defense, in which case Tenant shall not be deemed to be in breach and shall have the right to contest in good faith or otherwise deal with such lien claims as Tenant deems best. If Tenant shall fail to do so, Landlord may, after delivery of notice to Tenant of Landlord’s intent so to act (and Tenant’s further failure to remove, bond over, or insure over such lien or encumbrance as aforesaid within five (5) days after receipt of such notice), bond over, insure over, or pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. In each case, the amount so paid shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Property or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Alteration Work on or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and Premises.

ARTICLE 9.

Maintenance and Repairs

(A) Tenant’s Repairs and Maintenance. Except for Landlord’s obligations under this Lease, Tenant shall maintain and keep in good and sanitary condition, working order and repair the Premises including any Tenant Work and Alteration Work installed therein by Tenant but not including the Base Building Work or any property installed therein by Landlord (“Tenant’s Repairs”) subject to ordinary wear and tear, casualty and condemnation (to which this Article 9 shall not apply). In the event that any Tenant’s Repairs are required, Tenant shall promptly arrange for the same either through Landlord (in which case Tenant shall reimburse Landlord for its actual out-of-pocket costs of performing the same) or, if Tenant so elects, using such other contractors as Tenant shall select, subject to Landlord’s approval not to be unreasonably withheld.

(B) Landlord’s Repairs and Maintenance. Landlord shall perform all maintenance and make all repairs and replacements (collectively referred to herein as “Landlord Repairs”) necessary to keep all the Base Building Work, in good and sanitary condition, in compliance with all Laws, and in working order and repair, consistent with comparable office buildings in downtown Chicago, Illinois at all times during the Term, subject to casualty and condemnation (to which this Article 9 shall not apply). No other promises of Landlord to alter, remodel, improve, repair, decorate or clean the Property or any part thereof have been made and no representation respecting the condition of the Property or any part thereof has been made to Tenant by or on behalf of the Landlord except to the extent expressly set forth in this Lease. Subject to Paragraph 6(C), Landlord shall cause Landlord’s Repairs to be performed with reasonable commercial diligence, and may, at its option, perform such Landlord Repairs during Regular Business Hours; provided, that (1) except in the case of emergency, if and to the extent that Tenant shall request, Landlord shall use commercially reasonable efforts (which shall include the payment of overtime wages) to perform outside of Regular Business Hours any Landlord Repairs in or the performance of which adversely affects the use of occupancy of the Premises, and (2) in the case of emergency or any condition the remediation of which is reasonably necessary for Tenant’s use or occupancy of the Premises or any portion thereof, Landlord shall cause Landlord’s Repairs to be performed continuously during and after Regular Business Hours (subject to Unavoidable Delays).

(C) Tenant Self-Help. If

(i) Landlord fails to commence any Landlord Repairs of a condition which materially and adversely affects Tenant’s ability to conduct business in the Premises, and such failure continues for five (5) Business Days following Landlord’s receipt of written notice of such failure, or

(ii) Landlord fails diligently to prosecute any Landlord Repairs of a condition which materially and adversely affects Tenant’s ability to conduct business in the Premises and such failure continues for five (5) Business Days following Landlord’s receipt of written notice of such failure then Tenant, upon twenty-four (24) hours prior written notice (“Tenant’s Self-Help

Notice”) delivered to Landlord (with an additional copy to the Building Office), shall have the right to perform such portion of the Landlord Repairs as may be necessary to remedy the material adverse effect on the conduct of Tenant’s business in the Premises that such condition shall have caused (“Tenant Self-Help”). Tenant’s Self-Help Notice shall identify with specificity the nature of the Landlord Repairs to be undertaken by Tenant, the contractor to be engaged by Tenant to make such repairs, and shall include a copy of any cost or bid proposal submitted to Tenant by such contractor (which contractor shall be duly licensed in the City of Chicago and insured in accordance with the provisions of Article 8). If Landlord, at any time prior to the commencement of such Tenant Self-Help by Tenant or Tenant’s contractors, commences and diligently prosecutes the performance of such Landlord Repairs, Tenant shall have no right to perform such Landlord Repairs hereunder so long as Landlord is diligently prosecuting the same. Landlord shall reimburse the actual out-of-pocket reasonable costs of Tenant’s Self Help within thirty (30) days following Tenant’s delivery of: (a) a written notice describing in reasonable detail the actions taken by Tenant, and (b) reasonably satisfactory evidence of the cost of such remedy.

If Tenant undertakes any action pursuant to the preceding paragraph,

(iii) Tenant shall (1) proceed in accordance with all applicable Laws; (2) retain to effect such actions only such reputable contractors and suppliers as are duly licensed in the City of Chicago and insured in accordance with the provisions of Article 8; (3) effect such repairs in a good and workmanlike and commercially reasonable manner; (4) use new or like new materials; and (5) take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Property, and

(iv) Tenant shall reimburse Landlord for, and shall indemnify and hold harmless the Landlord Protected Parties against any claims arising from, any damage to person or property resulting from the exercise by Tenant of Tenant Self-Help. Tenant’s obligation to reimburse Landlord for costs incurred by Landlord for damage to property shall be limited to the amount by which such damages exceed the amount of any insurance proceeds which Landlord collected (or would have collected if Landlord (a) had maintained the insurance required by this Lease; (b) had timely filed a claim thereunder; or (c) had not been prevented from recovering on such claim by reason of the insurer being insolvent or otherwise financially unable to perform its obligations under the policy.).

ARTICLE 10.

Casualty Damage

(A) Casualty.

(i) If the Base Building Work shall be damaged by fire or other casualty, Landlord shall repair and restore the same (“Landlord’s Restoration Work”) with reasonable promptness to substantially the condition existing prior to the casualty, except for modifications required by zoning and building codes and other Laws then in effect, and except as otherwise provided in Paragraph 10(B) below. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof.

(ii) If, as a result of any such damage, all or any portion of the Premises is rendered Untenantable, then Landlord, within sixty (60) days after the occurrence of such damage, shall cause to be delivered to Tenant an estimate, prepared by a qualified, independent, experienced and reputable architect, of the number of days (assuming no delays in the receipt of insurance proceeds, no overtime or other premiums, and no Unavoidable Delays), measured from the date of the casualty, that will be required for Landlord to substantially complete the repair and restoration of (i) the Base Building Work in or surrounding the Premises or on any floor on which any part of the Premises is located (ii) the Building systems and equipment which serve the Premises, (iii) the ground floor lobby and Pedestrian Entrances, and (iv) to the extent required to render the Premises tenantable, any other portion of the Base Building Work (“Landlord’s Basic Restoration Work”).

(a)	If the aforesaid estimate exceeds 420 days, then Tenant may elect to terminate this Lease by notifying Landlord in writing of such termination no later than the 30th day following Tenant’s receipt of such estimate from Landlord.

(b)	If the aforesaid estimate exceeds 90 days and such fire or casualty shall have occurred after the 365th day before the then Expiration Date, then either Landlord or Tenant may elect to terminate this Lease by notifying the other in writing of such termination no later than, (a) the 30th day following Tenant’s receipt of such estimate from Landlord if Tenant shall so terminate the Lease, and (b) the earlier of (i) the 30th day following Landlord’s delivery of said estimate to Tenant, or the 90th day after such fire or other casualty, if Landlord shall terminate this Lease.

(c)	If Landlord shall fail to cause the required architect’s estimate to be delivered timely and such failure continues for ten (10) Business Days after Tenant’s notice to Landlord of such failure, then, for all purposes of this Article 10, an architect’s estimate of longer than 420 days shall be deemed to have been delivered to Tenant upon the eleventh (11th) Business Day after Tenant’s notice as aforesaid, but Landlord shall not have the right to terminate this Lease on the basis of any estimate so deemed to have been delivered.

(iii) If as a result of any fire or other casualty the Base Building Work is damaged such that a material portion of the tenant premises in the Building shall be rendered Untenantable, irrespective of whether, as a result of any such damage, all or any portion of the Premises is rendered Untenantable, then Landlord, within 60 days after the occurrence of any such damage, shall cause to be delivered to Tenant an estimate, prepared by a qualified, independent, experienced and reputable architect, of the number of days (assuming no delays and in receipt of insurance proceeds, no overtime or other premiums, and no Unavoidable Delays), measured from the date of the casualty, that will be required for Landlord to substantially complete and repair the restoration of the Base Building Work. If the aforesaid estimate exceeds 420 days, then, provided that as a result of such fire or other casualty leases covering not less than 50% of the Net Rentable Area of the Building then subject to lease (excluding the Premises) shall also be terminated, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination no later than the earlier of (a) the 45th day following Landlord’s delivery of said estimate to Tenant, and (b) the 105th day after such fire or other casualty;

(iv) Any termination notice delivered pursuant to this Paragraph 10(A) shall be effective on the date of its delivery, provided, however, that if any portion of the Premises remains tenantable then Tenant shall have the right, in such termination notice (if given by Tenant) or by notice given within thirty (30) days of its receipt of such termination notice (if given by Landlord), to set a different termination date with respect to the tenantable portion of the Premises no later than the 180th day following such notice.

(v) Landlord and Tenant each agree that the rights and remedies provided in this Article 10 shall be their sole rights and remedies on account of any damage caused by fire or other casualty, and, except as expressly provided in this Article 10, (a) each party waives any right to terminate this Lease on account thereof, (b) Tenant waives any right to an abatement of rent on account thereof, and (c) each party waives any right to recover damages from the other party on account of any such damage to the Premises or Property.

(B) Unless this Lease is terminated as provided in Paragraph 10(A), Landlord shall proceed with reasonable diligence and promptness, given the nature of the damage to be repaired, to effect Landlord’s Restoration Work, all subject to reasonable delays for insurance adjustments, zoning laws, building codes, and other Laws then in effect and Unavoidable Delays. Notwithstanding anything to the contrary herein set forth, neither Landlord nor (except as otherwise provided in this Paragraph 10(B)) Tenant shall have any duty pursuant to this Article 10 or otherwise to repair or restore any of the initial leasehold improvements effected by Tenant pursuant to the Workletter or any subsequent leasehold improvements effected pursuant to Article 8 or to Tenant’s equipment, furniture, furnishings, or personal property (as any of the same may have been altered prior to the occurrence of such casualty). If and to the extent that any damaged leasehold improvements must be removed in order for Landlord to prosecute Landlord’s Restoration Work or to eliminate any hazard or nuisance resulting from such damaged leasehold improvements, then, after Landlord gives Tenant access for that purpose, Tenant shall proceed with reasonable diligence, given the nature of the work, to remove such damaged leasehold improvements in accordance with applicable Laws, subject to reasonable delays for insurance adjustments and Unavoidable

Delays. If Tenant elects to restore leasehold improvements in any portion of the Premises, Tenant shall proceed with reasonable diligence, given the nature of the work, to effect such restoration in a good and workmanlike manner and in accordance with applicable Laws, subject to Unavoidable Delays; provided, however, that subject to the provisions of Article 8, Tenant shall be permitted to restore the Premises to a condition different from that existing prior to the fire or other casualty. If Tenant elects not to restore the leasehold improvements in any portion of the Premises, Tenant, no later than the expiration or sooner termination of this Lease, shall remove the damaged leasehold improvements from such portion of the Premises in accordance with applicable Laws. All of such work shall be done by Tenant at Tenant’s sole cost and expense subject to all the provisions of Article 8 hereof. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage carried by Landlord and Landlord acknowledges that Tenant shall be entitled to the full proceeds of all insurance coverage carried by Tenant.

(C) Notwithstanding any provision in this Lease to the contrary, Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair, restoration or rehabilitation of any portion of the Premises or the Building as a result of any damage from fire or other casualty.

(D) If any fire or casualty damage to the leasehold improvements in the Premises or to the Base Building Work renders all or any portion of the Premises Untenantable, then Net Rent and Rent under Article 3 shall abate with respect to the Untenantable space (it being understood that for purposes of this abatement all Fitness Center Rent and Cafeteria Rent shall be allocated across the entire Rentable Area of the Premises (excluding the Basement Premises)) during the period beginning with the date such space becomes Untenantable and Tenant is unable or ceases to use such space for the normal conduct of its business and ending when

(i) Landlord shall have completed Landlord’s Basic Restoration Work, and

(ii) there shall have elapsed a period of time (not to exceed 270 days) sufficient for Tenant, commencing after

(1)	Landlord shall have provided Tenant with access to the Premises for that purpose and completed Landlord’s Basic Restoration Work, and

(2)	Landlord shall have waived any right it may have to terminate the Lease pursuant to Paragraph 10(F) with respect to such fire or other casualty,

and proceeding with reasonable commercial diligence, to (a) complete the Tenant Work pursuant to the terms of the Workletter, if such casualty shall have occurred prior to the Rent Commencement Date, or (b) restore the leasehold improvements to the condition existing prior to the casualty, if such casualty shall have occurred on or subsequent to the Rent Commencement Date;

provided, however, that if Tenant shall sooner occupy or reoccupy such space or any portion thereof for the conduct of its business, then such abatement shall thereupon end with respect to such space or portion thereof. Such abatement shall be in an amount bearing the same ratio to the total amount of such Net Rent and Rent under Article 3 for such period as the portion of the Rentable Area of the Premises rendered Untenantable bears to the Rentable Area of the entire Premises. If this Lease terminates pursuant to this Article 10, Net Rent and Rent under Article 3 shall be apportioned on a per diem basis and be paid to the date of the fire or casualty with appropriate adjustment for the portion of the Premises that Tenant continues to occupy to conduct its business from the date of the fire or casualty until said termination.

(E) If Landlord does not complete Landlord’s Basic Restoration Work by the date which is the Outside Restoration Days Number of days after the date of the fire or other casualty (the “Outside Restoration Date”) then Tenant, provided the Premises or portion thereof affected by such fire or other casualty remain Untenantable, shall have the right to terminate the Lease by delivery of written notice of such election to Landlord within 10 days following the Outside Restoration Date. If Tenant timely elects to terminate this Lease pursuant to this Paragraph 10(E), Tenant’s notice of termination shall set forth the date upon which this Lease shall terminate, which date shall be any date within the 120 day period following the date on which it shall have delivered such termination notice. The term “Outside Restoration Days Number” shall mean (i) if the architect’s estimate under Paragraph 10(A)(ii) did not give rise to a right of termination under Paragraph 10(A)(ii), the greater of (a) 150% of the number of days set forth in such estimate, and (b) 450 days, or (ii) otherwise, 125% of the number of days set forth in such estimate.

(F) The provisions of (1) Paragraph 10(A), (2) the first sentence of Paragraph 10(B), (3) Paragraph 10(D) and Paragraph 10(E) shall not be applicable to any fire or other casualty occurring prior to the Substantial Completion Date; provided, however, that unless this Lease is terminated pursuant to Paragraph 4(I) or Paragraph 4(J), Landlord shall repair, restore and complete Landlord’s Work in accordance with the Workletter and, in case of any Pre-SCD Casualty, the term “Landlord’s Restoration Work” as used in Paragraph 4(I) and Paragraph 10(B) shall be deemed to refer to such repair and restoration.

ARTICLE 11.

Insurance, Subrogation, and Waiver of Claims

(A) Tenant’s Property Insurance. Tenant, at its sole cost and expense, shall maintain in force and effect, commercial property insurance under policies issued by insurers that are licensed or authorized to conduct business in Illinois with a minimum Best rating of “A-X” or “Excellent”. Such commercial property insurance shall, at a minimum, cover the perils insured under the ISO special causes of loss form (CP 10 03), which provides “all risk” coverage with a deductible amount (except that Tenant shall not be required to insure against terrorism), and said insurance shall cover (i) improvements and betterments installed by or on behalf of Tenant, whether or not at Tenant’s expense, including, but not limited to, the Tenant Work and any Alterations Work, special wall and floor coverings, special lighting fixtures, built-in cabinets and bookshelves and (ii) Tenant’s merchandise, inventory, contents, furniture, equipment or other personal property located in the Premises. Such insurance shall provide that it is specific, primary and noncontributory, and shall contain a replacement cost endorsement and a clause pursuant to which the carriers waive all rights of subrogation against the Landlord Protected Parties with respect to losses payable under such policies.

Tenant may maintain extra expense and business interruption coverage as part of its commercial property insurance. In no event shall Landlord be liable to Tenant for any extra expense or business interruption or other consequential loss sustained by Tenant on account of any occurrence of an event insurable under the commercial property insurance required to be carried by Tenant, whether or not such insurance is in effect, even if such loss is caused by the act or omission of Landlord, its employees, officers, directors, or agents.

(B) Tenant’s Liability Insurance. Tenant shall, at Tenant’s expense, maintain commercial general liability insurance covering liability arising from premises, operations, independent contractors, personal injury, advertising injury, products, completed operations and liability assumed under an insured contract on an occurrence basis (and, to the extent applicable, host liquor or dram shop liability insurance) under policies issued by insurers that are licensed or authorized to conduct business in Illinois with a minimum Best rating of “A-X” or “Excellent”. Limits of insurance on said policies shall be not less than $25,000,000 combined single limit for personal injury, bodily injury, sickness and property damage for any one occurrence. Tenant’s liability policies shall name Landlord, its members, its managing agent, any Mortgagee, any Ground Lessor and such other Affiliates of Landlord as Landlord may reasonably identify from time to time (the “Landlord Protected Parties”), as additional insureds.

Tenant shall also maintain workers’ compensation insurance to the extent required by statute, including Employer’s Liability limits of not less than $500,000 per accident.

(C) Changes in Tenant’s Insurance. Tenant shall not be required to comply with the provisions of Paragraph 11(A) or 11(B) provided that (i) Tenant notifies Landlord of the insurance maintained by Tenant and of any respects in which such insurance does not conform to the requirements of Paragraph 11(A) or 11(B), (ii) Tenant maintains such insurance as is generally maintained by comparable office tenants in downtown Chicago, and (iii) Tenant shall nonetheless be required to comply with the waiver of subrogation provisions of Paragraph 11(A) and the additional insureds provisions of Paragraph 11(B).

(D) Landlord’s Property Insurance. Landlord agrees to purchase and keep in force and effect commercial property insurance insuring

(i) the Base Building Work in an amount equal to one hundred percent (100%) of the full replacement cost of the Base Building Work (excluding footings and foundations), subject to a reasonable deductible not to exceed one percent (1%) of such full replacement cost of the Base Building Work, and

(ii) rent loss insurance for a period and amount of not less than one (1) year of rent.

Said commercial property insurance policy shall, at a minimum, cover the perils insured under the ISO special causes of loss form (CP 10 03) which provides “all risk” coverage. Such insurance shall provide that it is specific, primary, and noncontributory, and shall contain a replacement cost endorsement and a clause pursuant to which the carrier waives all rights of subrogation against the Tenant Protected Parties and other occupants of the Premises with respect to losses payable under such policies. All such policies shall be issued by insurers that are licensed or authorized to conduct business in Illinois with a minimum Best rating of “A-X” or “Excellent.”

In no event shall Tenant be liable to Landlord for any extra expense or business interruption (including loss of rent) or other consequential loss sustained by Landlord on account of any occurrence of an event insurable under the commercial property insurance required to be carried by Landlord, whether or not such insurance is in effect, even if such loss is caused by the act or omission of Tenant, its employees, officers, directors, or agents.

It is expressly understood that Landlord’s property insurance shall not insure improvements to the Premises that are in excess of the Base Building Work, and the cost of any insurance which in fact does cover any such other improvements shall not be included as an Operating Expense.

(E) Landlord’s Liability Insurance. Landlord shall maintain commercial general liability insurance covering liability arising from premises, operations, independent contractors, personal injury, advertising injury, products, completed operations and liability assumed under an insured contract (including tort liability of another assumed in a business contract) on an occurrence basis. Limits on insurance on said policies shall be not less than $25,000,000 combined single limit for personal injury, bodily injury, sickness, and property damage from any one occurrence. Landlord’s liability insurance shall name Tenant, any subtenant and such Affiliates of Tenant as Tenant may reasonably identify from time to time (the “Tenant Protected Parties”), as additional insureds. All such policies shall be issued by insurers that are licensed or authorized to conduct business in Illinois with a minimum Best rating of “A-X” or “Excellent.”

Landlord shall also maintain workers’ compensation insurance as required by statute including Employer’s Liability limits of not less than $500,000.00 per occurrence.

(F) Changes in Landlord’s Insurance. Landlord shall not be required to comply with the provisions of Paragraph 11(D) or 11(E) provided that (i) Landlord notifies Tenant of the insurance maintained by Landlord and of any respects in which such insurance does not conform to the requirements of Paragraph 11(D) or 11(E), (ii) Landlord maintains such insurance as is generally maintained by owners of comparable office buildings in downtown Chicago, and (iii) Landlord shall nonetheless be required to comply with the waiver of subrogation provisions of Paragraph 11(D) and the additional insureds provisions of Paragraph 11(E).

(G) General Provisions and Evidence of Insurance.

Tenant shall provide Landlord with certificates evidencing such coverage as Tenant is required to maintain (and showing the Landlord Protected Parties as additional insureds in the liability insurance policy only) prior to occupying or commencing Tenant Work in the Premises, which shall state that such insurance coverage may not be canceled without at least 30 days’ prior written notice to Landlord, and shall provide renewal certificates to Landlord prior to expiration of such policies not less than seven (7) days prior to the expiration of said policies.

Within ten (10) Business Days of Tenant’s request from time to time, Landlord shall provide Tenant with certificates evidencing such coverage as Landlord is required to maintain (and showing the Tenant Protected Parties as additional insured in the liability insurance policy only), which shall state that such insurance coverage may not be canceled without at least 30 days’ prior written notice to Landlord.

Landlord may periodically, but not more often than every five (5) years, require that Tenant reasonably increase the aforementioned coverage in a manner comparable to the increases requested by landlords of comparable office buildings in downtown Chicago. Except as provided to the contrary herein with respect to liability insurance, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance. Any insurance policies hereunder may be “blanket policies.”

(H) Waiver of Subrogation and Release of Claims. Without limiting the generality of Article 26 hereof, by this Article Landlord and Tenant hereby

(i) agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is required to be provided hereunder (ignoring, for this purpose, Paragraphs 11(C) and 11(F)) or is otherwise in effect (and, for this purpose, any applicable deductible or self-insured amount, subject to inclusion in Operating Expenses to the extent permitted by Paragraph 3(B) above, shall be treated as though it were recoverable under such policies); and

(ii) waive to such extent all rights and claims against each other for such losses and all rights of subrogation of their respective insurers (with the exception of Workers’ Compensation Insurance).

Landlord and Tenant agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder.

(I) Relationship to Article 4. Nothing in this Article 11 shall be deemed to limit any of the rights and obligations of Landlord and Tenant under Article 4, including any rights of Tenant under Article 4 to recover any losses, costs or damages thereunder, or any right of Landlord under Article 4 to receive an assignment of any insurance claims or insurance proceeds.

ARTICLE 12.

Condemnation

If the entire Building, or any part thereof which includes all or a substantial part of the Premises, or access thereto, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the date when the possession of the part so taken shall be required for such use and, except as otherwise provided herein, without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building, the taking of which would render the operation of the Building economically unfeasible, Landlord shall have the right to terminate this Lease upon not less than one hundred eighty (180) days’ notice prior to the date of termination designated in the notice, provided the leases of all other tenants in the Building are terminated. If this Lease is terminated pursuant to this Article, Rent at the then-current rate shall be apportioned as of the date of the termination in the notice. If a portion of the Premises is taken or condemned by any competent authority for any public or quasi-public purpose or use and the Lease is not terminated pursuant to the foregoing provisions of this Article, then (a) from and after the date when possession of such portion of the Premises is required for such use, the Net Rent and Rent under Article 3 shall be adjusted to reflect the reduced area of the Premises and the Building, and (b) Landlord shall promptly repair the portion of the Premises not taken, but affected by such taking, including any required demising and separation work. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any claim available to Tenant under applicable Law for any taking of leasehold improvements paid for by Tenant and any Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Term and for moving expenses, provided that such separate award shall not reduce the award or judgment recoverable by Landlord.

If any portion of the Property other than the Building is taken by condemnation or if the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation during the Term, this Lease shall be and remain unaffected by such condemnation, and Tenant shall continue to pay in full the Rent payable hereunder. In the event of any such temporary taking for use or occupancy of all or any part of the Premises, so long as Tenant does not exercise its right to terminate as provided in the next sentence, Tenant shall be entitled to appear, claim, prove and receive the portion of the award for such taking that represents compensation for use or occupancy of the Premises during the Term and Landlord shall be entitled to appear, claim, prove and receive the portion of the award that represents the costs of restoration of the Premises and the use or occupancy of the Premises after the end of the Term hereof. Notwithstanding the foregoing, if any temporary taking of the Premises or any substantial portion thereof is reasonably anticipated to exceed one (1) year, Tenant shall have the right, by written notice to Landlord within sixty (60) days following the effective date of the temporary taking, to terminate this Lease with respect to that portion of the Premises so taken, and Tenant shall not be entitled to any portion of the award for such taking.

For purposes of this Article 12 only, a substantial part or portion of the Premises shall be deemed to mean not less than 25% of the square footage of Rentable Area of the Premises.

ARTICLE 13.

Return of Possession

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall surrender possession of the Premises in good condition, ordinary wear and tear and damage by fire or other casualty or condemnation excepted, and shall furnish Landlord with keys, key cards or other devices permitting access to the Building or the Premises and every portion thereof, and shall advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures and personal property, with the exception of cables, wiring, conduit and pullboxes which Tenant may, but shall not have the obligation to, leave in the Premises. Tenant shall repair any damage caused by such removal. Tenant shall have the right to remove any Tenant Work or Alteration Work prior to the expiration of this Lease, so long as Tenant repairs all damage caused by such removal. All Tenant Work and Alteration Work not so removed by Tenant prior to the termination or expiration of this Lease, upon such termination or expiration, shall become Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. However, if prior to such termination or expiration Landlord so directs by notice, Tenant shall promptly remove any Special Alterations which, pursuant to Article 8, Landlord reserved the right to require Tenant to remove, and Tenant shall repair any damage caused by such removal. In no event shall Tenant be required to remove any internal staircase installed between floors of the Premises or to restore any stairwell holes relating thereto, to remove or repair any elevators installed between floors of the Premises, or any modifications to the Base Building Work made to accommodate the installation of any such staircases or elevators. If Tenant shall fail to perform any removal, repair or restoration required under this Article 13, Landlord may do so, and Tenant shall pay Landlord the reasonable out-of-pocket cost thereof upon demand. All property removed from the Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord (at Tenant’s expense if Tenant was required by this Lease to remove the same and failed to do so), and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. All property not removed from the Premises or retaken from storage by Tenant after expiration or earlier termination of this Lease or Tenant’s right to possession, shall at Landlord’s option, upon delivery of five (5) Business Days’ prior written notice to Tenant of such abandonment unless so removed by Tenant in such 5 Business Day period, be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.

ARTICLE 14.

Holding Over

(A) Holding Over. Unless Landlord expressly agrees otherwise in writing, Tenant shall pay Landlord as base net rent an amount equal to 150% of the monthly installments of Net Rent applicable immediately preceding Tenant’s holdover of possession of the Premises beyond the Term for the first ninety (90) days of such holdover and thereafter 200% of monthly installments of Net Rent applicable immediately preceding Tenant’s holdover beyond the Term, and, together with, in both instances, 100% of all Additional Rent attributable to such Holdover Period, in each case, prorated on a per diem basis for each day Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease. The foregoing provisions shall not be deemed to limit or constitute a waiver by Landlord of any rights of re-entry or other rights or remedies of Landlord provided herein or at law and shall not serve as permission for Tenant to hold over, nor serve to extend the Term (although after commencement of said holdover Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and shall be subject to the provisions of Article 13). Notwithstanding the foregoing, the rental amounts set forth in this Article 14 have been specifically negotiated by Landlord and Tenant to be, and the same shall be, Landlord’s sole monetary remedy on account of Tenant’s holding over in or retaining possession of the Premises or any part thereof, and in no event shall Landlord be entitled to recover any other monetary damages or award, whether direct, indirect, special or consequential.

(B) Consensual Holdover. Notwithstanding the provisions of Paragraph 14(A) to the contrary, if Tenant provides written notice to Landlord (a “Holdover Notice”) at least twenty-one (21) months prior to the Expiration Date, but no earlier than thirty-six (36) months prior to the Expiration Date, and so long as Tenant is not then in monetary or material non-monetary Default, then the Expiration Date shall be extended for one (1) period of either six (6), twelve (12) or eighteen (18) months as specified by Tenant in the Holdover Notice (the “Consensual Holdover Period”), which election, once made, shall be irrevocable by Tenant. Tenant’s use and occupancy of the Premises during the Consensual Holdover Period shall be upon the same terms and conditions contained in this Lease, except that during the Consensual Holdover Period, Tenant shall be required to pay Landlord each month, as base rent, an amount equal to one hundred twenty-five percent (125%) of the monthly installment of Net Rent applicable to the Premises in effect during the Term immediately preceding delivery of the Holdover Notice; except that if the Consensual Holdover Period is for eighteen (18) months, then during the final six (6) months of the Consensual Holdover Period, the monthly base rent payable by Tenant to Landlord shall be equal to the product of one hundred twenty-five percent (125%) times one hundred and two percent (102%) of the monthly installment of Net Rent applicable to the Premises in effect during the Term immediately preceding delivery of the Holdover Notice, in each case, together with one hundred percent (100%) of all Additional Rent attributable to the Consensual Holdover Period.

ARTICLE 15.

No Waiver

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease or constitute a renewal or extension of the Term hereof. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any person or entity other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer.

ARTICLE 16.

Attorneys’ Fees and Jury Trial

In the event of any litigation between the parties, the prevailing party (as determined by the applicable judge) in the action or proceeding shall be entitled to obtain, as part of the judgment, all reasonable outside attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury in any action or proceeding under or arising out of or related to this Lease or the Premises.

ARTICLE 17.

Personal Property Taxes, Rent Taxes and Other Taxes

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property. The foregoing provisions of this Paragraph shall not apply to Tenant Work or to any Alteration Work. Any taxes, charges or other governmental impositions assessed against or levied upon the fixtures, furnishings, equipment and personal property located in the Shared Facilities shall be a Shared Facilities Cost.

All taxes, charges or other governmental impositions assessed against or levied upon the fixtures, furnishings, equipment and personal property located at the Property of any other tenant shall be excluded from Taxes. The foregoing provisions of this Paragraph shall not be applicable to any leasehold improvements of any such other tenant.

Tenant shall pay any rent tax, sales tax, service tax or value added tax on the Rent payable hereunder or any other applicable tax on the services herein or otherwise respecting this Lease, to the extent such taxes are not included in Taxes or Operating Expenses pursuant to Article 3 above.

ARTICLE 18.

Entry by Landlord

Provided that Landlord provides Tenant with reasonable prior oral notice thereof (except in the case of an emergency in which case no notice shall be required, but Landlord shall endeavor in good faith to provide prompt oral notice), Landlord may enter the Premises at all reasonable times (and Tenant shall have the right to have its representatives present) to:

(i) inspect the same;

(ii) Exhibit the same to prospective purchasers, Mortgagees or, during the last 567 days preceding the then Expiration Date, tenants;

(iii) determine whether Tenant is complying with all of its obligations under this Lease;

(iv) supply janitorial, cleaning and other services to be provided by Landlord to Tenant under this Lease;

(v) make repairs in or to the Building or the Premises or improvements in or to the Building but not the Premises to the extent and in the manner permitted hereunder;

(vi) access any and all mechanical, electrical or other installations located in the Premises (and Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with Landlord’s access to and the moving of its servicing equipment to or from the enclosures containing said installations); or

(vii) exercise its rights under Article 22.

Landlord also shall be permitted to enter the Premises without notice to perform the cleaning and trash removal services required pursuant to Paragraph 6(A)(iv) above. All janitorial, cleaning or other services and all maintenance, repairs and improvements and all other work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible and, except in the case of emergencies, Landlord shall use commercially reasonable efforts (which shall include the payment of overtime wages) to cause any such maintenance, repairs and improvements and other work (other than changing of light bulbs and window washing) to be performed within any portion of the Premises shall be done after Regular Business Hours, unless Tenant otherwise requests. Landlord at all times shall have and retain a key with which to unlock all of the doors in, on or about the

Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use reasonable means to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, if done in accordance with the provisions of this Article, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises, or act as a termination of Tenant’s duties under this Lease.

ARTICLE 19.

Subordination, Nondisturbance and Attornment

(A) Subordination, Non-Disturbance and Attornment. Landlord may hereafter encumber the Property or any part thereof with mortgages, may sell and lease back the Land, or any part of the Land, and may encumber the leasehold estate under such sale and leaseback arrangement with one or more mortgages (any such mortgage on the Property or any part thereof or on any such leasehold estate is herein called a “Mortgage” and the holder of any such mortgage is herein called a “Mortgagee” and any such lease of the Land or any part of the Land is herein called a “Ground Lease” and the lessor under any such lease is herein called the “Ground Lessor”). Landlord agrees to obtain from any Mortgagee and from any Ground Lessor, from time to time, a subordination, non-disturbance and attornment agreement (“SNDA”) in a form no less favorable to Tenant in any material respect than the forms attached hereto as Exhibit L-1 (in the case of Mortgagees) and Exhibit L-2 (in the case of Ground Lessors), which Tenant, no later than ten (10) days thereafter, shall execute and return to such Mortgagee or Ground Lessor; provided, however, that no such agreement shall be effective or binding on Tenant unless and until the same shall be executed and delivered by such Mortgagee or Ground Lessor and Landlord.

(B) Subordination by Mortgagee. Notwithstanding anything to the contrary contained herein, any Mortgagee or Ground Lessor may subordinate its Mortgage or Ground Lease, as the case may be, to this Lease by sending Tenant notice in writing subordinating such Mortgage or Ground Lease to this Lease, and Tenant agrees to execute and deliver to such Mortgagee or Ground Lessor such further instruments consenting to or confirming the subordination of such Mortgage or Ground Lease to this Lease, which instruments shall be in form and substance reasonably satisfactory to Tenant, within twenty-one (21) days after notice to Tenant of such request.

ARTICLE 20.

Estoppel Certificate

Tenant agrees at any time and from time to time upon not less than twenty one (21) days’ prior written notice from Landlord, to execute, acknowledge and deliver to Landlord an estoppel certificate in the form of Exhibit M attached hereto (the “Tenant Estoppel Certificate”). The Tenant Estoppel Certificate shall be addressed to Landlord and, if Landlord shall so request, to any current or prospective Mortgagee or any assignee thereof, any prospective purchaser of the Land, improvements or both comprising the Property, and any other party Landlord may reasonably request. In addition, the Tenant Estoppel Certificate may be modified to contain certifications, to the best of Tenant’s knowledge, of such reasonable, non-confidential factual matters not set forth in Exhibit M as may be reasonably requested by the intended addressees. Any Tenant Estoppel Certificate delivered pursuant to this Article may be relied upon by each party to whom it is addressed and the Tenant Estoppel Certificate, if required by its addressee(s), may so specifically state.

Landlord agrees at any time and from time to time upon not less than twenty-one (21) days’ prior written notice from either Tenant or a Transferee under any Exempt Transfer, to execute, acknowledge and deliver to Tenant or such Transferee an estoppel certificate in the form of Exhibit N attached hereto (the “Landlord Estoppel Certificate”). The Landlord Estoppel Certificate shall be addressed to Tenant and/or such Transferee and, if Tenant or such Transferee shall so request, to any current or prospective assignee of this Lease or subtenant of all or any portion of the Premises (provided such assignment or sublease transaction to which such Landlord Estoppel Certificate relates is permitted or consented to by Landlord pursuant to the terms of Article 21 below) or any other party Tenant or such Transferee may reasonably request. In addition, the Landlord Estoppel Certificate may be modified to contain certifications, to the best of Landlord’s knowledge, of such reasonable, non-confidential factual matters not expressly set forth in Exhibit N as may be reasonably requested by the intended addressees. Any Landlord Estoppel Certificate delivered pursuant to this Article may be relied upon by each party to whom it is addressed and the Landlord Estoppel Certificate, if required by its addressee(s), may so specifically state.

ARTICLE 21.

Assignment and Subletting

(A) Transfers. Except as provided in Paragraph 21(C) below, Tenant shall not have the right, without the prior written consent of Landlord, to: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, directly or indirectly, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) otherwise permit the use of the Premises by any persons other than Tenant (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective or commencement date (which shall not be less than thirty (30) days after Tenant’s notice) and, except in the case of an assignment, the proposed expiration date and the portion of the Premises to be Transferred (herein called the “Subject Space”), (b) the name and address of the proposed Transferee, (c) the purposes for which the proposed Transferee intends to use the Premises or the Subject Space, and (d) in the case of an assignment, (x) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (y) such other information regarding the proposed Transfer and the proposed Transferee as Landlord may reasonably require. Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no effect, and/or, after the lapse of the applicable cure period, shall constitute a Default.

(B) Consent. Notwithstanding the provisions of Paragraph 21(A), Landlord shall not unreasonably withhold its consent to a proposed Transfer (provided, however, Landlord in its sole and absolute discretion shall have the right to withhold consent to any mortgage, pledge, hypothecation, or encumbrance of this Lease or any lien, claim or other encumbrance upon Tenant’s right, title or interest under this Lease). Tenant agrees that Landlord shall be acting reasonably in withholding its consent if any one or more of the following applies:

(i) the Transferee is of a character or reputation or engaged in a business which will damage the reputation of the Building,

(ii) the Transferee intends to use the Premises or the Subject Space for purposes which are not permitted under this Lease or for a Prohibited Use,

(iii) the Transferee is a government (or agency or instrumentality thereof),

(iv) a monetary Default or material non-monetary Default has occurred and is then continuing at the time Tenant requests consent to the proposed Transfer, or

(v) the Transferee is in active negotiations with Landlord for space in the Building.

Landlord’s consent shall be set forth in an instrument in the form of Exhibit O-1 (in the case of an assignment) or Exhibit O-2 (in the case of a sublease or occupancy) and shall not be effective until such instrument has been countersigned by Tenant and the assignee, subtenant or occupant. Tenant agrees to pay to Landlord, on demand, all reasonable out-of-pocket costs incurred by Landlord payable to third parties in connection with any request by Tenant for Landlord to consent to Transfer by Tenant.

(C) No Consent Required. The initial Tenant under this Lease shall have the right to sublease to its Affiliates any or all of the Premises. Landlord shall provide, and shall cause any Mortgagee or Ground Lessor to provide, a recognition agreement, in form and substance satisfactory to Landlord and Tenant, in favor of any subtenant which is an Affiliate of the initial Tenant and subleases more than 15,000 square feet of Rentable Area of the Premises. Such recognition agreement shall provide that the rights of any such subtenant under such sublease shall not be disturbed on account of any Default, or in the event a Mortgagee or Ground Lessor shall succeed to the rights and estate of Landlord, so long as such subtenant pays the portion of the Rent applicable to the portion of the Premises subleased to it. In addition, provided no monetary Default or material non-monetary Default has occurred and is then continuing at the time of the effective or commencement date of the Transfer, Tenant may, at any time and from time to time, without the prior consent of Landlord but with prior notice to Landlord, assign this Lease or any interest hereunder to, or sublease the Premises or any part thereof to, or permit the occupancy of the Premises, or any part thereof by,

(i) any successor entity of Tenant resulting from a merger or consolidation with Tenant,

(ii) any entity succeeding to all or substantially all of the business and assets of Tenant,

(iii) any entity which, at the effective or commencement date of the Transfer, is an Affiliate of Tenant,

(iv) any entity which, at the effective or commencement date of such Transfer, is acquiring all or a bona fide portion of the business being conducted at the Premises by Tenant or its Affiliates, or

(v) any service provider, client or customer of Tenant or any Affiliate; provided, however, that (a) no assignment shall be made pursuant to this clause (v), and (b) the aggregate Rentable Area subject to sublease or occupancy under this clause (v) at any time shall not exceed twenty-five percent (25%) of the Premises

(any such Transfer being herein referred to as an “Exempt Transfer”). An “Affiliate” of any person is another person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the first person. The word “control” shall mean the power, directly or indirectly, by voting rights, contract or otherwise, to direct or cause the direction of the management or policies of a person. For purposes of this Lease, CC-Development Group, Inc., Pritzker Realty Group, L.P., The Pritzker Organization, L.L.C., Diversified Financial Management Corp., and H Group Holding, Inc. shall be deemed to be Affiliates. Notwithstanding anything contained in this Paragraph 21(C) to the contrary,

(1)	no assignment or sublease permitted pursuant to this Paragraph 21(C) shall violate any of the conditions set forth in Paragraph 21(B)(ii) or (iii),

(2)	any such assignee or subtenant under clauses (i) or (ii) of this Paragraph 21(C) shall, immediately after the effective or commencement date of such Transfer, have a tangible net worth, determined in accordance with GAAP, equal to or greater than 40 times the Net Rent per annum then payable under this Lease,

(3)	any such assignee shall expressly assume all of Tenant’s obligations and liabilities hereunder without releasing the assignor or the guarantor, if any,

(4)	any sublease shall by its terms be expressly subordinate to all of the terms, covenants and conditions of this Lease, subject to the rights of such subtenant under any recognition agreement, and

(5)	Tenant shall deliver to Landlord promptly after the effective or commencement date thereof evidencing that the Transfer is an Exempt Transfer, together with a copy of the assignment, sublease, or occupancy agreement; provided, however, that any sublease or occupancy agreement pursuant to clause (iii) of this Paragraph 21(C) which is terminable at will by Tenant may be unwritten, so long as the Transferee remains an Affiliate of Tenant (in which case, in lieu of providing a copy of a written instrument, Tenant shall confirm such fact to Landlord).

(D) Terms of Consent. If Landlord consents to a Transfer effected under Paragraph 21(B) above: (a) the terms and conditions of this Lease, including among other things, Tenant’s liability for the Premises or the Subject Space, shall in no way be deemed to have been waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (c) any assignee (but not any subtenant other than as provided in Paragraph 21(C)) shall succeed to all rights provided to Tenant in this Lease, including, without limitation, the right to extend the Term of this Lease, to expand the Premises, or to lease additional space, (d) any subtenant shall have the same rights and obligations with respect to an assignment of its sublease and/or undersubletting as Tenant has with respect to an assignment of this Lease and/or subletting, except to the extent that the sublease shall impose additional restrictions or obligations, (e) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to such Transfer, and (f) Tenant shall furnish in respect of each calendar year all or any part of which falls within the term of such sublease other than a sublease under Paragraph 21(C), a complete statement, certified by an authorized employee of Tenant with knowledge of the relevant facts, setting forth in detail the computation of any profit derived by Tenant during such calendar year from such Transfer. Such statement for any such calendar year shall be furnished no later than 60 days after Tenant’s receives Landlord’s Statement under Paragraph 3(C)(iii) for such calendar year. Landlord or its authorized representative shall have the right at all reasonable times to audit the books, records, and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the profit respecting any Transfer shall be found to have been understated, Tenant, within thirty (30) days after demand, shall pay the deficiency, and if understated by more than 5%, Tenant shall pay Landlord’s costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) treat such sublease as canceled and repossess the Subject Space by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant is in monetary or material non-monetary Default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.

(E) Profits. Tenant shall pay to Landlord, when and as received by Tenant, after recovery of all of Tenant’s Associated Costs, an amount equal to 50% of all profit derived by Tenant from any subletting of the Premises or assignment of this Lease that is not permitted under Paragraph 21(C). For purposes of the foregoing, “profit” shall mean all rent or other compensation paid by such sublessee or assignee in excess of Rent payable by Tenant under this Lease allocable to the Premises or the Subject Space, less the Associated Costs. The term “Associated Costs” shall mean the actual, out-of-pocket expenses and costs of Tenant incurred to induce or otherwise related to such subleasing or assignment, including, but not limited to, marketing and brokerage costs, reasonable outside attorney’s fees and expenses, cash inducements, construction and reconstruction costs, rent subsidies, lease assumption costs, moving allowances, and Rent allocable to the subleased premises (or the Premises in the case of an assignment) for any period (i) after the date on which Tenant engages the services of a licensed broker pursuant to a written commission agreement to facilitate the subleasing of such subleased space or the assignment of this Lease, (ii) during which Tenant (or such broker) shall be actively engaged in the marketing of such subleased space (or the Premises in the case of the assignment) and (iii) after the date on which Tenant ceases using such subleased space (or the Premises in the case of an assignment) for any substantial business purpose other than storage.

(F) Non-Waiver. The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article 21, to any further Transfer to the extent otherwise herein required. Any Transfer hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable thereunder.

(G) Recapture. In the event that, at any time prior to the fifth (5th) anniversary of the MB Commencement Date, Tenant proposes to sublease all or any part of the High-Rise Premises for the remainder of the initial Term, and such proposed sublease is not an Exempt Transfer, Landlord shall have the right, exercisable within fifteen (15) days of its receipt of such notice, to terminate this Lease with respect to the space intended to be subleased, subject to the terms set forth in this Paragraph 21(G). Landlord may exercise such right by notice given to Tenant within such fifteen (15) day period and, if Landlord does not exercise such right within the applicable period, Tenant, subject to Paragraph 21(A) above, may proceed with such sublease. If Landlord does exercise such right to terminate, such termination shall be effective, subject to the provisions of this Paragraph 21(G) on the later of the proposed effective date of such sublease set forth in Tenant’s notice to Landlord or the Revocation Date (as hereinafter defined), unless otherwise agreed by Landlord and Tenant. Notwithstanding the foregoing, if Landlord exercises such right to terminate as herein provided, Tenant may, at its election, exercisable by notice given to Landlord within thirty (30) days of Landlord’s notice to Tenant exercising such right to terminate (the “Revocation Date”), revoke its initial notice of such proposed sublease, in which event Landlord’s exercise of its right to terminate shall be null and void and of no force or effect. In the event that this Lease is terminated with respect to all or any portion of the High-Rise Premises, the Net Rent due and payable hereunder shall be reduced by an amount per annum equal to the product obtained by multiplying (i) the number of square feet of Rentable Area in the portion of the High-Rise Premises so recaptured, and (ii) the Allocated High-Rise Premises Net Rent. As used herein, the “Allocated High-Rise Premises Net Rent” shall mean (i) in respect of the 46th floor, an amount, expressed on a per square foot of Rentable Area basis, equal to $32.50 for the first Lease Year, increased by 2% per annum in each succeeding Lease Year, and (ii) in respect of the 47th and 48th floors, an amount, expressed on a per square foot of Rentable Area basis, equal to $27.67 for the first Lease Year, increased by two percent (2%) per annum in each succeeding Lease Year. In the event that this Lease is terminated with respect to all or any part of the High-Rise Premises pursuant to the provisions of this Paragraph 21(G), such termination shall not affect any of the rights or obligations of the parties hereunder with respect to the remainder of the Premises. If the recaptured space is only a part of a floor of the High-Rise Premises, Landlord shall construct and finish in accordance with Building standards all corridors, elevator lobbies and other common areas on the floor required for the same to be occupied as a multi-tenant floor.

(H) Restrictions on Transfer of High-Rise Premises. Notwithstanding anything to the contrary herein contained, prior to the fifth anniversary of the MB Commencement Date, Tenant shall not be permitted to Transfer all or any portion of the High-Rise Premises, other than pursuant to an Exempt Transfer, to any legal services provider that, at the time of such Transfer, is included as one of the one hundred largest legal services providers as then most recently ranked by the American Lawyer magazine (or other similar publication). As used herein, the term “MB Commencement Date” shall mean the “Commencement Date” as defined in the Mayer Brown Lease.

ARTICLE 22.

Certain Rights Reserved By Landlord

Landlord shall have the following rights, exercisable without notice (except as expressly provided) and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for set-off or abatement of Rent:

(A) To require that all of Tenant’s window shades, blinds, drapes, and other similar window coverings conform to the building standard specifications therefor as the same shall be jointly developed and agreed upon by Landlord and Tenant. This Paragraph 22(A), however, shall not be applicable to any inner shades, blinds, drapes or window coverings which are in front of (as viewed from within the Premises) the blinds, shades, drapes or window coverings conforming to the building standard specifications, provided such inner shades, blinds, drapes or window coverings are not visible from outside of the Building. Landlord shall enforce said building standard specifications uniformly against all tenants and occupants of the Building.

(B) To decorate or to make alterations, additions, or improvements, structural or otherwise, in or to the Property, or any part thereof, and any adjacent building, structure, parking facility, land, street or alley (including without limitation changes and reductions in corridors, lobbies, parking facilities and other Common Areas and the installation of planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Property in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed); provided, that,

(i) none of such alterations, additions, or improvements shall (a) be located in the Premises or (b) materially and adversely affect the Franklin Street entrance to the Building (the “Franklin Entrance”) or the Wacker Drive entrance to the Building (the “Wacker Entrance” and, together with the Franklin Entrance, the “Pedestrian Entrances”), the layout of the ground floor (other than any retail areas along the northern wall of the Building), any of the elevators, escalators or stairways serving the Premises or the Shared Facilities, (c) affect Tenant’s signage, (d) adversely affect the security of the Building or any portion thereof or (e) be such that Tenant would have been entitled to withhold its consent thereto pursuant to the Workletter if the same had been included in Landlord’s Work;

(ii) there will not be any increase in Net Rent, Additional Rent or Tenant’s Pro Rata Share on account thereof,

(iii) no alterations to the low mid-rise or high-rise elevator lobby on the ground floor of the Building shall be made (other than such alterations having a de minimis effect thereon), without the prior written approval of Tenant, which shall not be unreasonably withheld, and

(iv) no mezzanine shall be constructed in the ground floor lobby nor shall the height of any portion thereof be reduced;

provided, however, that after the Rent Commencement Date the provisions of clauses (i), (iii) and (iv) shall be subject to Landlord’s obligations to keep the Base Building Work in compliance with all Laws pursuant to Paragraph 9(B) above. In connection with such matters, or with any other repairs, maintenance, improvements or alterations in or about the Property, Landlord may erect scaffolding and other structures reasonably required, and may temporarily close public entryways, other public areas, restrooms, stairways or corridors, so long as Tenant continues to have access to the Premises at all times (subject to Paragraph 22(E)). Landlord shall take commercially reasonable steps to minimize any interference with Tenant’s operations resulting from any actions taken by Landlord under this Paragraph 22(B). All work in the Premises (and all other work which would cause any material interference with Tenant’s business if performed during Regular Business Hours) shall be performed outside of Regular Business Hours.

(C) To approve (such approval not to be unreasonably withheld) the weight, size and location of safes and other heavy equipment and bulky articles in and about the Premises and the Building (so as not to overload the floors of the Premises), and to require all such items to be moved into and out of the Building and Premises only at such times and in such manner as Landlord shall reasonably direct. Furniture, boxes, merchandise or other bulky articles shall be transported within the Building only upon or by vehicles equipped with rubber tires and, except as otherwise provided in Article 6, shall be carried only in the freight elevators.

(D) To temporarily (i) limit or prevent access to the Property, (ii) shut down elevator service, (iii) activate elevator emergency controls, or (iv) take other actions (including preventive measures) as are deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein

(1)	in case of fire, invasion, insurrection, riot, civil disorder, terrorist act, public excitement or other dangerous condition, or threat thereof, or

(2)	in order to perform any maintenance or repairs which requires a Building closure;

provided, however, that (except in emergencies) Landlord shall give Tenant at least ten (10) Business Days prior written notice of Landlord’s intention to close the Building pursuant to clause (2) (and, except in case of an emergency, Landlord agrees to restrict any such closure pursuant to clause (2) to Saturday, Sunday or Holidays). Tenant shall have the right (but only once with respect to any particular closure), by written notice given to Landlord within three (3) Business Days after Tenant’s receipt of such notice from Landlord, to require Landlord to postpone such closure for up to fifteen (15) Business Days beyond the date set forth in Landlord’s notice.

(E) To install and maintain pipes, ducts, and conduits above the hung ceiling of the Premises or in the columns or shafts in the Premises to serve other parts or other tenants of the Building; provided that (i) except for pipes installed as a part of Base Building Work, all pipes, ducts and conduits shall be installed in the columns or shafts of the Premises, (ii) no reduction in the usable area of the Premises results therefrom, (iii) such installation and maintenance does not unreasonably interfere with Tenant’s use of the Premises for the conduct its business and other rights and benefits under this Lease, and (iv) any damage caused thereby to the Premises or Tenant’s property is promptly repaired at Landlord’s expense. All such work in the Premises (and, to the extent commercially reasonable [which shall include the payment of overtime wages], all other work which would cause any material interference with Tenant’s business if performed during Regular Business Hours) shall be performed outside of Regular Business Hours.

ARTICLE 23.

Tenant Default and Landlord Remedies

(A) Default by Tenant. Each of the following shall constitute a “Default” by Tenant, and shall give rise to Landlord’s remedies set forth in Paragraph (b) below:

(i) failure by Tenant to make when due any payment of Rent and the continuation of such failure for ten (10) days after notice;

(ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided below, and the continuation of such failure for thirty (30) days after notice (provided, that if the nature of Tenant’s failure is such that more time is reasonably required in order to cure and Tenant commences to cure within such thirty (30) day period, then such period shall be extended so long as Tenant is diligently pursuing such cure to completion);

(iii) failure by Tenant to comply with the Rules, and the continuation of such failure for thirty (30) days after notice (provided, that if the nature of Tenant’s failure is such that more time is reasonably required in order to cure and Tenant commences to cure within such thirty (30) day period, then such period shall be extended so long as Tenant is diligently pursuing such cure to completion);

(iv)(a) the making by Tenant of any general assignment for the benefit of creditors, (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, or (e) Tenant’s admitted insolvency or admission of an inability to pay its debts as they mature; or

(v) a Transfer of this Lease, or the Premises or any part thereof, in violation of Article 21 which is not cured within thirty (30) days thereafter.

The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Laws. To the extent that any of the foregoing notice periods provided for in this Article 23 and elsewhere in this Lease are greater than the notice periods required under the statutes of the State of Illinois, such greater notice periods as are provided for herein shall substitute for any such statutory notice periods, and, to the extent not prohibited by such statutes, any notices given pursuant to the terms hereof shall be deemed the notice required by any such statutes.

(B) Remedies. If a Default has occurred and is continuing, Landlord shall have the rights and remedies hereinafter set forth, each of which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law and/or other provisions of this Lease, any and all of which may be exercised with or without further notice and with or without demand whatsoever, concurrently or successively, and at such time or times and in such order as Landlord may from time to time determine:

(i) Landlord may terminate this Lease and repossess the Premises by detainer suit, summary proceedings or other lawful means, and recover from Tenant as damages an amount of money equal to the sum of: (a) any unpaid Rent as of the termination date, including interest at the Default Rate, (b) any unpaid Rent which would have accrued after the termination date through the time of award, including interest at the Default Rate, (c) the present value of any unpaid Rent which would have accrued after the time of award during the balance of the Term, less the present value of the fair market rental value of the Premises for such period, after deduction from the said fair market rental value of the Premises the Costs of Reletting (as defined in Paragraph (E) below of this Article 23) for such balance of the Term (such net amount not to be less than zero in any event, it being the intention of the parties that Landlord shall have no obligation to pay to Tenant or to offset against other sums Tenant owes to Landlord the excess, if any, of the present value of fair market rental value over the present value of said unpaid Rent), and (d) any other amounts necessary to compensate Landlord for all direct damages and other out-of-pocket losses, costs, and expenses caused by Tenant’s failure to perform its obligations under this Lease to the extent such amounts are not included in the above. For purposes of computing the amount of Rent herein that would have accrued after the time of award, Tenant’s Pro Rata Share of Taxes and Operating Expenses, shall be projected, based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award. Present value shall be computed on the basis of a discount rate equal to the then-current yield on United States Treasury obligations as reported in the Wall Street Journal or similar financial publication having a maturity approximately equal to the residue of the Term as determined by Landlord; provided, if no such obligations of such maturity exist, then such discount rate shall be established by Landlord.

(ii) Landlord may terminate Tenant’s right of possession and repossess the Premises by detainer suit, summary proceedings or other lawful means, without terminating this Lease (and if applicable Law permits, and Landlord shall not have expressly terminated the Lease in writing, any termination shall be deemed a termination of Tenant’s right of possession only), in which event Landlord shall use commercially reasonable efforts to mitigate its damages by attempting to relet all or any part of the Premises to a Replacement Tenant, for such rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term of this Lease and the right to relet the Premises as a part of a larger area and the right to change the character or use made of the Premises). For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient. In such event, Landlord may recover from Tenant the sum of: (a) any unpaid Rent as of the date possession is terminated, including interest at the Default Rate, (b) any unpaid Rent which accrues during the Term from the date possession is terminated through the time of award (or which may have accrued from the time of any earlier award or awards obtained by Landlord through the time of the subsequent award or awards), including interest at the Default Rate, less any Net Re-Letting Proceeds (as defined in Paragraph 23(E)) received by Landlord during such period, (c) all Rent from time to time which accrues from and after the date of the award and less any Net Re-Letting Proceeds received by Landlord during such period, and (d) any other amounts necessary to compensate Landlord for all direct damages caused by Tenant’s failure to perform its obligations under this Lease to the extent such amounts are not included in the above. Landlord may bring suits for such amounts or portions thereof, at any time or times as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment.

Without limiting the generality of the introduction sentence of this Paragraph 23(B), an election by Landlord to terminate Tenant’s right to possession of all or any part of the Premises or exercise any one or more of its other rights and remedies, without terminating this Lease, shall not preclude a subsequent election by Landlord to terminate this Lease.

(C) Specific Performance, Collection of Rent and Acceleration. Landlord and Tenant shall each at all times have the rights and remedies (which shall be cumulative with each other) provided by applicable Law or this Lease, without prior demand or notice except as required by applicable Law or this Lease, including without limitation the right to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

(D) Interest. Any Rent paid after it is due shall accrue interest from the due date at the Default Rate, until payment is received by Landlord, except that the first late payment in any twelve (12) month period shall accrue interest from the date that is five (5) days after the date of Landlord’s notice to Tenant of such non-payment. Such interest payments and late charges shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.

(E) Certain Definitions. “Net Re-Letting Proceeds” shall mean the total amount of rent and other consideration paid by any Replacement Tenants, less all Costs of Re-Letting, during a given period of time. “Costs of Re-Letting” shall include, without limitation, all costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises, brokerage commissions, advertising costs, reasonable attorneys’ fees, any customary free rent periods or credits, tenant improvement allowances, take-over lease obligations and other customary, necessary or appropriate economic incentives required to enter leases with Replacement Tenants, amortized with interest over the terms of the leases to such Replacement Tenants. “Replacement Tenants” shall mean any persons not affiliated with Landlord to whom Landlord re-lets the Premises or any portion thereof pursuant to this Article. “Default Rate” shall mean the lower of (i) the sum of (x) the rate per annum equal to the rate of interest announced from time to time by BankOne, N.A., or its successor, as its corporate prime or base rate of interest (such rate to change from time to time as and when such corporate prime or base rate changes) (the “Prime Rate”) plus (y) four percent (4%), or (ii) the highest rate permitted by applicable Law.

(F) Removal. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of this Lease or at Law, to which Tenant is or may be entitled, may be handled, removed, or stored in a commercial warehouse or otherwise by Landlord (at Tenant’s risk, costs, and expense if Tenant was required but failed to remove the same from the Premises), and Landlord shall in no event be responsible for the value, preservation, or safekeeping of that property. Tenant shall pay to Landlord, upon demand, any and all expenses incurred for the removal or storage of any such property which Tenant was required but failed to remove as long as the same shall be in Landlord’s possession or under the Landlord’s control. Any property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term shall be conclusively presumed to have been abandoned by Tenant unless Tenant removes such items within ten (10) days after written demand therefor from Landlord.

(G) Landlord Action. If Tenant at any time fails to make any payment or perform any other act on its part required to be made or performed under this Lease, and, except in the case of an emergency, such failure shall not be remedied within twenty (20) days after notice thereof to Tenant, Landlord may, but shall not be obligated to, after reasonable notice to Tenant and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable and in that connection pay reasonable expenses and employ counsel.

(H) Other Matters. No re-entry or repossession, repairs, changes, alterations and additions, re-letting, acceptance of keys from Tenant, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release the Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. To the fullest extent permitted by Law, all rent and other consideration paid by any Replacement Tenants shall be applied: first, to the Costs of Re-Letting, second, to the payment of any Rent theretofore accrued, and the residue, if any, shall be held by Landlord and applied to the payment of other obligations of Tenant to Landlord as the same become due (with any remaining residue to be retained by Landlord). Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. The times set forth herein for the curing of Defaults by Tenant are of the essence of this Lease. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

ARTICLE 24.

Landlord Default and Tenant Remedies; Untenantability; Tenant Offset

(A) Landlord Default and Tenant’s Remedies.

(i) If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease (other than pursuant to a right of cancellation or termination expressly set forth in this Lease) or to abate or offset against payment of Rent (other than a right of abatement or offset expressly set forth in this Lease) or to claim a partial or total eviction, Tenant shall not be entitled to exercise such right, unless such act or omission shall have continued unremedied for thirty (30) days after written notice thereof is given to Landlord and each Mortgagee or Ground Lessor notice of the name and address of which shall have been previously given to Tenant; provided that, if more than thirty (30) days are reasonably required to effect such remedy and Landlord or any such Mortgagee or Ground Lessor commences to remedy such act or omission within thirty (30) days after receipt of Tenant’s notice thereof, then such period shall be extended so long as Landlord or such Mortgagee or Ground Lessor are diligently prosecuting such remedy to completion. The aforementioned periods of time permitted for Landlord to cure shall be extended for any period of time during which Landlord or any Mortgagee or Ground Lessor is delayed in, or prevented from, curing due to Unavoidable Delays.

(ii) For purposes of this Lease, “Unavoidable Delays” shall mean delays or interruptions caused by strikes, lockouts, failure of power, restrictive governmental laws or regulations not in effect as of the date of execution of this Lease, condemnations, riots, insurrections, acts of terrorism, war, fire, or other casualty, acts of God, or other reasonably unforeseeable reasons not within the control of the party delayed in performing work or doing acts required under the terms of this Lease or its agents. Notwithstanding the foregoing, lack of money, financial inability, reasonably foreseeable governmental action or inaction or failure to order long-lead items sufficiently in advance of the time needed shall not be Unavoidable Delays. Whenever this Lease provides that a time or period shall be subject to extension for Unavoidable Delays, it shall be a condition of the right to claim an extension of time as a result of an Unavoidable Delay that the party seeking such extension shall notify the other party within five (5) days after such party has knowledge of the existence of the Unavoidable Delay(s) specifying the nature and (to the extent known) the estimated length thereof.

(B) Untenantability.

(i) If the Premises or any portion thereof become Untenantable and such Untenantability continues more than three (3) days (which three day period shall not be extended for Unavoidable Delays) after Tenant shall have given notice thereof to Landlord and any Mortgagee or Ground Lessor which is a party to an SNDA with Tenant, then Rent shall abate with respect to the Premises or such portion thereof commencing on the first Business Day after such three-day period, and such abatement shall continue for the duration of such Untenantability. Landlord agrees at all times to use diligent efforts to correct any Untenantability of the Premises.

(ii) If any period of Untenantability involving more than fifty percent (50%) of the Rentable Area of the Premises continues for more than 180 consecutive days (without, except as provided below, any extension for Unavoidable Delays) after Tenant shall have given notice thereof to Landlord and any Mortgagee or Ground Lessor which is a party to an SNDA with Tenant, Tenant shall have the right (during the period the Untenantability persists beyond the foregoing 180-day period), but exercisable only by written notice to Landlord within the fifteen (15) day period following said 180 consecutive day period, to terminate this Lease, which termination shall be effective upon receipt of such written notice; provided, however, if the remediation of such Untenantability requires work by Landlord which is not reasonably susceptible of being performed within such 180-day period then, if Landlord shall have commenced such remediation within such period and shall have diligently prosecuted such remediation, such 180-day period shall be extended for such additional period (beyond the initial 180-day period) as may be required for Landlord to remedy such Untenantability but not for more than sixty (60) days after such 180-day period.

(iii) For purposes of this Lease (including Article 10), “Untenantable” and “Untenantability” shall mean with respect to the Premises, or any portion thereof, that the same cannot reasonably be used by Tenant for the normal conduct of its business and in accordance with applicable Laws, and in fact is not being so used for any purpose other than storage, including by reason of (a) the condition of the Premises, or applicable portion thereof, (b) lack of access, electricity, HVAC, or other services, or

(c) any failure of the air quality in the Premises to meet applicable governmental standards; provided, however, Untenantability shall not arise (i) by reason of lack of access so long as elevator service is being provided by one or more of the passenger elevators, (ii) except for purposes of Article 10, if such circumstances are caused by any act or omission of Tenant, its employees, invitees, assignees, subtenants, contractors, or agents, or (iii) with respect to any portion of the Premises which, immediately prior to the event which would otherwise give rise to such Untenantability, was used for storage and which continues to be suitable for use for storage purposes, unless space which is located on the same floor and is adjacent to such portion of the Premises is also included in the Premises and is Untenantable. If the Untenantability of a portion of the Premises results in Tenant not being able to use a larger portion of the Premises, or the entire Premises, for the conduct of its business therein, then such larger portion or the entire Premises, as the case may be, shall be deemed to be “Untenantable.”

(iv) The provisions of Paragraph 24(B)(i) and (ii) shall not be applicable to any Untenantability by reason of damage by fire or other casualty or condemnation (and the same shall be governed by the provisions of Articles 10 and 12 hereof, respectively).

(C) Offset Rights. Tenant shall have the setoff rights provided for in Section 16 of the Workletter or in Article 4, and the same shall be binding upon any purchaser or transferee under Article 25 regardless of whether the same relate to matters occurring prior to such purchase or transfer.

(D) Rights Cumulative. The specific remedies provided to Tenant in this Lease shall be in addition to the rights and remedies available to Tenant at law or in equity, including without limitation the right to seek actual damages, declaratory, injunctive or other equitable relief to specifically enforce this Lease.

ARTICLE 25.

Conveyance by Landlord; Liability of Landlord

(A) Conveyance by Landlord. In the event of a sale or transfer of the Property by the Landlord hereunder (and nothing herein shall be construed to restrict or prevent such sale or transfer), (i) the purchaser or transferee shall thereupon be and become the Landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease required to be performed by the Landlord hereunder whether relating to a period or otherwise accruing before or after such sale or transfer (and the term “Landlord” shall be deemed to refer to such purchaser or transferee), and Tenant shall attorn to such purchaser or transferee, and (ii) the seller or transferor shall be discharged and released from, and shall not be liable for, all obligations of this lease required to be performed by the landlord hereunder whether relating to a period or otherwise accruing before or after such sale or transfer.

(B) Liability of Landlord. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability of Landlord for damages or breach or nonperformance by Landlord or otherwise arising under or in connection with this Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Property (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered (so long as any loan is to a lender that is not an Affiliate of Landlord), and no personal liability is assumed by, nor at any time may be asserted against, Landlord, its members or its other owners, direct or remote, all such liability, if any, being expressly waived and released by Tenant. The limitations of liability of Landlord contained in this Article shall apply equally to and inure to the benefit of the Landlord Protected Parties (as defined in Paragraph 11(b) above). Tenant further expressly understands and agrees that if any instrument involving the Building is executed by Landlord’s agent (“Landlord’s Agent”) on behalf of Landlord, then Landlord’s Agent executes such instrument, not in its own right but solely as Landlord’s Agent and that nothing in this Lease shall be construed as creating any liability whatsoever against such Landlord’s Agent, its owners, direct and remote, and their respective directors, officers or employees and in particular, without limiting the generality of the foregoing, there shall be no liability of Landlord’s Agent to pay any indebtedness or sum accruing thereunder, or to perform any covenant or agreement whether expressed or implied therein contained, it being agreed that Landlord shall have sole responsibility therefor.

ARTICLE 26.

Waiver; Indemnification

(A) Tenant Waiver. To the extent permitted by Law, Tenant waives and releases the Landlord Protected Parties and Landlord’s contractors (but not, with respect to claims arising out of any act or omission prior to the Rent Commencement Date, Landlord’s Contractors) from all claims for damage to property sustained by Tenant relating to

(i) directly or indirectly, any act or omission of any Landlord Protected Parties and/or Landlord’s contractors;

(ii) the Building or Premises or any part of either or any equipment or appurtenance becoming out of repair; or

(iii) any accident in or about the Building or Premises; or

(iv) directly or indirectly, any act or omission of any tenant or occupant of the Building or of any other person.

(B) Landlord Waiver. To the extent permitted by Law, Landlord waives and releases the Tenant Protected Parties and Tenant’s contractors (but not, with respect to claims arising out of any act or omission prior to the Rent Commencement Date, Tenant’s Contractors) from all claims for damage to property sustained by Landlord relating to

(i) directly or indirectly, any act or omission of any Tenant Protected Parties and/or Tenant’s contractors;

(ii) the Building or Premises or any part of either or any equipment or appurtenance becoming out of repair; or

(iii) any accident in or about the Building or Premises; or

(iv) directly or indirectly, any act or omission of any tenant or occupant of the Building or of any other person.

(C) The foregoing Paragraphs (A) and (B) shall apply especially, but not exclusively, to damage caused by the flooding of basements or other subsurface areas, refrigerators, sprinkling devices, air-conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether the damage results from the act or omission of Landlord, Tenant, other tenants of the Building or of any other person, or whether the damage is caused by or resulted from any thing or circumstance above mentioned or referred to, or any other thing or circumstance, whether of a like or of a wholly different nature.

(D) Tenant’s Property. All property situated in the Building or the Premises and belonging to Tenant, its agents, contractors, employees, or invitees or any occupant of the Premises, shall be situated there at the risk of Tenant or such other person only, and Landlord shall not be liable for damage, theft, misappropriation, or loss of that property.

(E) Landlord’s Property. All property situated in the Building or the Premises and belonging to Landlord, its agents, contractors, employees, or invitees or any occupant of the Building, shall be situated thereat the risk of Landlord or such other person only, and Tenant shall not be liable for damage, theft, misappropriation or loss of that property.

(F) Tenant Indemnity. To the extent permitted by Law and not covered by insurance, Tenant shall protect, defend, indemnify and hold harmless the Landlord Protected Parties from and against any and all claims asserted against any Landlord Protected Parties (including all liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising out of any such claim) for loss of life or damage or injury to person, property or business to the extent caused by or arising out of any violation of this Lease by, or other act or omission of, Tenant or of any other occupant of the Premises, or any of their respective agents, employees or contractors. Tenant’s obligations and liabilities pursuant to this Paragraph 26(F) shall survive the expiration or earlier termination of this Lease.

(G) Landlord Indemnity. To the extent permitted by Law and not covered by insurance, Landlord shall protect, defend, indemnify and hold harmless the Tenant and its agents, employees and contractors, members, shareholders, partners and invitees from and against any and all claim asserted against any such person (including all liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising out of any such claim) for loss of life or damage or injury to person, property or business to the extent caused by or arising out of any violation of this Lease by, or other act or omission of, Landlord or any Landlord Protected Parties or any of their respective agents, employees or contractors. Landlord’s obligations and liabilities pursuant to this Paragraph 26(G) shall survive the expiration or earlier termination of this Lease.

(H) Relationship to Article 4. Nothing in this Article 26 shall be deemed to limit any of the rights and obligations of Landlord and Tenant under Article 4, including any rights of Tenant under Article 4 to recover any losses, costs or damages thereunder, or any right of Landlord under Article 4 to receive an assignment of any insurance claims or insurance proceeds.

ARTICLE 27.

Safety and Security Devices, Services and Programs

The parties acknowledge that safety and security devices, services and programs provided by Landlord, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal (or malefactor), is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 11. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord and approved by Tenant, which approval will not be unreasonably withheld, or required by Law at Landlord’s expense (subject to inclusion in Operating Expenses to the extent permitted by Article 3 above), so long as such safety or security program is applied on a nondiscriminatory basis to all tenants of the Building.

ARTICLE 28.

Communications and Computer Lines

(A) Installation of Lines by Tenant. Tenant may install, maintain, replace, remove (subject to Article 13 hereof) or use communications and/or computer conduit, cabling and wiring (collectively, the “Lines”) at the Property serving the Premises, provided:

(i) such Lines are located solely within Landlord’s Telecommunications Infrastructure or the Premises,

(ii) any such installation, maintenance, replacement and removal shall be subject to the applicable provisions of Article 8, and shall not materially interfere with the use of any then existing Lines at the Property, and

(iii) if any Lines installed by Tenant require shielding in order to prevent such Lines from causing electromagnetic interference to any Lines installed by Landlord or any other person, Tenant shall install such shielding as shall be necessary to eliminate such interference.

Tenant shall remove any Lines installed by it which violate this Paragraph 28(A) or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition, within thirty (30) days after written demand from Landlord.

(B) Landlord Supervision of Lines in Landlord’s Telecommunication Infrastructure. Landlord may reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, Lines in the Landlord’s Telecommunication Infrastructure (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such right shall not be in limitation of other rights that may be available to Landlord by Law or otherwise.

(C) Avoidance of Interference. Landlord shall not, and shall not suffer or permit any person to, install electrical risers or other equipment in such proximity to Landlord’s Telecommunications Infrastructure as results in electromagnetic interference with any of Tenant’s Lines therein. If any such electromagnetic interference shall arise, Landlord shall install such shielding as shall be necessary to eliminate it.

(D) Liability. Except to the extent arising from the negligence or intentional acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from, the following (collectively called “Line Problems”):

(i) any eavesdropping or wire-tapping by unauthorized parties,

(ii) any failure of any Lines to satisfy Tenant’s requirements, or

(iii) any shortages, failures, variations, interruptions, disconnections, loss or damage caused

(1)	by any act, omission or failure by any service provider,

(2)	by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property,

(3)	by any failure of the environmental conditions or the power supply for the Property to conform to any requirements for the Lines or any associated equipment, or

(4)	by any other problems associated with any Lines by any other cause.

Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

ARTICLE 29.

Hazardous Materials

(A) No Hazardous Materials. Landlord represents to Tenant that Landlord has never Handled any Hazardous Material in, on or under the Land in violation of Environmental Laws and that, to Landlord’s actual knowledge, except (i) to the extent, if any, disclosed in that certain Phase I Environmental Assessment prepared by Carlson Environmental, Inc., dated November 24, 1998, a copy of which Tenant acknowledges it has heretofore received from Landlord, and (ii) for a certain underground storage tank, which Landlord has removed from the Land in accordance with all Environmental Laws prior to the Commencement Date, no Hazardous Materials have been Handled in or upon the Land in violation of Environmental Laws.

All Base Building Work shall be constructed in a manner that does not incorporate therein any Hazardous Materials in excess of quantities permitted by applicable Environmental Laws (and Landlord agrees at its sole cost and expense to promptly remove any such Hazardous Materials so incorporated in such construction promptly after discovery thereof).

No Hazardous Materials shall be Handled upon, about, above or beneath the Premises or any portion of the Property by Tenant, its subtenants, or their respective contractors, clients, officers, directors, employees, or invitees (any such Hazardous Materials so handled being referred to as “Tenant’s Hazardous Materials”).

No Hazardous Materials shall be Handled upon, about, above or beneath the Premises or any portion of the Property by or on behalf of Landlord or its contractors, officers, directors, employees or invitees (but specifically excluding tenants or occupants of the Building) (any such Hazardous Materials so Handled being referred to as “Landlord’s Hazardous Materials”).

Notwithstanding the foregoing, (i) normal quantities of Tenant’s Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies) and construction, operation and maintenance of leasehold improvements and trade fixtures, may be Handled at the Premises or the Building, and (ii) normal quantities of Landlord’s Hazardous Materials customarily used in the construction, operating and maintenance of office buildings may be Handled at the Property.

Landlord’s Hazardous Materials and Tenant’s Hazardous Materials shall be Handled at all times in compliance with the manufacturer’s instructions therefor and all applicable Environmental Laws.

(B) “Environmental Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Regulatory Authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.

(C) “Hazardous Materials” means (a) any material or substance in excess of quantities permitted by applicable law: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof (except to the extent used in connection with emergency back-up generators in accordance with applicable law); (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; (vi) which is infectious; or (vii) which possesses inherently toxic, reactive, flammable or corrosive characteristics, to the extent any such items are or become regulated by Environmental Laws; or (b) materials which cause a nuisance upon or waste to the Premises or any portion of the Property.

(D) “Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

(E) “Regulatory Authority” shall mean any federal, state or local governmental agency, commission, board or political subdivision.

ARTICLE 30.

Intentionally Omitted

ARTICLE 31.

Notices

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto or to the Premises or Property, shall be in writing and shall not be effective for any purpose unless the same shall be served (i) personally or (ii) by next business day delivery by a nationally recognized overnight courier service, in either case, to the parties as follows:

If to Tenant prior to the Mid-Rise Rent Commencement:

Hyatt Corporation

200 West Madison, 37th Floor

Chicago, Illinois 60606

Attn: General Counsel

with a copy to:

Hyatt Corporation

200 West Madison, 39th Floor

Chicago, Illinois 60606

Attn: Kirk Rose

If to Tenant after the Mid-Rise Rent Commencement Date:

Hyatt Corporation

71 South Wacker Drive

Chicago, Illinois 60602

Attention: General Counsel

with a copy to:

Hyatt Corporation

71 South Wacker Drive

Chicago, Illinois 60602

Attention: Kirk Rose

If to Landlord before the Mid-Rise Rent Commencement Date:

FrankMon LLC

c/o Pritzker Realty Group, L.P.

200 West Madison Street, 37th Floor

Chicago, Illinois 60602

Attn: Penny Pritzker and J. Kevin Poorman

If to Landlord after the Mid-Rise Rent Commencement Date:

FrankMon LLC

c/o Pritzker Realty Group, L.P.

71 South Wacker Drive

Chicago, Illinois 60602

Attn: Penny Pritzker and J. Kevin Poorman

at all times with a copy to:

Katten Muchin Zavis Rosenman

525 West Monroe Street

Chicago, Illinois 60661-3693

Attn: Seth R. Madorsky, Esq.

Tenant and Landlord may from time to time, by notice given pursuant to this Article, designate a successor or additional address or addresses to which notices and other communications shall be sent. Tenant also may be required, whenever an SNDA is in effect, to provide notices and other communications to the Mortgagee or Ground Lessor thereunder to the extent therein provided. Every notice or other communication hereunder shall be deemed to have been given as of the delivery date, unless receipt thereof failed to occur by reason of refusal of the addressee to accept the same or change of address of the addressee for which no prior notice was given to the sender (in either such event notice shall be deemed given on the date appropriately sent). Notices not sent in accordance with the foregoing shall be of no force or effect until received by the addressee at the addresses required herein.

ARTICLE 32.

Real Estate Brokers

Each of Landlord and Tenant represents to the other that it has dealt only with J. F. McKinney & Associates (“Landlord’s Broker”) as a broker, agent, finder or consultant in connection with this Lease, and that insofar as each party knows, no broker, agent, finder or consultant other than Landlord’s Broker has participated in the procurement of Tenant or in the negotiation of this Lease or is entitled to any commission in connection therewith. Landlord shall pay to Landlord’s Broker all amounts, if any, owing to Landlord’s Broker in respect of this Lease pursuant to a separate commission agreement between Landlord and Landlord’s Broker. Each of Landlord and Tenant shall indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any breach of the foregoing representations and covenants.

ARTICLE 33.

Covenant of Quiet Enjoyment

Landlord covenants and agrees that Tenant, on paying the Net Rent and other Rent herein reserved and on keeping, observing and performing all of the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term of this Lease, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof, free from hindrance or disturbance by Landlord or any person claiming by, through or under Landlord. The loss or reduction of Tenant’s light, air or view will not be deemed a disturbance of Tenant’s occupancy of the Premises nor will it affect Tenant’s obligations under this Lease or create any liability of Landlord to Tenant, provided, however, that Landlord shall not cover or brick up any windows of the Premises.

ARTICLE 34.

Captions and Severability

The captions, headings and arrangements of the Articles and Paragraphs of this Lease are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable with respect to any particular person or circumstance by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions hereof, or its enforceability with respect to any other person or circumstance, the parties hereto agreeing that they would have entered into the remaining portion of this Lease notwithstanding the omission of the portion or portions adjudged invalid, void, illegal, or unenforceable with respect to such person or circumstance.

ARTICLE 35.

Expansion, Right of First Offer, Renewal, Contraction and Mandatory Surrender

(A) Expansion Premises; Expiration Dates; Expansion Floors; Expansion Allowance.

(i) The term “Expansion Premises” shall mean, either individually or collectively, as the context requires, the First Expansion Premises, the Second Expansion Premises and the Third Expansion Premises.

(ii) The term “First Expansion Premises” shall mean the space designated by Tenant, in its First Expansion Notice, from between the options set forth in clauses (a) and (b) immediately below:

(a)	either (i) the entire 17th floor of the Building, consisting of 31,495 square feet of Rentable Area (the “17th Floor Space”), or (ii) the entire portion of the 22nd floor of the Building allocated for office use, consisting of 16,248 square feet of Rentable Area (the “22nd Floor Space”), or

(b)	the 17th Floor Space and the 22nd Floor Space together.

(iii) The term “Second Expansion Premises” shall mean the entire 18th floor of the Building, consisting of 31,511 square feet of Rentable Area.

(iv) The term “Third Expansion Premises” shall mean the entire 19th floor of the Building, consisting of 31,511 square feet of Rentable Area.

(v) The term “First Renewal Term Expiration Date” shall mean the fifth anniversary of the Initial Term Expiration Date and the term “Second Renewal Term Expiration Date” shall mean the fifth anniversary of the First Renewal Term Expiration Date.

(vi) The term “Expansion Floor” shall mean, individually and collectively, the floors of the Building on which the Expansion Premises are located.

(vii) The term “Expansion Allowance” shall mean, with respect to each Expansion Premises, the amount equal to (x) the product of (i) $62 per square foot of Rentable Area in the applicable Expansion Premises, and (ii) a fraction, the numerator of which is the number of full calendar months remaining in the Initial Term hereof (without regard to any extension or renewal thereof) following the applicable Expansion Option Rent Commencement Date and the denominator of which is 180, minus (y) the cost, as reasonably estimated by Landlord and its general contractor, of the usable tenant improvements that have been installed in the applicable Expansion Premises, including, without limitation, improvements such as raised floors and ceiling systems.

(viii) The term “Expansion Option” shall mean, individually and collectively, the First Expansion Option, the Second Expansion Option, the Third Expansion Option, and the 46th Floor Replacement Option.

(ix) The term “Expansion Option Rent Commencement Date” shall mean, individually and collectively, the First Expansion Option Rent Commencement Date, the Second Expansion Option Rent Commencement Date, the Third Expansion Option Rent Commencement Date, and the 46th Floor Replacement Option Rent Commencement Date.

(B) First Expansion Option. If (i) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Tenant shall not have subleased more than 25% of the Premises for all or substantially all of the remaining Term (excluding subleases pursuant to Paragraph 21(C)), and (iii) this Lease shall then be in full force and effect, then Tenant shall have the one-time option (the “First Expansion Option”) to expand the Premises to include the First Expansion Premises upon the following terms and conditions:

(i) The term “First Expansion Option Scheduled Delivery Date” shall mean the date designated by Landlord, by delivery of written notice to Tenant no later than the 30th day following Landlord’s receipt of the First Expansion Notice, as the date on which Landlord intends to deliver the First Expansion Premises to Tenant, which date shall be any date no earlier than the 5th anniversary of the High-Rise Rent Commencement Date and no later than the 6th anniversary of the High-Rise Rent Commencement Date. Landlord’s notice shall be irrevocable and shall relate to the entire First Expansion Premises.

(ii) Tenant shall exercise the First Expansion Option, if at all, by delivery to Landlord of a written notice of exercise (the “First Expansion Notice”) on or before the date that is the later to occur of (x) the 270th day preceding the 5th anniversary of the High-Rise Rent Commencement Date, and (y) the thirtieth (30th) day following the date on which Tenant receives written notice from Landlord (which notice may serve as the MB 46th Floor Option Notice) stating whether or not Mayer Brown shall have exercised or irrevocably waived the MB 46th Floor Expansion Right. Tenant shall designate in such First Expansion Notice its selection of the space to be included in such First Expansion Premises from and among the two (2) options set forth in Paragraph 35(A)(ii) above. If Tenant fails to deliver the First Expansion Notice by such date, Tenant shall be deemed to have waived its First Expansion Option.

(iii) If Tenant timely exercises the First Expansion Option, then (i) on the First Expansion Option Scheduled Delivery Date, Landlord shall deliver the First Expansion Premises to Tenant with all Base Building Work therein complete and otherwise in “as-is” condition, and (ii) the First Expansion Premises shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the First Expansion Premises shall expire on the Initial Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G);

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the First Expansion Premises, shall commence to be payable on the date (the “First Expansion Option Rent Commencement Date”) which is the earlier of:

(a)	the date which is one hundred twenty (120) days after the later of (x) the date on which Landlord actually tenders possession of the First Expansion Premises to Tenant in the condition required by this Paragraph 35(B)(iii), and (y) the First Expansion Option Scheduled Delivery Date, and

(b)	the date Tenant commences to conduct ordinary business in the First Expansion Premises,

provided, however, that the First Expansion Option Rent Commencement Date shall be determined separately with respect to any portion of the First Expansion Premises that has been previously leased to Tenant for a term expiring immediately prior to the First Expansion Option Scheduled Delivery Date and, with respect to such portion, the aforesaid period of 120 days shall be disregarded.

(3)	The amount of Net Rent per square foot of Rentable Area with respect to the First Expansion Premises shall be equal to that applicable to the Mid-Rise Premises, as such Net Rent increases from time to time as set forth in Exhibit B-1.

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the First Expansion Premises;

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the First Expansion Premises, effective as of the First Expansion Option Rent Commencement Date; and

(6)	Landlord shall pay to Tenant the Expansion Allowance. The Expansion Allowance shall be used and disbursed in accordance with the provisions and procedures set forth in the Workletter; provided, however, that Tenant shall have the right to apply all or any portion of the Expansion Allowance as a credit against the Rent hereunder.

Following exercise by Tenant of the First Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the First Expansion Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the First Expansion Premises.

(iv) Landlord may lease the First Expansion Premises, or portions thereof, from time to time to third parties so long as such space is scheduled to be available to be leased to Tenant pursuant to Tenant’s First Expansion Option. So long as Landlord has not granted any person rights which conflict with Tenant’s First Expansion Option, Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if it is unable to deliver the First Expansion Premises to Tenant on the First Expansion Option Scheduled Delivery Date due solely to the failure of any tenant or any of its subtenants to have vacated it by the time in question. If, however, Landlord fails to deliver possession of the Expansion Premises in the condition required by Paragraph 35(B)(iii) by the date which is the 90th day after the First Expansion Option Scheduled Delivery Date (as such date is extended by Unavoidable Delays), Tenant shall have the option either, at it elects (a) by notice to Landlord given at any time prior to the delivery to Tenant of the First Expansion Premises in the condition required by Paragraph 35(B)(iii), to rescind its previous exercise of the First Expansion Option, in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if it shall have granted any person rights which conflict with Tenant’s First Expansion Option) and shall have no further obligation to deliver the First Expansion Premises, or (b) to lease from Landlord on a temporary basis and at the same rent other space in the Building, to the extent available, comparable in size to the First Expansion Premises. Landlord will use commercially reasonable efforts to regain possession of the Expansion Premises as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space.

(v) The term “Goldman Lease” shall mean the lease dated as of September 30, 2002, between Landlord and The Goldman Sachs Group, Inc. (“Goldman Sachs”), as originally entered into. The term “Mayer Brown Lease” shall mean the lease dated as of September 30, 2002, between Landlord and Mayer Brown Rowe & Maw (“Mayer Brown”) as originally entered into.

(C) Second Expansion Option. If (i) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Tenant shall not have subleased more than 25% of the Premises for all or substantially all of the remaining Term (excluding subleases pursuant to Paragraph 21(C)), and (iii) this Lease shall then be in full force and effect, then Tenant shall have the one-time option (the “Second Expansion Option”) to expand the Premises to include the Second Expansion Premises upon the following terms and conditions:

(i) The term “Second Expansion Option Scheduled Delivery Date” shall mean the date designated by Landlord, by delivery of written notice to Tenant no later than the 30th day following Landlord’s receipt of the Second Expansion Notice, as the date on which Landlord intends to deliver the Second Expansion Premises to Tenant, which date shall be any date no earlier than the 7th anniversary of the Mid-Rise Rent Commencement Date and no later than the 8th anniversary of the Mid-Rise Rent Commencement Date. Landlord’s notice shall be irrevocable and shall relate to the entire Second Expansion Premises.

(ii) Tenant shall exercise the Second Expansion Option, if at all, by delivery to Landlord of a written notice of exercise (the “Second Expansion Notice”) on or before the 540th day preceding the 7th anniversary of the Mid-Rise Rent Commencement Date. If Tenant fails to deliver the Second Expansion Notice by such date, Tenant shall be deemed to have waived its Second Expansion Option.

(iii) If Tenant timely exercises the Second Expansion Option, then (i) on the Second Expansion Option Scheduled Delivery Date, Landlord shall deliver the Second Expansion Premises to Tenant with all Base Building Work therein complete and otherwise in “as-is” condition, and (ii) the Second Expansion Premises shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the Second Expansion Premises shall expire on the Initial Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G);

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the Second Expansion Premises, shall commence to be payable on the date (the “Second Expansion Option Rent Commencement Date”) which is the earlier of:

(a)	the date which is one hundred twenty (120) days after the later of (x) the date on which Landlord actually tenders possession of the Second Expansion Premises to Tenant in the condition required by this Paragraph 35(C)(iii), and (y) the Second Expansion Option Scheduled Delivery Date, and

(b)	the date Tenant commences to conduct ordinary business in the Second Expansion Premises,

provided, however, that the Second Expansion Option Rent Commencement Date shall be determined separately with respect to any portion of the Second Expansion Premises that has been previously leased to Tenant for a term expiring immediately prior to the Second Expansion Option Scheduled Delivery Date and, with respect to such portion, the aforesaid period of 120 days shall be disregarded.

(3)	The amount of Net Rent per square foot of Rentable Area with respect to the Second Expansion Premises shall be equal to that applicable to the Mid-Rise Premises, as such Net Rent increases from time to time as set forth in Exhibit B-1.

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Second Expansion Premises;

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Second Expansion Premises, effective as of the Second Expansion Option Rent Commencement Date; and

(6)	Landlord shall pay to Tenant the Expansion Allowance. The Expansion Allowance shall be used and disbursed in accordance with the provisions and procedures set forth in the Workletter; provided, however, that Tenant shall have the right to apply all or any portion of the Expansion Allowance as a credit against the Rent hereunder.

Following exercise by Tenant of the Second Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the Second Expansion Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the Second Expansion Premises.

(iv) Landlord may lease the Second Expansion Premises, or portions thereof, from time to time to third parties so long as such space is scheduled to be available to be leased to Tenant pursuant to Tenant’s Second Expansion Option. So long as Landlord has not granted any person rights which conflict with Tenant’s Second Expansion Option, Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if it is unable to deliver the Second Expansion Premises to Tenant on the Second Expansion Option Scheduled Delivery Date due solely to the failure of any tenant or any of its subtenants to have vacated it by the time in question. If, however, Landlord fails to deliver possession of the Second Expansion Premises in the condition required by Paragraph 35(C)(iii) by the date which is the 90th day after the Second Expansion Option Scheduled Delivery Date (as such date is extended by Unavoidable Delays), Tenant shall have the option either, at it elects (a) by notice to Landlord given at any time prior to the delivery to Tenant of the Second Expansion Premises in the condition required by Paragraph 35(C)(iii), to rescind its previous exercise of the Second Expansion Option, in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if it shall have granted any person rights which conflict with Tenant’s Second Expansion Option) and shall have no further obligation to deliver the Second Expansion Premises, or (b) to lease from Landlord on a temporary basis and at the same rent other space in the Building, to the extent available, comparable in size to the Second Expansion Premises. Landlord will use commercially reasonable efforts to regain possession of the Second Expansion Premises as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space.

(D) Third Expansion Option. If (i) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Tenant shall not have subleased more than 25% of the Premises for all or substantially all of the remaining Term (excluding subleases pursuant to Paragraph 21(C)), and (iii) this Lease shall then be in full force and effect, then Tenant shall have the one-time option (the “Third Expansion Option”) to expand the Premises to include the Third Expansion Premises upon the following terms and conditions:

(i) The term “Third Expansion Option Scheduled Delivery Date” shall mean the date designated by Landlord, by delivery of written notice to Tenant no later than the 30th day following Landlord’s receipt of the Third Expansion Notice, as the date on which Landlord intends to deliver the Third Expansion Premises to Tenant, which date shall be any date no earlier than the 10th anniversary of the Mid-Rise Rent Commencement Date and no later than the 11th anniversary of the Mid-Rise Rent Commencement Date. Landlord’s notice shall be irrevocable and shall relate to the entire Third Expansion Premises.

(ii) Tenant shall exercise the Third Expansion Option, if at all, by delivery to Landlord of a written notice of exercise (the “Third Expansion Notice”) on or before the 540th day preceding the 10th anniversary of the Mid-Rise Rent Commencement Date. If Tenant fails to deliver the Third Expansion Notice by such date, Tenant shall be deemed to have waived its Third Expansion Option.

(iii) If Tenant timely exercises the Third Expansion Option, then (i) on the Third Expansion Option Scheduled Delivery Date, Landlord shall deliver the Third Expansion Premises to Tenant with all Base Building Work therein complete and otherwise in “as-is” condition, and (ii) the Third Expansion Premises shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the Third Expansion Premises shall expire on the Initial Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G);

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the Third Expansion Premises, shall commence to be payable on the date (the “Third Expansion Option Rent Commencement Date”) which is the earlier of:

(a)	the date which is one hundred twenty (120) days after the later of (x) the date on which Landlord actually tenders possession of the Third Expansion Premises to Tenant in the condition required by this Paragraph 35(D)(iii), and (y) the Third Expansion Option Scheduled Delivery Date, and

(b)	the date Tenant commences to conduct ordinary business in the Third Expansion Premises,

provided, however, that the Third Expansion Option Rent Commencement Date shall be determined separately with respect to any portion of the Third Expansion Premises that has been previously leased to Tenant for a term expiring immediately prior to the Third Expansion Option Scheduled Delivery Date and, with respect to such portion, the aforesaid period of 120 days shall be disregarded.

(3)	The amount of Net Rent per square foot of Rentable Area with respect to the Third Expansion Premises shall be equal to that applicable to the Mid-Rise Premises, as such Net Rent increases from time to time as set forth in Exhibit B-1.

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Third Expansion Premises;

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Third Expansion Premises, effective as of the Third Expansion Option Rent Commencement Date; and

(6)	Landlord shall pay to Tenant the Expansion Allowance. The Expansion Allowance shall be used and disbursed in accordance with the provisions and procedures set forth in the Workletter; provided, however, that Tenant shall have the right to apply all or any portion of the Expansion Allowance as a credit against the Rent hereunder.

Following exercise by Tenant of the Third Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the Third Expansion Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the Third Expansion Premises.

(iv) Landlord may lease the Third Expansion Premises, or portions thereof, from time to time to third parties so long as such space is scheduled to be available to be leased to Tenant pursuant to Tenant’s Third Expansion Option. So long as Landlord has not granted any person rights which conflict with Tenant’s Third Expansion Option, Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if it is unable to deliver the Third Expansion Premises to Tenant on the Third Expansion Option Scheduled Delivery Date due solely to the failure of any tenant or any of its subtenants to have vacated it by the time in question. If, however, Landlord fails to deliver possession of the Expansion Premises in the condition required by Paragraph 35(D)(iii) by the date which is the 90th day after the Third Expansion Option Scheduled Delivery Date (as such date is extended by Unavoidable Delays), Tenant shall have the option either, at it elects (a) by notice to Landlord given at any time prior to the delivery to Tenant of the Third Expansion Premises in the condition required by Paragraph 35(D)(iii), to rescind its previous exercise of the Third Expansion Option, in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if it shall have granted any person rights which conflict with Tenant’s Third Expansion Option) and shall have no further obligation to deliver the Third Expansion Premises, or (b) to lease from Landlord on a temporary basis and at the same rent other space in the Building, to the extent available, comparable in size to the Third Expansion Premises. Landlord will use commercially reasonable efforts to regain possession of the Third Expansion Premises as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space.

(E) Tenant’s Right of First Offer.

(i) If (i) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Tenant shall not have subleased more than 25% of the Premises for all or substantially all of the remaining term (excluding subleases pursuant to Paragraph 21(C)), (iii) neither Tenant’s First Renewal Option nor Tenant’s Third Renewal Option shall have lapsed without exercise, and (iv) neither this Lease nor Tenant’s right of possession of the Premises shall have been terminated and this Lease shall then be in full force and effect, then Landlord shall not lease any space on any of the 3rd through 27th floors of the Building (including by way of renewal, extension or expansion) to any person other than pursuant to:

(1)	(a) the initial lease of such space; and (b) except with respect to space located on an Expansion Floor, any renewal or extension of the initial lease of such space effected pursuant to the exercise of a renewal or extension right or option provided for in such initial lease as originally entered into (it being understood that if such space is located on an Expansion Floor, then any such renewal or extension right or option shall be subordinate to Tenant’s rights under this Paragraph 35(E));

(2)	(a) any lease of such space effected pursuant to Paragraph 35(E)(vi); and (b) except with respect to space located on an Expansion Floor, any renewal or extension of such lease of such space effected pursuant to the exercise of a renewal or extension right or option provided for in such lease as originally entered into (it being understood that if such space is located on an Expansion Floor, then any such renewal or extension right or option shall be subordinate to Tenant’s rights under this Paragraph 35(E));

(3)	any Permitted Expansion of any lease entered into pursuant to subparagraphs 1 or 2 above;

(4)

except with respect to space located on an Expansion Floor, any lease of such space effected pursuant to the exercise by the tenant thereunder of any expansion right or option (which phrase, as used in this Paragraph 35(E), shall include any firm option, right of refusal or right of offer) set forth in the Goldman Sachs Lease as originally entered into or in the Mayer Brown Lease as originally entered into (“Permitted Superior Expansion Rights”) (it being understood that (1) if such space is located on an Expansion Floor, then any such expansion right or option shall be subordinate to Tenant’s rights under this Paragraph 35(E) and (2) except for the Permitted Superior Expansion Rights and the Permitted Expansions referred to in Paragraph 35(E)(i)(3) above, all expansion rights and options now or hereafter granted to any person shall be subordinate to Tenant’s rights under this Paragraph 35(E));

(5)	(a) any lease for a term commencing after the 22nd anniversary of the Rent Commencement Date; or (b) any lease entered into after the lapse without exercise of the First Renewal Option or after the lapse with exercise of the Second Renewal Option (or in either case, if a Renewal Option shall have been exercised, then after Tenant elects to rescind such exercise as provided in Paragraphs 35(F) and 35(G));

(6)	any lease of the Fitness Center or the Cafeteria to any operator, licensee or concessionaire thereof;

(7)	any lease on the ground floor lobby level of the Building; and

(8)	any lease of premises to Tenant.

Landlord represents and warrants to Tenant that attached hereto as Exhibit PSER is a true and complete copy of provisions of the Mayer Brown Lease and the Goldman Sachs Lease containing the Permitted Superior Expansion Rights, excluding the portion of such provisions setting forth the rent payable thereunder.

The term “Permitted Expansion” means the leasing by any tenant of the Building of additional space in the Building, pursuant to the exercise by such tenant of any expansion right or option contained in such tenant’s lease as originally entered into, provided such additional space (i) is contiguous to, and on the same floor as, the premises demised by such lease as originally entered into, and (ii) is no larger than 25% of the premises demised by such lease as originally entered into.

(ii) Landlord may, from time to time, give one or more Offer Notices. The term “Offer Notice” shall mean a notice:

(1)	referring to this Paragraph 35(E);

(2)	describing the premises to which it relates (the “Offer Space”) and, if the Offer Space includes a portion less than all of the rentable area of any floor, including a floor plan of such floor with such portion hatched;

(3)	setting forth the date (which shall be a single date and shall be no earlier than 30 days after and no later than (a) 547 days after the date of such Offer Notice, if the Offer Space includes three or fewer full floors of the Building, or (b) otherwise, 912 days after the date of such Offer Notice) on which, if Tenant exercises its right pursuant to this Paragraph 35(E) to lease such Offer Space, Landlord reasonably believes, on the basis of written agreements then in effect, that it will be able to deliver to Tenant vacant possession thereof (the “Scheduled Offer Space Delivery Date”);

(4)	setting forth Landlord’s good faith opinion of the Fair Market Rental Value of the Offer Space; and

(5)	if all or any portion of such Offer Space is not located on a Senior ROFO Floor and is subject to a Permitted Superior Expansion Right, so stating and identifying the lease containing such Permitted Superior Expansion Right [(which shall be either the Goldman Sachs Lease or the Mayer Brown Lease)], and setting forth (i) the portion of such Offer Space subject thereto (including, if less than all of such Offer Space on a floor, a floor plan showing the same), and (ii) the date on which Landlord is required, if such Permitted Superior Expansion Right is exercised, to deliver such portion of such Offer Space to the holder of such Superior Expansion Right (the “Permitted Superior Expansion Right Delivery Date”).

Each Offer Notice shall constitute a representation by Landlord that all leases covering any of such Offer Space have expired or been terminated or, pursuant to the terms thereof or other written agreements then in effect, will expire or terminate with respect to such Offer Space on or prior to the Scheduled Offer Space Delivery Date set forth in such Offer Notice.

If pursuant to the provisions of any other lease (a “Recapture Provision”) Landlord shall become entitled to recapture any space in the Building in connection with a proposed assignment or sublease (a “Recapture Space”), Landlord shall, within five (5) Business Days of its receipt of the notice from the other tenant entitling Landlord to recapture, give to Tenant an Offer Notice with respect to such space. Such Offer Notice (a “Recapture Offer Notice”) shall, in addition to the information required by the foregoing provisions of this Paragraph 35(E)(ii) to be included therein, set forth (a) that it relates to space which Landlord is entitled to recapture, (b) the last day on which Landlord is permitted by the terms of the applicable lease to exercise such recapture right (the “Landlord’s Exercise Deadline Date”), (c) a schedule of the net base rent that such other tenant is obligated to pay for such Recapture Space (the “Recapture Space Rent Schedule”), and (d) the date on which the then-committed term of such lease shall expire with respect to the Recapture Space (the “Recapture Space Expiration Date”) and be accompanied by a copy of the provisions of such other lease establishing the Recapture Space Rent Schedule and the Recapture Space Expiration Date. No Offer Notice shall include Recapture Space and any space which is not Recapture Space. Landlord shall not waive or amend any lease so as to eliminate any Recapture Provision.

(iii) Tenant shall have the right, by notice to Landlord given within twenty (20) Business Days of its receipt of any Offer Notice (an “Acceptance Notice”), to lease all or any portion of the Offer Space covered by such Offer Notice; provided, however, that

(1)	if Tenant elects to lease and include in its Acceptance Notice any of such Offer Space on any floor of the Building, then Tenant shall be obligated to lease and include in such Acceptance Notice all of such Offer Space on such floor of the Building;

(2)	if the Offer Space includes a block of two or more contiguous full floors (an “Offer Space Block”), then

(i)	the term “M” shall mean the number of contiguous full floors in the block, and the term “N” shall mean the number of contiguous full floors which Tenant desires to lease and include in its Acceptance Notice, and

(ii)	if N is less than M, then the term “Lower N Block” shall be the block of N contiguous full floors within such Offer Space Block containing the lowest full floor thereof (or if N is one, just such lowest full floor) and the term “Upper N Block” shall be the block of N contiguous full floors within such Offer Space Block containing the highest full floor thereof (or if N is one, just such highest full floor), and

(F)	if only one of the N Blocks is contiguous to the Premises, Tenant shall lease and include in its Acceptance Notice, such N Block,

(G)	if both of such N Blocks are contiguous to the Premises, Tenant shall lease and include in its Acceptance Notice, either of such N Blocks (as Tenant shall elect), and

(H)	if neither N Block is contiguous to the Premises, Tenant shall lease and include in its Acceptance Notice either of such N Blocks (as Tenant shall elect) and Landlord shall have the right in any case under this clause (C), by notice to Landlord given within thirty (30) days of such Acceptance Notice, to substitute the other N Block therefor,

(1)	in case of any Recapture Offer Notice, the Acceptance Notice (herein, a “Recapture Acceptance Notice”)

(a)	must be given, if at all, no later than the earlier of (i) the date provided for above in this Paragraph 35(E)(iii), or (ii) the second (2nd) Business Day prior to Landlord’s Exercise Deadline Date set forth in such Recapture Offer Notice; and

(b)	must include all of such Offer Space;

(2)	if Tenant shall give such any Acceptance Notice later than 1095 days before the Initial Term Expiration Date and Tenant shall not have theretofore given (and waived (or been deemed to have waived) its right to rescind) the First Renewal Notice then such Acceptance Notice shall not be valid unless accompanied or preceded by a Renewal Commitment Notice for the First Renewal Period; and

(3)	if Tenant shall give any such Acceptance Notice later than 1095 days before the fifth anniversary of the Initial Term Expiration Date and Tenant shall not have theretofore given (and waived (or been deemed to have waived) its right to rescind) the Second Renewal Notice then such Acceptance Notice shall not be valid unless accompanied or preceded by a Renewal Commitment Notice for the Second Renewal Period.

The space as to which Tenant timely gives an Acceptance Notice is herein called an “Accepted Offer Space.” Tenant shall, in its Acceptance Notice, state whether it agrees with Landlord’s estimate of the Fair Market Rental Value set forth in Landlord’s Offer Notice and, if not, Tenant shall include in its Acceptance Notice a statement of Tenant’s good faith opinion of the Fair Market Rental Value of the Accepted Offer Space.

(ii) If Tenant timely gives an Acceptance Notice then (i) on the Scheduled Offer Space Delivery Date, Landlord shall deliver the Accepted Offer Space to Tenant with all Base Building Work therein complete, ordinary wear and tear excepted, and otherwise in “as-is” condition (except that in the case of a Recapture Acceptance, such Accepted Offer Space shall be delivered in “as-is” condition), and (ii) the Accepted Offer Space shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the Accepted Offer Premises shall expire on the Initial Term Expiration Date, and the Accepted Offer Premises shall be subject to Paragraphs 35(F) and (G); provided, however, that

(a)	if prior to the giving of such Acceptance Notice, the First Renewal Notice shall have been given then the term of the letting of such Accepted Offer Space shall expire on the First Renewal Term Expiration Date, and the Accepted Offer Space shall be subject to Paragraph 35(G), provided, however, that if such First Renewal Notice shall have been or shall thereafter be rescinded pursuant to Paragraph 35(F)(iii) this clause (a) shall be disregarded;

(b)	if prior to the giving of such Acceptance Notice, the Second Renewal Notice shall have been given then the term of the letting of such Accepted Offer Space shall expire on the Second Renewal Term Expiration Date, provided, however, that if such Second Renewal Notice shall have been or shall thereafter be rescinded pursuant to Paragraph 35(G)(iii) this clause (b) shall be disregarded;

(c)	if such Accepted Offer Space or any portion thereof shall be subject to a Permitted Superior Expansion Right (and Landlord shall have so stated in its Offer Notice), then the term of the letting with respect to such Accepted Offer Space or portion thereof shall expire on the earlier of (a) the day provided by the foregoing provisions of this Paragraph 35(E)(iv)(1), and (b) the day preceding the Landlord Permitted Superior Expansion Right Delivery Date;

(d)	if such Accepted Offer Space or any portion thereof shall be located on a floor(s) on which Expansion Premises are located and, at the time of Tenant’s giving of the Acceptance Notice with respect thereto, the Expansion Option applicable to such Expansion Premises shall not have lapsed without exercise, then the term of the letting with respect to such Accepted Offer Space or portion thereof shall expire on the earlier of (a) the date provided by the foregoing provisions of this Paragraph 35(E)(iv)(1), and (b) the day preceding the applicable Expansion Option Scheduled Delivery Date; and,

(iii)	if Tenant timely exercises the applicable Expansion Option, then on the earlier of (a) the date provided by the foregoing provisions of this Paragraph 35(E)(iv)(1), and (b) the day preceding the applicable Expansion Option Scheduled Delivery Date, and

(iv)	otherwise, on the date otherwise provided by the foregoing provisions of this Paragraph 35(E)(iv)(1); and

(a)	if Landlord shall have given a Recapture Offer Notice setting forth a Recapture Space Expiration Date that is later than the date on which (in the absence of this clause (e)) the term of the letting of such Accepted Offer Premises would expire pursuant to the foregoing provisions of this Section 35(E)(iv)(1), (any such Accepted Offer Premises being herein referred to as “Long Term Recapture Space”), the term of the letting of the Accepted Offer Space shall expire on such Recapture Space Expiration Date so set forth (the date of such expiration being herein referred to as the “Long Term Recapture Space Expiration Date”).

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses with respect to such Accepted Offer Space shall commence to be payable on the earlier of (such earlier date being herein called the “Offer Space Rent Commencement Date”):

(a)	the date which is one hundred twenty (120) days after the later of (i) the date on which Landlord actually tenders possession of the Accepted Offer Space to Tenant in the condition required by this Paragraph 35(E)(iv)), and (ii) the Scheduled Offer Space Delivery Date; or

(b)	the date Tenant commences to conduct ordinary business in the Offer Space;

(3)	The amount of Net Rent with respect to the Offer Space shall be equal to:

(a)	except in a case of a Recapture Acceptance Notice, (x) if Tenant in its Acceptance Notice shall have agreed with Landlord’s estimate of the Fair Market Rental Value set forth in the Offer Notice, such Fair Market Rental Value so set forth, (y) otherwise, the Fair Market Rental Value of the Accepted Offer Space as determined pursuant to Paragraph 35(E)(viii); and

(b)	in the case of a Recapture Acceptance Notice, then the greater of (x) the Fair Market Rental Value of the Accepted Offer Space, determined either by Tenant having agreed in its Recapture Acceptance Notice with Landlord’s estimate of the Fair Market Rental Value set forth in the Offer Notice or determined pursuant to Paragraph 35(E)(viii), and (y) that provided by the Recapture Space Rent Schedule.

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Offer Space; and

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Accepted Offer Space, effective as of the Accepted Offer Space Rent Commencement Date.

Following the giving by Tenant of an Acceptance Notice and the determination of the Net Rent with respect to the Accepted Offer Space covered thereby, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the Accepted Offer Space pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the Accepted Offer Space.

(v) So long as, when Tenant gives an Offer Notice, it is entitled, on the basis of written agreements then in effect, to possession of the Offer Space no later than the Scheduled Offer Space Delivery Date set forth therein, Landlord shall not be deemed to be in default under this Lease if it is unable to deliver any Accepted Offer Space on such Scheduled Offer Space Delivery Date due solely to the failure of such tenant or any of its subtenants to have vacated it by the time in question. If, however, Landlord fails to deliver possession of any Accepted Offer Space in the condition required by Paragraph 35(E)(iv) by the 90th day after the Scheduled Offer Space Delivery Date, Tenant shall have the option, by written notice to Landlord given at any time prior to the delivery to Tenant of the Accepted Offer Space in the condition required by Paragraph 35(E)(iv), to rescind its Acceptance Notice, in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if the representation set forth in the penultimate paragraph of Paragraph 35(E)(ii) shall have been breached). Landlord will use commercially reasonable efforts to regain possession of such Accepted Offer Space as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space.

(vi) (1) If in response to any Offer Notice Tenant shall fail timely to deliver an Acceptance Notice (or the same shall be rescinded pursuant to Paragraph 35(E)(v)) then Landlord shall be permitted to lease all or any portion of the Offer Space covered by such Offer Notice to any person or persons for delivery no earlier than the Scheduled Offer Space Delivery Date set forth in such Offer Notice (and otherwise on such terms as Landlord shall determine in its discretion (subject to Tenant’s rights under this Paragraph 35(E) with respect to renewals, extensions and expansions and Tenant’s rights under Paragraphs 35(B), (C) and (D) if applicable)); provided, however, that immediately subsequent to the original entering into of any such lease the space covered thereby shall again become subject to this Article such that Landlord shall not (except as permitted by the other provisions of Paragraph 35(E)(i), if and to the extent applicable) subsequently lease such space except pursuant to this Paragraph 35(E)(vi) based upon a subsequent Offer Notice given to Tenant with respect thereto.

(1)	If in response to any Offer Notice Tenant shall timely deliver an Acceptance Notice with respect to less than all of the Offer Space covered by such Offer Notice then Landlord shall be permitted to lease all or any portion of the balance of such Offer Space converted by such Offer Notice to any person or persons for delivery no earlier than the Scheduled Offer Space Delivery Date set forth in such Offer Notice (and otherwise on such terms as Landlord shall determine in its discretion (subject to Tenant’s rights under this Article 35(E) with respect to renewals, extensions and expansions and Tenant’s rights under Paragraphs 35(B), (C) and (D) if applicable)); provided, however, that immediately subsequent to the original entering into of any such lease the space covered thereby shall again become subject to this Article such that Landlord shall not (except as permitted by the other provisions of Paragraph 35(E)(i), if and to the extent applicable) subsequently lease such space except pursuant to this Paragraph 35(E)(vi) based upon a subsequent Offer Notice given to Tenant with respect thereto.

(vii) The term “Fair Market Rental Value” of any Accepted Offer Space shall mean the fair market amount of net base rent, expressed in dollars and cents per square foot of Rentable Area of the Accepted Offer Space (i.e. exclusive of Taxes, Net Shared Facilities Costs and Operating Expenses) (fixed or with specified percentage increases at specified intervals), under a lease for a term commencing on the applicable Scheduled Offer Space Delivery Date and ending on a date which is the later to occur of (a) the tenth (10) anniversary of the Scheduled Offer Space Delivery Date, and (b) the date provided for in Paragraph 35(E)(iv) for the expiration of the term of the letting of such Accepted Offer Space, and otherwise on the terms and conditions of this Lease to be applicable to such Accepted Offer Space, determined as if the Accepted Offer Space were then available in the then rental market and assuming

(1)	that Landlord has a reasonable time to locate a tenant; and

(2)	that neither Landlord not such tenant is under any compulsion to rent.

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which the landlord provided free rent or a tenant improvement allowance or any work to prepare the premises for the tenant’s occupancy or any lease takeover or any other concession (all of the foregoing being herein called a “Leasing Concession”), then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted downward by subtracting the product of 12 multiplied by the amount which, if taken monthly over the term of such transaction, would have a net present value (using such interest rate as the arbitrator or other person applying this paragraph believes to be appropriate considering market practices) as of the commencement of such transaction equal to the amount of such Leasing Concession.

(viii) If (a) in Tenant’s Acceptance Notice Tenant shall have stated that it does not agree with Landlord’s estimate of the Fair Market Rental Value set forth in Landlord’s Offer Notice and shall have included therein a statement of Tenant’s good faith opinion of the Fair Market Rental Value of the Accepted Offer Space, and (b) the parties are unable to agree on the Fair Market Rental Value within thirty (30) days after the giving of Tenant’s Acceptance Notice (the “Accepted Offer Space Negotiation Period”), then (x) Landlord and Tenant nonetheless shall be bound to the leasing of the Accepted Offer Space pursuant to this Paragraph 35(E), and (y) the Fair Market Rental Value shall be determined by arbitration pursuant to Article 36 (and Landlord and Tenant shall be bound to the Fair Market Rental Value as so determined).

(I) First Renewal Option. Tenant shall have the option to extend the Term of this Lease as to the First Renewal Premises for five (5) years commencing upon the expiration of the initial term (the “First Renewal Term”).

(i) The term “First Possible Renewal Premises” shall mean all of the Premises subject to this Lease at the time of the giving of the First Renewal Notice, including any Premises as to which an Acceptance Notice shall have been given pursuant to Paragraph 35(E) even if the same shall not yet have been delivered to Tenant. The term “First Renewal Premises” shall mean all or such portions of the First Possible Renewal Premises as shall be specified in the First Renewal Notice, except that if any portion of First Possible Renewal Premises located on a floor are included in the First Renewal Premises, then all portions of the First Possible Renewal Premises located on such floor shall be included.

(ii) The First Renewal Term shall be upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Article 3 of this Lease, except that (a) the Net Rent for the First Renewal Term shall be the Fair Market Rental Value of the First Renewal Premises for the First Renewal Term and (b) if the First Renewal Premises shall be less than the entire First Possible Renewal Premises, Tenant’s Pro Rata Share shall be recalculated on the basis of the First Renewal Premises.

(iii) Tenant shall provide notice to Landlord (“First Renewal Notice”) of Tenant’s exercise of the First Renewal Options no later than the day 612 days prior to the Initial Term Expiration Date. On the day 567 days prior to the Initial Term Expiration Date (or, if such day is not a Business Day, on the next Business Day), Landlord and Tenant shall, at the Building’s management office, each simultaneously submit to the other, in a sealed envelope, its signed written good faith estimate of the Fair Market Rental Value (the “Preliminary Estimates”). Each Preliminary Estimate shall consist of only a single fixed dollar amount per square foot of Rentable Area. Tenant shall have the right, by notice to Landlord given within 20 days of the exchange of Preliminary Estimates, to rescind the First Renewal Notice, whereupon if exercised, Tenant shall have no further rights to extend the Term pursuant to this Paragraph 35(F). If Tenant does not timely rescind the First Renewal Notice, Landlord and Tenant hereby agree to be conclusively bound to the renewal of this Lease for the First Renewal Premises for the First Renewal Term at the Fair Market Rental Value determined by arbitration pursuant to Article 36.

(iv) If the Premises includes any Long Term Recapture Space with a Long Term Recapture Space Expiration Date during or after the Second Renewal Term, then, such Long Term Recapture Space shall be excluded from the First Possible Renewal Premises. If the Premises include any Long Term Recapture Space with a Long Term Recapture Space Expiration Date during the First Renewal Term then (i) such Long Term Recapture Space shall be included in the First Possible Renewal Premises and (ii) if included by Tenant in the First Renewal Premises, the renewal thus effected with respect thereto shall be only for (and the Fair Market Rental Value provided for in this Article 35(F) shall be payable only for) the period commencing immediately after the Long Term Recapture Space Expiration Date with respect thereto and ending at the end of the First Renewal Term. This Paragraph 35(F)(iv) shall not be construed to result in the expiration of the letting of any Long Term Recapture Space prior to the Long Term Recapture Space Expiration Date with respect thereto.

(v) The term “Fair Market Rental Value” of the First Renewal Premises shall mean the fair market amount of net fixed base rent per square foot of Rentable Area of the First Renewal Premises (i.e. exclusive of Taxes and Operating Expenses) under a lease for a term equal to the First Renewal Term and otherwise on all of the terms and conditions of this Lease to be applicable to the First Renewal Premises for the First Renewal Term, determined as if the First Renewal Premises were then available in the then rental market, and assuming

(1)	that Landlord has a reasonable time to locate a tenant,

(2)	that neither Landlord nor such tenant is under any compulsion to rent.

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which the landlord provided free rent or a tenant improvement allowance or any work to prepare the premises for the tenant’s occupancy or any lease takeover or any other concession (all of the foregoing being herein called a “Leasing Concession”), then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted downward by subtracting the product of 12 multiplied by the amount which, if taken monthly over the term of such transaction, would have a net present value (using such interest rate as the arbitrator or other person applying this paragraph believes to be appropriate considering market practices) as of the commencement of such transaction equal to the amount of such Leasing Concession.

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which a method different from the Measurement Method was used in determining rentable and usable areas, then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted accordingly.

(J) Second Renewal Option. Tenant shall have the option to extend the Term of this Lease as to the Second Renewal Premises for five (5) years commencing upon the expiration of the First Renewal Term (the “Second Renewal Term”).

(i) The term “Second Possible Renewal Premises” shall mean all of the Premises subject to this Lease at the time of the giving of the Second Renewal Notice, including any Premises as to which an Acceptance Notice shall have been given pursuant to Paragraph 35(E) even if the same shall not yet have been delivered to Tenant. The term “Second Renewal Premises” shall mean all or such portions of the Second Possible Renewal Premises as shall be specified in the Second Renewal Notice, except that if any portion of Second Possible Renewal Premises located on a floor are included in the Second Renewal Premises, then all portions of the Second Possible Renewal Premises located on such floor shall be included.

(ii) The Second Renewal Term shall be upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Paragraph 3(C) of this Lease, except that (a) the Net Rent for the Second Renewal Term shall be the Fair Market Rental Value of the Second Renewal Premises for the Second Renewal Term and (b) if the Second Renewal Premises shall be less than the entire Second Possible Renewal Premises, Tenant’s Pro Rata Share shall be recalculated on the basis of the Second Renewal Premises.

(iii) Tenant shall provide notice to Landlord (“Second Renewal Notice”) of Tenant’s exercise of the Second Renewal Options no later than the day 612 days prior to the First Renewal Term Expiration Date. On the day 567 days prior to the First Renewal Term Expiration Date (or, if such day is not a Business Day, on the next Business Day), Landlord and Tenant shall, at the Building’s management office, each simultaneously submit to the other, in a sealed envelope, its signed written good faith estimate of the Fair Market Rental Value (the “Preliminary Estimates”). Each Preliminary Estimate shall consist of only a single fixed dollar amount per square foot of Rentable Area. Tenant shall have the right, by notice to Landlord given within 20 days of the exchange of Preliminary Estimates, to rescind the Second Renewal Notice, whereupon, if exercised, Tenant shall have no further rights to extend the Term of this Lease pursuant to this Paragraph 35(G). If Tenant does not timely rescind the Second Renewal Notice, Landlord and Tenant hereby agree to be conclusively bound to the renewal of this Lease for the Second Renewal Premises for the Second Renewal Term at the Fair Market Rental Value determined by arbitration pursuant to Article 36.

(iv) If the Premises includes any Long Term Recapture Space with a Long Term Recapture Space Expiration Date after the Second Renewal Term then such Long Term Recapture Space shall be excluded form the Second Possible Renewal Premises. If the Premises include any Long Term Recapture Space with a Long Term Recapture Space Expiration Date during the Second Renewal Term then (i) such Long Term Recapture Space shall be included in the Second Possible Renewal Premises and (ii) if included by Tenant in the Second Renewal Premises, the renewal thus effected with respect thereto shall be only for (and the Fair Market Rental Value Provided for in this Article 35(G) shall be payable only for) the period commencing immediately after the Long Term Recapture Space Expiration Date with respect thereto and ending at the end of the Second Renewal Term. This Paragraph 35(G)(iv) shall not be construed to result in the expiration of the letting of any Long Term Recapture Space prior to the Long Term Recapture Space Expiration Date with respect thereto.

(v) The term “Fair Market Rental Value” of the Second Renewal Premises shall mean the fair market amount of net fixed base rent per square foot of Rentable Area of the Second Renewal Premises (i.e. exclusive of Taxes and Operating Expenses) under a lease for a term equal to the Second Renewal Term and otherwise on all of the terms and conditions of this Lease to be applicable to the Second Renewal Premises for the Second Renewal Term, determined as if the Second Renewal Premises were then available in the then rental market, and assuming

(1)	that Landlord has a reasonable time to locate a tenant,

(2)	that neither Landlord nor such tenant is under any compulsion to rent.

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which the landlord provided free rent or a tenant improvement allowance or any work to prepare the premises for the tenant’s occupancy or any lease takeover or any other concession (all of the foregoing being herein called a “Leasing Concession”), then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted downward by subtracting the product of 12 multiplied by the amount which, if taken monthly over the term of such transaction, would have a net present value (using such rate as the arbitrator or other person applying this paragraph believes to be appropriate considering market practices) as of the commencement of such transaction equal to the amount of such Leasing Concession.

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which a method different from the Measurement Method was used in determining rentable and usable areas, then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted accordingly.

(K) Renewal Options – General.

(i) Tenant shall not be entitled to exercise a Renewal Option if on the date Tenant exercises such Renewal Option, (a) a monetary or material non-monetary Default has occurred and is continuing, or (b) this Lease or Tenant’s right of possession has been terminated, or (c) this Lease is not in full force and effect. Tenant shall not be entitled to the Third Renewal Option unless Tenant shall have exercised the Second Renewal Option, and Tenant shall not be entitled to exercise the Second Renewal Option unless Tenant shall have exercised the First Renewal Option.

(ii) Following exercise by Tenant of a Renewal Option and determination of the Net Rent for the respective Renewal Term, at the request of either party hereto and within thirty (30) days after such request, Landlord and Tenant shall enter into a supplement to this Lease confirming the renewal of this Lease for such Renewal Term, the Renewal Premises, and the term of such renewal. The failure or refusal of either party to do so, however, shall not affect the validity of the exercise of the Renewal Option.

(iii) The term “Renewal Term” shall mean, individually, either the First Renewal Term or the Third Renewal Term and together shall mean the First Renewal Term and the Third Renewal Term. The term “Renewal Option” shall mean either the First Renewal Option or the Third Renewal Option. The term “Renewal Premises” shall mean either the First Renewal Premises or the Third Renewal Premises.

(iv) The term “First Renewal Commitment Notice” shall mean a notice referring to this Paragraph 35(H)(iv), in which Tenant irrevocably agrees to give (and not to rescind) the First Renewal Notice and to include in the First Renewal Premises (in addition to any other premises required to be include) all Accepted Offer Space as to which Tenant gives an Acceptance Notice together with or after the date of such First Renewal Commitment Notice. If Tenant gives a First Renewal Commitment Notice prior to its giving a First Renewal Notice, but shall fail timely to give a Renewal Notice conforming to the requirement of this Paragraph 35(H)(iv), then Tenant shall be deemed timely to have given a First Renewal Notice setting forth as the First Renewal Premises all of the First Possible Renewal Premises. If Tenant gives a First Renewal Commitment Notice, Tenant shall no longer have the right to rescind the First Renewal Notice and, if Tenant shall have theretofore given the First Renewal Notice, the same shall be deemed amended to include in the First Renewal Premises (in addition to any other premises required to be included) all Accepted Offer Space as to which Tenant gives an Acceptance Notice together with or after the date of such First Renewal Commitment Notice.

(v) The term “Second Renewal Commitment Notice” shall mean a notice referring to this Paragraph 35(H)(v), in which Tenant irrevocably agrees to give (and not to rescind) the Second Renewal Notice and to include in the Second Renewal Premises (in addition to any other premises required to be included) all Accepted Offer Space as to which Tenant gives an Acceptance Notice together with or after the date of such Second Renewal Commitment Notice. If Tenant gives a Second Renewal Commitment Notice prior to its giving a Second Renewal Notice, but shall fail timely to give a Renewal Notice conforming to the requirement of this Paragraph 35(H)(v), then Tenant shall be deemed timely to have given a Second Renewal Notice setting forth as the Second Renewal Premises all of the Second Possible Renewal Premises. If Tenant gives a Second

Renewal Commitment Notice, Tenant shall no longer have the right to rescind the Second Renewal Notice and, if Tenant shall have theretofore given the Second Renewal Notice, the same shall be deemed amended to include in the Second Renewal Premises (in addition to any other premises required to be included) all Accepted Offer Space as to which Tenant gives an Acceptance Notice together with or after the ate of such Second Renewal Commitment Notice.

(L) Contraction Option. Tenant shall have the one-time option (the “Contraction Option”) to eliminate the entire 46th floor of the Building (the “Contraction Space”) from the Premises by giving Landlord notice thereof on or before the fourth (4th) anniversary of the High-Rise Rent Commencement Date. Tenant’s right to exercise the Contraction Option is subject to the following terms and conditions (as applicable):

(i) Tenant shall designate in such written notice the date (the “Contraction Effective Date”) on which Tenant shall surrender possession of the Contraction Space to Landlord. Such Contraction Effective Date shall be the last day of a calendar month during the period commencing on the fifth (5th) anniversary of the High-Rise Rent Commencement Date and ending on the sixth (6th) anniversary of the High-Rise Rent Commencement Date.

(ii) Any exercise by Tenant of the Contraction Option shall be null and void and of no force and effect if, on the date of such exercise, (a) this Lease has been terminated, or (b) this Lease is not in full force and effect.

(iii) If Tenant properly exercises the Contraction Option, then,

(a)	Tenant shall pay to Landlord, within thirty days following receipt of a statement from Landlord setting forth the amount of the Contraction Fee, an amount (the “Contraction Fee”) equal to the sum of (i) the unamortized portion of the Fit-Out Allowance allocable to the Contraction Space, as same shall have been amortized on a straight line basis over the Initial Term of this Lease, plus (ii) the Net Rent that would otherwise be due and payable by Tenant to Landlord but for Tenant’s exercise of the Contraction Option for the one year period commencing on the Contraction Effective Date, plus (iii) an amount equal to Tenant’s Pro Rata Share of Taxes and Operating Expenses for the calendar year immediately preceding the calendar year in which the Contraction Effective Date shall occur.

(b)	Tenant shall surrender possession of the Contraction Space in accordance with the terms and provisions of Article 13 hereof. If Tenant fails to surrender possession of the Contraction Space on or before the Contraction Effective Date, Tenant shall be deemed a holdover tenant in such Contraction Space, and shall be liable to Landlord for all damages resulting from such holdover after the Contraction Effective Date. From and after the Contraction Effective Date (or such later date on which Tenant actually surrenders possession of the Contraction Space), the Net Rent and Tenant’s Pro Rata Share shall be appropriately adjusted.

(c)	Tenant, notwithstanding its surrender of the Contraction Space, shall remain liable for all Rent allocable to the Contraction Space which shall have accrued prior to the Contraction Effective Date (or such later date on which Tenant actually surrenders possession of the Contraction Space) irrespective of whether such amounts are ascertainable as of the Contraction Effective Date.

(d)	From and after the Contraction Effective Date, the Contraction Space shall no longer be deemed a part of the Premises, and

(e)	From and after the Contraction Effective Date, neither Landlord nor Tenant shall have any further rights or obligations under this Lease with respect to the Contraction Space except to the extent provided in Article 35 hereof.

(iv) Following the Contraction Effective Date, and within thirty days following written request by either Landlord or Tenant after either such date, as the case may be, Landlord and Tenant shall enter into a mutually acceptable supplement to this Lease confirming the deletion of the Contraction Space from the Premises pursuant hereto. The failure or refusal by either party to do so, however, shall not affect the validity of the deletion of the Contraction Space from the Premises.

(M) Mandatory Surrender of 46th Floor.

(i) Tenant acknowledges that its leasing of the Contraction Space is subject and subordinate to the rights thereto held by Mayer Brown pursuant to Paragraph 35(B)(i) of the Mayer Brown Lease as originally entered into (the “MB 46th Floor Expansion Right”). If Mayer Brown timely exercises the MB 46th Floor Expansion Right, Landlord, within ten (10) days following its receipt from Mayer Brown of its written exercise of the MB 46th Floor Expansion Right, shall so notify Tenant in writing (the “MB 46th Floor Option Notice”) and shall furnish to Tenant a copy of the written exercise by Mayer Brown, whereupon Tenant shall be obligated to surrender possession of the Contraction Space as herein provided. Landlord shall designate in such MB 46th Floor Option Notice (a) the date (the “Required Contraction Effective Date”) on which Tenant shall be scheduled, subject to Paragraph 35(J)(ii)(a) below, to surrender possession of the Contraction Space to Landlord, (b) three (3) options of premises located on the 22nd through the 45th floors of the Building, inclusive, from which Tenant shall have the right to select the 46th Floor Replacement Premises (the “Possible 46th Floor Replacement Premises”) if Tenant elects to exercise the 46th Floor Replacement Option pursuant to Paragraph 35(K) below, and (c) the 46th Floor Replacement Option Scheduled Delivery Date applicable to each Possible 46th Floor Replacement Premises. Each of the Possible 46th Floor Replacement Premises (a) shall consist of not less than 15,500 square feet nor more than 33,000 square feet of Rentable Area,

(b) shall be reasonably configured from the core of the Building to the exterior wall of the Building, (c) shall have an RU Ratio equal to or less than 110% if the Possible 46th Floor Replacement Premises comprises a full floor of the Building, (d) shall be directly visible and accessible from the elevator vestibule of the floor on which such Possible 46th Floor Replacement Premises are located, and (e) shall not be subordinate to any right of first offer in favor of Mayer Brown or any other tenant or occupant of the Building.

(ii) If Landlord timely delivers the MB 46th Floor Option Notice to Tenant, then,

(a)

Tenant shall surrender possession of the Contraction Space in accordance with the terms and provisions of Article 13 hereof. If Tenant fails to surrender possession of the Contraction Space on or before the date (the “46th Floor Surrender Date”) that is the later to occur of (x) the Required Contraction Effective Date, and (y) if Tenant shall have exercised the 46th Floor Replacement Option, the 46th Floor Replacement Option Rent Commencement Date, Tenant shall be deemed a holdover tenant in such Contraction Space, and shall be liable to Landlord for all damages resulting from such holdover after the 46th Floor Surrender Date, subject to the provisions and limitations applicable thereto in Article 14 hereof. From and after the Required Contraction Effective Date (or such later date on which Tenant actually surrenders possession of the Contraction Space), Tenant’s Pro Rata Share shall be appropriately adjusted and the Net Rent due and payable hereunder shall be reduced by an amount per annum equal to the product obtained by multiplying (i) the number of square feet of Rentable Area in the portion of the High-Rise Premises so recaptured, and (ii) the Allocated High-Rise Premises Net Rent,

(b)

Tenant, notwithstanding its surrender of the Contraction Space, shall remain liable for all Rent allocable to the Contraction Space which shall have accrued prior to the 46th Floor Surrender Date (or such later date on which Tenant actually surrenders possession of the Contraction Space) irrespective of whether such amounts are ascertainable as of the 46th Floor Surrender Date,

(c)	from and after the 46th Floor Surrender Date, the Contraction Space shall no longer be deemed a part of the Premises, and

(d)	from and after the 46th Floor Surrender Date, neither Landlord nor Tenant shall have any further rights or obligations under this Lease with respect to such Contraction Space except to the extent provided elsewhere in this Article 35.

(iii) Following the 46th Floor Surrender Date, and within thirty days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually acceptable supplement to this Lease confirming the deletion of the Contraction Space from the Premises pursuant hereto. The failure or refusal by either party to do so, however, shall not affect the validity of the deletion of the Contraction Space from the Premises.

(N) 46th Floor Replacement Option. If (i) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Landlord shall have forced Tenant to surrender possession of the Contraction Space pursuant to Paragraph 35(J) above by timely delivering to Tenant the MB 46th Floor Option Notice, and (iii) this Lease shall then be in full force and effect, then Tenant shall have the one-time option (the “46th Floor Replacement Option”) to expand the Premises to include the 46th Floor Replacement Premises upon the following terms and conditions:

(i) The term “46th Floor Replacement Option Scheduled Delivery Date” shall mean the date designated by Landlord as the date on which Landlord intends to deliver the 46th Floor Replacement Premises to Tenant, which date shall be any date no later than the 120th day prior to the Required Contraction Effective Date. Landlord’s notice shall be irrevocable and shall relate to the entire 46th Floor Replacement Premises.

(ii) Tenant shall exercise the 46th Floor Replacement Option, if at all, by delivery to Landlord of a written notice of exercise (the “46th Floor Replacement Notice”) on or before the later to occur of (a) the 60th day following Tenant’s receipt of the MB 46th Floor Option Notice, and (b) the 365th day preceding the Required Contraction Effective Date. If Tenant fails to deliver the 46th Floor Replacement Notice by such date, Tenant shall be deemed to have waived its 46th Floor Replacement Option. Tenant shall designate in such 46th Floor Replacement Notice its selection of the space that will constitute the 46th Floor Replacement Premises from the Possible 46th Floor Replacement Premises designated by Landlord pursuant to Paragraph 35(J)(i) above.

(iii) If Tenant timely exercises the 46th Floor Replacement Option, then (i) on the 46th Floor Replacement Option Scheduled Delivery Date, Landlord shall deliver the 46th Floor Replacement Premises to Tenant with all Base Building Work therein complete and otherwise in “as-is” condition, and (ii) the 46th Floor Replacement Premises shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the 46th Floor Replacement Premises shall expire on the Initial Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G);

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the 46th Floor Replacement Premises, shall commence to be payable on the date (the “46th Floor Replacement Option Rent Commencement Date”) which is the earlier of:

(a)	the date which is one hundred fifty (150) days after the later of (x) the date on which Landlord actually tenders possession of the 46th Floor Replacement Premises to Tenant in the condition required by this Paragraph 35(K)(iii), and (y) the 46th Floor Replacement Option Scheduled Delivery Date, and

(b)	the date Tenant commences to conduct ordinary business in the 46th Floor Replacement Premises,

(3)	The amount of Net Rent per square foot of Rentable Area with respect to the 46th Floor Replacement Premises shall be equal to that applicable to the Mid-Rise Premises, as such Net Rent increases from time to time as set forth in Exhibit B-1.

(4)	The Rentable Area of the Premises shall be adjusted by the Rentable Area of the 46th Floor Replacement Premises;

(5)	Tenant’s Pro Rata Share shall be adjusted to reflect the Rentable Area of the 46th Floor Replacement Premises, effective as of the 46th Floor Replacement Option Rent Commencement Date; and

(6)

Landlord shall pay to Tenant the 46th Floor Replacement Premises Allowance. The 46th Floor Replacement Premises Allowance shall be used and disbursed in accordance with the provisions and procedures applicable to the Expansion Allowance set forth in the Workletter; provided, however, that Tenant shall have the right to apply all or any portion of the 46th Floor Replacement Premises Allowance as a credit against the Rent hereunder.

Following exercise by Tenant of the 46th Floor Replacement Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the 46th Floor Replacement Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the 46th Floor Replacement Premises.

(iv) Landlord may lease the 46th Floor Replacement Premises, or portions thereof, from time to time to third parties so long as such space is scheduled to be available to be leased to Tenant pursuant to Tenant’s 46th Floor Replacement Option. So long as Landlord has not granted any person rights which conflict with Tenant’s 46th Floor Replacement Option, Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if it is unable to deliver the 46th Floor Replacement Premises to Tenant on the 46th Floor Replacement Option Scheduled Delivery Date due solely to the failure of any tenant or any of its subtenants to have vacated it by the time in question. If, however, Landlord fails to deliver possession of the Expansion Premises in the condition required by Paragraph 35(K)(iii) by the date which is the 90th day after the 46th Floor Replacement Option Scheduled Delivery Date (as such date is extended by Unavoidable Delays), Tenant shall have the option either, as it may elect (a) by notice to Landlord given at any time prior to the delivery to Tenant of the 46th Floor Replacement Premises in the condition required by Paragraph 35(K)(iii), to rescind its previous exercise of the 46th Floor Replacement Option, in which event Landlord shall have no liability to Tenant on account of such failure to deliver timely (except that Landlord shall not be released from such liability if it shall have granted any person rights which conflict with Tenant’s 46th Floor Replacement Option) and shall have no further obligation to deliver the 46th Floor Replacement Premises, or (b) to lease from Landlord on a temporary basis and at the same rent other space in the Building, to the extent available, that is comparable in size to the 46th Floor Replacement Premises. Landlord will use commercially reasonable efforts to regain possession of the Expansion Premises as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space.

(v) The term “46th Floor Replacement Premises Allowance” shall mean the amount equal to the product of (i) $62 per square foot of rentable area in the 46th Floor Replacement Premises, and (ii) a fraction, the numerator of which is the number of full calendar months remaining in the Initial Term hereof (without regard to any extension or renewal thereof) following the 46th Floor Replacement Premises Rent Commencement Date and the denominator of which is 180.

(vi) The term “46th Floor Replacement Premises” shall mean the space selected by Tenant from the three (3) options for the 46th Floor Expansion Premises furnished to Tenant by Landlord concurrently with Landlord’s delivery to Tenant of the MB 46th Floor Option Notice.

(O) Divided Floors.

(i) If the Premises shall include some, but not all, of the office areas on a floor and thereafter shall come to include all of the office areas on any floor then the Premises shall be deemed also to include the elevator lobby, common corridor and other areas which, on a divided floor, would constitute Common Area (but, if and to the extent under the Measurement Method the entire rentable area of the floor is already borne by the office areas, such inclusion shall not cause the Rentable Area of the Premises to increase).

(ii) No provision of this Article 35 which authorizes Landlord to lease any portion of the Building to any third party shall include, on any divided floor, the portion thereof required for Common Areas.

(iii) In the event Tenant from time to time hereunder shall exercise an Expansion Option for less than all of the Rentable Area on any floor of the Building, then, on or before the Expansion Option Rent Commencement Date, Landlord shall construct and finish in accordance with Building standards all corridors, elevator lobbies and other Common Areas on the floor in which such Expansion Premises are located and required for the same to be occupied as a multi-tenant floor. In addition, Landlord will cause the interior face (i.e., facing the Premises) of any demising walls constructed in connection with the foregoing work to be drywalled, taped, spackled and made ready for the application of paint. The cost of the foregoing work shall be paid by Landlord.

(P) Tenant’s Right to Lease from Building Tenants. Notwithstanding any provision of any lease or other agreement which may give Landlord the right to withhold consent to any sublease to Tenant, or any assignment of any lease to Tenant, or any right to recapture (by any means) the premises proposed to be subleased to Tenant or the premises covered by any lease proposed to be assigned to Tenant, Landlord agrees that (i) it shall consent to any such sublease or assignment and shall not exercise any such recapture right unless required to do so under any Permitted Superior Expansion Right, and (ii) that Tenant may furnish a copy of this Paragraph 35(M) to any Building tenant, and any such Building tenant may rely thereon.

ARTICLE 36.

Determination by Arbitration

(A) Accepted Offer Space.

If pursuant to Paragraph 35(E) the Fair Market Rental Value of any Accepted Offer Space is to be determined pursuant to this Article 36 then on the 20th Business Day after the last day of the Accepted Offer Space Negotiation Period, Landlord and Tenant shall, at the Building’s management office, each simultaneously submit to the other, in a sealed envelope, its signed written good faith estimate of the Fair Market Rental Value (the “Accepted Offer Space Estimates”). Each Accepted Offer Space Estimate shall consist of either (i) a single fixed amount, expressed in dollars and cents per square foot of Rentable Area, or (ii) a single amount, expressed in dollars and cents per square foot of Rentable Area, with specified percentage increases at specified intervals.

Landlord and Tenant, within fifteen (15) Business Days after the exchange of Estimates, shall each select a commercial real estate broker to determine which of the two Estimates most closely reflects the Fair Market Rental Value for the Accepted Offer Space.

(B) Renewal Period.

If pursuant to Paragraph 35(F) or (G) the Fair Market Rental Value for any Renewal Period is to be determined pursuant to this Article 36 then on the 75th day after the date of the exchange of Preliminary Estimates (or, if such day is not a Business Day, on the next Business Day), Landlord and Tenant shall, at the Building’s management office, each simultaneously submit to the other, in a sealed envelope, its written good faith estimate of the Fair Market Rental Value (the “Renewal Term Estimates”), subject to the provisions of the next paragraph.

Each Renewal Term Estimate shall consist of only a single fixed amount, expressed in dollars and cents per square foot of Rentable Area. Landlord’s Renewal Term Estimate shall not be more than 105%, and shall not be less than 95%, of Landlord’s Preliminary Estimate. Tenant’s Renewal Term Estimate shall not be more than 105%, and shall not be less than 95%, of Tenant’s Preliminary Estimate. If either party shall submit a Renewal Term Estimate which violates the provisions of this paragraph, such Renewal Term Estimate shall be disregarded and such party shall instead be deemed to have submitted a Renewal Term Estimate equal to its Preliminary Estimate.

If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Fair Market Rental Value shall be the average of the two Estimates.

If the Fair Market Rental Value is not so resolved pursuant to the preceding paragraph, Landlord and Tenant, within fifteen (15) Business Days after the exchange of Estimates, shall each select a commercial real estate broker to determine which of the two Estimates most closely reflects the Fair Market Rental Value for the Renewal Term.

(C) Selection of More Accurate Estimate.

Each broker selected pursuant to this Article 36 shall have had at least five (5) years experience within the previous ten (10) years as a commercial real estate broker working in the downtown Chicago, Illinois office market, with working knowledge of current rental rates and market practices.

Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Fair Market Rental Value. The Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the Net Rent for the Accepted Offer Space or the Renewal Period in question.

If either Landlord or Tenant fails to appoint brokers within the fifteen (15) Business Day period referred to above and such failure continues for fifteen (15) Business Days after notice thereof is received by the party so failing, a broker appointed by the other party shall be the sole broker for the purposes hereof.

If the two (2) brokers fail to agree upon which of the two Estimates most closely reflects the Fair Market Rental Value within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) two brokers shall select a third (3rd) broker meeting the aforementioned criteria (or, if such two (2) brokers are unable to select a third (3rd) broker, such selection shall be made by the President of the Chicago chapter of American Appraisal Institute (or its successor organization)). Once the third (3rd) broker has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the broker shall make his determination of which of the two Estimates most closely reflects the Fair Market Rental Value and such broker shall not select anything other than one of the two Estimates from Landlord and Tenant and such Estimate shall be binding on both Landlord and Tenant as the Fair Market Rental Value for the Accepted Offer Space . If the third (3rd) broker believes that expert advice would materially assist him/her, such broker may retain one or more qualified persons, to provide such expert advice.

Each party shall pay one-half (1/2) of the costs of the third (3rd) broker and of any experts retained by the third (3rd) broker. Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such broker, counsel or expert.

ARTICLE 37.

Parking

Landlord shall provide or cause to be provided to Tenant the Parking Space Limit number of reserved parking spaces in the garage within the Building at locations reasonably determined by Landlord taking into consideration Tenant’s reasonable requests. Tenant shall be entitled to use such parking spaces in accordance with the terms of the Terms of Parking License attached hereto as Exhibit P-2 (the “Terms of Parking License”) and, except as otherwise provided in the Terms of Parking License, each such space shall be a reserved space and Tenant shall be entitled to use such parking spaces at all times.

The term “Parking Space Limit” shall mean 45 parking spaces, plus one parking space for each 11,000 square feet of Rentable Area (or majority portion thereof) included in the Premises, in excess of 292,227 square feet of Rentable Area.

Tenant shall pay Landlord for the use of such parking spaces, the monthly rates established by Landlord, from time to time, which shall not be in excess of the prevailing rates for a comparable parking garages in the vicinity of the Building, and shall be no more than the monthly rates charged to any other tenant leasing in excess of 100,000 square feet of Rentable Area.

Notwithstanding the foregoing, commencing any time after the date of this Lease, from time to time, on not less than thirty (30) days notice to Landlord, Tenant may elect to reduce the number of spaces that it uses or, if it is then using less than the Parking Space Limit, to increase the number of spaces that it uses, provided that

(i) Tenant may not increase the number of spaces it uses to more than the Parking Space Limit, and

(ii) Tenant’s right to increase the number of parking spaces it uses, if it shall at any time be using less than the Parking Space Limit, shall be subject to availability of such parking spaces.

Whenever the number or designation of the parking spaces being licensed to Tenant shall change, Landlord and Tenant shall enter into a Confirmation in the form of Exhibit P-1 hereto to evidence the same.

Landlord shall limit use of the garage within the Building or any other parking facilities on the Land (the “Building Parking Facilities”) to employees of Building tenants who purchase parking privileges on a monthly basis and employees of the Building’s management agent.

Landlord shall provide security to the Building Parking Facilities in accordance with Exhibit S.

ARTICLE 38.

Roof Satellite Dish/Antennae

Tenant shall have access and use of

(a)	the portion of the Building’s roof designated for the installation of radio, microwave and other communications equipment, depicted on page A2.49 of the Existing Drawings, for the erection and maintenance of Tenant’s Permitted Antennas for use by Tenant or other bona-fide office occupants of the Premises, for the transmission and receipt of radio, microwave and other communication signals, and

(b)	Tenant’s Pro Rata Share of the Building SatPOP Room and the Building Telecommunications Wiring Room for the installation of conduits from Tenant’s Permitted Antennas to the Premises.

As used herein the term “Tenant’s Permitted Antennas” shall refer to such antennas as Tenant shall reasonably require.

ARTICLE 39.

Intentionally Omitted

ARTICLE 40.

Building Address; Building Name

The Building has been designated by the United States Postal Service to have a street address of 71 South Wacker Drive, and Landlord shall not take any action, at any time during the Term, to change the street address of the Building. Tenant may refer to the Building either by its address and/or, so long as the Building has a name, by its name (as Tenant shall elect).

The Building shall be (a) called “Hyatt Center” or another name referring to “Hyatt” or (b) named after an entity acquiring all or substantially all of the hotel management or hospitality business assets operated under the “Hyatt” tradename, subject to the third paragraph of this Article 40.

Landlord represents, and Tenant acknowledges, that Hyatt Corporation has granted and does hereby grant to Landlord and any wholly-owned subsidiary of Landlord a revocable license for it, its subsidiary, and its tenants, subtenants and occupants to use the “Hyatt” tradename as or as a part of the name of the Building and as part of the name of the property management company that manages the Building. This provision shall survive the termination of this Lease.

Landlord, at any time and from time to time, (a) may elect to operate the Building without a name, in which case the Building shall be known only by its street address, and (b) may name the Building after any other tenant of the Building which leases in excess of 100,000 square feet of Rentable Area thereof, subject to the final paragraph of this Article 40.

So long as Tenant (or any successor) and its Affiliates lease 100,000 or more square feet of Rentable Area in the Building, the Building shall (a) be called “Hyatt Center” or another name referring to “Hyatt” or (b) be named after an entity acquiring all or substantially all of the hotel management or hospitability business assets operated under the Hyatt tradename.

ARTICLE 41.

Signage

(A) Tenant’s Floor Signage. Tenant shall have the right to display its company name or logo, or both, prominently in the elevator lobby of each full floor of the Premises, and Tenant shall have the right to put its company name or logo, or both, on the door to the Premises on any floor Tenant partially leases. Landlord will also install, at Landlord’s expense, building standard directional signs for Tenant in the elevator lobbies of any partial floor leased by Tenant.

(B) Building Standard Ground Floor Lobby Identification Signage. The term “Building Standard Ground Floor Lobby Identification Signage” shall mean, for any tenant, such tenant’s name (i) in the Building’s standard size, colors, materials, typeface and design as the parties may hereafter establish, and (ii) located either (a) on the main ground floor lobby core wall adjacent to the ground floor elevator lobby serving the elevators serving such tenant’s premises (at both ends of such ground floor elevator lobby) or (b) within the ground floor elevator lobby serving such tenant’s premises.

(C) Tenant’s Lobby Signage. Tenant shall be permitted to erect Building Standard Ground Floor Lobby Identification Signage. Tenant shall have the right to assign and transfer the foregoing signage rights in connection with a Transfer, as long as the Transferee is not a business or organization whose primary business is the investment banking industry or the practice of law. Tenant shall not be entitled to permit any Transferee the right to install Building Standard Ground Floor Lobby Identification Signage, unless the Transferee occupies more than fifty percent (50%) of the Rentable Area of the Premises.

(D) Other Signage. Landlord shall not erect (or suffer or permit to be erected) on the Land or on the exterior of the Building any signage other than signage referring only to the name or address of the Building (“Building Identification Signage”). Landlord shall not erect (or suffer or permit to be erected) any signage within the Building which is visible from outside of the Building or is visible within or from any of the Common Areas on the first floor of the Building except for Building Standard Ground Floor Lobby Identification Signage and Building Identification Signage. Except for Tenant’s Building Standard Ground Floor Lobby Identification Signage, Landlord shall not erect (or suffer or permit to be erected) any signage on the main ground floor lobby core wall adjacent to the ground floor elevator lobby serving the low-mid rise elevators (at either end of such ground floor elevator lobby).

ARTICLE 42.

Miscellaneous

(A) Binding. Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 21 respecting Transfers.

(B) No Recording. This Lease shall not be recorded. Upon Tenant’s request, Landlord and Tenant shall join in a memorandum hereof for recording in form and substance reasonably satisfactory to Landlord and Tenant. Such memorandum shall contain all provisions required by law to be included therein and shall also include such provisions relating to Tenant’s rights outside of the Premises as Tenant shall elect. From time to time following the expiration or sooner termination of any of the rights included in such memorandum, or in any event following the expiration or sooner termination of this Lease or Tenant’s right of possession, Tenant, within five (5) Business Days following Landlord’s request, shall join in acknowledgements or memoranda, in recordable form, of such expiration or termination, failing which, Landlord, after the expiration or sooner termination of this Lease, is hereby authorized, as Tenant’s agent and attorney-in-fact, to execute such memoranda on Tenant’s behalf, and any such memoranda executed by Landlord on Tenant’s behalf, after the expiration or sooner termination of this Lease, may be relied upon by any third party.

(C) Laws. This Lease shall be construed in accordance with the Laws of the State of Illinois. Landlord and Tenant hereby submit to local jurisdiction in the County of Cook, State of Illinois and each agrees that any action by Tenant against Landlord or Landlord against Tenant, as the case may be, shall be instituted in the County of Cook, State of Illinois, and that courts located in Cook County shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant, and courts located in Cook County shall have personal jurisdiction over Landlord for any action brought by Tenant against Landlord.

(D) Air. This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view or cityscape visible from the Premises, provided, however, that Landlord shall not cover or brick up any windows of the Premises.

(E) Amendments. This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant.

(F) Survival of Obligations. Any obligations of Landlord and Tenant accruing prior to the expiration or earlier termination of the Lease shall survive the expiration or earlier termination of the Lease, and Landlord and Tenant shall promptly perform all such obligations whether or not this Lease has expired or been terminated.

(G) No Joint Venture. Nothing contained in this Lease shall be deemed or construed by the parties to this Lease, or by any third party, to create the relationship of principal and agent, partnership, joint venture, or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties to this Lease shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(H) Interpretation. Landlord and Tenant have jointly participated in the drafting of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant notwithstanding the party which drafted same, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

(I) Time is of the Essence. Time is of the essence of this Lease, including with respect to the performance of all obligations, the giving of all notices, and the making of all elections hereunder.

(J) Exhibits. The Exhibits set forth in the Table of Contents or otherwise attached hereto are incorporated into this Lease by reference and made a part hereof. The term “Lease” or “this Lease” or similar terms shall include all such Exhibits. The Table of Contents, the headings of the various provisions, and the table of definitions are included for convenience and are not part of this Lease.

(K) Full Agreement. This Lease contains all the agreements and understanding between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous written agreement specifically referring to and modifying this Lease, signed by both parties. Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, and are not authorized to make any agreements, representations, understandings or obligations, binding upon Landlord, respecting the condition of the Premises or Property, suitability of the same for Tenant’s business, or any other matter, and only such agreements, representations, understandings or obligations expressly contained herein or in such contemporaneous agreement shall be of any force or effect. This Lease may not be modified, except in writing signed by both parties.

(L) Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart. Only one such counterpart may be required as proof of the existence and terms of this Lease.

(M) No Promotion. Landlord and Tenant each agree that neither it, nor any agent, contractor or representative (including, in the case of Landlord, Landlord’s leasing agent) shall, without the prior written consent of the other party in each instance, (i) use in advertising, publicity, or otherwise the name of the other party, or any Affiliate of the other party, or any partner or employee of the other party, or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof; provided, however, Landlord may include Tenant in any tenant list or rent roll given to potential purchasers or lenders; or (ii) represent, directly or indirectly, that any product or any service provided by it has been approved or endorsed by the other party. This provision shall survive termination of this Lease.

(N) Confidentiality. Landlord acknowledge that it or its agents or contractors (or employees of Landlord or of its agents or contractors) may, in the course of performing their responsibilities under this Lease, be exposed to or acquire information which is proprietary to or confidential to Tenant or its affiliated companies or their clients or to third parties to whom Tenant or its affiliated companies owe a duty of confidentiality. Any and all non-public information of any form obtained by Landlord or its agents or contractors (or any such employees) in the performance of its responsibilities under this Lease shall be deemed to be confidential and proprietary information. Landlord agrees that it and its agents and contractors (i) shall hold such information in strict confidence and shall not copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or use such information for any purposes whatsoever (other than the provision of services to Tenant as contemplated by this Lease) and (ii) shall advise each of its employees who may be exposed to such proprietary and confidential information of their obligations to keep such information confidential. This provision shall survive termination of this Lease.

(O) Tenant and Landlord Authority. Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with its terms. Landlord represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with its terms. Each of Landlord and Tenant further represents and warrants to the other that it is duly organized, existing and is in good standing under the laws of the state in which the Property is located, and covenants and agrees that it shall maintain such existence and good standing throughout the Term.

(P) Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, any federal or State of Illinois holiday, or any day on which banking institutions in the State of Illinois are closed for business with the general public. If any period expires on a day which is not a Business Day, or any event or condition is required by the terms of this Lease to occur or be fulfilled on a day which is not a Business Day, such period shall expire, or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day; provided, however, that this sentence shall not apply to those provisions of this Lease which contemplate performance on a non-Business Day, e.g., various provisions of Article 6.

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the day and year first above written.

LANDLORD:

FRANKMON LLC, a Delaware limited liability company

By:	/s/ John Kevin Poorman
Name:	John Kevin Poorman
Title:	Authorized Representative

TENANT:

HYATT CORPORATION, a Delaware corporation

By:	/s/ Douglas G. Geoga
Name:	Douglas G. Geoga
Title:	President

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A

LEGAL DESCRIPTION

Parcel 1:

That part of original lots 7 and 8 in block 81, in School Section Addition to Chicago in Section 16, Township 39 North, Range 14 East of the Third Principal Meridian, Lying North of the following described line:

Commencing at a point on the West line of said Lot 8, 89.18 feet South of the Northwest Corner thereof; Thence East parallel with the North line of said Lots 7 and 8, a distance of 8.54 feet; thence South at right angles to the last described line 1.20 feet; thence East parallel with the North line of said lots, 86.85 feet; thence North at right angles to the last described line 5.94 feet; thence East parallel with the North line of said lots, 84.82 feet; thence North at right angles to the last described line 0.27 of a foot; thence East parallel with the North line of said lots, 1.24 feet to a point on the East line of said Lot 7, which point is 84.24 feet South of the Northeast corner thereof, all in Cook County, Illinois.

Parcel 2:

That part of Lot 7 and 8 in Block 81, in School Section Addition to Chicago in Section 16, Township 39 North, Range 14, East of the Third Principal Meridian in Cook County, Illinois taken as a single tract lying South of the following described line:

Commencing at a point on West line of said tract 89.18 feet South of the Northwest corner thereof; thence East parallel with the North line of said tract 8.54 feet; thence South at right angles to the last described line 1.20 feet; thence East parallel with the North line of said tract 86.85 feet; thence North at right angles to the last described line 5.94 feet; thence East parallel with the North line of said tract 84.82 feet; thence North at right angles to the last described line 0.27 feet; thence East parallel with the North line of said tract 1.24 feet to a point on the East line of said Lot 7, which point is 84.24 feet South of the Northeast corner thereof; (the above described line being also the North face of a former six-story building, now razed) all in Cook County, Illinois.

Parcel 3

All of the original Lots 5 (except that part falling in Franklin Street), and 6 in Block 81, in School Section Addition to Chicago in Section 16, Township 39 North, Range 14 East of the Third Principal Meridian, in Cook County, Illinois.

A-1-1

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-1

NET RENT SCHEDULE

(See Attached)

B-1-1

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-1

NET RENT SCHEDULE

(Based on 292,227 square feet of Rentable Area)

As used in this Exhibit B-1, the First (1st) Lease Year shall refer to the period commencing on the Rent Commencement Date and ending on the last day of the calendar month in which the first anniversary of the day preceding the Rent Commencement Date shall occur; each successive Lease Year shall be a period of one year, except the Fifteenth (15th) Lease Year shall end on the Initial Term Expiration Date.

A.	OFFICE PREMISES FLOOR 9 (31,184 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$25.85	$806,106.40	$67,175.53
Second (2nd) Lease Year	$26.37	$822,228.53	$68,519.04
Third (3rd) Lease Year	$26.89	$838,673.10	$69,889.42
Fourth (4th) Lease Year	$27.43	$855,446.56	$71,287.21
Fifth (5th) Lease Year	$27.98	$872,555.49	$72,712.96
Sixth (6th) Lease Year	$28.54	$890,006.60	$74,167.22
Seventh (7th) Lease Year	$29.11	$907,806.73	$75,650.56
Eighth (8th) Lease Year	$29.69	$925,962.87	$77,163.57
Ninth (9th) Lease Year	$30.29	$944,482.13	$78,706.84
Tenth (10th) Lease Year	$30.89	$963,371.77	$80,280.98
Eleventh (11th) Lease Year	$31.51	$982,639.20	$81,886.60
Twelfth (12th) Lease Year	$32.14	$1,002,291.99	$83,524.33
Thirteenth (13th) Lease Year	$32.78	$1,022,337.83	$85,194.82
Fourteenth (14th) Lease Year	$33.44	$1,042,784.58	$86,898.72
Fifteenth (15th) Lease Year	$34.11	$1,063,640.28	$88,636.69

B-1-2

B.	OFFICE PREMISES FLOOR 10 (31,184 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$25.85	$806,106.40	$67,175.53
Second (2nd) Lease Year	$26.37	$822,228.53	$68,519.04
Third (3rd) Lease Year	$26.89	$838,673.10	$69,889.42
Fourth (4th) Lease Year	$27.43	$855,446.56	$71,287.21
Fifth (5th) Lease Year	$27.98	$872,555.49	$72,712.96
Sixth (6th) Lease Year	$28.54	$890,006.60	$74,167.22
Seventh (7th) Lease Year	$29.11	$907,806.73	$75,650.56
Eighth (8th) Lease Year	$29.69	$925,962.87	$77,163.57
Ninth (9th) Lease Year	$30.29	$944,482.13	$78,706.84
Tenth (10th) Lease Year	$30.89	$963,371.77	$80,280.98
Eleventh (11th) Lease Year	$31.51	$982,639.20	$81,886.60
Twelfth (12th) Lease Year	$32.14	$1,002,291.99	$83,524.33
Thirteenth (13th) Lease Year	$32.78	$1,022,337.83	$85,194.82
Fourteenth (14th) Lease Year	$33.44	$1,042,784.58	$86,898.72
Fifteenth (15th) Lease Year	$34.11	$1,063,640.28	$88,636.69

B-1-3

C.	OFFICE PREMISES FLOOR 11 (30,726 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$25.85	$794,267.10	$66,188.93
Second (2nd) Lease Year	$26.37	$810,152.44	$67,512.70
Third (3rd) Lease Year	$26.89	$826,355.49	$68,862.96
Fourth (4th) Lease Year	$27.43	$842,882.60	$70,240.22
Fifth (5th) Lease Year	$27.98	$859,740.25	$71,645.02
Sixth (6th) Lease Year	$28.54	$876,935.06	$73,077.92
Seventh (7th) Lease Year	$29.11	$894,473.76	$74,539.48
Eighth (8th) Lease Year	$29.69	$912,363.23	$76,030.27
Ninth (9th) Lease Year	$30.29	$930,610.50	$77,550.87
Tenth (10th) Lease Year	$30.89	$949,222.71	$79,101.89
Eleventh (11th) Lease Year	$31.51	$968,207.16	$80,683.93
Twelfth (12th) Lease Year	$32.14	$987,571.31	$82,297.61
Thirteenth (13th) Lease Year	$32.78	$1,007,322.73	$83,943.56
Fourteenth (14th) Lease Year	$33.44	$1,027,469.19	$85,622.43
Fifteenth (15th) Lease Year	$34.11	$1,048,018.57	$87,334.88

B-1-4

D.	OFFICE PREMISES FLOOR 12 (31,454 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$25.85	$813,085.90	$67,757.16
Second (2nd) Lease Year	$26.37	$829,347.62	$69,112.30
Third (3rd) Lease Year	$26.89	$845,934.57	$70,494.55
Fourth (4th) Lease Year	$27.43	$862,853.26	$71,904.44
Fifth (5th) Lease Year	$27.98	$880,110.33	$73,342.53
Sixth (6th) Lease Year	$28.54	$897,712.53	$74,809.38
Seventh (7th) Lease Year	$29.11	$915,666.78	$76,305.57
Eighth (8th) Lease Year	$29.69	$933,980.12	$77,831.68
Ninth (9th) Lease Year	$30.29	$952,659.72	$79,388.31
Tenth (10th) Lease Year	$30.89	$971,712.92	$80,976.08
Eleventh (11th) Lease Year	$31.51	$991,147.18	$82,595.60
Twelfth (12th) Lease Year	$32.14	$1,010,970.12	$84,247.51
Thirteenth (13th) Lease Year	$32.78	$1,031,189.52	$85,932.46
Fourteenth (14th) Lease Year	$33.44	$1,051,813.31	$87,651.11
Fifteenth (15th) Lease Year	$34.11	$1,072,849.58	$89,404.13

B-1-5

E.	OFFICE PREMISES FLOOR 14 (31,722 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$25.85	$820,013.70	$68,334.48
Second (2nd) Lease Year	$26.37	$836,413.97	$69,701.16
Third (3rd) Lease Year	$26.89	$853,142.25	$71,095.19
Fourth (4th) Lease Year	$27.43	$870,205.10	$72,517.09
Fifth (5th) Lease Year	$27.98	$887,609.20	$73,967.43
Sixth (6th) Lease Year	$28.54	$905,361.38	$75,446.78
Seventh (7th) Lease Year	$29.11	$923,468.61	$76,955.72
Eighth (8th) Lease Year	$29.69	$941,937.98	$78,494.83
Ninth (9th) Lease Year	$30.29	$960,776.74	$80,064.73
Tenth (10th) Lease Year	$30.89	$979,992.28	$81,666.02
Eleventh (11th) Lease Year	$31.51	$999,592.12	$83,299.34
Twelfth (12th) Lease Year	$32.14	$1,019,583.97	$84,965.33
Thirteenth (13th) Lease Year	$32.78	$1,039,975.65	$86,664.64
Fourteenth (14th) Lease Year	$33.44	$1,060,775.16	$88,397.93
Fifteenth (15th) Lease Year	$34.11	$1,081,990.66	$90,165.89

B-1-6

F.	OFFICE PREMISES FLOORS 15 (31,742 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$25.85	$820,530.70	$68,377.56
Second (2nd) Lease Year	$26.37	$836,941.31	$69,745.11
Third (3rd) Lease Year	$26.89	$853,680.14	$71,140.01
Fourth (4th) Lease Year	$27.43	$870,753.74	$72,562.81
Fifth (5th) Lease Year	$27.98	$888,168.82	$74,014.07
Sixth (6th) Lease Year	$28.54	$905,932.19	$75,494.35
Seventh (7th) Lease Year	$29.11	$924,050.84	$77,004.24
Eighth (8th) Lease Year	$29.69	$942,531.85	$78,544.32
Ninth (9th) Lease Year	$30.29	$961,382.49	$80,115.21
Tenth (10th) Lease Year	$30.89	$980,610.14	$81,717.51
Eleventh (11th) Lease Year	$31.51	$1,000,222.34	$83,351.86
Twelfth (12th) Lease Year	$32.14	$1,020,226.79	$85,018.90
Thirteenth (13th) Lease Year	$32.78	$1,040,631.33	$86,719.28
Fourteenth (14th) Lease Year	$33.44	$1,061,443.95	$88,453.66
Fifteenth (15th) Lease Year	$34.11	$1,082,672.83	$90,222.74

B-1-7

G.	OFFICE PREMISES FLOOR 16 (31,642 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$25.85	$817,945.70	$68,162.14
Second (2nd) Lease Year	$26.37	$834,304.61	$69,525.38
Third (3rd) Lease Year	$26.89	$850,990.71	$70,915.89
Fourth (4th) Lease Year	$27.43	$868,010.52	$72,334.21
Fifth (5th) Lease Year	$27.98	$885,370.73	$73,780.89
Sixth (6th) Lease Year	$28.54	$903,078.15	$75,256.51
Seventh (7th) Lease Year	$29.11	$921,139.71	$76,761.64
Eighth (8th) Lease Year	$29.69	$939,562.50	$78,296.88
Ninth (9th) Lease Year	$30.29	$958,353.75	$79,862.81
Tenth (10th) Lease Year	$30.89	$977,520.83	$81,460.07
Eleventh (11th) Lease Year	$31.51	$997,071.24	$83,089.27
Twelfth (12th) Lease Year	$32.14	$1,017,012.67	$84,751.06
Thirteenth (13th) Lease Year	$32.78	$1,037,352.92	$86,446.08
Fourteenth (14th) Lease Year	$33.44	$1,058,099.98	$88,175.00
Fifteenth (15th) Lease Year	$34.11	$1,079,261.98	$89,938.50

B-1-8

H.	OFFICE PREMISES FLOOR 46 (33,371 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$32.00	$1,067,872.00	$88,989.33
Second (2nd) Lease Year	$32.64	$1,089,229.44	$90,769.12
Third (3rd) Lease Year	$33.29	$1,111,014.03	$92,584.50
Fourth (4th) Lease Year	$33.96	$1,133,234.31	$94,436.19
Fifth (5th) Lease Year	$34.64	$1,155,899.00	$96,324.92
Sixth (6th) Lease Year	$35.33	$1,179,016.98	$98,251.41
Seventh (7th) Lease Year	$36.04	$1,202,597.31	$100,216.44
Eighth (8th) Lease Year	$36.76	$1,226,649.26	$102,220.77
Ninth (9th) Lease Year	$37.49	$1,251,182.25	$104,265.19
Tenth (10th) Lease Year	$38.24	$1,276,205.89	$106,350.49
Eleventh (11th) Lease Year	$39.01	$1,301,730.01	$108,477.50
Twelfth (12th) Lease Year	$39.79	$1,327,764.61	$110,647.05
Thirteenth (13th) Lease Year	$40.58	$1,354,319.90	$112,859.99
Fourteenth (14th) Lease Year	$41.40	$1,381,406.30	$115,117.19
Fifteenth (15th) Lease Year	$42.22	$1,409,034.43	$117,419.54

B-1-9

I.	OFFICE PREMISES FLOOR 47 (33,371 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$27.24	$909,026.04	$75,752.17
Second (2nd) Lease Year	$27.78	$927,206.56	$77,267.21
Third (3rd) Lease Year	$28.34	$945,750.69	$78,812.56
Fourth (4th) Lease Year	$28.91	$964,665.71	$80,388.81
Fifth (5th) Lease Year	$29.49	$983,959.02	$81,996.58
Sixth (6th) Lease Year	$30.08	$1,003,638.20	$83,636.52
Seventh (7th) Lease Year	$30.68	$1,023,710.96	$85,309.25
Eighth (8th) Lease Year	$31.29	$1,044,185.18	$87,015.43
Ninth (9th) Lease Year	$31.92	$1,065,068.89	$88,755.74
Tenth (10th) Lease Year	$32.55	$1,086,370.27	$90,530.86
Eleventh (11th) Lease Year	$33.21	$1,108,097.67	$92,341.47
Twelfth (12th) Lease Year	$33.87	$1,130,259.62	$94,188.30
Thirteenth (13th) Lease Year	$34.55	$1,152,864.82	$96,072.07
Fourteenth (14th) Lease Year	$35.24	$1,175,922.11	$97,993.51
Fifteenth (15th) Lease Year	$35.94	$1,199,440.55	$99,953.38

B-1-10

J.	OFFICE PREMISES FLOOR 48 (5,831 FEET OF RENTABLE AREA)

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL NET RENT	MONTHLY INSTALLMENT OF NET RENT
First (1st) Lease Year	$27.24	$158,836.44	$13,236.37
Second (2nd) Lease Year	$27.78	$162,013.17	$13,501.10
Third (3rd) Lease Year	$28.34	$165,253.43	$13,771.12
Fourth (4th) Lease Year	$28.91	$168,558.50	$14,046.54
Fifth (5th) Lease Year	$29.49	$171,929.67	$14,327.47
Sixth (6th) Lease Year	$30.08	$175,368.26	$14,614.02
Seventh (7th) Lease Year	$30.68	$178,875.63	$14,906.30
Eighth (8th) Lease Year	$31.29	$182,453.14	$15,204.43
Ninth (9th) Lease Year	$31.92	$186,102.20	$15,508.52
Tenth (10th) Lease Year	$32.55	$189,824.25	$15,818.69
Eleventh (11th) Lease Year	$33.21	$193,620.73	$16,135.06
Twelfth (12th) Lease Year	$33.87	$197,493.15	$16,457.76
Thirteenth (13th) Lease Year	$34.55	$201,443.01	$16,786.92
Fourteenth (14th) Lease Year	$35.24	$205,471.87	$17,122.66
Fifteenth (15th) Lease Year	$35.94	$209,581.31	$17,465.11

B-1-11

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-2

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO FITNESS CENTER

(See Attached)

B-2-1

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-2

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO FITNESS CENTER

(Based on 11,506 square feet of Rentable Area)

As used in this Exhibit B-2, the First (1st) Lease Year shall refer to the period commencing on the Fitness Center Commencement Date and ending on the last day of the calendar month in which the first anniversary of the day preceding the Fitness Center Commencement Date shall occur; each successive Lease Year shall be a period of one year, except the Fifteenth (15th) Lease Year shall end on the Initial Term Expiration Date.

TIME PERIOD	NET RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
First (1st) Lease Year	$26.00	$299,156.00	$24,929.67
Second (2nd) Lease Year	$26.52	$305,139.12	$25,428.26
Third (3rd) Lease Year	$27.05	$311,241.90	$25,936.83
Fourth (4th) Lease Year	$27.59	$317,466.74	$26,455.56
Fifth (5th) Lease Year	$28.14	$323,816.08	$26,984.67
Sixth (6th) Lease Year	$28.71	$330,292.40	$27,524.37
Seventh (7th) Lease Year	$29.28	$336,898.24	$28,074.85
Eighth (8th) Lease Year	$29.87	$343,636.21	$28,636.35
Ninth (9th) Lease Year	$30.46	$350,508.93	$29,209.08
Tenth (10th) Lease Year	$31.07	$357,519.11	$29,793.26
Eleventh (11th) Lease Year	$31.69	$364,669.49	$30,389.12
Twelfth (12th) Lease Year	$32.33	$371,962.88	$30,996.91
Thirteenth (13th) Lease Year	$32.97	$379,402.14	$31,616.85
Fourteenth (14th) Lease Year	$33.63	$386,990.19	$32,249.18
Fifteenth (15th) Lease Year	$34.31	$394,729.99	$32,894.17

B-2-2

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-3

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO CAFETERIA

(See Attached)

B-3-1

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-3

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO CAFETERIA

(Based on 14,470 square feet of Rentable Area)

As used in this Exhibit B-3, the First (1st) Lease Year shall refer to the period commencing on the Cafeteria Commencement Date and ending on the last day of the calendar month in which the first anniversary of the day preceding the Cafeteria Commencement Date shall occur; each successive Lease Year shall be a period of one year, except the Fifteenth (15 th) Lease Year shall end on the Initial Term Expiration Date.

TIME PERIOD	RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
First (1st) Lease Year	$26.00	$376,220.00	$31,351.67
Second (2nd) Lease Year	$26.52	$383,744.40	$31,978.70
Third (3rd) Lease Year	$27.05	$391,419.29	$32,618.27
Fourth (4th) Lease Year	$27.59	$399,247.67	$33,270.64
Fifth (5th) Lease Year	$28.14	$407,232.63	$33,936.05
Sixth (6th) Lease Year	$28.71	$415,377.28	$34,614.77
Seventh (7th) Lease Year	$29.28	$423,684.83	$35,307.07
Eighth (8th) Lease Year	$29.87	$432,158.52	$36,013.21
Ninth (9th) Lease Year	$30.46	$440,801.69	$36,733.47
Tenth (10th) Lease Year	$31.07	$449,617.73	$37,468.14
Eleventh (11th) Lease Year	$31.69	$458,610.08	$38,217.51
Twelfth (12th) Lease Year	$32.33	$467,782.28	$38,981.86
Thirteenth (13th) Lease Year	$32.97	$477,137.93	$39,761.49
Fourteenth (14th) Lease Year	$33.63	$486,680.69	$40,556.72
Fifteenth (15th) Lease Year	$34.31	$496,414.30	$41,367.86

B-3-2

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-4

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO

CIRCULATION AREA

(See Attached)

B-4-1

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-4

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO

CIRCULATION AREA

(Based on 2,649 square feet of Rentable Area)

As used in this Exhibit B-4, the First (1st) Lease Year shall refer to the period commencing on the earlier to occur or (i) the Fitness Center Commencement Date, or (ii) the Cafeteria Commencement Date and ending on the last day of the calendar month in which the first anniversary of the day preceding such earlier date shall occur; each successive Lease Year shall be a period of one year, except the Fifteenth (15th) Lease Year shall end on the Initial Term Expiration Date.

TIME PERIOD	RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
First (1st) Lease Year	$26.00	$68,874.00	$5,739.50
Second (2nd) Lease Year	$26.52	$70,251.48	$5,854.29
Third (3rd) Lease Year	$27.05	$71,656.51	$5,971.38
Fourth (4th) Lease Year	$27.59	$73,089.64	$6,090.80
Fifth (5th) Lease Year	$28.14	$74,551.43	$6,212.62
Sixth (6th) Lease Year	$28.71	$76,042.46	$6,336.87
Seventh (7th) Lease Year	$29.28	$77,563.31	$6,463.61
Eighth (8th) Lease Year	$29.87	$79,114.58	$6,592.88
Ninth (9th) Lease Year	$30.46	$80,696.87	$6,724.74
Tenth (10th) Lease Year	$31.07	$82,310.81	$6,859.23
Eleventh (11th) Lease Year	$31.69	$83,957.02	$6,996.42
Twelfth (12th) Lease Year	$32.33	$85,636.16	$7,136.35
Thirteenth (13th) Lease Year	$32.97	$87,348.89	$7,279.07
Fourteenth (14th) Lease Year	$33.63	$89,095.86	$7,424.66
Fifteenth (15th) Lease Year	$34.31	$90,877.78	$7,573.15

B-4-2

71 SOUTH WACKER DRIVE

HYATT CORPORATION.

EXHIBIT B-4

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO CIRCULATION AREA

(Based on 2,910 square feet of Rentable Area)

TIME PERIOD	FOOT PER SQUARE OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
July 1, 2005 – June 30, 2006	$26.00	$75,660.00	$6,305.00
July 1, 2006 – June 30, 2007	$26.52	$77,173.20	$6,431.10
July 1, 2007 – June 30, 2008	$27.05	$78,715.50	$6,559.63
July 1, 2008 – June 30, 2009	$27.59	$80,286.90	$6,690.58
July 1, 2009 – June 30, 2010	$28.14	$81,887.40	$6,823.95
July 1, 2010 – June 30, 2011	$28.71	$83,546.10	$6,962.18
July 1, 2011 – June 30, 2012	$29.28	$85,204.80	$7,100.40
July 1, 2012 – June 30, 2013	$29.87	$86,921.70	$7,243.48
July 1, 2013 – June 30, 2014	$30.46	$88,638.60	$7,386.55
July 1, 2014 – June 30, 2015	$31.07	$90,413.70	$7,534.48
July 1, 2015 – June 30, 2016	$31.69	$92,217.90	$7,684.83
July 1, 2016 – June 30, 2017	$32.33	$94,080.30	$7,840.03
July 1, 2017 – June 30, 2018	$32.97	$95,942.70	$7,995.23
July 1, 2018 – June 30, 2019	$33.63	$97,863.30	$8,155.28
July 1, 2019 – February 29, 2020	$34.31	$99,842.10	$8,320.18

B-4-3

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT C-4

FITNESS CENTER SPACE

(See Attached)

HYATT CENTER
71 SOUTH WACKER

Chicago, Illinois

C4

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT C-5

CAFETERIA SPACE

(See Attached)

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT C-6

CIRCULATION AREA

(See Attached)

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT D-1

WORKLETTER

(See Attached)

WORKLETTER AGREEMENT

This Workletter Agreement (this “Workletter”) supplements the Amended and Restated Office Lease (the “Lease”) dated as of June 15, 2004, executed concurrently herewith, by and between FrankMon LLC, as the landlord, and Hyatt Corporation, as the tenant, covering certain Premises described and defined in the Lease, and, together with the Lease, sets forth the agreement between Landlord and Tenant with respect to Landlord’s construction of the Landlord’s Work and Tenant’s construction of the Tenant Work. Each initially capitalized term not defined herein that is defined in the Lease shall have the same meaning as that ascribed to it in the Lease.

1.	Definitions.

a.	The term “Minimum Requirements” means the requirement that the Landlord’s Work

i.	conform to the Existing Drawings and not omit, differ from, be inconsistent with, or conflict with, any item, aspect or feature of the Existing Drawings, in either case, with respect to the matters identified on Exhibit A and

ii.	conform to the Project Description and Outline Specifications and not omit, differ from, be inconsistent with, or conflict with, any item, aspect or feature of the Project Description or Outline Specifications; except, under this clause 2, for any respects in which the Landlord’s Work exceeds the requirements of the Project Description or Outline Specification;

and, (i) in case of any conflict or inconsistency between or among the Existing Drawings, the Project Description or the Outline Specifications, (x) the Outline Specifications shall prevail over the Project Description and the Existing Drawings, and (y) the Project Description shall prevail over the Existing Drawings, and (ii) the Existing Drawings, the Project Description and the Outline Specifications shall be deemed modified by all Approved Section 4 Changes.

b.	The term “Landlord’s Work” means all of the improvements, fixtures and equipment shown or called for by the Construction Documents approved or deemed approved by Tenant, including (i) any Landlord Work Changes approved by Tenant or not requiring Tenant approval, and (ii) any Tenant Change Order prepared by Landlord and approved by Tenant, excluding, in all cases, the Excluded Work.

c.	The term “Excluded Work” means:

i.	Any improvements, fixtures or equipment located in or comprising a part of the rentable areas of the Building which are not included in the Premises so long as the same: (x) are required or permitted under the Mayer Brown Lease or the Goldman Lease and (y) do not affect the Building’s core above the twenty second (22nd) floor as depicted on the Existing Drawings; and

ii.	all Shared Facilities Work.

d.	The term “Tenant Work” means all of the improvements, fixtures and equipment shown or called for by the Tenant Work Plans approved by Landlord, including any Tenant Work Changes approved by Landlord or not requiring Landlord’s approval.

e.	The term “Landlord’s Design Professionals” means Pei Cobb Freed & Partners Architects LLP (“Landlord’s Architect”) and such other architects and engineers as may be directly or indirectly engaged by Landlord in connection with the Project.

f.	The term “Tenant’s Design Professionals” means such Illinois licensed architect as Tenant shall engage to prepare the Tenant Work Plans (“Tenant’s Architect”) and such other architects and engineers as may be directly or indirectly engaged by Tenant in connection with the Project.

g.	The term “Project” means the Building and all other improvements on the Land.

2.	Design Development Drawings.

a.	The term “Design Development Drawings” means final design development drawings for the Building.

b.	No later than October 15, 2002, Landlord shall submit to Tenant Design Development Drawings that, subject to Section 4 hereof, conform to the Minimum Requirements. Such submission shall be accompanied by a separate notice (a “Section 2 Notice”) entitled “NOTICE UNDER WORKLETTER SECTION 2” that

i.	contains the following statement directly below such title: “THE DESIGN DEVELOPMENT DRAWINGS INCLUDED WITH THIS NOTICE ARE BEING SUBMITTED UNDER SECTION 2 OF THE 71 SOUTH WACKER WORKLETTER. YOUR APPROVAL OR DISAPPROVAL IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS. YOUR FAILURE TO APPROVE OR DISAPPROVE WITHIN SAID FIFTEEN (15) BUSINESS DAYS SHALL CONSTITUTE APPROVAL.”, and

ii.	list each sheet of the Design Development Drawings being submitted (including date and last revision date).

c.	Tenant shall have fifteen (15) Business Days from the date of its receipt of the Design Development Drawings to approve or disapprove the Design Development Drawings so submitted to Tenant, and to notify Landlord of its reasons for withholding approval. Tenant, if it withholds its approval of the Design Development Drawings, shall deliver to Landlord, concurrently with such notice of disapproval, a reasonably specific statement of Tenant’s reasons for disapproval and may also include any specific revisions that Tenant proposes to remedy the matter, but Tenant shall not be required to propose any such specific revisions.

d.	If the Design Development Drawings so submitted to Tenant conform to the Minimum Requirements, then Tenant shall not unreasonably withhold its approval thereof; except, that Tenant shall not be deemed to have unreasonably withheld its approval thereof if Tenant disagrees in good faith with the aesthetic characteristics or style of, any portion of the Design Development Drawings that (1) omit or change (including any change made from a specific material, color or finish specified in the Minimum Requirements to one of equal or comparable quality), or (2) to the extent not designated with specificity in the Minimum Requirements, provides for, in the case of both (1) and (2): the design, layout, materials, colors, or finishes of (i) any portions of the Base Building Work that are visible to any person from outside the Building or that are visible from or located within the Common Areas, including, without limitation, the exterior plaza, interior and exterior landscaped and planted areas, Building façade, curtain wall, sidewalks, retail spaces, Building lobby, elevator cabs, escalators, elevator lobbies and vestibules, mezzanine, exterior plaza, landscaping, lavatories and bathrooms (except any located within premises leased to a tenant) and (ii) lavatories and bathrooms located within or serving the 10th through the 27th and the 46th and 47th floors of the Building.

e.	If Tenant does not timely approve or disapprove the Design Development Drawing as provided in Section 2.c, then Tenant shall be deemed to have approved the Design Development Drawings so submitted to Tenant.

f.	The procedure provided for in Section 2.b through 2.e shall be repeated for each revised and resubmitted version of the Design Development Drawings until Tenant has approved the Design Development Drawings; except, that the time period provided for Tenant’s approval or disapproval in Section 2.c (and the Landlord’s statement of the Tenant response period in the Section 2 Notice) shall be shortened to five (5) Business Days.

g.	If Landlord believes that Tenant is not entitled to withhold its approval, such dispute shall be subject to resolution pursuant to the Workletter Dispute Procedures, and if such dispute is resolved in Landlord’s favor:

i.	such approval shall be deemed to have been granted; and

ii.	Tenant’s withholding of approval shall be deemed to be Tenant Chargeable Conduct.

h.	As used in this Section 2,

i.	the term “approve” means approve without conditions (subject to Section 2.i), and

ii.	the terms “disapprove” or “withhold approval” shall have the same meaning and shall include approval with conditions; except, that in the case of any approval with conditions (a) the Design Development Drawings shall be deemed approved except for the matters to which the conditions relate, and (b) Section 2.f and 2.g shall remain applicable to the Design Development Drawings as to the matters to which the conditions relate until the Design Development Drawings are approved.

i.	No approval by Tenant under this Section 2 shall be effective as to or be deemed to include any failure of the Design Development Drawings to conform to the Minimum Requirements, and Tenant shall not be deemed to have approved any failure of the Design Development Drawings to conform to the Minimum Requirements unless (1) Landlord specifically notified Tenant thereof as provided for Section 4.a and (2) Tenant specifically and affirmatively approved the same as provided for in Section 4.b.

3.	Construction Documents.

a.	The term “Construction Documents” means complete coordinated architectural and engineering working drawings and specifications for the Building.

b.	Landlord shall diligently prosecute the preparation of, and shall submit to Tenant, Construction Documents that, subject to Section 4 hereof, conform to the Minimum Requirements. Such submission shall be accompanied by a separate notice (a “Section 3 Notice”) entitled “NOTICE UNDER WORKLETTER SECTION 3” that

i.	contains the following statement directly below such title: “THE CONSTRUCTION DOCUMENTS INCLUDED WITH THIS NOTICE ARE BEING SUBMITTED UNDER SECTION 3 OF THE 71 SOUTH WACKER WORKLETTER. YOUR APPROVAL OR DISAPPROVAL IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS. YOUR FAILURE TIMELY TO APPROVE OR DISAPPROVE WITHIN SAID FIFTEEN (15) BUSINESS DAYS SHALL CONSTITUTE APPROVAL.”, and

ii.	shall list each sheet of the Construction Documents being submitted (including date and last revision date).

c.	Tenant shall have fifteen (15) Business Days from the date of its receipt of the Construction Documents to approve or disapprove the Construction Documents submitted to Tenant, and to notify Landlord of its reasons for withholding approval. Tenant, if it disapproves Construction Documents, shall deliver to Landlord, concurrently with such notice of disapproval, a reasonably specific statement of its reasons for disapproval and of any specific revisions that Tenant proposes to remedy the matter, but Tenant shall not be required to propose any such specific revisions.

d.	If the Construction Documents so submitted to Tenant conform to the Minimum Requirements, then Tenant shall not unreasonably withhold its approval thereof; except, that Tenant shall not be deemed to have unreasonably withheld its approval thereof if Tenant disagrees in good faith with the aesthetic characteristics or style of, any portion of the Construction Documents that (1) omit or change (including any change made from a specific material, color or finish specified in the Minimum Requirements to one of equal or comparable quality), or (2) to the extent not designated with specificity in the Minimum Requirements, provides for, in the case of both (1) and (2): the design, layout, materials, colors, or finishes of (i) any portions of the Base Building Work that are visible to any person from outside the Building or that are visible from or located within the Common Areas, including, without limitation, the exterior plaza, interior and exterior landscaped and planted areas, Building façade, curtain wall, sidewalks, retail spaces, Building lobby, elevator cabs, escalators, elevator lobbies and vestibules, mezzanine, exterior plaza, landscaping, lavatories and bathrooms (except any located within premises leased to a tenant) and (ii) lavatories and bathrooms located within or serving the 10th through the 27th and the 46th and 47th floors of the Building.

e.	If Tenant does not approve or disapprove as provided in Section 3.c within the period provided for in Section 3.c, Tenant shall be deemed to have approved the Construction Documents so submitted to Tenant.

f.	The procedure provided for in Sections 3.b through 3.e shall be repeated for each revised and resubmitted version of Construction Documents until Tenant approves the Construction Documents; except, that the time period provided for Tenant’s approval or disapproval in Section 3.c (and the Landlord’s statement of Tenant’s response period in the Section 3 Notice) shall be shortened to five (5) Business Days.

g.	If Landlord believes that Tenant is not entitled to withhold its approval, then such dispute shall be resolved through the Workletter Dispute Procedures, and if such dispute is resolved in Landlord’s favor,

i.	such approval shall be deemed to have been granted; and

ii.	Tenant’s withholding of approval shall be deemed to be Tenant Chargeable Conduct.

h.	As used in this Section 3,

i.	the term “approve” means approve without conditions (subject to Section 3.i), and

ii.	the terms “disapprove” or “withhold approval” have the same meaning and include approval with conditions; except, that in the case of any approval with conditions (a) the Construction Documents shall be deemed approved except for the matters to which the conditions relate, (b) Sections 3.f and 3.g shall remain applicable to the Construction Documents as to the matters to which the conditions relate until the Construction Documents are approved.

i.	No approval by Tenant under this Section 3 shall be effective as to or be deemed to include any failure of the Construction Documents to conform to the Minimum Requirements and Tenant shall not be deemed to have approved any failure of the Construction Documents to conform to the Minimum Requirements unless (1) Landlord specifically notified Tenant thereof as provided for in Section 4.a and (2) Tenant specifically and affirmatively approved the same as provided for in Section 4.b.

j.	Prior to the Landlord’s completion and delivery to Tenant of the Construction Documents for Tenant’s approval, Landlord shall deliver to Tenant, for informational purposes only, all interim progress sets of the Construction Documents, as and when such progress sets are completed.

4.	Non-Conforming Design Development Drawings or Construction Documents.

a.	If Landlord believes that any item, aspect or feature of the Design Development Drawings does not conform to the Minimum Requirements or that any item, aspect of feature of the Construction Documents (including any Landlord Work Change) does not conform to the Minimum Requirements, then Landlord, when submitting such Design Development Drawings or Construction Documents (including any Landlord Work Change) to Tenant for its approval under this Workletter, shall include therewith (in addition to the Section 2 Notice, the Section 3 Notice or the Section 7 Notice, as the case may be) a separate notice (a “Section 4 Notice”) entitled “NOTICE UNDER WORKLETTER SECTION 4” that

i.	contains the following statement directly below such title “THE DESIGN DEVELOPMENT DRAWINGS OR CONSTRUCTION DOCUMENTS OR LANDLORD WORK CHANGE INCLUDED WITH THIS NOTICE DO(ES) OR MAY NOT CONFORM TO THE MINIMUM REQUIREMENTS OF THE 71 SOUTH WACKER WORKLETTER IN THE RESPECTS IDENTIFIED BELOW. YOUR APPROVAL OR DISAPPROVAL IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS. YOUR FAILURE TIMELY TO DISAPPROVE IN ACCORDANCE WITH THE WORKLETTER SHALL CONSTITUTE APPROVAL” and

ii.	specifically identify each respect in which such Design Development Drawings or such Construction Documents or such Landlord Work Change do(es) or may not conform to the Minimum Requirements by referring to the accompanying drawing on which such non-conformity is bubbled or to the section of the accompanying specifications in which such non-conformity is set forth (each such non-conformity so identified being herein called a “Proposed Section 4 Change”).

b.	If Landlord delivers a Section 4 Notice, then Tenant shall have fifteen (15) Business Days from its receipt of such Section 4 Notice to approve or disapprove the Proposed Section 4 Changes identified thereon. If Tenant has a reason for disapproving any Proposed Section 4 Change it shall notify Landlord thereof; except that Tenant is not required to have a reason to disapprove any Proposed Section 4 Change.

c.	If Tenant does not approve or disapprove any Proposed Section 4 Change set forth in any Section 4 Notice within the period provided for in Section 4.b, then Landlord may thereafter deliver to Tenant

i.	a copy of such Section 4 Notice, together with copies of the related Design Development Drawings or Construction Documents or Landlord Work Change and the related Section 2 Notice, Section 3 Notice or Section 7 Notice, and

ii.	a separate notice (a “Final Section 4 Notice”) entitled “FINAL NOTICE UNDER WORKLETTER SECTION 4” that contains the following statement directly below such title “YOU HAVE NOT TIMELY APPROVED OR DISAPPROVED THE PROPOSED SECTION 4 CHANGES IDENTIFIED IN THE SECTION 4 NOTICE INCLUDED HEREWITH. YOUR FAILURE TO DISAPPROVE SUCH PROPOSED SECTION 4 CHANGES WITHIN FIVE (5) BUSINESS DAYS SHALL CONSTITUTE APPROVAL.”

d.	If Tenant does not approve or disapprove any Proposed Section 4 Change identified in any Section 4 Notice within the period provided for in Section 4.b and Landlord delivers a Final Section 4 Notice with respect thereto (together with the other materials required by Section 4.c to be submitted therewith) and Tenant does not approve or disapprove such Proposed Section 4 Change within five (5) additional Business Days following its receipt of such Final Section 4 Notice, then Tenant shall be deemed to have approved said Proposed Section 4 Change so identified.

e.	Any Proposed Section 4 Change approved by Tenant is herein called an “Approved Section 4 Change.”

f.	Tenant’s approval or disapproval of any Proposed Section 4 Change identified on any Section 4 Notice shall not (except as to the matters covered by the Proposed Section 4 Changes) constitute or affect Tenant’s approval or disapproval of the Design Development Drawings or the Construction Documents or Landlord Work Change enclosed therewith, which shall (except as to the matters covered by the Proposed Section 4 Changes) be governed by Section 2, 3 or 7 of this Workletter, as the case may be.

5.	Phased Plans.

a.	Landlord shall submit the Design Development Drawings in one package, except as otherwise set forth in Section 5.b. Landlord shall submit the Construction Documents in phases (by trade or trades) as developed and the provisions of Sections 2, 3 and 4 shall be applied separately to each such phase. Landlord shall not submit Construction Documents to Tenant until Tenant approves the Design Development Drawings or, in the case of any approval with conditions, as provided for in Section 2.h, until Tenant approves the Design Development Drawings as to the matters to which such phase of the Construction Documents relates.

b.	Tenant has heretofore approved the steel, curtainwall and elevator Design Development Drawings listed on Exhibit B hereto; except, that (i) Landlord did not notify Tenant of any failure of such Design Development Drawings to conform to the Minimum Requirements, and (ii) Tenant is not deemed to have approved any failure of such Design Development Drawings to conform to the Minimum Requirements.

6.	Construction of Landlord Work. Landlord shall perform Landlord’s Work,

a.	with diligence and continuity;

b.	in accordance with the requirements of this Workletter; and

c.	in accordance with the Construction Documents approved by Tenant, as modified from time to time, pursuant to any Tenant Change Order or Landlord Work Changes, in each case approved by Tenant pursuant to this Workletter, or by any Landlord Work Changes;

except, that (1) if and to the extent that the Construction Documents approved by Tenant do not conform to the Minimum Requirements then, except for any Approved Section 4 Changes, Landlord shall nonetheless be required to perform Landlord’s Work in accordance with the Minimum Requirements, and (2) Landlord shall not install any portion of Landlord’s Work until Tenant approves the Construction Documents for such portion thereof. Landlord shall not perform any work other than Landlord Work and Excluded Work. If Landlord performs any work that violates the terms of this Section 6 (“Improper Landlord Work”), then Landlord shall, upon Tenant’s demand, remove or correct the same as may be required in order to conform to this Section 6; except, that Landlord shall not be required (A) to remove or correct any such violation relative to Landlord’s

Work that under Section 13 Tenant is deemed to have accepted, or (B) to remove or correct any such violation that (i) is Excluded Work other than the Fitness Center and Cafeteria, (ii) conforms to the Minimum Requirements, and (iii) will not adversely affect Tenant or its use or occupancy of the Premises.

7.	Landlord Changes.

a.	The term “Landlord Work Change” means any change in the Construction Documents for any portion of Landlord’s Work (or in any portion of Landlord’s Work) after Tenant’s approval of the Construction Documents for such portion of Landlord’s Work.

b.	The term “Permitted Landlord Work Change” means any minor field change (as such term is understood in the industry) other than any that

i.	is located in the Premises or on a floor upon which any portion of the Premises is located, or

ii.	does not conform to the Minimum Requirements.

c.	Landlord shall promptly submit to Tenant each Landlord Work Change to Tenant that is not a Permitted Landlord Change.

d.	Each Landlord Work Change that is not a Permitted Landlord Work Change shall be subject to Tenant’s approval in accordance with Section 3 of this Workletter (specifically including Section 3.d and Section 3.i); except that for purposes of any such Landlord Work Change

i.	the notice referred to in Section 3.b (the “Section 7 Notice”) shall (i) be entitled “NOTICE UNDER WORKLETTER SECTION 7”, (ii) refer to the Landlord Work Change rather than to Construction Documents, and (iii) refer to five (5) Business Days rather than fifteen (15) Business Days; and

ii.	the period provided for in Section 3.c shall be shortened to five (5) Business Days.

e.	Permitted Landlord Work Changes shall not be subject to Tenant’s approval. Landlord shall submit to Tenant copies of all Landlord Work Changes (excluding any thereof not reduced to writing) at such intervals as Landlord shall determine, but not less frequently than monthly.

8.	Tenant Change Orders.

a.	The term “Tenant Change Order Cost Adjustment” means, subject to Section 8.e. hereof, the increase or decrease, if any, in Landlord’s Costs (after offsetting any deductive changes) resulting from a Tenant Change Order, each of which shall be itemized in reasonable detail, as set forth in Landlord’s notice under Section 8.k or, if Tenant shall have disputed the same pursuant to Section 8.m, as determined pursuant to the Workletter Dispute Procedures.

b.	The term “Tenant Change Order Delivery Date Time Adjustment” means, subject to Section 8.e. hereof, the number of days by which any Segment Delivery Date is or will be delayed or accelerated by reason of a Tenant Change Order, as set forth in Landlord’s notice under Section 8.k or, if Tenant shall have disputed the same pursuant to Section 8.m, as determined pursuant to the Workletter Dispute Procedures.

c.	The term “Tenant Change Order Substantial Completion Date Time Adjustment” means, subject to Section 8.e. hereof, the number of days by which the Substantial Completion Date is or will be delayed or accelerated by reason of a Tenant Change Order, as set forth in Landlord’s notice under Section 8.k or, if Tenant shall have disputed the same pursuant to Section 8.m, as determined pursuant to the Workletter Dispute Procedures.

d.	The term “Tenant Change Order Commencement Date Time Adjustment” means, subject to Section 8.e. hereof, the number of days by which the Commencement Date is or will be delayed or accelerated by reason of a Tenant Change Order, as set forth in Landlord’s notice under Section 8.k or, if Tenant shall have disputed the same pursuant to Section 8.m, as determined pursuant to the Workletter Dispute Procedures.

e.	The Tenant Change Order Cost Adjustment, the Tenant Change Order Delivery Date Time Adjustment, the Tenant Change Order Substantial Completion Date Time Adjustment and the Tenant Change Order Commencement Date Time Adjustment shall each be determined based on the assumption that Landlord has or will use commercially reasonable efforts to mitigate the extent of the delay and costs arising out of any Tenant Change Order (excluding mitigation measures that would result in Landlord incurring Landlord Costs that, following Landlord’s request, Tenant has refused to agree to pay in an instrument reasonably acceptable to Landlord). Prior to the final determination of the Tenant Change Order Cost Adjustment, the Tenant Change Order Delivery Date Time Adjustment, the Tenant Change Order Substantial Completion Date Time Adjustment and the Tenant Change Order Commencement Date Time Adjustment relative to any Tenant Change Order, Landlord and Tenant shall cooperate in identifying such mitigation measures.

f.	Tenant, at Tenant’s sole cost and expense, at any time prior to the Commencement Date, may request (a “Tenant Change Order Request”) changes in Landlord’s Work (a “Tenant Change Order”). Each Tenant Change Order Request shall be in writing and shall contain sufficient detail for Landlord to prepare the changes to the Construction Documents necessary to effect the requested change in Landlord’s Work (the “Tenant Change Order Requirements”), and shall be accompanied by a separate notice (a “Section 8.f Notice”) entitled “NOTICE UNDER WORKLETTER SECTION 8.f” that shall

i.	contain the following statement directly below such title: “THE TENANT CHANGE ORDER REQUESTS INCLUDED WITH THIS NOTICE ARE BEING SUBMITTED UNDER SECTION 8.f. OF THE 71 SOUTH WACKER WORKLETTER. YOUR APPROVAL OR DISAPPROVAL IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS. YOUR FAILURE TO APPROVE OR DISAPPROVE WITHIN SAID FIVE (5) BUSINESS DAYS SHALL CONSTITUTE APPROVAL.”, and

ii.	list each Tenant Change Order Request being submitted.

If Landlord believes that the Tenant Change Order Request does not conform to the Tenant Change Order Requirements, Landlord shall so notify Tenant as soon as reasonably practicable but, in any event, within five (5) Business Days after its receipt of any Tenant Change Order Request.

g.	Each Tenant Change Order Request shall be subject to Landlord’s approval. Landlord’s approval shall not be unreasonably withheld, provided the related Tenant Change Order would not violate the Landlord Consent Standards and conforms to the Tenant Change Order Requirements.

h.	Landlord shall have five (5) Business Days after its receipt of any Tenant Change Order Request (or its receipt of such additional detail as Landlord may reasonably request pursuant to Section 8.e) to approve or disapprove such Tenant Change Order Request, and to notify Tenant of its reasons for withholding approval. Landlord, if it shall disapprove the requested Tenant Change Order Request, shall deliver to Tenant, concurrently with such notice of disapproval, a reasonably specific statement of its reasons for disapproval and of any specific revisions that Landlord proposes to remedy the matter, but Landlord shall not be required to propose any such specific revisions. If Landlord does not approve or disapprove the Tenant Change Order Request as provided for in this Section 8.h within the time period provided for in this Section 8.h, then Landlord shall be deemed to have approved the Tenant Change Order Request. The procedure provided for in this Section 8.h shall be repeated for each revised and resubmitted version of such Tenant Change Order Request until Landlord approves or Tenant withdraws such Tenant Change Order Request.

i.	If Tenant believes that Landlord shall not be entitled to withhold its approval of any Tenant Change Order Request, then the dispute shall be subject to the Workletter Dispute Procedures, and if such dispute is resolved in Tenant’s favor, then

i.	such approval shall be deemed to have been granted; and

ii.	Landlord’s withholding of approval shall be deemed to be Landlord Chargeable Conduct.

j.	As used in this Section 8 relative to Landlord’s approval of any Tenant Change Order Request,

i.	the term “approve” means approve without conditions, and

ii.	the terms “disapprove” or “withhold approval” has the same meaning and includes approval with conditions; except, that in the case of any approval with conditions Sections 8.h and 8.i shall remain applicable to the Tenant Change Order Request until such Tenant Change Order Request is approved.

k.	If Landlord approves of such Tenant Change Order Request then, within ten (10) Business Days of its receipt thereof (or its receipt of such additional detail as Landlord may reasonably request pursuant to Section 8.e), Landlord shall furnish Tenant with (i) the Tenant Change Order, and (ii) Landlord’s reasonable computation of the Tenant Change Order Cost Adjustment, the Tenant Change Order Delivery Date Time Adjustment, Tenant Change Order Substantial Completion Date Time Adjustment and the Tenant Change Order Commencement Date Time Adjustment. When Landlord delivers the foregoing to Tenant, if Landlord actually knows of potential modifications to Tenant’s Change Order that are in Landlord’s reasonable judgment not likely to be known by Tenant and that would materially reduce the Tenant Change Order Cost Adjustment, the Tenant Change Order Delivery Date Time Adjustment. the Tenant Change Order Substantial Completion Date Time Adjustment or the Tenant Commencement Date Time Adjustment, then Landlord shall use commercially reasonable efforts to promptly advise Tenant in writing of such modifications.

l.	Within five (5) Business Days of Landlord’s delivery to Tenant of the materials required by Section 8.k, Tenant shall either approve such Tenant Change Order and the Landlord’s computation of the matters discussed in Section 8.k.(ii) above or withdraw such Tenant Change Order Request by delivering written notice of such approval or withdrawal to Landlord. If Tenant fails to timely deliver any such written notice, Tenant shall be deemed to have withdrawn such Tenant Change Order Request. If Tenant approves such Tenant Change Order, then, subject to Section 8.m. below, Landlord shall perform the same.

m.	If, by notice delivered to Landlord given concurrently with its written notice approving any Tenant Work Change, Tenant disagrees with Landlord’s computation of the Tenant Change Order Delivery Date Time Adjustment, Tenant Change Order Substantial Completion Date Time Adjustment, Tenant Commencement Date Time Adjustment, or Tenant Change Order Cost Adjustment, set forth in Landlord’s notice pursuant to Section 8.k, then Landlord shall nonetheless proceed with the work provided for in any approved Tenant Change Order and the dispute shall be subject to the Workletter Dispute Procedures. If the results of such Workletter Dispute Procedures differ from Landlord’s response pursuant to Section 8.k, then the results of the Workletter Dispute Procedures shall be applicable for purposes of Section 8.l in lieu of Landlord’s response pursuant to Section 8.k(ii). If the Workletter Dispute Procedures result in a reduction of ten percent (10%) or more in any foregoing item in dispute, then Landlord shall reimburse Tenant for Tenant’s Costs incurred in prosecuting such Workletter Dispute Procedures; otherwise, Tenant shall reimburse Landlord for the Landlord’s Costs in the prosecution of such Workletter Dispute Procedures.

n.	The amount of Tenant’s Change Order Cost Adjustment,

i.	if positive, shall be paid by Tenant to Landlord following the completion of the Tenant Change Order, within (i) twenty (20) days following receipt of Landlord’s invoice therefore, if paid directly, or (ii) in the next permitted draw of the Tenant Work Allowance, if paid therefrom), or

ii.	if negative, shall be added to the Tenant Work Allowance.

o.	Tenant, within twenty (20) days of Landlord’s request therefor, accompanied by appropriate documentation, shall pay to Landlord (or instruct Landlord to deduct from the Tenant Work Allowance) the amount of all of Landlord’s Costs incurred in connection with the review of any Tenant Change Order Request or the completion of any Tenant Change Order.

p.	Without Limitation of the other provisions of this Section 8, Landlord agrees that Tenant shall have the right to substitute finishes of, and substitute materials with respect to, items of Landlord’s Work in the Premises, (the “Landlord Finish Work”) set forth on Exhibit G attached hereto (the “Landlord Finish Schedule”). Landlord shall cooperate reasonably with Tenant so as to minimize any time adjustments or cost adjustments resulting from any such substitution and Landlord in computing any such cost adjustment shall credit to Tenant an amount equal to any decrease in Landlord’s Costs resulting from such substitution. Toward that end, Landlord shall notify Tenant not less than fifteen (15) Business Days prior to the date upon which Landlord places its order for an item of Landlord Finish Work set forth in the Landlord Finish Schedule, setting forth on such notice the items of Landlord Finish Work to be ordered, the date that such item will be ordered, and the unit cost of the relevant item(s) of Landlord Finish Work (the “Landlord Finish Work Notice”). If Tenant elects to exercise its right to substitute any Landlord Finish Work, Tenant shall submit to Landlord a Tenant Change Order Request with respect thereto in accordance with the terms of Section 8.f above within ten (10) Business Days following receipt of such notice from Landlord.

9.	Effect and Scope of Tenant’s Approval.

a.

Tenant shall have no liability to Landlord or to any third party by virtue of the existence or exercise of its consent or approval rights in this Workletter (except for such liability to Landlord as is provided for in this Workletter with respect to an improper exercise of such rights). Additionally, neither Tenant’s review nor approval of any of the Design Development Drawings or Construction Documents, including any Landlord Work Change, shall constitute a representation or warranty by Tenant that such items (i) are complete or suitable for their intended purposes, or (ii) comply with applicable laws, ordinances, codes and regulations, or (iii) conform to the Minimum Requirements (other than Approved Section 7 Changes, which need not conform to the Minimum Requirements), and Tenant assumes no responsibility or liability whatsoever to Landlord or any other person or entity for such completeness, suitability, compliance or conformity.

b.	Tenant acknowledges and agrees that it has no consent or approval rights with respect to any Excluded Work (other than pursuant to the Shared Facilities Workletter, with respect to the Cafeteria and Fitness Center), and that Sections 2.c and 3.c hereof do not apply to any such Excluded Work.

10.	Determination of Segment Delivery Dates.

a.	The term “Segment” means a portion of the Premises comprising the First Segment, Second Segment, Third Segment or Fourth Segment and the term “Segments” means all of the foregoing Segments, collectively.

b.	The term “Segment Delivery Date” means generically any of the First Segment Delivery Date, the Second Segment Delivery Date, the Third Segment Delivery Date or the Fourth Segment Delivery Date, as the case may be, and the term “Segment Delivery Dates” means all of the foregoing Segment Delivery Dates, collectively.

c.	The term “First Segment” means the 9th and 10th floors of the Premises.

d.	The term “First Segment Delivery Date” means the later of (1) March 1, 2004 and (2) the date upon which Landlord delivers the First Segment of the Premises to Tenant for completion of the Tenant Work therein, with all Segment Delivery Conditions with respect thereto in place and satisfied.

e.	The term “Second Segment” means the 11th and 12th floors of the Premises.

f.	The term “Second Segment Delivery Date” means the later of (1) April 1, 2004 and (2) the date upon which Landlord delivers the Second Segment of the Premises to Tenant for completion of Tenant Work therein, with all Segment Delivery Conditions with respect thereto in place and satisfied.

g.	The term “Third Segment” means the 14th and 15th floors of the Premises.

h.	The term “Third Segment Delivery Date” means the later of (1) May 1, 2004 and (2) the date upon which Landlord delivers the Third Segment of the Premises to Tenant for completion of the Tenant Work therein, with all Segment Delivery Conditions with respect thereto in place and satisfied.

i.	The term “Fourth Segment” means the 16th floor of the Premises.

j.	The term “Fourth Segment Delivery Date” means the later of (1) June 1, 2004 and (2) the date upon which Landlord delivers the Fourth Segment of the Premises to Tenant for completion of the Tenant Work therein, with all Segment Delivery Conditions with respect thereto in place and satisfied.

k.	The term “High Rise Segment” means the 46th, 47th and 48th floors of the Building.

l.	The term “High Rise Segment Delivery Date” means the later of (1) January 1, 2005 and (2) the date upon which Landlord delivers the High Rise Segment to Tenant for completion of the Tenant Work therein, with all Segment Delivery Conditions with respect thereto in place and satisfied.

m.	The term “Segment Delivery Conditions” means, with respect to any particular Segment that: (1) Landlord’s Work with respect to a segment of the Premises is completed, except for the items of Landlord’s Work set forth on Exhibit I (the “Incomplete Landlord Work”), and the Segment Delivery Date Punchlist Items; and (2) the conditions described in Sections 19 and 20 hereof are in place (the “Tenant Access Criteria”) (collectively, the “Segment Delivery Conditions”). Any item on Exhibit I not otherwise addressed in Section 19 and 20 shall be completed by Landlord and Tenant on or before 60 days following the respective Segment Delivery Date.

n.	The term “Tenant Access Day” means with respect to a particular Segment, any calendar day follow the Segment Delivery Date that the Segment Delivery Conditions are in place and satisfied with respect to such Segment; except, that a Tenant Access Day shall be deemed to have occurred on each day (without regard to whether or not the Segment Delivery Conditions are in place) that is a Saturday, Sunday, or Holiday if Tenant fails to orally advise Landlord or Landlord’s Contractor by 12:00 p.m. on the Business Day prior to such weekend day or Holiday that Tenant intends to enter the Segment for performance of Tenant Work on such Saturday, Sunday or Holiday.

o.	As soon as Landlord believes that the Segment Delivery Conditions have been satisfied with respect to a particular Segment (a “Segment Delivery Date”), Landlord shall so notify Tenant (the “Segment Delivery Date Notice”). Each such notice shall include a reference to the Segment to which the Segment Delivery Date Notice relates, and certificate from Landlord’s Architect referring to Exhibit I and to Sections 19 and 20 of the Workletter and certifying that the Segment Delivery Conditions have been satisfied, and that the Segment Delivery Date has occurred with respect to such Segment and, if applicable certifying the Tenant Segment Delivery Date Delay Number of days, if any. The Segment Delivery Date Notice shall be entitled “SEGMENT DELIVERY DATE NOTICE” and shall contain the following statement directly below such title:

“THIS SEGMENT DELIVERY DATE NOTICE IS GIVEN UNDER SECTION 10 OF THE 71 SOUTH WACKER WORKLETTER. IF YOU DISAGREE WITH THIS NOTICE YOU MUST NOTIFY THE LANDLORD WITHIN FIVE (5) BUSINESS DAYS. YOUR FAILURE TIMELY TO DO SO SHALL CONSTITUTE YOUR AGREEMENT WITH THIS NOTICE.”

p.	If Tenant disagrees with Landlord’s Segment Delivery Date Notice, then Tenant shall so notify Landlord within five (5) Business Days of its receipt thereof, and shall include with such notice a detailed listing of the respects in which Tenant believes that the Segment Delivery Conditions have not been satisfied. If Tenant fails to timely deliver notice of its disagreement under this Section 10.n, then the Segment Delivery Date shall be deemed to have occurred five (5) Business Days after the date upon which Tenant receives such Segment Delivery Date Notice, and such date shall be the Segment Delivery Date with respect to the Segment referenced in the Segment Delivery Date Notice.

q.	The procedure provided for in Sections 10.m and 10.n shall be repeated until Tenant agrees with Landlord’s Segment Delivery Date Notice, or Tenant fails timely to deliver notice of its disagreement under Section 10.n; except, that if Landlord disagrees with any notice from Tenant under Section 10.n, the dispute shall be subject to resolution pursuant to the Workletter Dispute Procedures.

r.	Tenant’s agreement with, or failure timely to disagree with, the Segment Delivery Date Notice as provided for above or Tenant’s failure to include any item or items on its list under Section 10.n shall not release Landlord from any of its obligations under this Workletter or constitute Tenant’s agreement that the Segment Delivery Conditions have been satisfied or a waiver of any subsequent claim to the contrary; except, that if Tenant agrees with, or fails to timely disagree with, the Segment Delivery Date Notice, then the subsequent claim shall not postpone the Segment Delivery Date.

11.	Determination of Substantial Completion Date.

a.	As soon as Landlord believes that the Substantial Completion Conditions have been satisfied, Landlord shall so notify Tenant (the “Substantial Completion Date Notice”) and shall include with such notice a certificate from Landlord’s Architect referring to Paragraph 1(B) of the Lease and certifying that the Substantial Completion Conditions have been satisfied. The Substantial Completion Date Notice shall be entitled “SUBSTANTIAL COMPLETION DATE NOTICE” and shall contain the following statement directly below such title. “THIS SUBSTANTIAL COMPLETION DATE NOTICE IS GIVEN UNDER SECTION 11 OF THE WORKLETTER. IF YOU DISAGREE WITH THIS NOTICE YOU MUST NOTIFY THE LANDLORD WITHIN FIVE (5) BUSINESS DAYS. YOUR FAILURE TIMELY TO DO SO SHALL CONSTITUTE YOUR AGREEMENT WITH THIS NOTICE.”

b.	If Tenant disagrees with Landlord’s Substantial Completion Date Notice, Tenant shall so notify Landlord within five (5) Business Days of Tenant’s receipt thereof, and shall include with such notice a detailed listing of the respects in which Tenant believes that the conditions to the occurrence of the Substantial Completion Date have not been satisfied. If Tenant fails to timely deliver notice of its disagreement under this Section 11.b, then the Substantial Completion Date shall be deemed to have occurred on the date upon which Tenant received such Substantial Completion Date Notice.

c.	The procedure provided for in Sections 11.a and 11.b shall be repeated until Tenant agrees with Landlord’s Substantial Completion Date Notice or fails to timely deliver notice of its disagreement under Section 11.b; except, that if Landlord disagrees with any notice from Tenant under Section 11.b, the dispute shall be subject to resolution pursuant to the Workletter Dispute Procedures.

d.	Tenant’s agreement with, or failure to timely disagree with, the Substantial Completion Date Notice as provided for above or Tenant’s failure to include any item or items on its list under Section 11.b shall not release Landlord from any of its obligations under this Workletter or constitute Tenant’s agreement that the Substantial Completion Conditions have been satisfied or a waiver of any subsequent claim to the contrary; except, that if Tenant agreed with, or failed to timely disagree with, the Substantial Completion Date Notice, then Tenant’s subsequent claim shall not postpone the Substantial Completion Date).

12.	Punch-Lists.

a.

The term “Segment Delivery Date Punch List Items” means minor details of Landlord’s Work, the non-completion or improper completion of which does not, and the completion or proper completion of which will not, interfere with the performance by Tenant of the Tenant Work in the relevant, delivered Segment.

b.	The term “Substantial Completion Date Punch List Items” means minor details of finish or mechanical adjustment of or to Landlord’s Work in the Premises, Common Areas, and Shared Facilities, the non-completion or improper completion of which does not, and the completion or proper completion of which will not, interfere with Tenant’s use and occupancy of the Premises for the ordinary conduct of Tenant’s business for the purposes set forth in Section 5 of the Lease and the use of the Common Areas, Cafeteria and Fitness Center for their intended purposes.

c.	The term “Punch List Items” means, collectively, the Segment Delivery Date Punchlist Items and the Substantial Completion Date Punchlist Items.

d.

Landlord, within fifteen (15) Business Days following delivery of the Segment Delivery Date Notice, shall prepare and deliver to Tenant a list of Segment Delivery Date Punchlist Items (“Landlord’s Segment Delivery Punchlist”). Tenant, within ten (10) Business Days of its receipt of such list, shall deliver to Landlord either (i) Tenant’s acceptance of

Landlord’s Segment Delivery Punchlist, or (ii) a list of any additional items that Tenant believes to be Segment Delivery Punchlist Items (“Tenant’s Segment Delivery Punchlist”). Landlord, within ten (10) Business Days of its receipt of Tenant’s Segment Delivery Punchlist, shall deliver to Tenant (i) either Landlord’s acceptance of Tenant’s Segment Delivery Punchlist or (ii) a list of the additional items listed thereon that Landlord believes are not Segment Delivery Punchlist Items (in which case the dispute relative to such items shall be subject to the Workletter Dispute Procedures). (Failure by either party to respond timely as aforesaid shall constitute such party’s acceptance of the list prepared and delivered by the other party). To the extent that items of Landlord’s Work with respect to a particular Segment are not reasonably capable of being tested or inspected by Landlord’s Architect upon a Segment Delivery Date (e.g., sprinkler system, HVAC system) then Tenant’s acceptance or non-acceptance of such items of Landlord’s Work shall be reserved until the later of the final Segment Delivery Date or the date upon which testing or inspection of such items is reasonably practicable.

e.	Landlord, within fifteen (15) Business Days following delivery of the Substantial Completion Date Notice, shall prepare and deliver to Tenant a list of Substantial Completion Date Punchlist Items (“Landlord’s Substantial Completion Date Punchlist”). Tenant, within ten (10) Business Days of its receipt of such list, shall deliver to Landlord either (i) Tenant’s acceptance of Landlord’s Substantial Completion Date Punchlist, or (ii) a list of any additional items that Tenant believes to be Substantial Completion Date Punchlist Items (“Tenant’s Substantial Completion Date Punchlist”). Landlord, within ten (10) Business Days of its receipt of Tenant’s Substantial Completion Date Punchlist, shall deliver to Tenant (i) either Landlord’s acceptance of Tenant’s Substantial Completion Date Punchlist or (ii) a list of the additional items listed thereon that Landlord believes are not Substantial Completion Date Punchlist Items (in which case the dispute relative to such items shall be subject to the Workletter Dispute Procedure). (Failure by either party to respond timely as aforesaid shall constitute such party’s acceptance of the list prepared and delivered by the other party).

f.	Landlord shall diligently prosecute the completion of all Segment Delivery Date Punchlist Items and all Substantial Completion Date Punchlist Items.

g.	Tenant’s acceptance of Landlord’s Segment Delivery Punchlist or Landlord’s Substantial Completion Date Punchlist or Tenant’s failure to furnish a Tenant’s Segment Delivery Punchlist or a Tenant’s Substantial Completion Date Punchlist, or the omission of any item therefrom, shall not release Landlord from any of its obligations under this Workletter.

13.	Acceptance of Landlord’s Work. Notwithstanding Sections 10.p, 11.d and 12.g, upon the Commencement Date Tenant shall be deemed to have accepted Landlord’s Work in and about the Premises except for (i) defects therein of which Tenant notifies Landlord within one (1) year from the Commencement Date, (ii) structural or latent defects, and (iii) Punch List Items: except, that Tenant’s acceptance of Landlord’s Work shall not be deemed to release Landlord from any of its obligations under the Lease with respect to the operation, maintenance, repair or replacement of the Building or the providing of services to Tenant as provided for in the Lease.

14.	Tenant’s Right of Entry; Schedule Updates.

a.	Subject to the applicable provisions of Section 18.f, during the construction of, and upon and after completion of, Landlord’s Work, Tenant, Tenant’s Design Professionals and other representatives and Tenant’s Contractors shall have the right to enter the Building and any portion thereof in order to: (i) inspect Landlord’s Work, or (ii) prepare plans, drawings or specifications; except, that, with the exception of Tenant’s right to enter the Premises and related Building areas after a Segment Delivery Date:

i.	the same shall be subject to Landlord’s reasonable notice, scheduling and security requirements, and

ii.	Landlord shall have the right to accompany such persons during any such inspections.

b.	Attached hereto as Exhibit K is a preliminary, detailed development schedule that sets forth Landlord’s good faith estimate of the schedule for completion of the components of the Landlord Work, Segment Delivery Dates and Substantial Completion Date (the “Initial Development Schedule”). During the development process, and as Landlord revises its estimates for completion of the components of work shown on the Initial Development Schedule, Landlord shall deliver to Tenant revised copies of its development schedule showing any expected deviations from the Initial Development Schedule and Landlord’s then best estimate of the Segment Delivery Dates, Substantial Completion Date and Commencement Date (each, a “Revised Development Schedule”). In addition, within five (5) Business Days of Tenant’s request from time to time, Landlord shall furnish Tenant with a copy of Landlord’s most recent Revised Development Schedule; except, that Landlord shall not be deemed to warrant the accuracy of the Initial Development Schedule or any Revised Development Schedule and the furnishing of such materials shall not limit or constitute a waiver of any of Landlord’s rights under this Workletter.

15.	Tenant Work.

a.	Preparation and Approval of Tenant Work Drawings.

i.

If Tenant desires to make any improvements to the Premises to prepare the same for its occupancy, then Tenant shall prepare complete architectural drawings and specifications and complete engineered mechanical, structural and electrical working drawings for such improvements showing the subdivision, layout, finish and decoration work desired by Tenant, and any internal or external communications or special utility facilities that will require conducting or other improvements within Common Areas (collectively “Tenant Work Plans”). The Tenant Work Plans shall: (1) include preliminary locations and dimensions; (2) contain sufficient content and detail for use to obtain any required building permits and preparation of “shop drawings” (if applicable); and (3) show all items of such work in reasonable detail (collectively, the “Tenant Building Plan Requirements”). The Tenant Work Plans shall be prepared by Tenant’s Design Professionals. Tenant shall submit the Tenant Work Plans accompanied by a separate notice (a “Section 15.a Notice”) entitled “NOTICE UNDER WORKLETTER SECTION 15.a”, which shall contain the following statement directly below such title: “THE TENANT WORK PLANS INCLUDED WITH THIS NOTICE ARE BEING SUBMITTED UNDER SECTION 15.a OF THE 71 SOUTH WACKER WORKLETTER. YOUR APPROVAL OR DISAPPROVAL IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS. YOUR FAILURE TO APPROVE OR DISAPPROVE WITHIN SAID FIFTEEN (15) BUSINESS DAYS SHALL CONSTITUTE APPROVAL” and list each sheet of the Tenant Work Plans being submitted (including date and last revision date).

ii.	Landlord shall have fifteen (15) Business Days from its receipt of the Tenant Work Plans to approve or disapprove the Tenant Work Plans so submitted to Landlord, and to notify Tenant of its reasons for withholding approval. Landlord, if it shall disapprove any Tenant Work Plans, shall deliver to Tenant, concurrently with such notice of disapproval, a reasonably specific statement of its reasons for disapproval and of any specific revisions that Landlord proposes to remedy the matter; but, Landlord shall not be required to propose any such specific revisions.

iii.	So long as the Tenant Work Plans so submitted to Landlord conform to the Tenant Building Plan Requirements, Landlord may withhold its approval only if permitted by the Landlord Consent Standards.

iv.	If Landlord does not respond as provided in Section 15.a.2 within the period provided for in Section 15.a.2, then Landlord shall be deemed to have approved the Tenant Work Plans so submitted.

v.	The procedure provided for in Sections 15.a.1 through 15.a.4 shall be repeated for each revised and resubmitted version of the Tenant Work Plans until Landlord shall have approved the Tenant Work Plans.

vi.	If Tenant believes that Landlord is not entitled to withhold its approval such dispute shall be subject to resolution pursuant to the Workletter Dispute Procedures and if such dispute is resolved in Tenant’s favor

1.	such approval shall be deemed to have been granted.

2.	Landlord’s withholding of approval shall be deemed to be Landlord Chargeable Conduct.

vii.	As used in this Section 15,

1.	the term “approve” means approve without conditions, and

2.	the terms “disapprove” or “withhold approval” shall have the same meaning and shall include approval with conditions; except, that in the case of any approval with conditions (a) the Tenant Work Plans shall be deemed approved except for the matters to which the conditions relate, and (b) Sections 15.a.5 and 15.a.6 shall remain applicable to the Tenant Work Plans as to the matters to which the conditions relate until the Tenant Work Plans are approved.

viii.	Without limiting the generality of the foregoing, it is specifically agreed that, subject to the Landlord Consent Standards and Tenant Building Plan Requirements, Tenant’s right to perform Tenant Work shall include the right (a) to reinforce floors and columns, (b) to make slab cuts for the purpose of installing stairs and running risers and conduits, (c) to make beam cuts, (d) to install stone floors and/or raised floors, (e) to install additional toilets, showers and other plumbing facilities, (f) to install kitchen exhaust ducts through the black-iron shaft referred to in Paragraph 5(A) of the Lease, and (f) whenever permitted by Laws, to use BX cable rather than rigid conduit.

b.	Changes in Landlord’s Work Required by Tenant Work. If any Tenant Work Plans require any change to Landlord’s Work (other than Special Tenant Work), then

i.	Tenant, concurrently with its submission to Landlord of such Tenant Work Plans, shall furnish a Tenant Change Order Request with respect thereto, to which all of the terms and provisions of Section 8 shall be applicable, and

ii.	even if Landlord approves the Tenant Work Plans under Section 15.a.2, Landlord shall not be deemed to have approved so much of such Tenant Work Plans that require any change to Landlord’s Work unless and until (a) Landlord approves the related Tenant Change Order Request, and (b) Tenant approves the related Tenant Change Order.

If Landlord believes that any Tenant Work Plans require any change to Landlord’s Work (other than any as to which Tenant furnished a Tenant Change Order Request) then Landlord, no later than fifteen (15) Business Days after its receipt of such Tenant Work Plans, shall so notify Tenant. If Landlord does not so notify Tenant within such period, Landlord shall be deemed to have agreed that such Tenant Work Plans do not require any change to Landlord’s Work (other than as aforesaid). Any dispute regarding whether any Tenant Work Drawings require a Tenant Change Order shall be subject to the Workletter Dispute Procedures.

c.	Special Tenant Work.

i.	The term “Special Tenant Work” means changes to Landlord’s Work in the Premises (including work described in clauses (a), (b) and (c) of Section 15.a.8) performed by Tenant, rather than by Landlord pursuant to Section 8.

ii.	If Tenant desires at any time prior to the completion of the Tenant Work to perform any Special Tenant Work, it shall include the same in its Tenant Work Plans, and shall include with its Tenant Work Plans a separate notice (a “Section 15.c Notice”) entitled “NOTICE UNDER WORKLETTER SECTION 15.c” that shall

1.	contain the following statement directly below such title: “THE TENANT WORK DRAWINGS INCLUDED WITH THIS NOTICE CONTAIN SPECIAL TENANT WORK AND ARE BEING SUBMITTED UNDER SECTION 15.c OF THE 71 SOUTH WACKER WORKLETTER.”, and

2.	identify such Special Tenant Work.

iii.	The provisions of Sections 8 and 15.b shall not be applicable to such Special Tenant Work and the same shall not constitute a Tenant Change Order. The provisions of this Workletter applicable to other Tenant Work shall be applicable thereto; except that with respect to any Special Tenant Work;

1.	Section 15.a.3 shall be deemed to read:

So long as the Tenant Work Plans so submitted to Landlord conform to the Tenant Building Plan Requirements with respect to such Special Tenant Work, Landlord’s approval shall not be unreasonably withheld, provided that such Special Tenant Work would not violate the Landlord Consent Standards, and

2.	for purposes of the Landlord Consent Standards, such Special Tenant Work shall be deemed to constitute a Tenant Change Order.

iv.	If on or before the date Landlord is required to approve or disapprove any Special Tenant Work, Landlord notifies Tenant and demonstrates that Tenant’s performance of the Special Tenant Work would void any manufacturer’s equipment warranty applicable to any of the Base Building Work, then Landlord may require that such Special Tenant Work be instead performed by Landlord as a Tenant Change Order subject to Section 8 (in which case the same shall no longer be regarded as Special Tenant Work).

v.	No Special Tenant Work shall be performed prior to any Segment Delivery Date and, with respect to any floor on which the Premises are located, after Tenant shall have commenced the conduct of business on all or any portion of such floor any such work desired to be performed by Tenant after such date being instead shall be governed by Article 8 of the Lease.

d.	Tenant Work. If, and to the extent, Tenant performs any Tenant Work, it shall do so at its sole cost and expense (subject to the provisions of Section 16) and in accordance with Tenant Work Plans approved by Landlord and the requirements of this Workletter; except, that Tenant shall not install any portion of the Tenant Work until Landlord approves the Tenant Work Plans for such portion thereof.

e.	Tenant’s Contractors. Each contractor and subcontractor to be used by Tenant for Tenant Work (each a “Tenant’s Contractor”) shall, subject to Section 23, be subject to Landlord’s approval, which shall not be unreasonably withheld, and no such Tenant’s Contractor shall commence the performance of Tenant Work until it is so approved by Landlord. Landlord shall have five (5) Business Days to approve or disapprove any Tenant’s Contractor, and to notify Landlord of its reasons for withholding approval. If Landlord does not timely disapprove any Tenant’s Contractor as provided above, such Tenant’s Contractor shall be deemed approved. If Tenant believes that Landlord is not entitled to withhold its approval, then such dispute shall be subject to resolution pursuant to the Workletter Dispute Procedures and if such dispute is resolved in Tenant’s favor

i.	such approval shall be deemed to have been granted, and

ii.	Landlord’s withholding approval shall constitute Landlord Chargeable Conduct.

f.	Insurance Requirements. No Tenant’s Contractor shall commence performance of Tenant Work unless Tenant and such Tenant’s Contractor shall have submitted to Landlord certificates of insurance demonstrating compliance with the requirement of Section 24 of this Workletter.

g.	Governmental Approvals. Tenant shall not perform any portion of Tenant Work for which any Tenant Governmental Approval is required to be obtained prior to the performance thereof unless Tenant or its contractors shall have obtained (and furnished Landlord with a copy of) such Tenant Governmental Approval.

h.	Tenant Work Plan Changes.

i.	The term “Tenant Work Plan Changes” means any change in the Tenant Work Plans for any portion of the Tenant Work (or in any portion of the Tenant Work) after Landlord shall have approved the same for such portion of the Tenant Work. The term “Material Tenant Work Change” means any Tenant Work Change that affects Special Tenant Work or that requires a Governmental Approval.

ii.	All Material Tenant Work Plan Changes and any other Tenant Work Changes for which Tenant requests Landlord’s approval shall be subject to Landlord’s approval in accordance with Sections 15.a through 15.c of this Workletter; except, that for purposes of any such Work Plan Change, the period provided for in Section 15.a.2 shall be shortened to five (5) Business Days.

1.	the notice referred to in Section 15.a (the “Section 15.h Notice”) shall (i) be entitled “NOTICE UNDER WORKLETTER SECTION 15.h”, (ii) refer to the Tenant Work Change rather than to Tenant Work Plans, and (iii) refer to five (5) Business Days rather than fifteen (15) Business Days; and

2.	the period provided for in Section 15.a.2 shall be shortened to five (5) Business Days.

i.	Improper Tenant Work. If Tenant performs any work that violates the Landlord Consent Standards and such work is not: (a) reflected on Tenant Work Plans approved by Landlord or (b) a Tenant Work Change approved by Landlord (any such work being herein called “Improper Tenant Work”), then Tenant shall, upon Landlord’s demand, remove or correct the same as may be required in order to conform to the Landlord Consent Standards.

j.	Phased Plans. Tenant may elect to submit Tenant Work Plans in phases (by portion of the Premises or trade or any combination thereof) and, in such a case, the foregoing provisions of Section 15 shall be applied separately to each phase.

k.	Effect of Landlord’s Approval. Landlord shall have no liability to Tenant or to any third party by virtue of the existence or exercise of its consent or approval rights in this Section 15 (except for such liability to Landlord as is provided for in this Workletter with respect to an improper exercise of such rights). Additionally, neither review nor approval by Landlord of any of the Tenant Work Plans, including any Tenant Work Plan Changes, shall constitute a representation or warranty by Landlord that such items either (i) are complete or suitable for their intended purposes, (ii) comply with applicable laws, ordinances, codes and regulations, or (iii) conform to the requirements of this Workletter, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or any other person or entity for such completeness, suitability, compliance or conformance.

l.	Landlord Fees. Tenant shall not be required to pay to Landlord any fee for profit, overhead, general conditions, supervision or coordination with respect to the Tenant Work.

m.

Modular Electrical Wiring. Tenant desires to include modular wiring (as opposed to conduit wiring) as part of the Tenant Work, but doing so requires the City of Chicago (the “City”) to grant a variance from the provisions of its building code.

Landlord agrees that Tenant may pursue such variance and agrees to cooperate reasonably and in good faith with Tenant, at Tenant’s cost and expense, to obtain such variance so as to permit the installation of modular wiring within the Premises. Landlord’s cooperation, at Tenant’s sole cost and expense, shall include, (1) submitting (or joining in Tenant’s submission of) applicable and appropriate applications and related documentation reasonably required for such variance to the City, to the extent such submissions are required to be made (or joined in) by the Property owner, and (2) preparing or furnishing the items reasonable required or requested by the City to evaluate the variance request, including, without limitation, any new drawings, raised floor plans, electrical distribution plans, mock-ups, documents, engineering reports, load calculations, surveys, and studies, in each case, to the extent required to obtain such variance. If the City’s grant of the foregoing variance requires a change in Landlord’s Work, then any such changes shall be made through delivery of a Tenant Change Order Request pursuant to Section 8 hereof. Tenant shall indemnify, defend and hold Landlord harmless from and against any liabilities incurred by Landlord as a result of the performance of its obligations under this Section 15.m.

16.	Tenant Work Allowance.

a.	Amount of Tenant Work Allowance. Landlord shall allow Tenant an allowance (the “Tenant Work Allowance”) equal to the remainder of (i) the product of $60.50 multiplied by the number of square feet of Rentable Area located on all of the floors of the Premises other than the 48th mezzanine floor, minus (ii) $152,000 with respect to the first two change orders to Landlord’s Work approved by Tenant and Landlord prior the date of the Lease. Tenant may use the Tenant Work Allowance to pay for the design and construction of the Tenant Work, Tenant Change Orders, Tenant Chargeable Conduct, fees and expenses of Tenant’s Design Professionals and Tenant’s Contractors, moving expenses, free-standing work stations, furniture, fixtures, equipment, computer cabling, telecommunications equipment and wiring, and for any other hard and soft costs and expenses reasonably related to the design, construction and occupancy of the Premises.

b.	Disbursement of Tenant Work Allowance.

i.	The Tenant Work Allowance shall be payable by Landlord to Tenant, or if requested by Tenant, to any of Tenant’s Contractors, Tenant’s Design Professionals, suppliers, materialmen, and consultants, in each case, within thirty (30) days following Landlord’s receipt of periodic requisitions (each being herein called a “Tenant Requisition”) therefor submitted by Tenant to Landlord as Tenant Work progresses, but no more frequently than monthly.

ii.	Each Tenant Requisition (a) shall state the amount of such Tenant Requisition, (b) shall, as applicable, state the amount payable to each of Tenant’s Contractors, Tenant’s Design Professionals, suppliers, materialmen, and consultants (and the mailing address thereof) and to Landlord, and (c) shall list the invoices to be paid or reimbursed; except, that if the total amount of such invoices exceeds the amount of such Tenant Requisition, then Tenant shall be responsible for the payment of the balance thereof. Each Tenant Requisition shall be accompanied by (a) the invoices so listed, (b) with respect to Tenant’s Contractor’s invoices, a certificate signed by Tenant and Tenant’s Architect certifying that Tenant Work represented by such invoices has been performed in accordance with Tenant Work Plans, (c) a copy of the appropriate Tenant and Tenant Contractor sworn statements and unconditional lien waivers covering the portion of the work covered by such Tenant Requisition; except, that lien waivers may be submitted on a “30-day delay” basis, so long as Tenant has provided to Landlord’s title insurer such undertakings and indemnities as the title insurer may require in order to insure over all such liens attributable to work completed to date and represented in such disbursement payment.

iii.	Upon completion of the Tenant Work, Tenant shall furnish Landlord with final waivers of lien and appropriate Tenant and contractor sworn statements, in such reasonable form as may be reasonably required by Landlord, from all parties performing labor or supplying materials or services in connection with the Tenant Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building.

iv.	Landlord shall not be required to pay any portion of Tenant’s Requisition to pay for materials to be employed in the Tenant Work until such materials are (i) stored in an off-site location that is adequately protected against damage, theft and the elements, and upon payment of Tenant’s Requisition, such materials will be owned by Tenant free of liens or security interests or (ii) stored at the Property. Upon Tenant’s request Landlord shall provide, at no cost to Tenant, a secure location upon the Property, adequately protected against damage, theft, and the elements, for storage of all such materials.

v.	Before the earlier of the commencement of the construction of the Tenant Work or the submission of any Tenant Requisition, Landlord shall, at its expense, establish a construction escrow, in customary form, at a title insurance company designated by Landlord, which escrow shall provide for payment of the Tenant Work Allowance, from time to time, to Tenant, Tenant’s Design Professionals, Tenant’s Contractors, suppliers and consultants, as the case may be, in the manner set forth above, upon the title insurance company’s satisfactory review of lien waivers and sworn statements and upon the title insurance company’s willingness to issue title insurance over mechanic’s liens relating to Tenant Work through the date of each draw.

vi.

If all or any portion of any Tenant Requisition is not paid when due and such failure shall continue beyond the tenth (10th) day after Tenant shall have delivered a Notice of Intended Enforcement under Paragraph 4(K)(iv) of the Lease with respect thereto, then such unpaid amount shall bear interest at the Default Rate from and after such 10th day until paid.

c.	Ownership of Tenant Work.

i.	Tenant shall have the right, by notice to Landlord at the time of or after the disbursement of any portion of the Tenant Work Allowance, to designate the particular items of Tenant Work paid for by Landlord through application of such portion of the Tenant Work Allowance.

ii.	For purposes of federal, state and local income taxes (1) Landlord shall be regarded as the owner of all items of Tenant Work paid for by Landlord through application of the Tenant Work Allowance (directly or by reimbursement to Tenant), and (2) Tenant shall be regarded as the owner of all Tenant Work paid for by Tenant with its own funds (without reimbursement by Landlord).

d.	Recalculation of Tenant Work Allowance.

i.	Initially the amount of Tenant Work Allowance shall be calculated based on the Rentable Areas set forth in Article 1 of the Lease (the “Article 1 Area”). The Tenant Work Allowance shall be recalculated based on the Rentable Areas set forth in the Final Measurement Method.

ii.	If, as a result of such recalculation, the Tenant Work Allowance is reduced to an amount in excess of the amount that Landlord has previously disbursed. Tenant shall pay the amount of such excess to Landlord within ten (10) days of the Final Measurement Report.

iii.	If, as a result of such recalculation, the Tenant Work Allowance is increased, then Landlord shall either (as Tenant shall elect) (a) add the amount to the Tenant Work Allowance and disburse the amount of the increase pursuant to this Section 16, or (b) pay the amount of such increase to Tenant within ten (10) days of receipt of Tenant’s demand therefor.

17.	Landlord’s Right of Entry; Progress Advisories.

a.	Landlord’s Right of Entry.

i.	Subject to Section 17.a.3, during the construction of, and upon completion of, the Tenant Work, Landlord, Landlord’s Design Professionals and other representatives, and Landlord’s Contractors shall have the right to enter the Premises in order to inspect the Tenant Work.

ii.	Subject to Section 17.a.3, until such time as Landlord’s Work in the Premises is completed, Landlord, Landlord’s Design Professionals and other representatives, and Landlord’s Contractors shall have the right to enter the Premises in order to perform Landlord’s Work therein.

iii.	After the first Segment Delivery Date:

1.	any such entry into the relevant Segment shall be subject to Section 18.f.2.b and to Tenant’s reasonable security requirements,

2.	Landlord’s Work in the relevant Segment shall be limited to completion of Landlord’s Incomplete Work and Segment Delivery Punchlist Items; and,

3.	Tenant shall have the right to accompany such persons during any such entry.

b.	Progress Advisories. Within five (5) Business Days of Landlord’s request from time to time, Tenant shall furnish Landlord with a copy of Tenant’s most recent construction schedule, and any expected deviations therefrom; except, that Tenant shall not be deemed to warrant the accuracy of such materials and that the furnishing of such materials shall not limit or constitute a waiver of any of Tenant’s rights under this Workletter.

c.	Notice of Completion of Tenant Work; Delivery of As-Built Plans. Promptly after Tenant substantially completes the Tenant Work, Tenant shall notify Landlord of the date of such substantial completion. Tenant shall deliver to Landlord “as-built” (or construction set marked to show all changes) drawings of the Tenant Work within one hundred twenty (120) days after completion of the Tenant Work.

18.	Standards of Performance. All work done in or upon the Premises and Building by Landlord or Tenant shall be done according to the standards set forth in this Section 18.

a.	Compliance with Laws. Landlord shall cause the Construction Documents and the Base Building Work and Tenant shall cause the Tenant Work Plans and the Tenant Work to comply with all Laws applicable thereto, including, without limitation, all applicable building and fire codes of the City and all other governmental authorities having jurisdiction, and with all requirements of the Americans with Disabilities Act of 1990, 42 U.S.C. §§12-101 et seq; except, that this Section 18.a shall not excuse or release Landlord from its obligation to conform to the Minimum Requirements.

b.

Building Permits. Landlord shall, at its own cost and expense, obtain from any governmental authority having jurisdiction all required building and other permits and approvals relative to the Base Building Work, (“Landlord Governmental Approvals”), and Tenant or its contractors shall, at its own cost and expense, obtain from any governmental authority having jurisdiction all required building and other permits and approvals relative to the Tenant Work (“Tenant Governmental Approvals”). Landlord shall cooperate with Tenant’s efforts to obtain the Tenant Governmental Approvals and, upon Tenant’s request, shall execute any applications or other documents required by applicable Law to be executed by the property owner in connection therewith, and Tenant agrees to indemnify and holds harmless Landlord for any cost, expense, or liability associated with such applications or documents.

c.	Certificate of Occupancy.

i.	Upon completion of all Landlord Work that is required to obtain a partial certificate of occupancy issued by the City for the Building (as distinguished from the Premises), including its Common Areas, (or if a partial certificate of occupancy is not then being issued by the City, then such other written evidence from the City that the Building, including all Common Areas may be lawfully and continuously occupied by the Tenant), Landlord, at its own cost and expense, shall apply for and diligently pursue such application until it obtains such certificate of occupancy or other occupancy evidence as aforesaid (the “Building Certificate of Occupancy”).

ii.	Upon completion of all work that is required to obtain a permanent certificate of occupancy for the Building issued by the City, Landlord, at its own cost and expense, shall apply for and diligently pursue such application until it obtains such permanent certificate of occupancy.

iii.	Upon completion of all Tenant Work that is required to obtain a certificate of occupancy issued by the City for the Premises (or if a certificate of occupancy is not then being issued by the City, then such other written evidence from the City that the Premises (as distinguished from the Building) may be lawfully and continuously occupied by the Tenant), Tenant, at its own cost and expense, shall apply for and diligently pursue such application until it obtains such certificate of occupancy or other evidence as aforesaid (the “Premises Certificate of Occupancy”), unless obtaining such Premises Certificate of Occupancy depends solely upon the completion of the Landlord Work or obtaining the Building Certificate of Occupancy, in which case Tenant’s obligation to obtain such Premises Certificate of Occupancy shall be deferred until Landlord completes the Landlord Work or obtains the Premises Certificate of Occupancy, or any of the foregoing.

d.

Contractor Cooperation. Landlord’s contractors and subcontractors (“Landlord’s Contractors”) and Tenant’s Contractors shall be licensed, union contractors (unless no union contractors are available to perform the particular work in question or union contractors do not customarily perform the particular work in question and use of such non-union contractors will not create disharmony with other union contractors at the Property), possessing good labor relations, capable of performing quality workmanship and working in harmony with each other’s contractors and subcontractors and with other contractors and subcontractors in the Building. Landlord and Tenant shall conduct their respective labor relations and relations with their respective contractors, subcontractors and employees in an effort to avoid strikes, picketing, and boycotts of, on or about the Premises or Building and Land.

e.	Quality of Construction. Landlord shall use only new, first class materials in the Landlord’s Work, except where explicitly shown in the Construction Documents. Tenant shall use only new, first class materials in the Tenant Work except where explicitly shown in the Tenant Work Plans. Landlord shall cause all Landlord’s Work to be done in a good and workmanlike manner, and Tenant shall cause all Tenant Work to be done in a good and workmanlike manner.

f.	Premises Access; Non-Interference.

i.	Prior to the first Segment Delivery Date, Tenant and Tenant’s Contractors shall have the right to access the Property for the purpose of storing building materials (including raised flooring), staging equipment in the Tenant Material Storage/Staging Area. Landlord may, in its reasonable discretion, permit Tenant access to do certain items of Tenant Work upon prior request of Tenant. During such period Tenant shall store such materials and equipment and shall conduct its activities (and shall cause Tenant’s Contractors to conduct their activities) in or about the Building so as not to interfere with or hinder the progress of Landlord’s Work in the Building, including the Premises; but, Tenant’s and Tenant’s Contractors use of any hoisting and other services provided to Tenant at Landlord’s reasonable discretion referred to in this Workletter (including those referred to in the Tenant Access Criteria) in accordance with the terms and provisions of this Workletter shall not constitute interfering with or hindering the progress of Landlord’s Work.

ii.	After Any Segment Delivery Date:

1.	Tenant shall continue to have the right to access the Property and Premises to store building materials, stage equipment and perform the Tenant Work. During such period Tenant shall conduct its activities (and shall cause Tenant’s Contractors to conduct their activities)

a.	in or about the Building excluding the Premises so as not to interfere with or hinder the progress of Landlord’s Work in the Building excluding the Premises; but Tenant’s and Tenant’s Contractors use of the services referred to in this Workletter (including those referred to in the Tenant Access Criteria) in accordance with the terms and provisions of this Workletter and Landlord’s required adherence to the Tenant Access Criteria shall not constitute interfering with or hindering the progress of Landlord’s Work); and,

b.	in or about the Building (including the Premises) so as not to damage Landlord’s Work, and

2.	Landlord shall conduct its activities (and shall cause its Contractors to conduct their activities) in or about the Building so as not to interfere with or hinder the progress of Tenant Work in the Premises; but Landlord and Landlord’s Contractor’s use of the services referred to in this Workletter in accordance with the terms and provisions of this Workletter shall not constitute interfering with or hindering the progress of Tenant Work.

g.	Dust & Noise. Landlord and Landlord’s Contractors shall take reasonable, precautionary steps to minimize dust and noise, and to protect their facilities and the facilities of others affected by the Landlord’s Work or the Excluded Work and to properly police same and Tenant and Tenant’s Contractors shall take reasonable, precautionary steps to minimize dust and noise, and to protect their facilities and the facilities of others affected by the Tenant Work and to properly police the same.

h.	Storage of Tenant’s Materials & Equipment. Tenant’s and Tenant’s Contractors’ construction equipment and materials are to be kept within the Premises and Tenant’s Material Storage/Staging Area (except that if it is impracticable to keep any such equipment or materials within the Premises, then Landlord will not unreasonably withhold its consent to their temporary location outside the Premises and Tenant’s Material Storage/Staging Area, at Tenant’s sole risk).

19.	Post-Segment Delivery Date Milestones and Obligations

a.	Freight Elevator. On or before the one hundred eighty-first (181st) day after the earliest Segment Delivery Date (the “Freight Elevator Operation Date”), Landlord shall place in service, and thereafter Landlord shall at all times keep in service, the freight elevators and loading docks of the Building.

b.	Passenger Elevators.

i.	On or before:

1.	The ninety-second (92nd) day after the earliest Segment Delivery Date with respect to the Mid-Rise Premises, and the two hundred eightieth (280th) day after the earliest Segment Delivery Date with respect to the High-Rise Premises, Landlord shall place in service and thereafter Landlord shall keep in service the passenger elevators serving the Premises;

2.	Thirty (30) days prior to the Rent Commencement Date, Landlord shall install all elevator call buttons, indicator lights and other appurtenances in the elevator lobbies on the floors on which the Premises are located.

c.	Curtain Wall Closure/Hoist Removal.

i.	Within sixty (60) days following expiration of the Hoist Term, Landlord shall close-up the hoist-bay curtain-wall openings in the Premises and Building and remove all of the hoist tiebacks that are located in the Premises and installing the permanent curtainwall panels and remove the hoists.

d.	Electricity.

i.	Until such time as the Building’s permanent power serving the Premises is energized, Landlord shall provide temporary electric power consisting of one (1) two hundred eight (208) amp/120 volts panel on one (1) floor of each Segment.

ii.	On or before the one hundred thirty-fifth (135th) day after the earliest Segment Delivery Date, Landlord shall cause the Building’s permanent power facilities serving the Premises to be energized and available, and thereafter Landlord shall cause the same to be kept energized and available. From and after the later of (i) the date upon which Tenant commences the Tenant Work, and (ii) the date when the Building’s permanent power facilities are energized, Tenant shall be responsible for the cost of electricity furnished to the Premises as provided in the Lease as if the Commencement Date shall have occurred.

e.	HVAC.

i.	Prior to the date Landlord is obligated to provide heating, ventilating and air-conditioning in accordance with Section 19.e.2., Landlord shall provide ventilating as reasonably necessary for Tenant to perform the scheduled Tenant Work.

ii.	On or before the two hundred forty-fifth (245th) day after the earliest Segment Delivery Date and continuing thereafter (subject to Section 19.e.3), Landlord shall cause heating, ventilating and air conditioning to be provided to the Premises (in accordance with the HVAC Specifications) by means of the permanent base building air handler and the Building’s permanent chilled water plant.

iii.

Landlord and Tenant acknowledge and agree that notwithstanding anything to the contrary herein contained, Landlord shall be performing testing and commissioning the ventilating and air conditioning system components during the period commencing no later than the two hundred forty-fifth (245th) day after the earliest Segment

Delivery Date and ending 45-days thereafter (the “HVAC Commissioning Period”), and such testing and commissioning may require the periodic shut-down of certain components of the ventilating and air conditioning services herein described. At any time that Landlord is not be providing ventilating and air conditioning pursuant to and in accordance with Section 19.e.2, and Landlord shall instead shall provide ventilating and air conditioning pursuant to and in accordance with Section 19.e.1., no such periodic shutdown on or before the end of the foregoing 45-day testing and commissioning period shall constitute Landlord Chargeable Conduct or a failure of the Tenant Access Criteria; except, that

1.	to the extent that Landlord fails to perform in accordance with this Section 19.e.3, such shutdown shall constitute Landlord Chargeable Conduct and a failure of the Tenant Access Criteria, and

2.	any such shutdown after the end of the foregoing HVAC Commissioning Period or affecting heating or ventilating shall constitute Landlord Chargeable Conduct and a failure of the Tenant Access Criteria.

f.	Supplemental Condenser Water. On or before the two hundred forty-fourth (244th) day after the earliest Segment Delivery Date and continuing thereafter, Landlord shall cause 100 tons of supplemental condenser water to be provided to the Premises (in accordance with the Condenser Water Specifications) by means of the Building’s permanent condenser water facilities. In addition, Landlord shall provide temporary cooling to Tenant as may be reasonably necessary to prosecute the Tenant Work.

g.	Toilets. On or before the two hundredth day (200th) day after the earliest Segment Delivery Date, Landlord shall complete and place in service, and thereafter Landlord shall keep in service, the permanent toilet rooms on the floors on which the Premises are located, and the fixtures and equipment therein. Tenant shall be responsible for cleaning, maintaining and repairing of the toilet rooms until Tenant occupies the Premises for the ordinary conduct of its business.

h.	Hardware. On or before the ninetieth (90th) day after the latest Segment Delivery Date (or such later date as Tenant requests) for the Mid-Rise Premises with respect to the Mid-Rise Premises and on or before the sixtieth (60th) day after the High Rise Segment Delivery Date (or such later date as Tenant requests) with respect to the High Rise Premises, Landlord shall install all door finish hardware included in Landlord’s Work on the floors on which the Premises are located.

i.	Water. On or before the one hundred eightieth (180th) day following the earliest Segment Delivery Date, Landlord shall complete and place in service, and thereafter Landlord shall keep in service, the Building’s domestic water supply to the floors on which the Premises are located.

j.	BMS & Fire Alarm System. On or before the two hundred and seventy-fifth (275th) day following the earliest Segment Delivery Date, Landlord shall place in service, and thereafter Landlord shall keep in service, the portions of the Building’s BMS and fire alarm systems that shall service the Premises.

k.	Sprinklers. From and after each Segment Delivery Date, Landlord shall cause the Building’s sprinkler system to be pressurized to the floors on which such Segment is located.

l.	OSHA Compliance and Other Legally Required Conditions. From and after the first Segment Delivery Date, Landlord shall cause the conditions on the Land or within the Building (including the Premises except to the extent arising out of the acts or omissions of Tenant) to be such as is required by Law in order for tenants generally to prosecute ordinary office improvements. Without limiting the generality of the foregoing from and after the first Segment Delivery Date, Landlord shall at all times cause the conditions on the Land or within the Building (including the Premises except to the extent arising out of the acts or omissions of Tenant) to be in such a condition as to permit their occupation and use by workers engaged in construction without violation of Section 5(a)(1) of the Occupational Safety and Health Act (“OSHA”). Landlord shall also cause the conditions of said areas to at all times comply with those safety standards promulgated pursuant to Section 5(a)(2) of OSHA, as are applicable to workers engaged in construction.

m.	Hours. Landlord shall provide to Tenant access to the Premises and the services described in this Section 19, 24 hours a day, 7 days a week, subject, with respect to the hoists and freight elevators, to Sections 20.b. and 20.c; provided, however, that (1) Tenant shall give Landlord reasonable prior notice of Tenant’s need for access to the Premises outside of Normal Working Hours, and (2) Tenant shall reimburse Landlord for the costs of any additional security provided by Landlord by reason of (i.e., which would not have been provided but for Tenant’s working outside of Normal Working Hours).

20.	Vertical Transportation, Construction Debris and Passenger Elevators Used for Construction.

a.	Normal Working Hours. The term “Normal Working Hours” shall mean 7:00 a.m. to 3:00 p.m. on Business Days.

b.	Hoists.

i.	The Hoist shall be available to Tenant during the period (the “Hoist Term”) commencing on the earliest Segment Delivery Date and ending on the later of (x) the one hundred eighty-first (181st) day after said earliest Segment Delivery Date and (y) the Freight Elevator Operation Date.

ii.	Normal Working Hours of the Project. While the hoists are operational, Landlord shall cause Landlord’s general contractor to make the hoists available to Tenant and Tenant’s Contractors for personnel and small tools during the Normal Working Hours, without charge and without discrimination, in common with Landlord’s Contractors and other entitled to use the same. Tenant shall not be entitled to use the hoists for materials during Normal Working Hours.

iii.	Other Hours. While the hoists are operational, Landlord shall cause Landlord’s general contractor to make the hoists available to Tenant and Tenant’s Contractors for personnel, small tools and freight outside of Normal Working Hours, on a reserved exclusive basis, subject to advance reservation with Landlord’s general contractor, and Landlord shall cause Landlord’s general contractor to administer such reservations without discrimination among the tenants of the Building. Tenant shall pay for usage under this Section 20.b.2 in accordance with the rates therefor set forth on Exhibit E. During the second and third shifts with respect to one of the hoists, Tenant and its contractors shall have priority over Landlord and its contractors (and priority no less than any other tenant or its contractors), even if Landlord or its contractors shall have made a prior advanced reservation for second or third shift use. During the second and third shifts, so long as two hoists are operational, Landlord and its contractors shall have priority with respect to the other hoist over Tenant and its contractors, even if Tenant or its contractors shall have made a prior advanced reservation for second or third shift use.

c.	Freight Elevators/Loading Dock.

i.	Normal Working Hours of the Project. Landlord shall cause Landlord’s general contractor to make the Building’s freight elevators and loading docks available to Tenant and Tenant’s Contractors for personnel and small tools during the Normal Working Hours, without charge and without discrimination, in common with Landlord’s Contractors and others entitled to use the same. Tenant shall not be entitled to use the Building’s freight elevators or loading docks for transporting materials during Normal Working Hours. Notwithstanding anything contained in Sections 19 and 20 of this Workletter to the contrary, Landlord agrees that from and after the Freight Elevator Operation Date, Tenant shall be provided adequate access to the Building’s freight elevators in order to permit the timely prosecution of the Tenant Work.

ii.

Other Hours. Landlord shall cause Landlord’s general contractor to make the Building’s freight elevators and loading docks available to Tenant and Tenant’s Contractors for personnel, small tools and freight outside of Normal Working Hours, on a reserved exclusive basis, subject to advance reservation with Landlord’s general contractor and Landlord shall cause Landlord’s general contractor to administer such reservations without discrimination among the tenants of the Building. During the second and third shifts with respect to one of the freight elevators, Tenant and its contractors shall have priority over Landlord and its contractors (and priority no less than any other tenant or its contractors), even if Landlord or its contractors shall have made a prior advanced reservation for second or third shift use. During the second and third shift, so long as two freight elevators are operational, Landlord and its contractors shall have priority with respect to the other freight elevator over Tenant and its contractors, even if Tenant or its contractors shall have made a prior advanced reservation for second or third shift use. Tenant shall pay for usage under this Section 20.c.2 in accordance with the rates set forth on Exhibit E.

iii.	Term of Service. Landlord’s obligations under this Section 20.c. shall commence upon the date (the “Freight Elevator Operation Date”) which is the earliest to occur of (x) the date the hoists are no longer in operation and (y) the two hundred seventy-third (273rd) day after the earliest Segment Delivery Date.

d.	Rubbish Removal. Landlord shall furnish to and remove from each floor of the Premises construction dumpsters in locations adjacent either to the hoists or the freight elevators, whichever is then in service, as Landlord shall designate, and Tenant shall pay for this service in accordance with the rates set forth on Exhibit E. Such rates include use of the dumpsters, labor and the disposition of the construction rubbish.

e.

Passenger Elevator. On or before the ninety-second (92nd) day after the earliest Segment Delivery Date with respect to the Mid-Rise Premises, and on or before the two hundred eightieth (280th) day after the earliest Segment Delivery Date with respect to the High-Rise Premises, and ending in each case upon the expiration of Tenant’s Move-In Period, Tenant shall have the exclusive right to use four (4) of the passenger elevators serving such portion of the Premises and may use such passenger elevators for movement of construction materials and personnel and Landlord shall also provide Tenant with reasonable facilities for movement of freight and building materials from the Building’s Arcade Place garage to all such passenger elevators. Prior to Tenant’s use of said passenger elevators pursuant to this Section 20.e, Tenant shall install in the cabs of such elevators and around the doors and doorways to such cabs on the ground floor of the Building and on each floor of the Premises, such protection shall be required in order to protect the elevators from damage when so used by Tenant. Upon Tenant’s ceasing to use such passenger elevators pursuant to this Section 20.e, Landlord at its cost shall install the interior finishes to and restore such cars so used and the associated machinery and equipment to like-new condition except to the extent of any damage to such cars arising out of Tenant’s use, for which the cost instead shall be born by Tenant. Tenant hereby agrees that the Commencement Date shall be deemed to have otherwise occurred under Paragraph 1(B) of the Lease and Landlord shall not be in default under its obligation to provide passenger elevator service pursuant to Article 6 of the Lease unless and until Landlord shall have been given not less than sixty (60) days to perform such finish and restoration work in the passenger elevators after the Tenant’s Move-In Period. During any Tenant’s use of the passenger elevators pursuant to this Section 20.e, Tenant shall provide Union operating engineer(s) as required by applicable Union contracts; except that for any such use prior to the date on which the freight elevators of the Building are placed in service or, during any period when any of the freight elevators of the Building are out of service, Landlord shall reimburse Tenant for the costs of such Union operating engineer.

f.	Tenant’s Move-In. Notwithstanding, and without limitation of, any of the other provisions of this Workletter or the Lease, Landlord agrees that Tenant may move Tenant’s property related to its use and occupancy of the Premises into each floor of each of the Mid-Rise Premises and the High-Rise Premises on the Friday (after 5:00 p.m.), Saturday and Sunday of four (4) consecutive weekends of Tenant’s choosing, so long as Tenant notifies Landlord of the dates of such move-in at least five (5) Business Days prior to the first Saturday of the move (“Tenant’s Move-In Period”). During Tenant’s Move-In Period, Tenant shall have exclusive use of one (1) freight elevator, exclusive use of eight (8) of the nine (9) passenger elevators serving the Premises and preferential use of one (1) non-exclusive freight elevator (subject to reasonable coordination with other regular users (i.e., janitorial, mail delivery) not also moving in or out of the Building) during such four (4) weekends.

21.	Tenant Chargeable Conduct; Landlord Chargeable Conduct.

a.	Tenant Chargeable Conduct:

i.	The term “Tenant Chargeable Conduct” means:

1.	any Improper Tenant Work by Tenant and Tenant’s removal or correction thereof;

2.	any failure by Tenant to observe or perform its obligations under this Workletter (including, but not limited to, any improper withholding by Tenant of its consent or approval pursuant to Sections 2 and 3 hereof); and

3.	any Tenant Work or condition created in connection with its performance of Tenant Work which delays Landlord’s obtaining a partial certificate of occupancy for the Building.

except to the extent that any of the foregoing arise out of any fire or other casualty occurring in, on or about the Land or the improvements or other property thereon, regardless of the fault therefor.

ii.	The term “Tenant Segment Delivery Date Delay Number” means the number of days, if any, by which a Segment Delivery Date with respect to any particular Segment is or will be delayed by reason of

1.	Tenant Chargeable Conduct; plus any positive time adjustment and minus any negative time adjustment;

2.	in respect of each Tenant Change Order approved by Tenant and performed by Landlord, the Tenant Change Order Delivery Date Time Adjustment with respect thereto.

iii.	The term “Tenant Substantial Completion Date Delay Number” means the sum of

1.	the number of days, if any, by which the Substantial Completion Date is or will be delayed by reason of Tenant Chargeable Conduct; plus any positive time adjustment and minus any negative time adjustment;

2.	in respect of each Tenant Change Order approved by Tenant and performed by Landlord, the Tenant Change Order Substantial Completion Date Time Adjustment with respect thereto.

iv.	The term “Tenant Commencement Date Delay Number” means the sum of

1.	the number of days, if any, by which the Commencement Date (ignoring the phrase “the Tenant Commencement Date Delay Number of days, if any,” contained in the definition thereof) is or will be delayed by reason of Tenant Chargeable Conduct ; plus any positive time adjustment and minus any negative time adjustment;

2.	in respect of each Tenant Change Order approved by Tenant and performed by Landlord, the Tenant Change Order Commencement Date Time Adjustment with respect thereto.

v.

It shall be a condition of Landlord’s right to assert the existence of any Tenant Chargeable Conduct under this Section 2.1a.1 that Landlord notify Tenant in writing thereof. If such notice is delivered later than five (5) Business Days after Landlord has actual knowledge of the existence of such Tenant Chargeable Conduct, then all Tenant Chargeable Conduct occurring during the period commencing on such fifth (5th) Business Day and ending on the date of such notice shall be disregarded and deemed not to have occurred.

vi.	Landlord shall notify Tenant of the estimated Tenant Segment Delivery Date Number and the estimated Tenant Commencement Date Delay Number and the estimate amount of Landlord’s Costs payable under Section 21.a.7, as soon as Landlord is reasonably able to estimate the same, but no such estimates shall be binding on Landlord.

vii.	Any dispute regarding (i) the existence or extent of any Tenant Chargeable Conduct, or (ii) any Tenant Segment Delivery Date Delay Number arising under clause (a) of the definition thereof, (iii) the Tenant Substantial Completion Date Delay Number arising under clause (a) of the definition thereof, (iv) the Tenant Commencement Date Delay Number arising under clause (a) of the definition thereof, or (v) the amounts of Landlord’s Costs payable under Section 21.b.5, shall be subject to the Workletter Dispute Procedure.

viii.	If, within five (5) Business Days of request by either party, the parties have not finally agreed upon a Tenant Segment Delivery Date Delay Number under Section 21.a.2.a arising out of any Tenant Chargeable Conduct for purposes of Paragraph 4(C) of the Lease then either party shall have the right to commence the Workletter Dispute Procedure; except, that any determination of the Tenant Segment Delivery Date Delay Number made prior to a particular Segment Delivery Date shall (except for purposes of Paragraph 4(C) of the Lease) be subject to redetermination after the Segment Delivery Date.

ix.	If, within five (5) Business Days of request by either party, the parties have not finally agreed upon a Substantial Completion Date Delay Number under Section 21.a.3.a arising out of any Tenant Chargeable Conduct for purposes of Paragraph 4(F) of the Lease then either party shall have the right to commence the Workletter Dispute Procedure; except, that any determination of the Substantial Completion Date Delay Number made prior to the Substantial Completion Date shall (except for purposes of Paragraph 4(F) of the Lease) be subject to redetermination after the Substantial Completion Date.

x.	If, within five (5) Business Days of request by either party, the parties have not agreed upon any Tenant Commencement Date Delay Number arising out of any Tenant Chargeable Conduct then either party shall have the right to commence the Workletter Dispute Procedure; except, that any determination of a Tenant Commencement Date Delay Number made prior to the Substantial Completion Date shall (except for purposes of Article 4(F) of the Lease) be subject to re-determination after the Commencement Date.

b.	Landlord Chargeable Conduct:

i.	The term “Landlord Chargeable Conduct” means:

1.	any failure of the Premises to satisfy the Commencement Conditions at any time after the Commencement Date (unless such failure is caused by Tenant) or any remedial work undertaken with respect thereto;

2.	any failure by Landlord to observe or perform its obligations under Article 4 of the Lease or this Workletter, or both, (including any improper withholding by Landlord of its consent or approval pursuant to Section 8, 15 or 23).

3.	any Improper Landlord Work and Landlord’s removal or correction thereof;

except to the extent that any of the foregoing arise out of any fire or other casualty occurring in, on or about the Land or the improvements or other property thereon, regardless of the fault therefor.

ii.	The term “Landlord Delay Number” means the number of days, if any, by which the substantial completion of the Tenant Work, the Furniture Work, Tenant’s Move-In Period, or the issuance of the Premises Certificate of Occupancy is actually delayed by reason of Landlord Chargeable Conduct.

iii.

It shall be a condition of Tenant’s right to assert the existence of any Landlord Chargeable Conduct that Tenant notify Landlord in writing thereof. If such notice is delivered later than five (5) Business Days after Tenant has actual knowledge of the existence of such Landlord Chargeable Conduct, then all Landlord Chargeable Conduct during the period commencing on such fifth (5th) Business Day and ending on the date of such notice, shall be disregarded and deemed not to have occurred.

iv.	Tenant shall notify Landlord of the estimated Landlord Delay Number and the estimated amount of Tenant’s Costs payable under Section 21.b.5, as soon as Landlord is reasonably able to estimate the same, but no such estimate shall be binding on Tenant.

v.	Any dispute regarding (i) the existence or extent of any Landlord Chargeable Conduct, (ii) the Landlord Delay Number, or (iii) the amount of Tenant’s Costs payable under Section 21.a.7 shall be subject to the Workletter Dispute Procedure.

vi.	If, within five (5) Business Days of request by either party, the parties have not agreed upon the Landlord Delay Number arising out of any Landlord Chargeable Conduct then either party shall have the right to commence the Workletter Dispute Procedure; except, that any determination of the Landlord Delay Number made before the substantial completion of the Tenant Work and the Furniture Work and the issuance of a certificate of occupancy for the Premises shall be subject to redetermination after the substantial completion of the Tenant Work.

c.	In each and every case of Tenant Chargeable Conduct or Landlord Chargeable Conduct, Landlord and Tenant shall each take reasonable measures to mitigate, and shall use commercially reasonable efforts to cause its respective contractors and subcontractors to mitigate the extent of delay and costs arising out of such Tenant Chargeable Conduct or Landlord Chargeable Conduct; except, that

(i)	Landlord shall not be required to undertake mitigation measures which would result in Landlord incurring Landlord’s Costs except for commercially reasonable mitigation measures as to which Tenant agrees, in an instrument reasonably acceptable to Landlord, including a description setting forth in reasonable detail the mitigation measure which Tenant is willing to pay for, to pay such Landlord’s Costs, and

(ii)	Tenant shall not be required to undertake mitigation measures which would result in Tenant incurring Tenant’s Costs except for commercially reasonable mitigation measures as to which Landlord agrees, in an instrument reasonably acceptable to Tenant, including a description setting forth in reasonable detail the mitigation measures which Landlord is willing to pay for, to pay such Tenant’s Costs; provided, however, that if, together with or at any time subsequent to Tenant’s notice under Section 21.b.3 with respect to any Landlord Chargeable Conduct, Tenant notifies Landlord that Tenant intends (a) to enter into any 190 Extension Agreement or any Temporary Space Agreement, or (b) to exercise any right or option provided for therein which requires Tenant to expend or commit to expend or results in Tenant being committed to expend funds (any such notice being herein called an “Off-Site Mitigation Notice” and the intended action referred to therein called an “Off-Site Mitigation Action”) then no such instrument delivered by Landlord later than ten (10) Business Days after its receipt of such Off-Site Mitigation Notice shall be effective to require Tenant so to mitigate any Landlord Chargeable Conduct arising prior to Tenant taking such Off-Site Mitigation Action.

(iii)	Subject to the proviso to clause (ii) above, if applicable, Landlord and Tenant shall cooperate in identifying (and, in giving each other an opportunity to agree to pay for) mitigation measures.

No failure by Landlord or Tenant to mitigate shall constitute or give rise to a default under the Lease, but (i) in case of such failure by Landlord, the Tenant Segment Delivery Date Delay Number, Tenant Substantial Completion Date Delay Number, and Tenant Commencement Date Delay Number shall be computed as if Landlord had mitigated as and to the extent required by this Section 21.c, and (ii) in case of such failure to mitigate by Tenant, the Landlord Delay Number shall be computed as if Tenant had mitigated as and to the extent required by this Section 21.c.

d.	The term “Furniture Work” means the purchase and installation of Tenant’s furniture, furniture systems and business equipment.

22.	Landlord Consent Standards.

a.	Landlord shall have the right to disapprove any Tenant Work Plans, or changes thereto, or any Tenant Change Order Request if the work shown thereon or called for thereby:

i.	would materially and adversely affects the Building systems, the Building structure or the safety of the Building or its occupants,

ii.	would materially increase Landlord’s aggregate cost of operating the Building or the Building systems,

iii.	would materially detract from the exterior appearance or exterior aesthetic integrity of the Building or Common Areas (excluding any Common Areas located on any floor all of the rentable area of which is leased to Tenant) as reasonably determined by Landlord,

iv.	would violate any Laws,

v.	would violate any applicable insurance regulations for a fire resistant Class A Building,

vi.	would use or contain hazardous or toxic materials, except as permitted by applicable Laws, or

vii.	would violate, in any material respect, any manufacturer’s equipment warranty or guaranty with respect to Landlord’s Work, or

viii.	with respect to any Tenant Change Order Request (but not with respect to Tenant Work or any changes therein)

1.	would delay the overall construction of Landlord’s Work or the Excluded Work,

2.	would materially and adversely affect any other Building tenant or Landlord’s ability to perform its obligations or provide services to any other Building tenant,

3.	would delay the commencement of rent under any lease of premises in the Building (other than this Lease), or

4.	would require the consent of

a.	Goldman under the terms of the workletter to the Goldman Lease, so long as such workletter is the equivalent in all relevant respects to this Workletter and Landlord furnished Tenant with a copy thereof, or

b.	Mayer Brown under the term of the workletter to the Mayer Brown Lease, so long as such workletter is equivalent in all relevant respects to this Workletter and Landlord furnished Tenant with a copy thereof);

except, that upon Tenant’s request Landlord shall request such consent from Goldman or Mayer Brown, or both, as the case may be, and upon receipt of such consent(s), the conditions of Section 21.8.d shall be deemed satisfied.

(collectively, the “Landlord Consent Standards”).

23.	Landlord’s Prior Approval of Contractors, etc.

a.	Landlord hereby pre-approves each of Meyne, Valenti, Turner Construction, Pepper Construction, Clune Construction, Power Construction, and Amec International as Tenant’s Contractor. In addition, whenever Landlord’s approval of any contractor, subcontractor, materialmen, architect, engineer or other consultant is required hereunder, Tenant may at anytime hereafter (but prior to the time such approval is required) provide Landlord with a list of such contractors, subcontractors, materialmen, architects, engineers or other consultants for pre-approval by Landlord together with a general description of the work for which such contractor or other service provider is sought to be approved, and Landlord shall either approve or disapprove such contractor or other service provider for the work generally described (with the reasons for such disapproval specified) of same in writing within ten (10) Business Days after Landlord’s receipt of such list. If Landlord does not respond in writing to Tenant within said ten (10) Business Day period, then such list and the people and entities thereon shall be deemed to have been approved by Landlord. If Tenant believes that Landlord is not entitled to withhold its approval such dispute shall be subject to resolution pursuant to the Workletter Dispute Procedures and if such dispute is resolved in Tenant’s favor

(i)	such approval shall be deemed to have been granted, and

(ii)	Landlord’s withholding approval shall constitute Landlord Chargeable Conduct.

24.	Insurance Waiver and Indemnification.

a.	Tenant and Landlord shall secure, pay for, and maintain during the continuance of the Tenant Work (with respect to Tenant) or Landlord’s Work and Excluded Work (with respect to Landlord), policies of insurance satisfying the insurance requirements of the Lease.

b.	Tenant shall also require each of Tenant’s contractors and subcontractors entering the Premises or Building hereunder to secure, pay for, and maintain during the continuance of its work within the Premises or the Building, policies of insurance in the following minimum coverages and minimum limits of liability:

i.	Worker’s Compensation and Occupational Disease Insurance at statutory limits as provided by the laws of the State of Illinois and Employer’s Liability Insurance with limits of not less than $500,000, for all costs arising from each accident or occupational disease.

ii.	Commercial General Liability Insurance (including contractors’ Protective Liability) in an amount not less than $1,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof and with a minimum aggregate limit of $2,000,000, together with umbrella coverage with limits of (1) not less than $25,000,000 in the case of general contractors, and (2) not less than $5,000,000.00 in the case of subcontractors. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure for any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from operations of the contractor and its subcontractors, and shall also name Tenant as an additional insured.

iii.	Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $1,000,000 combined single limit for each accident.

All policies (except the worker’s compensation policy and automobile liability insurance policy) shall be endorsed to include as additional insured parties the Landlord Protected Parties as defined in the Lease. Such insurance shall also provide that Landlord and any lender shall be given thirty (30) days’ prior written notice of any reduction, cancellation of coverage and, in the case of the Commercial General Liability Insurance, shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

c.	Landlord shall also require each Landlord’s contractors and subcontractors entering the Premises or Building hereunder to secure, pay for, and maintain during the continuance of its work within the Premises or the Building, policies of insurance in the following minimum coverages and minimum limits of liability:

i.	Worker’s Compensation and Occupational Disease Insurance at statutory limits as provided by the laws of the State of Illinois and Employer’s Liability Insurance with limits of not less than $500,000, for all costs arising from each accident or occupational disease.

ii.	Commercial General Liability Insurance (including contractors’ Protective Liability) in an amount not less than $1,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof and with a minimum aggregate limit of $2,000,000, together with umbrella coverage with limits of (1) not less than $25,000,000 in the case of general contractors, and (2) not less than $5,000,000.00 in the case of subcontractors. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure for any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from operations of the contractor and its subcontractors, and shall also name Landlord as an additional insured.

iii.	Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $1,000,000 combined single limit for each accident.

All policies (except the worker’s compensation policy and automobile liability insurance policy) shall be endorsed to include as additional insured parties the Tenant Protected Parties as defined in the Lease. Such insurance shall also provide that Tenant shall be given thirty (30) days’ prior written notice of any reduction, cancellation of coverage and, in the case of the Commercial General Liability Insurance, shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

d.	Waiver of Claims, Waiver of Subrogation and Indemnification. The waiver of claims, waiver of subrogation and indemnification provisions contained in Articles 11 and 26 of the Lease are hereby incorporated by reference.

25.	Landlord’s Costs; Tenant’s Costs.

a.	Landlord’s Cost(s). As used herein, the term “Landlord’s Cost(s)” means the reasonable actual out-of-pocket costs and expenses (net of any cost savings) reasonably incurred by Landlord to contractors, subcontractors, architects, engineers or other consultants in performing, or causing to be performed, any of Landlord’s obligations under this Workletter, including Landlord’s Work.

b.	Tenant’s Cost(s). As used herein, the term “Tenant’s Cost(s)” means the reasonable actual out-of-pocket costs and expenses (net of any cost savings) reasonably incurred by Tenant to contractors, subcontractors, architects, engineers or other consultants in performing, or causing to be performed, Tenant Work and Furniture Work or any of Tenant’s obligations under this Workletter.

26.	Representatives; Meetings.

a.	Appointment of Representatives. Each of Landlord and Tenant shall appoint one or more individual representatives (“Representatives”) who are authorized to act on behalf of Landlord or Tenant, as the case may be, under this Workletter, including with respect to the giving of any approvals, consents or authorizations provided for herein:

i.	The initial Landlord Representatives appointed by Landlord shall be John Kevin Poorman and Don Wetzel,

ii.	The initial Tenant Representative appointed by Tenant shall be Tenant’s Project manager (designated from time to time by Tenant) and Laura Fisher.

iii.	Each of Landlord and Tenant may, by written notice to the other, (i) appoint one or more additional Representatives, or (ii) remove any Representatives appointed by such party and appoint a substitute thereof; except, that any additional or substitute Representative appointed by Landlord or Tenant must either (a) be a partner, member, officer, director or employee of such party or of an affiliate of such party, or (b) approved by the other party hereto, such approval not to be unreasonably withheld, and Landlord’s Representative may be a person employed by Pritzker Realty Group, L.P. or Higgins Development Partners, LLC.

iv.	Whenever there are two or more Representatives for a party, any one Representative shall have the authority to act alone.

b.	Meetings. Landlord and Tenant shall meet at such weekly or greater intervals as Tenant may request to review the status of the Project, including Landlord’s Work, at the principal offices of Landlord or at the Building site offices.

27.	Workletter Dispute Procedures.

a.	Any dispute that this Workletter or the Lease provides is to be subject to the “Workletter Dispute Procedures” shall be resolved as provided for in this Section 27 and, except as otherwise provided in Paragraph 4(L) of the Lease, sums in dispute shall not be payable or credited until such dispute is resolved. The dispute resolution procedure shall be a multi-tiered/multi-level review process. Each tier shall consist of a “Dispute Resolution Team” composed of the individuals identified below and at such party’s option, such party’s legal counsel.

b.	Dispute resolution shall begin at level one, unless the dispute originates at a higher level.

i.	The Dispute Resolution Team at level one shall meet in Chicago, Illinois within five (5) Business Days of notice from either party initiating the Dispute Resolution Procedures (the “Initiation Notice”).

ii.	If the Dispute Resolution Team at level one fails to reach mutual agreement within one meeting period, then the dispute shall be reviewed by the level two Dispute Resolution Team, which shall meet in Chicago, Illinois within fifteen (15) Business Days of the Initiation Notice.

iii.	If the Dispute Resolution Team at level two fails to reach mutual agreement within two meeting periods, then the dispute shall be reviewed by the level three Dispute Resolution Team, which shall meet in Chicago, Illinois within twenty-five (25) Business Days of the Initiation Notice.

iv.	If the Dispute Resolution Team at level three fails to reach mutual agreement within thirty (30) Business Days of the Initiation Notice, then the dispute shall be resolved in accordance with Section 27.d.

v.	Notwithstanding the foregoing, either Landlord or Tenant shall have the right to require in any Initiation Notice that, as to any particular dispute subject to the Workletter Dispute Procedures, that the resolution commence with the Dispute Resolution Team at level three, in which case the Dispute Resolution Team at level three shall meet within five (5) Business Days after the delivery of the Initiation Notice and if the Dispute Resolution Team at level three fails to reach mutual agreement within ten (10) Business Days after the delivery of the Initiation Notice, then the dispute shall be resolved in accordance with Section 27.d.

c.	The Dispute Resolution Teams shall be as follows:

i.	The Dispute Resolution Team at level one shall consist of (a) the Landlord’s Project Manager (presently Don Wetzel) and (b) the Tenant’s Project Manager, who shall be named within sixty (60) days from the date hereof in a written notice to Landlord, and from time to time thereafter;

ii.	The Dispute Resolution Team at level two shall consist of (a) either or both of Landlord’s Project Executives (presently Jack Higgins and John Kevin Poorman), plus Landlord’s Project Manager, and (b) either or both of Tenant’s Project Executives (presently Laura Fisher), plus Tenant’s Project Manager; and,

iii.	The Dispute Resolution Team at level three shall consist of (a) either or both of Landlord’s Principals-in-Charge (presently Penny Pritzker and John Kevin Poorman), plus either or both of Landlord’s Project Executives and (b) either or both of Tenant’s Principals-in-Charge (presently Laura Fisher and John Nicolls) plus either or both of Tenant’s Project Manager and Project Executive.

d.	Unless otherwise mutually agreed, if the dispute has not been resolved to the mutual satisfaction of both parties within thirty (30) Business Days after deliver of the Initiation Notice (or, ten (10) Business Days of the Initiation Notice, if Section 27.b.5 is applicable), then

i.	in the case of any dispute,

1.	whether Tenant is entitled to withhold its consent or approval under Section 2, 3 or 7,

2.	whether Landlord is entitled to withhold its approval under Section 8, 15, or 23,

3.	under Section 8, 10.c, 11.c, 12.c or 12.e, and

4.	(1) regarding the determination of the Tenant Segment Delivery Date Delay Number under Section 21.2.a., (2) the determination of the Tenant Substantial Completion Date Delay Number under Section 21.a.3.a, (3) the determination of the Tenant Commencement Date Delay Number under Section 21.a.4.a., or (4) the determination of the Pre-SCD Casualty Estimated Delay Number or the Pre-SCD Casualty Estimated Substantial Completion Date under Paragraph 4(J) of the Lease for all purposes, such dispute shall be resolved by arbitration in Chicago, Illinois pursuant to the expedited arbitration administrated by the American Arbitration Association under its Construction Industry Arbitration Rules. Notice of the demand for arbitration shall be filed by either party hereto upon the other party to this Workletter and the American Arbitration Association, and shall be made within a reasonable time after such party is permitted to arbitrate the dispute as provided herein. In no event shall demand for arbitration be made or permitted after the date when the institution of legal or equitable proceedings based on such dispute would be barred by the applicable statute of limitations.

The arbitrator shall consist of one (1) individual appointed jointly by the agreement of Landlord and Tenant. Such individual shall (i) have been selected from the American Arbitration Association’s list of potential arbitrators, (ii) have at least ten (10) years experience in the discipline which is the subject of the dispute, and (iii) be an attorney whose ten (10) years of experience has been in the realm of litigating and arbitrating issues that are the subject of the dispute. If the Landlord and Tenant fail to mutually agree upon an arbitrator within seven (7) days after receipt of notice to arbitrate delivered by the other party, then the arbitrator shall be selected in accordance with the procedures set forth in said expedited arbitration rules.

The agreement herein among the parties to arbitrate disputes shall be specifically enforceable in any court having jurisdiction thereof. Any decision rendered by the arbitrator pursuant to an arbitration shall be final and binding upon the parties hereto, and judgment may be entered upon it in accordance with applicable law in any court of competent jurisdiction.

e.	Each party may, upon prior written notice to the other party, modify or replace its Project Manager, its Project Executive(s), its Principal(s) in Charge, or any combination of the foregoing.

28.	Miscellaneous.

a.	Tenant may, by notice to Landlord, apply all or any portion of its Tenant Work Allowance to any of Tenant’s obligations to Landlord under this Workletter or under the Shared Facilities Workletter. If Tenant does not perform Tenant Work, then it shall be entitled to apply the Tenant Work Allowance as a credit against the Rent under the Lease.

b.	Landlord shall, at Tenant’s request, coordinate its purchase of building materials and labor relating to components of Tenant Work, including raised floor, ceiling, and lighting, so that Landlord and Tenant may share the benefits of volume discounts associated with the combined orders of Landlord and Tenant. Without limiting the generality of the foregoing, Landlord shall provide Tenant with reasonable prior notice of the placement of its order of raised flooring.

c.	Except as expressly set forth herein or in the Lease, Landlord has no oral or written agreement with Tenant to do any work with respect to the Building or Premises.

d.

All notices, requests, consent, approval, demands and other communications (including any required drawings and specifications, “Notices”) under this Workletter shall be in writing and shall be delivered in the same manner as notices under the Lease, except that copies to Tenant shall also be delivered to Pritzker Realty Group, L.P., 200 West Madison Street, 37th Floor, Chicago, Illinois 60602, Attention Laura Fisher, or such other persons as Landlord and Tenant shall have specified by notice.

e.	All required drawings and specification shall be delivered both on paper (half-size form) and on CD.

f.	Any Notice shall be deemed delivered on the date on which it is tendered to the overnight delivery service. Any Notice shall be deemed received on the first Business Day on which such Notice is received by all of the persons to whom such Notice must be delivered as provided for in Section 28.d.

g.	Whenever a party is required to take any action within or by the end of a specific period of time described in this Workletter with reference to a Notice from the other party, the first business day of such period shall be the first Business Day after the Business Day on which such Notice is received by all of the person to whom such Notice must be delivered as provided for in Section 28.d.

h.	This Workletter, together with the Lease, sets forth the entire agreement of Tenant and Landlord regarding Landlord’s Work and Tenant Work. This Workletter may only be amended if in writing and duly executed by both Landlord and Tenant. This Workletter has been executed concurrently with the Lease.

i.	Time is of the essence of this Workletter and each and all of its provisions; except, that wherever under the terms and provisions of this Workletter the time for payment or performance falls upon a Saturday, Sunday or Holidays (as defined in Article 6 of the Lease), such time for payment or performance shall be extended to the next Business Day.

j.	In the event of any express inconsistencies between the Lease and this Workletter, (i) the terms of Article 4 of the Lease shall prevail over the Workletter, but (ii) the Workletter shall prevail over all other provisions of the Lease. Any default by a party hereunder shall constitute a default under the Lease and, except to the extent otherwise expressly provided herein, shall be subject to the notice and cure periods and the remedies and other provisions applicable thereto under the Lease.

k.	The provisions of Articles 25 and 42 of the Lease are hereby incorporated by reference and made an integral part hereof.

TABLE OF DEFINED TERMS

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A-WORKLETTER

NON-CHANGEABLE ITEMS OF EXISTING DRAWINGS

1.	Slab to slab heights

2.	Beam and truss depths

3.	Column spacing

4.	Column size

5.	Column locations

6.	Number of columns

7.	Egress Stair widths and locations

8.	Floor loading

9.	Telecommunication point of entry locations

10.	Tenant’s Telcom Shaft size and location

11.	Elevator lobby slab elevation

12.	Window sill heights (with +/- variance of up to 1 inch to account for extrusion and assembly details)

13.	Floor plan outline and dimensions

14.	Core out-to-out dimensions

15.	High Voltage Service Rooms and Riser locations

16.	NetPop/POE locations

17.	Condenser/Chilled Water tap locations and riser locations.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-WORKLETTER

SCHEDULE OF EXISTING DRAWINGS FOR

STEEL, CURTAIN WALL AND ELEVATORS

A 6.11	Curtain Wall Map Elevations	8/16/02
A 6.12	Curtain Wall Map Elevations	8/16/02
A 6.13	Curtain Wall Map Elevations	8/16/02
A 6.14	Curtain Wall Map Elevations	8/16/02
A 6.15	Curtain Wall Map Elevations	8/16/02
A 6.21	Curtain Wall Enlarged Elevations	8/16/02
A 6.22	Curtain Wall Enlarged Elevations	8/16/02
A 6.23	Curtain Wall Enlarged Elevations	8/16/02
A 6.24	West & East Entrances Elevations	8/16/02
A 6.26	Curtain Wall Enlarged Elevations	8/16/02
A 6.27	Curtain Wall Enlarged Elevations	8/16/02
A 6.28	Curtain Wall Enlarged Elevations	8/16/02
A 6.29	Curtain Wall Enlarged Elevations	8/16/02
A 6.30	Curtain Wall Enlarged Elevations	8/16/02
A 6.31	Curtain Wall Enlarged Plans	8/16/02
A 6.32	Curtain Wall Enlarged Plans	8/16/02
A 6.33	Curtain Wall Enlarged Plans	8/16/02
A 6.34	Curtain Wall Enlarged Plans	8/16/02
A 6.35	West & East Entrances Plans & RCP	8/16/02
A 6.37	Curtain Wall Enlarged Plans	8/16/02
A 6.38	Curtain Wall Enlarged Plans	8/16/02
A 6.39	Curtain Wall Enlarged Plans	8/16/02
A 6.41	Curtain Wall Enlarged Sections	8/16/02
A 6.42	Curtain Wall Enlarged Sections	8/16/02
A 6.43	Curtain Wall Enlarged Sections	8/16/02
A 6.44	Curtain Wall Enlarged Sections	8/16/02
A 6.45	West & East Entrances Sections	8/16/02
A 6.47	Curtain Wall Enlarged Sections	8/16/02
A 6.48	Curtain Wall Enlarged Sections	8/16/02
A 6.49	Curtain Wall Enlarged Sections	8/16/02
A 6.50	Curtain Wall Enlarged Sections	8/16/02
A 6.51	Curtain Wall Plan Details	8/16/02
A 6.52	Curtain Wall Plan Details	8/16/02
A 6.53	Curtain Wall Plan Details	8/16/02
A 6.54	Curtain Wall Plan Details	8/16/02
A 6.56	Curtain Wall Section Details	8/16/02
A 6.57	Curtain Wall Section Details	8/16/02
A 6.58	Curtain Wall Section Details	8/16/02
A 6.59	Curtain Wall Section Details	8/16/02

A 6.60	Curtain Wall Section Details	8/16/02
A 6.61	Curtain Wall Full Scale Details	8/16/02
A 6.62	Curtain Wall Full Scale Details	8/16/02
A 6.63	Curtain Wall Full Scale Details	8/16/02
A 6.64	Curtain Wall Full Scale Details	8/16/02
A 6.65	Curtain Wall Full Scale Details	8/16/02
A 6.66	Curtain Wall Full Scale Details	8/16/02
A 6.83	Curtain Wall Skylight Section Details	8/16/02

STRUCTURAL

S 0.1	Structural Notes	8/16/02
S 0.2	Project Grid Dimensions	8/16/02
S 0.3	Construction Notes	8/16/02
S 1.1	Caisson Plan	8/16/02
S 1.2	Level B2 Framing Plan	8/16/02
S 1.3	Level B1 Framing Plan	8/16/02
S 1.3 A	Level B1 Raised Slab Plan	8/16/02
S 1.4	Ground Floor Framing Plan	8/16/02
S 1.5	Ground Floor Raised Slab Plan	8/16/02
S 1.6	Foundation Schedules & Details	8/16/02
S 1.7	Foundation Sections & Details	8/16/02
S 1.8	Foundation Sections & Details	8/16/02
S 1.9	Foundation Sections & Details	8/16/02
S 1.10	Foundation Sections & Details	8/16/02
S 1.11	Schedules, Sections & Details	8/16/02
S 1.12	Ground Floor Sections & Details	8/16/02
S 2.1	Level 2 Framing Plan	8/16/02
S 2.3	Level 4 Framing Plan	8/16/02
S 2.4	Level 5 Framing Plan	8/16/02
S 2.5	Level 6 and 7 Framing Plan	8/16/02
S 2.6	Level 8 Framing Plan	8/16/02
S 2.7	Level 9-11 Framing Plan	8/16/02
S 2.8	Level 12 Framing Plan	8/16/02
S 2.9	Level 13 and 14 Framing Plan	8/16/02
S 2.10	Level 15 Framing Plan	8/16/02
S 2.11	Level 16 Framing Plan	8/16/02
S 2.12	Level 17 Framing Plan	8/16/02
S 2.13	Level 18 and 19 Framing Plan	8/16/02
S 2.14	Level 20 and 21 Framing Plan	8/16/02
S 2.15	Level 22 Framing Plan	8/16/02
S 2.16	Level 23 Framing Plan	8/16/02
S 2.17	Level 24 Framing Plan	8/16/02
S 2.18	Level 25-32 and 34 Framing Plan	8/16/02
S 2.19	Level 33 Framing Plan	8/16/02

S 2.20	Level 35-46 Framing Plan	8/16/02
S 2.21	Level 47 Framing Plan	8/16/02
S 2.22	Level 48 Framing Plan	8/16/02
S 2.23	Level 49 Framing Plan	8/16/02
S 2.24	Room Framing Plan	8/16/02
S 2.25	Level 25, 26 and 27 Core Framing Plan	8/16/02
S 2.26	Level 32, 34 and 35 Core Framing Plan	8/16/02
S 3.1	Steel Column Schedule	8/16/02
S 3.2	Steel Column Details	8/16/02
S 3.3	Sheer Wall Elevations	8/16/02
S 3.4	Sheer Wall Elevations	8/16/02
S 3.5	Wall Elevations, Section and Details	8/16/02
S 3.6	Sheer Wall Schedule and Details	8/16/02
S 3.7	Sheer Wall Schedule	8/16/02
S 3.7 A	Sheer Wall Sections and Details	8/16/02
S 3.8	Typical Structural Steel Details	8/16/02
S 3.9	Floor Truss Schedule And Details	8/16/02
S 3.10	Typical Slab Schedule and Details	8/16/02
S 3.11	Sections and Details	8/16/02
S 3.12	Sections and Details	8/16/02

VERTICAL TRANSPORTATION

VT-1	Low – Rise Section	8/16/02
VT-2	Low – Rise Hoistway	8/16/02
VT-3	Low – Rise Machine	8/16/02
VT-4	Low Mid – Rise Section	8/16/02
VT-5	Low Mid – Rise Hoistway	8/16/02
VT-6	Low Mid – Rise Machine	8/16/02
VT-7	High Mid – Rise Section	8/16/02
VT-8	High Mid – Rise Hoistway Plan	8/16/02
VT-9	High Mid – Rise Machine Room	8/16/02
VT-10	High – Rise Section	8/16/02
VT-11	High – Rise Hoistway Plan	8/16/02
VT-12	High – Rise Machine Room	8/16/02
VT-13	Garage Elevators (31,32)	8/16/02
VT-14	Shared Facilities Elev. (33)	8/16/02
VT-15	Escalators 34 & 35	8/16/02
VT-16	Escalators 36 & 37	8/16/02
VT-17	Service Section	8/16/02
VT-18	Service Plans (29-30)	8/16/02
VT-19	Garage Elevators (31-32)	8/16/02

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT E - WORKLETTER

VERTICAL TRANSPORTATION RATES

		Hourly Rate	Hourly Rate	Hourly Rate	Hourly Rate
1.	Hoisting	6/02-5/03	6/03-5/04	6/04-5/05	6/05-5/06
a.	General Contractor’s Exterior Hoist – Material
	I. 1st Shift	N/A	N/A	N/A	N/A
	II. 2nd Shift	$125/Hour	$130/Hour	$135/Hour	$140/Hour
	III. 3rd Shift	$130/Hour	$135/Hour	$140/Hour	$145/Hour
	IV. Off Hours	$155/Hour	$160/Hour	$165/Hour	$170/Hour
b.	General Contractor’s Exterior Hoist – Personnel
	I. 1st Shift	Free	Free	Free	Free
	II. 2nd Shift, 3rd Shift and Off Hours (Shared Basis)	Free	Free	Free	Free
	III. 2nd Shift, 3rd Shift and Off Hours (Exclusive Basis)	Charged at Hoist-Material rates above.
c.	Freight Car – Material
	I. 1st Shift	N/A	N/A	N/A	N/A
	II. 2nd Shift	$86/Hour	$90/Hour	$95/Hour	$100/Hour
	III. 3rd Shift	$92/Hour	$96/Hour	$100/Hour	$105/Hour
	IV. Off Hours	$112/Hour	$116/Hour	$120/Hour	$125/Hour
d.	Freight Car – Personnel
	I. 1st Shift	Free	Free	Free	Free
	II. 2nd Shift, 3rd Shift and Off Hours (Shared Basis)	Free	Free	Free	Free
	III. 2nd Shift, 3rd Shift and Off Hours (Exclusive Basis)	Charged at Hoist-Material rates above.
2.	Dumpster
	Dumpster Removal Charge	$22.50/CY*	$24/CY*	$28/CY*	$28/CY*

*	subject to market increase in landfill dump fees. Rate inclusive of labor required for removal of loaded rubbish carts from tenant floors.

1st Shift	=	7:00 a.m. – 3:00 p.m. Non-Holiday Weekdays
2nd Shift	=	3:00 p.m. – 11:00 p.m. Non-Holiday Weekdays
3rd Shift	=	11:00 a.m. – 7:00 a.m. Non-Holiday Weekdays
Off Hours	=	Weekends and Holidays

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT G-WORKLETTER

LANDLORD FINISH WORK

Bathroom finishes described in Exhibit H-2 of the Lease including:

•	Bathroom Floor and Wall Tile

•	Bathroom Ceiling Material

•	Bathroom Fixtures

•	Bathroom Accessories

•	Bathroom Lighting Fixtures

•	Bathroom Toilet Partitions

•	Core Area Door Finish

•	Core Area Door – Architectural Hardware

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT I-WORKLETTER

INCOMPLETE LANDLORD WORK

PERMITTED INCOMPLETE WORK

The following is a summary of major items to be completed after the Segment Delivery Dates listed below:

Floors 11 & 12 (March 1, 2004)

•	Miscellaneous patching of fireproofing.

•

Miscellaneous curtainwall interior trim, smoke seal at slab perimeter edge, and removal of material hoists/and closure of hoist bay curtain wall openings. This does not preclude the remaining space to be weathertight (but for the hoist bay).

•	Completion of exit stairways, finishes, miscellaneous railings, lighting, signage, etc. but for conditions to allow emergency egress.

•	Completion of core walls (e.g. taping, sanding, etc.), installation of core doors and hardware.

•	Toilet rooms finishes including electrical trim and lighting, mechanical trim, plumbing fixtures, etc.

•	Low-mid rise elevators. Completion of elevator hall lanterns and call buttons.

•	Sprinkler heads and devices in core rooms.

•	HVAC diffusers and trim in the core rooms. Completion of temperature control work and test & commission. Ventilation air supply.

•	Electrical trim, completion of fire alarm and security systems.

Floors 13 & 14 (April 1, 2004)

•	Miscellaneous patching of fireproofing.

•	Miscellaneous curtainwall interior trim, smoke seal at slab perimeter edge, and closure of hoist bay curtainwall openings.

•	Completion of exit stairways, finishes, miscellaneous railings, lighting, signage, etc.

•	Completion of core walls (e.g. taping, sanding, etc.), installation of core doors and hardware. Toilet rooms finishes including electrical trim and lighting, mechanical trim, plumbing fixtures, etc.

•	Low-mid rise elevators. Completion of elevator hall lanterns and call buttons.

•	Sprinkler heads and devices in core rooms.

•	HVAC diffusers and trim. Completion of temperature control work and test & commission. Ventilation air supply.

•	Electrical trim, completion of fire alarm and security systems.

Floors 15 & 16 (May 1, 2004)

•	Miscellaneous patching of fireproofing.

•	Miscellaneous curtainwall interior trim, smoke seal at slab perimeter edge.

•	Completion of exit stairways, finishes, miscellaneous railings, lighting, signage, etc.

•	Completion of core walls (e.g. taping, sanding, etc.), installation of core doors and hardware.

•	Toilet rooms finishes including electrical trim and lighting, mechanical trim, plumbing fixtures, etc.

•	Low-mid rise elevators. Completion of elevator hall lanterns and call buttons.

•	Sprinkler heads and devices in core rooms.

•	HVAC diffusers and trim. Completion of temperature control work and test & commission. Ventilation air supply.

•	Electrical trim, completion of fire alarm and security systems.

Floors 17 & 18 (June 1, 2004)

•	Miscellaneous patching of fireproofing.

•	Miscellaneous curtainwall interior trim, smoke seal at slab perimeter edge.

•	Completion of exit stairways, finishes, miscellaneous railings, lighting, signage, etc.

•	Completion of core walls (e.g. taping, sanding, etc.), installation of core doors and hardware.

•	Toilet rooms finishes including electrical trim and lighting, mechanical trim, plumbing fixtures, etc.

•	Low-mid rise elevators. Completion of elevator hall lanterns and call buttons.

•	Sprinkler heads and devices in core rooms.

•	HVAC diffusers and trim. Completion of temperature control work and test & commission.

•	Electrical trim, completion of fire alarm and security systems

Floors 46 & 47 (January 1, 2005)

•	Miscellaneous patching of fireproofing.

•	Miscellaneous curtainwall interior trim, smoke seal at slab perimeter edge.

•	Completion of exit stairways, finishes, miscellaneous railings, lighting, signage, etc.

•	Completion of core walls (e.g. taping, sanding, etc.), installation of core doors and hardware.

•	Toilet rooms finishes including electrical trim and lighting, mechanical trim, plumbing fixtures, etc.

•	Completion of elevator hall lanterns and call buttons.

•	Sprinkler heads and devices in core rooms.

•	HVAC diffusers and trim. Completion of temperature control work and test & commission.

•	Electrical trim, completion of fire alarm and security systems

Notwithstanding the above items, no such work will inhibit Tenant’s Contractors from performing their work.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT K-WORKLETTER

INITIAL DEVELOPMENT SCHEDULE

(See Attached)

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT D-2

SHARED FACILITIES WORKLETTER

D-2-1

SHARED FACILITIES WORKLETTER AGREEMENT

This Shared Facilities Workletter Agreement (this “Workletter”) supplements the Amended and Restated Office Lease (the “Lease”) dated as of June 15, 2004, executed concurrently herewith, by and between FrankMon LLC, as the landlord, and Hyatt Corporation, as the tenant, covering certain Premises described and defined in the Lease, and, together with the Lease, sets forth the agreement between Landlord and Tenant with respect to Landlord’s construction of the Shared Facilities. Each initially capitalized term not defined herein that is defined in the Lease shall have the same meaning as that ascribed to it in the Lease.

1	Definitions.

a.	The term “Minimum Requirement” shall mean the requirement that:

i.	the Shared Facilities include at least facilities, furniture, furnishings, fixtures and equipment comparable, and of at least comparable quality, to the facilities, furniture, furnishings, fixtures and equipment of (a) in the case of the Cafeteria, the Goldman Sachs food service facility at Sears Tower (excluding the items [the “Excluded Items”] set forth on Exhibit B attached hereto) as of the date hereof and (b) in the case of the Fitness Center, the 1 North Wacker fitness center as of the date hereof, in each case adjusted to reflect differences in size between the Shared Facility in question and the corresponding existing facility referred to above,

ii.	the Shared Facilities substantially conform to the Shared Facilities Description and not omit, differ from, be inconsistent with, or conflict in any material respect with any item, aspect or feature of the Shared Facilities Description, except for any respects that the Shared Facilities exceed such Shared Facilities Description, and

iii.	except as otherwise provided by Unanimous Instrument, the Landlord’s Costs shall not be less than $7,154,260,

provided, however, that in case of any conflict or inconsistency among the above clauses

(x) clause (3) shall prevail over clause (2) and clause (1), and

(y) clause (2) shall prevail over clause (1).

b.	The term “Shared Facilities Description” shall mean the materials attached hereto as Exhibits A-1, A-2 and A-3.

D-2-2

c.	The term “Shared Facilities Work” shall mean the construction and the equipping with furniture, furnishing, fixtures and equipment (“Fixtures”) of the Shared Facilities.

d.	The term “Landlord’s Design Professionals” shall mean such architects, engineers and consultants as shall be directly or indirectly engaged by Landlord in connection with the Shared Facilities Work.

e.	The term “Regular Workletter” shall mean the Workletter Agreement attached as Exhibit D-1 to the Lease covering the construction of Landlord’s Work and the Fit-Out Work.

f.	The term “Landlord’s Costs” shall mean the actual out-of-pocket costs and expenses reasonably incurred by Landlord to contractors, subcontractors and suppliers of Fixtures for or in connection with the Shared Facilities Work.

g.	The term “Reimbursable Cost Limit” shall mean $7,530,800 or such greater amount as may be established by Unanimous Instrument.

2	Background and Basic Agreement.

a.	Simultaneously with its entering into the Lease, Landlord is entering into the Mayer Brown Lease and the Hyatt Lease (the “Other Leases”) and attached to each of the Other Leases is a shared facilities workletter (the “Other Workletters”) in substantially the same form as this Workletter (except for Section 2.b.2 which may differ), and each of the Other Workletters also requires Landlord to perform the Shared Facilities Work.

b.	As more fully described below:

i.	Landlord shall perform the Shared Facilities Work, and

ii.	Tenant shall reimburse Landlord an amount (“Tenant’s SF Contribution”) equal to one-third of the excess of

1.	the lesser of (i) Landlord’s Costs, or (ii) the Reimbursable Cost Limit, over

2.	the product of (i) $50 per square foot of Rentable Area, multiplied by (ii) the Rentable Area of the Fitness Center Space, the Cafeteria Space and the Circulation Area (such product being herein called the “Shared Facilities Allowance”).

c.	Notwithstanding any other provision of this Workletter, but subject to Section 3.e.2, regardless of whether Landlord receives any comments, suggestions or instructions from any of the Participants or by Majority Instrument and regardless of whether doing so shall cause Landlord’s Costs to exceed the Reimbursable Cost Limit, Landlord shall cause the Design Materials and the Shared Facilities to satisfy the Minimum Requirement.

D-2-3

d.	At all reasonable times through the Cafeteria Commencement Date and the Fitness Center Commencement Date, Landlord shall

i.	make itself and its Design Professionals available to the Participants and their design professionals and consultants during regular business hours at the principal offices of Landlord or at the Building site offices for review and discussion of the design and construction of the Shared Facilities and the Shared Facilities Work and all matters relating to this Workletter; and

ii.	furnish to Tenant and its design professional and consultants all reports, studies, budgets, drawings, specifications and other information relative to the Shared Facilities and the Shared Facilities Work as any of the Participants shall reasonably request.

3	Design.

a.	The design of the Shared Facilities shall be a six phase process, as follows:

No.	Phase
1	Program
2	Scope
3	Schematic Design Drawings
4	Design Development Drawings
5	Construction Documents
6	Revised Construction Documents (for bidding)

b.	With respect to each phase:

i.	The term “Design Materials” shall refer to materials regarding the Shared Facilities Work (including both construction items and Fixtures) with a level of detail consistent with good design practices for the phase in question, including an updated budget. Additionally, with respect to phases 5 and 6, the Design Materials shall include (i) Construction Documents (as defined in the Regular Workletter) and (ii) full particular on all Fixtures.

ii.	The term “Review and Dialogue Period” shall mean the period commencing upon receipt by the Participants of Landlord’s Design Materials and ending on the earlier of (i) the date established by Unanimous Instrument, and (ii) the 30th day after the date of such receipt, except that there shall be no Review and Dialogue Period after the submission to the Participants of the phase six Design Materials and the provisions of Section 4 shall apply in lieu thereof.

D-2-4

c.	Landlord shall prosecute the preparation and submission to Tenant of the Design Materials with commercially reasonable diligence. Landlord shall submit the Design Materials for each phase to all Participants

i.	with respect to the first phase, no later than December 1, 2002,

ii.	with respect to each subsequent phase, no earlier than the end of the Review and Dialogue Period for the prior phase.

d.	In preparing each successive phase, Landlord, subject to Section 2.c, shall:

i.	consider in good faith for adoption all of Tenant’s comments and suggestions given prior to the end of the Review and Dialogue Period for the prior phase, and

ii.	comply with all instructions given by Majority Instrument prior to the end of the Review and Dialogue Period for the prior phase,

provided, however, that, unless required to satisfy the Minimum Requirement, Landlord shall not be required to comply with any instructions which would cause Landlord’s Costs to exceed (or to increase the amount by which they exceed) the Reimbursable Cost Limit, unless one or more of the Participants agree to reimburse Landlord for such excess pursuant to a written instrument in form and substance reasonably satisfactory to Landlord.

e.	The term “Design Failure” shall mean any failure of the Design Materials (i) to satisfy the Minimum Requirements (excluding clause (3) of the definition thereof), (ii) to conform to the requirements of Section 2.d, or (iii) to include the information or level of detail required by Section 3.b.

i.	Prior to or at the end of the Review and Dialogue Period relative to each of phases 1, 2, 3 and 4 of the Design Materials, Tenant, to the extent that it is reasonably able to identify any Design Failure relative to the Design Materials for such phase as submitted by Landlord at the beginning of such Review and Dialogue Period, shall notify Landlord thereof.

ii.	Prior to or at the end of the Review and Dialogue Period relative to phase 5 of the Design Materials, Tenant shall notify Landlord of any Design Failure known to Tenant relative to the Design Materials for such phase as submitted by Landlord at the beginning of such Review and Dialogue Period, and Tenant shall be deemed to have waived any such Design Failure of which it did not so notify Landlord as required by this Section 3.e.2.

D-2-5

iii.	No failure by Tenant to comply with this Section 3.c shall constitute a default by Tenant under this Workletter or give rise to any liability on Tenant’s part.

4	Bidding.

a.	Promptly after the 30th day after the Participants receive the phase six Design Materials conforming to the requirements of Section 3 (such 30th day being the “Bidding Instruction Deadline”), Landlord shall solicit bids for the Shared Facilities Work from such bidders and in accordance with such procedures, terms and conditions as Landlord shall reasonably determine.

Upon receipt by Landlord of any bid for any portion of the Shared Facilities Work, Landlord shall promptly furnish copies thereof to all Participants.

Landlord shall not unreasonably reject any instructions given to it by Majority Instrument prior to the Bidding Instruction Deadline with regard to contractors and suppliers from whom bids should be solicited and the terms and conditions of the solicitation of such bids.

b.	Promptly after the 30th day after the date on which Landlord has furnished to all Participants all of the bids to be received for the Shared Facilities Work and notified the Participants that no further bids are expected (such 30th day being herein called the “Bidding Award Instruction Deadline”), Landlord, subject to Section 2.c, shall:

i.	make such final revisions to the Design Materials, and

ii.	enter into such contracts to be negotiated by Landlord for the Shared Facilities Work with such bidders,

as shall be determined by Majority Instrument given by the Bidding Award Instruction Deadline (or, if not so determined, as reasonably determined by Landlord); provided, however, that unless required to satisfy the Minimum Requirement, Landlord shall not be required to comply with any instructions which would cause Landlord’s Costs relative to the Shared Facilities Work to exceed (or to increase the amount by which it exceeds) the Reimbursable Cost Limit, unless one or more of the Participants agree to reimburse Landlord for such excess pursuant to a written instrument in form and substance reasonably satisfactory to Landlord.

5	Construction.

a.	Subject to Section 2.c, Landlord, at its sole cost and expense (except as otherwise provided in Section 9) shall perform the Shared Facilities Work:

i.	with diligence and continuity and (except as otherwise required by the provisions of this Workletter) in a commercially reasonable manner as if Landlord were spending only its own money;

D-2-6

ii.	in accordance with Landlord’s Design Materials prepared and revised in accordance with the provisions of Section 3 and 4;

iii.	pursuant to contracts entered into in accordance with Section 4; and

iv.	in accordance with the requirements of this Workletter.

b.	Throughout such construction, Landlord, subject to Section 2.c, shall consider in good faith for adoption all of Tenant’s comments and suggestions.

c.	Landlord shall furnish electricity and HVAC to all contractors and suppliers performing the Shared Facilities Work without charge.

d.	Landlord shall furnish vertical transportation and construction debris removal to all contractors and suppliers performing the Shared Facilities Work in accordance with the terms and conditions pursuant to which Landlord is required to furnish the same to Tenant for the Fit-Out Work under the Regular Workletter.

6	Effect and Scope of Tenant’s Approval.

a.	Tenant shall have no liability to Landlord or to any third party by virtue of the existence or exercise of its rights in this Workletter. Additionally, neither Tenant’s making any comments or suggestions or joining in any Majority Instrument or Unanimous Instrument, or failing to do so, shall constitute a representation or warranty by Tenant that the Design Materials or the Shared Facilities Work (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes and regulations, or (iii) satisfy the Minimum Requirement, it being expressly agreed by Landlord that Tenant assumes no responsibility or liability whatsoever to Landlord or any other person or entity for such completeness, suitability, compliance or satisfaction.

b.	Section 6.a shall not void or limit the effect of Section 3.e.2.

7	Commencement Dates.

a.	As used in the Lease, the term “Cafeteria Commencement Date” shall mean the later of (A) the Rent Commencement Date, and (B) the date on which (i) the Shared Facilities Work pertaining to the Cafeteria and the Circulation Area (except the portion thereof comprising the MB Construction Passageway) is substantially completed and a partial certificate of occupancy permitting occupancy of the Cafeteria has been issued, and (ii) the Cafeteria shall have opened for business with substantially all of its facilities and equipment present and operating.

b.

As used in the Lease, the term “Fitness Center Commencement Date” shall mean the later of (A) the Rent Commencement Date, and (B) the date on which (i) the Shared Facilities Work pertaining to the Fitness Center and the Circulation Area (except the portion thereof comprising the MB Construction Passageway) is substantially completed

D-2-7

and a partial certificate of occupancy permitting occupancy of the Fitness Center has been issued, and (ii) the Fitness Center shall have opened for business with substantially all of its facilities and equipment present and operating.

c.	As used in the Lease, the term “Circulation Area Commencement Date” shall mean the earlier of the Cafeteria Commencement Date or the Fitness Center Commencement Date.

8	Tenant’s Right of Entry; Schedule Updates.

a.	During the construction of, and upon completion of, the Shared Facilities Work, Tenant and its design professionals and consultants shall have the right to enter the Shared Facilities and any portion thereof in order to inspect the Shared Facilities Work provided, however, that:

i.	the same shall be subject to Landlord’s reasonable notice, scheduling and security requirements, and

ii.	Landlord shall have the right to accompany such persons during any such inspections.

b.	Within five (5) Business Days of Tenant’s request from time to time, Landlord shall furnish Tenant with a copy of Landlord’s most recent construction schedule, and any expected deviations therefrom and Landlord’s then best estimate of the Cafeteria Commencement Date and the Fitness Center Commencement Date (it being understood that Landlord shall not be deemed to warrant the accuracy of such materials and that the furnishing of such materials shall not limit or constitute a waiver of any of Landlord’s rights under this Workletter).

9	Tenant’s SF Contribution.

a.	Landlord shall furnish Tenant with copies of invoices and sworn statements evidencing all of Landlord’s Costs, together with such additional information as Tenant may reasonably request.

b.	After Landlord has paid Landlord’s Costs equal to the Shared Facilities Allowance, Tenant shall pay Tenant’s SF Contribution to Landlord, in installments (no more frequently than monthly), each such installment due on or prior to the 30th day following Tenant’s receipt of the material required by Section 9.a. Tenant, if it so elects, shall be permitted to pay installments of Tenant’s SF Contribution by applying a portion of the Fit-Out Work Allowance thereto. If Tenant elects to apply a portion of the Fit-Out Work Allowance to any installment of Tenant’s SF Contribution, Tenant shall so direct Landlord in writing on or prior to the 30th day following Tenant’s receipt of the material required by Section 9.a.

D-2-8

c.	The amount of Tenant’s SF Contribution and the Shared Facilities Allowance initially shall be calculated based on the aggregate Rentable Area of the Cafeteria Space, the Fitness Center Space and the Circulation Area set forth in Article 7 of the Lease (the “Article 7 Area”). If the aggregate Rentable Area of the Cafeteria Space, the Fitness Center Space and the Circulation Area reflected in the Final Measurement Repot is more or less than the Article 7 Area, the SF Contribution and the Shared Facilities Allowance shall be recalculated. If Tenant shall have theretofore made payment under Section 9.b, then, within ten (10) days of the Final Measurement Report, Tenant shall pay Landlord any underpayment or Landlord shall refund any overpayment.

10	Standards of Performance. The Shared Facilities Work shall be done according to the standards set forth in this Section 10.

a.	Compliance with Laws. Landlord shall cause the Construction Documents and Shared Facilities Work to comply with all Laws applicable thereto, including, without limitation, all applicable building and fire codes of the City of Chicago and all other governmental authorities having jurisdiction, and with all requirements of the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12-101 et seq; provided, however, that this Section 10.a shall not excuse or release Landlord from its obligation to satisfy the Minimum Requirement.

b.	Certificate of Occupancy. Upon completion of the Shared Facilities Work, Landlord, at its own cost and expense, shall apply for and use commercially reasonable efforts to obtain a certificate of occupancy for the Shared Facilities.

c.	Quality of Construction. Landlord shall use only new, first class materials in the Shared Facilities Work. Landlord shall cause all Shared Facilities Work to be done in a good and workmanlike manner.

11	Representatives; Meetings.

a.	Appointment of Representatives. Each of Landlord and Tenant shall appoint one or more individual representatives (“Representatives”) who are authorized to act on behalf of Landlord or Tenant, as the case may be, under this Workletter, including with respect to the giving of any approvals, consents or authorizations provided for herein:

i.	The initial Landlord Representatives appointed by Landlord shall be John Kevin Poorman and Don Wetzel.

ii.	The initial Tenant Representative appointed by Tenant shall be Laura Fisher.

iii.

Each of Landlord and Tenant may, by written notice to the other, (i) appoint one or more additional Representatives, or (ii) remove any Representatives appointed by such party and appoint a substitute thereof; provided, however, that any additional or substitute Representative appointed by Landlord or Tenant must either (a) be a partner, member,

D-2-9

officer, director or employee of such party or of an affiliate of such party or (b) be approved by the other party hereto, such approval not to be unreasonably withheld, it being understood that Landlord’s Representative may be a person employed by Pritzker Realty Group, L.P. or Higgins Development Partners, LLC.

iv.	Whenever there are two or more Representatives for a party, any one Representative shall have the authority to act alone.

b.	Meetings. Landlord and Tenant shall meet at such weekly or greater intervals as Tenant may request to review the status of the Shared Facilities Work at the principal offices of Landlord or at the Building site offices.

12	Workletter Dispute Procedures.

a.	All disputes under this Workletter shall be resolved as provided for in this Section 12 and sums in dispute shall not be payable or credited until such dispute is resolved. The dispute resolution procedure shall be a multi-tiered/multi-level review process. Each tier shall consist of a “Dispute Resolution Team” composed of the individuals identified below and, at such party’s option, their legal counsel.

b.	Section 27.b of the Regular Workletter is hereby incorporated herein by reference.

c.	Section 27.c of the Regular Workletter is hereby incorporated by reference.

d.	Unless otherwise mutually agreed, if the dispute has not been resolved to the mutual satisfaction of both parties within 30 Business Days of the Initiation Notice, then

i.	in the case of any dispute regarding the amount of the SF Contribution, such dispute shall be resolved in the state or federal courts sitting in Cook County, Illinois, and

ii.	in the case of any other dispute, such dispute shall be resolved by arbitration pursuant to the expedited arbitration rules of the American Arbitration Association (and Landlord and all Participants shall be joined in a single proceeding).

e.	Each party may, upon prior written notice to the other party, modify or replace its Project Manager, its Project Executive(s) and/or its Principal(s) in Charge.

D-2-10

13	Miscellaneous.

a.	Except as expressly set forth herein or in the Lease, Landlord has no oral or written agreement with Tenant to do any work with respect to the Shared Facilities.

b.	Time is of the essence under the Workletter.

c.	All notices, requests, consent, approval, demands and other communications (including any required drawings and specifications, “Notices”) under this Workletter shall be in writing and shall be given in the same manner as notices under the Lease, except that copies to Tenant also shall be delivered to Pritzker Realty Group, L.P., 200 West Madison Street, 37th Floor, Chicago, Illinois 60602, Attention Laura Fisher, or such other persons as Landlord and Tenant shall specify by notice.

d.	All required drawings and specification shall be delivered both on paper (half-size format) and on CD.

e.	Any Notice shall be deemed given on the date on which it is tendered to the overnight delivery service. Any Notice shall be deemed received on the first Business Day on which such Notice is received by all of the persons to whom such Notice must be given as provided for in Section 13.c.

f.	Whenever a party is required to take any action within or by the end of a specific period of time described in this Workletter with reference to a Notice from the other party, the first business day of such period shall be the first Business Day after the Business Day on which such Notice is received by all of the person to whom such Notice must be given as provided for in Section 13.c.

g.	This Workletter, together with the Lease, sets forth the entire agreement of Tenant and Landlord regarding the Shared Facilities Work. This Workletter may only be amended if in writing and duly executed by both Landlord and Tenant. This Workletter has been executed concurrently with the Lease.

h.	Time is of the essence of this Workletter and each and all of its provisions; provided, however, that wherever under the terms and provisions of this Workletter the time for payment or performance falls upon a Saturday, Sunday or Holidays (as defined in Article 6 of the Lease), such time for payment or performance shall be extended to the next Business Day.

i.	In the event of any express inconsistencies between the Lease and this Workletter, the terms of the Workletter shall govern and control. Any default by a party hereunder shall constitute a default under the Lease and, except to the extent otherwise expressly provided herein, shall be subject to the notice and cure periods and the remedies and other provisions applicable thereto under the Lease.

j.	The provisions of Article 25 of the Lease are hereby incorporated by reference and made an integral part hereof.

D-2-11

List of Exhibits

A-1 — Description of Fitness Center

A-2 — Description of Cafeteria

A-3 — Description of Circulation Area

B — Excluded Items

D-2-12

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A-1-SHARED FACILITIES WORKLETTER

FITNESS CENTER DESCRIPTION

The Fitness Center shall include a cardio training area, a strength/weight training area, and men’s and women’s locker rooms. The cardio training and strength/weight training areas will be finished with carpeted floors, acoustic tile ceilings with recessed florescent lighting, and vinyl wall covering. The locker rooms will be finished with carpeted floors (except for the toilet and shower areas which instead will have ceramic tile floors and wetwalls), acoustic tile ceilings and painted drywall. Each locker room will contain toilet and shower areas and locker areas. The locker areas will have assigned permanent one-quarter size lockers for each member. The Fitness Center will also have a reception area.

D-2-13

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A-2-SHARED FACILITIES WORKLETTER

CAFETERIA DESCRIPTION

The Cafeteria shall consist of a kitchen area, a servery area, a dining area and other minor areas in support of such three (3) areas. The kitchen area will be finished with quarry tiled floors, drywall walls with washable surfaces, and washable lay-in ceiling tiles. The servery area will be finished with quarry-tiled floors, painted drywall walls with washable surfaces, and an acoustic tile ceiling. The dining area will be finished with carpeted floors, painted drywall walls with washable surfaces, and an acoustic tile ceiling. The dining area will be equipped with four-top tables with plastic laminate tops that are edged in wood and metal frame chairs with molded plastic seats. The servery will have hot and cold food stations which will be served from built-in units with stainless steel tray rails. The Cafeteria will be served by bathrooms containing fixtures and finishes consistent with building standard bathrooms.

D-2-14

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A-3-SHARED FACILITIES WORKLETTER

CIRCULATION AREA DESCRIPTION

The Circulation Area shall be constructed in accordance with the terms and provisions of Exhibit H and the Existing Drawings.

D-2-15

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B

EXCLUDED ITEMS

Terrazzo floors.

Granite and cherry finishes.

Leather chairs.

Televisions.

D-2-16

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT E

LIST OF EXISTING DRAWINGS

(See Attached)

The drawings listed below, each of which is titled “Hyatt Center, 71 South Wacker, Chicago, Illinois”

Number	Description	Revision

ARCHITECTURAL

A 0.01	Site Location Map	8/16/02
A 0.02	Geometry Plan	8/16/02
A 0.03	Elevatoring Section	8/16/02
A 1.01	General Site Plan	8/16/02
A 1.10	Site Details	8/16/02
A 2.00 A	Level B2 Plan	8/16/02
A 2.00 B	Level B1 Plan	8/16/02
A 2.01	Level 1 Plan	8/16/02
A 2.02	Level 2 Plan	8/16/02
A 2.03	Level 3 Plan	8/16/02
A 2.04	Level 4 Plan	8/16/02
A 2.05	Level 5 Plan	8/16/02
A 2.06	Level 6 Plan	8/16/02
A 2.07	Level 7 Plan	8/16/02
A 2.08	Level 8 Plan	8/16/02
A 2.09	Level 9 Plan	8/16/02
A 2.10	Level 10 Plan	8/16/02
A 2.11	Level 11 Plan	8/16/02
A 2.12	Level 12 Plan	8/16/02
A 2.13	Level 13 Plan	8/16/02
A 2.14	Level 14 Plan	8/16/02
A 2.15	Level 15 Plan	8/16/02
A 2.16	Level 16 Plan	8/16/02
A 2.17	Level 17 Plan	8/16/02
A 2.18	Level 18 Plan Low-Rise Plan (HR Access)	8/16/02
A 2.19	Level 19 Plan	8/16/02
A 2.20	Level 20 Plan	8/16/02
A 2.21	Level 21 Plan	8/16/02
A 2.22	Level 22 Plan Partial Mechanical Elevator Transfer	8/16/02
A 2.23	Level 23 Plan Partial Mechanical Floor	8/16/02

A 2.24	Level 24 Plan Elevator Overrun LM	8/16/02
A 2.25	Level 25 Plan Stair #1 Transfer Dom. & Fire Tank	8/16/02
A 2.26	Level 26 Plan High Mid Typ	8/16/02
A 2.27	Level 27 Plan High Mid Typ	8/16/02
A 2.28	Level 28 Plan High Mid Typ	8/16/02
A 2.29	Level 29 Plan	8/16/02
A 2.30	Level 30 Plan	8/16/02
A 2.31	Level 31 Plan	8/16/02
A 2.32	Level 32 Plan HRM HR Transfer	8/16/02
A 2.33	Level 33 Plan	8/16/02
A 2.34	Level 34 Plan Mid-Rise Elevator Overrun	8/16/02
A 2.35	Level 35 Plan Mid-Rise Elevator Machine Room	8/16/02
A 2.36	Level 36 Plan	8/16/02
A 2.37	Level 37 Plan	8/16/02
A 2.38	Level 38 Plan	8/16/02
A 2.39	Level 39 Plan	8/16/02
A 2.40	Level 40 Plan	8/16/02
A 2.41	Level 41 Plan	8/16/02
A 2.42	Level 42 Plan	8/16/02
A 2.43	Level 43 Plan	8/16/02
A 2.44	Level 44 Plan	8/16/02
A 2.45	Level 45 Plan	8/16/02
A 2.46	Level 46 Plan	8/16/02
A 2.47	Level 47 Plan	8/16/02
A 2.48	Penthouse Plan Mechanical	8/16/02
A 2.49	Mezzanine Plan	8/16/02
A 2.50	Roof Plan	8/16/02
A 3.01	Projected Elevations	8/16/02
A 3.02	Building Sections A-A/B-B N/S W/E Level B2 Parapet	8/16/02
A 3.03	Building Sections B-B North South Level B-2 – Level 12	8/16/02
A 3.04	Building Sections B-B North South Level 12 – 28	8/16/02
A 3.05	Building Sections B-B North South Level 28 – 42	8/16/02
A 3.06	Building Sections B-B North South Level 42 – Parapet	8/16/02
A 3.07	Building Sections C-C North – South Level B2 – Level 12	8/16/02
A 3.08	Building Section D-D West – East Level B-2 – Level 7	8/16/02

A 3.09	Building Section F-F West – East Level B-2 – Level 3	8/16/02
A 3.10	Building Section G-G West – East Level B-1 – Level 7	8/16/02
A 3.20	Foundation Sections and Details	8/16/02
A 3.21	Foundation Sections and Details	8/16/02
A 3.22	Foundation Sections and Details	8/16/02
A 4.00 A	Enlarged Plans on level B1 Plan B	8/16/02
A 4.00 B	Enlarged Plans on level B1 & B2	8/16/02
A 4.00 C	Stair # 1 on level B1 & B2	8/16/02
A 4.00 D	Stair # 1 on level B1 & B2	8/16/02
A 4.01	Level 1 Core Plan	8/16/02
A 4.02	Level 2 Core Plan	8/16/02
A 4.03	Level 3 Core Plan	8/16/02
A 4.04	Level 4 Core Plan	8/16/02
A 4.05	Level 5 Core Plan	8/16/02
A 4.06	Level 6 Core Plan	8/16/02
A 4.07	Level 7 Core Plan	8/16/02
A 4.08	Level 8 Core Plan	8/16/02
A 4.09	Level 9 Core Plan	8/16/02
A 4.10	Level 10 Core Plan	8/16/02
A 4.11	Level 11 Core Plan	8/16/02
A 4.12	Level 12 Core Plan	8/16/02
A 4.13	Level 13 Core Plan	8/16/02
A 4.14	Level 14 Core Plan	8/16/02
A 4.15	Level 15 Core Plan	8/16/02
A 4.16	Level 16 Core Plan	8/16/02
A 4.17	Level 17 Core Plan	8/16/02
A 4.18	Level 18 Core Plan	8/16/02
A 4.19	Level 19 Core Plan	8/16/02
A 4.20	Level 20 Core Plan	8/16/02
A 4.21	Level 21 Core Plan	8/16/02
A 4.22	Level 22 Core Plan	8/16/02
A 4.23	Level 23 Core Plan	8/16/02
A 4.24	Level 24 Core Plan	8/16/02
A 4.25	Level 25 Core Plan	8/16/02
A 4.26	Level 26 Core Plan	8/16/02
A 4.27	Level 27 Core Plan	8/16/02
A 4.28	Level 28 Core Plan	8/16/02
A 4.29	Level 29 Core Plan	8/16/02
A 4.30	Level 30 Core Plan	8/16/02
A 4.31	Level 31 Core Plan	8/16/02
A 4.32	Level 32 Core Plan	8/16/02
A 4.33	Level 33 Core Plan	8/16/02
A 4.34	Level 34 Core Plan	8/16/02
A 4.35	Level 35 Core Plan	8/16/02

A 4.36	Level 36-45 Core Plan	8/16/02
A 4.46	Level 46 Core Plan	8/16/02
A 4.47	Level 47 Core Plan	8/16/02
A 4.48	Level 48 Core Plan Mechanical Penthouse	8/16/02
A 4.49	Level 49 Core Plan Upper Mechanical Penthouse	8/16/02
A 4.60	Toilet Room Accessories	8/16/02
A 4.61	Toilet Room Elevations and Enlarged Plan	8/16/02
A 4.62	Toilet Room Elevations and Enlarged Plan	8/16/02
A 4.63	Toilet Room Elevations and Enlarged Plans	8/16/02
A 4.64	Toilet Room Elevations and Enlarged Plans	8/16/02
A 4.65	Toilet Room Elevations and Enlarged Plan	8/16/02
A 4.66	Toilet Room Elevations and Enlarged Plan	8/16/02
A 4.71	Passenger Elevator Cab #4000 Plans/Elevations	8/16/02
A 4.72	Passenger Elevator Cab #3500 Plans/Elevations	8/16/02
A 4.80	Elevator Sections	8/16/02
A 4.81	Elevator Sections and Details	8/16/02
A 4.82	Elevator Sections and Details	8/16/02
A 5.01	Stair 01 Section	8/16/02
A 5.02	Stair 02 Section	8/16/02
A 5.03	Stair 03 / 04 Sections	8/16/02
A 6.01	Curtain Wall Load Diagrams	8/16/02
A 6.02	Curtain Wall Key Plans & Material Legend	8/16/02
A 6.03	Dock Section Level B1	8/16/02
A 6.04	Loading Dock Details level B1	8/16/02
A 6.05	Roadway Barrier Details	8/16/02
A 6.11	Curtain Wall Map Elevations	8/16/02
A 6.12	Curtain Wall Map Elevations	8/16/02
A 6.13	Curtain Wall Map Elevations	8/16/02
A 6.14	Curtain Wall Map Elevations	8/16/02
A 6.15	Curtain Wall Map Elevations	8/16/02
A 6.21	Curtain Wall Enlarged Elevations	8/16/02
A 6.22	Curtain Wall Enlarged Elevations	8/16/02
A 6.23	Curtain Wall Enlarged Elevations	8/16/02
A 6.24	West & East Entrances Elevations	8/16/02
A 6.25.1	South Lobby Wall Elevations	8/16/02

A 6.25.2	South Lobby Wall Enlarged Elevations	8/16/02
A 6.26	Curtain Wall Enlarged Elevations	8/16/02
A 6.27	Curtain Wall Enlarged Elevations	8/16/02
A 6.28	Curtain Wall Enlarged Elevations	8/16/02
A 6.29	Curtain Wall Enlarged Elevations	8/16/02
A 6.30	Curtain Wall Enlarged Elevations	8/16/02
A 6.31	Curtain Wall Enlarged Plans	8/16/02
A 6.32	Curtain Wall Enlarged Plans	8/16/02
A 6.33	Curtain Wall Enlarged Plans	8/16/02
A 6.34	Curtain Wall Enlarged Plans	8/16/02
A 6.35	West & East Entrances Plans & RCP	8/16/02
A 6.36.1	South Lobby Wall Partial Plans	8/16/02
A 6.37	Curtain Wall Enlarged Plans	8/16/02
A 6.38	Curtain Wall Enlarged Plans	8/16/02
A 6.39	Curtain Wall Enlarged Plans	8/16/02
A 6.41	Curtain Wall Enlarged Sections	8/16/02
A 6.42	Curtain Wall Enlarged Sections	8/16/02
A 6.43	Curtain Wall Enlarged Sections	8/16/02
A 6.44	Curtain Wall Enlarged Sections	8/16/02
A 6.45	West & East Entrances Sections	8/16/02
A 6.46.1	South Lobby Wall Sections	8/16/02
A 6.46.2	South Lobby Wall Sections	8/16/02
A 6.47	Curtain Wall Enlarged Sections	8/16/02
A 6.48	Curtain Wall Enlarged Sections	8/16/02
A 6.49	Curtain Wall Enlarged Sections	8/16/02
A 6.50	Curtain Wall Enlarged Sections	8/16/02
A 6.51	Curtain Wall Plan Details	8/16/02
A 6.52	Curtain Wall Plan Details	8/16/02
A 6.53	Curtain Wall Plan Details	8/16/02
A 6.54	Curtain Wall Plan Details	8/16/02
A 6.56	Curtain Wall Section Details	8/16/02
A 6.57	Curtain Wall Section Details	8/16/02
A 6.58	Curtain Wall Section Details	8/16/02
A 6.59	Curtain Wall Section Details	8/16/02
A 6.60	Curtain Wall Section Details	8/16/02
A 6.61	Curtain Wall Full Scale Details	8/16/02
A 6.62	Curtain Wall Full Scale Details	8/16/02
A 6.63	Curtain Wall Full Scale Details	8/16/02
A 6.64	Curtain Wall Full Scale Details	8/16/02
A 6.65	Curtain Wall Full Scale Details	8/16/02
A 6.66	Curtain Wall Full Scale Details	8/16/02
A 6.70	Column Cover Plan Details	8/16/02
A 6.72	Column Cover Section Details	8/16/02
A 6.83	Curtain Wall Skylight Section Details	8/16/02

A 7.10	Stair Sections – Stair #1	8/16/02
A 7.11	Stair Sections – Stair #2	8/16/02
A 7.12	Stair Sections and Details	8/16/02
A 8.00	Level B2 Reflected Ceiling Plan	8/16/02
A 8.01	Level B1 Reflected Ceiling Plan	8/16/02
A 8.03	Entrance Lobby Reflected Ceiling Plan	8/16/02
A 9.01	Ground Floor Entry Lobby Plans	8/16/02
A 9.02	Sections Wacker Lobby	8/16/02
A 9.03	Sections Franklin Lobby	8/16/02
A 9.04	Elevations Wacker Lobby	8/16/02
A 9.05	Elevations Franklin Lobby	8/16/02
A 9.06	Elevations	8/16/02
A 9.11	Partial Plan Main Lobby West	8/16/02
A 9.12	Partial Plan Main Lobby East	8/16/02
A 9.13	Sections Main Lobby	8/16/02
A 9.14	Elevations Main Lobby North Wall	8/16/02
A 9.15	Elevations Main Lobby	8/16/02
A 9.21	Plan Elevations RCP Low	8/16/02
A 9.22	Plan Elevations RCP High – Rise Bank	8/16/02
A 9.24	Plan Elevations RCP Low – Rise Bank	8/16/02
A 9.25	Elevator Lobby Typical Details	8/16/02
A 9.31	Plan Elevations Shared Spaces Lobby	8/16/02
A 9.32	Elevation Shared Space Lobby	8/16/02
A 9.33	Section Shared Space Lobby	8/16/02
A 10.00	Room Schedules	8/16/02
A 10.10	Door Schedule and Door Details	8/16/02
A 10.20	Partition Types and Details	8/16/02
A 10.30	Head/ Jab / Sill Details	8/16/02

STRUCTURAL

S 0.1	Structural Notes	8/16/02
S 0.2	Project Grid Dimensions	8/16/02
S 0.3	Construction Notes	8/16/02
S 1.1	Caisson Plan	8/16/02
S 1.2	Level B2 Framing Plan	8/16/02
S 1.3	Level B1 Framing Plan	8/16/02
S 1.3 A	Level B1 Raised Slab Plan	8/16/02
S 1.4	Ground Floor Framing Plan	8/16/02
S 1.5	Ground Floor Raised Slab Plan	8/16/02
S 1.6	Foundation Schedules & Details	8/16/02
S 1.7	Foundation Sections & Details	8/16/02

S 1.8	Foundation Sections & Details	8/16/02
S 1.9	Foundation Sections & Details	8/16/02
S 1.10	Foundation Sections & Details	8/16/02
S 1.11	Schedules, Sections & Details	8/16/02
S 1.12	Ground Floor Sections & Details	8/16/02
S 2.1	Level 2 Framing Plan	8/16/02
S 2.3	Level 4 Framing Plan	8/16/02
S 2.4	Level 5 Framing Plan	8/16/02
S 2.5	Level 6 and 7 Framing Plan	8/16/02
S 2.6	Level 8 Framing Plan	8/16/02
S 2.7	Level 9-11 Framing Plan	8/16/02
S 2.8	Level 12 Framing Plan	8/16/02
S 2.9	Level 13 and 14 Framing Plan	8/16/02
S 2.10	Level 15 Framing Plan	8/16/02
S 2.11	Level 16 Framing Plan	8/16/02
S 2.12	Level 17 Framing Plan	8/16/02
S 2.13	Level 18 and 19 Framing Plan	8/16/02
S 2.14	Level 20 and 21 Framing Plan	8/16/02
S 2.15	Level 22 Framing Plan	8/16/02
S 2.16	Level 23 Framing Plan	8/16/02
S 2.17	Level 24 Framing Plan	8/16/02
S 2.18	Level 25-32 and 34 Framing Plan	8/16/02
S 2.19	Level 33 Framing Plan	8/16/02
S 2.20	Level 35-46 Framing Plan	8/16/02
S 2.21	Level 47 Framing Plan	8/16/02
S 2.22	Level 48 Framing Plan	8/16/02
S 2.23	Level 49 Framing Plan	8/16/02
S 2.24	Room Framing Plan	8/16/02
S 2.25	Level 25, 26 and 27 Core Framing Plan	8/16/02
S 2.26	Level 32, 34 and 35 Core Framing Plan	8/16/02
S 3.1	Steel Column Schedule	8/16/02
S 3.2	Steel Column Details	8/16/02
S 3.3	Sheer Wall Elevations	8/16/02
S 3.4	Sheer Wall Elevations	8/16/02
S 3.5	Wall Elevations, Section and Details	8/16/02
S 3.6	Sheer Wall Schedule and Details	8/16/02
S 3.7	Sheer Wall Schedule	8/16/02
S 3.7 A	Sheer Wall Sections and Details	8/16/02
S 3.8	Typical Structural Steel Details	8/16/02
S 3.9	Floor Truss Schedule and Details	8/16/02
S 3.10	Typical Slab Schedule and Details	8/16/02
S 3.11	Sections and Details	8/16/02
S 3.12	Sections and Details	8/16/02

MECHANICAL

M 0.02	Air Riser Diagram	8/16/02
M 0.03	Water Riser Diagram	8/16/02
M 1.00 A	Level B2 Plan	8/16/02
M 1.00 B	Level B1 Plan	8/16/02
M 1.01	Level 1 Plan	8/16/02
M 1.02	Level 2 Plan	8/16/02
M 1.03	Level 3 Plan	8/16/02
M 1.04	Level 4 Plan	8/16/02
M 1.05	Level 5 Plan	8/16/02
M 1.06	Level 6 Plan	8/16/02
M 1.07	Level 7 Plan	8/16/02
M 1.08	Level 8 Plan	8/16/02
M 1.09	Level 9 Plan	8/16/02
M 1.10	Level 10-11 Core Plan	8/16/02
M 1.10	Level 10-13 Typical Loop Plan	8/16/02
M 1.12	Level 12-13 Core Plan	8/16/02
M 1.14	Level 14-15 Core Plan	8/16/02
M 1.14 A	Level 14-46 Typical Loop Plan	8/16/02
M 1.16	Level 16-17 Core Plan	8/16/02
M 1.18	Level 18-19 Core Plan	8/16/02
M 1.20	Level 20-21 Plan	8/16/02
M 1.22	Level 22 Plan	8/16/02
M 1.23	Level 23 Plan	8/16/02
M 1.24	Level 24-26 Core Plan	8/16/02
M 1.27	Level 27-29 Core Plan	8/16/02
M 1.30	Level 30-31 Plan	8/16/02
M 1.32	Level 32 Plan	8/16/02
M 1.33	Level 33 Plan	8/16/02
M 1.34	Level 34-35 Plan	8/16/02
M 1.46	Level 46 Core Plan	8/16/02
M 1.57	Level 47 Plan	8/16/02
M 1.48	Penthouse Plan	8/16/02
M 1.49	Penthouse Mess plan	8/16/02
M 1.50	Roof Plan	8/16/02
M 2.01	Air Schedule	8/16/02
M 2.02	Water Schedule	8/16/02

PLUMBING

P 0.01	Symbols & Abbreviations	8/16/02
P 0.02	Vent & Waste Riser Diagram	8/16/02
P 0.03	Water Riser Diagram	8/16/02
P 1.00A	Level B2 Plan	8/16/02
P 1.00B	Level B1 Plan	8/16/02

P 1.01	Level 1 Plan	8/16/02
P 1.02	Level 2 Plan	8/16/02
P 1.03	Level 3 Plan	8/16/02
P 1.04	Level 4 Plan	8/16/02
P 1.05	Level 5 Plan	8/16/02
P 1.06	Level 6 Plan	8/16/02
P 1.07	Level 7 Plan	8/16/02
P 1.08	Level 8 Plan	8/16/02
P 1.09	Level 9 Plan	8/16/02
P 1.10	Level 10-11 Core Plan	8/16/02
P 1.12	Level 12-13 Core Plan	8/16/02
P 1.14	Level 14-15 Core Plan	8/16/02
P 1.16	Level 16-17 Core Plan	8/16/02
P 1.18	Level 18-19 Core Plan	8/16/02
P 1.20	Level 20-21 Plan	8/16/02
P 1.22	Level 22 Plan	8/16/02
P 1.23	Level 23 Plan	8/16/02
P 1.24	Level 24-26 Core Plan	8/16/02
P 1.27	Level 27-29 Core Plan	8/16/02
P 1.30	Level 30-32 Core Plan	8/16/02
P 1.33	Level 33-35 Core Plan	8/16/02
P 1.36	Level 36-46 Core Plan	8/16/02
P 1.47	Level 47 Plan	8/16/02
P 1.48	Penthouse Plan	8/16/02
P 1.49	Penthouse Mezz Plan	8/16/02
P 1.50	Roof Plan	8/16/02
P 2.01	Schedules	8/16/02
P 3.01	Details	8/16/02

FIRE PROTECTION

FP 0.01	Symbols, Schedules and Details	8/16/02
FP 0.02	FP Riser Diagram	8/16/02
FP 1.00A	Level B2 Plan	8/16/02
FP 1.00B	Level B1 Plan	8/16/02
FP 1.01	Level 1 Plan	8/16/02
FP 1.02	Level 2 Plan	8/16/02
FP 1.03	Level 3 Plan	8/16/02
FP 1.04	Level 4 Plan	8/16/02
FP 1.05	Level 5 Plan	8/16/02
FP 1.06	Level 6 Plan	8/16/02
FP 1.07	Level 7 Plan	8/16/02
FP 1.08	Level 8 Plan	8/16/02
FP 1.08 A	Level 8-46 Typical Plan	8/16/02
FP 1.09	Level 9 Plan	8/16/02
FP 1.10	Level 10-11 Core Plan	8/16/02

FP 1.12	Level 12-13 Core Plan	8/16/02
FP 1.14	Level 14-15 Core Plan	8/16/02
FP 1.16	Level 16-17 Core Plan	8/16/02
FP 1.18	Level 18-19 Core Plan	8/16/02
FP 1.20	Level 20-21 Plan	8/16/02
FP 1.22	Level 22 Plan	8/16/02
FP 1.23	Level 23 Plan	8/16/02
FP 1.24	Level 24-26 Core Plan	8/16/02
FP 1.27	Level 27-29 Core Plan	8/16/02
FP 1.30	Level 30-31 Core Plan	8/16/02
FP 1.32	Level 32 Plan	8/16/02
FP 1.33	Level 33	8/16/02
FP 1.34	Level 34-45 Core Plan	8/16/02
FP 1.46	Level 46 Core Plan	8/16/02
FP 1.47	Level 47 Plan	8/16/02
FP 1.48	Penthouse Plan	8/16/02
FP 1.49	Penthouse Mezz Plan	8/16/02
FP 1.50	Roof Plan	8/16/02

ELECTRICAL

E 0.01	Symbols and Abbreviations	8/16/02
E 0.02	Power Riser Diagram	8/16/02
E 0.03	EM System Riser Diagram	8/16/02
E 0.04	Life Safety Riser Diagram	8/16/02
E 0.06	Electrical Schedules	8/16/02
E 0.07	Electrical Equipment & Panel Schedules	8/16/02
EL 1.00 A	Level B2 Plan	8/16/02
EL 1.00 B	Level B1 Plan	8/16/02
EL 1.01	Level 1 Plan	8/16/02
EL 1.04	Level 4 Plan	8/16/02
EL 1.05	Level 5 Plan	8/16/02
EL 1.22	Level 22 Plan	8/16/02
EL 1.23	Level 23 Plan	8/16/02
EL 1.34	Level 34-45 Plan	8/16/02
EL 1.47	Level 47 Plan	8/16/02
EP 1.00 A	Level B2 Plan	8/16/02
EP 1.00 B	Level B1 Plan	8/16/02
EP 1.01	Level 1 Plan	8/16/02
EP 1.02	Level 2 Plan	8/16/02
EP 1.03	Level 3 Plan	8/16/02
EP 1.04	Level 4 Plan	8/16/02
EP 1.05	Level 5 Plan	8/16/02
EP 1.06	Level 6 Plan	8/16/02
EP 1.07	Level 7 Plan	8/16/02

EP 1.08	Level 8 Plan	8/16/02
EP 1.09	Level 9 Plan	8/16/02
EP 1.10	Level 10-11 Core Plan	8/16/02
EP 1.12	Level 12-13 Core Plan	8/16/02
EP 1.14	Level 14-15 Core Plan	8/16/02
EP 1.16	Level 16-17 Core Plan	8/16/02
EP 1.18	Level 18-19 Core Plan	8/16/02
EP 1.20	Level 20-21 Plan	8/16/02
EP 1.22	Level 22 Plan	8/16/02
EP 1.23	Level 23 Plan	8/16/02
EP 1.24	Level 24-26 Core Plan	8/16/02
EP 1.27	Level 27-29 Core Plan	8/16/02
EP 1.30	Level 30-31 Core Plan	8/16/02
EP 1.32	Level 32 Plan	8/16/02
EP 1.33	Level 33	8/16/02
EP 1.34	Level 34-45 Core Plan	8/16/02
EP 1.46	Level 46 Core Plan	8/16/02
EP 1.47	Level 47 Plan	8/16/02
EP 1.48	Penthouse Plan	8/16/02

SECURITY

SC LEG	Legend Plan Security Conduit	8/16/02
SC DET	Detail Plan Security Conduit	8/16/02
SC DET2	Detail Plan Security Conduit	8/16/02
SC 2.00A	Level B2 Plan Security Conduit	8/16/02
SC 2.00B	Level B1 Plan Security Conduit	8/16/02
SC 2.01	Level 1 Plan Security Conduit	8/16/02
SC 2.02	Level 2 Plan Security Conduit	8/16/02
SC 2.03	Level 3 Plan Security Conduit	8/16/02
SC 2.04	Level 4 Plan Security Conduit	8/16/02
SC 2.08	Level 8 Plan Security Conduit	8/16/02
SC 2.12	Level 12 Plan Security Conduit	8/16/02
SC 2.22	Level 22 Plan Security Conduit	8/16/02
SC 2.23	Level 23 Plan Security Conduit	8/16/02
SC 2.24	Level 24 Plan Security Conduit	8/16/02
SC 2.25	Level 25 Plan Security Conduit	8/16/02
SC 2.35	Level 35 Plan Security Conduit	8/16/02
SC 2.48	Penthouse Plan Security Conduit	8/16/02
SC 2.49	Mezzanine Plan Security Conduit	8/16/02
SD LEG	Legend Plan Security Device	8/16/02
DS DET	Detail Plan Security Device	8/20/02
SD DET 2	Detail Plan Security Device	8/16/02
SD 2.00A	Level B2 Plan Security Device	8/28/02
SD 2.00B	Level B1 Plan Security Device	8/28/02
SD 2.01	Level 1 Plan Security Device	8/28/02

SD 2.02	Level 2 Plan Security Device	8/28/02
SD 2.03	Level 3 Plan Security Device	8/28/02
SD 2.04	Level 4 Plan Security Device	8/28/02
SD 2.08	Level 8 Plan Security Device	8/16/02
SD 2.12	Level 12 Plan Security Device	8/16/02
SD 2.22	Level 22 Plan Security Device	8/16/02
SD 2.23	Level 23 Plan Security Device	8/16/02
SD 2.24	Level 24 Plan Security Device	8/16/02
SD 2.25	Level 25 Plan Security Device	8/16/02
SD 2.35	Level 35 Plan Security Device	8/16/02
SD 2.48	Penthouse Plan Security Device	8/16/02
SD 2.49	Mezzanine Plan Security Device	8/16/02

TELECOM

T 1.00	Base Building Telecommunications Wiring Room #1	8/16/02
T 1.00.5	Base Building Telecommunications Wiring Room #2	8/16/02
T 1.01	Tenant Telecommunications Wiring Room	8/16/02
T 1.02	Level B1 Netpop Rooms and Entrance Conduit	8/16/02
T 1.03	Level B2 Netpop Rooms and Entrance Conduit	8/16/02
T 1.05	Satpop	8/16/02
T 1.05.5	Satpop Conduit 47	8/16/02
T 1.06	Goldman Sachs Poe Riser	8/16/02

VERTICAL TRANSPORTATION

VT-1	Low – Rise Section	8/16/02
VT-2	Low – Rise Hoistway	8/16/02
VT-3	Low – Rise Machine	8/16/02
VT-4	Low Mid – Rise Section	8/16/02
VT-5	Low Mid – Rise Hoistway	8/16/02
VT-6	Low Mid – Rise Machine	8/16/02
VT-7	High Mid – Rise Section	8/16/02
VT-8	High Mid – Rise Hoistway Plan	8/16/02
VT-9	High Mid – Rise Machine Room	8/16/02
VT-10	High – Rise Section	8/16/02
VT-11	High – Rise Hoistway Plan	8/16/02
VT-12	High – Rise Machine Room	8/16/02
VT-13	Garage Elevators (31,32)	8/16/02
VT-14	Shared Facilities Elev. (33)	8/16/02

VT-15	Escalators 34 & 35	8/16/02
VT-16	Escalators 36 & 37	8/16/02
VT-17	Service Section	8/16/02
VT-18	Service Plans (29-30)	8/16/02
VT-19	Garage Elevators (31-32)	8/16/02

LANDSCAPE

L 1.0	Landscape Plan	8/16/02
L 1.1	Exterior Planting Layout Plan	8/16/02
L 1.2	Interior Planting Plans & Schedules	8/16/02
L 2.0	Monroe Elevation	8/16/02
L 3.0	Lobby Partial Section	8/16/02
L 3.1	Monroe Section	8/16/02
L 3.2	Wacker Section Elev.	8/16/02
L 3.3	Planting Details	8/16/02

IRRIGATION

L 4.1	Soils & Sub Drainage	8/16/02
L 4.2	Soils & Sub Drainage Details	8/16/02
L 5.0	Irrigation	8/16/02

HYDRO DRAMATICS

F.1	Supply & Drain / Piping Schematic	8/16/02
F.2	Electrical Schematic	8/16/02
F.3	Stainless Steel / Nozzle Canister	8/16/02

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT F

BUILDING RULES

To the extent that there is any inconsistency between the provisions of the Lease and these Rules and Regulations, the provisions of the Lease shall control.

1.	The sidewalks, walks, entries, corridors, concourses, ramps, staircases, escalators and elevators shall not be obstructed or used by Tenant, or the employees, agents, servants, visitors or licensees of Tenant for any purpose other than ingress and egress to and from the Premises. No bicycle or motorcycle shall be brought into the Building (other than the garage) without the consent of Landlord.

2.	Tenant and its employees shall not (and Tenant shall endeavor to cause its agents, visitors or licensees to not) at any time place, leave or discard any rubbish or paper in the corridors or passageways within Common Areas of the Building except in receptacles specifically provided therefor. Tenant shall not place articles or objects in corridors or passageways within Common Areas without Landlord’s consent, not to be unreasonably withheld or delayed. No animals or birds shall be brought or kept in or about the Building except seeing-eye dogs and aquarium fish.

3.	Tenant shall not place, or cause or allow to be placed, any sign or lettering whatsoever in the exterior windows of the Premises. All lettering and graphics on corridor doors on multi-tenant floors shall conform to the standard prescribed by the Lease.

4.	Canvassing, soliciting or peddling in the Building is prohibited and Tenant shall cooperate to prevent it.

5.	Tenant shall not without Landlord’s prior written approval store poisonous or explosive substance, or cause or permit any unpleasant odors to permeate in or emanate from the Premises.

6.	Any hand trucks, carryalls or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall reasonably require.

7.	No portion of the Premises or any other part of the Building shall at any time be used as lodging quarters.

8.	Tenant shall not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devises that emit excessive sound or other waves or disturbances or create obnoxious odors, any of which are inconsistent with the operation of a full-service office and are offensive to the other tenants and occupants of the Building.

9.	The water and wash closets, drinking fountains and other plumbing fixtures shall be used for solely for the purpose for which they were constructed, and no sweepings, rubbish, rags, coffee grinds or other substances inconsistent with their purpose shall be thrown therein. No person shall waste water by tampering with the faucets or otherwise.

10.	Tenant shall not advertise for laborers giving the Premises as an address, nor pay such laborers at a location in the Premises.

11.	All alterations, installation or similar work performed on behalf of any tenant or occupant of the Building with respect to any rentable or other space in the Building, including telephone installation, carpeting, and building materials and fixtures delivered to or removed from the Building on behalf of or for the account of any tenant or occupant of the Building shall be performed, delivered or removed, as the case may be, only by persons capable of working in harmony with other existing trades in the Building and, to the extent required to maintain labor peace with labor employed by Landlord, covered by a collective bargaining agreement with the appropriate trade union operating in the Building.

12.	Except in case of emergency or service outage, Tenant shall not enter or permit any of its employees or contractors to enter any portions of the roof of the Building or any portions of the riser space within the Building (excluding any such riser space dedicated to Tenant) unless Tenant has provided prior written notice to Landlord and presented Landlord with such information as Landlord shall reasonably request establishing Tenant’s need to access any such area.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT G

CLEANING SPECIFICATIONS

I.	Tenant Premises

a.	Nightly 5 days a week (except Sat., Sun., and Holidays)

1.	Vacuum all carpet floors moving all light furniture such as chairs, stands, etc. All furniture will be placed to its original position. Chairs are to be tucked into the desk or table. Vacuum cleaners to be equipped with HEPA Filters.

2.	Dust mop all hard surfaces, non-carpeted floors and tile floors using treated dust mop, moving desk chairs or furniture on rollers. All chairs and furniture will be placed in its original position.

3.	Remove gum and other substances requiring use of a scraping device.

4.	Hand dust and wipe clean with a chemically-treated cloth all furniture (top, sides, legs), file cabinets, desk lamps, shelves, ledges, removing dust, fingerprints, streaks, etc.; care to be taken not to disturb papers.

5.	Clean and sanitize all telephones, using a disinfectant solution.

6.	Spot clean all entrance glass doors, doors with glass inserts and door side lights.

7.	Empty and clean all wastepaper and recycling baskets, disposal receptacles, sanitary cans, paper towel cans and any other receptacles: damp dust as necessary. Install liners, if applicable.

8.	Excluding fire stairwells, clean private stairways including vacuum carpet and dust handrails, balustrades and stringers, as necessary.

9.	Clean and sanitize all water fountains using disinfectant solution.

10.	All cleaning operations shall be scheduled so that a minimum of lights are to be left on at all times. Upon completion of the cleaning, all lights are to be turned off.

11.	All entrance doors are to be kept locked during the cleaning operation. Office doors should be left as they were found.

12.	Make arrangements with Tenant for cleaning access to locked areas such as computer room, H.R., etc.

13.	Provide access to building dumpsters as needed.

b.	Weekly

1.	Edge vacuum all carpeted floors with an edging tool paying particular attention to corners, behind doors and around furniture legs and backs.

2.	Excluding desks, credenzas, tables (unless easily moveable by one person), move and vacuum under all furniture.

3.	Dust and clean all chair rails, paneling trim, window sills, baseboards, door kick plates, door and other architectural louvers, lattices and ornamental. work.

4.	Excluding custom finishings, furniture systems, art work, sculptures, etc., wipe and polish all brass, stainless steel metal and other bright work using a non-acid polish.

5.	Damp-mop all non-carpeted, hard-surfaced areas including public and private stairways.

6.	All doors, jambs, walls and windows mullion will be spot-cleaned to remove streaks, smudges, finger marks, spills, and stains, paying particular attention to walls around switch plates and door jambs and doors around knobs and opening edges.

7.	Wash all furniture glass (tops only).

c.	Monthly

1.	Wash both sides of all glass doors and side panels.

2.	Wash, buff or spray buff resilient tile floors and hard floors.

3.	Dust all vertical surfaces in public area and elevator lobbies; or sooner if needed.

d.	Quarterly

1.	Dust and sanitize all telephone doors and ventilating louvers.

2.	Dust all vertical surfaces such as walls, partitions, doors, windows and door frames, ventilating louvers, grills, vents, high moldings, high ledges and other high surfaces not reached in nightly cleaning.

3.	Dust exterior surface of light fixtures, pictures, picture frames, charts (removing finger prints). Do not use treated cloth near painted art.

4.	Wash and remove scuff marks from all baseboards.

5.	Dust and vacuum all upholstered furniture.

6.	Dust all venetian blinds and all window frames.

7.	Vacuum and dust ceiling tiles around ventilators and clean air-conditioning diffusers as necessary.

8.	Excluding furniture systems, wash and clean all glass partition doors.

9.	Provided Tenant, at Tenant’s expense, first moves out all cabinets and furniture, cleaning contractor will clean behind file cabinets and desks.

10.	Clean all wastebaskets inside.

11.	Vacuum upholstered furniture.

12.	Wash all vertical surfaces in public areas/elevator lobbies, sooner if needed.

e.	Semi-Annual

1.	Dust venetian blinds.

2.	Wash and clean inside of exterior windows.

f.	Annually

1.	Machine scrub and refinish all resilient tile floors and hard floors (excluding stone surfaces which will be under manufacturer’s specifications) and freight lobbies to remove all floor finish. If necessary, remove all wax spills and splashes from baseboards, doors, jambs, moldings and walls. If the condition of the surfaces requires more frequent machine scrubbing, the frequency will be increased, as directed by Landlord’s Agent.

II.	Restrooms

a.	Nightly 5 days a week (except Sat., Sun. and Holidays)

1.	Clean and sanitize, all sides of toilet bowls, all sides of seats, urinals and washbowls, using disinfectant solution.

2.	Clean and polish all glass, mirrors, vanity tops and porcelain fixtures.

3.	Clean and polish all chrome and other bright work including, exposed plumbing, toilet seat hinges, etc.

4.	Damp wipe all metal toilet partitions and tiled walls with a disinfectant. All surfaces are to be wiped dry so that all wipe marks are removed.

5.	Dust the top edges of all partitions, ledges and mirrors.

6.	Floor will be swept clean and wet –mopped with germicidal detergent. All watermarks and stains are to be wiped from wall and metal partitions bases.

7.	Remove scuffmarks and footmarks.

8.	Wash and polish all shelves, dispensers, receptacles and any other metal accessories.

9.	All toilet tissue, soap, sanitary products, towel dispensers, seat covers and other restroom supplies shall be filled nightly. Dispensers not to be overfilled and supplies are not to be stored in visible areas.

10.	Empty all sanitary containers and sanitize containers interior using a disinfectant. Install new liners.

11.	Remove all wastepaper and refuse and sanitize container interior using a disinfectant. Install new liners.

12.	Pour water down the floor drains.

13.	Report all malfunctions to Building management.

b.	Monthly

1.	Washrooms floors will be machine scrubbed, using a germicidal solution, followed with an approved floor finish. Hand scrub base of walls and corners with a brush. Remove watermarks from walls, partitions, and fixtures.

2.	Clean, disinfect, add drain cleaner or ammonia, and fill floor drains with water to avoid the escape of sewer gasses. Clean and polish all drain covers.

3.	Wash partition wall (either metal or tile) using a germicidal solution. Wipe dry and polish to a uniformly bright, clean condition.

c.	Quarterly

1.	Perform all high dusting, inclusive of grills, diffusers, exhaust vents and exterior surface of light fixtures.

2.	Wash ceramic tile walls.

III.	Elevators and Escalators (Including Freight Service Elevators)

a.	Nightly 5 days a week (except Sat., Sun. and Holidays)

1.	Clean and /or polish doors, walls, thresholds, handrails, jamb and panels.

2.	All saddles and door tracks will be wiped clean and vacuumed removing all debris and stains. All dirt and debris is to be removed from door tracks, including portion beyond door openings visible when door is in open position, using brush, vacuum and /or edging tool. Push buttons will be cleaned and malfunctions reported.

3.	Saddles and tracks will be left in a uniformly, bright, clean condition.

4.	Vacuum and spot clean elevator carpets.

5.	Except in freight elevator cabs, machine buff hard floor surfaces as needed.

6.	Clean escalator steps, rails and combs nightly.

7.	Dust mop with untreated mop; remove all gum and foreign debris.

8.	Remove empty boxed materials from freight elevator lobby.

b.	Monthly

1.	Bright metal work cleaned and polished (two days notice to Tenant if solvents used).

c.	Quarterly

1.	Clean elevator carpets, per manufacturer’s specifications. Steam extract elevator carpet if needed. (It may be necessary to dry clean or steam extract during inclement weather or increase frequency).

2.	Dust light fixtures.

IV.	Lobby

a.	Nightly 5 days a week (except Sat., Sun. and Holidays)

1.	Hard surface floor is to be dust-mopped, using a treated mop to remove dirt and debris, and then damp mopped with clean water and dried. All mop marks and water splashes will be removed from walls and baseboards.

2.	Sweep clean granite steps and floor in lobby.

3.	Mats are to placed in lobby during inclement weather. Vacuum and spot clean all carpets, mats and runners nightly.

4.	Wipe clean all directories.

5.	Empty trash receptacles and replace liners.

6.	All walls (including stone) doors, jambs and elevator bank entries are to be cleaned to remove all dust, finger marks, smudges and spills (inclusive of stairway and utility doors). Special attention is to be paid to metal-clad areas around call buttons. Walls and doors will be maintained to the height of the door.

7.	Clean security areas.

8.	Dust low ledges and other horizontal surfaces, including heating ducts in retail links.

9.	Glass entrances, revolving doors and lobby partitions will be cleaned to remove all finger marks, smudges and spills. Spot clean as necessary, during off peak times.

10.	All metal work, such as door hardware and frames, switch plates, mail depository, signage, metal lettering, mullions and sills, door knobs, kick plates and hand railing, etc. will be wiped clean and polished and left in a bright condition, free of dust and streaks.

11.	All horizontal surfaces, including furniture tops and area within reach, which includes the security station (console) and seating areas, are to be dusted nightly using treated dust cloths.

12.	Empty trash containers and replace liners. Dispose of trash in designated area.

13.	Remove finger marks from woodwork, doors and jambs.

b.	Weekly

1.	All walls, doors, frames, entrance glass and windows will be thoroughly cleaned, leaving no streaks, smudges, dust, or stains. Walls, doors and frames shall have a uniformity bright and clean appearance when completed.

2.	Clean elevator display lights and interior and exterior lanterns.

c.	Quarterly

d.	Lobby lights, globes and fixtures cleaned, as necessary.

e.	Annually

1.	Hard surface floors cleaned, restored and resealed as per manufacturer’s specifications. If the condition of the surfaces requires more frequent cleaning, the frequency will be increased as directed by Landlord’s Agent.

V.	PUBLIC AREA (Including corridors and elevator lobbies)

a.	Nightly 5 days a week (except Sat., Sun. and Holidays)

1.	All carpeted floors are to be vacuumed, edged with an edging tool and spot cleaned, including service corridors and garage lobbies and corridors.

2.	All hard-surfaced floors are to be mopped with a treated dust mop. All spills and stains will be removed with a damp mop or cloth. Baseboards, frames (molding) and stone surfaces will be wiped down with a treated dust cloth.

3.	All walls will be spot cleaned to remove all smudges, stains, and hand marks, using only clean water or a mild cleaning agent, where necessary.

4.	All doors, jambs, walls, switch plates, woodwork, signage and kick plates will be spot cleaned to remove any hand marks, stains, spills or smudges.

5.	All glass doors and partitions will be spot cleaned to remove any finger marks, smudges, or stains.

6.	Clean, disinfect and polish all drinking fountains.

7.	All metalwork, such as door signage, door hardware and frames, metal lettering and other metal accessories will be wiped clean and polished free of all dust and streaks. Tenants must be notified if chemical solvents are used.

8.	Elevator doors panels (stone or wood) and frames will be completely wiped down and polished, removing all dust, marks and stains.

9.	Dust all accessories, planters, ledges and all other horizontal surfaces, using a treated dust cloth. Dust all furnishings.

10.	Trash receptacles emptied, and lining replaced.

b.	Weekly

1.	All hard-surfaced floors, excluding marble and granite areas, will be wet-mopped and buffed weekly. All residual wax and mop or scrubber marks will be removed from baseboards.

2.	Vacant spaces are to be policed weekly. Dusting, sweeping and a general cleaning done as necessary.

c.	Monthly

1.	All carpeted floors will be vacuumed, using a pile lifter to remove all embedded dirt and grit and restore pile to a uniformly upright condition.

2.	Clean and sweep all vacant areas monthly.

d.	Quarterly

1.	Dust above shoulder height including, but not be limited to, all ledges, light fixtures, exterior surfaces, diffusers and vents.

2.	Clean all carpeted areas each month, per manufacturer’s specifications.

3.	All telephone closets, utility closets and building storage areas shall be cleaned.

4.	Spot clean all vinyl wall coverings and service corridors.

e.	Semi-Annually

1.	Wall surfaces to be dusted.

f.	Annually

1.	All hard-surfaced floors, excluding natural stone areas, are to be machine scrubbed, refinished and polished. If the condition of the surfaces requires more frequent machine scrubbing, the frequency will be increased, as directed by Landlord’s Agent.

VI.	Janitor’s Storage Closets

1.	If any janitor’s closets are located within Tenant’s premises, such closets will be maintained in a clean and orderly condition and kept free of odors.

VII.	Stairwells

a.	Nightly 5 days a week (except Sat., Sun. and Holidays)

1.	Police stairs and landing and remove debris.

2.	All handrails, walls, doors jambs and sills will be checked daily and, where needed, dusted and spot-cleaned to remove all finger marks, smudges and stains.

b.	Weekly

1.	Handrails, baseboards, light fixtures, and all horizontal ledges and surfaces will be wiped with a treated dust cloth.

2.	Sweep stairs and landings.

c.	Monthly

1.	Damp mop all stairs and landings.

2.	Damp wipe railings and ledges.

3.	Dust walls and other vertical surfaces and light fixtures.

d.	Semi-Annually

1.	Machine scrub non-carpeted floors.

e.	Annually

1.	Dust all fire equipment, inclusive of extinguishers, hose cabinets or covers and communication devices.

VIII.	Loading Dock (Including compactor area and freight elevator lobby)

a.	Nightly 5 days a week (except Sat., Sun. and Holidays)

1.	All floors shall be swept clean of debris.

2.	Mop service corridor to service cars.

3.	Police service drive and remove debris.

4.	Ashtrays and cigarette urns emptied and wiped clean.

5.	Trash receptacles emptied and trash removed to designated area.

6.	Allow tenant occasional use of dumpster.

b.	Weekly

1.	Hose down and squeegee loading bays.

2.	Hose down service drive.

c.	Monthly

1.	The loading dock shall be power-washed and cleaned using a mechanical scrubber and appropriate grease cutting and sanitizing cleansers; to be performed after Loading Dock Hours.

d.	Quarterly

1.	Scrub dock office, wipe clean furniture cabinets, etc.

2.	Wipe clean doors in service corridor.

IX.	Exterior

a.	Nightly 5 days a week (except Sat., Sun. and Holidays)

1.	All exterior walkways (including public sidewalls) stairs and plazas will be cleaned.

b.	Quarterly

1.	All exterior walkways (including public sidewalks), stairs and plazas will be swept and power washed from April through October. During November through March, power washing will be directed by Landlord’s Agent, weather permitting. After sweeping and cleaning, all standing water will be removed by squeegee and the surfaces left in a clean, dirt-free condition. Special attention will be given to grout.

X.	General Cleaning – Day Personnel

a.	Daily

1.	Police and maintain elevator cabs, including floors, as required or directed. Where elevator cabs are carpeted, they are to be vacuumed not less than once in the morning and once in the afternoon.

2.	Clean and police all garage corridors, stairwells, utility areas, engineers office, locker rooms, mechanical rooms, setbacks, roof tops and all levels below the main floor to maintain a clean condition at all times. Equipment rooms, fan rooms, and all utility areas, including overhead piping shall be regularly dusted, swept, and otherwise maintained and kept in a clean condition at the direction of Landlord’s Agent.

3.	Police garage for debris.

4.	Wipe clean all lobby and elevator metal, handrails and exterior fire connections.

5.	Keep entrance door glass and frames in a clean condition. Properly maintain exterior of Building at ground level, including any canopy trim and painted underside of canopies, store fronts, and other applicable areas.

6.	The loading dock areas and the service freight areas, including the ground floor corridors and upper floor freight lobbies, are to be maintained and policed to sustain a clean condition at all times.

7.	Police all lavatories; to be checked a minimum of twice a day morning and afternoon. Check and fill, as necessary, toilet tissue, soap dispensers, napkin dispensers and towel dispensers. Landlord’s Agent will use commercially reasonable efforts to employ both day porters and day matrons for these functions.

8.	All landscaped areas and walkways are to be policed to maintain a clean condition at all times.

9.	There will be a constant surveillance of the lobby and plaza areas to insure cleanliness at all times.

10.	Damp clean elevator doors and call buttons.

11.	Spot clean stone walls, directories, security desks, etc.

12.	Perform emergency cleaning (spillage, tracking, etc.) on hard surfaced floors.

b.	Periodically, or As Needed

1.	Sweep and hose down all building sidewalks, plaza areas, planters, etc. as directed by Landlord’s Agent.

2.	Remove snow, sleet, ice, etc. within three (3) hours from all sidewalk and plaza areas during the hours of 6:00 a.m. to 12:00 a.m., seven (7) days per week or as directed by Landlord’s Agent. When snowfall is heavy, a temporary path is to be provided for pedestrian and freight traffic between 12:00 a.m. and 6:00 a.m. or as directed by Landlord’s Agent.

3.	All reasonably necessary preparations will be taken to avoid icing on sidewalks when weather reports anticipate icing or snowfall or as directed by Landlord’s Agent.

4.	During inclement weather, install/remove, as appropriate, lobby floor mats and runners or as directed by Landlord’s Agent.

5.	All other duties as may be required to maintain the Building in clean condition during Regular Business Hours shall be performed by the day staff as and when directed by Building Management.

c.	Annually

1.	Pressure wash garage floor, unless manufacturer’s specifications direct otherwise.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT H-1

PROJECT DESCRIPTION

(See Attached)

71 SOUTH WACKER

EXHIBIT H-1

PROJECT DESCRIPTION

September 30, 2002

This document reflects the August 2002 revisions to the design of the building, wherein the 3rd floor was deleted and the 2nd floor renumbered to “mezzanine”. Numbering of Floors 4 through 48 has not changed, therefore floor numbering in this document from the ground floor up is Floor 1, Mezzanine, Floor 4, Floor 5, etc., up to Floor 48, the Mechanical Penthouse Floor. These floor designations are not reflected in the companion drawings to this document, the 8/16/02 Lease Exhibit drawings.

I.	STATUS

A.	This Project Description defines the design criteria and describes the materials and quality of workmanship, which will be provided in the Project as part of core and shell construction.

B.	The building will be constructed to a “shell and core” state, wherein the building structure and exterior enclosure are fully completed and the interior spaces are completed only in the public and common areas (refer to Section IV). The finishes to the office areas will be completed as part of tenant fit out.

C.	Whenever in this document any code or published standard is referred to, Landlord shall comply with such code or published standard or with any applicable provision of this document or any other exhibit to or provision of the Lease, whichever is greater or more stringent.

II.	PROJECT SITE

A.	The 61,350 square foot site is located in Chicago, Illinois, and is bounded by Wacker Drive to the west, Monroe Street to the south, Franklin Street to the east and Arcade Place to the north.

III.	PROJECT DEVELOPMENT

A.	The building is forty-seven (47) stories above grade and 2-1/2 levels below grade, with a total gross area of approximately 1,765,000 square feet, including approximately 1,550,000 square feet of office, approximately 5,000 square feet of retail, and parking for approximately 165 cars.

B.	The basement levels will contain parking and loading docks, in addition to base building equipment spaces.

C.	The ground floor includes the building lobby, accessed through revolving doors and vestibules at the Franklin and Wacker facades; parking, accessed from Arcade Place; externally oriented retail space with access from both Wacker Drive and Franklin Street and from the lobby; additional retail space accessed internally from the lobby; the security center; and the messenger center.

D.	The tower rises forty-seven (47) stories from Monroe Street. Floors 1 through 7 are expanded beyond the footprint of the tower and form a “bustle” to the north.

H-1-1

E.	Floor 2, the Mezzanine, will house shared amenity uses such as a cafeteria and a health club, and is accessed from the lobby via escalators and an elevator.

F.	Office space is located on floors 4 through 47. Portions of the basement and floors 4, 22, 23 and all of floor 48 house base building mechanical, electrical, plumbing, fire protection and telecommunication functions.

G.	Site development incorporates street trees in recessed planters on Monroe and Franklin Streets, and two (2) landscaped areas at the Monroe/Franklin corner and at the Monroe/Wacker Corner. Pedestrian access to the building is from both Wacker Drive and Franklin Street. Vehicular access to the ground floor enclosed parking area is from Arcade Place and to the lower level enclosed parking and loading areas from Lower Wacker Drive. A separate entrance for messengers and small package delivery is provided on Arcade Place.

IV.	BASE BUILDING ARCHITECTURAL SYSTEMS

A.	Applicable Codes and Ordinances:

1.	Chicago Building Code, 2001 Edition.

B.	Exterior Materials:

1.	The primary exterior wall will be a thermally-broken aluminum/stainless steel/glass curtain wall. The aluminum framing members will have a polished anodized finish on the exterior and a painted finish on the interior. The spandrel panels and the vertical panels at the east and west ends will be textured stainless steel insulated panels. Painted aluminum louvers will be provided where required at mechanical areas.

2.	The center portion of the north bustle wall will be modular architectural brick. Punched windows in this wall will be insulated double glazed units in polished anodized aluminum thermally-broken frames. Painted aluminum louvers will be provided where required at mechanical areas.

3.	The lobby storefront will be comprised of insulated glazing units in polished aluminum, painted steel and stainless steel frames. Revolving and swing doors will be stainless steel styles with clear glass. Arcade columns will be clad in stainless steel panels as will the Arcade soffit.

4.	The roof of the bustle and the tower will be comprised of a “Green Roof” system. The total roof system shall be comprised of fluid-applied rubberized asphalt membrane, and protection/root-stop sheets over concrete deck with rigid insulation, air/moisture retention mats, and a shallow planting soil mix above, to support low profile plant materials requiring minimum maintenance.

H-1-2

5.	The exterior wall of level B-1, exposed to Lower Wacker Drive, will be painted concrete and concrete masonry units.

6.	Canopies over the Wacker Drive and Franklin Street main entrances will be comprised of stainless steel panels with recessed lighting.

7.	Service doors on Arcade Place and Lower Wacker Drive will be hollow metal in hollow metal frames.

8.	Insulated metal slat overhead coiling doors will be provided at the loading docks and the parking entrance and exit on Lower Wacker Drive and at the parking entrance and exit on Arcade Place.

9.	Insulated glass skylights with painted aluminum frames will be provided at the level 4 roof, above the lobby entrance areas.

10.	The site within the property lines will have stone pavers. Sidewalks beyond the property line on Monroe and Franklin Streets will be City standard concrete construction. The existing sidewalks and curbs at upper Wacker Drive will remain due to the planned reconstruction of Wacker Drive.

C.	Interior Materials:

1.	The Main Lobby and Shared Space Lobby materials will include stone floors, steps and ramps, stone core walls, and a stainless steel/drywall panel ceiling with recessed lighting. The raised planter at the handicapped ramps will be stone. Railings will be stainless steel. Interior doors into the Main Lobby will be stainless steel with stainless steel frames.

2.	The entry vestibule/security area materials will include a carpeted floor inset into a stone border, stone walls, stainless steel and drywall ceiling with recessed lighting surrounding the skylight shaft.

3.	The ground floor elevator lobby materials will include stone floors, wood paneled walls, stainless steel and drywall ceilings with mesh canopies with recessed lighting. Stainless steel elevator doors will be framed by stone jambs. The low-rise elevator lobby ceiling will be wood panels.

4.	All toilet rooms will have ceramic tile floors, base and walls, feature walls will have vinyl wall covered drywall; painted drywall ceilings with recessed lighting; ceiling hung metal toilet partitions; stone lavatory tops with underhung china lavatories; frameless mirrors; and stainless steel accessories. Tile on the walls shall be door frame height.

H-1-3

5.	The Loading Dock and parking areas will have painted concrete block walls and the ceilings will be painted exposed construction. Painted hollow metal doors and frames and painted steel tube handrails at stairs and ramps will be provided. Floors will be exposed concrete, with waterproof surfacing on supported slabs. The loading dock will have dock levelers at two (2) of the six (6) truck bays. Loading dock equipment will include dock levelers and laminated tread bumpers at the raised dock, and one dry and one wet refuse compactors.

6.	Mechanical, electrical, plumbing, telecommunication and fire protection rooms and other back-of-house area, in the basement level will be painted, exposed concrete or concrete masonry unit construction, with painted hollow metal doors and frames.

7.	Base building mechanical, electrical, plumbing, fire protection and telecommunication rooms will have painted drywall, concrete masonry unit, or concrete walls, painted exposed construction ceilings, and either an exposed, sealed concrete floor or a raised floor, where required.

8.	Stairs enclosures will have painted drywall, concrete or concrete masonry unit walls. Stairs will be prefabricated painted metal pan with concrete treads and painted steel tube handrails and guardrails. Stair widths will be as required by Code, however one stair in the tower core and both stairs in the bustle will be increased to 66” wide.

V.	VERTICAL TRANSPORTATION SYSTEMS

A.	Office passenger elevators will be organized into four (4) zones. Low Rise Zone 1, with five (5), 4,000 lb. capacity, 500 fpm elevators will serve floors 1 and 4 through 9, with future hoistway openings at level 10. Low mid-rise Zone 2, with seven (7), 4000 lb. capacity, 700 fpm elevators, serves floors 1 and 10 through 22, with future hoistway openings at level 8. High mid-rise Zone 3, with seven (7) 4,000 lb. capacity, 1,000 fpm elevators will serve floors 1 and 22 through 33. High rise Zone 4, with eight (8), 4000 lb. capacity and one (1) 3,500 lb. capacity, 1,200 fpm elevators will serve floors 1, 15, and 32 through 47, with a future hoistway opening for one car at level 10. The office passenger elevators will provide a performance level of an average interval of 28 seconds and handling capacity of 14% of the anticipated population.

Vertical and Horizontal Movement of the passenger elevators will not exceed a value of 12 milli(g)s peak to peak.

B.	Two (2) 1,000 fpm service elevators will be provided, one with 6,500 lb. capacity serving floors B-2 through 48, and one with 4,500 capacity serving floors B1 through 47. Both elevators have interior heights of 10’-0”. The 6,500 lb. elevator will additionally have a 2’-0” “high hat” for oversized material transportation.

C.	Two (2) 3,500 lb. capacity, 150 fpm parking shuttle elevators will be provided, serving levels B1, B2 and 1.

H-1-4

D.	One (1) 2,500 lb. capacity, 150 fpm elevator will be provided to meet ADA requirements for access to the shared facilities, and serves Levels and the Mezzanine.

E.	One (1) 2,500 lb. capacity, 150 fpm service elevator will serve Levels B1 and 2, connecting the loading dock with the cafeteria.

F.	Two (2’) 100 fpm, 48” wide escalators serve Shared Facilities on the Mezzanine level will connect with the main lobby, north of the elevator core.

G.	Custom passenger elevator cab design and material selection will be determined in the future, however materials will be of a quality compatible with the main lobby materials. Service elevator cabs will be manufacturer’s standard stainless steel interiors.

VI.	EXTERIOR BUILDING MAINTENANCE SYSTEMS

A.	Exterior wall maintenance on the tower will be accomplished by a track-mounted mobile davit platform located on the tower roof, to which a scaffold platform will be rigged.

B.	Exterior wall maintenance at the bustle will be accomplished by fixed davit sockets and removable davits, to which a scaffold platform will be rigged.

VII.	LANDSCAPE SYSTEMS

A.	Exterior Landscape:

1.	Raised stone planters with bent grass turf will be provided on the Monroe Street frontage. The planter edge will be a stone bench. Two (2) internal “courts” within the planters, link the public sidewalk with the arcade. The planter at the Monroe/Wacker corner will feature a large specimen tree.

2.	Street trees will be provided along the Monroe and Franklin frontage in grouped tree pits with removable grating covers.

3.	Irrigation and drainage systems will be provided for all exterior planting areas.

B.	Interior Landscape:

1.	Three (3) lineal raised stone planters will be provided in the lobby, with tall bamboo plants in selected stone planter fill material.

2.	Irrigation, drainage and grow-light systems will be provided.

3.	Two (2) feature planting areas for seasonal planting will be located in the east and west ends of the main lobby.

H-1-5

VIII.	STRUCTURAL SYSTEMS

A.	Codes and Standards:

1.	Chicago Building Code/latest edition.

2.	American Concrete Institute, Building Code Requirements for Structural Concrete (ACI 318-83) [Also refer to 1999 edition].

3.	American Institute of Steel Construction, Load and Resistance Factor Design Specification for Structural Steel Buildings, Second Edition, 1994. [Also refer to 2001 edition]

4.	American Welding Society, Structural Welding Code - Steel (AWS D1.1-92).

5.	Specification for the Design of Cold Formed Steel Structural Members (AISI 1968 edition, as modified by Addendum No. 1 dated November 19, 1970).

6.	American Concrete Institute, Building Code Requirements for Masonry Structures (ACI 530-92/ASCE 5-92/TMS 402-92) [Also refer to 1999 edition].

B.	Foundation Systems:

1.	The building will be founded on a series of drilled caissons, extending to rock under the building core and to hardpan elsewhere.

2.	The basement levels will be enclosed in reinforced concrete walls and reinforced concrete slabs on grade.

3.	The framed portion of level B-1 will be reinforced concrete beams and slab construction.

C.	Superstructure Systems:

1.	The structure for the project will be composite in that it utilizes reinforced concrete shear walls surrounding the core and structural steel for the remainder of the framing. The reinforced concrete shear walls resist both gravity loads on the core as well as all lateral loads on the tower.

2.	Floor framing will be of standard rolled structural steel shapes designed to act compositely with the floor slabs for additional stiffness and strength.

3.	The floor slabs themselves will be composite slabs formed from steel deck with a concrete topping. The floor flatness shall be an average of 1/4” in 10 feet non-cumulative within the office areas.

H-1-6

4.	Columns will be of structural steel to minimize their size and speed the erection of the tower.

5.	Columns in the bustle are designed to allow future construction of a structure to house three (3) generators, one (1) chiller and extension of required exit stairs above the roof of the bustle.

6.	The tower will be constructed in a sequence beginning with the reinforced concrete core, with the steel frame following the core by 5 to 10 stories.

D.	Slab Design Load Criteria:

1.	Floor framing and columns have been designed to accommodate the following load criteria:

a.	Tower Office Floors:	50 PSF LL
20 PSF Partitions
15 PSF Raised Floor

b.	4th Floor Bustle
	UPS/Batteries/Switchgear Areas	300 PSF LL
40 PSF Partitions

c.	4th Floor Bustle
	Mechanical Rooms	250 PSF LL
40 PSF Partitions

d.	Elevator Lobbies - Typical	100 PSF LL

e.	Restrooms	60 PSF LL
20 PSF Partition

E.	Slab to Slab Heights:

1.	The following is the structural slab to slab floor heights.

Floor	Use	Tenant	Height
M	Mezzanine	Shared spaces	23’-4”
4	Bustle/Mech.	Goldman	15’-6”
5	Bustle/Office	Goldman	15’-6”
6	Bustle/Office	Goldman	15’-6”
7	Bustle/Office	Goldman	14’-6”
8	Office	Goldman	13’-6”
9	Office	Goldman expansion	13’-6”

H-1-7

Mechanical Systems

As a minimum the design of the mechanical systems shall meet the latest edition of the local codes and standards required for compliance.

A.	Ventilation

1.	Code required outside air for all occupied spaces. Future tenant spaces are included in the calculation of outdoor air requirements at their intended office use.

2.	The system is sized in accordance with the sum of all of the exhaust air from the occupied space served plus 10%.

B.	Minimum Supply Air Circulation:

1.	General Office: 0.6 CFM/usable sq. ft.

2.	Toilets: 1.0 CFM/usable sq. ft. supply;

1.0 CFM/usable sq. ft. transfer air

C.	Internal Heat Gain:

1.	Total lighting and power watts per usable square foot of heat gain to the space

Mezzanine, 32, 33 & 47	6w/u.s.f.
Floors 4, 8 thru 31, 34 thru 46	4.5 w/u.s.f.
Floors 5, 6 & 7	8 w/u.s.f.

H-1-8

D.	People Load Density

1.	Office use: 100 usable sq. ft. per person

E.	System Scope Description

1.	Chilled water plant

a)

Central refrigeration system consisting of four (4) electric centrifugal units is provided. The plant will be located on the 22nd floor of the building and will serve the base building air handling equipment on the 4th, 22 and 48 floor.

b)	A multiple cell cooling tower configuration is located on the upper roof with the associated condenser water pumps, tower header and riser connection for the building. Capped and valved condenser water outlets are provided to the tenant floors.

2.	Heating System

a)	Electrical resistant heaters will be provided in the main air handling units.

b)	Electric resistant baseboard radiation units will be used on floors 4 through 7, 32 and 33 and the 47 floor at certain non-typical curtain wall locations.

c)	The tenant space will be heated by fan powered VAV boxes with electric heat coils as part of the tenant fit out.

F.	Air Handling System/Ventilating System

1.	Multiple custom air-handling units will be provided at the 4th, 22nd, and 48th floor mechanical rooms.

2.	Supply and return risers will be provided at two locations in the core with a supply duct loop on each floor. The ceiling plenum will be utilized for return air.

3.	Ventilation systems will be provided in all base building mechanical rooms, electrical rooms, emergency generator room, etc. as required.

H-1-9

4.	Ventilation will be provided for the basement and ground floor garage areas. Exhaust systems are provided for the toilet facilities, janitor closets, loading docks and kitchen facilities.

G.	Plumbing

1.	Domestic water system will be provided and all piping sized in accordance with the Chicago Building Code.

2.	All sanitary, waste and storm drainage systems shall be connected to municipal sewers underground in the public right of way.

H.	Fire Protection

1.	Automatic sprinkler systems shall be designed hydraulically to support all areas of the building, except where prohibited by the Chicago Building Code.

2.	Sprinklers will be routed through dedicated risers located in the stairwells.

3.	The system shall include electric fire pumps. Fire pumps will be installed to pressurize the city main water supply to meet the sprinkler and standpipe demand.

I.	Electrical

1.	Service to the building shall be provided with multiple 12,000 volt service feeders up through the building to base building transformer vault room located within the core.

2.	Metering

a)	Base building panels will be provided for house loads.

b)	Tenant loads will be individually metered through tenant meter centers or metered at tenant service entrances. A service switch and meter fitting will be provided on the typical floors.

3.	Emergency System:

a)	An emergency diesel generator system will be provided. The generator will support emergency life safety loads required by the Chicago Building Code only.

H-1-10

4.	Load Densities

a)	The Goldman Sachs tenant floor will be served by feeders to support a 2240 KVA demand load. This power supply will be distributed to the 4th floor tenant electrical vault.

b)	The remaining tenant floors will be provided with lighting feeder and panel capacity to support 7.5 volt-amperes connected load per usable square foot of space with an 800 amp secondary service, switch and meter provisions per floor.

5.	Lighting

a)	Emergency lighting will be provided throughout the facility in accordance with City of Chicago Building Code.

b)	Architectural accent lighting will be provided in the lobby and common base building spaces.

c)	Metal halide lighting fixtures shall be provided in the parking garage areas and loading dock service areas.

d)	Exterior architectural lighting shall be provided at the building entrances. Ornamental street lighting standards will be provided along the public street as required by the City standards.

6.	Lightning Protection

a)	A master label lightning protection system shall be provided. Roof-mounted air terminals interconnected with copper conductors to all roof-mounted equipment. Structural steel columns shall be utilized as the main down conductors.

X.	SECURITY SYSTEMS

A.	Security systems will include the following:

1.	Card Reader controlled vehicular gates at garage entrances.

2.	Reinforced overhead doors or ram prevention devices at vehicular entrances.

3.	Card Reader controlled barrier turnstiles in the security lobbies.

4.	Perimeter and special area door control and monitoring devices.

5.	Card reader controlled elevators.

6.	Centralized Security Management System with access control and alarm monitoring functions.

H-1-11

7.	Security Command Center equipment including monitors, digital recorders and controls.

8.	Magnetometer and X-Ray Screening equipment at entry locations.

9.	Electronic visitor management system.

10.	Electronic guard tour system.

XI.	TELECOMMUNICATION SYSTEMS

A.	NETPOP:

The building will have two (2) telecommunication service entrance (NetPOP) rooms in the basement. Tenant shall have the right to utilize multiple service providers. Cables from telecommunication service providers will enter the building via conduit from the service provider’s vault under the street. Cables will terminate in the NetPOP room. Tenants may install fiber optic or twisted pair cobber cable from their lease space to one or both of these NetPOPs. Tenants may use their Pro Rata share of the NetPOP for cable termination and connection to service providers.

B.	Base Building Telecommunications Wiring Rooms (BTR):

There will be two (2) Base Building Telecommunication Wiring Rooms (BTR) on each floor. A series of 4” sleeves will be provided through the floor and ceiling. At the lowest floor, a series of 4” conduits will connect the BTRs to each of the two NetPOP rooms. The two BTRs will be connected together with 4” conduit in the basement, at the top of the building and at two intermediate floors.

Tenants may use their Pro Rata Share of the TTR sleeves to install fiber or copper telecommunication entrance cables from the NetPOP rooms to their lease space. MBR&M has requested that sixteen (16) dedicated 6” conduits be provided from the NET POP rooms to the BTRs. Ten (10) from Net POP room No. 1 and six (6) from Net POP room No. 2. Tenant reserves the right to have landlord install such conduits subject to approval of a Tenant Requested Change Order. Landlord to provide sixteen (16) matching 6” sleeves fro 4th floor BTRs through the 34th floor reserved for MBR&M.

Telecommunication entrance cable is the only type of cable that can be installed in the BTR. The tenant’s internal floor-to-floor network backbone cables, computer station cables, voice riser cables, voice station cables, etc. must be installed in a Tenant Telecommunications Wiring Room (TTR) within the leased space. Active equipment such as Ethernet switches or routers must be installed in the tenant’s leased space and are not permitted in the BTR.

H-1-12

C.	Tenant Telecommunications Wiring Room (TTR):

A Tenant Telecommunication Wiring Room will be provided on every floor in the core of the building, as part of the leased space. A series of 4” sleeves will be provided through the floor and ceiling. Tenants may use the sleeves to install fiber or copper network backbone cables, computer station cables, voice riser cables, voice station cables, etc. from floor-to-floor within their space.

To connect with the tenant space from the BTR and/or the TTR, cables can enter the raised floor from an opening in the wiring room or above the ceiling via sleeves through the core wall. If the tenant installs cable above the ceiling, it must be in conduit. All sleeves must be fire stopped by the cable installation contractor.

D.	Satellite Antenna:

Space will be provided on the roof for tenant antenna communication purposes. Building management must approve the engineering of the installation. A SatPOP room on floor 48 will be provided for active equipment, conduit from the SatPOP to the roof and conduit from the SatPOP to each of the building’s BTRs. Tenants may use their Pro Rata share of the SatPOP for active equipment. Tenants may use their Pro Rata share of the conduit for Satellite connectivity to their space. Landlord shall provide a sleeved pathway from the 9th floor to the SAT POP room, to allow for future connections by the tenants to the SAT POP room. Landlord to provide four (4) six inch sleeves; two (2) originating through each 34th floor BTR up to the Sat POP room reserved for MBR&M’s use only.

XII.	PROTECTION SYSTEMS

A.	A design response to potential explosive threats will be incorporated, including hardening of building elements to isolate explosive threats from the occupied spaces, reduce glass fragment hazard within floors 4 through 9 and mitigate the potential for progressive collapse of the structure. Isolation of the occupants from the internal explosive threats will be achieved through adequate strength and ductile detailing of hardened slabs and walls. The reduction of glass fragment hazards to a medium level of protection will be achieved through the use of protective glazing materials and the appropriately sized mullions and anchorages. The protection against progressive collapse will be achieved by means of the specific local resistance method in which critical load bearing elements are designed to resist failure in response to the specified threats.

B.	The structure will be designed to resist a 500-pound TNT explosive vehicle threat located on the surrounding streets or within Lower Wacker Drive. This design will be based on standoff distances associated with a perimeter protection that will prevent the 500-pound TNT explosive vehicle threat from approaching the face of the building or entering the loading dock. Standoff protection at the ground floor will include steel bollards on the Wacker, Monroe and Franklin exposures and stone-clad reinforced concrete planters at Wacker/Monroe and Monroe/Franklin corners.

H-1-13

C.	The Goldman Sachs façade will be designed with a laminated thermally tempered glass that is retained within the curtain wall frames with a structural silicone adhesive. The glass, the frames and the anchorage will be designed to ensure all components of the system are capable of developing their maximum capacity and that the capacity of the anchorage exceeds the capacity of the frames which exceeds the capacity of the glass. This balanced glazing system will provide a medium level of protection (low hazard or better) to the majority of the occupants in response to blast overpressure.

D.	The glazing enclosing the lobby will be laminated designed to limit the extent of debris and hazard to occupants.

E.	The punched windows in the hardened wall facing the alley will provide a level of protection consistent with the windows on the remaining sides of the building. However, due to the short standoff distances and confinement of the blast pressures, the effectiveness of the punched window glazing at lower elevations will be limited to smaller explosive threats.

F.	The building structure will be designed to resist the effects of a 50-pound TNT explosive satchel threat exterior to the building, within the lobby (exterior to the security screening station) and within the loading dock. However, in lieu of an alternate path design, in which the structure is capable of sustaining the loss of any single column exposed to an explosive threat, the columns within the loading dock will be designed to sustain the design level explosive threat to which it may be exposed.

G.	The hardened walls at Floor B2 are required to isolate the critical mechanical equipment from the effects of a blast originating within sub-level 2 parking garage. The column and concrete core upgrades at this level are required to prevent the loss of a primary load-bearing element that could precipitate a progressive collapse.

H.	The hardened walls at Floor 1 are required to protect the lobby from the effects of blast originating within Floor 1 parking garage, the retail spaces and the exterior explosive threats. The parking garage wall abutting the alley shall not be hardened construction to allow venting of gas pressures to the exterior of the building. Floor 1 floor slab hardening protects the lobby from an explosion within the below grade parking garage and loading dock. Floor 1 floor hardened slab also protects below grade mechanical spaces from an explosion within Level 1 parking garage and retail spaces. The column and concrete core upgrades at this level are required to prevent the loss of a primary load-bearing element that could precipitate a progressive collapse. The hardened floor beams protect the structural frame from an explosion originating below grade or at Floor 1. The lobby glazing shall be laminated glass to limit the debris, but will not be designed to resist an exterior explosive device.

H-1-14

I.	The hardened walls at the Mezzanine Level are required to protect the occupied spaces (kitchen, servery, cafeteria, etc.) from an explosion in the alley, within the lobby or surrounding streets. The curtain wall façade and punched windows mitigate the hazard of airborne debris resulting from an exterior explosive device. Mezzanine Level will have hardened floor slabs to protect the occupied spaces from an explosion in Level 1 parking and retail spaces. The perimeter column and concrete core upgrades at this level are required to prevent the loss of a primary load-bearing element that could precipitate a progressive collapse. The hardened floor beams protect the structural frame from an explosion at Level 1.

J.	The hardened walls at Floor 4 are required to protect the mechanical equipment from an explosion in the alley or surrounding streets. The curtain wall facade, punched windows and skylights mitigate the hazard of airborne debris resulting from an exterior explosive device. The bustle mechanical floor slabs will protect the occupied spaces from an explosion in the lobby and the exterior explosive device.

K.	The hardened walls at Floors 5 through 7 are required to protect the occupied spaces from an explosion in the alley or surrounding streets. The curtain wall façade and punched windows mitigate the hazard of airborne debris resulting from an exterior explosive device.

L.	The curtain wall façade at Floor 8 mitigates the hazard of airborne debris resulting from an exterior explosive device. The hardened roof slab protects the occupied space in Floor 7 below from an exterior explosive device.

XIII.	Exhibit D

Exhibit D to the work letter is hereby incorporated herein by reference as fully as if set forth in full herein.

H-1-15

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT H-2

OUTLINE SPECIFICATIONS

(See Attached)

71 SOUTH WACKER

EXHIBIT H-2

BASE BUILDING OUTLINE SPECIFICATIONS

71 SOUTH WACKER DRIVE

MAYER, BROWN, ROWE & MAW

EXHIBIT H-2

BASE BUILDING OUTLINE SPECIFICATIONS

1.	GENERAL / LOBBY FINISHES	1

2.	DIVISION 2 – SITE CONSTRUCTION	2

3.	DIVISION 3 – CONCRETE	3

4.	DIVISION 4 – MASONRY	4

5.	DIVISION 5 – METALS	5

6.	DIVISION 6 – WOOD	7

7.	DIVISION 7 – THERMAL AND MOISTURE PROTECTION	7

8.	DIVISION 8 – DOORS AND WINDOWS	8

9.	DIVISION 9 – FINISHES	12

10.	DIVISION 10 – SPECIALTIES	14

11.	DIVISION 11 – EQUIPMENT	15

12.	DIVISION 12 – FURNISHINGS	17

13.	DIVISION 14 – CONVEYING SYSTEMS	17

14.	SECTION 15 – MECHANICAL	27

15.	SECTION 16 – ELECTRICAL	49

16.	SECTION 17 – SPECIAL SYSTEMS	70

1.	GENERAL LOBBY FINISHES

A.	PLAZA/LANDSCAPING:

The plaza and arcade areas are comprised of a combination of planted landscape areas, seating features and walkways. Refer to site plan for specific layout of seating, open lawn area and walkway configuration.

Finishes/Materials:

Arcade paving:	Flamed Jet Mist granite, or equal
Paving at entries within property line:	Flamed Jet Mist granite, or equal
Paving outside of property lines:	Chicago standard concrete
Planter walls and top stone:	Honed Jet Mist granite, or equal

B.	LOBBY:

The lobby features primarily include stone floor, stone and stainless wall treatments, expansive “garden” zone adjacent to glass coupled with wood finishes on walls of the ground floor elevator lobbies.

Finishes/Materials:

Main lobby floor:	Travertine stone boarded with based Jet Mist granite or equal

Ground floor elevator lobby floors:	Jet Mist granite or equal

Main lobby wall:	Polished Stone, Jet Mist granite or equal

Ground floor elevator lobby walls:	Wood panels (species TBD). Anigre’ or equal.

Ground floor elevator lobby ceilings (excluding Goldman lobby):	Suspended stainless steel panels

Goldman-Sachs ground floor elevator lobby ceiling:	Wood panels (species TBD). Anigre’ or equal.

Main lobby ceiling:	Stainless steel panels

Entry/security vestibule walls:	Stainless steel/stone accents

Entry/security vestibule floors:	Carpet bordered with stone limestone or equal

H-2-1

Whenever in this document any code or published standard is referred to, Landlord shall comply with such code or published standard or with any applicable provision of this document or any other exhibit to or provision of the Lease, whichever is greater or more stringent.

DIVISION 2 — SITE CONSTRUCTION

02300 - EARTHWORK

Excavate to subgrade elevations. Excavation includes excavating pavements and obstructions visible on surface; underground structures, utilities, and other items indicated to be removed, together with soil, boulders and other materials not classified as rock or unauthorized excavation. Excavation to indicated elevations and dimensions within a tolerance of plus or minus 1 inch (25 mm).

Place backfill and fill soil materials in layers not more than 8 inches for materials compacted by heavy compaction material and not more than 4 inches in loose depth for material compacted by hand. Do not place backfill on surfaces that are muddy, frozen or contain frost.

Compact soil materials to not less than 95 percent of dry unit weight. Test for compaction at least 1 for every 2000 sq. ft.

02466 - CAISSONS

Placement of caissons shall comply with provisions in ACI 336.1 “Reference Specifications for the Construction of Drilled Piers” unless modified in the construction documents.

Comply with CRSI’s “Manual of Standard Practice” for fabricating, placing and supporting reinforcement.

Landlord will engage a qualified independent testing and inspecting agency to sample materials, perform tests, and submit reports during excavation and concrete placement for caissons. A caisson report will be prepared by the testing agency for each driller pier. Actual elevations and caisson lengths and bearing capacities will be determined by Owners testing agency. Final evaluations and approval of data will be determined by Architect.

02754 - CONCRETE PAVING

Layout and pattern of concrete paving shall conform to construction drawings.

Concrete ASTM C150, Type I, Portland cement ASTM C33, normal weight aggregates.

Construction Tolerance:  1/8” in 10’ for grade and alignment of top of forms,  1/4” in 10’ for vertical face on longitudinal axis.

H-2-2

02780 - UNIT PAVERS

Unit pavers to be installed over prepared setting bed in conformance to the construction documents.

Construction Tolerance: Unit-to-unit offset tolerance of  1/16 inch from Flush,  1/8 inch in 2 feet and  1/4 inch in 10 feet from level or required slope.

02900 - PLANT MATERIAL LANDSCAPING

Provide trees and plants of quantity, size, genus, species and variety shown and scheduled on construction documents for landscape work and complying with recommendations and requirements of ANSI 266.1 “American Standard for Nursery Stock”.

Species of plants, trees and groundcovers will conform to the construction documents unless unavailability of plant material requires substitution, to be approved by Architect. Plants shall be healthy, free of pests and disease and in flourishing condition at the end of the guarantee period.

DIVISION 3 — CONCRETE

03300 - CAST-IN-PLACE CONCRETE

Structural cast-in-place concrete work shall be performed in accordance with ACI 301, and ACI 318.

Formwork: For general concrete finish, non-exposed areas; rough forms.

Reinforcement: Unless otherwise indicated, reinforcing bars shall be ASTM A 615, Grade 60, deformed. Welded wire fabric shall be ASTM A 185.

Substructure: Caissons, footings, grade beams, foundation walls and all slabs on grade shall be constructed of cast-in-place concrete reinforced as required and as specified above.

Below framed concrete slabs on grade shall be an under-slab drainage course consisting of 6 inches of clean, crushed, non-porous rock or gravel conforming to ASTM C33 and one layer of vapor retarder .

Admixtures, all without chloride ions, shall meet ASTM C260 and ASTM C494.

Concrete for reinforced foundation walls, slabs and grade beams shall have a minimum compressive strength of 4,000 psi. Concrete for metal deck floor fill toppings and metal pan stair fill shall have a minimum compressive strength of 3,000 psi, other concrete strengths as noted on drawings. the construction documents.

All mechanical/electrical equipment housekeeping pads are concrete, unless noted otherwise on the documents.

H-2-3

For concrete slabs indicated to receive a hardener apply Euclid Chemical Company’s “Surfhard” hardener or acceptable equivalent in a 3-coat application, diluted with water in accordance with manufacturer’s directions.

Testing and inspection of concrete: Compressive strength tests shall conform to ASTM C39; air content for air entrained concrete ASTM C-173 or ASTM C-231; slump tests ASTM C-143; compressive strength tests ACI 214 “Recommended Practice for Evaluation of Compressive Test Results of Field Concrete”; ready mixed concrete ASTM C-94.

Lightweight concrete slabs on metal deck floors to have 5 % to 7 % air entrainment.

Grout shall be non-metallic, non-shrink type.

DIVISION 4 — MASONRY

04200 - MASONRY

Concrete masonry units (CMU) shall be nominal 6” and 8” wide x 16” long x 8” high conforming to C-90, Grade N-1, hollow of lightweight or medium aggregate. Units machine made and cured in a moisture-controlled atmosphere.

Mortar shall meet ASTM C-270,

Continuous horizontal reinforcing for concrete block walls with one side exposed to the exterior shall be galvanized after fabrication; inside partitions, mill galvanized and spaced 16” vertically. Reinforcing shall have  3/16” side rods and 9-gauge perpendicular cross rods. Vertical reinforcing will be provided where required and noted on construction documents.

Accessories: Individual wire ties; anchoring devices shall include straps, bars, bolts, rods, veneer anchors, concrete inserts, dovetail anchors; expansion provisions shall be metal expansion joint strips and premolded rubber control joint strips.

Weeps shall be provided where required on the construction documents.

Walls to be laid in regular running bond, in straight uniform courses. Joints nominal  3/8” concave tooled where exposed, struck flush where covered by another material other than paint and where concealed.

04400 - STONEWORK

Stonework fabricator/installer shall be a firm with a minimum of five (5) years successful experience in the fabrication and/or erection of granite and/or marble units of similar sizes, shapes and finishes as those required for this project. Products shall be selected by the Architect.

Granite shall comply with ASTM C-615 Architectural Grade; finishes shall be as indicated on the construction documents.

H-2-4

•	Interior stone pavers shall be 3 cm thick, honed finish. Set pavers in reinforced latex mortar bed and grout joints with colored grout. Granite steps shall be of a thickness equal to the riser height.

•

Exterior stone pavers shall be granite, 2” thick, flamed finish. Include granite curbs also. Set pavers in a 3 “ thick reinforced latex modified mortar setting bed with latex modified grout filled joints for areas without occupied spaces beneath them and on pedestals over plaza type insulation and liquid rubberized asphalt waterproofing for areas over occupied spaces.

All anchors shall be Type 304 stainless steel.

DIVISION 5 — METALS

05120 - STRUCTURAL STEEL

Steel fabrication and erection shall comply with the following guidelines:

•	AISC’s Code of Standard Practice for Steel Buildings and Bridges

•	AISC’s Load and Resistance Factor Design Specification for Structural Steel Buildings

•	AISC’s Specification for the Design of Steel Hollow Structural Sections

•	AISC’s Specification for Load and Resistance Factor Design of Single-Angle Members

•	RCSC’s Specification for Structural Joints Using ASTM A325 or A490 Bolts

1.	Camber structural-steel members where indicated on construction documents.

2.	Identify high-strength structural steel according to ASTM A/6 A6M and maintain markings until structural steel has been erected.

3.	Mark and match-mark materials for field assembly.

4.	Complete structural-steel assemblies, including welding before starting shop-priming.

5.	Clean and prepare steel surfaces that are to remain unpainted according to SSPC-SP 1 “Solvent Cleaning”.

Landlord will engage or cause contractor to engage independent agency to perform shop inspections and prepare test reports. The agency will also inspect field welds and high-strength bolted connections and issue reports of results.

Refer to Exhibit H-1 Project Description Section VIII. Structural Systems, D. Slab Design Load Criteria.

05310 - STEEL DECK

Composite floor deck shall be of type, material and dimension as indicated on the construction documents. Deck manufacturer shall certify that products furnished comply with requirements.

H-2-5

Steel deck shall be installed by an experienced installer who has completed steel deck installations similar in material, design and to the extent indicated for this project.

Fabricate panels to comply with “SDI Specifications and Commentary for Composite Steel Floor Deck”.

Deck panels and accessories will be installed accordingly to applicable specifications and commentary in SDI Publication No. 29, manufacturers written instructions and other requirements of construction documents.

Landlord will engage a qualified independent testing agency to perform field quality-control testing.

05500 - METAL FABRICATIONS

Miscellaneous metal shapes shall be fabricated of ASTM A572, grade 59 or ASTM A-36 steel.

Comply with requirements of AISC “Specifications for the Design, Fabrication and Erection of Structural Steel for Buildings” and AISC “Specifications for the Design of Cold Formed Steel Structural Members.”

External gratings over areaways shall be hot dipped galvanized after fabrication. Main and cross bars shall be rectangular, fully welded with plain traffic surface. Gratings over areaways adjacent to drives shall be designed for vehicular loading.

All exterior ferrous metal shall be galvanized or as otherwise specified.

Miscellaneous metal items to be provided include: Rough hardware, ladders, loose bearing and leveling plates, loose steel lintels, miscellaneous steel trim, supports for ceiling-hung toilet partitions, shelf angles and pipe bollards.

05521 - METAL EXIT STAIRS AND RAILINGS

Exit stairs shall be prefabricated metal pan type, constructed of steel plates, angles and channels filled with concrete.

Railings for exit stairs within building cores shall be pipe railings made with all necessary flush and welded fittings and angle fittings. Steel railings in parking areas and Truck Dock shall be galvanized steel pipe. Railings shall be smooth, flush with all projections and corners ground smooth.

Members shall be neatly coped and continuously welded or mechanically expanded at all junctions. Top rails shall run continuously over posts.

H-2-6

05700 - ORNAMENTAL METALS

Ornamental handrails and railings shall be painted or galvanized or stainless steel pipe ANSI Type 304. All welded joints shall be beveled, filled and ground smooth and satin finished.

DIVISION 6 — WOOD

06106 - ROUGH CARPENTRY

Wood for nailers, blocking, furring and sleepers shall be Construction Grade, finished 4 sides, 15 % maximum moisture content.

All blocking, nailers and cants required in connection with roofing, waterproofing and sheet metal shall be moisture proof preservative treated in accordance with AWPA AP-2.

Fire retardant treated lumber and plywood shall receive a dip, spray or pressure fire retardant treatment, ASTM E 84, Class A, in accordance with local code.

06400 - ARCHITECTURAL WOODWORK

Quality standard for fabrication shall be Architectural Woodwork Institute (AWI) Quality standard - Premium Grade.

Veneer matching shall be sequential book match, balanced, including doors.

Finish shall be transparent catalyzed lacquer AWI Finish System, Premium Grade.

Plastic laminate casework as required in back-of-house areas shall be NEMA LD-3, 0.050” thick horizontal grade; Custom Grade.

DIVISION 7 — THERMAL AND MOISTURE PROTECTION

07210 - BUILDING INSULATION

Vapor retards will be installed over the area of inside face of solid (non-glazed) exterior walls as indicated on the construction drawings. All seams and penetrations to be sealed with duct tape to form a continuous vapor retarder.

07560 - ROOFING

Roofing material/system at green roof areas and terraces to be fluid-applied membrane roofing system by Tremco, Carlisle, American Hydrotech or equal. Material to be single-component reinforced rubberized-asphalt membrane waterproofing; with compatible flashings, sheet metal and accessories for planting system.

H-2-7

07810 - SPRAYED-ON FIREPROOFING

Provide sprayed-on fireproofing on structural steel to meet required fire ratings. Fireproofing exposed to the exterior shall be cementitious. Refer to construction documents for specific fire ratings.

DIVISION 8 DOORS AND WINDOWS

08110 - STEEL DOORS AND FRAMES

Frames shall be steel fully welded type, 1- 1/2” width with mitered corners. Doors shall be full flush 1- 3/4” thick steel with steel internal reinforcing and with welded seams ground smooth. Doors and frames shall be reinforced for hardware. Exterior doors and frames shall be galvanized. Fire doors shall have U.L. labels.

Supports and Anchors: Fabricated of not less than 18 gauge galvanized sheet steel.

Inserts, Bolts and Fasteners: Manufacturer’s standard units, except hot-dip galvanized where built into exterior walls.

Steel type access doors and frames shall be provided in CMU, gypsum drywall, and veneer plaster partitions and ceilings for access to mechanical and electrical valves or controls.

Flush panel doors shall be provided in non public areas except toilet rooms. Access doors in toilet rooms shall be the recessed type which will allow wall tile to be adhered to or set into the frames, so that only a “slim trim” line appears at the perimeter of the door and the frame opening. Access doors in drywall and veneer plaster in public areas other than toilet rooms, shall also be of the recessed door type with “slim trim” frames.

Doors shall be constructed of steel with concealed continuous piano hinge. Access doors in rated partitions shall also be fire rated.

08210 - WOOD DOORS

Wood doors shall be 5-ply, solid, flush particleboard core AWI Premium Grade. Veneer shall match adjacent paneling; blueprint matched to adjacent paneling, transparent finished. Doors shall have extra blocking for applying hardware. Doors shall be prefit, premachined, and prefinished at the factory. Doors shall carry a lifetime warranty.

H-2-8

Wood anegre’ doors intended for doors within the core of MBR&M floors can be changed to MBR&M job standard door through a Tenant Change Request on/or before November 1, 2002.

08333 - OVERHEAD COILING DOORS

Provide overhead coiling doors at Truck Docks and parking entrances. Provide counterbalanced units for electrical operation with weather seals, wind locks and end locks to suit use and wind loading.

Controls for doors shall be remote at the Security Command Post.

Steel curtain with insulated flat-face slats. Galvanized G90 steel sheet, ANSFASTM A 446, Grade A, with 24 gauge steel hood; factory primed.

Design for a 30 psf wind load.

08470 - REVOLVING AND SWINGING ENTRANCE DOORS

Exterior entrance doors and sidelights shall be stainless steel. Finish shall be (Mirror Polish). Doors shall include all operating hardware with custom designed push/pull units.

Hardware: Manufacturer’s standard including offset pivots, surface mounted closers, stops electric locks tied into the security system, exit devices (where applicable), and standard push/pull units.

Revolving doors, as manufactured by Crane Fulview Co, 3000 Custom Series or equal shall be stainless steel with (Mirror Polish) finish. Fabrication shall be Class I, welded, polished and ground corners and welded reinforcing. Stainless steel shall be 18-8 Type 304 16 gauge minimum. Units shall be complete with clear, bent laminated glass enclosures, tempered glass wings, laminated float glass ceiling, custom designed hardware, weatherstripping, speed control and collapsing mechanism. Enclosure shall be recessed into stone floor.

08710 - FINISH HARDWARE

Provide finish hardware for all hollow metal, stainless and wood doors. All functions shall be based on Sargent but other manufacturers will be considered.

Unless otherwise specified individual component requirements are listed as a guideline, equivalent products may be selected by Owner.

• Hinges, butts and pivots:	Full-mortise, 5 knuckle ball-bearing type; Lawrence or equal manufacturer.

• Locksets and latchsets:	Heavy duty mortise type (commercial): Sargent 8200 Line Series or equal manufacturer. All with lever type knobs.

H-2-9

• Lock cylinders and keying:	Interchangeable-core pin tumbler lock cylinders and nickel silver keys. Keying schedule shall be determined by the Owner.

• Bolts and coordinators:	Ives; Best or equal manufacturer.

• Exit devices:	Von Duprin or equal manufacturer.

• Closers:	For low frequency doors: LCN 4030/4130 series; and for high frequency doors (fire labeled doors, toilet room doors, stair doors): LCN 4010/4110 series. All closers shall be concealed except in back of house areas where they shall be exposed.

• Floor closers:	Rixson or equal manufacturer.

• Overhead door holders:	Glynn-Johnson or equal manufacturer.

• Electromagnetic hold-open devices:	Sargent 1500 series or equal manufacturer.

• Door trim; kickplates; armor plate:	Brookline or equal manufacturer.

• Stops:	Ives or equal manufacturer.

• Thresholds:	Reese or equal manufacturer.

• Finish:	Mirror Stainless Steel

• Higgins to indicate building standard lever set selection for MBR&M review.

08920 - BUILDING ENCLOSURE SYSTEM (CURTAINWALL)

The system and its related component coordination is to be engineered and fabricated to meet the design and profiles shown on the Drawings and comply with the performance criteria specified.

Performance Criteria:

•	Thermal Movement

1.	Expansion and contraction relative to plus 70 degrees F. resulting from exterior surface range of minus 10 to plus 150 degrees F. and a building interior temperature range of plus 50 to 100 degrees F.

H-2-10

•	Air Infiltration

1.	Infiltration averaged over frontal area of the work shall not exceed 0.06 cfm/sf when the work is subject to 6.25 psf positive pressure and tested in accordance with ASTM E283.

•	Water Penetration

1.	Water penetration is defined as any water exclusive of condensation that appears on the interior side of the Work.

2.	Any water that enters the Curtain Wall shall be controlled within the Curtain Wall and drained through its exterior surface.

3.	Penetration shall not occur when the completed Curtain Wall is subjected to the following inward pressures acting normal to any surface when exposed to a water discharge rate of five gallons of water per hour per square foot of frontal area and tested in accordance with the appropriate referenced specification.

25 psf static pressure for 15 minutes: ASTM E331

25 psf dynamic pressure for 15 minutes: AAMA 501.1

•	Load Requirements:

• Dead loads shall be accounted for.

• Wind Loads:	In accordance with the requirements of the Chicago Building Code Wind tunnel results will dictate final wind requirements and will govern if higher than the minimum code standards.

Design verification testing of a suitably sized mock-up in a nationally recognized testing laboratory, for compliance with air, water, thermal and structural performance.

Field water test by an independent testing laboratory; AAMA 501.2.

H-2-11

DIVISION 9 — FINISHES

09260 - GYPSUM DRYWALL ASSEMBLIES

Gypsum board systems shall be provided for the following areas:

•	Partitions for walls in core areas.

•	Suspended for Toilet Room ceilings/soffits

•	Furring at concrete block partitions.

Gypsum board shall comply with the Gypsum Association GA-216 standard. Metal supports shall conform to ASTM C-754. Ceiling support components for suspended drywall ceilings shall conform to ASTM C-754.

Typical framing members shall be 25 gauge, 3- 5/8” electro-galvanized steel metal studs installed at 16 inches o.c. Typical demising wall framing shall consist of 20 gauge, 3- 5/8” electrogalvanized steel metal studs installed at 16 inches o.c. Deflection criteria shall be based on L/240 for partitions, L/360 for ceilings and soffits. Furring members shall be 25 gauge electro-galvanized steel.

Gypsum board shall be  5/8” thick throughout and shall be USG Sheetrock types. Gypsum board in Toilet Rooms penetrated by plumbing pipes shall be USG W/R Board. Fire rated board shall be USG Fire code “C”. Long edges shall be tapered and beveled. Maximum size sheets shall be used.

Trim shall be metal, knurled, perforated and beaded for concealment. Joint treatment materials shall conform to ASTM C-475 and shall consist of perforated joint tapes and two (2) types of joint compound, one for bedding tapes and one for taping and sanding.

Sound rated partitions shall be provided with blanket insulation. All corridor walls at toilets shall be sound rated.

Systems and accessories shall be as manufactured by United States Gypsum Company or equal.

09263 - DRYWALL SHAFTWALL ASSEMBLIES

Drywall shaft system shall be provided around elevator shafts and mechanical equipment shafts. Shaft system shall include 1” thick gypsum coreboard inserted between C-H shape, galvanized steel studs, with room side finish of two layers of  5/8” gypsum board, taped and finished for painting. Shaft system shall have the required fire resistance rating as tested and listed by U.L.

System and components shall be as manufactured by United States Gypsum Company or equal manufacturer.

H-2-12

09300 - TILE

Toilet Room floors and walls shall be surfaced with ceramic tile. Tile on toilet room walls shall be door height.

Ceramic tile materials shall conform to ANSI Standard A108.1. Installation methods shall conform to the Tile Council of America, Inc. standards.

Toilet room design concept review. Refer to MBR&M toilet room scheme as prepared by Powell Kleinshmidt dated 9/12/02 and GS toilet room scheme dated 9/13/02

09500 - RESILIENT FLOORING AND BASES

Resilient flooring in “back of house” areas and Service Elevator cabs shall be vinyl composition tile (VCT), 12” x 12” x  1/8” thick, conforming to ASTM F1066, Class 2.

Vinyl reducing strips shall be provided at resilient flooring terminations onto concrete floors and metal edging where tile abuts other flooring materials.

Vinyl base shall be  1/8” gauge 2- 1/2” high cove. Provide bullnose type in resilient flooring areas and straight in carpeted areas. Base shall have matching stops and pre-formed corners.

09910 - PAINTING

Provide painting and surface preparation for interior and exterior wall surfaces. Unless otherwise specified all surfaces shall receive three coats of paint.

Exterior paint systems as follows or equals by other manufacturers:

•	Concrete and Portland Cement Plaster: Acrylic latex, 2 coats. Moore: Moore’s Flat Exterior Latex Masonry & House Paint #105

•	Concrete Masonry Units: Block filler and acrylic latex, 2 coats. Moore: Moorcraft Block Filler #145 and P & L: Vapex Latex Flat House Paint

•	Ferrous Metal; Regular Finish: Primer and Lusterless Alkyd Enamel, 2 coats: Moore: Ironclad Retardo Rust-Inhibitive Paint #163 and Moore’s PentaFlex Flat House Paint #114

•	Galvanized Metal; Regular Finish: Alkyd Primer and alkyd finish, 2 coats: Moore: Ironclad Galvanized Metal Latex Primer #155 and Moore: Impervo High Gloss Enamel #133

•	Ferrous and Galvanized Metal; Urethane Finish: Epoxy Primer and Urethane Finish, 2 coats: Tnemec: 66 Color Hi-Build Epoxoline Primer and 73 Color Endura-Shield finish

H-2-13

Interior paint systems as follows or equals by other manufacturers:

•	Regular Concrete: Latex Primer; Semi-gloss alkyd enamel, 2 coats. Moore: Regal Wall Satin #215

•	Regular Concrete Masonry Units: Filler, Undercoat and semi-gloss alkyd, 2 coats. Moore: Moorecraft Block Filler #145, Moore’s Alkyd Enamel Underbody #217 and Moore: Moore’s Satin Impervo Enamel #235

•	Epoxy Coated Concrete Masonry Units: Filler; epoxy, 2 coats. Moore: Moorecraft Block Filler and Iron-Clad Tile Like Enamel

•	Drywall: Latex primer; Eggshell finish, 2 coats. Moore: 252 Moorcraft Vinyl Latex Primer Sealer and 242 Moorcraft Alkyd Eggshell

•	Ferrous Metal: Alkyd metal primer; alkyd enamel (semi-gloss), 2 coats. Moore: Ironclad Retardo Rust-Inhibitive Paint #163, Moore’s Alkyd Enamel Underbody #217 and Moore’s Satin Impervo Enamel #235

•

Galvanized Metal: Zinc chromate primer; alkyd enamel (semi-gloss), 2 coats. Moore: Ironclad Galvanized Metal Latex Primer #155, Moore’s Alkyd Enamel Underbody #217 and Moore’s Satin Impervo Enamel #235

DIVISION 10 — SPECIALTIES

10150 - CUBICLES & COMPARTMENTS

Baked enamel finished metal ceiling hung type toilet partitions shall be provided. Urinal screens shall be wall mounted. Hardware shall be chrome plated brass. Steel for baked enamel finish shall be ASTM A591, Class C, galvanized and bonderized.

Custom colors shall be selected by the Architect.

Partitions shall be manufactured by Accurate Partitions, Sanymetal Products, or Global Steel Products Corp.

10210 - WALL LOUVERS

Extruded Aluminum Type: For mechanical fan rooms, exterior wall louvers shall be extruded aluminum, minimum 0.081 “ thick, with 3-coat “Kynar 500” fluorocarbon paint “PPG Duranar” finish custom color as selected by the Architect. Louvers shall be horizontal, drainable blade type designed to collect and drain water to exterior at sill and shall be continuous with concealed support behind louver blades. Louvers shall be complete with aluminum mesh bird screens.

H-2-14

Galvanized Steel Type: Wall louvers at below grade applications shall be 16 gauge galvanized steel with bird screens. Finish shall be manufacturer’s standard baked enamel.

Inactive portions of louvers shall be provided with metal-faced insulated blank-off panels.

Louvers shall be manufactured by Construction Specialties or Airolite Co. or equal by other manufacturer.

10400 - DIRECTORIES

Provide custom designed electronic directory for Lobby.

10523 - FIRE EXTINGUISHER & CABINETS

Fire extinguisher and hose cabinets as required by local fire department regulations.

For “back of house” areas, provide fire extinguisher and hose cabinets with recessed mounting and reveal trim. Provide painted steel trim with glass doors. For Lobby, and Public Assembly Areas, provide recessed types with full glass doors. For Parking Areas provide surface mounted boxes with partial glass doors.

10810 - TOILET ACCESSORIES

Toilet accessories shall be ANSI 304 stainless steel with brushed #4 finish, 22 gauge minimum. Fully recessed, frameless accessories shall include paper towel dispensers, waste receptacles, sanitary napkin dispensers, sanitary napkin disposal units. Exposed units shall include double roll toilet tissue dispensers, grab bars, deck-mounted soap dispensers.

Mirrors in Toilet Rooms shall be frameless  1/4” thick, Type 1, Class 1, Quality q2 conforming to ASTM C-1036.

Mirrors above lavatories shall be full-length units without joints.

DIVISION 11 — EQUIPMENT

11690 - PARKING CONTROL DEVICES

Parking control equipment shall include vehicular control gates, vehicle detectors, security gate operator, card control units and vehicle barrier device. The project shall engage an experienced installer who is an authorized representative of the parking control equipment manufacturer for both installation and maintenance of the type of units required for this project. The system shall utilize a self-contained gate operator and secondary crash barrier at the vehicle entrances. All vehicle entrances to have secured overhead perimeter doors. Vehicle detection loops shall be used to activate certain functions and provide safety detection for the vehicle barriers.

H-2-15

Manufacturer: Automatic Parking Devices, Inc. or equal manufacturer.

11710 - LOADING DOCK EQUIPMENT

Dock levelers shall be standard type with recessed hinged lip, which compensates for differences in height between truck bed and loading platform, with a mechanical system of spring-operated raising and walk-down lowering of unloaded ramp. Levelers shall have a rated capacity of 25,000 lbs., with a 80” x 63” platform and manufacturer’s standard safety devices consisting of toe guards, cross traffic support, free-fall protection, maintenance strut and truck restraining device.

The dock levelor shall comply with the current ANSI MH14.1 standards for dock equipment. The levelor shall compensate for the differences in height between varying truck bed and the loading platform. The levelor shall be constructed with a steel frame and have a baked enamel finish. All toe guards shall be yellow to comply with ANSI Z53.1

Laminated Tread Bumpers: Fabricated of multiple plies cut from fabric-reinforced rubber truck tires,  3/4 inch diameter steel support rods,  1/4 inch thick steel closures, thickness of tread plies, 6 inches.

Anchorage Devices: The following are galvanized or cadmium-plated: anchor bolts, nuts, washers, sleeves, cast-in-place and other anchorage devices required for a complete installation.

Manufacturer: Kelley Company, Inc. or Rite-Hite or equal manufacturer.

11720 - WASTE HANDLING EQUIPMENT

One (1) dry refuse compactor and one (1) “wet” refuse compactor will be provided.

Packaged waste compactor unit complying with applicable standards: ANSI Z245.1. Safety Requirements for Refuse Collection and Compaction Equipment and ANSI Z245.3. Safety Requirements for the Stability of Refuse Bins; Compackager, Inc.

The stationary horizontal dry refuse unit will be a minimum of 2.5 cu.yd. capacity; 10 hp, 52 second cycle unit capable of processing up to 125 cu. yd. per hour capacity. A remote key lock start and access door interlock will be provided.

The dedicated kitchen ‘wet’ compactor will be coordinated with the food services and installed in the dedicated birth within the loading area operator.

Manufacturer: McClain Industries or Marathon Equipment or equal manufacturer.

H-2-16

11800 - SPECIALTY EQUIPMENT WINDOW CLEANING SYSTEM

Removable davit arms will be utilized at the bustle roof with mobile hinge type sockets. Anchor bolt and base plates will be cast into the roof structures. Steel safety tie-backs shall be provided. The track assembly shall be a galvanized steel roof mounted system.

Manufacturers: Spider Staging Corporation or Swing Stage, Inc. or equal manufacturer.

DIVISION 12 — FURNISHINGS

12490 - WINDOW TREATMENTS

Will be specified by Landlord but purchased and installed as part of the Tenant Improvements.

Blinds will be brushed aluminum, 1” slat with tilting and lifting mechanism. Manufactured by Levelor, Hunter Douglas, Kirsch, Louver Drape or equal.

Fully raised blinds to be completely recessed above ceiling plane in curtain wall blind pocket.

DIVISION 14 — CONVEYING SYSTEMS

The building will be served by a total of twenty-eight (28) passenger cars configured in four groups as follows:

1) Low-Rise Group	5 cabs
2) Low-Mid Rise Group	7 cabs
3) High-Mid Rise Group	7 cabs
4) High-Rise Group	9 cabs

Additionally, two (2) service/freight elevators will serve all levels of the project, one (1) service elevator will be included with stops at loading dock and level 2 only, two (2) shuttle elevators with stops only at the two (2) lower level parking levels and the parking vestibule at the lobby level, and one (1) shuttle elevator which stops at lobby and levels 2 and 3 only will also be included.

CAPACITIES AND SPEEDS OF ELEVATORS SERVING GOLDMAN-SACHS PREMISES ARE AS FOLLOWS:

A.	LOW-RISE PASSENGER ELEVATORS

Elevator Nos.	Capacity (Lbs.)	Speed (FPM)	Stops	Openings	Floors Served	Travel (App’x.)
1-5	4000	500	8	8 In-Line	1, 4-10	140’

H-2-17

SUPERVISORY CONTROL:	FUZZY LOGIC

ARTIFICIAL INTELLIGENCE

OPERATIONAL CONTROL:	MICROPROCESSOR BASED SELECTIVE COLLECTIVE

MOTOR CONTROL:	DIGITALLY CONTROLLED AC VARIABLE FREQUENCY WITH DIGITAL CLOSED LOOP FEEDBACK

POWER CHARACTERISTICS:	480 VOLTS, 3 PHASE, 60 HZ

PLATFORM SIZE:	4000 LB. @ 8’-0” WIDE X 6’-2” DEEP

MINIMUM INSIDE SHELL SIZE:	4000 LB. @ @7’-10” WIDE X 5’-4” DEEP

ENTRANCE SIZE:	4000 LB. @ 4’-0” WIDE X 8’-0” HIGH

ENTRANCE TYPE:	SINGLE SPEED, CENTER OPENING

DOOR OPERATION:	HIGH-SPEED, HEAVY DUTY (MINIMUM OPENING SPEED 2- 1/2 F.P.S.) WITH DIGITAL CLOSED LOOP CONTROL, DIFFERENTIAL DOOR TIMING, REDUCED SPEED NUDGING AND HEAVY DOOR FEATURE

DOOR PROTECTION:	INFRARED SCREEN DEVICE

MACHINE:	GEARLESS OVERHEAD

H-2-18

SAFETY:	TYPE B FLEXIBLE GUIDE CLAMP

GUIDE RAILS:	PLANED STEEL TEES

BUFFERS:	REDUCED-STROKE, WITH SHUTDOWN SWITCH

COMPENSATION:	WHISPERFLEX WITH PIT GUIDE

CAR ENCLOSURE:	CAR CANOPY HEIGHT 10’-0” STEEL SHELL WITH CUSTOM SWING FRONT RETURNS

FIXTURES:	MANUFACTURER’S STANDARD WITH LED ILLUMINATION DUAL HALL PUSHBUTTTON RISERS DUAL CAR OPERATING PANELS

POSITION INDICATOR:	SEGMENTED VACUUM FLUORESCENT OR LED WITH DIRECTION ARROWS LOBBY CONTROL PANEL FIREFIGHTERS’ CONTROL PANEL

HALL LANTERNS:	PREDICTIVE AT ALL FLOORS WITH ADJUSTABLE ELECTRONIC TONE

COMMUNICATION SYSTEM:	INTERCOM WITH ADA COMPLIANT OPERATION

H-2-19

OTHER REQUIREMENTS:	6” CAR AND 3” COUNTERWEIGHT ROLLER GUIDES

STANDBY POWER OPERATION

SWING FRONT RETURN PANELS

TOP HOISTWAY ACCESS SWITCHES

DOOR UNLOCKING DEVICE AT ALL FLOORS

INDEPENDENT SERVICE OPERATION

PLATFORM ISOLATION LOAD-WEIGHING DEVICE LOBBY CRT AND WIRING

FIREFIGHTERS’ CONTROL PANEL AND WIRING

CONCEALED FASTENERS FOR SIGNAL FIXTURE FACEPLATES

ONE YEAR WARRANTY AND FULL MAINTENANCE WITH 24 HOUR CALLBACK SERVICE

FIREFIGHTERS’ TELEPHONE JACK

EMERGENCY PAGING SPEAKER INSTALLATION

H-2-20

MACHINE, POWER CONVERSION UNIT, AND CONTROLLER SOUND ISOLATION

REMOTE MONITORING SYSTEM

INTERACTIVE MANAGEMENT SYSTEM

CARD READER INTERFACE PROVISIONS

BATTERY BACKED EMERGENCY CAR LIGHTING WITH ACTIVATION BUTTON IN CAR SERVICE CABINET

ALL SIGNAGE ENGRAVED WITH BLACK ENAMEL FILL

NO VISIBLE COMPANY NAME OR LOGO

AS-BUILT DRAWINGS, WIRING DIAGRAMS, OPERATING INSTRUCTIONS, AND PARTS ORDERING INFORMATION

B. SERVICE ELEVATORS

NUMBER:	ELEVATORS NOS. 29, 30

CAPACITY:	NO. 29: 6,500 LBS. NO. 30: 4,500 LBS. CLASS C-1 LOADING

SPEED:	1000 F.P.M.

ROPING:	1:1

H-2-21

SUPERVISORY CONTROL:	TWO-CAR GROUP AUTOMATIC SYSTEM WITH ETA-BASED ALGORITHMIC DISPATCHING AND ATTENDANT FEATURE

OPERATIONAL CONTROL:	MICROPROCESSOR BASED SELECTIVE COLLECTIVE

MOTOR CONTROL:	DIGITALLY CONTROLLED AC VARIABLE FREQUENCY WITH DIGITAL CLOSED LOOP FEEDBACK

POWER CHARACTERISTICS:	480 VOLTS, 3 PHASE, 60 HZ

STOPS:	NO. 29: 50

NO. 30: 48

OPENINGS:	NO. 29: 50 IN-LINE
NO. 30:48 IN-LINE

FLOORS SERVED:	NO. 29: 2B, 1B, 1-48
NO. 30: B, 1-47

TRAVEL:	NO. 29:715’ +/
NO. 30: 687’ +/

PLATFORM SIZE:	NO. 29:6’-2” WIDE X 10’ 8” DEEP

NO. 30: 6’-2” WIDE X 8’-8” DEEP

MINIMUM INSIDE:	NO. 29: 6’-0” WIDE X 10’ 0” DEEP

SHELL SIZE:	NO. 30: 6’-0” WIDE X 8’ 0” DEEP

ENTRANCE SIZE:	NO. 29: 4’-6” WIDE X 8’-0” HIGH

H-2-22

NO. 30:4’-0” WIDE X 8’-0” HIGH

ENTRANCE TYPE:	TWO SPEED, SIDE OPENING

DOOR OPERATION:	HIGH-SPEED, HEAVY DUTY (MINIMUM OPENING SPEED 2- 1/2 F.P.S.) WITH DIGITAL CLOSED LOOP CONTROL, DIFFERENTIAL DOOR TIMING AND REDUCED SPEED NUDGING

DOOR PROTECTION:	INFRARED SCREEN DEVICE

MACHINE:	NO. 29: GEARLESS ADJACENT @ 48 NO. 30: GEARLESS OVERHEAD

SAFETY:	TYPE B FLEXIBLE GUIDE CLAMP

GUIDE RAILS:	PLANED STEEL TEES

BUFFERS:	REDUCED-STROKE, WITH SHUTDOWN SWITCH

COMPENSATION:	WIRE ROPE

CAR ENCLOSURE:	CAR CANOPY HEIGHT 10’-0” RIDGIDIZED STEEL SHELL

FIXTURES:	VANDAL RESISTANT WITH LED ILLUMINATION SINGLE HALL PUSHBUTTTON RISER SINGLE CAR OPERATING PANEL

H-2-23

POSITION INDICATOR:	VANDAL RESISTANT LED WITH DIRECTION ARROWS IN CAR

LOBBY CONTROL PANEL

FIREFIGHTERS’ CONTROL PANEL

CAR LANTERNS:	IN BOTH DOOR JAMBS WITH ADJUSTABLE ELECTRONIC TONE

ANNUNCIATOR PANEL:	FOR ATTENDANT OPERATION

COMMUNICATION SYSTEM:	INTERCOM WITH ADA COMPLIANT OPERATION

OTHER REQUIREMENTS:	CAR AND COUNTERWEIGHT ROLLER GUIDES

STANDBY POWER OPERATION

TOP AND BOTTOM HOISTWAY ACCESS SWITCH (NO. 30 ONLY)

DOOR UNLOCKING DEVICE AT ALL FLOORS

INDEPENDENT SERVICE OPERATION

ATTENDANT OPERATION

LOBBY CRT AND WIRING

H-2-24

FIREFIGHTERS’ CONTROL PANEL AND WIRING

TAMPER PROOF FASTENERS FOR SIGNAL FIXTURE FACEPLATES

ONE YEAR WARRANTY AND FULL MAINTENANCE WITH 24 HOUR CALLBACK SERVICE

FIREFIGHTERS’ TELEPHONE JACK

EMERGENCY PAGING SPEAKER INSTALLATION

MACHINE, POWER CONVERSION UNIT, AND CONTROLLER SOUND ISOLATION

REMOTE MONITORING SYSTEM

INTERACTIVE MANAGEMENT SYSTEM

CARD READER INTERFACE PROVISIONS

BATTERY BACKED EMERGENCY CAR LIGHTING WITH ACTIVATION BUTTON IN CAR SERVICE CABINET

ALL SIGNAGE ENGRAVED WITH BLACK ENAMEL FILL

NO VISIBLE COMPANY NAME OR LOGO

H-2-25

AS-BUILT DRAWINGS, WIRING DIAGRAMS, OPERATING INSTRUCTIONS, AND PARTS ORDERING INFORMATION

PERFORMANCE:

Based upon equipment configuration and anticipated population, elevator performance rating will be excellent with average interval of 28 seconds and a handling capacity of 14% of the anticipated population.

Vertical and Horizontal Movement of the passenger elevators should not exceed a value of 12 milli(g)s peak to peak.

PASSENGER CAB FINISHES:

Cab Walls:	Back-painted glass

Floors:	Stone/Ceiling:	Wood panels

Concept to be presented for MBR&M review.

ADDITIONAL FEATURES:

Controls will accommodate security devices such as card readers and cameras. Cameras, etc. are not included in base building scope.

H-2-26

SECTION 15 - MECHANICAL

PART 1- HVAC

1.1	CODES AND STANDARDS

As a minimum, the design of the HVAC System should meet applicable sections of the following codes and standards; based upon the current published versions, and based upon usable square footage calculation, unless noted otherwise.

A.	Chicago Building Code.

B.	Latest issue of American Society of Heating, Refrigeration and Air Conditioning Engineers (ASHRAE) Handbooks on “Fundamentals” and “Systems”.

C.	ASHRAE Energy Standard 90-80.

D.	National Fire Protection Association (NFPA).

E.	Underwriters Laboratories (UL).

F.	Sheet Metal and Air Conditioning Contractors National Association (SMACNA).

G.	National Electrical Manufacturer’s Association (NEMA).

H.	American Society for Testing and Materials (ASTM).

1.2	DESIGN CRITERIA

A.	Outdoor Conditions:

Winter: [99% ASHRAE Design] -10ºF.

Summer: [1% ASHRAE Design] 95ºF. DB 76ºF. WB

Note: Cooling tower selections shall be based on [1% ASHRAE Design] 78ºF. WB.

B.	Indoor Conditions:

	Temperature		Humidity
Room/Area	Summer	Winter	Summer	Winter
Occupied Areas	74ºF.	72ºF.	50%	—
Trading Floors	72º	72º
Lobby	76ºF	70ºF.	50%	—
Elevator Equipment	80ºF.	65ºF.	—	—
Rooms
Telephone Equipment	80ºF.	65ºF.	—	—
Rooms
Parking	Vent’1.	Per Code	—	—
Mechanical Room	Vent’1.	65ºF.

H-2-27

Note: The base building mechanical cooling provisions for the Goldman Sachs area mezzanine thru 9th floor have been based upon the JBB HVAC design guideline and supplemental cooling load documents dated July 16, 2002. The base building basis of design for the trading floor 5, 6, and 7 is described in an attachment to this document.

C.	Ventilation: The outdoor air supply will exceed, by approximately 10%, the exhaust air requirements from the conditioned areas. This will include toilet exhaust, local transformer room exhaust and kitchen exhaust air. In occupied areas, the greater of 0.20 CFM/sq. ft. or 20 CFM/person of outdoor air will be supplied as long as occupancy does not exceed 1 person per 100 sq. ft. of useable area. Outside air intakes will not be accessible from the ground. All intakes located not less than 100 feet above street level, except those serving parking and retail spaces.

D.	Minimum Supply Air Circulation:

1.	General Office: 0.6 CFM/sq. ft.

2.	Garage: .75 CFM/sq. ft. or as required by Code.

3.	Toilets: 1.0 CFM/sq. ft. supply; 1.0 CFM/sq. ft. transfer air.

E.	Minimum Exhaust:

1.	Toilets and Janitors Closets: 2.0 CFM/sq. ft.

2.	Mechanical Rooms: 1.5 CFM/sq. ft.

3.	Electric Vaults: 3 CFM/KVA

4.	Garage: 1.0 CFM/sq. ft. or as required by Code.

5.	Garage & Loading Dock: 1 CFM/sq. ft.

F.	Building Envelope - Thermal Characteristics:

1.	Opaque walls maximum U-Factor: 0.08 BTU/gross sq. ft./hr./°F

2.	Roof maximum U-Factor: 0.09 BTU/gross sq. ft./hr./°F

3.	Vision glass maximum U = 0.30 BTU/gross sq. ft./hr./°F

4.	Ground floor maximum U =1.13 BTU/gross sq. ft./hr/ºF

G.	Internal Heat Gain:

Total lighting and power watts per usable square foot heat gain to space.

	Power	Lighting
Mezzanine, 32, 33 & 47	3w/sq. ft.	3w/sq. ft.
Floors 5,6,7	6w/sq. ft.	2w/sq. ft.
Floors 4, 8 thru 31, 34-46	3w/sq. ft.	1.5w/sq. ft

H.	Sleeves and/or openings through the core shear walls shall be provided for tenant to distribute tenants services from their core location to the hung ceiling plenum of each floor. Services to be extended by tenant include: chilled water, condenser water, toilet exhaust, normal and emergency electrical services, security, telecom and fire alarm.

H-2-28

1.3	SYSTEM DESCRIPTION

A.

Chilled Water: A central refrigeration plant will be provided in the 22nd floor mechanical room. Chillers will be provided to accommodate the buildings total ventilation and air conditioning cooling load. This plant will serve the base building air handling units located on the 4th, 22 nd and 48th floors. The plant will consist of three (3) 1550 ton chillers and one (1) 775 ton electric drive centrifugal chiller to provide max. flexibility and operating efficiency. The chilled water system will be filled with 20% glycol for freeze protection. Chiller manufacturers shall be either Carrier, Trane or York.

B.	Condenser Water:

The cooling tower that will support the base building chillers and tenant condenser water requirements will be located on the 48th floor mechanical area. Tower design is based on 78º W.B.O.A.T. & 85ºF., LWT & 100ºF EWT with a total capacity of approximately 6400 tons. Cooling towers will provide condenser water for supplemental cooling. Two of the tower cells shall be winterized for year round use to satisfy the 365 day requirement. The following has been allocated for tenant use:

Floors	Tons	GPM	Conn Size	Location
4-8	300	600	6”	4th floor
11-17	100	200	4”	22nd floor
32-45	200	400	6”	34th floor

In the remainder of the floors 2- 1/2” valved and capped tees will be provided for additional spec tenant spaces including floors 32, 33 and 35 through 47. Approximately 400 tons are available for this use. Cooling tower manufacturers shall be either Evapco, Marley or Bac.

Each tenant is responsible to pump their portion of the condenser water load. The condenser water system shall be treated and filtered in accordance with ASHRAE standard as well as good engineering practice. Copies of the water treatment performance reports shall be available for tenant information and use. Landlord shall provide a riser location in the core for tenants use as a condenser water riser shaft.

C.	Heating Systems:

This is an all electric building with an electric resistant type heating.

1.	Floors Mezzanine thru 7, 32-33 and 47 floor will be heated by electric baseboard radiation located around the exterior curtain wall. Radiation provided under electrical section.

2.	The exterior curtainwall on floors 8 thru 31 and 34 thru 46 will be heated by fan powered VAV terminal units with electric resistant heat. All boxes are part of tenant fitout.

H-2-29

3.	Electric resistance heat will be provided at each air handling units intake air plenums.

4.	Electric infrared heaters at loading docks and garage entrance ramp and other areas will be provided as required. Infrared heaters provided under Electrical.

5.	Condenser and make-up water piping exposed to outdoor temperature will be electrically traced and wrapped. Heat tracing provided under Electrical.

6.	Unit heaters will be provided in plenum spaces above unheated areas.

D.	Air Conditioning:

1.	Typical Floors:

a.	Multiple central built-up supply systems will be provided in the following floor mechanical rooms to serve the specified typical floor offices.

Floor	Floors Served
4th	Mezz. – 9th
22nd	10th – 35 th
48th	36th – 47 th

System shall be capable of supplying 100% outside air ventilation. Each system will be equipped with 2” throw-away pre-filters and 85% efficiency after filters, chilled water coils, (individually supported) drip pans, vane axial fans with VFD’s or variable pitch in motion blades, fan inlet and discharge acoustic static regain sound traps, tight shut-off motorized maximum and minimum outdoor air intake dampers, sound traps, 4” thick double wall acoustically lined apparatus housing with Tedlar type liner on the 4th floor units, access doors, chilled water control valves, industrial discharge damper, fan mounting and service platform controls, etc. The 4th floor fan system shall have the future capability of being equipped with a high efficiency filtration system including charcoal based or Hepa type filtration or equal type filtration with a maximum pressure drop of 1.5” S.P. Goldman Sachs shall have the ability to request Landlord switch to the more efficient filters at a future date. Electric unit heaters in the mixed air plenum will provide morning warm-up.

Conditioned air shall be supplied to the demised premises at not less than 0.6 cfm/usf at not less than 0.5 inches static pressure at the inlet to the remote FPB in the system at no greater than 48 degrees F. The fresh air component shall not be less than that required to meet ASHRAE 62-1989 or 0.2 cfm/usf, whichever is greater. All supply air shall have been filtered to not less than 85% as set forth by the ASHRAE standard for filter effectiveness.

b. Multiple associated built-up relief systems will be provided in mechanical room to serve all typical floor offices. Each system will be equipped with vane axial fan with VFD’s or variable pitch in motion blades, fan inlet and discharge sound traps, tight shut-off motorized return exhaust dampers, sound traps, 2” thick acoustically lined double wall apparatus housing, access doors, industrial discharge dampers, fan mounting and controls, etc.

H-2-30

Ceiling space will be utilized as plenum return. Dedicated shafts will be used for return air.

2.	Ground Floor Lobby and Public Area:

a.	Two factory package units will be provided on fourth floor to serve lobby and public areas. Unit will include electric preheat coils, chilled water coil, tight shut-off motorized air intake dampers, space pressure sensor, controls, etc.

b.	Associated exhaust/recirculation fan including exhaust damper, recirculating damper, controls, etc.

E.	Ventilating Systems:

1.	Cooling systems will be provided for elevator machine rooms and telephone equipment rooms as required to maintain space temperature.

2.	Ventilation systems) will be provided for mechanical rooms, electrical rooms, transformer rooms, emergency generator room, etc. as required.

3.	Ventilating systems will be provided for basement and 1st floor garage with supply fans, motors, motorized discharge dampers and associated exhaust fans with motorized discharge dampers.

F.	Exhaust Systems:

1.	Exhaust systems will be provided for public toilets, janitors’ closets, etc. Toilet exhaust shall be at the rate of 2 cfm/sq. ft. with supply air at a rate of 1 cfm/sq. ft.

2.	Kitchen exhaust welded black iron risers with access doors shall be provided from floor listed up to exhaust fan mechanical room located on the 48th floor.

a.	Mezzanine thru 48th floor.	38”x 46”
b.	8th thru 48th floor	38”x32”
c.	32nd thru 48th floor	38”x32”
d.	47th thru 48th floor	as required through future roof penetration by tenant.

Kitchen exhaust fans, connecting and discharge ductwork, electric power, controls, etc., shall be provided by tenant. Landlord to provide a single horizontal west sheer wall opening on each of the 32nd and 33rd floors to accommodate tenant kitchen exhaust of 32” x 38” or less.

3.	Exhaust systems will be provided for loading dock as required.

4.	Exhaust pipe for diesel emergency generator will be provided including supports, piping, etc., and installation of muffler.

5.	Mail receiving (Messenger Center) area shall have a separate dedicated exhaust.

H-2-31

6.	The exhaust systems for the retail space messenger center and other non-office lower level functions below the 4th floor shall be separate from the office tower exhaust system.

G.	Refrigerant Vent System:

1.	One (1) 4” common refrigerant vent riser will be provided from mezzanine floor to roof for future tenant equipment connections.

H.	Duct Distribution System:

1.	Maximum Air Velocity Criteria:

a.	Low Pressure Supply/Exhaust Duct:	1,500 fpm
b.	Medium Pressure Supply Duct:	2,500 fpm
c.	Supply Air Risers:	3,000 fpm
d.	Return Air Shaft:	1,500 fpm
e.	Cooling Coil:	550 fpm
f.	Filters:	500 fpm

2.	Typical Office Floor:

a.	The office floors will be supplied with a medium – pressure low temperature loop system. The cooling capacity is based upon the design criteria stated in Section 1.2.

b.	All ductwork construction will be based on SMACNA standards, medium and low pressure type, sealed.

c.	Fire dampers are to be provided consistent with code requirement minimum standards on all floors.

d.	An atrium smoke control system will be provided for the tenant on floors 10 through 20 controlled by the building BAS and Life Safety System.

e.	The automation system will be DDC-controlled.

3.	Lobby and Public Areas:

a.	Similar to typical office floor except system distribution will be constant volume type.

b.	Air supply and return devices will be linear bar grilles with finish compatible with lobby materials.

H-2-32

4.	Messenger Center:

a.	A separate constant volume type exhaust system will be provided.

I.	Piping Distribution System:

1.	Condenser Water System:

a.	See Section 1.3 (B) for tenant connection requirements.

b.	Refrigeration machines and pumps will be arranged for parallel machine operation.

c.	Condenser Water Pipe Sizing Criteria: Maximum velocity for piping:

8” diameter and larger: 10 ft/sec

4” diameter through 6” diameter: 6 ft/sec

2  1 /2” diameter through 3” diameter: 4 ft/sec

2” diameter and smaller: 2.5 ft/sec

d.	Gauges, thermometers, gauge cocks, thermowell and other instruments will be provided for each piece of equipment for operation, maintenance and balancing purposes.

2.	Chilled Water System:

a.	Refrigeration machines and pumps will be arranged for parallel machine operation.

b.	Chilled water pipe sizing criteria will be the same as condenser water system.

c.	Gauges, thermometers, gauge cocks, thermowell and other instruments for each piece of equipment for operation, maintenance and balancing purposes. Pete’s plugs will be provided at each cooling coil.

d.	Chilled Water Temperature Range:

Supply:	38ºF
Return:	56ºF

J.	Fuel Oil Systems:

1.	No. 2 fuel oil system will be provided for emergency generator including a 500 gallon day tank. Fuel riser space will be provided for future Goldman Sachs generators on the bustle roof. In accordance with the lease, adequate parking space and drive aisle area has been dedicated for the future construction of a fuel tank room required to serve the future Goldman Sachs generators on the bustle roof.

H-2-33

1.4	MATERIAL AND EQUIPMENT

A.	Black Steel Pipe and Fittings:

1.	All pipe for the following services shall be black steel with black cast iron screwed fittings (for 2” and smaller) and long pattern seamless or butt welded fittings (for 2- 1/2” and larger).

•	Condenser Water Schedule 40

•	Chilled Water Schedule 40

•	Gas

•	Safety and Relief Valve Vent and Drain Schedule 40

•	Emergency Generator Exhaust Piping

•	Fuel Oil System Piping Schedule 80

B.	Copper Tubing and Fittings:

1.	All pipe for the following services shall be hard tempered seamless copper tubing with wrought sweat type (for 2- 1/2” and smaller) and cast brass (for 3” and larger).

•	Water Supply, Fill and Make-up Connections from Domestic Water System

•	Compressed Air

•	Refrigerant

C.	Galvanized Steel Pipe and Fittings:

1.	All pipe for the following services shall be Schedule 40 galvanized steel with galvanized malleable iron screwed fittings (for 4” and smaller) and cast iron galvanized screwed flanges (for larger than 4”).

•	Cooling Coil Drip Pan Drains

•	Refrigeration Machine Vent - Pump Base Drains

D.	Gate, Globe and Check Valves:

1.	Valve numbers specified are based on those manufactured by the William Powell Co. Comparable valves as manufactured by NIBCO, Stockham, Hammond or Milwaukee will be acceptable.

H-2-34

2.	Service: Chilled Water & Condenser Water Pressure: Up to 200 psi

2” & Smaller	2 1/2” & Larger
Gate: Powell Fig. 2700	Powell Fig. 1793
Globe: Powell Fig. 150	Powell Fig. 241
Angle: Powell Fig. 151	Powell Fig. 243
Check: Powell Fig. 578	Powell Fig. 559

3.	Service: All Water Systems using Copper Piping

Pressure:            Interior Piping Pressures to 200 PSI

2” & Smaller	2 1/2” & Larger
Gate: Powell Fig. 1821	Powell Fig. 1793
Globe: Powell Fig. 1823	Powell Fig. 241
Deck: Powell Fig. 185	Powell Fig. 559

a.	In lieu of the specified gate valves and globe valves for water service, 2-inch size and smaller, the trade may provide an Apollo 71 Series ball valve for shutoff service and an Apollo 82 Series ball valve for bypass service.

b.	At Contractor’s option, gate valves and globe valves 2’ 1 /2 and larger may be butterfly valves in lieu of that specified.

c.	Check valves on pump discharge must be spring loaded, installed vertically.

d.	Manual or automatic flow devices shall be provided to balance waterflow in the various circuits.

E.	Piping Specialties: Provide all accessories, strainers, air vents, expansion joints, flow meters, etc., as required for safe and efficient operation of the piping systems and equipment.

F.	Supporting Devices: Provide all necessary material hangers and equipment hangers or supports as required to thoroughly support/suspend all material and equipment.

G.	Thermometer and Gauges: Thermometer mercury filled column type with 9” scale. Gauges – 4” dial bourdon tube type. These to be located at each pump suction and coil supply and discharge.

H.	Drives: To have minimum of 1.15 service factor based on motor rated brake horsepower. Adjustable pitch drive for motors 20 HP or less. Fixed drives for, larger motors. Minimum of two belts.

H-2-35

I.	Valve Tags: For every valve, provide laminated white bakelite tag with black core letters.

Temperature Control

A.	Complete Building Automation System (BAS) for all heating, ventilating, and air conditioning systems and other facility systems as herein described. The BAS shall utilize direct digital control (DDC) and electronic actuation. The tenant’s VAV and fan power box DDC controls shall interface with the DDC panels provided by Landlord. The base system design of the BAS shall include the following:

1.	DDC of chilled water distribution systems.

2.	DDC monitoring/alarm of hardwired refrigerant leak detection control.

3.	DDC of condenser water system.

4.	DDC of constant volume Lobby area air distribution systems.

5.	DDC of high-rise, mid-rise, and low-rise VAV air distribution systems.

6.	DDC of VAV fan powered air terminal units. (Maximum installed base building capacity to accommodate 32 units per floor.)

7.	DDC of elevator machine room fan systems.

8.	DDC of toilet exhaust fans.

9.	Local DDC control panel for tenant DDC terminal unit interface.

10.	One condenser water leaving temperature to cooling tower.

11.	Emergency generator on/off status, oil temperature analog if located in cold area, transfer switch and auxiliary oil pump run contact.

12.	Elevator equipment electrical vaults and switchgear room temperature sensor with high/low limits.

13.	Fire pump run alarm.

14.	Sump pump high level alarm.

15.	Chilled water low level alarm (one alarm point).

16.	Dirty filter alarm.

PART 2 - PLUMBING AND FIRE PROTECTION

2.1	CODES AND STANDARDS

The design of Plumbing and Fire Protection Systems shall meet the following codes and standards:

A.	All applicable local, state and national codes

B.	National Electric Code (NEC)

C.	American National Standard Institute (ANSI)

D.	American Water Works Association (AWWA)

E.	Underwriters’ Laboratory (UL)

F.	American Society of Plumbing Engineers (ASPE)

H-2-36

2.2	DESIGN CRITERIA

A.	Domestic Water:

1.	Minimum pressure at the most remote plumbing fixture shall be 30 psi.

2.	Maximum pressure at any plumbing fixture shall be 80 psi.

B.	Plumbing Piping Design:

1.	Pitch for sanitary, waste and storm piping inside buildings shall be a minimum of 1/8” per foot.

C.	Maximum Roof Area:

1.	Coverage per roof drain shall be a maximum of 5000 gross sq. ft.

D.	Fire Protection:

1.	All fire and life safety systems shall be installed in accordance with local code and applicable NFPA guidelines.

2.3	SCOPE OF WORK

A.	Complete sanitary drainage system shall be provided which will include drains, waste and vent piping for all plumbing fixtures and other equipment requiring drains.

B.	Complete storm drainage system shall include roof drain and other area drains and downspouts.

C.	Sanitary and storm lines above the first floor shall be extended a point of connection to the existing city sewers by gravity. Sewers below the first floor shall be pumped by a sewage ejector.

D.	Domestic cold water distribution system shall consist of incoming service from city mains, meters, double detector check valve assembly, domestic booster systems, controls, interior risers and distribution piping to each plumbing fixture.

E.	Domestic hot water will be generated by individual electric water heaters and will serve up to 3 floors of stacked toilet rooms.

F.	Wet columns will be provided at the core to be extended during tenant build out to serve decentralized toilet facilities outside of the core area.

H-2-37

G.	Clean outs shall be readily accessible within wall, ceiling or floor. Cold water capped valved outlet will be provided at the core toilet riser for future tenant connection, in a readily accessible location within the core.

H.	Electric water coolers will be provided on each floor. Units to be ADA approved.

2.4	WATER DISTRIBUTION SYSTEM

A.	The water flow requirements shall be based on fixture unit method.

B.	Domestic water and fire protection services shall be metered as required by local regulations, with taps from (2) separate water services cross connected with isolation valves separating the two services, with back flow prevention as required by code.

C.	Domestic water booster pump systems shall be installed. The systems will have three equal sized pumps each with a variable speed drive. The pumps shall be complete with controls and a hydropneumatic pressure tank. The system shall supply water to base building fixtures throughout the building.

D.	Reduced zone type backflow preventers shall be provided to prevent cross contamination of the potable water system by non-potable systems.

E.	Provide isolating valves so that a group of toilet rooms on each floor may be isolated for maintenance.

F.	Provide PRV stations to allow the building to be zoned to limit pressure at any floor to 80 psi.

G.	Provide dielectric fittings when joining two dissimilar metals.

2.5	NOT USED

2.6	SOIL, WASTE AND VENT SYSTEMS

A.

Soil, waste and vent systems shall be installed to serve each plumbing fixture, floor drain and roof drain, etc. Waste system standpipes will be sized to accommodate 20 floor drains on the 4th floor and 6 floor drains on floors 5 through 10.

B.	All sanitary and storm drains (serving spaces above ground floor) shall discharge to the sewer by gravity.

C.	Drains shall be provided in parking areas, mechanical rooms, washrooms, trash rooms, loading dock, ramps, etc.

D.	Drains shall be provided in all planting areas for positive drainage.

H-2-38

E.	Triple oil interceptors as required for drains from the garage before they can discharge into city sewers, per local core requirement.

F.	A grease trap shall be installed to serve the mezzanine, 9th, 32nd and 47th floor kitchens. The grease trap shall be located in the garage area.

G.	Provide cleanout where change of direction occurs on any waste line and at least every 50’ in horizontal runs on pipes 4” and smaller and 100 feet in lines 6” and over.

2.7	GAS SYSTEM:

A.	A metered source of gas will be provided to the lower level of the building to supply the mezzanine kitchen.

2.8	PIPING MATERIAL

A.	All soil, waste, vent and storm drainage piping shall be coated, service weight, hub and spigot pattern, cast iron soil pipe, ANSI/ASTM A74.

1.	Fittings used shall be cast iron drainage fittings of the same grade and coated in the same manner as the pipe specified above. All junctions shall be made with “Y” and 1/8 bend fittings.

2.	Joints shall be caulked with white oakum, and shall be secured with molten caulking lead, not less than 1 inch deep.

B.	Interior Soil Waste, Vent and Storm Piping 2” and Larger: I.P.S. threaded cast iron with cast iron drainage fittings or service weight hub and spigot, cast iron soil pipe with cast iron drainage fittings.

C.	Interior Waste and Vent Piping 2” and Smaller: Schedule 40 galvanized steel pipe, with drainage pattern fittings or type M copper.

D.	Subsoil Drainage Piping: Standard weight perforated vitrified clay-tile pipe, conforming to ASTM C13-33T or Schedule 40 PVC plastic drainpipe.

E.	Incoming Water Service Pipe: Ductile iron with mechanical joints and electrical continuity.

F.	Interior Hot and Cold Water Distribution Piping: 3” and smaller-Type L hard drawn copper tubing; 4” and larger-Schedule 40 galvanized steel.

2.9	VALVES

A.	Valves 2” and smaller, bronze screwed solid wedge with rising stem. 2’/s’ and larger, flanged, I.B.B.M. and O.S.Y. pattern for 175 lbs. WWP. Valve shall be extra heavy pattern where system pressure exceeds 175 PSI.

H-2-39

1.	At Contractor’s option, gate valve, globe valves, balancing cocks and drain valves 2” and smaller, within the building, may be ball valves.

B.	Valves on water services that serve both domestic and fire protection shall be O.S.&Y. type suitable for installation of tamper switches as specified under Fire Protection.

2.10	PLUMBING FIXTURES

A.	General:

1.	Fixtures shall be ADA compliant and of a proven quality equipment, fixtures, faucets, etc. which have Chicago representative that can readily supply replacement parts. Fixtures shall be of color selected by Owner.

2.	Fixtures that are wall hung or abut a wall or other surfaces shall have the abutting edges, surfaces, etc., factory ground true and square.

3.	Exposed Pipes: All water supplied to fixtures which are exposed to view (excepting from flush valves to fixture spud and/or otherwise specified) including waste pipe from traps through the walls, shall be of I.P.S. brass pipe with cast brass screw banded fittings, all of which shall be polished chromium plated. The excepted flush valve pipe shall be of heavy gauge seamless brass tubing which shall also be chromium plated.

a.	Supplies & Stops: All fixtures shall be provided with chrome plated, loose key stops either of the straight or angle type as required by type of fixture and chrome plated flexible supplies.

4.	Wall Flanges: All water supplies and wastes, where they enter wall or pipe spaces, shall be finished with one-piece brass polished chromium plated wall flanges.

5.	Fixture Trim Finish: All exposed metal fixture trim shall be satin stainless steel finish.

6.	Flow Controls: Unless included with fixture trim, chrome plated flow control unit shall be provided in the supplies to all sinks and lavatories.

7.

Lavatory Waste & Trap: Each lavatory, unless otherwise specified with fixture, shall be provided with a McGuire 155A cast grid drain with 1  1/4” tailpiece, No. 201, 1  1/4” cast brass “P” trap and No. 1127 threaded trap nipple and cast escutcheons.

a.	Equal wastes and traps as manufactured by Fixture manufacturer will be acceptable.

H-2-40

8.	Water Closet Seats: Each water closet, unless otherwise specified, shall be provided with an anti-microbial, plastic, white, elongated open front seat, with combination self-sustaining and check hinge equal to Beneke #527-SS.

9.	Fixture Supports: All wall hung fixtures shall be supported by means of chair carriers or back wall plates as hereinafter specified.

a.	Water Closets: All wall hung water closets shall be supported by means of a chair carrier with stub feet and of type and design required for the fixture and the building construction.

10.	Urinals, Lavatories and Electric Water Coolers: All wall hung urinals, lavatories and electric water coolers shall be supported by means of a chair carrier with stub feet equal to Zurn ZX extruded system for thin wall construction.

B.	Fixture List:

1.	The fixture in general, specifies the plumbing ware and supply fixture only; however, unless otherwise specified, all fixtures shall be provided with applicable accessories such as supplies and stops, waste and traps, water closet seats and fixture supports. Fixtures as manufactured by American Standard, Kohler and Eljer are acceptable.

WC-1 Water Closet: American Standard No. 2477.016, or Kohler 4430ET Kingston wall hung with Sloan Royal No. 116-3YKM flush valve.

WC-2 Water Closet: Same as WC-1, except with height shall be set 18” above finished floor and the flush valve shall be a Sloan Crown 110.3,11- 1/2” mounting height to clear grab bars.

L-1 Lavatory: (ADA Compliance) American Standard Ovalyn 11 vitreous china under counter mounted lavatory with back mounted overflow.

Chicago Faucet No. 408A-665-E2605-5 (0.5 gpm) 8” centers, selfclosing metering faucet with push handles or manual faucets.

UR 1 Urinal: (ADA and General Use) American Standard 6540.017 Allbrook or Kohler K-5014-T Dexter; vitreous china water saver, siphon jet urinal with flushing rim, 1- 1/4” inlet spud, outlet connection threaded 2” inside, wall hanger for mounting to chair carrier. Sloan Royal 180-1.5 flush valve.

Urinal flush valves to be hands-free automatic infrared sensor valves.

E.W.C: 1 Electric Water Cooler: Oasis Model PLF8WMQ wall hung wheelchair drinking water cooler. Receptor to be of satin finish stainless steel and cabinet apron

H-2-41

to be of stainless steel. Bubbler shall be electronically controlled and be activated by touch pads. Unit shall be hard wired to meet Chicago Electrical Code. Unit to be with a  1/5 HP hermetically sealed motor-compressor, for operation on 115 volt, single phase, 60 cycle and to produce 8 GPH of 50 degree F. water, when supplied with 80 degree

Provide start-up and one year service contract.

Mop Basin MB-1: Fiat 32” x 32” x 6” precast terrazzo mop service basin, integral brass drain, 3” outlet, Chicago Faucet 911-IS faucet, elevated vacuum breaker, hose and. spout, pail hook and wall brace, built-in loose key straight stops and protective side aluminum caps.

Tenant shall reserve the right to replace all base building toilet room fixtures with automatic infrared detection type as part of tenant build out.

2.11	HOSE BIBBS

A.	Interior hose bibbs required in mechanical rooms, trash rooms and interior planting area, shall be installed with a double check valve.

B.	Exterior hose bibbs to be frost-proof at 200 feet on center on exterior wall and installed in truck dock, in the penthouse for window washing and near cooling tower. Hose bibbs to be tamper-proof and have code approved vacuum breaker.

2.12	FIRE EXTINGUISHERS

Portable type fire extinguishers shall be installed in locations visible and readily accessible to occupants in accordance with the requirements of NFPA-10.

2.13	ANTIFREEZE LOOPS

A.	Sprinkler piping in small unheated areas exposed to frost shall be filled with pure glycerine solution only in accordance with NFPA-13. The total number of sprinklers in such areas shall not exceed twenty. A durable sign or metal tag shall be firmly attached to the solution filling connection “The City Code Requires Pure Glycerine Solution Only”.

B.	Reduced pressure principle type backflow preventor assembly shall be installed on piping upstream of glycerine solution.

2.14	WATER SUPPLY

A.	The building will be supplied with a water supply by the Plumbing Trade Contractor and the Fire Protection Trade Contractor shall start from the flanged connection provided by the Plumbing Trade Contractor. An 8” double detector check valve backflow preventor assembly shall be provided for fire protection service.

H-2-42

B.	Fire pumps shall be installed to boost the city main water supply to meet sprinkler and standpipe demand.

C.	High zone fire pump shall take suction from a two cell, 37,500 gallon total steel fire water storage tank, complete with automatic fill lines from both domestic and mid-zone fire protection risers. Provide cover, hatches/manholes, interior ladders, liquid level indicators, overflows, tank drains, vents, vortex plates and suction lines and all other appurtenances in accordance with NFPA 22.

2.15	FIRE PROTECTION AUTOMATIC SPRINKLERS

A.	Sprinklers shall be provided in all areas (except where prohibited by the Chicago Building Code) of the automatic normal temperature, in accordance with NFPA 13. The system shall be hydraulically calculated. The sprinklers shall be listed at 175 psi system pressure. High pressure sprinklers shall be installed where system pressure exceeds 175 psi. Sprinklers shall be of the quick response type unless otherwise dictated by code and finished as hereinafter specified.

1.	Sprinklers will be provided from dedicated risers located in the stairwells. A minimum of (2) standpipes per floor service alternating floors. Sprinkler supply at each floor should be provided with a tampered shutoff valve, from switch connected to the building fire alarm system. Test connections provided in accordance with the core provisions.

2.	In finished ceiling areas, provide chrome plated concealed pendent sprinkler heads, equivalent to Vikings Model Horizon Mirage.

3.	In unfinished areas, provide brass upright type sprinklers, equivalent to Viking Microfast Model M.

4.	Provide spare sprinkler head cabinet with assorted types of sprinkler heads and a suitable wrench per the requirements of NFPA 13.

2.16	FIRE PROTECTION DRY PIPE VALVE

A.	Provide UL listed and FM approved dry pipe valve assemblies for dry sprinkler systems complete with trim, accelerator, ASTM air compressor with starter, air maintenance device and high/low air supervisory pressure switch, and water flow pressure switch. Listed pressure gauges shall be installed on the water side and air side of the dry pipe valve and at accelerator. The compressor shall be capable of filling the entire system to 40 psig in 30 minutes. Wiring of air compressor will be provided under Division 16.

H-2-43

B.	Not more than 750 gallons system capacity shall be controlled by one dry pipe valve.

C.	Gridded dry pipe systems shall not be installed.

2.17	FIRE PUMP(S)

A.	Furnish and Install UL listed and FM approved, electric driven horizontal, fire pumps. Pump installation shall meet the requirements of NFPA-20, Standard for Installation of Fire Pumps. Capacity of the pump(s) is indicated on the Fire Protection Riser Diagram. Pumps manufacturers shall be either Peerless, Aurora or ITT.

B.	Pump motor shall be 480 Volt, 3 Phase, 60 Cycle.

C.	Conductors feeding the fire pumps and their accessories shall be dedicated and protected to resist damage.

D.	Series pumps shall be provided with sequential start.

E.	Pump shall be complete with sidewalk or flush wall type, pump test connection and all necessary appurtenances.

F.	Pump controllers shall be equal to Metron, reduced voltage (Wye-Delta) type with transfer switch, closed transition type, with a rang of 100,000 Amps ASYM. Fire pump controller shall be provided with digital pressure recorder and alarm bell with reset switch. Fire pump controllers) will be tied to generator for emergency power.

G.	Electric connections to pump and controller shall be by Electrical Trade Contractor.

H.	Fire pumps shall have flat head curve type as manufactured by Peerless/Sterling.

I.	Mid zone and high zone fire pumps shall have “super seal” packing.

2.18	JOCKEY PUMP

A.	Furnish and install vertical multi-stage centrifugal type jockey pumps, equivalent to Grundfos CR2 series.

B.	Pump controllers shall be equal to Metron’s M-15 series, with full voltage starter to start pump on pressure drop in system.

2.19	AUTOMATIC SPRINKLER SYSTEM

A.	Automatic sprinkler system shall be designed hydraulically using the following design criteria per usable square foot of area.

1.	Parking Garage and Loading Dock (Dry): 0.25/3250 maximum spacing 130 sq. /sprinkler head.

H-2-44

2.	Retail/Function Space: 0.25/2500, maximum spacing 130 sq. ft./sprinkler head.

3.	Storage over 14 Feet Height: .25/2500, maximum spacing 130 square feet/sprinkler head.

4.	Mechanical Room: .15/1500, maximum spacing 130 sq. ft./sprinkler head.

5.	Office (sprinkler risers and main only), Public Spaces, Conference Area. 12/1500 maximum spacing 225 sq. ft./sprinkler head.

6.	Kitchen/Server: 0.20/2000 maximum spacing 130 sq.ft./sprinkler head.

2.20	FIRE HOSE VALVE

A.

Fire hose valves shall be located in each stairway and as indicated on the drawings. 2- 1/2 fire hose valve shall be angle type with cap and chain. Threads to comply with Local Fire Department threads.

B.	Fire hose valve shall be equivalent to Potter Roemer figure 4065, 300 pound rated.

2.21	SIAMESE CONNECTION

A.	Provide 2-way chrome-plated fire department connections for each zone, 2- 1/2” by 2- 1/2” by 4”, with cast brass body and escutcheon plate.

B.	Units shall have the following words cast-in:

1.	“Standpipe - Sprinklers”,

Fire Department connection locations subject to approval by the Chicago Fire Prevention Bureau.

C.	Provide 10” outside electric alarm bell and lighting (illumination) above each Siamese connection location.

D.	Provide sign at each alarm bell reading “Sprinkler Alarm - when bell rings call Fire or Police Department.”

2.22	FIRE EXTINGUISHERS

A.	Furnish and install dry chemical extinguishers with mounting bracket throughout in accordance with the requirements of NFPA 10, in mechanical equipment rooms, electrical rooms, elevator and machinery rooms, and in every stairway on every floor and parking areas.

H-2-45

B.	10 lb. extinguishers shall be equal to Potter Roemer 3010, U/L rating, 4A, 60 B:C, pressurized dry chemical lobby extinguisher.

C.	Fire extinguishers shall be placed in recessed type fire extinguisher cabinets in the finished areas. Trimless frame cabinets in finished areas.

D.	Fire extinguishers shall be placed in surface mounted cabinets stairwells, in parking areas and loading dock painted with corrosion proof paint.

2.23	FLOW SWITCHES AND VALVE SUPERVISORY UNITS

A.	Furnish and install tamper switches for all control valves including control valves on incoming water service installed by the Plumbing Trade Contractor.

B.	Potter Electric Signal Company USR-D, VS-D vane type waterflow switch shall be installed at the base of all the standpipe risers and in each wet pipe sprinkler zone. Provide pressure type flow switch for each dry pipe sprinkler zone.

C.	Provide weatherproof, 10 inch outside Electric Bell in the vicinity of siamese connection(s) and 6 inch electric bell in the fire pump room.

D.	Wiring of tamper switches and water flow switches shall be provided under Division 16.

E.	Air pressure supervisory switch shall be installed on each dry pipe system and shall operate at an increase or decrease of 10 psi.

2.24	VALVES

A.	Provide U.L. listed and F.M. approved indicating type control valves and check valves on the water extinguishing system as required in accordance with codes or as shown on the drawings. All the valves shall be rated for maximum working pressure in the system.

B.	Provide listed anti-water hammer check valve on discharge side of fire pumps.

2.25	PIPE

A.	All piping (mains, risers or branches) shall be of steel, black or galvanized. Threaded fittings are not acceptable for piping less than Schedule 40.

B.	Internally and externally galvanized pipe shall be used on dry pipe systems.

H-2-46

C.	Pipe shall be minimum of schedule 40 with threaded fittings and a minimum of schedule 10 with mechanical grooved couplings or fittings or welded outlets. Pipe shall be rated for pressure up to 300 psi.

2.26	FITTINGS

A.	Provide U.L. listed and F.M. approved fittings, rated for 175 PSI systems. Provide extra heavy pattern fittings, where system pressure exceeds 175 PSI. Provide galvanized fittings where corrosive conditions exist.

B.	Grooved fittings including gaskets on dry pipe systems shall be listed for dry pipe service.

C.	When welding is performed, pipe shall be shop welded.

2.27	HANGERS

A.	Support sprinkler and standpipe piping with U.L, listed and F.M. approved hangers spaced to comply with the requirements of NFPA-13.

B.	Hangers shall be galvanized whenever moisture or corrosive conditions exist.

2.28	TEST CONNECTION

A.	Provide inspector’s test connections to test water flow alarm devices per the requirement of NFPA-13. Run discharge from inspector’s test connection to a point of drain.

2.29	DRAIN CONNECTIONS

A.	Provide main drain connection and auxiliary drains for trapped sections of piping per the requirements of NFPA-13.

B.	Provide 2 inch drain connections at the lowest point on the system side of riser control valve of the standpipe risers.

C.	Run discharge piping to a point of drain.

2.30	SIGNS/PAINTING OR IDENTIFICATIONS

A.	All valves, including test and drain valves shall be provided with a durable sign attached indicating their function or area controlled.

B.	All suction piping to the fire pump and all discharge piping, except standpipe risers, shall be painted red or identified as fire protection system piping at intervals of not less than fifteen feet.

H-2-47

2.31	GAUGES

A.	Provide dial spring pressure gauge in each sprinkler riser, at the main drain connection, on the floor control valve assembly and on independent pipe from the air supply to the dry systems.

2.32	ACCEPTANCE TESTS

A.	The sprinkler and standpipe system installation shall be tested hydrostatically per the requirements of applicable NFPA codes.

B.	All flow alarm devices shall be tested per the requirements of NFPA-13.

C.	Provide main drain flow test by opening the main drain valve. Main drain valve will remain open until the system pressure stabilizes.

D.	Dry sprinkler system shall be tested in accordance with NFPA-13.

E.	Fire pumps shall be tested in accordance with NFPA-20.

H-2-48

SECTION 16

ELECTRICAL

PART 1 - GENERAL

3.1	CODES AND STANDARDS

A.	City of Chicago Building Code (CBC)

B.	City of Chicago Energy Conservation Code

C.	City of Chicago Electrical Code (CEC)

D.	National Electrical Code (NEC)

1.	(National Electrical Code for sections which are not covered in Chicago Electrical Code)

E.	Occupational Safety and Health Administration (OSHA)

F.	Applicable local codes and ordinances

G.	American National Standards Institute (ANSI)

H.	American Society for Testing and Materials (ASTM)

I.	Association of Edison Illuminating Companies (AEIC)

J.	Certified Ballast Manufacturers (CBM)

K.	Electrical Testing Laboratories (ETL)

L.	Federal Aviation Agency (FAA)

M.	Illuminating Engineering Society of North America (IESNA)

N.	Institute of Electrical and Electronics Engineers (IEEE)

O.	Insulated Cable Engineers Association (ICEA)

P.	National Electrical Manufacturers Association (NEMA)

Q.	National Fire Protection Association (NFPA)

R.	Underwriters’ Laboratories (UL)

H-2-49

3.2	DESIGN CRITERIA

A.	Load Densities:

Floors 4 through 8, Goldman Sachs (GS) usable space: Lighting feeder and panel capacity will be provided by the G.S. distribution system supplied from utility company vaults on the 4th floor. One G.S. vault shall be for the exclusive use of G.S. and shall have the capacity to provide 2240 KVA demand load at 480/277 volt, 3 phase, 4 wire to G.S. vault.

A second base building vault and switchboard room will be sized to serve building requirements and to fully accommodate transformers and switchboards to backup the G.S. power system with 2240 KVS demand load at 480/277 volt 2 phase, 4 wire. G.S. will provide switchboards and distribution apparatus in the base building switchboard room and will interconnect with switchboards in the G.S. switchboard room.

Note: All secondary conduit, cable, switchboards, panelboards, etc., servicing G.S. are to be provided by G.S. as part of the tenant fit up.

B.	Load Densities:

Office expansion Floors No. 20, 21, 22, 23, 24, 25, 26, and 27. Lighting feeder and panel capacity for spec. floors shall be 7.5 volt-amperes connected load per usable square foot, 120/208 volt, 3 phase, 4 wire.

Note: Secondary entrance feeders to utility company vault, and 800 amp tenant meter center shall be provided by the landlord.

C.	Load Densities:

Office Expansion Floors No. 9, 10, 18, 19, 28, 29, 30, and 31: Lighting feeder and panel capacity for office floors shall be 7.5 volt-amperes connected load per usable square foot, 120/208 volt, 3 phase, 4 wire.

Note: 800 amp service entrance feeder, switch and metering provisions shall be provided by the landlord. Distribution apparatus shall be provided by the tenant.

D.	Load Densities:

Office full floor tenant floors No. 11, 12, 13, 14, 15, 16 and 17 and floors 32, 33, 34, 35, 36, 37, 38, 39, 40, 41, 42, 43, 44, 45, 46 and 47: Lighting feeder and panel capacity for office floors shall be 7.5 volt-amperes connected load per usable square foot, 120/208 volt, 3 phase, 4 wire.

H-2-50

Note: 800 amp secondary service entrance feeder, switch and metering provisions shall be provided by landlord. Distribution apparatus shall be provided by the tenant.

E.	Load Densities: Common Area Lighting and Receptacles

(Volt-Amperes/Usable Sq.Ft.)

	Connected	Demand	Heat Gain
Lobbies:
Lighting and Receptacles	5.0	2.5	5.0
Retail Areas:
Lighting and Receptacles	12.0	10.0	8.0
Cafeteria: (Kitchen)
Lighting and Receptacles	3.5	3.0	3.0
Electrical, Telephone, Mechanical and Elevator Equipment Rooms:			0.5
Lighting and Receptacles	1.5	1.0
Service Areas, Corridors and Stairways:
Lighting and Receptacles	1.5	1.0	.75
Toilets:
Lighting and Receptacles	1.0	1.0	1.0
Storage Rooms:
Lighting and Receptacles	1.0	.5	0.5
Dock Area:
Lighting	1.5	1.5	—
Parking:	1.0	1.0	—

F.	Load Densities: Heating

1.	Perimeter Heating. Element Along Exterior Walls/Windows:

a.	Office Areas: 187 volt ampere/linear ft. of exterior walls/windows.

b.	Main Lobby: 500 volt ampere/linear ft. of exterior walls/windows.

G.	Load Densities: HVAC, Plumbing, Fire Protection, Vertical Transportation

1.	100% of connected load.

H-2-51

H.	Load Densities: Heating, Ventilation and Air Conditioning Equipment, Apparatus, Appliances (Volt-Ampere/Usable Sq.Ft.)

Connected
Retail Areas:	12
Food Service Areas:
Kitchen	100
Dining	3

I.	Load Density: Emergency Lighting

1.	Emergency lighting feeder and panel capacity shall be sized on the basis of 0.3 volt-amperes/sq. ft. of gross area of the building.

Illumination Levels	Average Maintained Footcandles Per I.E.S. Standard
Lobbies:	15 - 20

Electrical, Telephone, Mechanical and Elevator Equipment Rooms:	15 - 20

Interior Landscaping:	100

Service Areas, Corridors and Stairways:	15 - 20
Toilets:	15 - 20
Storage Rooms:	10 - 15
Dock Area:	20 - 30

Kitchens (Preparation):	70
Kitchens (General):	50

3.3	SYSTEMS

A.	Electric Service:

1.	Service & Distribution:

a.	Landlord will cause local utility to provide utility service to the building from two or more services supplied by dual feeders from the network.

H-2-52

b.	Landlord shall cause utility provider to provide 12000 volt feeders) up through the building to transformer vaults and room(s) including the utility service to the 4th floor vault.

c.	The transformers shall reduce the 12,000 volt service to utilization voltage as required for lighting, processing equipment and power.

d.	Land lord shall provide Goldman Sachs with 2240 kva demand kva of 480/277V power from the base building utility vault on the 4th floor.

2.	Metering

a.	Base building loads shall be served by feeder risers with secondary meters arranged in two categories:

1)	HVAC; Rate 6L- Rider 25.

2)	Balance of “House” Loads; Rate 6L.

b.	Tenant loads shall be individually metered at the utilization voltage level through tenant meter centers or meters at service entrance locations.

c.	Retail Areas:

1)	HVAC; Rate 6L - Rider 25, bulk metered.

2)	Balance of loads; Rate 6L.

d.	Cafeteria:

1)	HVAC; Rate 6L - Rider 25.

2)	Balance of loads; Rate 6L.

3.	Secondary Distribution:

Utilization (service entrance) voltages shall be as follows:

a.	Base Building Loads:

1)	HVAC: 480Y/277V, 3Ph, 4W

2)	House pumps, fire pumps: 480V, 3Ph, 3W

3)	Vertical transportation: 480V, 3Ph, 3W

4)	Lighting and receptacles: 208Y/120V, 3Ph, 4W

H-2-53

5)	Chillers: 480V, 3Ph, 3W

b.	Tenant Loads:

1)	Lighting and receptacles: 208Y/120V, 3Ph, 4

2)	Special and process equipment: 208Y/120V, 3Ph, 4W

3)	Tenant shall have right to obtain 480V/277V, 3Ph, 4W for Special process equipment, as a Tenant Change Request at tenant’s cost.

c.	Retail Areas:

1)	Lighting and receptacles: 208Y/120V, 3Ph, 4W

2)	Process equipment: 208Y/120V, 3Ph, 4W

3)	HVAC: 208Y/120V, 3Ph, 4W

d.	Cafeteria:

1)	Lighting and receptacles: 208Y/120V, 3Ph, 4W

2)	Process equipment: 208Y/120V, 3Ph, 4W

B.	Distribution:

1.	Provide switchboards for building loads.

Provide secondary service entrance feeders and meters centers or service entry switches with meter fittings for office tenant loads.

2.	Electrical rooms shall accommodate feeders, meter centers, heating panels, house panels, emergency panels and Fire Alarm System.

3.	The feeders shall be conduit and wire.

4.	For 120 volt branch circuits, the maximum load shall be limited to:

1400 volt-ampere for 15 ampere protection

1900 volt-ampere for 20 ampere protection

5.	For 277 volt branch circuits, the maximum load shall be limited to:

3300 volt-ampere for 15 ampere protection

4400 volt-ampere for 20 ampere protection

6000 volt-ampere for 30 ampere protection

H-2-54

6.

Motors of  1/2 horsepower and larger shall be served at 480 volt (or 208 volt for tenant spaces only), 3 phase, 3 wire. Motors less than  1/2 horsepower shall be served at 277 volt or 120 volt service, l phase, 2 wire.

C.	Lighting:

Provide lighting systems in all base building areas including:

1.	Main lobby; electrical, telephone, mechanical and elevator equipment rooms; parking; service areas; corridors; stairways; toilets; storage rooms; dock area; elevator pits; supply and re-circulation fan plenums. Lighting system shall be complete with fixtures, ballasts, lamps and accessories, lighting control relays and, branch circuits.

2.	Core Areas

a.	Lighting switches, occupancy sensors, contactors, relays, devices and wiring shall be provided for the following control requirements:

b.	Lobbies: Switched at Building Management System (BMS) control center.

c.	Electrical, Telephone, Power Generation, Mechanical and Elevator Equipment Rooms: Switched at door.

d.	Service Areas: Switched at door.

e.	Corridors: Switched at BMS control center.

f.	Stairways: Switched at panelboard.

g.	Toilets: Switched at door, key type. (Switched at BMS control center)

h.	Storage Rooms: Switched at door.

i.	Dock Area: Locally controlled.

j.	Elevator Pits, Supply and Recirculating Fan Plenums, Roof Hatches: Switched at entrance.

k.	Parking: Switched at Parking office.

H-2-55

D.	Receptacles

1.	Receptacles for maintenance and any special equipment (e.g., service corridor, window washing, etc.) shall be twistlock type, unless otherwise noted.

2.	Ground fault interrupter receptacles shall be provided in elevator pits, toilets, kitchens, roof tops, and outdoor areas (at grade and above, as required by the code authority having jurisdiction).

E.	Grounding:

1.	System and equipment grounding shall be provided. All switchboards, meter centers, service entrances, transformers, motor control centers, motor starters, adjustable frequency drives, panelboards, busways, wiring systems, etc. will be effectively grounded. A separate 500 MCM copper conductor in conduit shall be provided from the basement up to the penthouse in each electrical riser space. Bond ground conductors to cold water risers, sanitary drain risers and building steel at every (10 floors) and basement level and to the lightning system of the building. Provide ground bushings at each end of all conduits containing grounding conductors and bond.

2.

Extend  4/0 copper conductor in conduit from grounding riser to service equipment in all base building floor electrical closets within base building core. Provide ground bushings at each end of all conduits containing grounding conductors and bond.

3.	Extend 1#4 awg copper conductor in conduit from ground riser to each base building IDF (communicators) closet within base building core. Provide ground bushings at each end of all conduits containing grounding conductors and bond.

Provide 2” x 12” x  1/4” copper ground bus mounted on isolators in 18” x 18” x 6” deep box. Ground bus shall have 24- 1/4 20 threaded taps.

F.	Electric Heating:

1.	Service shall be provided to electric heating coils of air handling units. (Refer to Mechanical Section.)

2.	Electric unit heaters shall be provided at electrical, telephone, mechanical and elevator equipment rooms; entrances; soffits; air mixing plenums; etc. (Refer to Mechanical Section).

H-2-56

3.	Electric infrared quartz heating units where indicated shall be provided with thermostats, relays, timers. These units will be connected to contactor controlled panels.

4.	Service shall be provided to base building electric duct heaters/fan powered boxes and fan coil units. These units shall be connected to contactor controlled panels. (Refer to Mechanical Section.)

5.	On floors mezzanine through 7, 32, 33 and 47 electric baseboard heating units fed from base building electrical panel shall be provided along perimeter window walls, complete with built-in type thermostat, and wall mounted user switch per circuit. Baseboard circuits shall be controlled by pulsar type relays.

G.	Pipe Tracing:

1.	Service shall be provided to heating system consisting of self-regulating type cables or tapes and low temperature alarms, etc. for all piping subject to freezing.

H.	Equipment Connections:

1.	Service shall be provided to all escalators, elevators, electrically operated doors, drinking fountains, trash compactors, dock levelers, etc., including furnishing of all electrically associated devices such as disconnect switches, lock-out switches, etc.

I.	Mechanical Equipment Connections:

1.	Service shall be provided to all mechanical equipment, electric heating coils, domestic water heaters, unit heaters, cooling tower immersion heaters, duct heaters/fan powered boxes, fan coil units, thermostats, etc., including furnishing of all electrically associated devices such as disconnect switches, contactors, magnetic or manual starters, lock-out switches, Adjustable Frequency Drives (AFD), etc., which are not furnished under the Mechanical Plumbing and Fire Protection Sections.

Note: AFD’s shall be coordinated with the Temperature Controls and BMS Section in order to assure the required control points are included in the VFD when shipped. An equipment ground conductor shall be provided in branch circuit conduit to the AFD.

J.	Building Management System (BMS):

1.	A Building Management System will be provided under Section l5 Building Management System.

H-2-57

K.	Lightning Protection:

1.	A Master Label lightning protection system shall be provided.

2.	Roof mounted air terminals shall be provided and interconnected with roof conductors and exothermically bonded to all roof drains and roof mounted equipment. Structural steel columns shall be utilized as down conductors. Terminals at the bustle roof shall be interconnected to vertical down conductors. Down conductors shall be exothermically bonded to the perimeter counterpoise conductors, with connections to each column and to the perimeter grounding rods. Service switchboards shall be equipped with lighting arrestors by the switchboard manufacturer.

L.	Emergency System:

1.	The emergency system shall have an auxiliary source of power which will be derived from a diesel generator, multiple automatic transfer switches shall be provided. The diesel generator shall be 4-cycle turbocharged type at 2000 KW, and 1200 RPM. Emergency electric loads shall be as follows:

a.	Legally Required Emergency Loads:

1)	Emergency lighting (e.g., exit illumination and exit signs) including stairwells

2)	Fire alarm and life safety system.

3)	Electric driven fire pumps.

4)	Firemen’s elevator.

5)	One elevator (from each bank).

6)	All pumps intended to overcome gravity (i.e., sump and sewage ejector pumps).

2.	All required emergency system distribution equipment shall be located in 3-hour fire resistive rated rooms, closets, or shafts.

3.	Generator manufacturer shall be either Caterpillar, Cummins-Owan, Detroit Diesel or Generac.

4.	No spare capacity is available in the life safety generator for tenant use.

H-2-58

M.	Special Systems:

1.	Fire Detection, Alarm System:

A fire alarm system for the building shall be provided as follows in compliance with the provisions of the local building code and applicable other codes.:

a.	High rise fire alarm multiplex system Class (A) wiring of devices. For a multiplex system the transponder loop shall be Class A wiring. High rise life safety, one-way communication systems to cover each floor of the entire structure. Two-way communication system for each stairwell and designated areas. The system shall be a peer to peer addressable system and consist of but not be limited to the following:

1)	Fire detection, complete with, ceiling mounted photoelectric type smoke detectors and thermal detectors with a minimum of two wiring loops per floor.

Cross zoned smoke detectors in elevator lobbies for elevator recall system. Maximum floor area per zone 25000 G.S.F. Smoke detectors shall be provided in various equipment rooms as required by the local code authority. A smoke or heat detection system shall be provided in equipment areas not protected by the sprinkler system, including electrical switchgear and elevator machine rooms.

2)	Fire protection system water flow detection and valve position indication. One zone per water flow switch.

3)	Voice communications, including one-way voice command system and Fire Department two-way communications. Amplifiers shall have capacity for additional speakers in tenant space. One way voice command; one zone per floor. One zone per elevator.

b.	One-way speakers shall be rated 1 watt, 87 dbA at 10 feet. Amplifiers shall have the capacity of one watt per 4000 square feet of usable area.

Speaker specification:

Power Setting	.5 Watt	1.0 Watt

Sound Power at 10’	84 dbA	87 dbA

Sound Power at 20’	78 dbA	81 dbA

H-2-59

Closed Door Attenuation	(20 dbA)	(20 dbA)
	58 dbA	61 dbA

Average Common Space Ambience	(45 dbA)	(45 dbA)

Sound Power Above Ambient	13 dbA	16 dbA

4)	Stairwell door unlocking system and power wiring.

5)	Fire command panel, at ground floor shall include:

a)	Fire detection and audible and visual alarm annunciation and controls in accordance with ADA provisions and the requirements on the local code authority.

b)	Sprinkler system water flow detection and valve position indication annunciation.

c)	One-way voice communication annunciation and controls.

d)	Door unlocking controls.

e)	Elevator recall systems.

f)	Elevators status annunciation and controls (provided under Elevator Section).

g)	Air handling systems status annunciation.

h)	Fire pumps status annunciation.

i)	Provision for remote monitoring by telephone lines, by U.L. listed central receiving station.

j)	A zone for each waterflow switch and a separate zone for all other alarm initiation devices on each floor.

k)

Two-way communication telephone for Fire Department use. A minimum of one (1) telephone will be provided on mezzanine through 9th floors, remaining floors shall be in accordance with City of Chicago Code requirements.

l)	Status of emergency power.

H-2-60

m)

Semi-flush mounted dual-action pull and floor 28 through 46 stations at stair locations that shall indicate a trouble alarm at the lobby FACP on mezzanine through 9 th floor and floor 28 through 46 if accepted by the local code authority and other exits if required by local code authority.

n)	System printer

6)	Fire detection and alarm circuits shall be extended to commercial areas, restaurants for connection of devices installed by the tenants, minimum of 4 contact points per floor shall be provided.

7)	Raceway between elevator group controller and status annunciation elevator and control panel adjacent to fire command panel:

less than 4 elevators - (1) 2”C.

less than 8 elevators - (2) 2”C.

8)	Duct detectors shall be provided in the fan systems as required by local code authority.

9)	The fire alarm and detection system remote annunciator panel (FAAP) with system printer shall be located on the ground floor at the Franklin Street Crisis Control Center. The emergency generator remote annunciator panel shall be located in the crisis control center near to the FAAP. All fire alarm system riser and horizontal control loop conduits shall be run in 2-hour, fire-rated enclosures.

10)	Floors mezzanine thru 9 and 28-46 shall be equipped with a minimum of four (4) alarm and trouble inputs and four (4) outputs for tenants use.

11)	A signal from any fire alarm initiation device shall cause the fire alarm system to report directly to the central monitoring station for notification purposes.

3.4	MATERIALS

A.	Low Voltage Switchboards:

1.	The low voltage switchboards shall be completely assembled, free standing, front and rear accessible enclosure with hard-drawn copper bus bars, full neutral bus, and separate copper ground bus. All bus work shall be braced to withstand 100,000 amperes RMS symmetrical. Over-current protective devices shall be provided with isolated barriers between compartments and sections and load terminals shall be extended to the rear of the switchboard.

H-2-61

2.	Protective devices shall be fused switches. All devices shall be equipped with current limiting fuses, such that switchboard will be fully rated for available fault current.

a.	Fused switches 800 amperes and larger shall be individually mounted and shall be bolted-pressure, load break type equal to Pringle type “QA-CBC”, complete with Class L time delay, current-limiting fuses. Switches 600 amperes and smaller shall be individually mounted, quick-make, quick break, equal to G.E. type “QMR”, complete with Class RK 1 time-delay fuses. Two spare feeder switches without fuses, 600 ampere size, shall be included in each switchboard. Three spare fuses of each installed size shall be provided for each switchboard.

3.	Fuses shall coordinate selectively at a two-to-one ratio. Zero sequence type ground fault protection shall be provided on 480Y/277V system, complete with blown fuse indicators, adjustable phase failure relays, trip devices and monitoring panel for mains rated 800 amperes and larger.

4.	Voltmeters, ampmeters and selector switches shall be provided for each switchboard and individually mounted service switches.

5.	Provision shall be made for electric utility company metering transformers and meters.

6.	Manufacturers:

General Electric AV-3, Cutler Hammer, WRI, Square D or equivalent.

B.	Transformers (480V Delta - 208Y/120V, 3 Phase, 4 Wire):

1.	Dry type, ventilated, 1500C. rise, 220°C. insulation system temperature class.

2.	NEMA standard voltage taps.

3.	NEMA standard sound ratings.

4.	K 13 rated for non-linear loads

H-2-62

5.	Manufacturers:

Heavi-Duty, Jefferson, Niagara, Sorgel, Siemens, Cutler Hammer, Square D and General Electric.

C.	Motor Control Centers, Starters and Controls:

1.	Motor control center (MCC) shall be NEMA type 1 enclosure, Class I and type B wiring with minimum withstand rating at 65,000 symmetrical amperes. A minimum of 4 Size 1 spaces shall be provided for future combination starters in each MCC.

2.	Temperature control, tire detection and mechanical equipment interlock wiring, raceways and associated devices shall be provided under the Building Management System Section. Plumbing and fire protection control and equipment interlock wiring, raceways and associated devices shall be provided under this Section.

3.	Magnetic starters shall be complete with 2 sets of N.O. and 1 set of N.C. auxiliary contacts, 3 overload relays, individual fused control transformer, hand-off-automatic selector switch or start-stop push button, and pilot lights.

4.	Motor starters shall be horsepower rated and based on NEMA sizes.

5.	Combination starters shall be of the fusible switch type.

6.	Magnetic starters shall have NEMA size 1 minimum rating.

7.	Reduced voltage (Auto-transformer type, closed transition) starter shall be provided for motors (100) horsepower and larger.

8.	Adjustable time delays shall be provided for motors 50 horsepower and larger.

9.	Manufacturers:

Allen-Bradley, Cutler-Hammer, General Electric, Siemens, Square D. or equal

D.	Branch Circuit Panelboards:

1.	480Y/277 volt panelboards shall be equal to Cutler Hammer Pow-R Line 2.

2.	208Y/120 volt panelboards shall be equal to Cutler Hammer Pow-R Line 1.

3.	Directories shall be provided in each panelboard.

H-2-63

4.	Emergency panels shall be fusible type or circuit breaker with fault study.

5.	Copper bus, 1,000 amp per sq. inch.

6.	25% spare protective devices shall be provided in each panelboard.

7.	Manufacturers:

General Electric, Siemens-ITE, Square D, Cutler Hammer, or equal

E.	Distribution Panelboards:

1.	480Y/277 volt or 480 volt panelboards shall be equal to Cutler Hammer type “FDP” with time-delay, current-limiting rejection type Class RK 1 fuses.

2.	208Y/120 volt panelboards shall be equal to Cutler Hammer type “FDP” with time-delay, current-limiting rejection type Class RK 1 fuses.

3.	Directories shall be provided in each panelboard.

4.	25% spare 3-pole fusible with a minimum of two (2) switches shall be provided in each panelboard.

5.	Manufacturers:

General Electric, Siemens-ITE, Square D, Cutler Hammer, or equal.

F.	Cables, Wiring and Raceways:

1.

Cables and wiring shall be 75°C. rated insulation, except as noted below, copper conductors and color coded. 60°C. ampacity of conductors shall be used for #1 AWG and smaller, 75°C. ampacity may be used for # 1/0 AWG and larger.

2.	Wire sizes #10 AWG and smaller may be solid copper. Wire sizes larger than #10 AWG shall be stranded copper.

3.	Conductors #8 AWG and larger shall be type “THHW OR THWN”.

4.	Lighting and receptacle branch circuit wire #10 AWG and smaller shall be type “THWN”, minimum #12 AWG size. Control wiring may be #14 AWG, type “THWN”.

H-2-64

5.	Heating branch circuit wires shall be type “THHW”.

6.	Wires connected to motors and transformers shall be copper type “THHW or THWN”, stranded, regardless of size. Flexible conduits shall be used for connections to vibrating and rotating equipment. Flexible sealtite conduits shall be used for all connections to vibrating and rotating equipment in wet locations.

7.	Fixture wires shall be type “THHN” for 600 volt or less or Type “SFF-2” for incandescent fixtures.

8.	Wiring, including telephone cables in plenum area, shall be in conduit.

9.	Raceways:

a.	Electrical metallic tubing (EMT):

1)	For wiring less than 600 volt indoors:

•	in return air plenum spaces steel compression type fittings

•	non-plenum spaces - steel set screw type fittings or as required for application

b.	Intermediate grade conduit (IMC), threaded connection and fittings:

1)	Any wiring in hazardous areas.

2)	For wiring above 600 volt.

3)	For wiring less than 250 volt outdoors.

c.	Heavy wall galvanized conduit (HWG), threaded connections and fittings:

1)	For wiring above 600 volt.

10.	Cable and conduit supports, couplings and fittings, pullboxes and other wiring materials and devices shall be provided as required.

11.	Flexible metallic tubing, sized 3/8” trade size only, shall be used for lighting fixture connections in plenum ceilings.

12.	Minimum size conduit will be 1/2”, unless noted otherwise.

H-2-65

G.	Lighting Fixtures:

Light fixtures lamp color temperatures to be color temperature 3000K.

1.	Lighting fixtures shall be as follows:

a.	Common Area: (Back of house)

Recessed fluorescent, open reflector downlight and/or matching wall washers, HPF electronic ballast (reflector finish to be determined).

Recessed H.I.D. (metal halide) open reflector downlight and/or matching wall washers (reflector finish to be determined). and/or

Recessed incandescent ellipsoidal downlights, (cone finish to be determined)

Recessed HID. (specify mercury vapor, metal halide), ellipsoidal downlight (specify cone finish).

b.	Recessed:

Recessed plenum rated fluorescent troffer with low brightness parabolic aluminum louver, F32 T8 / SP30 (louver finish and number of cells to be determined).

c.	Suspended:

Suspended indirect low-profile extruded fluorescent fixture with two (2) T5/830 H.O. lamps and electronic ballasts.

d.	Corridors:

Recessed fluorescent, open reflector downlight and/or matching wall washers, HPF electronic ballast (reflector finish to be determined).

Type - Recessed fluorescent troffer with low brightness parabolic aluminum louver,

3-F32T8/SP30 (louver finish and number of cells to be determined).

e.	Plant Growth:

Plant material selections, locations, sizes and illumination requirements (footcandles) shall be reviewed with the landscape architect.

H-2-66

Lamp source shall be metal halide of the proper intensity and beam patterns) to meet plant material requirements.

f.	Electrical, Telephone, Mechanical and Elevator Equipment Rooms:

Type - Fluorescent industrial reflector, F32/T8/SP30.

Type - Fluorescent enclosed industrial F32/T8/SP30, plenum, approved for environment air spaces.

g.	Stairways:

Type - Fluorescent, 2-lamp, F32/T8/SP30, wall mounted, with shield.

i.	Toilets:

Type - Fluorescent strips in ceiling cove and incandescent downlights.

i.	Storage Rooms:

Type - Fluorescent industrial reflector F32T8/830 ma.

j.	Dock Area:

Type - Fluorescent or H.LD., enclosed fixture.

k.	Elevator Pits, Supply and Recirculation Fan Plenums, Roof Hatches:

Type - Vapor tight incandescent with globe and guard.

l.	Exit Signs:

Type - 2 lamp fluorescent.

Job standard to be recessed housing edge lighted acrylic panel style exit signs.

m.	Parking Floors:

Type - HID (175W Enclosed fixture for wet location.

2.	Lighting fixtures in plenum ceiling shall conform to Code requirements.

3.	Recessed incandescent fixtures shall have thermal protection and anti-overlamping devices.

H-2-67

4.	Fluorescent Ballasts:

a.	Indoor fluorescent ballasts shall be of the electronic type, high power factor, 10% max. total harmonic distortion, 3 yrs. warranty from date of manufacturer and a projected 20 year life.

b.	Outdoor ballasts shall be suitable for -20°F. operation.

c.	Ballasts shall be compatible with lamp type.

5.	Lamps shall be as follows:

a.	Incandescent- inside frosted 130V or compact fluorescent lamps as selected.

b.	Fluorescent - F32T8/SP30 as selected.

c.	Metal Halide - clear.

Color corrected 3000K rendition lamps to be used.

H.	Wiring Devices - Switches, Receptacles and Plates:

1.	Switches shall be equal to Hubbell #1221 Series, or equal.

2.	Duplex receptacles shall be equal to Hubbell #5362 (20A) Series, or equal. Maintenance receptacles shall be equal to Hubbell #4792 Series, or equal.

3.	Occupancy sensors - Wattmeiser - Series W, or equal.

4.	Floor boxes shall be flush mounted, equal to Steel City Series #640, or equal.

5.	Plates for wall devices in finished lobby areas shall be #302 stainless steel 0.40” thick, brush finish. All plates for multiple gang requirements shall be one piece combination, standard plates in all other areas.

6.	Poke-through devices, when used, shall be UL approved for the floor slab rating. The complete assembly shall be approved for installation in the City of Chicago.

7.	Floor service fittings shall be combination Type (duplex receptacle and telephone service)’ back-to-back design, 3-piece, extruded aluminum.

I.	Electric Heating:

1.	Pedestal or wall mounted type shall be continuously or individually mounted with special covers to match the finish of the window wall.

H-2-68

2.	Unit heaters/cabinet heaters with built-in thermostats and mounting media.

3.	Toggle type flush wall mounted switches shall be provided for each window bay baseboard.

J.	Concrete Pads, Supports, Access and Sealing:

1.	Concrete pedestals, bases, pads, vibration isolation, curbs, anchor blocks, anchor bolts, slab inserts, hangers, channels, cradles, saddles, gratings, access doors, etc., shall be provided for electrical equipment in the building and in vaults, or for the pad mounted electric utility company transformers. Floors, walls and ceiling openings shall be sealed to prevent fire spread, air and liquid movement and noise transmission between floors and between rooms

K.	Plenum Installation:

1.	Electrical equipment, light fixtures, wiring, devices, switchgear, panelboards, motors, motor control, materials and accessories installed in air plenums shall be approved for plenum installation, in accordance with applicable Codes.

2.	Plenums include above-ceiling return air plenums, fan or equipment rooms used as plenums, and any other portions of the building used to convey air.

H-2-69

SECTION 17

SPECIAL SYSTEMS

71 SOUTH WACKER

Information Technology, Telecommunications and Security

Systems Attachment

H-2-70

Following is a description of the base building infrastructure for tenant telecommunications and data systems:

NETPOP

The building will have two telecommunication service entrance (NetPOP) rooms in the basement. Goldman Sachs shall have the right to utilize two service provider points of entries, (POEs) with raceway installed from each to the dedicated Goldman Sachs POE risers. Quantity of conduit shall be (12) 4” RGS installed horizontally from each POE to its respective POE riser and a dedicated 18” x 24” shaft shall provide access from the B1 level to the 9th floor. Cables from telecommunication service providers will enter the building via conduit from the service provider’s vault under the street. Cables will terminate in the NetPOP room. Tenants may install fiber optic or twisted pair copper cable from their lease space to one or both of these NetPOPs. Tenants may use their Pro Rata share of the NetPOP for cable termination and connection to service providers.

BASE BUILDING TELECOMMUNICATIONS WIRING ROOMS (BTR)

There will be two Base Building Telecommunication Wiring Rooms (BTR) on each floor. A series of 4” sleeves will be provided through the floor and ceiling. At the lowest floor, a series of 4” conduits will connect the BTRs to each of the two NetPOP rooms. The two BTRs will be connected together with 4” conduit in the basement, at the top of the building and at two intermediate floors.

Tenants may use their Pro Rata Share of the TTR sleeves to install fiber or copper telecommunication entrance cables from the NetPOP rooms to their lease space.

Refer to Exhibit H-1 for MBR&M sleeve criteria.

Telecommunication entrance cable is the only type of cable that can be installed in the BTR. The tenant’s internal floor-to-floor network backbone cables, computer station cables, voice riser cables, voice station cables, etc. must be installed in a Tenant Telecommunications Wiring Room (TTR) within the leased space. Active equipment such as Ethernet switches or routers must be installed in the tenant’s leased space and are not permitted in the BTR.

H-2-71

TENANT TELECOMMUNICATIONS WIRING ROOM (TTR)

A Tenant Telecommunication Wiring Room will be provided on every floor in the core of the building, as part of the leased space. A series of 4” sleeves will be provided through the floor and ceiling. Tenants may use the sleeves to install fiber or copper network backbone cables, computer station cables, voice riser cables, voice station cables, etc. from floor-to-floor within their space.

To connect with the tenant space from the BTR and / or the TTR, cables can enter the raised floor from an opening in the wiring room or above the ceiling via sleeves through the core wall. If the tenant installs cable above the ceiling, it must be in conduit. All sleeves must be fire stopped by the cable installation contractor.

SATELLITE ANTENNA

Tenants may install antenna on the roof for communication purposes. Building management must approve the engineering of the installation. The building provides a SatPOP room on an upper floor for active equipment, conduit from the SatPOP to the roof and conduit from the SatPOP to each of the building’s BTRs. Tenants may use their Pro Rata share of the SatPOP for active equipment. Tenants may use their Pro Rata share of the conduit for Satellite connectivity to their space. Landlord shall provide a dedicated sleeved pathway from the 9th floor to the SAT POP room; to allow for future connections by the tenants to the SAT POP room.

Refer to Exhibit H-1 for MBR&M sleeve criteria.

SECURITY EQUIPMENT/INSTALLATION

Landlord will furnish and install all such equipment necessary to implement the Building Access Control Security Plan, outlined in the lease. This equipment includes:

•	Card Reader controlled vehicular gates at garage entrances

•	Reinforced roll-up doors or ram prevention devices at vehicular entrances

•	Card Reader controlled barrier turnstiles in the security lobbies

•	Perimeter and special area door control and monitoring devices

•	Card reader controlled elevators

•	Centralized Security Management System with access control and alarm monitoring functions

•	Centrally monitored and recorded interior and exterior CCTB cameras at perimeter access points, lobby areas, dock operations, and other public areas

•	Security Command Center equipment including monitors, digital recorders, controls, etc.

•	Magnetometer and X-Ray Screening equipment at entry locations

•	Electronic visitor management system

•	Electronic guard tour system

H-2-72

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT L-1

MORTGAGEE SNDA

(See Attached)

AGREEMENT OF SUBORDINATION, RECOGNITION

NON-DISTURBANCE, AND ATTORNMENT

THIS AGREEMENT OF SUBORDINATION, RECOGNITION, NON-DISTURBANCE AND ATTORNMENT (“this Agreement”) dated the ___ day of ____________ 2002, is made by and among FRANKMON LLC, a Delaware limited liability company (herein referred to as “Landlord”), HYATT CORPORATION, a Delaware corporation (herein referred to as “Tenant”), and ________________________, a __________________________ (herein referred to as “Lender”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have heretofore entered into a certain lease dated ______________ _____, 2002 (such lease, together with all exhibits attached thereto including, without limitation, the Workletter, the Shared Facilities Workletter and the Terms of Parking License, being hereinafter referred to as the “Original Lease”), demising certain premises in the building known as 71 South Wacker Drive, Chicago, Illinois;

[WHEREAS, Landlord and Tenant have heretofore entered into [describe any amendments and modification]];

WHEREAS, the Original Lease has not been amended or modified [except as described above];

WHEREAS, as used herein the term “Lease” shall refer to the Original Lease, together with [the amendments and modifications described above and] such amendments and modifications as may hereafter be entered into, excluding any such amendments and modifications hereafter entered into requiring Lender’s consent under Section 9 below, unless Lender shall have consented thereto;

WHEREAS, concurrently herewith Lender is making a mortgage loan to Landlord (the “Loan”) in the amount of [or up to] $            , which loan is evidenced by a certain Note (including any consolidations, extensions, modifications or renewals thereof, the “Note”) of even date herewith executed by Landlord and payable to Lender, and secured in part by (i) a Mortgage (including any consolidations, extensions, modifications or renewals thereof, the “Mortgage”) of even date herewith covering the Land and Building (as defined in the Lease) in which the Premises (as defined in the Lease) are located, which Land is legally described on Exhibit “A” attached hereto and (ii) an assignment of Landlord’s interest in the Lease of even date herewith (including any consolidations, extensions, modifications or renewals thereof, the “Assignment of Lease”); and

WHEREAS, Landlord and Tenant jointly and severally acknowledge the Assignment of Lease; and

L-1-1

WHEREAS, the parties hereto desire to establish additional rights of quiet and peaceful possession for the benefit of Tenant, and further to define the covenants, terms, and conditions precedent to such additional rights.

NOW, THEREFORE, in consideration of the covenants, terms, conditions, agreements, and demises herein contained, and in consideration of other good and valuable consideration, each to the other, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree, covenant, and warrant as follows:

1. Capitalized terms used but not defined herein are used herein as defined in the Lease.

2. Subject to the terms and conditions of this Agreement, the Lease is and shall be subject and subordinate in all respects to the Mortgage and the lien created thereby and to any advancements made thereunder.

3. So long as no monetary or material non-monetary Default has occurred and is continuing under the Lease, Lender hereby covenants and agrees that if Lender or any other person (Lender or such other person being herein called a “Successor”) obtains Landlord’s interest in the Property by judicial or power of sale foreclosure of the Mortgage or by reason of any other enforcement of Lender’s rights under the Mortgage or by deed in lieu of foreclosure (a “Succession Event”), then:

(a)	Successor shall succeed to Landlord’s interest in the Lease and shall recognize the Lease, and the Lease shall continue in full force and effect with direct privity of estate and contract between Successor and Tenant with the same force and effect and relative priority in time and right as though the Lease had been originally made directly between Successor and Tenant; and

(b)	Tenant’s rights under the Lease, including its occupancy of the Premises, its use of the Shared Facilities, and its use of any parking spaces licensed to Tenant pursuant to the Lease, shall not be disturbed.

4. Tenant shall give to Lender a copy of any Qualified Notice (as herein defined) given by Tenant to Landlord and no such Qualified Notice shall be effective unless and until Tenant shall have given such a copy to Lender. The term “Qualified Notice” shall mean (i) any notice of default under the Lease by Landlord given by Tenant to Landlord, (ii) any notice of termination of the Lease given by Tenant to Landlord under Paragraphs 4(E), 4(F) or 10(A)(ii) of the Lease or under any other provision of the Lease expressly affording Tenant the right to terminate the Lease, and (iii) any notice under Paragraph 24(B) of the Lease given by Tenant to Landlord.

5. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate the Lease (other than pursuant to a right of cancellation or termination expressly set forth in the Lease) or to abate or offset against payment of Rent (other than a right of abatement or offset expressly set forth in the Lease) or to claim a partial or total eviction, Tenant shall not be entitled to exercise such right, unless such act or omission shall have continued unremedied for thirty (30) days after written notice thereof is given to Landlord and Lender; provided that, if more than thirty (30) days are reasonably

L-1-2

required to effect such remedy and Landlord or Lender commences to remedy such act or omission within thirty (30) days after receipt of Tenant’s notice thereof, then such period shall be extended so long as Landlord or Lender is diligently prosecuting such remedy to completion. The aforementioned periods of time permitted for Landlord or Lender to cure shall be extended for any period of time during which Landlord or Lender is delayed in, or prevented from, curing due to Unavoidable Delays.

6. If the interests of Landlord under the Lease shall be transferred to a Successor by reason of a Succession Event prior to the expiration or earlier termination of the Lease, then Tenant hereby covenants and agrees to make full and complete attornment to the Successor as substitute landlord upon the same terms, covenants and conditions as provided in the Lease (subject to Section 3 above and Section 9 below) so as to establish direct privity of estate and contract between the Successor and Tenant with the same force and effect and relative priority in time and right as though the Lease had been originally made directly between Successor and Tenant; except, that (subject to Section 16 below) Tenant shall be under no obligation to pay rent to the Successor until Tenant receives written notice from Lender that a Succession Event has occurred. Tenant will thereafter make all rent payments due under the Lease directly to Successor, as the substitute landlord thereunder and Landlord hereby consents thereto.

7. Tenant waives all joinder and/or service of process in any action by Lender to foreclose the Mortgage or any action at law by Lender to gain possession of the Landlord’s interest in the Premises or Property. Unless required by law Lender shall not name Tenant in any such action and if Tenant is required to be so named then none of Tenant’s rights under the Lease or this Agreement shall be affected in such action. Lender, simultaneously with giving any notice of default under the Note, Mortgage or Assignment of Lease or any other instrument evidencing or securing the Loan (together, the “Loan Documents”) or commencing any foreclosure, shall furnish to Tenant a copy of such notice or of the documents commencing such foreclosure; but Lender’s failure to do so shall not impair the validity of Lender’s notice or foreclosure or the terms of this Agreement.

8. The provisions of this Agreement shall be real covenants running with the Land, and shall be binding upon and inure to the benefit of the respective parties hereto and their respective heirs, executors, administrators, beneficiaries, successors and assigns, including without limitation any person who shall obtain, directly or by assignment or conveyance, (a) any interest in the Mortgage; (b) any certificate or deed of purchase following foreclosure of the Mortgage; (c) any certificate of redemption following such foreclosure; or (d) title to the Property through a Succession Event.

9. If a Succession Event shall occur (the date of such Succession Event being herein called the “Succession Date”), the Successor shall not be:

(a)	Liable for any act or omission of any prior landlord under the Lease; except, that (a) the Successor shall be liable for events occurring on and after the Succession Date, and (b) [subject to Section 11 hereof,] the Successor shall be obligated to correct any conditions existing on the Succession Date which are in violation of the Lease even if the same arose out of any act or omission of such a prior landlord; or

L-1-3

(b)	Required or obligated to credit Tenant with any Rent paid more than 30 days in advance of its due date (unless Lender or the Successor shall have received the same); and

(c)	Bound by any amendment or modification of the Lease (or other agreement with Landlord) which (i) grants any material concession with respect to the Lease, or (ii) reduces the Rent payable thereunder, or (iii) grants Tenant any right to cancel, terminate, surrender or extend the Lease, or (iv) cancels, terminates, accepts a surrender of or extends the Lease, unless Lender shall have consented to such amendment or modification (or agreement) or such amendment or modification (or agreement) is provided for in the Lease;

provided, however, that, notwithstanding the foregoing, (A) Tenant’s right to any rent abatement, rent offset, rent setoff, and/or rent credit provided for in the Lease (including Article 4 of the Lease ) whenever accruing shall be binding upon the Successor, regardless of whether the acts or omissions giving rise thereto occurred before or after the Succession Date or were the acts or omissions of the Successor or any prior landlord under the Lease, and (B) the Successor shall be obligated to credit Tenant for any overpayment of Operating Expenses, Taxes or Net Shared Facilities Costs for any prior period.

10. Tenant hereby acknowledges that the Assignment of Lease secures the Loan, and Tenant covenants and agrees for the benefit and reliance of Lender that, notwithstanding anything to the contrary contained in the Lease, after the date hereof, Tenant will not, without the express written consent of Lender:

(a)	cancel or terminate the Lease other than (i) pursuant to a right of cancellation or termination expressly set forth in the Lease, or (ii) as permitted by Section 5 above; or

(b)	enter into any amendment or modification of the Lease (or other agreement with Landlord) which (i) grants any material concession with respect to the Lease, or (ii) reduces the Rent payable thereunder, or (iii) grants Tenant any right to cancel, terminate, surrender or extend the Lease, or (iv) cancels, terminates, accepts a surrender of or extends the Lease, unless such amendment or modification (or agreement) is provided for in the Lease; or

(c)	pay any prepay rent more than 30 days in advance of its due date.

11. (a) As used herein the term “Construction Obligations” shall mean the obligation of the Landlord under the Lease to complete Landlord’s Work, the Excluded Work or the Shared Facilities Work.

L-1-4

(b) If a Succession Event shall occur prior to the Substantial Completion Date the Successor shall have the right, by notice to Tenant given within fifteen (15) days of the Succession Event (a “Successor Construction Obligation Avoidance Notice”), to avoid the Construction Obligations.

(c) If the Successor shall give a timely Successor Construction Obligation Avoidance Notice, then

(i) Successor shall not be obligated to perform the Construction Obligations (except that Successor shall be obligated to correct any defects contained on any punch list created in accordance with the terms of the Workletter or any latent and structural defects, subject to the terms of the Lease);

(ii) Tenant shall thereafter have no right to terminate the Lease pursuant to Paragraph 4(F) (and any such right shall be deemed to have been waived); and

(iii) Tenant shall have the right, by notice given to the Successor within thirty (30) days of Tenant’s receipt of such notice, to terminate the Lease as of the date of Tenant’s notice.

(d) If the Lease shall be terminated pursuant to Section 11(c)(iii) above, then:

(i) Landlord shall pay to Tenant all amounts which Landlord would have owed to Tenant under Paragraph 4(F) of the Lease (and, to the extent provided in clause (ii) of the third paragraph of Paragraph 4(F), the other provisions of Article 4 of the Lease) as if (x) the Landlord Outside Substantial Completion Date had occurred, and (y) Landlord had timely and properly exercised its right to terminate this Lease pursuant to Paragraph 4(F) of the Lease (and, for this purpose, the termination shall be deemed to have occurred under such Paragraph 4(F) and the date of such termination for purposes of said Paragraph 4(F) shall be the date of Tenant’s notice under Section 11(c)(iii) above]; and

(ii) Successor and Tenant shall have no liability of any kind hereunder.

(e) If

(i) the Successor shall timely give a Successor Construction Obligation Avoidance Notice and this Lease shall not be terminated pursuant to Section 11(c)(iii) above, or

(ii) the Successor shall not timely give a Successor Construction Obligation Avoidance Notice then, if the Lease shall thereafter be terminated under any provision of Article 4 of the Lease, Tenant shall look solely to Landlord for (i.e. not to the Successor who shall be deemed released from) the payment of all amounts required to be paid to Tenant under the applicable provisions of Article 4 of the Lease.

L-1-5

12. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing, addressed as follows, and shall be deemed to have been properly given if: (a) mailed by first class United States Postal Service registered or certified mail, postage prepaid, with return receipt requested, (b) delivered in person to the intended addressee, (c) tendered for next Business Day delivery to a nationally recognized overnight courier, in each case, addressed as follows:

If to Tenant:

__________________________

__________________________

__________________________

Attention: ________________

with a copy to:

__________________________

__________________________

__________________________

Attention: ________________

If to Lender:

__________________________

__________________________

__________________________

Attention: ________________

with a copy to:

__________________________

__________________________

__________________________

Attention: ________________

If to Landlord:

FrankMon LLC

c/o Pritzker Realty Group, L.P.

200 West Madison Street, 37th Floor

Chicago, Illinois 60606

Attn: Penny Pritzker and Kevin Poorman

L-1-6

with a copy to:

Katten Muchin Zavis Rosenman

525 West Monroe Street, Suite 1600

Chicago, Illinois 60661-3693

Attn: Seth Madorsky, Esq.

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Notices shall be considered given upon the earlier to occur of: (i) actual receipt or the date delivery is refused or (ii) the third (3rd) business day following the date of such mailing (or as of any earlier delivery dated evidenced by a receipt the U.S. Postal Service) or (iii) one (1) business day after tender deposit for next business day delivery to a nationally recognized overnight courier service.

13. This Agreement contains the entire agreement between or among the parties hereto with respect to the subject matter hereof. No variations, modifications or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

14. This instrument may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties hereto had signed the same document. All of such counterparts shall be construed together and shall constitute one instrument, but in making proof, it shall only be necessary to produce one such counterpart.

15. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders. The words, “Lender,” “Landlord” and “Tenant” shall include their heirs, executors, administrators, beneficiaries, successors and assigns.

16. Upon the occurrence of a default under any of the Loan Documents, Lender shall be entitled, upon written notice to Tenant, to all rents and other amounts then due under the Lease and thereafter accruing, and this Section 16 shall constitute a direction by Landlord to and full authority to Tenant to pay all such amounts to Lender without proof of the default relied upon, and Landlord hereby expressly waives all claims against Tenant for complying with the terms of this Section 16. Tenant is hereby irrevocably authorized by Landlord to rely upon and comply with (and shall be fully protected in so doing) any notice or demand by Lender for the payment to Lender of any rental or other sums which may be or thereafter become due under the Lease or for the performance of Tenant’s undertakings under the Lease and shall have no right or duty to inquire as to whether any default under the Mortgage has actually occurred or is then existing. Prior to the receipt of any such notice or demand from Lender (or after the withdrawal of any such notice or demand from Lender), Tenant shall be authorized to pay all rent and other sums under the Lease to or as directed by Landlord and Tenant shall be fully protected in doing so, regardless of the application thereof by Landlord.

[SIGNATURE PAGE TO FOLLOW]

L-1-7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, sealed and delivered in their respective names and in their behalf; and if a corporation, by its officers duly authorized.

LANDLORD:

FRANKMON LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

HYATT CORPORATION a Delaware corporation

By:
Name:
Title:

LENDER:

_______________________________, a ___________________________________________

By:
Name:
Its:

L-1-8

STATE OF ILLINOIS	:
	:	SS.
COUNTY OF COOK	:

On the ____ day of _______________________, 2002, before me, a notary public, the undersigned officer, personally appeared _______________________________, who acknowledged himself/herself to be the ____________________________ of ___________________, and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the national banking association by himself as such officer and desired that such instrument be recorded as such.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year aforesaid.

Notary Public

My Commission Expires:

STATE OF ILLINOIS	:
	:	SS.
COUNTY OF COOK	:

On the ____ day of _______________________, 2002, before me, a notary public, the undersigned officer, personally appeared _______________________________, who acknowledged himself/herself to be the ____________________________ of ___________________, and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the national banking association by himself as such officer and desired that such instrument be recorded as such.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year aforesaid.

Notary Public

My Commission Expires:

STATE OF ILLINOIS	:
	:	SS.
COUNTY OF COOK	:

On the ____ day of _______________________, 2002, before me, a notary public, the undersigned officer, personally appeared _______________________________, who acknowledged himself/herself to be the ____________________________ of ___________________, and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the national banking association by himself as such officer and desired that such instrument be recorded as such.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year aforesaid.

Notary Public

My Commission Expires:

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT L-2

GROUND LESSOR SNDA

An SNDA is substantially the same form (adjusted to reflect that the instrument to which it relates is a Ground Lease not a Mortgage) as, and no less favorable to Tenant in any material respect than, the form of Mortgagee SNDA attached to the Lease as Exhibit L-1.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT M

TENANT ESTOPPEL CERTIFICATE

________________, ____

__________________________

__________________________

__________________________

Attn: _____________________

RE:	71 South Wacker Drive, Chicago, Illinois (the “Building”)

Ladies and Gentlemen:

The undersigned, HYATT CORPORATION (“Tenant”), is the lessee under that certain Office Lease by and between Tenant and FRANKMON LLC (“Landlord”), dated September __, 2002 (as the same has heretofore been amended and modified [which amendments and modifications are described in Paragraph 1 below], the “Lease”) with respect to that certain Premises (as described and defined in the Lease) located in the above described Building. Tenant certifies to the addressees hereof that as of the date hereof:

1.	The Lease is in full force and effect without amendment or modification except as follows: ______________________________. [Describe amendment(s) and modification(s)].

2.	The Commencement Date was _____________; the Rent Commencement Date was _______________; and the Initial Term Expiration Date is/was _________________. No Renewal Option has been exercised or lapsed, except ________________. [If any Renewal Option has been exercised, indicate the expiration date of the Renewal Term.]

3.	[If applicable: Subject to the Final Measurement Report,] (a) the Premises consists of ________ square feet of Rentable Area; (b) the monthly installment of Net Rent next due and payable by Tenant will be in the amount of $ , and is payable ________, 20__; and (c) Tenant’s Pro Rata Share is _______ percent. Tenant’s SFR Share is ; Tenant’s SFC Share is . Tenant presently has ___ parking spaces under license pursuant to the Lease.

4.	Except as described in Exhibit 1 attached hereto, Tenant has not paid any Rent more than 30 days in advance of its due date.

5.	Except as described in Exhibit 2 attached hereto, (a) the Lease has not been assigned by Tenant and (b) the Premises have not been subleased by Tenant.

6.	Except as described in Exhibit 3 attached hereto, (a) Tenant has not delivered to Landlord any notice that Landlord has failed to pay or perform any of its obligations under the Lease, (b) to Tenant’s actual knowledge, no event has occurred which constitutes or which, with the giving of notice or passage of time, or both, would result in a default by Landlord under the Lease, and (c) to Tenant’s actual knowledge, Tenant has no existing defenses or presently exercisable offsets against the enforcement of the Lease by Landlord.

7.	Tenant has not been granted any options to purchase the Premises or the Building.

8.	Except as described in Exhibit 4 attached hereto or as provided for in the Lease, Tenant has no right or option to extend the term of the Lease or to lease additional premises

9.	Except as described in Exhibit 5 attached hereto or as provided for in the Lease or as may arise under applicable law, Tenant has no right to cancel or terminate the Lease. Except as described in Exhibit 5 attached hereto, to Tenant’s actual knowledge, (a) Tenant has no presently exercisable right to cancel or terminate the Lease [AFTER RENT COMMENCEMENT DATE ADD: and (b) no event has occurred which, with the giving of notice or passage of time, or both, would result in Tenant’s having a right under the Lease or applicable law to cancel or terminate the Lease].

10.	[AFTER RENT COMMENCEMENT DATE: Except as provided in Exhibit 6 attached hereto, to Tenant’s actual knowledge, all of the obligations required by Article 4 of the Lease or by the Workletter to be performed by Landlord prior to the Rent Commencement Date have been performed.]

11.	[To Tenant’s actual knowledge, such reasonable, non-confidential factual matters as Landlord or the addressees may reasonably request, including factual matters relative to the exercise or lapse of any of Tenant’s rights under Article 35].

Tenant further acknowledges and agrees that the addressees hereof and their respective successors and assigns shall have the right to rely on the information contained in this Certificate and this Certificate and the certification set forth therein shall inure to the benefit of the addressees hereof and their respective successors and assigns.

Capitalized terms defined in the Lease are used herein with the meanings ascribed to them therein, unless otherwise specifically provided in this letter.

TENANT:

HYATT CORPORATION

By:
Name:
Title:

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT N

LANDLORD ESTOPPEL CERTIFICATE

________________, ____

__________________________

__________________________

__________________________

Attn: _____________________

RE:	71 South Wacker Drive, Chicago, Illinois (the “Building”)

Ladies and Gentlemen:

The undersigned, FRANKMON LLC (“Landlord”), is the lessor under that certain Office Lease by and between Landlord and HYATT CORPORATION (“Tenant”), dated September __, 2002 (as the same has heretofore been amended and modified [which amendments and modifications are described in Paragraph 1 below], the “Lease”) with respect to that certain Premises (as described and defined in the Lease) located in the above described Building. Landlord certifies to the addressees hereof that as of the date hereof:

1.	The Lease is in full force and effect without amendment or modification except as follows: ____________________ __________. [Describe amendment(s) and modification(s).]

2.	The Commencement Date was _____________; the Rent Commencement Date was _______________; and the Initial Term Expiration Date is/was _________________. No Renewal Option has been exercised or lapsed, except ________________. [If any Renewal Option has been exercised, indicate the expiration date of the Renewal Term.]

3.	[If applicable: Subject to the Final Measurement Report,] (a) the Premises consists of ________ square feet of Rentable Area; (b) the monthly installment of Net Rent next due and payable by Tenant will be in the amount of $ , and is payable ________, 20__; and (c) Tenant’s Pro Rata Share is _______ percent. Tenant’s SFR Share is ________________; Tenant’s SFC Share is ___________________. Tenant presently has ___ parking spaces under license pursuant to the Lease.

4.	Except as described in Exhibit 1 attached hereto, (a) Landlord has not delivered to Tenant any notice that Tenant has failed to pay or perform any of its obligations under the Lease, (b) to Landlord’s actual knowledge, no event has occurred which constitutes or which, with the giving of notice or passage of time, or both, would result in a default by Tenant under the Lease or a Default, and (c) to Landlord’s actual knowledge, Landlord has no existing defenses or presently exercisable offsets against the enforcement of the Lease by Tenant.

5.	Except as described in Exhibit 2 attached hereto or as provided for in the Lease or as may arise under applicable law, Landlord has no right to cancel or terminate the Lease. Except as described in Exhibit 2 attached hereto, to Landlord’s actual knowledge, (a) Landlord has no presently exercisable right to cancel or terminate the Lease [AFTER RENT COMMENCEMENT DATE ADD: and (b) no event has occurred which, with the giving of notice or passage of time, or both, would result in Landlord’s having a right under the Lease or applicable law to cancel or terminate the Lease].

6.	[To Landlord’s actual knowledge, such reasonable, non-confidential factual matters as Tenant or the addressees may reasonably request, including factual matters relative to the exercise or lapse of any of Tenant’s rights under Article 35].

7.	Landlord further acknowledges and agrees that the addressees hereof and their respective successors and assigns shall have the right to rely on the information contained in this Certificate and this Certificate and the certification set forth therein shall inure to the benefit of the addressees hereof and their respective successors and assigns.

Capitalized terms defined in the Lease are used herein with the meanings ascribed to them therein, unless otherwise specifically provided in this letter.

LANDLORD:

FRANKMON LLC.

By:
Name:
Title:

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT O-1

CONSENT AND AGREEMENT

(ASSIGNMENT)

(See Attached)

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT O-1

CONSENT AND AGREEMENT

(ASSIGNMENT)

[Date]

HYATT CORPORATION

85 Broad Street

New York, New York 10004

Attention: Geoffrey Rockhill — Corporate Services

Re:	71 South Wacker, Chicago — Consent to Assignment

Ladies & Gentlemen:

FRANKMON LLC (“Landlord”), the landlord under that certain Office Lease dated as of September __, 2002, as amended and modified by ______________ dated __________ (as so amended and modified, the “Lease”), by and between Landlord, as landlord, and HYATT CORPORATION (“Tenant”), as tenant, covering certain premises (the “Leased Premises”), as described in the Lease, in the building commonly known as 71 South Wacker Drive, Chicago, Illinois (the “Building”), subject to and specifically conditioned upon the following terms and conditions, hereby grants its consent to the assignment by Tenant to ________, a __________ (“New Owner”) of all of Tenant’s right, title and interest in, to and under the Lease.

The capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Lease. This letter (this “Consent and Agreement”) and the acknowledgment and acceptance of the conditions hereof may be executed in counterparts, each of which shall be considered an original but constituting one and the same document.

As a condition to the consent of Landlord, it is understood and agreed as follows:

1.	This Consent and Agreement shall in no way release Tenant or any person or entity claiming by, through or under Tenant (including New Owner) from any of their respective covenants, agreements, liabilities and duties under the Lease, as the same may hereafter be amended or modified; provided, however, that Tenant shall not be liable for any increased or additional obligations arising out of any amendment or modification of the Lease hereafter entered into, except for such increased or additional obligations as arise out of any such amendment or modification that effects the exercise by New Owner of any right of the tenant under Paragraphs 35(F) or 35(G) of the Lease as same exists as of the date hereof.

2.	Tenant represents and warrants to Landlord, as of the date of this Consent and Agreement, and as of immediately prior to the effectiveness of the Assignment, that:

a.	Tenant owns and holds the entire interest of the tenant in, to and under the Lease; and

b.	Tenant has not assigned or encumbered the interest of the tenant in, to and under the Lease, or any part thereof.

3.	By its execution below, New Owner hereby assumes the due and punctual payment and performance of all of the obligations of the tenant under the Lease from and after the date of such execution.

4.	Except as otherwise expressly set forth herein, this Consent and Agreement shall not be deemed to modify any of the terms or conditions of the Lease. Landlord does not hereby consent to any further assignment of the Lease or subletting of the Leased Premises. By execution of this Consent and Agreement, Tenant and New Owner acknowledge and agree to be bound by all the terms and conditions of Landlord’s consent as set forth herein.

This Consent and Agreement shall not be effective, and New Owner shall not enter into possession of the Premises, unless and until Landlord shall receive a copy of this Consent and Agreement executed by Tenant and New Owner as provided below. If Landlord shall not have received a copy of this Consent and Agreement executed by Tenant and New Owner within 90 days of the date hereof, this Consent and Agreement shall be void.

Very truly yours: FRANKMON LLC, a Delaware limited liability company

By:
Name:
Title:

Accepted and Agreed HYATT CORPORATION, a Delaware corporation

By
Name:
Title:
Date:

[New Owner]

[a ____________]

By:
Name:
Title:
Date:

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT O-2

CONSENT AND AGREEMENT

(SUBLEASE)

[Date]

HYATT CORPORATION

85 Broad Street

New York, New York 10004

Attention: Geoffrey Rockhill — Corporate Services

Re:	71 South Wacker, Chicago — Consent to Sublease

Ladies & Gentlemen:

FRANKMON LLC (“Landlord”), the landlord under that certain Office Lease dated as of ________________, as amended and modified by ________________________ dated ________________ (as so amended and modified and as hereafter amended and modified from time to time, the “Lease”), by and between Landlord, as landlord and HYATT CORPORATION, as tenant (“Tenant”), subject to and specifically conditioned upon the following terms and conditions, hereby grants its consent to the subleasing by Tenant to [insert name and entity type of Transferee (as such term is defined in the Lease)], as sublessee (“Sublessee”) of all or any portion or portions of [insert description of Subject Space (as such term is defined in the Lease) including all expansion rights and options described in Tenant’s request for consent] (the “Subleased Premises”) in the Building commonly known as 71 South Wacker Drive, or Hyatt Center, Chicago, Illinois (the “Building”) for term or terms expiring no later than [insert final expiration date described in Tenant’s request for consent, including all renewal rights and options described in Tenant’s request for consent] (the “Sublease Expiration Date”).

The capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Lease. This letter (herein this “Consent and Agreement”) and the acknowledgment and the acceptance of the conditions hereof may be executed in counterparts, each of which shall be considered an original but constituting one and the same document.

As a condition to the consent of Landlord, it is understood and agreed as follows:

The sublease agreement between Tenant and Sublessee, as the same may be amended, modified or supplemented from time to time, is herein called the “Sublease”. Landlord is not consenting to and shall not be bound by any of the terms or provisions of the Sublease. The Sublease is solely for the purpose of setting forth the rights and obligations between Tenant and Sublessee and shall not bind

Landlord. Tenant shall furnish Landlord with a fully-executed counterpart of the Sublease as originally entered into no later than Sublessee’s entry into the Subleased Premises, and shall furnish Landlord with a fully-executed counterpart of any amendment, modification or supplement thereto immediately upon the execution and delivery thereof. This Consent and Agreement shall not apply to any amendment, modification or supplement covering any premises outside of the Subleased Premises or any period after the Sublease Expiration Date, and any such amendment, modification or supplement shall be regarded as a new sublease subject to Landlord’s consent as provided for in the Lease.

1.	This Consent and Agreement shall in no way release Tenant or any person claiming by, through or under Tenant from any of its covenants, agreements, liabilities and duties under the Lease, as the same may hereafter be amended or modified.

2.	This Consent and Agreement shall not be construed to amend or modify the Lease in any respect, nor shall this Consent and Agreement constitute Landlord’s consent to any Alterations.

3.	Tenant shall be liable to Landlord for any default under the Lease, whether such default is caused by Tenant or Sublessee or anyone claiming by or through either Tenant or Sublessee, but the foregoing shall not be deemed to restrict or diminish any right which Landlord may have against Sublessee pursuant to the Lease, in law or in equity, for violation of the Lease or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Lease by Sublessee.

4.	The Sublease is, in all respects, subject and subordinate to the Lease. Furthermore, in the case of any conflict between the provisions of this Consent and Agreement or the Lease and the provisions of the Sublease as such relate to Landlord, the provisions of this Consent and Agreement or the Lease, as the case may be, shall prevail unaffected by the Sublease.

If at any time prior to the expiration of the term of the Sublease, the Lease shall terminate or be terminated for any reason (or Tenant’s right to possession shall terminate without termination of the Lease), the Sublease shall simultaneously terminate. [To be inserted at Landlord’s election: However, Sublessee agrees that, at the election and upon written demand of Landlord and not otherwise, the Sublease shall continue with the same force and effect as if Landlord and Sublessee had entered into a lease as of the effective date of such termination for a term equal to the then unexpired term of the Sublease and containing the same provisions as those contained in the Sublease. In such a case, and not otherwise, Sublessee shall attorn to Landlord and Landlord shall recognize Sublessee and Landlord and Sublessee shall have the same rights, obligations and remedies as Tenant and Sublessee had prior to such effective date, except that in no event shall Landlord be

(i)	liable for any act or omission by Tenant, or

(ii)	subject to any offsets or defenses not provided for in the Sublease, or

(iii)	bound by any rent or additional rent or other payment paid by Sublessee to Tenant more than thirty (30) days in advance of its due date which was not actually received by Landlord, or

(iv)	bound by any amendment, modification or supplement to the Sublease which Landlord had not received prior to such effective date or (unless Landlord shall have consented thereto) which required Landlord’s consent as provided for in Paragraph 1 above.

The foregoing provisions of this Paragraph shall apply notwithstanding that as a matter of law, the Sublease may otherwise terminate upon termination of the Lease, and shall be self-operative following Landlord’s written election to continue the Sublease as aforesaid and no further instruments shall be required to give effect to said provisions. Upon such written election by Landlord to continue the Sublease as aforesaid, however, Landlord and Sublessee shall execute, from time to time, documents in confirmation of the foregoing provisions of this Paragraph reasonably satisfactory to the parties, acknowledging such attornment and recognition and setting forth the terms and conditions of Sublessee’s tenancy.] Nothing contained in this Paragraph shall be construed to impair or modify any right otherwise exercisable by Landlord, whether under the Lease, any other agreement or in law.

5.	Nothing herein contained shall be deemed a waiver of any of the Landlord’s rights under the Lease. [To be inserted at Landlord’s election: Except as provided in Paragraph 7 above following Landlord’s exercise of its election to continue the Sublease,] in no event shall Landlord be deemed to be in privity of contract with Sublessee or owe any obligation or duty to Sublessee under the Lease or otherwise, any duties of Landlord under the Lease being in favor of, for the benefit of and enforceable solely by Tenant.

6.	Sublessee shall maintain property and liability insurance as required by Article 11 of the Lease (except that Sublessee shall not be required to insure any property insured by Tenant) and shall cause the Landlord Protected Parties to be named as additional insureds on such liability insurance. Prior to its entry into the Subleased Premises and prior to each policy expiration, Sublessee shall furnish Landlord with certificates of such insurance which certificates shall confirm that the Landlord Protected Parties have been so named on the liability insurance. The provisions of Paragraph 11(H) and Paragraphs 26(A) through (E) of the Lease shall apply directly between Landlord and Sublessee as if the same were set forth herein and referred to Sublessee rather than Tenant.

7.	This Consent and Agreement shall be deemed limited solely to the Sublease, and nothing herein shall be deemed Landlord’s consent to any further or additional sublease by Tenant or Sublessee or any assignment or transfer of the Lease or the Sublease.

8.	Landlord, Tenant and Sublessee hereby confirm the provisions of Paragraph 21(D) of the Lease.

This Consent and Agreement shall not be effective, and Sublessee shall not enter into possession of the Subleased Premises, unless and until Landlord shall receive a copy of this Consent and Agreement executed by Tenant and Sublessee as provided below. If Landlord shall not have received a copy of this Consent and Agreement executed by Tenant and the Sublessee within 90 days of the date hereof, this Consent and Agreement shall be void.

Very truly yours: FRANKMON LLC, a Delaware limited liability company

By:
Name:
Title:

Accepted and Agreed HYATT CORPORATION, a Delaware corporation

By:
Name:
Title:
Date:

[Sublessee] [a ____________]

By:
Name:
Title:
Date:

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT P-1

PARKING CONFIRMATION

THIS CONFIRMATION is dated ________________ and is entered into pursuant to Article 37 of that certain Office Lease dated as of September 30, 2002 (as amended and modified, the “Lease”) between FRANKMON LLC, a Delaware limited liability company (“Landlord”) and HYATT CORPORATION, a Delaware corporation (“Tenant”). The Lease covers certain premises at 71 South Wacker, Chicago, Illinois (the “Building”).

Landlord and Tenant hereby confirm that the parking spaces listed below                                                                           [indicate space no. and which garage]                                                                                                                                                                                                                                                                                                                                                                                               located in the Building’s parking garage are licensed to Tenant. This Confirmation shall supersede all prior Confirmations.

The terms of such license are those provided for in said Article 37 and in Exhibit P-2 to the Lease.

Landlord shall have the right, from time to time, upon reasonable prior notice to Tenant, to designate different parking spaces to be licensed to Tenant and Tenant shall have the right, from time to time, subject to the applicable terms and conditions of the Lease, to increase or decrease the number of parking space to be licensed to it. Upon any such designation, increase or decrease Landlord and Tenant shall execute a superseding Confirmation.

FRANKMON LLC, a Delaware limited liability company	HYATT CORPORATION, a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT P-2

TERMS OF PARKING LICENSE

As used in this document (this “License”), (i) the term “Building” shall refer to 71 South Wacker Drive, Chicago, Illinois, (ii) the term “Lease” shall mean the lease to which this document is attached, (iii) the term “Licensor” shall refer to the Landlord under the Lease and (iv) the term “Licensee” shall refer to the Tenant under the Lease.

This License sets forth the terms and conditions applicable to the parking spaces in the Building’s parking garage licensed by Licensor to Licensee (the “Parking Spaces”).

1.	Licensee shall pay to Licensor or Licensor’s agent in the office of the Building, or at such other place as Licensor may from time to time designate in writing, a monthly fee for each Parking Space at the rate established by Licensor from time to time in accordance with the Lease (the “Fee”). The Fee shall be payable on or before the first day of each month in advance. Licensor shall give Licensee not less than forty-five (45) days’ prior written notice of any change in the Fee.

2.	This License will terminate upon the expiration or earlier termination of the Lease. Upon the termination of this License Licensee agrees to surrender possession of the Parking Spaces immediately (without receipt of demand for fees, notice to quit or demand for possession), and Licensee hereby grants to Licensor the right, with or without process of law, to expel Licensee from the Parking Spaces, and Licensor may use such force in expelling Licensor as may be reasonably necessary, and Licensor may repossess itself of the Parking Spaces, but said entry shall not constitute a trespass or forcible entry or detainer, nor shall it cause a forfeiture of fees due by virtue thereof. Licensee waives all notice of any election made by Licensor hereunder, demand for fees, notice to quit, demand for possession and all notice and demand whatsoever. If the number of Parking Spaces licensed to Licensee shall be reduced or if Licensor shall designate different Parking Spaces for Licensee, the provision of this Section 2 shall be applicable to the Parking Spaces to be given up by Licensee.

3.	The Fee does not include parking taxes or similar fees or assessments relating to Licensee’s use of the Building for parking, which may be imposed by any applicable taxing authority, including, without limitation any state, municipal or federal agency or other regulatory body. Licensee shall be responsible for the payment of all such taxes, fees and similar assessments now or hereafter imposed upon Licensor or Licensee in connection with Licensee’s use of the Building for parking in accordance with the License.

4.	Use of the Parking Spaces shall be limited to employees of Licensee or of any other occupant of the premises demised by the Lease (including subtenants) and their respective vehicles, and such employees and vehicles shall be designated by Licensee to Licensor from time to time. Licensee may change such designations at any time upon notice to Licensor or its parking operator in accordance with such procedures as Licensor may reasonably adopt. Such procedures shall include reasonable provision for temporary or “loaner” vehicles. Licensee shall not permit any person or vehicle other than those designated as provided for above to use the Parking Spaces.

5.	No more than one (1) vehicle per Parking Space shall be parked or stored at any one time.

6.	Licensee shall obey and cause its employees to obey the Parking Rules and Regulations attached hereto and such reasonable amendments and modifications thereto as Landlord shall from time to time promulgate, including with respect to implementation of the arrangements described in Section 16 below. Licensor shall make reasonable efforts to have others comply with the Parking Rules and Regulations.

7.	This License is for self-service parking only and does not include the right to any additional services, which services may be made available by Licensor from time to time at an additional charge.

8.	Licensor and its agents and employees shall not be liable for loss or damage to any vehicle within the Parking Spaces or the garage and/or to the contents of any such vehicle caused by fire, theft, explosion, freezing of circulation system of any vehicle, strikes, vandalism, riots or by any other acts of God and Licensee waives any claim against Licensor and its employees and agents for and in respect thereto.

9.	The relationship between Licensor and Licensee constitutes only a license to use the Parking Spaces and the garage. Neither this License nor the parking of any vehicle shall constitute or give rise to a bailment or create the relationship of bailor and bailee.

10.	Except for notices under Section 4 (which may be given by any reasonable manner), all notice hereunder shall be given in accordance with the Lease.

11.	In the event the garage or Building shall be damaged by fire or other casualty, the Fee shall be abated with respect to any Parking Space rendered unusable until it again becomes usable.

12.	If all or any part of the garage is taken by eminent domain proceedings, Licensor shall be entitled to all of the award in the proceedings. If the entire garage is taken, this License shall terminate. In the event of a partial taking, Licensor may reduce the number of Parking Spaces in proportion to the extent of such partial taking upon written notice to Licensee.

13.	This License shall be subject and subordinate to any mortgage or ground lease to which the Lease is subject and subordinate and shall be entitled to the benefit of any subordination, non-disturbance and attornment agreement to which the tenant under the Lease is a party.

14.	Licensee covenants not to cause any waste or damage or disfigurement or injury to the garage. Licensee agrees that if, in the Licensor’s reasonable judgment, Licensee’s vehicle(s) shall become a hazard or nuisance to person(s), other vehicles, the garage or the Building while parked in the garage, Licensee’s vehicle(s) shall be removed from said garage by Licensor’s personnel, or its agents, and any charges or costs incurred in the removal shall be borne by Licensee.

15.	The Parking Spaces, subject to the limitations on access thereto set forth in Exhibit S of the Lease and the limitations on Tenant’s use set forth in Article 37 of the Lease, shall be available for use at all times; provided, however, that (a) as provided in said Exhibit S, vehicular access to the Arcade Place garage shall not be available during hours other than 5:30am to 5:30pm on Business Days (but pedestrian access from the Building lobby and vehicular egress shall be permitted at all times), and (b) Licensor shall have free access to all portions of the garage at all times and may close the garage, or any portion thereof, or access thereto at any time in an emergency, to make repairs and maintenance, to prevent a taking by adverse possession or prescription or to comply with any governmental order or directive. Where practicable Licensor shall give and post notice of such closure at least one (1) business day in advance. All the aforesaid acts may be done by Licensor without being liable to others by reason of inability to use the garage, except that the Fee shall abate in case of any closure or denial of access extending for more than one (1) business day.

16.	Any licensee of a Parking Space in the Arcade Place garage arriving at the Building when the Arcade Place garage is closed to vehicular access as provided for above shall have the right to enter the Lower Wacker Drive garage and park in any empty space in the Lower Wacker Drive garage, provided such licensee removes its vehicle from such space no later than when the Arcade Place garage next opens for vehicular access. Any licensee of a Parking Space in the Lower Wacker Drive garage whose Parking Space is occupied by a vehicle parked pursuant to the preceding sentence shall have the right to park in any other space in the Lower Wacker Drive garage, provided such licensee removes its vehicle from such other space no later than when the Arcade Place garage next opens for vehicular access.

17.	All spaces in the Arcade Place garage and, except as for temporary use of spaces in the Lower Wacker Drive garage as provided for in Section 16 above, all spaces in the Lower Wacker Drive garage shall be specifically reserved dedicated spaces.

18.	Licensee shall, when using the parking facilities of said garage, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between designated lines. Licensor reserves the right, without notice, to tow away, or otherwise impound, at the expense of the owner or operator, any vehicle which is improperly parked or parked in a fire lane or a no parking zone or any vehicle in violation of Section 16; provided, however, that in the case of any such violation of Section 16 by Licensee or any of its employees, Licensee shall also be responsible for such expense.

19.	In the event a key or other access device is supplied by Licensor to Licensee in connection with the rights granted herein, Licensee will surrender such key or access device to Licensor upon termination of this License. Licensee agrees at all times, to display a proper identification card, windshield sticker or other identification as Licensor may from time to time require.

20.	Licensee shall pay within ten (10) days of demand all out-of-pocket costs and expenses (including the reasonable attorneys fees) incurred by Licensor in enforcing this License or in any defending any claim against Licensor arising out of any act or omission of Licensee or any person using any Parking Space under this License.

21.	Except as provided in Section 4 above, Licensee agrees not to transfer or convey in any manner, whether by operation of law or otherwise, this License or its right to use the Parking Spaces. This License may not be recorded in any governmental recording office.

22.	Ingress and egress from the garage shall be subject to Licensor’s security procedures. Nothing in this License shall require Licensor to provide attendants or other personnel in the garage or to service the garage during any hours.

PARKING RULES AND REGULATIONS

1.	No one shall be permitted to park in any driveway, entrance or entranceway, exit or exitway fire lane, ramp or roadway.

2.	Any motor vehicle parked in the parking space must be in working order and have current license tags.

3.	Parking spaces may not be used for any purpose other than the parking of a vehicle and no commercial or other activity shall be carried on from the parking areas.

4.	No repairs (other than emergency repairs) or washing vehicles shall be permitted to be made or done in any of the parking spaces.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT S

SECURITY SPECIFICATIONS

Building Security and Mail, Package and Freight Handling

I.	Security Management Systems

1.1	Landlord will furnish, install, maintain and operate a computer-based Security Management System (SMS) providing centralized and distributed monitoring and access control. The SMS will be state-of-the-art when installed.

1.2	The SMS will include Card Access Control Points at all (except where noted) of the following locations:

1.2.1	Garage Elevator Vestibules and Call Buttons (applicable levels)

1.2.2	Garage Vehicle Entries and Exits

1.2.3	Loading Dock Personnel Doors (Exterior)

1.2.4	Loading Dock Service Corridors

1.2.5	Service Corridor Entries (First Floor)

1.2.6	Passenger Elevators serving the Premises

1.2.7	Lobby Turnstiles

1.2.8	Courier Delivery Door (Exterior)

1.2.9	Freight Elevators (These shall be programmable on a floor by floor basis)

1.2.10	Freight Elevator Vestibules (As required)

1.2.11	Critical Infrastructure and Utility Rooms (e.g., UPS, Generator, Switchgear, Primary Electric, Water Service, etc.)

1.2.12	Roof Access (Bustle and High Rise)

1.2.13	Fitness Center Entry Doors (and check-in / check-out readers)

1.2.14	Franklin Street Entrance

1.3	The SMS will include Alarm Monitoring Points at all (except where noted) of the following locations:

1.3.1	Card Access Control Points

1.3.2	Building Perimeter Doors without Card Access Control Points (including overheads at loading dock and parking)

1.3.3	Secondary (non-critical) Infrastructure and Utility Rooms (e.g., Telecom, HVAC)

1.3.4	Special areas with open daytime operation and secured off-hours access

1.3.5	Building exit only doors (local and remote alarms)

1.3.6	Retail doors

1.4	The SMS will include CCTV cameras monitoring:

1.4.1	All Card Access Control Points, except as noted in Section 1.5.

1.4.2	The entire Building perimeter as well as the parking garage, loading dock, visitor desks and all screening locations.

1.5	Traveling cables, supporting card readers and CCTV cameras, as well as CCTV cameras themselves, will be provided in all freight elevators and garage elevators. Traveling cables supporting card readers and CCTV cameras will be provided in all passenger elevators serving the Premises. Tenant may install at its cost CCTV cameras in any or all passenger elevators serving the Premises. All Tenant-installed CCTV cameras will feed into the Building security command center and, if Tenant elects, into Tenant’s Security System.

1.6	The CCTV equipment will monitor and record activity at all times and is intended to assist in the deterrence of inappropriate activity. The CCTV equipment will also assist security staff in the assessment of alarms generated by the SMS by providing automated call-up of alarm origination areas and time lapse recording/archiving. Recording will be facilitated through the use of digital technology.

1.7	Without limiting the above, the SMS will include the devices shown on Plans SD LEG, SD2.00A, SD2.00B, SD2.01, SD2.02 and SD2.04 dated August 1, 2002 revised August 28, 2002.

1.8	Control of the SMS (including monitoring CCTV and responding to alarms) will be located at a ground floor security command center behind the Franklin Street visitors desk. This security command center will also serve as the crisis center for the Building’s fire alarm and monitoring system.

1.9	The SMS will include a Video Badging System to facilitate the issuance of Building ID Cards to occupants and encoded Visitor Entry Cards to visitors.

1.10

The SMS (including all Card Access Control Points) will accommodate the use of Employee ID Cards issued by Tenant, in lieu of Building ID Cards, so long as the Employee ID cards use Nextwatch encoding or other encoding compatible with Nextwatch. Whenever Tenant issues an Employee ID card, Tenant shall cause it to be taken to the building security office and registered. Further, Tenant shall notify the building security office, from time to time, whenever a Tenant employee or other person authorized by Tenant loses access privileges or has his/her Employee ID card deactivated so that the building security office will be able to deactivate such Employee ID card on the SMS. No person to whom Tenant has issued such an Employee ID card with encoding as described in the first sentence of this Section 1.10 shall be required to obtain or carry a Building ID Card in order to gain access to the Building or any portion thereof to which access is controlled by the SMS.

1.11	The SMS will include an Electronic Visitors Access System, so that all tenants are capable of electronically pre-notifying the Franklin Street and the Wacker Drive visitor desks in order to accelerate visitor processing.

1.12	Tenant will be permitted, from time to time, to review access lists and to affect changes in the programming of all Card Access Control Points

1.12.1	providing access to its Premises, or

1.12.2	providing access from passenger and freight elevators to any full floor leased or occupied by it (i.e., the Card Access Control Points in such elevator which control the opening of the elevator doors on any such floor).

 Landlord will cooperate in the implementation of such programming.

1.13	The SMS will include an Intercom System to facilitate communications between the command center or the Franklin Street visitor’s desk and all Building perimeter entries, including garage entries, and distress stations in the garage.

1.14	The SMS will include a Guard Tour System to assist building management in auditing staffing procedures and to provide a record of area and door checks as defined.

II.	Tenant’s Security System

2.1	Tenant will be permitted to install its own security system to control all doors into or within the Premises.

2.2	Subject to the terms of the Lease, Tenant will be permitted, from time to time, to determine the policy for access to its Premises or for access from passenger and freight elevators to any full floor leased or occupied by it (i.e., the opening of the elevator doors on any such floor). Landlord will cooperate in the implementation of such policy.

III.	Building Access Control

3.1	In all cases:

3.1.1	all entry into the Building will require the presence (or response in person) of a security guard; and

3.1.2	access will not be granted by means of the security system alone.

This Section 3.1 shall be required to be complied with only if and for so long as Landlord or Tenant or any other Participant shall so require from time to time, it being understood that (a) if one such person shall require that this Section 3.1 be complied with and the others shall not, the person requiring that this Section 3.1 be complied with shall prevail, and (b) this sentence shall be applicable separately to each Building entrance (except that the Franklin Street and Wacker Drive entrances shall be treated the same). Landlord shall notify tenant whenever Landlord or any other Participant shall require or cease requiring that this provision be complied with.

3.2	Notwithstanding the provisions of this Lease which require the installation and use of magnetometers, such magnetometers shall be required to be used only if and for so long as Landlord or Tenant or any other Participant shall so require from time to time, it being understood that (a) if one such person shall require such use and the others shall not, the person requiring such use shall prevail, and (b) this Section shall be applicable separately to each Building entrance (except that the Franklin Street and Wacker Drive entrances shall be treated the same). Landlord shall notify Tenant whenever Landlord or any other Participant shall require or cease requiring the use of any magnetometers.

3.3	Notwithstanding the provisions of this Lease which require the installation and use of X-ray machines, such X-ray machines shall be required to be used only if and for so long as Landlord or Tenant or any other Participant shall so require from time to time, it being understood that (a) if one such person shall require such use and the others shall not, the person requiring such use shall prevail, and (b) this Section shall be applicable separately to each Building entrance (except that the Franklin Street and Wacker Drive entrances shall be treated the same). Landlord shall notify Tenant whenever Landlord or any other Participant shall require or cease requiring the use of any X-ray machines.

IV.	Primary Pedestrian Entrances

4.1	The primary pedestrian entrances will be the

4.1.1	Franklin Street entrance, which will be open at all times.

4.1.2	Wacker Drive entrance, which will be open on Business Days from 7:00 am to 7:00 pm.

4.2	Whenever an entrance is open it will be staffed at least at the level provided in Section 9.2 below.

4.3	All persons entering from the Building garage will be required to pass through the Franklin Street entrance security facilities.

4.4	Each entrance will be equipped with at least:

4.4.1	a visitor desk,

4.4.2	three (3) turnstile lanes with access control barrier type turnstiles,

4.4.3	three (3) magnetometers, and

4.4.4	two (2) X-ray machines.

4.5	The following entrance procedures will be in effect at each entrance whenever it is open:

4.5.1	Building occupants with Building ID Cards or Employee ID Cards will proceed directly to the turnstiles, present their Building ID Cards or Employee ID Cards to a proximity reader, and proceed through the turnstiles to screening.

4.5.2	Visitors will report to the visitors’ desk. Upon review of their government issued photo identification, such as a driver’s license, and confirmation of their authorization to enter, the visitors’ desk personnel will issue an encoded Visitor ID Card. Visitors will then proceed to turnstiles, present their Visitor ID Cards to a magnetic stripe reader, and proceed through the turnstiles to screening.

4.5.3	Visitor authorization to enter will be facilitated by an Electronic Visitor Access System and by submission of guest lists by authorized tenant representatives. All other visitors will receive authorization via a telephone call placed by the visitor desk personnel to an authorized tenant representative.

4.5.4	After passing through the turnstiles, (a) subject to Section 3.2, all persons will be screened by Building security personnel through magnetometers and (b) subject to Section 3.3, all briefcases, handbags, purses and packages being brought into the Building will be screened by Building security personnel through an X-ray machine or opening and inspection as required.

4.6	Exiting through the dedicated exit lane will be free and open at all times. During Regular Business Hours all persons exiting through the exit lane may proceed directly out of the Building. At all other times, all persons exiting through the exit lane will be required to report to the visitor desk and present their Building ID Card, Employee ID Card or Visitor ID Card to a reader at that location to record their exit.

4.7	Persons going to the garage will be required to present their Building ID card or Employee ID Card to a reader at the garage vestibule.

V.	Contractor/Building Mailroom Entrance

5.1	All personnel of any contractor (Landlord’s contractors and the contractors of any tenant) will be required to enter and exit the Building through the Contractor/Building Mailroom entrance on Arcade Place, subject to Sections 5.8 and 5.10 below.

5.2	The Contractor/Building Mailroom entrance will be open during Regular Business Hours.

5.3	Whenever the Contractor/Building Mailroom entrance is open it will be staffed at least at the level provided by Section 9.2 below.

5.4	The Contractor/Building Mailroom entrance will be equipped with at least:

5.4.1	a guard station or desk,

5.4.2	card readers,

5.4.3	a magnetometer, and

5.4.4	an X-ray machine.

5.5	The following entrance procedure will be in effect at the Contractor/Building Mailroom entrance whenever it is open.

5.5.1	Contractor personnel with Building ID Cards will register their entry on a card reader and proceed to screening.

5.5.2	Contractor personnel without a Building ID Card will proceed to the guard station or desk. Upon review of government issued photo identification, such as a driver’s license, and confirmation of authorization to enter, the guard will issue an encoded Visitor ID Card. Contractor personnel will register their entry on a card reader and proceed to screening.

5.5.3	After registering entry, (a) subject to Section 3.2, all contractor personnel will be screened by Building security personnel through magnetometers and (b) all bags, cases, packages and other items being brought into the Building will be screened by Building security personnel through an X-ray machine or opening and inspection as required.

5.6	All contractor personnel shall use only the freight elevator except as provided in Section 5.10.

5.7	All Contractor personnel exiting the Building will be required to present their Building ID Card or Visitor ID Card to a card reader to record their exit.

5.8	When the contractor entrance is not open, contractor personnel will enter and exit through the Franklin Street entrance, subject to the Section 4 above.

5.9	If the Contractor/Building Mailroom Entrance is used by any persons other than contractor personnel, such person shall also be subject to the procedures set forth in this Section 5.

5.10	Notwithstanding the foregoing until the 271st day following the Rent Commencement Date contractor personnel going to the Mayer Brown floors may also enter the Building through the garage entrance on Arcade Place and use the MB Passageway as defined by Exhibit MB of the Lease to access the passenger elevators serving the Mayer Brown floors. Landlord shall not be required to screen such contractor personnel but shall restrict such contractor personnel from accessing any portion of the Building other than the Mayer Brown floors.

VI.	Building Mailroom

6.1	All incoming and outgoing mail and small packages of Landlord or any Building tenant will be required

6.1.1	to enter and exit the Building through the Contractor/Building Mailroom entrance on Arcade Place and

6.1.2	to use the Building mailroom, subject to Section 6.9 below.

6.2	The Building mailroom will be open during Regular Business Hours.

6.3	Whenever the Building mailroom is open it will be staffed at least at the level provided by Section 9.2 below. Landlord will retain a bonded mailroom contractor to staff and operate the Building mailroom and to provide the other services described in this Section 6 (except that the services referred to in Section 6.6 shall be provided by Building security personnel).

6.4	Messengers and delivery personnel will be permitted to enter the Building mailroom, but will not be permitted to enter the balance of the Building unless each complies with the procedures applicable to Contractor personnel under Section 5 and then such messengers and delivery personnel shall use only the freight elevators.

6.5	The Building mailroom entrance will be equipped with at least:

6.5.1	a counter, messenger waiting area and mail and package holding area, including separate bins for each tenant, and

6.5.2	an X-ray machine.

6.6	All incoming mail and packages will be screened by Building security personnel through an X-ray machine and then sorted into separate bins for each tenant.

6.7	All outgoing mail and packages will be held for pickup.

6.8	Tenant personnel may deliver to and pick up from the building mailroom as often as Tenant elects.

6.9	When the Building mailroom is not open, mail and packages will be handled at the Franklin Street entrance. Messengers and delivery personnel will be permitted to enter the Franklin Street entrance, but will not be permitted to enter the balance of the Building. All incoming mail and packages will be screened by Building security personnel through an X-ray machine, and Building security personnel will notify authorized tenant representatives that incoming mail or packages is available for pickup. Building security personnel will hold outgoing mail and packages for pickup.

VII.	Loading Dock

7.1	All large deliveries (i.e., all deliveries not handled under Section 6) will utilize the Building loading dock on Lower Wacker Drive.

7.2	The loading dock will be open during Regular Loading Dock Hours. Whenever the loading dock is open it will be staffed at least at the level provided in Section 9.2 below.

7.3	The loading dock will be equipped with at least:

7.3.1	a loading dock office,

7.3.2	card readers,

7.3.3	six (6) raised loading dock bays (three (3)) of which are equipped with dock levelers),

7.3.4	a magnetometer, and

7.3.5	a large X-ray machine.

7.4	Building security personnel located at the Lower Wacker Drive vehicular accessway will not permit any vehicle to enter the loading dock, until they have visually screened the vehicle and confirmed with the Building office or with authorized tenant representative that its delivery is authorized.

7.5	All materials received at the loading dock will be screened by Building security personnel through the large X-ray machine and will then be placed on the freight elevator by Building loading dock personnel.

7.6	Landlord will provide an ECD (explosive canine detection) team at the Building loading dock whenever the Building loading dock is open. This Section 7.6 shall be required to be complied with only if and for so long as Landlord or Tenant or any other Participant shall so require from time to time, it being understood that if one such person shall require that this Section 7.6 be complied with and the others shall not, the person requiring that this Section 7.6 be complied with shall prevail. Landlord shall notify Tenant whenever Landlord or any other Participant shall require or cease requiring that this Section 7.6 be complied with.

7.7	All persons proceeding beyond the dock area will be screened by Building security personnel through a magnetometer, and will either be (a) continuously accompanied by Building personnel while in the Building, or (b) subject to the procedures applicable to Contractor personnel under Section 5, and in such a case these procedures shall be carried out at the loading dock and not the Contractor/Building mailroom entrance.

VIII.	Parking Garage

8.1	Vehicular access to the parking garage will be from Arcade Place and Lower Wacker Drive.

8.2	Access to the parking garage accessed from Lower Wacker Drive will be available at all times. Vehicular access to the parking garage accessed from Arcade Place will be available from 5:30 am to 5:30 pm on Business Days.

8.3	The access and screening procedures and control mechanisms for the Parking Garage shall be as follows:

8.3.1	Peak Period Entry Procedures

8.3.1.1	All garage vehicle entries and exits shall be secured by overhead perimeter doors. Doors shall automatically open through the use of long range vehicle readers utilizing transponder tags issued to authorized garage users / tenants.

8.3.1.2	Once inside, vehicles will be stopped by a secondary crash barrier and a vehicle arm gate located at the end of the entry lane.

8.3.1.3	At this point the vehicle shall be visually inspected by security personnel stationed at these locations for specified contraband.

8.3.1.4	Drivers shall present their Building ID Card or Employee ID Card to a card reader in the drive lane to further verify their authorization to proceed.

8.3.1.5	Upon receiving a valid card transaction and a radio communication of a safe condition from the security personnel performing inspections, the Security Command Center (SCC) Operator shall lower the crash barrier using remote controls located there.

8.3.1.6	Once the barrier is lowered the vehicle arm gate shall raise, thereby permitting the driver to proceed into the garage without incident.

8.3.1.7	Vehicles found to contain specified contraband shall be requested to leave. At Lower Wacker, vehicles shall be provided with a turn-out lane prior to the barrier location. At Arcade Place, vehicles shall be requested to back out.

8.3.1.8	CCTV camera surveillance shall be used to assess exterior traffic conditions, barrier operation, identify vehicles and drivers, and assess vehicle inspection procedures. All CCTV camera views shall provide for increased recording and exception reporting based on electronic transactions and motion activation.

8.3.1.9	Vehicle detection loops shall be used to activate certain functions and provide safety detection for vehicle barriers.

8.3.1.10	Emergency “Up” buttons for crash barriers shall be provided at all security station locations associated with the entries, as well as the SCC to facilitate barrier enforcement under identified threat conditions.

8.3.1.11	Intercoms shall be located adjacent to the card reader in the drive lane to provide drivers with two-way communications assistance with the SCC.

8.3.2	Typical – Non-Peak and Off-Hours Entry Procedures

8.3.2.1	Same as Peak Period except that (a) security personnel stationed at or dispatched to these locations shall perform the tasks described in 8.3.1.3 and 8.3.1.5 and (b) there shall be no vehicular access to the Arcade Place garage during hours other than 5:30 am to 5:30 pm on Business Days.

8.3.3	Increased Threat – Non-Peak and Off-Hours Entry Procedures

8.3.3.1	Same as Peak Period.

8.3.4	Exit Procedures

8.3.4.1	All vehicles shall approach interior vehicle arm gates.

8.3.4.2	Vehicle detection loops shall provide for automatic raising of vehicle arm gate.

8.3.4.3	Drivers shall then present their building access credential to a card reader located in the drive lane to open the perimeter overhead door for exiting.

8.3.4.4	No staff intervention is anticipated for exiting.

IX.	Staffing

9.1	Landlord will employ for the Building a full-time dedicated security/life safety director with prior experience in the management of security and life safety systems and functions for a major downtown Chicago office buildings. Tenant will be permitted to interview Landlord’s proposed candidate for this position.

9.2	Landlord will provide security staffing at least equal to the following:

	PEAK	NON-PEAK	OFF-HOURS
Wacker Drive Entrance
Reception	2	1	0
Magnameter	2	1	0
X-Ray	2	1	0
Exit Control	1	1	0
Franklin Street Entrance
Reception	2	1	1
Magnatometer	2	1	1
X-Ray	2	1	0
Exit Control	1	1	0
Command/Control Office
Dir. Security/Life Safety	1	1	On Call
Security Manager	1	1	1
Arcade Place Parking Entrance
Parking Attendant	1	1	0
Lower Wacker Parking Entrance
Parking Attendant	1	1	1

	PEAK	NON-PEAK	OFF-HOURS
Delivery Center
X-Ray	1	1	0
Magnatometer	1	1	0
Loading Dock
Receiving	1	1	0
X-Ray/Magnatometer	1	1	0
Canine Unit	1	1	0
Roving
Guard	1	1	1

TOTAL	24	18	4

The term “Peak” will mean the hours of 7 am through 9:30 am and 11 am through 2 pm on Business Days; the term “Non-Peak” will mean all Regular Business Hours which are not Peak; and the term “Off-Hours” will mean all hours which are not Regular Business Hours.

9.3	Landlord will contract with a security contractor who is licensed and competent to provide armed personnel as Landlord may deem necessary. Regular security personnel will not be armed.

X.	Other.

10.1	All Building employees and all employees of regular Building contractors will be issued and will be required to carry Building ID Cards.

10.2	Landlord will develop and implement a property removal pass system.

10.3	Landlord will provide escort service within the Property limits upon request.

10.4	Landlord will provide an appropriate level of security measures for access to the Fitness Center and the Cafeteria. Security within these areas will be provided by the operator thereof.

10.5	Landlord will maintain a photo database containing photographs of all persons to whom Building ID Cards are issued and all persons holding Employee ID Cards functioning in lieu of Building ID Cards.

10.6	Landlord will provide structural barriers at the parking garage entrances. Landlord will use commercially reasonable efforts, working with the City of Chicago, to request the City to install appropriate vehicle barriers controlling Lower Wacker Drive.

10.7	Landlord will provide fixed barriers around the perimeter of the Building as shown in the Existing Drawings and Outline Specifications.

10.8	Landlord will provide restricted keyway system for all doors with Card Access Control Points and for all doors into sensitive areas.

10.9	Tenant will be permitted to furnish and install its own locksets for all spaces leased or occupied by it, provided that Tenant furnished Landlord with a reasonable number of keys for entry by Building personnel.

10.10	If the Building has, or comes to have, any entrance other than those covered by the foregoing provisions of this Exhibit (other than any entrances into retail spaces which do not also have access to the balance of the Building) (an “Other Entrance”) such Other Entrance shall be equipped and staffed as and shall be subject to the same procedures as the entrance covered by the foregoing provisions of this Exhibit most similar thereto.

10.11	Landlord shall be permitted to implement security procedures not required by this Exhibit S, but, subject to Sections 3.1, 3.2, 3.3 and 7.6, Landlord shall not eliminate or otherwise not perform any of the procedures required by this Exhibit S.

10.12	The term “Required Equipment” shall mean (a) the equipment required by this Exhibit S, and (b) any substitute equipment installed pursuant to this Section 10.12. Landlord shall not substitute other equipment for any of the Required Equipment without Tenant’s prior written consent. Provided that Landlord shall have demonstrated to Tenant’s reasonable satisfaction that such substitute other equipment has equivalent or better functionality, Tenant shall not unreasonably withhold its consent. Notwithstanding the foregoing, Tenant shall not be required to consent to any equipment in substitution for any of the equipment required by this Exhibit S not theretofore purchased, installed and placed in service.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT CC

COMMENCEMENT CONDITIONS

The Commencement Conditions shall be deemed satisfied when the following has occurred:

1.	The structure of and below and two floors immediately above the Premises, including, in such portions of the Building, (a) Landlord’s Telecommunications Infrastructure, and (b) all shafts and openings for Tenant’s Telecommunications Infrastructure.

2.	The floor slabs for all floors on which the Premises are located and the floor immediately above the Premises shall have been placed and cured (not less than 90% of each floor cured for not less than 28 days and the balance cured for not less than 5 days).

3.	All fireproofing on all floors on which the Premises are located shall be completed.

4.	The curtain wall surrounding the floors on which the Premises are located shall be completed, except for the hoist bay curtainwall openings on each floor.

5.	The core walls shall be completed on all floors on which the Premises are located, including all core doors (except washroom doors and janitor closet doors), stairway doors and elevator doors. Shaftwall/drywall at core walls shall be sanded and taped. All installed doors to have minimum code required hardware.

6.	The Premises and the floors on which the Premises are located shall be watertight.

7.	The smoke seal shall be installed at the perimeter between the slab edge and the curtainwall for all floors on which the Premises are located.

8.	Fireproofed columns will be exposed.

9.	The work referred to on Exhibit D of the Workletter shall be completed.

10.	The electric baseboard heating equipment in the Premises shall be installed.

11.	The medium pressure ductwork loop shall be installed on all floors on which the Premises are located.

12.	The sprinkler main and a temporary loop shall be installed and operational on all floors on which the Premises are located.

13.	The main electrical risers shall be installed up to and through all floors on which the Premises are located, and all permanent base building main distribution panels on such floors shall be installed.

14.	All facilities required for temporary electric up to and including 200 amp 208/120 volt temporary panels on two different floors of the Premises shall be installed and operational.

15.	All plumbing riser pipe, including domestic water, chilled water, condenser water, drain and vent, shall be installed up to and through the floors on which the Premises are located and all main branch piping on such floors shall be installed.

16.	Two hoists shall be in service and available to Tenant as required by the Workletter.

17.	All controlled inspections, including welding, high strength bolting, concrete and fireproofing/smoke seal, shall have been completed and passed and Landlord shall have furnished Tenant with evidence thereof.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT CW

CONDENSER WATER

Tenant shall not at any time draw condenser water in excess of an aggregate of 100 tons to serve its Premises, plus one ton for every 2,500 square feet of Rentable Area added to the Premises from time to time.

The cost of condenser water charged to Tenant shall be $103.50 per annum per connected ton of Tenant’s condenser water using equipment (excluding back-up or redundant equipment). Alternatively, condenser water usage may be metered at the supply connection and charged at a rate of $0.0001/gallon.

Recap of cost of condenser water system:

Energy cost	= $33/ton year
Make-up water	= $25.50/ton year
Chemicals	= $42/ton year
Maintenance	$3/ton year

Total	= $103.50/ton year

This cost is converted to a cost per gallon of condenser water as follows:

$103.50	×	1 year	×	1 day	×	1 hour	×	1 ton	= $0.0001/gal
ton year		365 days		24 hrs		60 min		2 gal. per min

The energy cost component of the above rates shall be adjusted annually to reflect changes in the rates at which Landlord purchases electricity.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT OTHVAC

OVERTIME HVAC OPERATIONS

Tenant shall be charged for overtime HVAC on a per floor basis as follows:

June, July, August, September – Monday through Friday 7:00pm – 10:00pm

*

No. of Floors	1	2	3	4	5
Electric Charge	$11.37	$16.05	$20.12	$24.25	$27.76
Capital Amortization	$5.91	$11.83	$17.74	$23.03	$29.54
Total	$17.28	$27.88	$37.86	$47.88	$57.30
Cost Per Floor	$17.28	$13.94	$12.62	$11.97	$11.46

June, July, August, September – Monday through Friday 10:00pm – 7:00am, Saturday, Sunday, Holiday

**

No. of Floors	1	2	3	4	5
Electric Charge	$4.81	$6.78	$8.50	$10.26	$11.73
Capital Amortization	$5.78	$11.56	$17.33	$23.14	$28.92
Total	$10.59	$18.34	$25.83	$33.40	$40.65
Cost Per Floor	$10.59	$9.17	$8.61	$8.35	$8.13

May, October

***

No. of Floors	1	2	3	4	5
Electric Charge	$10.32	$14.56	$18.26	$22.00	$25.18
Capital Amortization	$5.91	$11.82	$17.74	$23.64	$29.52
Total	$16.23	$26.38	$36.00	$45.64	$54.70
Cost Per Floor	$16.23	$13.14	$12.00	$11.41	$10.94

November through April

****

No. of Floors	1	2	3	4	5
Electric Charge	$3.34	$4.66	$5.93	$7.25	$8.51
Capital Amortization	$5.91	$11.82	$17.74	$23.63	$18.89
Total	$9.25	$16.48	$23.67	$30.88	$27.40
Cost Per Floor	$9.25	$8.24	$7.89	$7.72	$5.48

For more than 5 floors overtime HVAC cost shall be charged at the 5 floor rate price for each additional floor.

The electric charge component of the above rates shall be adjusted annually to reflect the changes in the rates at which Landlord purchases electricity during each applicable period.

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT MB

MB CONSTRUCTION PASSAGEWAY

(See Attached)

W. ARCADE PLACE
WACKER DRIVE
SOUTH FRANKLIN STREET
MONROE STREET
HYATT CENTER
71 SOUTH WACKER
Chicago, Illinois
MB

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT PSER

PERMITTED SUPERIOR EXPANSION RIGHTS

(See Attached)

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT PSER

PERMITTED SUPERIOR EXPANSION RIGHTS

ARTICLE 35

(See Attached)

The following, except to the extent same has been modified by: First Amendment dated as of December 31, 2002; Second Amendment dated as of June 10, 2003; and Third Amendment dated as of July 15, 2004.

ARTICLE 35.

Expansion, Right of First Offer, and Renewal

(A) Certain Definitions. As used herein:

(i) The term “Ninth Floor Premises” shall mean the entire ninth (9th) floor of the Building, consisting of approximately 31,066 square feet of Rentable Area.

(ii) The term “First Renewal Term Expiration Date” shall mean the fifth anniversary of the Initial Term Expiration Date and the term “Second Renewal Term Expiration Date” shall mean the fifth anniversary of the First Renewal Term Expiration Date.

(iii) The term “Hyatt Lease” shall mean the lease dated as of September 30, 2002, between Landlord and HG Group, Inc., as originally entered into. The term “Mayer Brown Lease” shall mean the lease dated as of September 30, 2002, between Landlord and Mayer Brown Rowe & Maw, as originally entered into.

(iv) If (1) Tenant exercises neither the South Contraction Option nor the Full Contraction Option, or (2) if Tenant exercises the South Contraction Option (and not the Full Contraction Option) and exercises the South Rescission Option, then (a) the term “Variable Premises” shall mean the 8th Floor Premises, (b) the term “First Expansion Premises” shall mean the Ninth Floor Premises, (c) the terms “Second Expansion Premises” and “Senior ROFO Space” shall mean the Ninth Floor Premises, and (d) if Tenant shall exercise the First Expansion Option, the Second Expansion Option shall be null and void.

(v) If Tenant exercises the South Contraction Option (and not the Full Contraction Option) and does not exercise the South Rescission Option, then (a) the term “Variable Premises” shall mean the North Eighth Floor Premises, (b) the term “First Expansion Premises” shall mean the Ninth Floor Premises, (c) the term “Second Expansion Premises” shall mean (i) if Tenant shall not have exercised the First Expansion Option, then either (x) the South Eighth Floor Premises, (y) the Ninth Floor Premises (subject to clause (3) of the last sentence of Paragraph 35(D)(v)), or (z) both, as Tenant shall specify in its Second Expansion Notice, or (ii) if Tenant shall have exercised the First Expansion Option, the South Eighth Floor Premises, and (d) the term “Senior ROFO Space” shall mean (i) if Tenant shall not have exercised the First Expansion Option, the South Eighth Floor Premises and the Ninth Floor Premises, or (ii) if Tenant shall have exercised the First Expansion Option, the South Eighth Floor Premises.

(vi) If Tenant exercises the Full Contraction Option (and not the South Contraction Option), then (a) the term “Variable Premises” shall refer to nothing, (b) the term “First Expansion Premises” shall mean either (x) the North Eighth Floor Premises only, or (y) the Eighth Floor Premises, as Tenant shall specify in its First Expansion Notice, (c) the terms “Second Expansion Premises” and “Senior ROFO Space” shall refer to (i) if Tenant shall exercise the First Expansion Option with respect to the North Eighth Floor Premises only, the South Eighth Floor Premises, or (ii) if Tenant does not exercise the First Expansion Option, the Eighth Floor Premises, and (d) if Tenant shall exercise the First Expansion Option with respect to the Eighth Floor Premises, the Second Expansion Option shall be null and void.

(vii) The term “South Eighth Floor Premises” shall mean the portion of the 8th floor shown on Exhibit C-7 hereto, consisting of approximately 15,533 square feet of Rentable Area.

(viii) The term “North Eighth Floor Premises” shall mean the portion of the 8th floor shown on Exhibit C-8 hereto, consisting of approximately 15,533 square feet of Rentable Area.

(ix) The term “North Ninth Floor Premises” shall mean the portion of the 9th floor shown on Exhibit C-9 hereto, consisting of approximately 15,533 square feet of Rentable Area.

(B) South Rescission Option

(1)	If (a) Tenant shall have exercised the South Contraction Option, (b) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (c) Tenant shall not have subleased more than 25% of the Premises for all or substantially all of the remaining Term (excluding subleases pursuant to Paragraph 21(C)), and (d) this Lease shall then be in full force and effect, then Tenant shall have the one-time option to rescind its exercise of the South Contraction Option (the “South Rescission Option”).

(2)

Tenant shall exercise the South Rescission Option, if at all, by giving Landlord written notice of exercise (the “South Rescission Notice”), on or before the earlier to occur of (a) December 31, 2003 or (b) the 30th day following Tenant’s receipt of written notice from Landlord that Landlord is in active negotiations for the leasing of any portion of the South Eighth Floor Premises to a prospective tenant named in such notice (a “South Rescission Acceleration Notice”); provided, however, that if no such lease with such prospective tenant is executed and delivered within 120 days of such South Rescission Acceleration Notice, then (X) Landlord shall immediately so notify Tenant, and (Y) such South Rescission Acceleration Notice shall be null and void and the South Contraction Rescission Option shall be reinstated.

(3)	If Tenant timely exercises the South Rescission Option, then the South Contraction Option shall be deemed never to have been exercised.

2

Following exercise by Tenant of the South Rescission Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the South Eighth Floor Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the South Eighth Floor Premises.

(C) First Expansion Option. If (i) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Tenant shall not have subleased more than 25% of the Premises for all or substantially all of the remaining Term (excluding subleases pursuant to Paragraph 21(C)), and (iii) this Lease shall then be in full force and effect, then Tenant shall have the one-time option (the “First Expansion Option”) to expand the Premises to include the First Expansion Premises upon the following terms and conditions:

(i) Tenant shall exercise the First Expansion Option, if at all, by giving Landlord written notice of exercise (the “First Expansion Notice”) on or before December 31, 2003. If Paragraph 35(A)(vi) and clause (b) thereof is applicable, then

(1)	Tenant shall specify in such First Expansion Notice whether the First Expansion Premises shall be (X) the North Eighth Floor Premises only, (Y) the Eighth Floor Premises, and

(2)	if Tenant fails to so specify the Second Expansion Premises, the Firs Expansion Premises shall be deemed to be the Eighth Floor Premises (i.e., as provided for in clause (Y)).

(ii) If Tenant timely exercises the First Expansion Option, then the First Expansion Premises shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Primary Office Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the First Expansion Premises shall expire on the Initial Term Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G) below;

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the First Expansion Premises, shall commence to be payable on the Rent Commencement Date;

(3)	the amount of Net Rent per square foot of Rentable Area with respect to the First Expansion Premises shall be equal to that applicable to the Primary Office Premises, as such Net Rent increases from time to time as set forth in Exhibit B-1.

(4)	the Rentable Area of the Premises shall be increased by the Rentable Area of the First Expansion Premises;

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the First Expansion Premises, effective as of the Rent Commencement Date; and

3

(6)	the Workletter shall be applicable to the First Expansion Premises and, on account thereof, the Allowance provided for in the Workletter shall be increased by $62.00 per square foot of Rentable Area in the First Expansion Premises.

Following exercise by Tenant of the First Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the First Expansion Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the First Expansion Premises.

(D) Second Expansion Option. If (i) Tenant shall have not assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Tenant shall have not subleased more than 25% of the Premises for all or substantially all of the remaining Term (excluding subleases pursuant to Paragraph 21(C)), and (iii) this Lease shall then be in full force and effect, then Tenant shall have the one-time option (the “Second Expansion Option”) to expand the Premises to include the Second Expansion Premises upon the following terms and conditions:

(i) If Paragraph 35(A)(iv) and clause (d) thereof is applicable or if Paragraph 35(A)(vi) and clause (d) thereof is applicable, then, in either such case, the Second Expansion Option shall be void and of no force or effect.

(ii) The term “Second Expansion Option Scheduled Delivery Date” shall mean the sixth anniversary of the Rent Commencement Date; provided, however, that Landlord shall have the right, by notice to Tenant given no later than the Second Expansion Option Rescheduling Deadline Date, to designate as the Second Expansion Option Scheduled Delivery Date any earlier date no earlier than the fifth anniversary of the Rent Commencement Date. Any such notice by Landlord shall be irrevocable, and shall relate to the entire Second Expansion Premises.

(iii) The term “Second Expansion Option Rescheduling Deadline Date” shall mean the 30th day after Landlord’s receipt of the Second Expansion Notice; provided, however, that Tenant shall have the right, by notice to Landlord (the “Rescheduling Deadline Date Acceleration Notice”), given no earlier than 30 days before the third anniversary of the Rent Commencement Date, to accelerate the Second Expansion Option Rescheduling Deadline Date to the 30th day after the date of the Rescheduling Deadline Date Acceleration Notice.

(iv) The term “Second Expansion Option Exercise Deadline Date” shall mean (a) if Tenant shall have given the Rescheduling Deadline Date Acceleration Notice, the 547th day before the Second Expansion Option Scheduled Delivery Date, or (b) otherwise, the 547th day before the fifth anniversary of the Rent Commencement Date.

4

(v) Tenant shall exercise the Second Expansion Option, if at all, by delivery to Landlord of a written notice of exercise (the “Second Expansion Notice”) on or before the Second Expansion Option Exercise Deadline Date. If Tenant fails to deliver the Expansion Notice by such date, Tenant shall be deemed to have waived its Second Expansion Option. If Paragraph 35(A)(v) and clause (c)(i) thereof is applicable, then

(1)	Tenant shall specify in such Second Expansion Notice whether the Second Expansion Premises shall be (X) the South Eighth Floor Premises, (Y) the Ninth Floor Premises, or (Z) both, and

(2)	if Tenant fails to so specify the Second Expansion Premises, the Second Expansion Premises shall be deemed to be both (i.e., as provided for in clause (Z)); and

(3)	if Tenant specifies as the Second Expansion Premises only the Ninth Floor Premises (i.e., as provided for in clause (Y)), then

(i)	Landlord shall have the right (the “Ninth Floor Division Right”), by notice to Tenant given within thirty (30) days of its receipt of the Second Expansion Notice, to substitute as the Second Expansion Premises the South Eighth Floor Premises and the North Ninth Floor Premises, and

(ii)

if Landlord shall exercise the Ninth Floor Division Right then, on or before the Second Expansion Option Rent Commencement Date, Landlord shall construct and finish in accordance with Building standards all corridors, elevator lobbies and other common areas on the 9th floor required for the same to be occupied as a multi-tenant floor (the “9th Floor Division Work”).

(vi) If Tenant timely exercises the Second Expansion Option, then (i) on the Second Expansion Option Scheduled Delivery Date, Landlord shall deliver the Second Expansion Premises to Tenant with all Base Building Work therein complete and otherwise in “as-is” condition, and (ii) the Second Expansion Premises shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Primary Office Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the Second Expansion Premises shall expire on the Initial Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G);

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the Second Expansion Premises, shall commence to be payable on the date (the “Second Expansion Option Rent Commencement Date”) which is the earlier of

5

(i)	the date which is one hundred twenty (120) days after the later of (x) the date on which Landlord actually tenders possession of the Second Expansion Premises to Tenant in the condition required by this Paragraph 35(C)(v), and (y) the Second Expansion Option Scheduled Delivery Date, and

(ii)	the date Tenant commences to conduct ordinary business in the Second Expansion Premises;

provided, however, that (a) the Rent Commencement Date shall be determined separately with respect to any portion of the Second Expansion Premises that has been previously leased to Tenant for a term expiring immediately prior to the Second Expansion Option Scheduled Delivery Date and, with respect to such portion, the aforesaid period of 120 days shall be disregarded, and (b) if Landlord shall have exercised the Ninth Floor Division Right, then the Second Expansion Option Rent Commencement Date shall not be deemed to occur prior to the substantial completion of the 9th Floor Division Work;

(3)	The amount of Net Rent per square foot of Rentable Area with respect to the Second Expansion Premises shall be equal to that applicable to the Primary Office Premises, as such Net Rent increases from time to time as set forth in Exhibit B-1.

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Second Expansion Premises;

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Second Expansion Premises, effective as of the Second Expansion Option Rent Commencement Date; and

(6)	Landlord shall pay to Tenant an allowance (the “Second Expansion Option Allowance”) in an amount equal to $40.00 per square foot of Rentable Area in the Second Expansion Premises. The Second Expansion Option Allowance shall be used and disbursed in accordance with the provisions and procedures set forth in the Workletter (and Paragraph 24(C)); provided, however, that Tenant shall have the right to apply all or any portion of the Second Expansion Option Allowance as a credit against the Rent hereunder.

Following exercise by Tenant of the Second Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the Second Expansion Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the Second Expansion Premises.

6

(vii) So long as Landlord has not granted any person rights which conflict with Tenant’s Second Expansion Option, Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if it is unable to deliver the Second Expansion Premises to Tenant on the Second Expansion Option Scheduled Delivery Date due solely to the failure of any tenant or any of its subtenants to have vacated it by the time in question. If, however, Landlord fails to deliver possession of the Second Expansion Premises in the condition required by Paragraph 35(D)(v) by the date which is the 90th day after the Second Expansion Option Scheduled Delivery Date, Tenant shall have the option either, at it elects (a) by notice to Landlord given at any time prior to the delivery to Tenant of the Second Expansion Premises in the condition required by Paragraph 35(D)(v), to rescind its previous exercise of the Second Expansion Option, in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if it shall have granted any person rights which conflict with Tenant’s Second Expansion Option) and shall have no further obligation to deliver the Second Expansion Premises, or (b) to lease from Landlord on a temporary basis and at the same rent other space in the Building, to the extent available, comparable in size to the Second Expansion Premises. Landlord will use commercially reasonable efforts to regain possession of the Second Expansion Premises as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space.

(E) Tenant’s Right of First Offer.

(i) If (i) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Tenant shall not have subleased more than 25% of the Premises for all or substantially all of the remaining term (excluding subleases pursuant to Paragraph 21(C)), (iii) neither Tenant’s First Renewal Option nor Tenant’s Second Renewal Option shall have lapsed without exercise, and (iv) neither this Lease nor Tenant’s right of possession of the Premises shall have been terminated and this Lease shall then be in full force and effect, then Landlord shall not lease any space on or below the 23rd floor of the Building (including by way of renewal, extension or expansion) to any person other than:

(1)	(a) the initial lease of such space; and (b) except with respect to any or all Senior ROFO Space, any renewal or extension of the initial lease of such space effected pursuant to the exercise of a renewal or extension right or option provided for in such initial lease as originally entered into (it being understood that with respect to any or all Senior ROFO Space any such renewal or extension right or option shall be subordinate to Tenant’s rights under this Paragraph 35(E));

7

(2)	(a) any lease of such space effected pursuant to Paragraph 35(E)(vi); and (b) except with respect to any or all Senior ROFO Space, any renewal or extension of such lease of such space effected pursuant to the exercise of a renewal or extension right or option provided for in such lease as originally entered into (it being understood that with respect to any or all Senior ROFO Space any such renewal or extension right or option shall be subordinate to Tenant’s rights under this Paragraph 35(E));

(3)	any Permitted Expansion of any lease entered into pursuant to subparagraphs 1 or 2 above;

(4)	except with respect to any or all Senior ROFO Space, any lease of such space effected pursuant to the exercise by the tenant thereunder of any expansion right or option (which phrase, as used in this Paragraph 35(E), shall include any firm option, right of refusal or right of offer) set forth in the Hyatt Lease or in the Mayer Brown Lease (“Permitted Superior Expansion Rights”) (it being understood that (1) with respect to any or all Senior ROFO Space any such expansion right or option shall be subordinate to Tenant’s rights under this Paragraph 35(E) and (2) except for the Permitted Superior Expansion Rights and the Permitted Expansions referred to in Paragraph 35(E)(i)(3) above, all expansion rights and options now or hereafter granted to any person shall be subordinate to Tenant’s rights under this Paragraph 35(E));

(5)	(a) any lease for a term commencing after the 22nd anniversary of the Rent Commencement Date; or (b) any lease entered into after the lapse without exercise of the First Renewal Option or after the lapse without exercise of the Second Renewal Option;

(6)	any lease of the Fitness Center or the Cafeteria to any operator, licensee or concessionaire thereof;

(7)	any lease on the ground floor lobby level of the Building; and

(8)	any lease of premises to Tenant.

Landlord represents and warrants to Tenant that attached hereto as Exhibit PSER is a true and complete copy of provisions of the Mayer Brown Lease and the Hyatt Lease containing the Permitted Superior Expansion Rights, excluding the portion of such provisions setting forth the rent payable thereunder. For all purposes of this Lease, if, pursuant to Paragraph 35(F) or Paragraph 35(G), Tenant shall rescind the exercise of the First Renewal Option or the Second Renewal Option, then the First Renewal Option or the Second Renewal Option, as the case may be, shall be deemed to have lapsed without exercise.

8

The term “Permitted Expansion” means the leasing by any tenant of the Building of additional space in the Building, pursuant to the exercise by such tenant of any expansion right or option contained in such tenant’s lease as originally entered into, provided such additional space (i) is contiguous to, and on the same floor as, the premises demised by such lease as originally entered into, and (ii) is no larger than 25% of the premises demised by such lease as originally entered into.

(ii) Landlord may, from time to time, give one or more Offer Notices. The term “Offer Notice” shall mean a notice:

(1)	referring to this Paragraph 35(E);

(2)	describing the premises to which it relates (the “Offer Space”) and, if the Offer Space includes a portion less than all of the rentable area of any floor, including a floor plan of such floor with such portion hatched;

(3)	setting forth the date (which shall be a single date and shall be no earlier than 30 days after and no later than (a) 547 days after the date of such Offer Notice if the Offer Space includes 3 or fewer full floors of the Building, or (b) otherwise, 912 days after the date of such Offer Notice) on which, if Tenant exercises its right pursuant to this Paragraph 35(E) to lease such Offer Space, Landlord reasonably believes, on the basis of written agreements then in effect, that it will be able to deliver to Tenant vacant possession thereof (the “Scheduled Offer Space Delivery Date”);

(4)	setting forth Landlord’s good faith opinion of the Fair Market Rental Value of the Offer Space; and

(5)	if no portion of such Offer Space is Senior ROFO Space and all or any portion of such Offer Space is subject to a Permitted Superior Expansion Right, so stating and identifying the lease containing such Permitted Superior Expansion Right (which shall be either the Hyatt Lease or the Mayer Brown Lease), and setting forth (i) the portion of such Offer Space subject thereto (including, if less than all of such Offer Space on a floor, a floor plan showing the same), and (ii) the date on which Landlord is required, if such Permitted Superior Expansion Right is exercised, to deliver such portion of such Offer Space to the holder of such Superior Expansion Right (the “Permitted Superior Expansion Right Delivery Date”).

Each Offer Notice shall constitute a representation by Landlord that all leases covering any of such Offer Space have expired or been terminated or, pursuant to the terms thereof or other written agreements then in effect, will expire or terminate with respect to such Offer Space on or prior to the Scheduled Offer Space Delivery Date set forth in such Offer Notice.

9

If pursuant to the provisions of any other lease (a “Recapture Provision”) Landlord shall become entitled to recapture any space in the Building in connection with a proposed assignment or sublease (a “Recapture Space”), Landlord shall, within five (5) Business Days of its receipt of the notice from the other tenant entitling Landlord to recapture, give to Tenant an Offer Notice with respect to such space. Such Offer Notice (a “Recapture Offer Notice”) shall, in addition to the information required by the foregoing provisions of this Paragraph 35(E)(ii) to be included therein, set forth (a) that it relates to space which Landlord is entitled to recapture, (b) the last day on which Landlord is permitted by the terms of the applicable lease to exercise such recapture right (the “Landlord’s Exercise Deadline Date”), (c) a schedule of the net base rent that such other tenant is obligated to pay for such Recapture Space (the “Recapture Space Rent Schedule”), and (d) the date on which the then-committed term of such lease shall expire with respect to the Recapture Space (the “Recapture Space Expiration Date”) and be accompanied by a copy of the provisions of such other lease establishing the Recapture Space Rent Schedule and the Recapture Space Expiration Date. No Offer Notice shall include Recapture Space and any space which is not Recapture Space. Landlord shall not waive or amend any lease so as to eliminate any Recapture Provision.

(iii) Tenant shall have the right, by notice to Landlord given within twenty (20) Business Days of its receipt of any Offer Notice (an “Acceptance Notice”), to lease all or any portion of the Offer Space covered by such Offer Notice; provided, however, that

(1)	if Tenant elects to lease and include in its Acceptance Notice any of such Offer Space on any floor of the Building then Tenant shall be obligated to lease and include in such Acceptance Notice all of such Offer Space on such floor of the Building;

(2)	if the Offer Space includes a block of two or more contiguous full floors (an “Offer Space Block”), then

(i)	the term “M” shall mean the number of contiguous full floors in the block, and the term “N” shall mean the number of contiguous full floors which Tenant desires to lease and include in its Acceptance Notice, and

(ii)	if N is less than M then the term “Lower N Block” shall be the block of N contiguous full floors within such Offer Space Block containing the lowest full floor thereof (or if N is one, just such lowest full floor) and the term “Upper N Block” shall be the block of N contiguous full floors within such Offer Space Block containing the highest full floor thereof (or if N is one, just such highest full floor), and

10

(A)	if only one of the N Blocks is contiguous to the Premises, Tenant shall lease and include in its Acceptance Notice, such N Block,

(B)	if both of such N Blocks are contiguous to the Premises, Tenant shall lease and include in its Acceptance Notice, either of such N Blocks (as Tenant shall elect), and

(C)	if neither N Block is contiguous to the Premises, Tenant shall lease and include in its Acceptance Notice either of such N Blocks (as Tenant shall elect) and Landlord shall have the right in any case under this clause (C), by notice to Landlord given within thirty (30) days of such Acceptance Notice, to substitute the other N Block therefor,

(3)	in case of any Recapture Offer Notice, the Acceptance Notice (herein, a “Recapture Acceptance Notice”)

(a)	must be given, if at all, no later than the earlier of (i) the date provided for above in this Paragraph 35(E)(iii), or (ii) the second (2nd) Business Day prior to Landlord’s Exercise Deadline Date set forth in such Recapture Offer Notice; and

(b)	must include all of such Offer Space;

(4)	if Tenant shall give such any Acceptance Notice later than 1095 days before the Initial Term Expiration Date and Tenant shall not have theretofore given (and waived (or been deemed to have waived) its right to rescind) the First Renewal Notice then such Acceptance Notice shall not be valid unless accompanied or preceded by a Renewal Commitment Notice for the First Renewal Period; and

(5)	if Tenant shall give any such Acceptance Notice later than 1095 days before the fifth anniversary of the Initial Term Expiration Date and Tenant shall not have theretofore given (and waived (or been deemed to have waived) its right to rescind) the Second Renewal Notice then such Acceptance Notice shall not be valid unless accompanied or preceded by a Renewal Commitment Notice for the Second Renewal Period.

The space as to which Tenant timely gives an Acceptance Notice is herein called an “Accepted Offer Space.” Tenant shall, in its Acceptance Notice, state whether it agrees with Landlord’s estimate of the Fair Market Rental Value set forth in Landlord’s Offer Notice and, if not, Tenant shall include in its Acceptance Notice a statement of Tenant’s good faith opinion of the Fair Market Rental Value of the Accepted Offer Space.

11

(iv) If Tenant timely gives an Acceptance Notice then (i) on the Scheduled Offer Space Delivery Date, Landlord shall deliver the Accepted Offer Space to Tenant with all Base Building Work therein complete, ordinary wear and tear excepted, and otherwise in “as-is” condition (except that in the case of a Recapture Acceptance Notice such Accepted Offer Space shall be delivered in “as-is” condition), and (ii) the Accepted Offer Space shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Primary Office Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the Accepted Offer Premises shall expire on the Initial Term Expiration Date, and the Accepted Offer Premises shall be subject to Paragraphs 35(F) and (G); provided, however, that

(a)	if prior to the giving of such Acceptance Notice, the First Renewal Notice shall have been given then the term of the letting of such Accepted Offer Space shall expire on the First Renewal Term Expiration Date, and the Accepted Offer Space shall be subject to Paragraph 35(G); provided, however, that if such First Renewal Notice shall have been or shall thereafter be rescinded pursuant to Paragraph 35(F)(iii) this clause (a) shall be disregarded;

(b)	if prior to the giving of such Acceptance Notice, the Second Renewal Notice shall have been given then the term of the letting of such Accepted Offer Space shall expire on the Second Renewal Term Expiration Date; provided, however, that if such Second Renewal Notice shall have been or shall thereafter be rescinded pursuant to Paragraph 35(G)(iii) this clause (b) shall be disregarded;

(c)	if such Accepted Offer Space or any portion thereof shall be subject to a Permitted Superior Expansion Right (and Landlord shall have so stated in its Offer Notice), then the term of the letting with respect to such Accepted Offer Space or portion thereof shall expire on the earlier of (a) the day provided by the foregoing provisions of this Paragraph 35(E)(iv)(1), and (b) the day preceding the Landlord Permitted Superior Expansion Right Delivery Date;

12

(d)	if such Accepted Offer Space or any portion thereof shall be located on the floor(s) on which the Second Expansion Premises are located and, at the time of Tenant’s giving of the Acceptance Notice with respect thereto, the Second Expansion Option shall not have lapsed without exercise, then the term of the letting with respect to such Accepted Offer Space or portion thereof shall expire on the earlier of (a) the date provided by the foregoing provisions of this Paragraph 35(E)(iv)(1), and (b) the day preceding the Second Expansion Option Scheduled Delivery Date; and

(e)	if Landlord shall have given a Recapture Offer Notice setting forth a Recapture Space Expiration Date that is later than the date on which (in the absence of this clause (e)) the term of the letting of such Accepted Offer Premises would expire pursuant to the foregoing provisions of this Section 35(E)(iv)(1) (any such Accepted Offer Premises being herein referred to as “Long Term Recapture Space”), the term of the letting of the Accepted Offer Space shall expire on such Recapture Space Expiration Date so set forth (the date of such expiration being herein referred to as the “Long Term Recapture Space Expiration Date”).

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses with respect to such Accepted Offer Space shall commence to be payable on the earlier of (such earlier date being herein called the “Offer Space Rent Commencement Date”):

(a)	the date which is one hundred twenty (120) days after the later of (i) the date on which Landlord actually tenders possession of the Accepted Offer Space to Tenant in the condition required by this Paragraph 35(E)(iv)), and (ii) the Scheduled Offer Space Delivery Date; or

(b)	the date Tenant commences to conduct ordinary business in the Offer Space;

(3)	The amount of Net Rent with respect to the Offer Space shall be equal to:

(a)	except in the case of a Recapture Acceptance Notice, (x) if Tenant in its Acceptance Notice shall have agreed with Landlord’s estimate of the Fair Market Rental Value set forth in the Offer Notice, such Fair Market Rental Value so set forth, (y) otherwise, the Fair Market Rental Value of the Accepted Offer Space as determined pursuant to Paragraph 35(E)(viii); and

13

(b)	in the case of a Recapture Acceptance Notice, the greater of (x) the Fair Market Rental Value of the Accepted Offer Space, determined either by Tenant having agreed in its Recapture Acceptance Notice with Landlord’s estimate of the Fair Market Rental Value set forth in the Offer Notice or determined pursuant to Paragraph 35(E)(viii), and (y) that provided by the Recapture Space Rent Schedule.

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Offer Space; and

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Accepted Offer Space, effective as of the Accepted Offer Space Rent Commencement Date.

Following the giving by Tenant of an Acceptance Notice and the determination of the Net Rent with respect to the Accepted Offer Space covered thereby, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the Accepted Offer Space pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the Accepted Offer Space.

(v) So long as, when Tenant gives an Offer Notice, it is entitled, on the basis of written agreements then in effect, to possession of the Offer Space no later than the Scheduled Offer Space Delivery Date set forth therein, Landlord shall not be deemed to be in default under this Lease if it is unable to deliver any Accepted Offer Space on such Scheduled Offer Space Delivery Date due solely to the failure of such tenant or any of its subtenants to have vacated it by the time in question. If, however, Landlord fails to deliver possession of any Accepted Offer Space in the condition required by Paragraph 35(E)(iv) by the 90th day after the Scheduled Offer Space Delivery Date, Tenant shall have the option, by written notice to Landlord given at any time prior to the delivery to Tenant of the Accepted Offer Space in the condition required by Paragraph 35(E)(iv), to rescind its Acceptance Notice, in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if the representation set forth in the penultimate paragraph of Paragraph 35(E)(ii) shall have been breached). Landlord will use commercially reasonable efforts to regain possession of such Accepted Offer Space as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space.

(vi) (1)

If in response to any Offer Notice Tenant shall fail timely to deliver an Acceptance Notice (or the same shall be rescinded pursuant to Paragraph 35(E)(v)) then Landlord shall be permitted to lease all or any portion of the Offer Space covered by such Offer Notice to any person or persons for delivery no earlier than the Scheduled Offer Space Delivery Date set forth in such Offer Notice (and otherwise on such terms as Landlord shall determine in its discretion (subject to Tenant’s rights under this Paragraph 35(E) with respect to renewals,

14

extensions and expansions and Tenant’s rights under Paragraph 35(D) if applicable)); provided, however, that immediately subsequent to the original entering into of any such lease the space covered thereby shall again become subject to this Article such that Landlord shall not (except as permitted by the other provisions of Paragraph 35(E)(i), if and to the extent applicable) subsequently lease such space except pursuant to this Paragraph 35(E)(vi) based upon a subsequent Offer Notice given to Tenant with respect thereto.

(2)	If in response to any Offer Notice Tenant shall timely deliver an Acceptance Notice with respect to less than all of the Offer Space covered by such Offer Notice then Landlord shall be permitted to lease all or any portion of the balance of such Offer Space covered by such Offer Notice to any person or persons for delivery no earlier than the Scheduled Offer Space Delivery Date set forth in such Offer Notice (and otherwise on such terms as Landlord shall determine in its discretion (subject to Tenant’s rights under this Paragraph 35(E) with respect to renewals, extensions and expansions and Tenant’s rights under Paragraph 35(D) if applicable)); provided, however, that immediately subsequent to the original entering into of any such lease the space covered thereby shall again become subject to this Article such that Landlord shall not (except as permitted by the other provisions of Paragraph 35(E)(i), if and to the extent applicable) subsequently lease such space except pursuant to this Paragraph 35(E)(vi) based upon a subsequent Offer Notice given to Tenant with respect thereto.

(vii) The term “Fair Market Rental Value” of any Accepted Offer Space shall mean the fair market amount of net base rent, expressed in dollars and cents per square foot of Rentable Area of the Accepted Offer Space (i.e. exclusive of Taxes, Net Shared Facilities Costs and Operating Expenses) (fixed or with specified percentage increases at specified intervals), under a lease for a term commencing on the applicable Scheduled Offer Space Delivery Date and ending on a date which is the later to occur of (a) the tenth (10) anniversary of the Scheduled Offer Space Delivery Date, and (b) the date provided for in Paragraph 35(E)(iv) for the expiration of the term of the letting of such Accepted Offer Space, and otherwise on the terms and conditions of this Lease to be applicable to such Accepted Offer Space, determined as if the Accepted Offer Space were then available in the then rental market and assuming

(1)	that Landlord has a reasonable time to locate a tenant; and

(2)	that neither Landlord not such tenant is under any compulsion to rent.

15

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which the landlord provided free rent or a tenant improvement allowance or any work to prepare the premises for the tenant’s occupancy, or any lease takeover or any other concession (all of the foregoing being herein called a “Leasing Concession”), then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted downward by subtracting the product of 12 multiplied by the amount which, if taken monthly over the term of such transaction, would have a net present value (using such interest rate as the arbitrator or other person applying this paragraph believes to be appropriate considering market practices) as of the commencement of such transaction equal to the amount of such Leasing Concession.

(viii) If (a) in Tenant’s Acceptance Notice Tenant shall have stated that it does not agree with Landlord’s estimate of the Fair Market Rental Value set forth in Landlord’s Offer Notice and shall have included therein a statement of Tenant’s good faith opinion of the Fair Market Rental Value of the Accepted Offer Space, and (b) the parties are unable to agree on the Fair Market Rental Value within thirty (30) days after the giving of Tenant’s Acceptance Notice (the “Accepted Offer Space Negotiation Period”), then (x) Landlord and Tenant nonetheless shall be bound to the leasing of the Accepted Offer Space pursuant to this Paragraph 35(E), and (y) the Fair Market Rental Value shall be determined by arbitration pursuant to Article 36 (and Landlord and Tenant shall be bound to the Fair Market Rental Value as so determined).

(F) First Renewal Option. Tenant shall have the option to extend the Term of this Lease as to the First Renewal Premises for five (5) years commencing upon the expiration of the initial term (the “First Renewal Term”).

(i) The term “First Possible Renewal Premises” shall mean all of the Premises subject to this Lease at the time of the giving of the First Renewal Notice, including any Premises as to which an Acceptance Notice shall have been given pursuant to Paragraph 35(E) even if the same shall not yet have been delivered to Tenant. The term “First Renewal Premises” shall mean all or such portions of the First Possible Renewal Premises as shall be specified in the First Renewal Notice, subject to the following:

(1)	the First Renewal Premises shall include the Original Premises, and

(2)	if any portion of First Possible Renewal Premises located on any floor are included in the First Renewal Premises all portions of the First Possible Renewal Premises located on such floor shall be included.

(ii) The First Renewal Term shall be upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Article 3 of this Lease, except that (a) the Net Rent for the First Renewal Term shall be the Fair Market Rental Value of the First Renewal Premises for the First Renewal Term and (b) if the First Renewal Premises shall be less than the entire First Possible Renewal Premises, Tenant’s Pro Rata Share shall be recalculated on the basis of the First Renewal Premises.

16

(iii) Tenant shall provide notice to Landlord (“First Renewal Notice”) of Tenant’s exercise of the First Renewal Options no later than the day 612 days prior to the Initial Term Expiration Date. On the day 567 days prior to the Initial Term Expiration Date (or, if such day is not a Business Day, on the next Business Day), Landlord and Tenant shall, at the Building’s management office, each simultaneously submit to the other, in a sealed envelope, its signed written good faith estimate of the Fair Market Rental Value (the “Preliminary Estimates”). Each Preliminary Estimate shall consist of only a single fixed dollar amount per square foot of Rentable Area. Tenant shall have the right, by notice to Landlord given within 20 days of the exchange of Preliminary Estimates, to rescind the First Renewal Notice, whereupon, if exercised, Tenant shall have no further rights to extend the Term pursuant to this Paragraph 35(F). If Tenant does not timely rescind the First Renewal Notice, Landlord and Tenant hereby agree to be conclusively bound to the renewal of this Lease for the First Renewal Premises for the First Renewal Term at the Fair Market Rental Value determined by arbitration pursuant to Article 36.

(iv) If the Premises includes any Long Term Recapture Space with a Long Term Recapture Space Expiration Date during or after the Second Renewal Term then such Long Term Recapture Space shall be excluded from the First Possible Renewal Premises. If the Premises include any Long Term Recapture Space with a Long Term Recapture Space Expiration Date during the First Renewal Term then (i) such Long Term Recapture Space shall be included in the First Possible Renewal Premises and (ii) if included by Tenant in the First Renewal Premises, the renewal thus effected with respect thereto shall be only for (and the Fair Market Rental Value provided for in this Article 35(F) shall be payable only for) the period commencing immediately after the Long Term Recapture Space Expiration Date with respect thereto and ending at the end of the First Renewal Term. This Paragraph 35(F)(iv) shall not be construed to result in the expiration of the letting of any Long Term Recapture Space prior to the Long Term Recapture Space Expiration Date with respect thereto.

(v) The term “Fair Market Rental Value” of the First Renewal Premises shall mean the fair market amount of net fixed base rent per square foot of Rentable Area of the First Renewal Premises (i.e. exclusive of Taxes and Operating Expenses) under a lease for a term equal to the First Renewal Term and otherwise on all of the terms and conditions of this Lease to be applicable to the First Renewal Premises for the First Renewal Term, determined as if the First Renewal Premises were then available in the then rental market, and assuming

(1)	that Landlord has a reasonable time to locate a tenant,

(2)	that neither Landlord nor such tenant is under any compulsion to rent.

17

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which the landlord provided free rent or a tenant improvement allowance or any work to prepare the premises for the tenant’s occupancy, or any lease takeover or any other concession (all of the foregoing being herein called a “Leasing Concession”), then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted downward by subtracting the product of 12 multiplied by the amount which, if taken monthly over the term of such transaction, would have a net present value (using such interest rate as the arbitrator or other person applying this paragraph believes to be appropriate considering market practices) as of the commencement of such transaction equal to the amount of such Leasing Concession.

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which a method different from the Measurement Method was used in determining rentable and usable areas, then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted accordingly.

(G) Second Renewal Option. Tenant shall have the option to extend the Term of this Lease as to the Second Renewal Premises for five (5) years commencing upon the expiration of the First Renewal Term (the “Second Renewal Term”).

(i) The term “Second Possible Renewal Premises” shall mean all of the Premises subject to this Lease at the time of the giving of the Second Renewal Notice, including any Premises as to which an Acceptance Notice shall have been given pursuant to Paragraph 35(E) even if the same shall not yet have been delivered to Tenant. The term “Second Renewal Premises” shall mean all or such portions of the Second Possible Renewal Premises as shall be specified in the Second Renewal Notice, subject to the following:

(1)	the Second Renewal Premises shall include the Original Premises, and

(2)	if any portion of Second Possible Renewal Premises located on any floor are included in the Second Renewal Premises all portions of the Second Possible Renewal Premises located on such floor shall be included; and

(ii) The Second Renewal Term shall be upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Paragraph 3(C) of this Lease, except that (a) the Net Rent for the Second Renewal Term shall be the Fair Market Rental Value of the Second Renewal Premises for the Second Renewal Term and (b) if the Second Renewal Premises shall be less than the entire Second Possible Renewal Premises, Tenant’s Pro Rata Share shall be recalculated on the basis of the Second Renewal Premises.

18

(iii) Tenant shall provide notice to Landlord (“Second Renewal Notice”) of Tenant’s exercise of the Second Renewal Options no later than the day 612 days prior to the First Renewal Term Expiration Date. On the day 567 days prior to the First Renewal Term Expiration Date (or, if such day is not a Business Day, on the next Business Day), Landlord and Tenant shall, at the Building’s management office, each simultaneously submit to the other, in a sealed envelope, its signed written good faith estimate of the Fair Market Rental Value (the “Preliminary Estimates”). Each Preliminary Estimate shall consist of only a single fixed dollar amount per square foot of Rentable Area. Tenant shall have the right, by notice to Landlord given within 20 days of the exchange of Preliminary Estimates, to rescind the Second Renewal Notice, whereupon, if exercised, Tenant shall have no further rights to extend the Term under this Paragraph 35(G). If Tenant does not timely rescind the Second Renewal Notice, Landlord and Tenant hereby agree to be conclusively bound to the renewal of this Lease for the Second Renewal Premises for the Second Renewal Term at the Fair Market Rental Value determined by arbitration pursuant to Article 36.

(iv) If the Premises includes any Long Term Recapture Space with a Long Term Recapture Space Expiration Date after the Second Renewal Term then such Long Term Recapture Space shall be excluded from the Second Possible Renewal Premises. If the Premises include any Long Term Recapture Space with a Long Term Recapture Space Expiration Date during the Second Renewal Term then (i) such Long Term Recapture Space shall be included in the Second Possible Renewal Premises and (ii) if included by Tenant in the Second Renewal Premises, the renewal thus effected with respect thereto shall be only for (and the Fair Market Rental Value provided for in this Article 35(G) shall be payable only for) the period commencing immediately after the Long Term Recapture Space Expiration Date with respect thereto and ending at the end of the Second Renewal Term. This Paragraph 35(G)(iv) shall not be construed to result in the expiration of the letting of any Long Term Recapture Space prior to the Long Term Recapture Space Expiration Date with respect thereto.

(v) The term “Fair Market Rental Value” of the Second Renewal Premises shall mean the fair market amount of net fixed base rent per square foot of Rentable Area of the Second Renewal Premises (i.e. exclusive of Taxes and Operating Expenses) under a lease for a term equal to the Second Renewal Term and otherwise on all of the terms and conditions of this Lease to be applicable to the Second Renewal Premises for the Second Renewal Term, determined as if the Second Renewal Premises were then available in the then rental market, and assuming

(1)	that Landlord has a reasonable time to locate a tenant,

(2)	that neither Landlord nor such tenant is under any compulsion to rent.

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which the landlord provided free rent or a tenant improvement allowance or any work to prepare the premises for the tenant’s occupancy, or any lease takeover or any other concession (all of the foregoing being herein called a “Leasing

19

Concession”), then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted downward by subtracting the product of 12 multiplied by the amount which, if taken monthly over the term of such transaction, would have a net present value (using such interest rate as the arbitrator or other person applying this paragraph believes to be appropriate considering market practices) as of the commencement of such transaction equal to the amount of such Leasing Concession.

If and to the extent that any arbitrator or other person determining the Fair Market Rental Value refers to or considers any transaction in which a method different from the Measurement Method was used in determining rentable and usable areas, then in so referring to or considering such transaction for purposes of determining Fair Market Rental Value the net base rent provided for in such transaction shall be adjusted accordingly.

(H) Renewal Options – General.

(i) Tenant shall not be entitled to exercise a Renewal Option if on the date Tenant exercises such Renewal Option, (a) a monetary or material non-monetary Default has occurred and is continuing, or (b) this Lease or Tenant’s right of possession has been terminated, or (c) this Lease is not in full force and effect. Tenant shall not be entitled to the Second Renewal Option unless Tenant shall have exercised the First Renewal Option.

(ii) Following exercise by Tenant of a Renewal Option and determination of the Net Rent for the respective Renewal Term, at the request of either party hereto and within thirty (30) days after such request, Landlord and Tenant shall enter into a supplement to this Lease confirming the renewal of this Lease for such Renewal Term, the Renewal Premises, and the term of such renewal. The failure or refusal of either party to do so, however, shall not affect the validity of the exercise of the Renewal Option.

(iii) The term “Renewal Term” shall mean, individually, either the First Renewal Term or the Second Renewal Term and together shall mean the First Renewal Term and the Second Renewal Term. The term “Renewal Option” shall mean either the First Renewal Option or the Second Renewal Option. The term “Renewal Premises” shall mean either the First Renewal Premises or the Second Renewal Premises.

(iv) The term “First Renewal Commitment Notice” shall mean a notice referring to this Paragraph 35(H)(iv), in which Tenant irrevocably agrees to give (and not to rescind) the First Renewal Notice and to include in the First Renewal Premises (in addition to any other premises required to be included) all Accepted Offer Space as to which Tenant gives an Acceptance Notice together with or after the date of such First Renewal Commitment Notice. If Tenant gives a First Renewal Commitment Notice prior to its giving a First Renewal Notice, but shall fail timely to give a Renewal Notice conforming to the requirement of this Paragraph 35(H)(iv), then Tenant shall be deemed timely to have given a First Renewal Notice setting forth as the First Renewal Premises all of the First Possible Renewal Premises. If Tenant gives a First Renewal Commitment Notice, Tenant shall no

20

longer have the right to rescind the First Renewal Notice and, if Tenant shall have theretofore given the First Renewal Notice, the same shall be deemed amended to include in the First Renewal Premises (in addition to any other premises required to be included) all Accepted Offer Space as to which Tenant gives an Acceptance Notice together with or after the date of such First Renewal Commitment Notice.

(v) The term “Second Renewal Commitment Notice” shall mean a notice referring to this Paragraph 35(H)(v), in which Tenant irrevocably agrees to give (and not to rescind) the Second Renewal Notice and to include in the Second Renewal Premises (in addition to any other premises required to be included) all Accepted Offer Space as to which Tenant gives an Acceptance Notice together with or after the date of such Second Renewal Commitment Notice. If Tenant gives a Second Renewal Commitment Notice prior to its giving a Second Renewal Notice, but shall fail timely to give a Renewal Notice conforming to the requirement of this Paragraph 35(H)(v), then Tenant shall be deemed timely to have given a Second Renewal Notice setting forth as the Second Renewal Premises all of the Second Possible Renewal Premises. If Tenant gives a Second Renewal Commitment Notice, Tenant shall no longer have the right to rescind the Second Renewal Notice and, if Tenant shall have theretofore given the Second Renewal Notice, the same shall be deemed amended to include in the Second Renewal Premises (in addition to any other premises required to be included) all Accepted Offer Space as to which Tenant gives an Acceptance Notice together with or after the date of such Second Renewal Commitment Notice.

(I) Contraction Option.

(i) Tenant, by delivering notice to Landlord on or prior to the 180th day after the date of this Lease, shall have the one time option (the “South Contraction Option”) to eliminate the South Eighth Floor Premises from the Original Premises.

(1)	If Tenant fails to timely deliver such written notice to Landlord, Tenant shall be deemed to have elected not to exercise the South Contraction Option and shall forfeit all rights pursuant to this Paragraph 35(I)(i).

(2)	If Tenant properly exercises the South Contraction Option, then, from and after the date of such exercise, the South Eighth Floor Premises shall no longer be deemed a part of the Original Premises.

(ii) Tenant, by delivering notice to Landlord on or prior to the 180 th day after the date of this Lease, shall have the one time option (the “Full Contraction Option”) to eliminate the Eighth Floor Premises from the Original Premises.

(1)	If Tenant fails to timely deliver such written notice to Landlord, Tenant shall be deemed to have elected not to exercise the Full Contraction Option and shall forfeit all rights pursuant to this Paragraph 35(I)(ii).

21

(2)	If Tenant properly exercises the Full Contraction Option, then, from and after the date of such exercise, the Eighth Floor Premises shall no longer be deemed a part of the Original Premises.

(iii) In no event shall Tenant be permitted to exercise both the South Contraction Option and the Full Contraction Option.

(iv) Following exercise by Tenant of the South Contraction Option or the Full Contraction Option, and within thirty days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually acceptable supplement to this Lease confirming the elimination of the South Eighth Floor Premises or the Eighth Floor Premises from the Original Premises pursuant hereto. The failure or refusal by either party to do so, however, shall not affect the validity of the elimination of the South Eighth Floor Premises or the Eighth Floor Premises from the Original Premises.

(v) If Tenant shall (A) exercise the South Contraction Option and not exercise the South Contraction Rescission Option, or (B) exercise the Full Contraction Option and exercise the First Expansion Option with respect to the North Eighth Floor Premises only then, on or before the Substantial Completion Date, Landlord shall construct and finish in accordance with Building standards all corridors, elevator lobbies and other common areas on the 8th floor required for the same to be occupied as a multi-tenant floor (the “8th Floor Division Work”).

(J) Divided Floors.

(i) If the Premises shall include some but not all of the office areas on a floor and thereafter shall come to include all of the office areas on any floor, then (a) the Premises shall be deemed also to include the elevator lobby, common corridor and other areas which, on a divided floor, would constitute Common Area, and (b) the Rentable Area of the Premises on such floor shall be calculated as if Tenant had leased all of such floor concurrently as a single floor.

(ii) No provision of this Article 35 which authorizes Landlord to lease any portion of the Building to any third party shall include, on any divided floor, the portion thereof required for Common Areas.

(K) Tenant’s Right to Lease from Building Tenants. Notwithstanding any provision of any lease or other agreement which may give Landlord the right to withhold consent to any sublease to Tenant, or any assignment of any lease to Tenant, or any right to recapture (by any means) the premises proposed to be subleased to Tenant or the premises covered by any lease proposed to be assigned to Tenant, Landlord agrees that (i) it shall consent to any such sublease or assignment and shall not exercise any such recapture right unless required to do so under any Permitted Superior Expansion Right, and (ii) that Tenant may furnish a copy of this Paragraph 35(K) to any Building tenant, and any such Building tenant may rely thereon.

22

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT PSER

PERMITTED SUPERIOR EXPANSION RIGHTS

ARTICLE 35

(See Attached)

The following, except to the extent same has been modified by: First Amendment dated as of June 10, 2003; Second Amendment dated as of June 24, 2003; and Third Amendment dated as of July 7, 2004.

ARTICLE 36.

First Hold, Expansion, Rights of First Offer, Contraction and Renewal

(A) First Hold Expansion Space. Subject to Subparagraph (ii) below, Tenant shall have the one-time option (the “First Hold Expansion Option”) to expand the Premises by, at Tenant’s election, either one-half ( 1/2) floor of space or one (1) full floor of space, in each case, located upon the thirty-first (31st) floor of the Building (as applicable, the “First Hold Expansion Space”), upon the following terms and conditions:

(i) Tenant shall give Landlord written notice of Tenant’s election to exercise the First Hold Expansion Option on or before March 31, 2004, designating whether the First Hold Expansion Space shall contain either one-half (1/2) floor of space or one (1) full floor of space. If the First Hold Expansion Space is for one-half (1/2) floor of space, then the one-half ( 1/2) floor so remaining shall be located on the eastern or western half of the floor as designated by Tenant in its notice of exercise of the First Hold Expansion Option, and Tenant, at its cost and expense, shall construct the elevator lobby and common corridor required to make the floor usable by more than one tenant, to a standard of finish not less than Building standard, as established by Landlord for multi-tenant floors in the Building;

(ii) Tenant shall not be entitled to exercise the First Hold Expansion Option, if, (x) on or before Tenant’s exercise thereof, this Lease or Tenant’s right of possession shall have been terminated and this Lease shall not then be in full force and effect, or (y) Tenant shall have previously exercised any Pre-Occupancy Contraction Option; and

(iii) The First Hold Expansion Space with respect to which Tenant properly exercises the First Hold Expansion Option shall be included in the Premises upon Tenant’s exercise of the First Hold Expansion Option on the same terms, covenants and conditions as are contained in this Lease (including the Workletter) for the Premises, including without limitation, Net Rent, Additional Rent, Commencement Date, etc. and shall be coterminous with the Term, as it may be extended or renewed pursuant to Paragraph 35(F) hereof or in accordance with Article 13, or as it may be earlier terminated as elsewhere provided herein, with the following exceptions and modifications:

(1)	The Rentable Area of the Premises shall be increased by the Rentable Area of such First Hold Expansion Space;

(2)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of such First Hold Expansion Space; and

(3)	The First Hold Expansion Space shall become part of the First Segment and shall be delivered by Landlord to Tenant on the First Segment Delivery Date.

Following Tenant’s exercise of the First Hold Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually acceptable supplement to this Lease confirming the terms, conditions and provisions applicable to the related First Hold Expansion Space as determined in accordance herewith. Failure or refusal of either party to execute such a supplement shall not affect the validity of the leasing of the First Hold Expansion Space in accordance with the proper exercise of the First Hold Expansion Option.

(B) Expansion.

(i) First Expansion. Subject to the terms and conditions contained herein, Tenant shall have the right to elect to expand the Premises (the “First Expansion Option”) as of the First Expansion Effective Date to include an area contiguous to the Premises constituting one (1) full floor (or one and one-half (1 1/2) floors as provided herein) to be added to the Premises, to wit: (a) the entire forty-sixth (46th) floor of the Building, if Tenant has exercised neither the First Hold Expansion Option nor the second Pre-Occupancy Contraction Option, (b) the entire forty-sixth (46th) floor of the Building and one-half (1/2) floor of space remaining on the thirty-first (31st) floor of the Building if Tenant previously exercised the First Hold Expansion Option with respect to the other one-half (1/2) floor of space on the thirty-first (31st) floor, (c) the entire forty-sixth (46th) floor of the Building and one-half (1/2) floor of space remaining on the thirty-fourth (34th) floor if Tenant has not exercised the first Pre-Occupancy Contraction Option, but has previously exercised the second Pre-Occupancy Contraction Option with respect to the other one-half (1/2) floor of space on the thirty-fourth (34th) floor of the Building, and (d) the entire forty-sixth (46th) floor of the Building if Tenant has exercised either the First Hold Expansion Option, the first Pre-Occupancy Contraction Option, or the second Pre-Occupancy Contraction Option with respect to a full floor of space (as applicable, the “First Expansion Space”). The “First Expansion Target Date” means the date that is the first day of the sixty-first (61st) full calendar month after the Commencement Date. Tenant shall no later than the first day of the forty-third (43rd) full calendar month following the Commencement Date deliver to Landlord a notice (the “Tenant’s First Expansion Notice”) exercising the First Expansion Option. If Tenant fails to timely deliver the First Expansion Notice, then Tenant shall be deemed to have waived the First Expansion Option; except, that if on the last day of the forty-second (42nd) full calendar month following the Commencement Date Tenant is then leasing at least one full floor of the First Expansion Space as Encumbered Accepted Offer Space, then Tenant shall be deemed to have delivered the First Expansion Notice with respect to such Encumbered Accepted Offer Space, unless on or before such last day Tenant delivers a notice to Landlord expressly electing not to exercise the First Expansion Option with respect to such Encumbered Accepted Offer Space. Tenant’s deemed delivery of the First Expansion Notice with

2

respect to the full floor or more of Encumbered Accepted Offer Space shall not restrict or prohibit Tenant from delivering the First Expansion Notice with respect to additional First Expansion Space. Net Rent for the First Expansion Space shall be (I) with respect to the 46th floor, the Rentable Area of the forty-sixth (46th) floor multiplied by $30.00 per square foot, escalated annually at two percent (2%) per annum (compounded), commencing upon the Commencement Date and escalated annually thereafter at two percent (2%) per annum (compounded) on each anniversary of the Commencement Date occurring after the applicable Expansion Space Rent Commencement Date, and (II) with respect to the First Expansion Space not located on the 46th floor, if any of the First Expansion space includes one-half (1/2) floor space in the Building other than the forty-sixth (46th) floor, then the Net Rent for such one-half (1/2) floor shall be the Rentable Area thereof multiplied by the then Net Rent per square foot of Rentable Area payable by Tenant with respect to the Premises immediately prior to the applicable Expansion Space Rent Commencement Date, subject in each case to further escalation as provided in Exhibit B attached hereto for the balance of the Term, and payable thereafter, from time to time, in the amounts set forth in Exhibit B attached hereto.

(ii) Second Expansion. Subject to the terms and conditions contained herein, and regardless of whether Tenant has exercised the First Expansion Option, Tenant shall have the right to expand the Premises (the “Second Expansion Option”) as of the Second Expansion Effective Date to include one full floor of space (the “Second Expansion Space”) that is either (a) the thirty-first (31st) floor of the Building, if Tenant has exercised neither the First Hold Expansion Option nor any Pre-Occupancy Contraction Option, (b) the thirty-fourth (34th) floor of the Building if Tenant previously exercised only one Pre-Occupancy Contraction Option, (c) the thirtieth (30th) floor of the Building if Tenant previously exercised the First Hold Expansion Option, or (d) the thirty-fifth (35th) floor of the Building if Tenant previously exercised both Pre-Occupancy Contraction Options, in each case, regardless of whether Tenant exercised the First Expansion Option. The “Second Expansion Target Date” means the date that is the first day of the eighty-fifth (85th) full calendar month after the Commencement Date. Tenant shall no later than the first day of the sixty-seventh (67th) full calendar month following the Commencement Date deliver to Landlord a notice (the “Tenant’s Second Expansion Notice”) exercising the Second Expansion Option. If Tenant fails to timely deliver the Second Expansion Notice, then Tenant shall be deemed to have waived the Second Expansion Option; except, that if on the last day of the sixty-sixth (66th) full calendar month following the Commencement Date, Tenant is then leasing all of the Second Expansion Space as Encumbered Accepted Offer Space, then Tenant shall be deemed to have delivered the Second Expansion Notice with respect to such Encumbered Accepted Offer Space, unless on or before such last day Tenant delivers a notice to Landlord expressly electing not to exercise the Second Expansion Option with respect to such Encumbered Accepted Offer Space. Net Rent for the Second Expansion Space shall be the Rentable Area thereof multiplied by the then Net Rent per rentable

3

square foot payable by Tenant with respect to initial Premises (excluding the 46th floor) immediately prior to the applicable Expansion Space Rent Commencement Date, subject to escalation as provided in Exhibit B attached hereto for the balance of the Term, and payable thereafter, from time to time, in the amounts set forth in Exhibit B attached hereto.

(iii) Third Expansion. Subject to the terms and conditions contained herein, and regardless of whether Tenant has exercised the First Expansion Option or the Second Expansion Option, Tenant shall have the right to elect to expand the Premises (the “Third Expansion Option”) as of the Third Expansion Effective Date to include one full floor of space (the “Third Expansion Space”) that is either (a) the thirtieth (30th) floor of the Building if Tenant has exercised neither the First Hold Expansion Option nor any Pre-Occupancy Contraction Option, (b) the thirty-first (31st) floor of the Building if Tenant previously exercised only one Pre-Occupancy Contraction Option, (c) the twenty-ninth (29th) floor of the Building if Tenant previously exercised the First Hold Expansion Option, or (d) the thirty-fourth (34th) floor of the Building if Tenant has previously exercised both Pre-Occupancy Contraction Options. The “Third Expansion Target Date” means the date that is the first day of the one hundred and ninth (109th) full calendar month after the Commencement Date. Tenant shall no later than the first day of the ninety-first (91st) full calendar month following the Commencement Date deliver to Landlord a notice (the “Tenant’s Third Expansion Notice”) exercising the Third Expansion Option. If Tenant fails to timely deliver the Third Expansion Notice, Tenant shall be deemed to have waived the Third Expansion Option; except, that if on the last day of the ninetieth (90th) full calendar month following the Commencement Date, Tenant is then leasing all of the Third Expansion Space as Encumbered Accepted Offer Space, then Tenant shall be deemed to have delivered the Third Expansion Notice with respect to such Encumbered Accepted Offer Space, unless on or before such last date Tenant delivers a notice to Landlord expressly electing not to exercise the Third Expansion Option with respect to such Encumbered Accepted Offer Space. Net Rent for the Third Expansion Space shall be the Rentable Area thereof multiplied by the then Net Rent per rentable square foot payable by Tenant with respect to the initial Premises (excluding the 46th floor) immediately prior to the applicable Expansion Space Rent Commencement Date, subject to escalation as provided in Exhibit B attached hereto for the balance of the Term, and payable thereafter, from time to time, in the amounts set forth in Exhibit B attached hereto.

(iv) Fourth Expansion. Subject to the terms and conditions contained herein, and regardless of whether Tenant has exercised the First Expansion Option, the Second Expansion Option or the Third Expansion Option, Tenant shall have the right to expand the Premises (the “Fourth Expansion Option”) as of the Fourth Expansion Effective Date to include one full floor of space (the “Fourth Expansion Space”) that is any full floor of the Building as Landlord may designate from and above the 28th floor through the 47th floor, such designation to be made in the Expansion Extension Date Notice. The “Fourth Expansion Target Date” means the date that is the first day of the one hundred and thirty-third (133rd) full calendar month after the

4

Commencement Date. Tenant shall no later than the one hundred and fifteenth (115th) calendar month following the Commencement Date serve upon Landlord a notice (the “Tenant’s Fourth Expansion Notice”) exercising the Fourth Expansion Option. If Tenant fails to timely deliver Fourth Expansion Notice, then Tenant shall be deemed to have waived the Fourth Expansion Option; except, that if on the last day of the one hundred and fourteenth (114th) full calendar month following the Commencement Date. Tenant is then leasing all of the Fourth Expansion Space as Encumbered Accepted Offer Space, then Tenant shall be deemed to have delivered the Fourth Expansion Notice with respect to such Encumbered Accepted Offer Space, unless on or before such last day Tenant delivers a notice to Landlord expressly electing not to exercise the Fourth Expansion Option with respect to such Encumbered Accepted Offer Space. Net Rent for the Fourth Expansion Space shall be the Rentable Area thereof multiplied by the then Net Rent per rentable square foot payable by Tenant with respect to the initial Premises (excluding the 46th floor) immediately prior to the applicable Expansion Space Rent Commencement Date, subject to escalation as provided in Exhibit B attached hereto for the balance of the Term, and payable thereafter, from time to time, in the amounts set forth in Exhibit B attached hereto.

(v) Fifth Expansion. Subject to the terms and conditions contained herein, and regardless of whether Tenant has exercised the First Expansion Option, the Second Expansion Option, the Third Expansion Option, or the Fourth Expansion Option, Tenant shall have the right to expand the Premises (the “Fifth Expansion Option”) as of the Fifth Expansion Effective Date to include one full floor of space (the “Fifth Expansion Space”) that is any full floor of the Building as Landlord may designate in the Building from and above the 28th through the 47th floor, such designation to be set forth in Expansion Extension Date Notice. The “Fifth Expansion Target Date” means the date that is the first day of the one hundred and fifty-seventh (157th) full calendar month after the Commencement Date. Tenant shall no later than the one hundred and thirty-ninth (139th) full calendar month after the Commencement Date deliver to Landlord a notice (the “Tenant’s Fifth Expansion Notice”) exercising the Fifth Expansion Option. If Tenant fails to timely deliver Fifth Expansion Notice, then Tenant shall be deemed to have waived the Fifth Expansion Option. Net Rent for the Fifth Expansion Space shall be the Rentable Area thereof multiplied by the then Net Rent per rentable square foot payable by Tenant with respect to the initial Premises (excluding the 46th floor) immediately prior to the applicable Expansion Space Rent Commencement Date, subject to escalation as provided in Exhibit B attached hereto, for the balance of the Term, and payable thereafter, from time to time, in the amounts set forth in Exhibit B attached hereto. Tenant’s rights to exercise the Fifth Expansion Option are also conditioned upon Tenant having irrevocably exercised the First Renewal Option by delivering the Final Renewal Notice with respect to the First Renewal Option.

5

(vi) Conditions to Expansion. Each of the First Expansion Notice, Second Expansion Notice, Third Expansion Notice, the Fourth Expansion Notice and Fifth Expansion Notice shall be effective only if at the time of delivery of Tenant’s notice with respect thereto, the following conditions (the “Expansion Conditions”) shall be satisfied:

(1)	There exists no monetary or material non-monetary Default, unless Tenant is disputing the existence of any such Default, in which case, this Expansion Condition shall be deemed to have been satisfied, unless and until Landlord subsequently prevails in such dispute;

(2)	Neither this Lease nor Tenant’s right of possession shall have been terminated and this Lease shall then be in full force and effect; and

(3)	Tenant shall not have subleased more than twenty-five percent (25%) of the Rentable Area of the Premises for all or substantially all of the remaining Term, excluding, however, subleases pursuant to one or more Exempt Transfers; except, that the foregoing Expansion Condition shall not limit or impair (x) the right of Tenant to sublease to a Major Transferee and assign or delegate any options set forth in this Article 35 (including, without limitation Expansion Options) in connection therewith, or (y) the right of any Major Transferee to exercise any options set forth in this Article 35 (including Expansion Options) theretofore assigned or delegated to it pursuant to Paragraph 35(H); and

(4)	With respect to the Fifth Expansion Option, Tenant shall not have exercised both Pre-Occupancy Contraction Options.

(vii) Application of Lease. The lease term as to each of the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space and the Fifth Expansion Space shall commence on the applicable Expansion Effective Date, and shall be coterminous with the Term, as it may be extended pursuant to Paragraph 35(F) hereof or otherwise extended or renewed or as it may be earlier terminated as elsewhere provided herein.

6

Each Expansion Space with respect to which Tenant exercises the applicable Expansion Option shall be included in the Premises effective as of the applicable Expansion Effective Date on the same terms, covenants and conditions as are contained in this Lease (including the provisions of the Workletter), with the following exceptions and modifications:

(1)	The Rent for such Expansion Space, at the rates provided above, shall commence upon the date (an “Expansion Space Rent Commencement Date”) that is either (a) the date of the expiration of the Encumbered Offer Term, if any of such Expansion Space is Encumbered Accepted Offer Space, or (b) if any such Expansion Space is not Encumbered Accepted Offer Space, then the date that is the earlier of (I) one hundred twenty (120) days following the date (the “Expansion Effective Date”) that is the later of, (x) the Expansion Target Date (or Extended Effective Date, if applicable) applicable to the Expansion Space specified above and (y) the date Landlord tenders possession of such Expansion Space to Tenant in the condition required by Paragraph 35(B)(vii) (4) and (5) (including installation by Landlord of Required Landlord Work described in Subparagraph (4) below), and (II) the date that Tenant occupies such space for the normal conduct of Tenant’s business therein. Landlord agrees that if any Expansion Space becomes vacant, Tenant has previously exercised the applicable Expansion Option, and Landlord shall have completed the Required Landlord Work, Tenant shall have the right to occupy such space prior to the applicable Expansion Target Date (or Extended Effective Date, if applicable) for the purpose of preparing such Expansion Space for Tenant’s occupancy;

(2)	The Rentable Area of the Premises shall be increased by the Rentable Area of such Expansion Space;

(3)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of such Expansion Space effective as of the applicable Expansion Space Rent Commencement Date;

(4)

Landlord shall pay to Tenant the Expansion Allowance. Any such Expansion Allowance shall be used and disbursed in accordance with the provisions and procedures set forth in Section 16 of the Workletter relating to the Premises leased to Tenant pursuant to Article 1 above. In addition to the foregoing Expansion Allowance, if any Expansion Space has not theretofore been improved for the occupancy of an office tenant, Landlord shall further provide in such space (i) all of the Landlord’s Work, and (ii) a raised floor, ceiling, lighting and HVAC ducting system comparable or superior in quality to those constructed in the space demised to Hyatt (other than the 46th and 47th floors) ((i) and (ii) collectively referred to as, the “Required Landlord Work”). As used herein, the term “Expansion Allowance” means the amount equal to the product of (i) fifty dollars ($50.00) per square foot of

7

Rentable Area in the applicable Expansion Space, and (ii) a fraction, the numerator of which is the number of full calendar months remaining in the initial Term hereof (without regard to any extension or renewal thereof) following the applicable Expansion Space Rent Commencement Date and the denominator of which is one hundred eighty (180).

(5)	Landlord shall deliver and Tenant shall accept possession from Landlord of (a) each Expansion Space (that has not been previously improved for the occupancy of an office tenant) with all Required Landlord Work therein completed and in broom clean “as is” condition and (b) each Expansion Space that has been previously improved for the occupancy of an office tenant with all of Required Landlord Work therein completed, ordinary wear and tear excepted, and in all other respects in the physical condition required by the prior tenant’s lease for surrender of such space, except that, the Building core shall be in substantially the same configuration and condition required by the Construction Documents, reasonable wear and tear excepted.

Following exercise by Tenant of an Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually acceptable supplement to this Lease confirming the terms, conditions and provisions applicable to the related Expansion Space as determined in accordance herewith. Failure or refusal of either party to execute such a supplement shall not affect the validity of the leasing of the Expansion Space in accordance with the terms of the applicable Expansion Option.

(viii) Expansion Window. To permit Landlord flexibility in leasing the Expansion Spaces prior to Tenant’s rights to expand into such space, Landlord may deliver any Expansion Space that is then occupied by another tenant to Tenant at any time within twelve (12) months following the applicable Expansion Target Date applicable to said Expansion Space as specified above (each, an “Extended Effective Date”). Landlord will specify the precise date of Extended Effective Date by written notice to Tenant delivered not more than one (1) month following Landlord’s receipt of the Tenant’s First Expansion Notice, Tenant’s Second Expansion Notice, Tenant’s Third Expansion Notice, Tenant’s Fourth Expansion Notice or Tenant’s Fifth Expansion Notice, as the case may be (each, an “Expansion Extension Date Notice”). Landlord shall use reasonable efforts to endeavor, from time to time, to keep Tenant apprised of the availability of each Expansion Space on its applicable Expansion Target Date (or, the estimated date of the Extended Effective Date). If Landlord fails to timely deliver the Expansion Extension Date Notice, then Landlord shall waive its right to extend the date of the Expansion Target Date.

8

(ix) Delayed Delivery. Landlord may lease the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space and the Fifth Expansion Space, or portions thereof, from time to time, to third parties so long as such space is scheduled to be available to be leased to Tenant by the relevant Expansion Target Date, or, if timely exercised, the relevant Extended Effective Date. If Landlord is entitled, on the basis of written agreements then in effect, to possession of the Expansion Space on the relevant Expansion Target Date or, if timely exercise, the relevant Extended Effective Date, as applicable, then Landlord shall not be deemed to be in default under this Lease if it is unable to deliver the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space or the Fifth Expansion Space, to Tenant on the relevant Expansion Target Date, or, if timely exercised, the relevant Extended Effective Date due solely to the failure of such tenant or any of its subtenants to have vacated it by relevant Expansion Target Date or, if timely exercised, the relevant Extended Effective Date, as the case may be. Landlord agrees that for each day after the sixtieth (60th) day following the relevant Expansion Target Date (or if timely exercised, the relevant Extended Effective Date) that Landlord fails to deliver to Tenant the relevant Expansion Space, Tenant shall be entitled to an abatement of Rent commencing upon the relevant Expansion Space Rent Commencement Date therefore equal to one (1) day’s Rent otherwise payable with respect such Expansion Space. In addition, if Landlord fails to deliver possession of any Expansion Space in the condition required by Paragraphs 35(B)(vii)(4) and (5) by the ninetieth (90th) day after the relevant Expansion Target Date (or if timely exercised, relevant Extended Effective Date), Tenant shall have the option by written notice to Landlord given at any time prior to the delivery to Tenant of the Expansion Space in the condition required by Paragraph 35(B)(vii) (4) and (5), to lease other space in the Building (to the extent and if available) on a temporary basis or for the balance of the Term, as Tenant elects in its notice, and at the lesser of the Current Market Rate and the same rental rate as would have been applicable to the Expansion Space or to rescind its relevant Expansion Notice, in either such event, Landlord shall have no liability to Tenant on account of such failure to timely deliver the Expansion Space (except that Landlord shall not be released from such liability if Landlord breached its covenant not to lease Expansion Space for a term expiring beyond the relevant Expansion Target Date or Extended Effective Date as applicable). Landlord will in all cases use commercially reasonable efforts to regain possession of such space as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space. In addition, Landlord agrees not to grant any right to such occupant to holdover in such space.

(x) Substitution of Floors. If Tenant fails to exercise any Expansion Option other than the First Hold Expansion Option, or if Tenant exercises a Five-Year Contraction Option with respect to a full floor (or more), then Landlord shall have the right to substitute the full floor of the Expansion Space to which such unexercised and expired Expansion Option relates or the full floor of the Five Year Contraction Space for the floor originally established for any Expansion Space of any succeeding, unexercised Expansion Option. As a condition to making any such substitution, Landlord shall deliver to Tenant written notice of any such substitution on or before the date which is sixty (60) days prior to the Expansion Effective Date for such Expansion Space.

9

(C) Tenant’s Right of First Offer.

(i) Landlord shall not lease any office space in (a) any of the 47th or 46th floors of the Building (the “Highest ROFO Space”) other than to Hyatt pursuant to the Hyatt Lease, (b) the 23rd floor of the Building up to and including the 31st floor of the Building and the 34th or 35th floors of Building, if Tenant exercises a Pre-Occupancy Contraction Option with respect to either or both of such floors (the “Initial ROFO Space”), and (c) the 11th floor through and including the 22nd floor of the Building (the “Contingent ROFO Space”) other than to Hyatt pursuant to the Hyatt Lease, subject in all respects to the terms hereof (specifically excluding from the terms and operation of this Paragraph 35(C) (i) any retail space in the ground floor of the Building, (ii) the 4th floor through and including the 10th floor of the Building, (iii) the Shared Facilities, (iv) any area in the Building to the extent affected by the terms of the last sentence of Paragraph 35(F)(ii), (v) the 34th floor of the Building, if Tenant has exercised its Pre-Occupancy Contraction Space Option with respect to one-half ( 1/2) floor, and, (vi) subject to the terms of Paragraph 6(O) hereof, any storage space in the Building), including, in the case of subclauses (a),(b) and (c) above, by way of renewal, extension, expansion or right or option therefor to any person other than pursuant to:

(1)

(a) any lease of the Initial ROFO Space effected pursuant to Paragraph 35(C)(vii); and (b) any Permitted Renewal or Permitted Expansion of such lease of Initial ROFO Space, subject, in each case, to Tenant’s Expansion Options set forth in Paragraph 35(B); and (c) if Tenant has declined to exercise its rights of first offer under this Paragraph 35(C), the exercise by (and demise to) the tenant under the Hyatt Lease of its rights of first offer thereunder with respect to the 23rd through 27th floors of Initial ROFO Space, which is not Encumbered Accepted Offer Space and that is leased for the actual or intended occupancy of such tenant under the Hyatt Lease;

(2)	(a) any lease of the Contingent ROFO Space unless the Minimum Occupancy Requirement for Contingent ROFO Rights is satisfied, or (b) if and for so long as the Minimum Occupancy Requirement for Contingent ROFO Rights is satisfied, any Lease of the Contingent ROFO Space effected pursuant to Paragraph 35(C)(viii);

(3)	any lease of the Highest ROFO Space effected pursuant to Paragraph 35 (C)(ix); or

10

(4)	any lease of space effected pursuant to the exercise by the tenant thereunder of any expansion right or option (which phrase, as used in this Paragraph 35(E), shall include any firm option, right of refusal or right of first offer) set forth in (a) the Hyatt Lease or (b) the Goldman Lease, in each case prior to any amendment thereof (collectively, the “Permitted Superior Expansion Rights”), subject, in each case, to Tenant’s Expansion Options set forth in Paragraph 35(B); or

(5)	any lease to Tenant.

Landlord represents and warrants to Tenant that attached hereto as Exhibit PSER One is a true and correct copy of the provisions of the Hyatt Lease and Goldman Lease containing the Permitted Superior Expansion Rights, excluding the portion of such provisions setting forth the rent payable thereunder.

The term “Permitted Expansion” means the leasing by any tenant of the Initial ROFO Space of additional space in the Building pursuant to the exercise by such tenant of any expansion right or right of first offer provided in such tenant’s lease of Initial ROFO Space, as originally entered into, so long as, in either case, such additional space (i) is contiguous to the then originally demised Initial ROFO Space premises leased by such tenant, and (ii) contains considering all expansion and rights of first offer, in the aggregate, no more than twenty-five percent (25%) of the Initial ROFO Space premises initially demised by such lease as originally entered into.

The term “Permitted Renewal” means the renewal of the term of any lease in the Initial ROFO Space pursuant to the exercise by the applicable tenant of any extension or renewal option provided in such tenant’s lease, as originally entered into, so long as the total of all such extension or renewal terms are no longer than fifty percent (50%) of the initial term of such tenant’s lease, as originally entered into.

(ii) Landlord may, from time to time, give one or more Offer Notices. The term “Offer Notice” means a notice:

(1)	referring to this Paragraph 35(C);

(2)	describing the premises to which the notice relates (the “Offer Space”) and, if the Offer Space includes a portion less than all of the Rentable Area of any floor, including a floor plan of such floor with such portion cross-hatched;

(3)

setting forth the date upon which Landlord reasonably believes, on the basis of written agreements then in effect, that it will be able to deliver to Tenant vacant possession thereof in the condition required by this Paragraph 35(C) (the “Scheduled Offer Space Delivery Date”) which, unless the Offer Space is Existing Recapture Space

11

or the Offer Space has never been leased, shall be a single date that is no earlier than earlier of (a) two (2) months after such space becomes available because of prior tenant default and surrender if the Offer Space comprises less than a full floor, and (b) in all other cases, four (4) months, nor, in the case of Offer Space that is one full floor or less, later than fifteen (15) months (it being understood that there is no limit to the later date if the Offer Space exceeds more than one full floor) after the date of such Offer Notice;

(4)	setting forth Landlord’s good faith opinion of the Current Market Rate of the Offer Space; and

(5)	if all or any portion of such Offer Space is subject to a Permitted Superior Expansion Right, so stating and identifying the lease containing such Permitted Superior Expansion Right, which shall be either the Hyatt Lease or the Goldman Lease, and setting forth (i) all or such portion of the Offer Space that is subject to such Permitted Superior Expansion Right (including, if less than all of such Offer Space on a floor, a floor plan showing the same), and (ii) the date upon which Landlord is required, if such Permitted Superior Expansion Right is exercised, to deliver all or such portion of the Offer Space to the holder of such Permitted Superior Expansion Right (the “Permitted Superior Expansion Right Delivery Date”).

Each Offer Notice shall constitute (a) an offer by Landlord to lease the Offer Space covered thereby to Tenant on the terms set forth in this Paragraph 35(C), and (b) a representation by Landlord that to, the best of its knowledge after due inquiry, all leases covering any of such Offer Space have expired or been terminated or, pursuant to the terms thereof or other written agreements then in effect, or will expire or terminate with respect to such Offer Space on or prior to the Scheduled Offer Space Delivery Date set forth in the Offer Notice.

If pursuant to the provisions of any lease other than this Lease (a “Recapture Provision”) Landlord becomes entitled to recapture any space in the Building in connection with a proposed assignment or sublease (the “Existing Recapture Space”), then Landlord shall, within five (5) Business Days of its receipt of the notice from the tenant entitling Landlord to recapture, give to Tenant an Offer Notice with respect to such space. Such Offer Notice (a “Recapture Offer Notice”) shall provide, in addition to the information required by the foregoing provisions of this Paragraph 35(C)(ii) to be included therein, (a) that it relates to space that Landlord is entitled to recapture, (b) the last day upon which Landlord is permitted by the terms of the applicable lease to exercise its recapture right (the “Landlord’s Exercise Deadline Date”), (c) a schedule of net base rent that such other tenant is required to pay for the Existing Recapture Space for the balance of the term of such lease (the “Existing Recapture Space Rent”) and (d) the

12

Recapture Expiration Date. The Recapture Offer Notice shall also be accompanied by a true, correct and complete copy of the applicable tenant lease for such Existing Recapture Space as well as a copy such tenant’s notice to Landlord that gave rise to Landlord’s recapture rights. Landlord shall not waive or amend the Hyatt Lease so as to eliminate any Recapture Provision.

(iii) Tenant shall have the right, by notice to Landlord given within fifteen (15) Business Days of its receipt of any Offer Notice or any Recapture Offer Notice (an “Acceptance Notice”), to lease all or, subject to subparagraph (2) below, a full-floor portion of, the Offer Space covered by such Offer Notice; except, that

(1)

in case of any Recapture Offer Notice, the Acceptance Notice must be given, if at all, no later than the earlier of (i) the date provided for above in this Paragraph 35(C)(iii), and (ii) the second (2nd) Business Day prior to Landlord’s Exercise Deadline Date set forth in the Recapture Offer Notice; and

(2)	if the Offer Space or Existing Recapture Space includes a block of three or more contiguous full floors (an “Offer Space Block”), then Tenant may lease one or more full floors of such Offer Space Block so long as (a) if Tenant elects to lease and include in its Acceptance Notice one full floor of such Offer Space Block, it shall lease and include in such Acceptance Notice either the top or bottom full floor of such Offer Space Block, and (b) if Tenant elects to lease and include in its Acceptance Notice two or more full floors of such Offer Space Block, it shall lease and include in such Acceptance Notice a block of two or more contiguous full floors, including either the top or bottom floor of such Offer Space Block.

Any Offer Space or Existing Recapture Space as to which Tenant timely gives an Acceptance Notice is herein called an “Accepted Offer Space.” Tenant shall, in its Acceptance Notice, state whether it agrees with Landlord’s estimate of the Current Market Rate as set forth in Landlord’s Offer Notice or Recapture Office Notice. If Tenant does not state in its Acceptance Notice that it agrees with Landlord’s estimate of the Current Market Rate, then the Current Market Rate shall be determined in accordance with Article 36 herein.

Tenant’s delivery of any Acceptance Notice shall be effective only if at the time of delivery of Tenant’s Acceptance Notice with respect to Accepted Offer Space the Expansion Conditions (as set forth in Subparagraphs 35(B)(vi)(1), (2), and (3)) shall be satisfied.

13

(iv) If Tenant timely delivers an Acceptance Notice then (i) on the Scheduled Offer Space Delivery Date, Landlord shall deliver to Tenant (a) any Accepted Offer Space (that has not been previously improved for the occupancy of an office tenant) with all Required Landlord Work therein completed in broom clean “as is” condition and (b) any Accepted Offer Space that has been previously improved for the occupancy of an office tenant with all Landlord’s Required Work therein completed and remaining, ordinary wear and tear excepted, and in all other respects in the physical condition required by the prior tenant’s lease for surrender of such space and (ii) the Accepted Offer Space shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the existing Premises, except to the extent, if any, otherwise provided below.

(v) The term of the letting of the Accepted Offer Space shall expire on the Expiration Date, and the Accepted Offer Space shall be included within Tenant’s Renewal Options set forth in Paragraph 35(F) hereof; except, that, notwithstanding anything set forth in this Article 35 to the contrary,

(1)	with respect to the Contingent ROFO Space, if the Accepted Offer Space or any portion thereof is subject to a Permitted Superior Expansion Right, then the term of the letting with respect to such Accepted Offer Space or portion thereof shall expire on the earlier of (x) the Expiration Date, and (y) the day preceding the Permitted Superior Expansion Right Delivery Date.

(2)	if such Accepted Offer Space or any portion thereof is located on the floor(s) that any Expansion Space is located on and, at the time of Tenant’s giving of the Acceptance Notice with respect thereto, the applicable Expansion Option shall not have lapsed without exercise (such space being herein called “Encumbered Accepted Offer Space”), then the term of the letting with respect to such Encumbered Accepted Offer Space or portion thereof (the “Encumbered Offer Term”) shall expire on the relevant Expansion Target Date, or if Landlord has exercised its rights under Paragraph 35(B)(viii) prior to Tenant’s Acceptance notice for such space, the applicable Extended Effective Date, and

(3)

if (i) the Accepted Offer Space is not Existing Recapture Space, (ii) the applicable Expiration Date is less than three (3) years after the Acceptance Notice and more than twenty-one (21) months before such Expiration Date and (iii) Tenant has not irrevocably exercised a Final Renewal Option that would extend the Term beyond such three (3) year period, then the term of this Lease for such Accepted Offer Space shall expire on the later of (x) five

14

(5) years following the Accepted Offer Space Rent Commencement Date and (y) the Expiration Date, as may be extended, from time to time, pursuant to the Renewal Options set forth in Paragraph 35(F) hereof. In the event that Tenant fails to exercise any of the Renewal Options, and is no longer entitled to exercise any such Renewal Options, then the rights of first offer contained in this Paragraph 35(C) shall lapse and be no longer in effect.

(4)	if (i) the Accepted Offer Space is Existing Recapture Space, and (ii) the term of the prior lease to which the Accepted Offer Space relates (the “Recapture Lease”) expires on a date (the “Recapture Expiration Date”) that is after the Expiration Date, then the term of this Lease for the Existing Recapture Space shall expire on the later of: (x) the Recapture Expiration Date and (y) the Expiration Date, as may be extended, from time to time, pursuant to Paragraph 35(F) of this Lease. In the event that Tenant fails to exercise any of the Renewal Options, and is no longer entitled to exercise any such Renewal Options, then the rights of first offer contained in this Paragraph 35(C) shall lapse and be no longer in effect.

(5)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses with respect to such Accepted Offer Space shall commence to accrue and be payable upon the earlier of (such earlier date being herein called the “Offer Space Rent Commencement Date”):

(a)	the date that is one hundred twenty (120) days after the later of (i) the date Landlord actually tenders possession of the Accepted Offer Space to Tenant in the condition required by Paragraph 35(C)(iv), and (ii) the Scheduled Offer Space Delivery Date; and

(b)	the date Tenant commences use of the Accepted Offer Space for the ordinary conduct of its business;

(6)	The amount of Net Rent with respect to the Accepted Offer Space shall be equal to:

(a)	if the Accepted Offer Space is not Existing Recapture Space, then (i) if Tenant in the Acceptance Notice agreed with Landlord’s estimate of the Current Market Rate set forth in the applicable Offer Notice, the Current Market Rate so set forth, or (ii) otherwise, the Current Market Rate as determined pursuant to Article 36; and

15

(b)	if such Accepted Offer Space is Existing Recapture Space and is not the Highest ROFO Space, then the greater of (i) the Current Market Rate of the Accepted Offer Space, determined either by Tenant having agreed in the Tenant’s Acceptance Notice with Landlord’s estimate of the Current Market Rate set forth in the Offer Notice, or determined pursuant to Article 36, and (ii) the Existing Recapture Space Rent; except, that if the expiration date for Existing Recapture Space set forth in the Recapture Lease is before the Expiration Date, then from and after said expiration date of the Recapture Lease until the expiration of the Term, Net Rent with respect to such Accepted Offer Space shall be at the Current Market Rate as previously agreed to between the parties or determined pursuant to Article 36; and

(c)	if such Accepted Offer Space is Highest ROFO Space that is also Existing Recapture Space, then from the commencement to the expiration of the Term of the letting of such space the greatest of (i) the Current Market Rate of the Accepted Offer Space determined either by Tenant having agreed in the Acceptance Notice with Landlord’s estimate of the Current Market Rate set forth in the applicable Offer Notice, or determined pursuant to Article 36 and (ii) an annual amount equal to the product of (x) $32.50 per square foot of Rentable Area, escalated at a rate per annum of two percent (2%) on a cumulative and compounded basis, commencing on January 1, 2006, and on each January 1st thereafter (such compounding to continue until the Expiration Date) and (y) the number of square feet of Rentable Area in such Accepted Offer Space; except, that if the expiration date of the Recapture Lease is before the Expiration Date, then from and after said expiration date of the Recapture Lease to the expiration of the Term, Net Rent with respect to such Accepted Offer Space shall be at the Current Market Rate as previously agreed to between the parties or determined pursuant to Article 36.

16

(7)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Accepted Offer Space.

(8)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Accepted Offer Space, effective as of the relevant Offer Space Rent Commencement Date.

(9)	Solely with respect to Encumbered Accepted Offer Space covering the full floor of the applicable Expansion Space, Tenant shall have the right to cause Landlord to make an early advance to Tenant of the Expansion Allowance applicable to such space. Such Expansion Allowance shall be used and disbursed in accordance with the provisions and procedures set forth in Paragraph 16 of the Workletter, so long as Tenant exercises the applicable Expansion Option in the Acceptance Notice. During the Encumbered Offer Term, if Tenant has exercised the Expansion Option, Tenant shall pay interest on the amount of the Expansion Allowance at a rate per annum equal to 9% per annum commencing on the first day of the first month following the Accepted Offer Space Rent Commencement Date and continuing on the first day of each month thereafter until the Expansion Space Rent Commencement Date.

Following Tenant’s delivery of an Acceptance Notice and the determination of the Current Market Rate with respect to the Accepted Offer Space covered thereby, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually, acceptable supplement to this Lease confirming the leasing of the Accepted Offer Space pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the Accepted Offer Space in accordance with the terms hereof.

(vi) So long as when Landlord gives an Offer Notice or Recapture Offer Notice it is entitled, on the basis of written agreements then in effect, to possession of the Offer Space or Recapture Offer Space no later than the Scheduled Offer Space Delivery Date set forth therein, Landlord shall not be deemed to be in default under this Lease if it is unable to deliver any Accepted Offer Space on such Scheduled Offer Space Delivery Date due solely to the failure of any tenant or any of its subtenants that may be in occupancy to have vacated it by the time in question. In addition to the foregoing, Landlord agrees that for each day after the sixtieth (60th) day following the relevant Scheduled Office Space Delivery Date that Landlord fails to deliver to Tenant the Accepted Offer Space, Tenant shall be entitled to an abatement of Rent commencing upon the relevant Offer Space Rent Commencement Date equal to one (1) day’s Rent otherwise payable with respect to any such Accepted Offer Space. In addition, if Landlord fails to deliver possession of any such Accepted Offer Space in the condition required by

17

Paragraph 35(C)(iv) by the 90th day after the Scheduled Offer Space Delivery Date, then Tenant shall have the option, by written notice to Landlord given at any time prior to the delivery to Tenant of the Accepted Offer Space in the condition required by Paragraph 35(C)(iv), to rescind its Acceptance Notice, in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if Landlord breached its covenants and representations set forth in Paragraph 35(C)(ii) and (iv). Landlord will use commercially reasonable efforts timely to regain possession of such Accepted Offer Space, including the prosecution of litigation against any occupant of such space.

(vii) If in response to any Offer Notice or Recapture Offer Notice Tenant fails to timely deliver an Acceptance Notice (or the same is rescinded pursuant to Paragraph 34(C)(vi)) with respect to the Offer Space that is the Initial ROFO Space, then during the two hundred seventy (270) day period commencing ten (10) Business Days after Tenant’s receipt of Landlord’s Offer Notice (or commencing on the effective date of such rescission under Paragraph 35(C)(vi) above, as applicable), Landlord shall be permitted to lease all or any portion of said Initial ROFO Space covered by such Offer Notice or Recapture Offer Notice to any person or persons on any terms acceptable to Landlord in its sole discretion for delivery no earlier than the Scheduled Offer Space Delivery Date set forth in such Offer Notice or Recapture Offer Notice (subject, however, to Tenant’s rights, if any, under Paragraph 35(B), if applicable, and Tenant’s rights, if any, under Paragraph 35(C)(i) with respect to Permitted Renewals and Permitted Expansions)). Notwithstanding the foregoing, if any such Offer Space that is Initial ROFO Space is leased, as permitted, then following the expiration or earlier termination of such lease (except as permitted by the other provisions of Paragraph 35(C)(i), if applicable), Landlord may not subsequently lease such Offer Space except pursuant to this Paragraph 35(C)(vii) based upon a subsequent Offer Notice given to Tenant with respect thereto. If a lease for such Offer Space is not fully executed within the foregoing 270-day period, then the Landlord again shall be prohibited from leasing such Offer Space other than pursuant to the terms of this Paragraph 35(C) based upon a subsequent Offer Notice given to Tenant with respect thereto. The provisions of this Paragraph 35(C)(vii) shall not be applicable to the Highest ROFO Space and the Contingent ROFO Space.

(viii) If Mayer Brown Rowe & Maw or any Law Successor occupies more than 550,000 square feet of Rentable Area in the Building under the terms of this Lease (the “Minimum Occupancy Requirement for Contingent ROFO Rights”), then for so long as Mayer Brown Rowe & Maw or any such Law Successor maintains occupancy of Rentable Area in the Building under the terms of this Lease in excess of the Minimum Occupancy Requirement for Contingent ROFO Rights, it shall be entitled to exercise the rights under this Paragraph 35(C) with respect to any portion of the Contingent ROFO Space that thereafter becomes available for lease, subject to any Permitted Superior Expansion Rights therein. If in response to any Offer Notice, Tenant fails to timely deliver an Acceptance Notice (or the same is rescinded pursuant to Paragraph 35(C)(vi)) with respect to

18

Offer Space that is Contingent ROFO Space, Landlord shall be permitted to lease all or any portion of said Contingent ROFO Space to any person or persons on terms acceptable to Landlord in its sole discretion for delivery no earlier than the Scheduled Offer Space Delivery Date set forth in such Offer Notice.

(ix) If in response to any Offer Notice, Tenant fails to timely deliver an Acceptance Notice (or the same is rescinded pursuant to Paragraph 35(c)(vi)) with respect to Offer Space that is Highest ROFO Space, Landlord shall be permitted to lease all or any portion of such Highest ROFO Space to any person or persons (subject to Article 30) on terms acceptable to Landlord in its sole discretion for delivery no earlier than the Scheduled Offer Space Delivery Date set forth in such notice.

For all purposes of this Lease, “Current Market Rate” is as defined on Exhibit CMR attached hereto and made a part hereto.

(D) Tenant’s Pre-Occupancy Option to Reduce the Premises. Subject to Subparagraph (iii) below, Tenant shall have two options (each, a “Pre-Occupancy Contraction Option”) to reduce the Premises by an area of space (the “Pre-Occupancy Contraction Space”), at Tenant’s option, equal to (x) in the case of the first Pre-Occupancy Contraction Option, the entire 34th floor of the Building, and (y) in the case of the second Pre-Occupancy Contraction Option, (1) if the first Pre-Occupancy Contraction Option shall have been timely exercised by June 30, 2003, the entire 35th floor of the Building, and (2) if the first Pre-Occupancy Contraction Option shall have not been exercised, one-half ( 1/2) full floor of space or one (1) full floor of space located on the 34th floor of the Building, upon the following terms and conditions:

(i) A Pre-Occupancy Contraction Option shall be effective upon Tenant’s exercise thereof (the “Pre-Occupancy Contraction Effective Date”);

(ii) Tenant shall give Landlord written notice of Tenant’s election to exercise the (a) first Pre-Occupancy Contraction Option on or before June 30, 2003, and (b) the second Pre-Occupancy Contraction Option on or before December 31, 2003, which notice concerning the second Pre-Occupancy Contraction Option shall identify (if Tenant has not exercised the first Pre-Occupancy Contraction Option) whether Tenant is contracting the Premises on the thirty-fourth (34th) floor of the Building by one-half ( 1/2) floor or by one (1) full floor, pursuant to such contraction option. If said contraction is by one-half ( 1/2) floor, then the half floor so remaining shall be located on the eastern or western half of the floor, as designated by Tenant in its notice of exercise of its second Pre-Occupancy Contraction Option, and Tenant, at its cost and expense, shall construct the elevator lobby and common corridor required to make the floor usable by more than one tenant to a standard of finish not less than Building standard, as established by Landlord for multi-floor tenants; and

19

(iii) Tenant shall not be entitled to exercise any Pre-Occupancy Contraction Option if on the Pre-Occupancy Contraction Effective Date Tenant’s rights of possession shall have been terminated and this Lease shall not then be in full force and effect.

(iv) Tenant shall not be required to pay Landlord a contraction fee for the exercise of any such Pre-Occupancy Contraction Option.

In the event Tenant properly exercises any Pre-Occupancy Contraction Option, then

(i) The Rentable Area of the Premises shall be decreased by the Rentable Area of the applicable Pre-Occupancy Contraction Space; and

(v) Tenant’s Pro Rata Share shall be reduced to reflect the Rentable Area of the applicable Pre-Occupancy Contraction Space.

If Tenant timely exercises a Pre-Occupancy Contraction Option, then neither Landlord nor Tenant shall have any rights, estates, liabilities or obligations first accruing under this Lease after the Pre-Occupancy Contraction Effective Date with respect to the applicable Pre-Occupancy Contraction Space, except such rights and liabilities as are otherwise expressly provided by the terms of this Lease. Following Tenant’s exercise of any Pre-Occupancy Contraction Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually acceptable supplement to this Lease confirming the terms, conditions and provisions applicable to such Pre-Occupancy Contraction Option as determined in accordance herewith. The failure or refusal of either party to execute such a supplement shall not affect the validity of the elimination of the applicable Pre-Occupancy Space from this Lease in accordance with the proper exercise of the applicable Pre-Occupancy Contraction Option.

(E) Tenant’s Five Year Option to Reduce the Premises. Subject to clauses (ii), (iv), and (viii) below, Tenant shall have the one-time option (the “Five Year Contraction Option”) to reduce the Premises by an area (the “Five Year Contraction Space”), at Tenant’s option, equal to either: (i) (a) one-half ( 1/2) full floor of space, (b) one full floor of space or (c) one and one-half (1 1/2) full floors of space if Tenant has not exercised the first Pre-Occupancy Contraction Option, but has exercised the second Pre-Occupancy Contraction Option with respect to one-half ( 1/2) floor of space, or (ii) one-half ( 1/2) full floor of space or one (1) full floor of space if, in each case, Tenant has not exercised second Pre-Occupancy Contraction Option, in each of the foregoing cases set forth in subclauses (i) and (ii), such Five Year Contraction Space shall be (x) the one-half ( 1/2) of the 34th floor of the Building, if on the date of Tenant’s exercise of the Five Year Contraction Option Tenant is only occupying one-half ( 1/2) of the 34th Floor as result of Tenant’s prior exercise of the second Pre-Occupancy Contraction Option with respect to one-half ( 1/2) floor and Tenant also exercises the Five Year Contraction Option with respect to one-half ( 1/2) floor, and (y) otherwise, the space on the lowest non-transfer floor (32 and 33 being the transfer floors) of the Premises as selected and designated by Tenant as of the date of Tenant’s exercise of such Five Year Contraction Option, upon and subject to the following terms and conditions:

(i) The Five Year Contraction Option is to be effective as of the fifth (5th) anniversary date of the Commencement Date of the Lease (i.e., the first day of the sixty-first (61st) full calendar month following the Commencement Date) (the “Five Year Contraction Effective Date”);

20

(ii) Tenant shall not have irrevocably exercised the First Expansion Option by delivering the Tenant’s First Expansion Notice;

(iii) Tenant shall give Landlord written notice of Tenant’s election to exercise the Five Year Contraction Option not later than the first day of the forty-ninth (49th) full calendar month of the Term which notice shall identify the location of the Five Year Contraction Space to be surrendered to Landlord pursuant to the Five Year Contraction Option;

(iv) On the date Tenant exercises the Five Year Contraction Option, Tenant’s right of possession shall not have been terminated and this Lease shall then be in full force and effect;

(v) Tenant shall pay to Landlord a contraction fee in an amount equal to all of Landlord’s then unamortized (at an interest factor of 8%) costs in connection with the leasing to Tenant of the Five Year Contraction Space, which shall be limited to the commission paid to Broker and the Allowance ratably allocated thereto, plus twelve (12) months’ then effective Net Rent and Additional Rent with respect to the Five Year Contraction Space (except, that all variable Operating Expenses related to said Five Year Contraction Space (e.g., janitorial) shall be deducted from the Additional Rent for the purposes of computing said contraction fee). Such contraction fee shall be payable in full upon the Five Year Contraction Option Effective Date;

(vi) The exercise of the Five Year Contraction Option shall not affect or diminish Tenant’s obligations to pay Additional Rent with respect to the Shared Facilities;

(vii) If following Tenant’s exercise of the Five Year Contraction Option, Tenant’s Premises include one-half ( 1/2) of a full floor and excludes the remaining one-half ( 1/2) of that full floor, then Tenant, at its cost and expense, shall construct, to a standard of finish not less than Building standard as established by Landlord for multi-floor tenants, a common corridor required to make the Five Year Contraction Space on such floor leasable to another tenant; and

(viii) Tenant shall not have the right to exercise the Five Year Contraction Option in the event Tenant has exercised both Pre-Occupancy Contraction Options.

21

In the event Tenant properly exercises the Five-Year Contraction Option, then

(ii) The Rentable Area of the Premises shall be decreased by the Rentable Area of the Five-Year Contraction Space; and

(ix) Tenant’s Pro Rata Share shall be reduced to reflect the Rentable Area of the Five-Year Contraction Space.

If Tenant timely exercises the Five Year Contraction Option, then the Term with respect to the portion of the Five Year Contraction Space shall terminate effective as of the Five Year Contraction Effective Date. Rent for the terminated portion of the Premises shall be paid through and apportioned as of the Five Year Contraction Effective Date and neither Landlord nor Tenant shall have any rights, estates, liabilities or obligations first accruing under this Lease after the Five Year Contraction Effective Date with respect to such contracted area, except such rights and liabilities that are otherwise expressly provided in this Lease.

Following Tenant’s exercise of the Five-Year Contraction Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually acceptable supplement to this Lease confirming the terms, conditions and provisions applicable to such Five-Year Contraction Option as determined in accordance herewith. The failure or refusal of either party to execute such a supplement shall not affect the validity of the elimination of the Five-Year Contraction Space from this Lease in accordance with the proper exercise of the Five-Year Contraction Option.

(F) Renewal.

(i) Tenant shall have two (2) options to extend the Term for five (5) years each (the first five (5) year extension option is referred to as the “First Renewal Option”, the second five (5) year option is referred to as the “Second Renewal Option”, and the First Renewal Option and the Second Renewal Option are collectively referred to as the “Renewal Options”)), upon the terms and conditions contained herein, including without limitation, the payment of Tenant’s obligations with respect to Shared Facilities and Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Article 3 of this Lease, and subject to any changes in the Rentable Area of the Building and the Premises (pursuant to Paragraph 1(B) above); except, that the Net Rent for such Renewal Options shall be at the Current Market Rate for the applicable period.

(ii) Upon written notice delivered to Landlord not later than thirty-six (36) full calendar months prior to the Expiration Date, in the case of the First Renewal Option, and thirty-six (36) full calendar months prior to expiration of the first renewal term, in the case of the Second Renewal Option, Tenant shall have the one-time right (in the case of each Renewal Option) to notify Landlord of Tenant’s election to reduce the portion of the Premises with respect to which such Renewal Option may be

22

exercised by identifying in said notice that portion of the Premises subject to the Renewal Option (said portion being herein called the “Renewal Premises”), so long as such Renewal Premises as designated by Tenant consists solely of (a) the Premises as constituted on the Commencement Date (as the same may have been reduced by Tenant’s exercise of the Five Year Contraction Option) (the “Adjusted Initial Premises”), (b) at Tenant’s election, specified in said notice, any additional part of the Premises vertically contiguous to the Adjusted Initial Premises at the time of such Renewal Premises notice and (c) at Tenant’s election, specified in said notice one or more full floors of the Building constituting the balance of the Premises that are next closest (but not vertically contiguous) to the then lowest portion of the Premises described in clauses (a) or (b) above. If Tenant exercises its right under this Paragraph 35(F)(ii) to cause a Renewal Option to apply to less than the entire Premises, then during the term of such Renewal Option Tenant’s rights under this Paragraph 35(C) shall not apply to the portion of the Premises so excluded from the Renewal Premises that Landlord leases to third parties for a term commencing during the Renewal Option Period, including any renewals of such leases pursuant to the terms thereof.

(iii) If Tenant desires to initially exercise the First Renewal Option or Second Renewal Option, as the case may be, Tenant shall deliver Landlord an initial non-binding notice (the “Initial Renewal Notice”) of Tenant’s intent to exercise either of said Renewal Options no earlier than the sixtieth (60th) and no later than the twenty-seventh (27th) month prior to the Expiration Date, as may have been theretofore extended. Following Tenant’s delivery of the Initial Renewal Notice, the Current Market Rate shall be determined in accordance with Article 36 hereof. In all events, Tenant reserves the right to rescind its Initial Renewal Notice by so notifying Landlord prior to delivery of the Final Renewal Notice.

(iv) If Tenant desires to irrevocably exercise its First Renewal Option or Second Renewal Option, as the case may be, Tenant shall deliver to Landlord Tenant’s final binding written notice of its exercise of the First Renewal Option or Second Renewal Option, as the case may be, (the “Final Renewal Notice”), upon the later of (a) twenty-one (21) full calendar months prior to the end of the Expiration Date, as may have been theretofore extended, and (b) five (5) Business Days following the determination of the Current Market Rate.

(v) Tenant shall not be entitled to exercise a Renewal Option if on the date Tenant exercises such Renewal Option Tenant is (a) then in monetary or material non-monetary Default, or (b) if this Lease or Tenant’s right of possession has been terminated, or (c) if this Lease is not in full force and effect on said date. Tenant shall not be entitled to the Second Renewal Option unless Tenant has exercised the First Renewal Option.

23

(vi) If Tenant fails to timely deliver the Initial Renewal Notice or the Final Renewal Notice, then Tenant will be deemed to have waived the applicable Renewal Option.

(vii) Following Tenant’s exercise of a Renewal Option and the determination of the Net Rent for the respective renewal period, at the request of either party hereto and within thirty (30) days after such request, Landlord and Tenant shall enter into a supplement to this Lease confirming the terms, conditions and provisions applicable to the related Renewal Period as determined in accordance herewith. Failure of either party or refusal of either party to execute a supplement shall not affect the validity of the exercise of the Renewal Option.

(G) Tenant’s Right to Lease from Building Tenants. Notwithstanding any provision of any lease or other agreement that may give Landlord the right to withhold consent to any sublease to Tenant, or any assignment of any lease to Tenant, or any right to recapture (by any means) the premises proposed to be subleased to Tenant or the premises covered by any lease proposed to be assigned to Tenant, Landlord agrees that (i) it shall consent to any such sublease or assignment and shall not exercise any such recapture right, unless required to do so under any Permitted Superior Expansion Right, and (ii) Tenant may furnish a copy of this Paragraph 35(G) to any Building tenant, and any such Building tenant may rely thereon.

(H) Assignment/Delegation of Tenant’s Rights. Tenant’s rights and options under this Article 35 and the following Article 36 may be exercised solely by an assignee of this Lease or any Major Transferee to whom Tenant has assigned or delegated such rights, if Tenant delivers to Landlord a notice advising Landlord with specificity of any such assignment or delegation and the duration thereof, together with the instrument so assigning or delegating such rights.

(i) If the Premises shall include some but not all of the office areas on a floor and thereafter shall come to include all of the office areas on any floor, then (a) the premises shall be deemed also to include the elevator lobby, common corridor and other areas, which, on a divided floor, would constitute Common Area, and (b) the Rentable Area of the Premises on such floor shall be calculated as if Tenant had leased all of such floor concurrently as a single floor.

(ii) No provision of this Article 35 that authorizes Landlord to lease any portion of the Building to any third party shall include, on any divided floor, the portion thereof required for Common Areas.

24

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT SCDX

EXCLUSIONS TO COMPLETION OF LANDLORD’S WORK

MB Construction Passageway as depicted on Exhibit MB of the Lease.

9. Floor and wall finishes, parking striping, lighting, parking control equipment in the level 1 parking garage and separation wall between the level 1 parking garage and the north lobby of the Building.

10. Miscellaneous planting, turf, flowering plants and shrubs. Final adjustments of irrigation systems, bubblers and grow lights.

11. “Green Roof” growth medium installation and establishment of growth (roofs will be water-tight).

12. Mechanical adjustment of freight elevator cabs and passenger cabs (the cost of which will be borne, as to mechanical adjustment only, by Tenant).

13. Completion of window washing track and equipment installation.

14. Patching of streets, sidewalks, alley or curbs and replacement/installation of streetlights, traffic signals, parking meters or other hardscape in the public right-of-way.

15. Special Fit-Out Work.

SUPPLEMENTAL AGREEMENT

By this Supplemental Agreement dated September 1, 2006, the parties to the Amended and Restated Office Lease dated June 15, 2004, made by and between FRANKMON LLC, as Landlord, and HYATT CORPORATION, as Tenant (the “Lease”), agree as follows with respect to the Premises located at Hyatt Center, 71 South Wacker Drive, Chicago, Illinois:

13. As of the date hereof, the Lease is in full force and effect without amendment or modification. Capitalized terms not otherwise used herein shall have the same meanings as are ascribed to such terms in the Lease.

14. The Mid-Rise Commencement Date is March 1, 2004; the High-Rise Commencement Date is January 1, 2005; the Mid-Rise Rent Commencement Date is February 1, 2005; the High-Rise Rent Commencement Date is July 1, 2005; the Fitness Center Commencement Date is July 1, 2005; the Cafeteria Commencement Date is July 1, 2005; the Circulation Area Commencement Date is July 1, 2005; and the Initial Term Expiration Date is February 29, 2020, subject, however, to the provisions of the Lease.

15. Landlord stipulates, for purposes of the Lease, that the Premises consists of 292,227 square feet of Rentable Area, consisting of 31,184 square feet of Rentable Area on the Ninth Floor, 31,184 square feet of Rentable Area on the Tenth Floor, 30,726 square feet of Rentable Area on the Eleventh Floor, 31,454 square feet of Rentable Area on the Twelfth Floor, 31,722 square feet of Rentable Area on the Fourteenth Floor, 31,742 square feet of Rentable Area on the Fifteenth Floor, 31,642 square feet of Rentable Area on the Sixteenth Floor, 33,371 square feet of Rentable Area on the Forty-Sixth Floor, 33,371 square feet of Rentable Area on the Forty-Seventh Floor and 5,831 square feet of Rentable Area on the Forty-Eighth Floor. The Building consists of 1,472,742 square feet of Rentable Area.

16. Landlord stipulates, for purposes of the Lease, that the Circulation Area consists of 2,910 square feet of Rentable Area, the Cafeteria Space consists of 14,470 square feet of Rentable Area and the Fitness Center Space consists of 11,506 square feet of Rentable Area.

17. With respect to the Circulation Area, Tenant shall pay its SFR Share of the amounts set forth on Exhibit B-4 – First Amended, which exhibit replaces in its entirety Exhibit B-4 attached to the Lease.

18. The last day upon which Tenant may exercise the First Expansion Option is as set forth in the Lease. The last day upon which Tenant may exercise the Second Expansion Option is August 10, 2013. Tenant shall no longer have the right to exercise the Third Expansion Option and all references thereto in the Lease are hereby deleted.

19. Subject to the terms and conditions of the Lease, the Parking Space Limit is presently 45.

20. Subject to the terms and conditions of the Lease, (a) the last day upon which Tenant exercise the First Renewal Option is June 27, 2018, and (b) the last day upon which Tenant may exercise the Second Renewal Option is June 27, 2023.

21. Subject to the terms and conditions of the Lease, the last day on which Tenant may exercise the Contraction Option is July 1, 2009.

[Signature Page Follows]

2

IN WITNESS WHEREOF, this Supplemental Agreement has been executed by the duly authorized representatives of Landlord and Tenant as of the date first above written.

LANDLORD:

FRANKMON LLC, a Delaware limited liability company

By:	/s/ J. Kevin Poorman
Name:	J. Kevin Poorman
Title:	Authorized Representative

TENANT:
HYATT CORPORATION, a Delaware corporation

By:	/s/ Susan T. Smith
Name:	Susan T. Smith
Title:	Assistant Secretary

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-4

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO CIRCULATION AREA

(See Attached)

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B-4

SCHEDULE OF ADDITIONAL RENT ALLOCABLE TO CIRCULATION AREA

(Based on 2,649 square feet of Rentable Area)

As used in this. Exhibit B-4, the First (1st) Lease Year shall refer to the period commencing on the earlier to occur or (i) the Fitness Center Commencement Date, or (ii) the Cafeteria Commencement Date and ending on the last day of the calendar month in which the first anniversary of the day preceding such earlier date shall occur; each successive Lease Year shall be a period of one year, except the Fifteenth (15th) Lease Year shall end on the Initial Term Expiration Date.

TIME PERIOD	RENT PER SQUARE FOOT OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
First (1st) Lease Year	$26.00	$68,874.00	$5,739.50
Second (2nd) Lease Year	$26.52	$70,251.48	$5,854.29
Third (3rd) Lease Year	$27.05	$71,656.51	$5,971.38
Fourth (4th) Lease Year	$27.59	$73,089.64	$6,090.80
Fifth (5th) Lease Year	$28.14	$74,551.43	$6,212.62
Sixth (6th) Lease Year	$28.71	$76,042.46	$6,336.87
Seventh (7th) Lease Year	$29.28	$77,563.31	$6,463.61
Eighth (8th) Lease Year	$29.87	$79,114.58	$6,592.88
Ninth (9th) Lease Year	$30.46	$80,696.87	$6,724.74
Tenth (10th) Lease Year	$31.07	$82,310.81	$6,859.23
Eleventh (11th) Lease Year	$31.69	$83,957.02	$6,996.42
Twelfth (12th) .Lease Year	$32.33	$85,636.16	$7,136.35
Thirteenth (13th) Lease Year	$32.97	$87,348.89	$7,279.07
Fourteenth (14th) Lease Year	$33.63	$89,095.86	$7,424.66
Fifteenth (15th) Lease Year	$34.31	$90,877.78	$7,573.15

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Agreement”) is entered into as of the 13th day of October, 2006 (the “Effective Date”), by and between FRANKMON LLC, a Delaware limited liability company (“Landlord”), and HYATT CORPORATION, a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S:

A. Landlord and Tenant heretofore entered into that certain amended and restated office lease dated as of June 15, 2004 (the “Original Lease”), pursuant to which Tenant leased certain premises (the “Existing Premises”) on the 9th through 16th and 46th through 48th floors of the building located at 71 South Wacker Drive, Chicago, Illinois (the “Building”).

B. Landlord and Tenant subsequently entered into that certain supplemental agreement dated September 1, 2006 (the “Supplemental Agreement”), pursuant to which Landlord and Tenant, among other things, confirmed certain dates relating to Tenant’s leasing of the Premises and the number of square feet of Rentable Area contained in each of the floors that comprise a part of the Premises. The Original Lease, as modified by the Supplemental Agreement, is herein referred to as the “Lease.”

C. Landlord and Tenant desire to amend the Lease to provide for, among other things, the leasing by Tenant of certain additional premises in the Building and the modification of certain of Tenant’s rights to further expand the size of the Premises, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, Landlord and Tenant hereby agree as follows:

1. Incorporation and Defined Terms. The recital paragraphs set forth above are hereby incorporated herein as if fully set forth herein. Capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Lease.

2. Additional Premises.

a. Leasing of 17th Floor Premises. Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, an additional 14,983 rentable square feet comprising a portion of the 17th floor of the Building (the portion so leased being herein referred to as the “17th Floor Premises”), such 17th Floor Premises being depicted more particularly on Exhibit A attached hereto, in accordance with, and subject to, all of the terms, covenants and conditions of the Lease applicable to the Existing Premises, except as hereinafter provided:

(i) The term of the letting of the 17th Floor Premises shall commence on the 17th Floor Premises Commencement Date and shall expire on the Initial Term Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G) of the Original Lease.

(ii) Net Rent and Additional Rent in respect of Taxes and Operating Expenses with respect to the 17th Floor Premises shall commence to be payable on the 17th Floor Premises Rent Commencement Date. Such Net Rent and all Additional Rent in respect of the 17th Floor Premises shall be paid by Tenant to Landlord at the same place and in the same time and manner as payments of Net Rent and Additional Rent in respect of the Existing Premises.

(iii) Tenant shall pay Net Rent for the 17th Floor Premises, for the period commencing on the 17th Floor Premises Rent Commencement Date and continuing thereafter through the Initial Term, in the amounts set forth in the schedule attached hereto as Exhibit B.

(iv) The Rentable Area of the Premises, effective as of the 17th Floor Premises Rent Commencement Date, shall be increased by the Rentable Area of the 17th Floor Premises and, effective as of the 17th Floor Premises Rent Commencement Date, Tenant’s Pro Rata Share shall be increased in accordance with Paragraph 3 below.

(v) Tenant shall be entitled to a construction allowance applicable to the 17th Floor Premises (the “17th Floor Premises Construction Allowance”) in an amount equal to the product of (x) $90.00 and (y) the number of square feet of Rentable Area in the 17th Floor Premises.

b. Delivery of Possession and Tenant Improvements. Landlord shall deliver possession of the 17th Floor Premises to Tenant by November 1, 2006. Tenant shall accept possession of the 17th Floor Premises in as-is condition, it being acknowledged that no agreement of Landlord to alter, remodel, decorate, clean or improve the 17th Floor Premises or the Building, and no representation or warranty regarding the condition of the 17th Floor Premises or the Building, has been made by Landlord or by any party acting on Landlord’s behalf. Any work necessary to cause the 17th Floor Premises to be ready for Tenant’s use and occupancy thereof shall be performed by Tenant at Tenant’s sole cost and expense. Any such work, and the application of the 17th Floor Premises Construction Allowance, shall be performed in accordance with, and subject to, the terms and provisions of the Workletter.

c. Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them as set forth below:

(i) The term “17th Floor Premises Commencement Date” shall mean the date on which Landlord delivers possession of the 17th Floor Premises to Tenant.

(ii) The term “17th Floor Premises Rent Commencement Date” shall mean the date that is the earlier to occur of (x) March 1, 2007, and (y) the date on which Tenant occupies the Premises for the purpose of conducting business therein.

2

3. Tenant’s Pro Rata Share. Paragraph 3(B)(vii) of the Original Lease, effective as of the 17th Floor Premises Rent Commencement Date, shall be amended by adding the following sentence immediately following the first grammatical sentence thereof.

“For purposes of determining Tenant’s Pro Rata Share, the Rentable Area of the Premises, the Rentable Area of the Shared Facilities, the Rentable Area of the Circulation Area, and the Rentable Area of the Building shall be calculated utilizing the Standard Method, without regard to any modification to such Standard Method and without regard to any stipulation between Landlord and Tenant pertaining to the Rentable Area of the Premises for purposes of determining the Net Rent payable by Tenant under the Lease.

4. First Expansion Premises. Paragraph 35(A)(ii) of the Original Lease is hereby deleted in its entirety and the following is hereby substituted therefor:

“(ii) The term “First Expansion Premises” shall mean the entire portion of the 22nd floor of the Building allocated for office use.

5. First Expansion Option. Paragraph 35(B) of the Original Lease is hereby amended by deleting subparagraph (i) and subparagraph (ii) thereof and substituting the following therefor:

i. The term “First Expansion Option Scheduled Delivery Date” shall mean the date designated by Landlord, by delivery of written notice to Tenant no later than the 30th day following Landlord’s receipt of the First Expansion Notice, as the date on which Landlord intends to deliver the First Expansion Premises to Tenant, which date shall be any date no earlier than July 1, 2010 (such date being the 5th anniversary of the High-Rise Rent Commencement Date) and no later than July 1, 2011 (such date being the 6th anniversary of the High-Rise Rent Commencement Date). Landlord’s notice shall be irrevocable and shall relate to the entire First Expansion Premises.

ii. Tenant shall exercise the First Expansion Option, if at all, by delivery to Landlord of a written notice of exercise (the “First Expansion Notice”) on or before October 4, 2009 (such date being the 270th day preceding the 5th anniversary of the High-Rise Rent Commencement Date). If Tenant fails to deliver the First Expansion Notice by such date, Tenant shall be deemed to have waived its First Expansion Option.

6. Second Expansion Premises. Paragraph 35(A)(iii) of the Original Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:

“(iii) The term “Second Expansion Premises” shall mean the entire 18th floor of the Building.

3

7. Second Expansion Option. Paragraph 35(C) of the Original Lease, as confirmed by the second (2nd) grammatical sentence of Paragraph 6 of the Supplemental Agreement, is hereby amended by deleting subparagraph (i) and subparagraph (ii) thereof and substituting the following therefor:

(i) “The term “Second Expansion Option Scheduled Delivery Date” shall mean the date designated by Landlord, by delivery of written notice to Tenant no later than the thirtieth (30th) day following Landlord’s receipt of the Second Expansion Notice, as the date on which Landlord intends to deliver the Second Expansion Premises to Tenant, which date shall be any date no earlier than February 1, 2015 (such date being the tenth (10th) anniversary of the Mid-Rise Rent Commencement Date) and no later than February 1, 2016 (such date being the eleventh (11th) anniversary of the Mid-Rise Rent Commencement Date). Landlord’s notice shall be irrevocable and shall relate to the entire Second Expansion Premises.

(ii) Tenant shall exercise the Second Expansion Option, if at all, by delivery to Landlord of a written notice of exercise (the “Second Expansion Notice”) on or before August 10, 2013 (such date being the 540th day preceding the tenth (10th) anniversary of the Mid-Rise Rent Commencement Date). If Tenant fails to deliver the Second Expansion Notice by such date, Tenant shall be deemed to have waived its Second Expansion Option.”

8. Elimination of Third Expansion Option. Paragraph 35(D) of the Original Lease, from and after the Effective Date, is hereby deleted in its entirety, it being acknowledged and agreed that Tenant, from and after the Effective Date, shall have no further right to exercise the Third Expansion Option. All references in the Lease to the Third Expansion Option, the Third Expansion Premises, the Third Expansion Option Rent Commencement Date, the Third Expansion Option Scheduled Delivery Date and the Third Expansion Notice shall be deemed deleted in their entirety.

8. Remaining 17th Floor Premises Expansion Option. The following paragraph, effective as of the Effective Date, is hereby added to the Original Lease as Paragraph 35(N) thereof:

(N) Remaining 17th Floor Premises Expansion Option. If (i) Tenant shall not have assigned this Lease (other than pursuant to Paragraph 21(C)), (ii) Tenant shall not have subleased more than 25% of the Premises for all or substantially all of the remaining Term (excluding subleases pursuant to Paragraph 21(C)), and (iii) this Lease shall then be in full force and effect, then Tenant shall have the one-time option (the “Remaining 17th Floor Premises Expansion Option”) to expand the Premises to include the 17th floor of the Building, less the 17th Floor Premises (the “Remaining 17th Floor Premises”), upon the following terms and conditions:

(i) The term “Remaining 17th Floor Premises Expansion Option Scheduled Delivery Date” shall mean the date designated by Landlord, by delivery of written notice to Tenant no later than the 30th day following Landlord’s receipt of the Remaining 17th Floor Premises Expansion Notice, as the date on which Landlord intends to deliver the Remaining 17th Floor Premises to Tenant, which date shall be any date no earlier than July 1, 2011 (such date being the 6th anniversary of the High-Rise Rent Commencement Date) and no later than July 1, 2012 (such date being the 7th anniversary of the High-Rise Rent Commencement Date). Landlord’s notice shall be irrevocable and shall relate to the entire Remaining 17th Floor Premises.

4

(ii) Tenant shall exercise the Remaining 17th Floor Premises Expansion Option, if at all, by delivery to Landlord of a written notice of exercise (the “Remaining 17th Floor Premises Expansion Notice”) on or before October 4, 2010 (such date being the 270th day preceding the 6th anniversary of the High-Rise Rent Commencement Date). If Tenant fails to deliver the Remaining 17th Floor Premises Expansion Notice by such date, Tenant shall be deemed to have waived its Remaining 17th Floor Premises Expansion Option.

(iii) If Tenant timely exercises the Remaining 17th Floor Premises Expansion Option, then (i) on the Remaining 17th Floor Premises Expansion Option Scheduled Delivery Date, Landlord shall deliver the Remaining 17th Floor Premises to Tenant in “as-is” condition, and (ii) the Remaining 17th Floor Premises shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, except to the extent, if any, otherwise provided below:

(1)	the term of the letting of the Remaining 17th Floor Premises shall expire on the Initial Term Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G);

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the Remaining 17th Floor Premises, shall commence to be payable on the date (the “Remaining 17th Floor Premises Expansion Option Rent Commencement Date”) which is the earlier of:

(a)	the date which is one hundred twenty (120) days after the later of (x) the date on which Landlord actually tenders possession of the Remaining 17th Floor Premises to Tenant in the condition required by this Paragraph 35(N)(iii), and (y) the Remaining 17th Floor Premises Expansion Option Scheduled Delivery Date, and

(b)	the date Tenant commences to conduct ordinary business in the Remaining 17th Floor Premises,

provided, however, that the Remaining 17th Floor Premises Expansion Option Rent Commencement Date shall be determined separately with respect to any portion of the Remaining 17th Floor Premises that has been previously leased to Tenant for a term expiring immediately prior to the Remaining 17th Floor Premises Expansion Option Scheduled Delivery Date and, with respect to such portion, the aforesaid period of 120 days shall be disregarded.

5

(3)	The amount of Net Rent per square foot of Rentable Area with respect to the Remaining 17th Floor Premises shall be equal to that applicable to the Mid-Rise Premises, as such Net Rent increases from time to time as set forth in Exhibit B-1.

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Remaining 17th Floor Premises;

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Remaining 17th Floor Premises, effective as of the Remaining 17th Floor Premises Expansion Option Rent Commencement Date; and

(6)	Landlord shall pay to Tenant the Expansion Allowance. The Expansion Allowance shall be used and disbursed in accordance with the provisions and procedures set forth in the Workletter; provided, however, that Tenant shall have the right to apply all or any portion of the Expansion Allowance as a credit against the Rent hereunder.

Following exercise by Tenant of the Remaining 17th Floor Premises Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the Remaining 17th Floor Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the Remaining 17th Floor Premises.

(iv) Landlord may lease the Remaining 17th Floor Premises, or portions thereof, from time to time to third parties so long as such space is scheduled to be available to be leased to Tenant pursuant to Tenant’s Remaining 17th Floor Premises Expansion Option. So long as Landlord has not granted any person rights which conflict with Tenant’s Remaining 17th Floor Premises Expansion Option, Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if it is unable to deliver the Remaining 17th Floor Premises to Tenant on the Remaining 17th Floor Premises Expansion Option Scheduled Delivery Date due solely to the failure of any tenant or any of its subtenants to have vacated it by the time in question. If, however, Landlord fails to deliver possession of the Remaining 17th Floor Premises in the condition required by Paragraph 35(N)(iii) by the date which is the 90th day after the Remaining 17th Floor Premises Expansion Option Scheduled Delivery Date (as such date is extended by Unavoidable Delays), Tenant shall

6

have the option either, at it elects (a) by notice to Landlord given at any time prior to the delivery to Tenant of the Remaining 17th Floor Premises in the condition required by Paragraph 35(N)(iii), to rescind its previous exercise of the Remaining 17th Floor Premises Expansion Option, in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if it shall have granted any person rights which conflict with Tenant’s Remaining 17th Floor Premises Expansion Option) and shall have no further obligation to deliver the Remaining 17th Floor Premises, or (b) to lease from Landlord on a temporary basis and at the same rent other space in the Building, to the extent available, comparable in size to the Remaining 17th Floor Premises. Landlord will use commercially reasonable efforts to regain possession of the Remaining 17th Floor Premises as promptly as reasonably possible, including the prosecution of litigation against any occupant of such space.

From and after the Effective Date, the term “Expansion Option” shall be deemed to include the Remaining 17th Floor Premises Expansion Option, the term “Expansion Option Rent Commencement Date” shall be deemed to include the Remaining 17th Floor Premises Expansion Option Rent Commencement Date, and the term “Expansion Premises” shall be deemed to include the Remaining 17th Floor Expansion Premises.

9. Parking. Article 37 of the Original Lease is hereby amended by deleting the second grammatical paragraph thereof in its entirety and substituting the following therefor:

“The term “Parking Space Limit” shall mean 45 parking spaces, plus one parking space for each 11,000 square feet of Rentable Area (or majority portion thereof) included in the Premises in excess of 495,000 square feet of Rentable Area.”

10. Correction of Renewal Definitions. Paragraph 35(H) of the Original Lease is hereby amended by deleting subparagraph (iii) thereof and substituting the following therefor:

“(iii) The term “Renewal Term” shall mean, individually, either the First Renewal Term or the Second Renewal Term and together shall mean the First Renewal Term and the Second Renewal Term. The term “Renewal Option” shall mean either the First Renewal Option or the Second Renewal Option. The term “Renewal Premises” shall mean either the First Renewal Premises or the Second Renewal Premises.”

7

11. Building Name. Effective as of the Effective Date, Article 40 of the Original Lease is deleted in its entirety and the following is substituted therefor:

ARTICLE 40.

Building Address; Building Name

The Building has been designated by the United States Postal Service to have a street address of 71 South Wacker Drive, and Landlord shall not take any action, at any time during the Term, to change the street address of the Building. Tenant may refer to the Building either by its address and/or, so long as the Building has a name, by its name (as Tenant shall elect).

So long as Tenant (or any successor) and its Affiliates lease 100,000 or more square feet of Rentable Area in the Building, if Tenant so requires, the Building shall be called (a) “Hyatt Center” or (b) another name approved by Tenant referring to “Hyatt” or, if applicable, an entity acquiring all or substantially all of the hotel management or hospitability business assets operated under the Hyatt trade name.

Landlord represents, and Tenant acknowledges, that Hyatt Corporation has granted and does hereby grant to Landlord a revocable license for it, its subsidiary, and its tenants, subtenants and occupants to use the “Hyatt” tradename as or as a part of the name of the Building.

At all times during the Term during which Tenant (or any successor) and its Affiliates are not leasing 100,000 or more square feet of Rentable Area in the Building, Landlord (a) may elect to operate the Building without a name, in which case the Building shall be known only by its street address, and (b) may name the Building after any other tenant of the Building which leases in excess of 100,000 square feet of Rentable Area thereof.

12. Building Identification Signage. So long as Tenant (or any successor) and its Affiliates lease 100,000 or more square feet of Rentable Area in the Building, if Tenant so requires, Landlord shall maintain Building Identification Signage in the same location, and of the same size, quality, fit and finish, as the Building Identification Signage bearing the name “Hyatt Center” that exists as of the Effective Date. Building Identification Signage shall bear the name of the Building, as such name is determined in accordance with Article 40 of the Original Lease, as such Article 40 is amended by Paragraph 11 above.

13. Designated Affiliates. For purposes of the Lease, the term “Affiliate” shall be deemed to include (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any person described in clause (i) and the trustees of such trusts, (iii) all legal representatives of any person or trust described in clauses (i) or (ii), and (iv) all partnerships, corporations, limited liability companies and other entities controlling, controlled by or under common control with any person, trust or other entity described in clauses (i) (ii), (iii) or (iv).

14. Cleaning Specifications. Exhibit G of the Lease is hereby deleted in its entirety, and Exhibit G – First Amended attached hereto is hereby substituted therefor.

15. Integration of Lease and Controlling Language. This Agreement and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Lease, the terms and provisions of this Agreement, in all instances, shall control and prevail.

16. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Agreement shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

8

17. Entire Agreement. This Agreement and the Lease contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and the Lease and supersede all prior and contemporaneous understandings and agreements, other than the Lease, between the parties respecting the subject matter of this Agreement and the Lease. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement or the Lease which are not fully expressed in this Agreement and the Lease, and no party hereto has relied upon any other such representations, agreements, arrangements or understandings. The terms of this Agreement and the Lease are intended by the parties as the final expression of their agreement with respect to those terms and may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

18. Successors and Assigns. Each provision of the Lease and this Agreement shall extend to and shall bind and inure to the benefit of Landlord and Tenant, their respective heirs, legal representatives, successors and assigns.

19. Time of the Essence. Time is of the essence of this Agreement and the Lease and each provision hereof.

20. Multiple Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute a fully executed instrument.

21. Authority. Landlord and Tenant each represent and warrant that it has full authority to execute and deliver this Agreement.

22. Ratification. Except as amended and modified hereby, the Lease shall be and shall remain unchanged and in full force and effect in accordance with its terms, and, as the Lease is amended and modified hereby, the Lease is hereby ratified, adopted and confirmed.

23. Limitation on Landlord’s Liability. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability of Landlord for damages or breach or nonperformance by Landlord or otherwise arising under or in connection with this Agreement or the Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Property (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, its members or its other owners, direct or remote, all such liability, if any, being expressly waived and released by Tenant. The limitations of liability of Landlord contained herein shall apply equally to and inure to the benefit of the Landlord Protected Parties. Tenant further expressly understands and agrees that if any instrument involving the Building is executed by Landlord’s agent (“Landlord’s Agent”) on behalf of Landlord, then Landlord’s Agent executes such instrument, not in its own right but solely as Landlord’s Agent and that nothing

9

in this Lease shall be construed as creating any liability whatsoever against such Landlord’s Agent, its owners, direct and remote, and their respective directors, officers or employees and in particular, without limiting the generality of the foregoing, there shall be no liability of Landlord’s Agent to pay any indebtedness or sum accruing thereunder, or to perform any covenant or agreement whether expressed or implied therein contained, it being agreed that Landlord shall have sole responsibility therefor.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease as of the day and year first above written.

LANDLORD:

FRANKMON LLC, a Delaware limited liability company

By:	/s/ J. Kevin Poorman
Name:	J. Kevin Poorman
Title:	Authorized Representative

TENANT:
HYATT CORPORATION, a Delaware corporation

By:	/s/ Kirk A. Rose
Name:	Kirk A. Rose
Title:	Senior Vice President—Finance

10

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A

17TH FLOOR PREMISES

(Attached)

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B

NET RENT SCHEDULE – 17TH FLOOR PREMISES

OFFICE PREMISES FLOOR 17 (14,983 square feet of Rentable Area)

TIME PERIOD	PER SQUARE FOOT OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
17th Floor Premises Commencement Date – January 31, 2008	$24.00	$359,592.00	$29,966.00
February 1, 2008 – January 31, 2009	$24.60	$368,581.80	$30,715.15
February 1, 2009 – January 31, 2010	$25.22	$377,871.26	$31,489.27
February 1, 2010 – January 31, 2011	$25.85	$387,310.55	$32,275.88
February 1, 2011 – January 31, 2012	$29.11	$436,155.13	$36,346.26
February 1, 2012 – January 31, 2013	$29.69	$444,845.27	$37,070.44
February 1, 2013 – January 31, 2014	$30.28	$453,685.24	$37,807.10
February 1, 2014 – January 31, 2015	$30.89	$462,824.87	$38,568.74
February 1, 2015 – January 31, 2016	$31.51	$472,114.33	$39,342.86
February 1, 2016 – January 31, 2017	$32.14	$481,553.62	$40,129.47
February 1, 2017 – January 31, 2018	$32.78	$491,142.74	$40,928.56
February 1, 2018 – January 31, 2019	$33.44	$501,031.52	$41,752.63
February 1, 2019 – February 29, 2020	$34.11	$511,070.13	$42,589.18

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT G – FIRST AMENDED

CLEANING SPECIFICATIONS

(1)	Tenant Premises

(a)	Nightly 5 days a week (except Sat., Sun., and Holidays)

1. Vacuum all carpet floors moving all light furniture such as chairs, stands, etc. All furniture will be placed to its original position. Chairs are to be tucked into the desk or table. Vacuum cleaners to be equipped with HEPA Filters.

2. Dust mop all hard surfaces, non-carpeted floors and tile floors using treated dust mop, moving desk chairs or furniture on rollers. All chairs and furniture will be placed in its original position.

3. Remove gum and other substances requiring use of a scraping device.

4. Hand dust and wipe clean with a chemically-treated cloth all furniture (top, sides, legs), file cabinets, desk lamps, shelves, ledges, removing dust, fingerprints, streaks, etc.; care to be taken not to disturb papers.

5. Clean and sanitize all telephones, using a disinfectant solution.

6. Spot clean all entrance glass doors, doors with glass inserts and door side lights.

7. Empty and clean all wastepaper and recycling baskets, disposal receptacles, sanitary cans, paper towel cans and any other receptacles: damp dust as necessary. Install liners, if applicable.

8. Excluding fire stairwells and internal private stairways that are more than a single-flight stairway, clean private stairways including vacuum carpet and dust handrails, balustrades and stringers, as necessary. (Arrangements for cleaning of excluded private stairways may be made at direct cost to Tenant.)

Exhibit G – First Amended – Page 1

9. Clean and sanitize all water fountains using disinfectant solution.

10. All cleaning operations shall be scheduled so that a minimum of lights are to be left on at all times. Upon completion of the cleaning, all lights are to be turned off.

11. All entrance doors are to be kept locked during the cleaning operation. Office doors should be left as they were found.

12. Make arrangements with Tenant for cleaning access to locked areas such as computer room, etc.

13. Provide access to building dumpsters as needed.

(b)	Weekly

1. Edge vacuum all carpeted floors with an edging tool paying particular attention to corners, behind doors and around furniture legs and backs.

2. Excluding desks, credenzas, tables (unless easily moveable by one person), move and vacuum under all furniture.

3. Dust and clean all chair rails, paneling trim, window sills, baseboards, door kick plates, door and other architectural louvers, lattices and ornamental. work.

4. Excluding custom finishings, furniture systems, art work, sculptures, etc., wipe and polish all brass, stainless steel metal and other bright work using a non-acid polish.

5. Damp-mop all non-carpeted, hard-surfaced areas including public and private stairways.

Exhibit G – First Amended – Page 2

6. All doors, jambs, walls and windows mullion will be spot-cleaned to remove streaks, smudges, finger marks, spills, and stains, paying particular attention to walls around switch plates and door jambs and doors around knobs and opening edges.

7. Wash all furniture glass (tops only).

(c)	Monthly

1. Wash both sides of all glass doors and side panels.

2. Wash, buff or spray buff resilient tile floors and hard floors.

3. Dust all vertical surfaces in public area and elevator lobbies; or sooner if needed.

(d)	Quarterly

1. Dust and sanitize all telephone doors and ventilating louvers.

2. Dust all vertical surfaces such as walls, partitions, doors, windows and door frames, ventilating louvers, grills, vents, high moldings, high ledges and other high surfaces not reached in nightly cleaning.

3. Dust exterior surface of light fixtures, pictures, picture frames, charts (removing finger prints). Do not use treated cloth near painted art.

4. Wash and remove scuff marks from all baseboards.

5. Dust and vacuum all upholstered furniture.

6. Dust all venetian blinds and all window frames.

7. Vacuum and dust ceiling tiles around ventilators and clean air-conditioning diffusers as necessary.

8. Excluding furniture systems, wash and clean all glass partition doors.

Exhibit G – First Amended – Page 3

9. Provided Tenant, at Tenant’s expense, first moves out all cabinets and furniture, cleaning contractor will clean behind file cabinets and desks.

10. Clean all wastebaskets inside.

11. Vacuum upholstered furniture.

12. Wash all vertical surfaces in public areas/elevator lobbies, sooner if needed.

(e)	Semi-Annual

1. Dust venetian blinds.

2. Wash and clean inside of exterior windows.

(f)	Annually

1. Machine scrub and refinish all resilient tile floors and hard floors (excluding stone surfaces which will be under manufacturer’s specifications) and freight lobbies to remove all floor finish. If necessary, remove all wax spills and splashes from baseboards, doors, jambs, moldings and walls. If the condition of the surfaces requires more frequent machine scrubbing, the frequency will be increased, as directed by Landlord’s Agent.

(2)	Restrooms

(a)	Nightly 5 days a week (except Sat., Sun. and Holidays)

1. Clean and sanitize, all sides of toilet bowls, all sides of seats, urinals and washbowls, using disinfectant solution.

2. Clean and polish all glass, mirrors, vanity tops and porcelain fixtures.

3. Clean and polish all chrome and other bright work including, exposed plumbing, toilet seat hinges, etc.

4. Damp wipe all metal toilet partitions and tiled walls with a disinfectant. All surfaces are to be wiped dry so that all wipe marks are removed.

Exhibit G – First Amended – Page 4

5. Dust the top edges of all partitions, ledges and mirrors.

6. Floor will be swept clean and wet –mopped with germicidal detergent. All watermarks and stains are to be wiped from wall and metal partitions bases.

7. Remove scuffmarks and footmarks.

8. Wash and polish all shelves, dispensers, receptacles and any other metal accessories.

9. All toilet tissue, soap, sanitary products, towel dispensers, seat covers and other restroom supplies shall be filled nightly. Dispensers not to be overfilled and supplies are not to be stored in visible areas.

10. Empty all sanitary containers and sanitize containers interior using a disinfectant. Install new liners.

11. Remove all wastepaper and refuse and sanitize container interior using a disinfectant. Install new liners.

12. Pour water down the floor drains.

13. Report all malfunctions to Building management.

(b)	Monthly

1. Washrooms floors will be machine scrubbed, using a germicidal solution, followed with an approved floor finish. Hand scrub base of walls and corners with a brush. Remove watermarks from walls, partitions, and fixtures.

2. Clean, disinfect, add drain cleaner or ammonia, and fill floor drains with water to avoid the escape of sewer gasses. Clean and polish all drain covers.

3. Wash partition wall (either metal or tile) using a germicidal solution. Wipe dry and polish to a uniformly bright, clean condition.

Exhibit G – First Amended – Page 5

(c)	Quarterly

1. Perform all high dusting, inclusive of grills, diffusers, exhaust vents and exterior surface of light fixtures.

2. Wash ceramic tile walls.

(3)	Elevators and Escalators (Including Freight Service Elevators)

(a)	Nightly 5 days a week (except Sat., Sun. and Holidays)

1. Clean and /or polish doors, walls, thresholds, handrails, jamb and panels.

2. All saddles and door tracks will be wiped clean and vacuumed removing all debris and stains. All dirt and debris is to be removed from door tracks, including portion beyond door openings visible when door is in open position, using brush, vacuum and/or edging tool. Push buttons will be cleaned and malfunctions reported.

3. Saddles and tracks will be left in a uniformly, bright, clean condition.

4. Vacuum and spot clean elevator carpets.

5. Except in freight elevator cabs, machine buff hard floor surfaces as needed.

6. Clean escalator steps, rails and combs nightly.

7. Dust mop with untreated mop; remove all gum and foreign debris.

8. Remove empty boxed materials from freight elevator lobby.

(b)	Monthly

1. Bright metal work cleaned and polished (two days notice to Tenant if solvents used).

Exhibit G – First Amended – Page 6

(c)	Quarterly

1. Clean elevator carpets, per manufacturer’s specifications. Steam extract elevator carpet if needed. (It may be necessary to dry clean or steam extract during inclement weather or increase frequency).

2. Dust light fixtures.

(4)	Lobby

(a)	Nightly 5 days a week (except Sat., Sun. and Holidays)

1. Hard surface floor is to be dust-mopped, using a treated mop to remove dirt and debris, and then damp mopped with clean water and dried. All mop marks and water splashes will be removed from walls and baseboards.

2. Sweep clean granite steps and floor in lobby.

3. Mats are to placed in lobby during inclement weather. Vacuum and spot clean all carpets, mats and runners nightly.

4. Wipe clean all directories.

5. Empty trash receptacles and replace liners.

6. All walls (including stone) doors, jambs and elevator bank entries are to be cleaned to remove all dust, finger marks, smudges and spills (inclusive of stairway and utility doors). Special attention is to be paid to metal-clad areas around call buttons. Walls and doors will be maintained to the height of the door.

7. Clean security areas.

8. Dust low ledges and other horizontal surfaces, including heating ducts in retail links.

9. Glass entrances, revolving doors and lobby partitions will be cleaned to remove all finger marks, smudges and spills. Spot clean as necessary, during off peak times.

Exhibit G – First Amended – Page 7

10. All metal work, such as door hardware and frames, switch plates, mail depository, signage, metal lettering, mullions and sills, door knobs, kick plates and hand railing, etc. will be wiped clean and polished and left in a bright condition, free of dust and streaks.

11. All horizontal surfaces, including furniture tops and area within reach, which includes the security station (console) and seating areas, are to be dusted nightly using treated dust cloths.

12. Empty trash containers and replace liners. Dispose of trash in designated area.

13. Remove finger marks from woodwork, doors and jambs.

(b)	Weekly

1. All walls, doors, frames, entrance glass and windows will be thoroughly cleaned, leaving no streaks, smudges, dust, or stains. Walls, doors and frames shall have a uniformity bright and clean appearance when completed.

2. Clean elevator display lights and interior and exterior lanterns.

(c)	Quarterly

1. Lobby lights, globes and fixtures cleaned, as necessary.

(d)	Annually

1. Hard surface floors cleaned, restored and resealed as per manufacturer’s specifications. If the condition of the surfaces requires more frequent cleaning, the frequency will be increased as directed by Landlord’s Agent.

Exhibit G – First Amended – Page 8

(5)	PUBLIC AREA (Including corridors and elevator lobbies)

(a)	Nightly 5 days a week (except Sat., Sun. and Holidays)

1. All carpeted floors are to be vacuumed, edged with an edging tool and spot cleaned, including service corridors and garage lobbies and corridors.

2. All hard-surfaced floors are to be mopped with a treated dust mop. All spills and stains will be removed with a damp mop or cloth. Baseboards, frames (molding) and stone surfaces will be wiped down with a treated dust cloth.

3. All walls will be spot cleaned to remove all smudges, stains, and hand marks, using only clean water or a mild cleaning agent, where necessary.

4. All doors, jambs, walls, switch plates, woodwork, signage and kick plates will be spot cleaned to remove any hand marks, stains, spills or smudges.

5. All glass doors and partitions will be spot cleaned to remove any finger marks, smudges, or stains.

6. Clean, disinfect and polish all drinking fountains.

7. All metalwork, such as door signage, door hardware and frames, metal lettering and other metal accessories will be wiped clean and polished free of all dust and streaks. Tenants must be notified if chemical solvents are used.

8. Elevator doors panels (stone or wood) and frames will be completely wiped down and polished, removing all dust, marks and stains.

9. Dust all accessories, planters, ledges and all other horizontal surfaces, using a treated dust cloth. Dust all furnishings.

10. Trash receptacles emptied, and lining replaced.

Exhibit G – First Amended – Page 9

(b)	Weekly

1. All hard-surfaced floors, excluding marble and granite areas, will be wet-mopped and buffed weekly. All residual wax and mop or scrubber marks will be removed from baseboards.

2. Vacant spaces are to be policed weekly. Dusting, sweeping and a general cleaning done as necessary.

(c)	Monthly

1. All carpeted floors will be vacuumed, using a pile lifter to remove all embedded dirt and grit and restore pile to a uniformly upright condition.

2. Clean and sweep all vacant areas monthly.

(d)	Quarterly

1. Dust above shoulder height including, but not be limited to, all ledges, light fixtures, exterior surfaces, diffusers and vents.

2. Clean all carpeted areas each month, per manufacturer’s specifications.

3. All telephone closets, utility closets and building storage areas shall be cleaned.

4. Spot clean all vinyl wall coverings and service corridors.

(e)	Semi-Annually

1. Wall surfaces to be dusted.

(f)	Annually

1. All hard-surfaced floors, excluding natural stone areas, are to be machine scrubbed, refinished and polished. If the condition of the surfaces requires more frequent machine scrubbing, the frequency will be increased, as directed by Landlord’s Agent.

Exhibit G – First Amended – Page 10

(6)	Janitor’s Storage Closets

1. If any janitor’s closets are located within Tenant’s premises, such closets will be maintained in a clean and orderly condition and kept free of odors.

(7)	Stairwells

(a)	Nightly 5 days a week (except Sat., Sun. and Holidays)

1. Police stairs and landing and remove debris.

2. All handrails, walls, doors jambs and sills will be checked daily and, where needed, dusted and spot-cleaned to remove all finger marks, smudges and stains.

(b)	Weekly

1. Handrails, baseboards, light fixtures, and all horizontal ledges and surfaces will be wiped with a treated dust cloth.

2. Sweep stairs and landings.

(c)	Monthly

1. Damp mop all stairs and landings.

2. Damp wipe railings and ledges.

3. Dust walls and other vertical surfaces and light fixtures.

(d)	Semi-Annually

1. Machine scrub non-carpeted floors.

(e)	Annually

1. Dust all fire equipment, inclusive of extinguishers, hose cabinets or covers and communication devices.

Exhibit G – First Amended – Page 11

(8)	Loading Dock (Including compactor area and freight elevator lobby)

(a)	Nightly 5 days a week (except Sat., Sun. and Holidays)

1. All floors shall be swept clean of debris.

2. Mop service corridor to service cars.

3. Police service drive and remove debris.

4. Ashtrays and cigarette urns emptied and wiped clean.

5. Trash receptacles emptied and trash removed to designated area.

6. Allow tenant occasional use of dumpster.

(b)	Weekly

1. Hose down and squeegee loading bays.

2. Hose down service drive.

(c)	Monthly

1. The loading dock shall be power-washed and cleaned using a mechanical scrubber and appropriate grease cutting and sanitizing cleansers; to be performed after Loading Dock Hours.

(d)	Quarterly

1. Scrub dock office, wipe clean furniture cabinets, etc.

2. Wipe clean doors in service corridor.

(9)	Exterior

(a)	Nightly 5 days a week (except Sat., Sun. and Holidays)

1. All exterior walkways (including public sidewalls) stairs and plazas will be cleaned.

Exhibit G – First Amended – Page 12

(b)	Quarterly

1. All exterior walkways (including public sidewalks), stairs and plazas will be swept and power washed from April through October. During November through March, power washing will be directed by Landlord’s Agent, weather permitting. After sweeping and cleaning, all standing water will be removed by squeegee and the surfaces left in a clean, dirt-free condition. Special attention will be given to grout.

(10)	General Cleaning – Day Personnel

(a)	Daily

1. Police and maintain elevator cabs, including floors, as required or directed. Where elevator cabs are carpeted, they are to be vacuumed not less than once in the morning and once in the afternoon.

2. Clean and police all garage corridors, stairwells, utility areas, engineers office, locker rooms, mechanical rooms, setbacks, roof tops and all levels below the main floor to maintain a clean condition at all times. Equipment rooms, fan rooms, and all utility areas, including overhead piping shall be regularly dusted, swept, and otherwise maintained and kept in a clean condition at the direction of Landlord’s Agent.

3. Police garage for debris.

4. Wipe clean all lobby and elevator metal, handrails and exterior fire connections.

5. Keep entrance door glass and frames in a clean condition. Properly maintain exterior of Building at ground level, including any canopy trim and painted underside of canopies, store fronts, and other applicable areas.

6. The loading dock areas and the service freight areas, including the ground floor corridors and upper floor freight lobbies, are to be maintained and policed to sustain a clean condition at all times.

7. Police all lavatories; to be checked a minimum of twice a day morning and afternoon. Check and fill, as necessary, toilet tissue, soap dispensers, napkin dispensers and towel dispensers. Landlord’s Agent will use commercially reasonable efforts to employ both day porters and day matrons for these functions.

Exhibit G – First Amended – Page 13

8. All landscaped areas and walkways are to be policed to maintain a clean condition at all times.

9. There will be a constant surveillance of the lobby and plaza areas to insure cleanliness at all times.

10. Damp clean elevator doors and call buttons.

11. Spot clean stone walls, directories, security desks, etc.

12. Perform emergency cleaning (spillage, tracking, etc.) on hard surfaced floors.

(b)	Periodically, or As Needed

1. Sweep and hose down all building sidewalks, plaza areas, planters, etc. as directed by Landlord’s Agent.

2. Remove snow, sleet, ice, etc. within three (3) hours from all sidewalk and plaza areas during the hours of 6:00 a.m. to 12:00 a.m., seven (7) days per week or as directed by Landlord’s Agent. When snowfall is heavy, a temporary path is to be provided for pedestrian and freight traffic between 12:00 a.m. and 6:00 a.m. or as directed by Landlord’s Agent.

3. All reasonably necessary preparations will be taken to avoid icing on sidewalks when weather reports anticipate icing or snowfall or as directed by Landlord’s Agent.

4. During inclement weather, install/remove, as appropriate, lobby floor mats and runners or as directed by Landlord’s Agent.

5. All other duties as may be required to maintain the Building in clean condition during Regular Business Hours shall be performed by the day staff as and when directed by Building Management.

Exhibit G – First Amended – Page 14

(c)	Annually

1. Pressure wash garage floor, unless manufacturer’s specifications direct otherwise.

Exhibit G – First Amended – Page 15

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Agreement”) is entered into as of the 1st day of February, 2007 (the “Second Amendment Effective Date”), by and between FRANKMON LLC, a Delaware limited liability company (“Landlord”), and HYATT CORPORATION, a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S:

A. Landlord and Tenant heretofore entered into that certain amended and restated office lease dated as of June 15, 2004 (the “Original Lease”), pursuant to which Tenant leased certain premises (the “Original Premises”) on the 9th through 16th and 46th through 48th floors of the building located at 71 South Wacker Drive, Chicago, Illinois (the “Building”).

B. Landlord and Tenant subsequently entered into that certain supplemental agreement dated September 1, 2006 (the “Supplemental Agreement”), pursuant to which Landlord and Tenant, among other things, confirmed certain dates relating to Tenant’s leasing of the Premises and the number of square feet of Rentable Area contained in each of the floors that comprise a part of the Premises.

C. Landlord and Tenant subsequently entered into a certain First Amendment to Lease dated October 13, 2006 (the “First Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 17th floor of the Building (the “17th Floor Premises”) adjacent to the Original Premises. The Original Premises and the 17th Floor Premises are together referred to herein as the “Existing Premises.”

D. The Original Lease, as modified by the Supplemental Agreement and the First Amendment, is herein referred to as the “Lease.”

E. Landlord and Tenant desire to amend the Lease to provide for, among other things, the leasing by Tenant of certain additional premises in the Building, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, Landlord and Tenant hereby agree as follows:

1. Incorporation and Defined Terms. The recital paragraphs set forth above are hereby incorporated herein as if fully set forth herein. Capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Lease.

2. Additional Premises.

a. Leasing of Additional 17th Floor Premises. Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, an additional 10,616 rentable square feet comprising a portion of the 17th floor of the Building (the portion so leased being herein referred to as the “Additional 17th Floor Premises”), such Additional 17th Floor Premises, together with the 17th Floor Premises, being depicted more particularly on Exhibit A attached hereto, in accordance with, and subject to, all of the terms, covenants and conditions of the Lease applicable to the Existing Premises, except as hereinafter provided:

(i) The term of the letting of the Additional 17th Floor Premises shall commence on the Additional 17th Floor Premises Commencement Date and shall expire on the Initial Term Expiration Date, subject to extension of the Term pursuant to Paragraphs 35(F) and 35(G) of the Original Lease.

(ii) Net Rent and Additional Rent in respect of Taxes and Operating Expenses with respect to the Additional 17th Floor Premises shall commence to be payable on the Additional 17th Floor Premises Rent Commencement Date. Such Net Rent and all Additional Rent in respect of the Additional 17th Floor Premises shall be paid by Tenant to Landlord at the same place and in the same time and manner as payments of Net Rent and Additional Rent in respect of the Existing Premises.

(iii) Tenant shall pay Net Rent for the Additional 17th Floor Premises, for the period commencing on the Additional 17th Floor Premises Rent Commencement Date and continuing thereafter through the Term.

(iv) The Rentable Area of the Premises, effective as of the Additional 17th Floor Premises Rent Commencement Date, shall be increased by the Rentable Area of the Additional 17th Floor Premises and, effective as of the Additional 17th Floor Premises Rent Commencement Date, Tenant’s Pro Rata Share shall be increased in accordance with Paragraph 3(B)(vii) of the Original Lease, as modified by Paragraph 3 of the First Amendment. Effective as of the Additional 17th Floor Premises Commencement Date, all references in the Lease and this Agreement to “Premises” shall be deemed to include the Existing Premises and the Additional 17th Floor Premises.

(v) Tenant shall be entitled to a construction allowance applicable to the Additional 17th Floor Premises (the “Additional 17th Floor Premises Construction Allowance”) in an amount equal to the sum of (A) the product of (x) $90.00 and (y) the number of square feet of Rentable Area in the Additional 17th Floor Premises and (B) Sixty-Two Thousand and 00/100 Dollars ($62,000.00).

b. Consolidated 17th Floor Net Rent Schedule. Tenant shall pay Net Rent for the 17th Floor Premises and the Additional 17th Floor Premises, together, in the amounts set forth in the schedule attached here to as Exhibit B (the “Consolidated 17th Floor Net Rent Schedule”). Tenant’s obligation to pay Net Rent pursuant to the Consolidated 17th Floor Net Rent Schedule shall be in lieu of, rather than in addition to, Tenant’s obligations to pay Net Rent for the 17th Floor Premises pursuant to Exhibit B of the First Amendment, and from and after the Additional 17th Floor Premises Rent Commencement Date, Tenant shall have no obligation to pay Net Rent pursuant to Paragraph 2(a)(iii) of the First Amendment.

2

c. Delivery of Possession and Tenant Improvements. Landlord has heretofore delivered possession of the Additional 17th Floor Premises to Tenant. Tenant has accepted possession of the Additional 17th Floor Premises in as-is condition, it being acknowledged that no agreement of Landlord to alter, remodel, decorate, clean or improve the Additional 17th Floor Premises or the Building, and no representation or warranty regarding the condition of the Additional 17th Floor Premises or the Building, has been made by Landlord or by any party acting on Landlord’s behalf. Any work necessary to cause the Additional 17th Floor Premises to be ready for Tenant’s use and occupancy thereof shall be performed by Tenant at Tenant’s sole cost and expense. Any such work, and the application of the Additional 17th Floor Premises Construction Allowance, shall be performed in accordance with, and subject to, the terms and provisions of the Workletter.

d. Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them as set forth below:

(i) The term “Additional 17th Floor Premises Commencement Date” shall mean the date on which Landlord delivers possession of the Additional 17th Floor Premises to Tenant.

(ii) The term “Additional 17th Floor Premises Rent Commencement Date” shall mean the date that is the earlier to occur of (x) March 1, 2007, and (y) the date on which Tenant occupies the Additional 17th Floor Premises for the purpose of conducting business therein.

3. Remaining 17th Floor Premises Expansion Option. Effective as of the Second Amendment Effective Date, the term “Remaining 17th Floor Premises,” and all references thereto in the Lease, shall mean the 17th floor of the Building, less the 17th Floor Premises and the Additional 17th Floor Premises.

4. Electrical Service. Notwithstanding anything to the contrary contained in Paragraph 6(D) of the Lease, usage of electricity servicing the 17th Floor Premises and the Additional 17th Floor Premises shall be on a shared meter basis. Tenant shall pay Landlord for Tenant’s electric usage based on actual meter readings and Tenant’s proportionate share of all occupied space commonly metered with the 17th Floor Premises and the Additional 17th Floor Premises.

5. Integration of Lease and Controlling Language. This Agreement and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Lease, the terms and provisions of this Agreement, in all instances, shall control and prevail.

6. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Agreement shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

3

7. Entire Agreement. This Agreement and the Lease contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and the Lease and supersede all prior and contemporaneous understandings and agreements, other than the Lease, between the parties respecting the subject matter of this Agreement and the Lease. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement or the Lease which are not fully expressed in this Agreement and the Lease, and no party hereto has relied upon any other such representations, agreements, arrangements or understandings. The terms of this Agreement and the Lease are intended by the parties as the final expression of their agreement with respect to those terms and may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

8. Successors and Assigns. Each provision of the Lease and this Agreement shall extend to and shall bind and inure to the benefit of Landlord and Tenant, their respective heirs, legal representatives, successors and assigns.

9. Time of the Essence. Time is of the essence of this Agreement and the Lease and each provision hereof.

10. Multiple Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute a fully executed instrument.

11. Authority. Landlord and Tenant each represent and warrant that it has full authority to execute and deliver this Agreement.

12. Ratification. Except as amended and modified hereby, the Lease shall be and shall remain unchanged and in full force and effect in accordance with its terms, and, as the Lease is amended and modified hereby, the Lease is hereby ratified, adopted and confirmed.

13. Limitation on Landlord’s Liability. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability of Landlord for damages or breach or nonperformance by Landlord or otherwise arising under or in connection with this Agreement or the Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Property (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, its members or its other owners, direct or remote, all such liability, if any, being expressly waived and released by Tenant. The limitations of liability of Landlord contained herein shall apply equally to and inure to the benefit of the Landlord Protected Parties. Tenant further expressly understands and agrees that if any instrument involving the Building is executed by Landlord’s agent (“Landlord’s Agent”) on behalf of Landlord, then Landlord’s Agent executes such instrument, not in its own right but solely as Landlord’s Agent and that nothing in this Lease shall be construed as creating any liability whatsoever against such Landlord’s Agent, its owners, direct and remote, and their respective directors, officers or employees and in particular, without limiting the generality of the foregoing, there shall be no liability of Landlord’s Agent to pay any indebtedness or sum accruing thereunder, or to perform any covenant or agreement whether expressed or implied therein contained, it being agreed that Landlord shall have sole responsibility therefor.

4

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease as of the day and year first above written.

LANDLORD: FRANKMON LLC, a Delaware limited liability company

By:	/s/ John Kevin Poorman
Name:	John Kevin Poorman
Title:	President

TENANT: HYATT CORPORATION, a Delaware corporation

By:	/s/ Kirk A. Rose
Name:	Kirk A. Rose
Title:	Senior Vice President – Finance

5

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A

17TH FLOOR PREMISES AND ADDITIONAL 17TH FLOOR PREMISES

A-1

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B

CONSOLIDATED 17TH FLOOR NET RENT SCHEDULE

17TH FLOOR PREMISES AND ADDITIONAL 17TH FLOOR PREMISES

OFFICE PREMISES FLOOR 17 (25,599 SQUARE FEET OF RENTABLE AREA)

TIME PERIOD	PER SQUARE FOOT OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
Additional 17th Floor Premises Rent Commencement Date – January 31, 2008	$24.00	$614,376.00	$51,198.00
February 1, 2008 – January 31, 2009	$24.60	$629,735.40	$52,477.95
February 1, 2009 – January 31, 2010	$25.22	$645,606.78	$53,800.57
February 1, 2010 – January 31, 2011	$25.85	$661,734.15	$55,144.51
February 1, 2011 – January 31, 2012	$29.11	$745,186.89	$62,098.91
February 1, 2012 – January 31, 2013	$29.69	$760,034.31	$63,336.19
February 1, 2013 – January 31, 2014	$30.28	$775,137.72	$64,594.81
February 1, 2014 – January 31, 2015	$30.89	$790,753.11	$65,896.09
February 1, 2015 – January 31, 2016	$31.51	$806,624.49	$67,218.71
February 1, 2016 – January 31, 2017	$32.14	$822,751.86	$68,562.66
February 1, 2017 – January 31, 2018	$32.78	$839,135.22	$69,927.94
February 1, 2018 – January 31, 2019	$33.44	$856,030.56	$71,335.88
February 1, 2019 – February 29, 2020	$34.11	$873,181.89	$72,765.16

B-1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Agreement”) is entered into as of June 26, 2008 (the “Agreement Effective Date”), by and between FRANKMON LLC, a Delaware limited liability company (“Landlord”), and HYATT CORPORATION, a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S:

A. Landlord and Tenant heretofore entered into that certain amended and restated office lease dated as of June 15, 2004 (the “Original Lease”), pursuant to which Tenant leased certain premises (the “Original Premises”) on the 9th through 16th and 46th through 48th floors of the building located at 71 South Wacker Drive, Chicago, Illinois (the “Building”).

B. Landlord and Tenant subsequently entered into that certain supplemental agreement dated September 1, 2006 (the “Supplemental Agreement”), pursuant to which Landlord and Tenant, among other things, confirmed certain dates relating to Tenant’s leasing of the Premises and the number of square feet of Rentable Area contained in each of the floors that comprise a part of the Premises.

C. Landlord and Tenant subsequently entered into a certain First Amendment to Lease dated October 13, 2006 (the “First Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 17th floor of the Building (the “17th Floor Premises”) adjacent to the Original Premises.

D. Landlord and Tenant subsequently entered into a certain Second Amendment to Lease dated February 1, 2007 (the “Second Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 17th floor of the Building (the “Additional 17th Floor Premises”) adjacent to the 17th Floor Premises. The Original Premises, the 17th Floor Premises and the Additional 17th Floor Premises are collectively referred to herein as the “Existing Premises.”

E. The Original Lease, as modified by the Supplemental Agreement, the First Amendment and the Second Amendment, is herein referred to as the “Lease.”

F. Landlord and Tenant desire to amend the Lease to provide for, among other things, the leasing by Tenant of certain additional premises in the Building, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, Landlord and Tenant hereby agree as follows:

1. Incorporation and Defined Terms. The recital paragraphs set forth above are hereby incorporated herein as if fully set forth herein. Capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Lease.

2. Additional Premises.

a. Leasing of 8th Floor Premises. Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, an additional 9,725 rentable square feet comprising a portion of the 8th floor of the Building (the portion so leased being herein referred to as the “8th Floor Premises”), such 8th Floor Premises being depicted more particularly on Exhibit A attached hereto. Tenant’s leasing of the 8th Floor Premises shall be in accordance with, and subject to, all of the terms, covenants and conditions of the Lease applicable to the Existing Premises, except as expressly set forth herein to the contrary.

b. Term – 8th Floor Premises. Tenant’s leasing of the 8th Floor Premises shall be for a term (the “8th Floor Premises Term”) commencing on the 8th Floor Premises Commencement Date and ending on December 31, 2008 (the “8th Floor Premises Termination Date”).

c. Delivery of Possession – 8th Floor Premises. Landlord shall deliver possession of the 8th Floor Premises to Tenant no later than June 15, 2008. Tenant shall accept possession of the 8th Floor Premises in as-is condition, it being acknowledged that no agreement of Landlord to alter, remodel, decorate, clean or improve the 8th Floor Premises or the Building, and no representation or warranty regarding the condition of the 8th Floor Premises, the Furniture or the Building, has been made by Landlord or by any party acting on Landlord’s behalf.

d. No Alteration Work – 8th Floor Premises. Tenant shall not perform or cause to be performed any Alteration Work in the 8th Floor Premises.

e. Rent – 8th Floor Premises. Tenant shall pay Net Rent and Additional Rent in respect of Taxes and Operating Expenses for the 8th Floor Premises throughout the 8th Floor Premises Term commencing on 8th Floor Premises Rent Commencement Date. The Net Rent payable by Tenant to Landlord in respect of the 8th Floor Premises shall be as set forth on Exhibit B attached hereto. Such Net Rent and all Additional Rent in respect of the 8th Floor Premises shall be paid by Tenant to Landlord at the same place and in the same time and manner as payments of Net Rent and Additional Rent in respect of the Existing Premises.

f. Increased Rentable Area and Pro Rata Share. Commencing on the 8th Floor Premises Rent Commencement Date and continuing throughout the 8th Floor Premises Term, (i) the Rentable Area of the Premises shall be increased by the Rentable Area of the 8th Floor Premises, and (ii) Tenant’s Pro Rata Share shall be increased in accordance with Paragraph 3(B)(vii) of the Original Lease, as modified by Paragraph 3 of the First Amendment.

g. References to Premises. Except as expressly set forth herein to the contrary, during the 8th Floor Premises Term, all references in the Lease and this Agreement to “Premises” shall be deemed to include the Existing Premises and the 8th Floor Premises.

2

h. No Subletting. Tenant shall not (i) sublet the 8th Floor Premises or any part thereof, or (iii) permit the use of the 8th Floor Premises by any parties other than Tenant or its employees (each of the foregoing being hereinafter referred to as an “8th Floor Premises Transfer”). Any 8th Floor Premises Transfer shall be null, void and of no effect and shall constitute a Default under this Agreement and the Lease.

i. Expiration of 8th Floor Premises Term. At the expiration of the 8th Floor Premises Term, Tenant shall surrender possession of the 8th Floor Premises in accordance with the terms and provisions of Article 13 of the Lease. If Tenant fails to surrender possession of the 8th Floor Premises as aforesaid by the 8th Floor Premises Termination Date, Tenant shall be deemed a holdover tenant in the 8th Floor Premises as contemplated by and consistent with Article 14 of the Lease. From and after the 8th Floor Premises Termination Date (or such later date on which Tenant actually surrenders possession of the 8th Floor Premises), the Net Rent and Tenant’s Pro Rata Share shall be appropriately adjusted.

j. Furniture. As of the Agreement Effective Date, the 8th Floor Premises contains the furniture shown on the space plan attached hereto as Exhibit C (the “Furniture”). Landlord hereby grants Tenant the right to use the Furniture during the 8th Floor Premises Term. Tenant accepts the Furniture “AS IS” and agrees to maintain the Furniture in good condition and repair. Any furniture that replaces any of the Furniture shall become the Furniture. Upon the expiration of the 8th Floor Premises Term, Tenant shall surrender possession of the Furniture in good condition and repair, ordinary wear and tear and damage excepted.

k. Shared Floor. The 8th Floor Premises comprise a part of a full floor build-out rather than a separate, demised space of the type typically found on a multi-tenant floor of the Building. If during the 8th Floor Premises Term, Landlord leases all or any portion of the remainder of the 8th floor (the “Remainder Premises”) to another tenant, Tenant shall reimburse Landlord, as Additional Rent, for fifty percent (50%) of the reasonable costs incurred by Landlord to construct demising walls and entrances to the 8th Floor Premises and the Remainder Premises and common corridors on such floor, re-route and/or separate utilities (to the extent applicable) and to perform all other work as may be required to separate the 8th Floor Premises from the Remainder Premises.

l. Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them as set forth below:

(i) The term “8th Floor Premises Commencement Date” shall mean the date on which Landlord delivers possession of the 8th Floor Premises to Tenant.

3

(ii) The term “8th Floor Premises Rent Commencement Date” shall mean the date that is the earlier to occur of (x) July 1, 2008, and (y) the date on which Tenant occupies the 8th Floor Premises for the purpose of conducting business therein.

3. Substitution of 8th Floor Premises. If at any time during the 8th Floor Premises Term, Landlord receives a bona fide third party offer to lease all or any portion of the 8th floor Premises, Landlord, upon ten (10) days prior notice, may substitute for the 8th Floor Premises other premises on the 8th floor of the Building containing a comparable number of workstations (the “Alternate 8th Floor Premises”). Landlord, at Landlord’s sole cost and expense, shall install phone and data cabling in the Alternate 8th Floor Premises comparable to such cabling installed in the 8th Floor Premises.

4. Electrical Service. Notwithstanding anything to the contrary contained in Paragraph 6(D) of the Lease, as modified by Paragraph 4 of the Second Amendment, usage of electricity servicing the 8th Floor Premises shall be separately metered and payable by Tenant directly to the utility service provider thereof.

5. Integration of Lease and Controlling Language. This Agreement and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Lease, the terms and provisions of this Agreement, in all instances, shall control and prevail.

6. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Agreement shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

7. Entire Agreement. This Agreement and the Lease contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and the Lease and supersede all prior and contemporaneous understandings and agreements, other than the Lease, between the parties respecting the subject matter of this Agreement and the Lease. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement or the Lease which are not fully expressed in this Agreement and the Lease, and no party hereto has relied upon any other such representations, agreements, arrangements or understandings. The terms of this Agreement and the Lease are intended by the parties as the final expression of their agreement with respect to those terms and may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

8. Successors and Assigns. Each provision of the Lease and this Agreement shall extend to and shall bind and inure to the benefit of Landlord and Tenant, their respective heirs, legal representatives, successors and assigns.

9. Time of the Essence. Time is of the essence of this Agreement and the Lease and each provision hereof.

4

10. Multiple Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute a fully executed instrument.

11. Authority. Landlord and Tenant each represent and warrant that it has full authority to execute and deliver this Agreement.

12. Ratification. Except as amended and modified hereby, the Lease shall be and shall remain unchanged and in full force and effect in accordance with its terms, and, as the Lease is amended and modified hereby, the Lease is hereby ratified, adopted and confirmed.

13. Limitation on Landlord’s Liability. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability of Landlord for damages or breach or nonperformance by Landlord or otherwise arising under or in connection with this Agreement or the Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Property (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, its members or its other owners, direct or remote, all such liability, if any, being expressly waived and released by Tenant. The limitations of liability of Landlord contained herein shall apply equally to and inure to the benefit of the Landlord Protected Parties. Tenant further expressly understands and agrees that if any instrument involving the Building is executed by Landlord’s agent (“Landlord’s Agent”) on behalf of Landlord, then Landlord’s Agent executes such instrument, not in its own right but solely as Landlord’s Agent and that nothing in this Lease shall be construed as creating any liability whatsoever against such Landlord’s Agent, its owners, direct and remote, and their respective directors, officers or employees and in particular, without limiting the generality of the foregoing, there shall be no liability of Landlord’s Agent to pay any indebtedness or sum accruing thereunder, or to perform any covenant or agreement whether expressed or implied therein contained, it being agreed that Landlord shall have sole responsibility therefor.

14. No Offer. Submission of this Agreement by Landlord to Tenant is not an offer to enter into this Agreement but rather is a solicitation for such an offer from Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

(Remainder of page intentionally left blank;

Signature page follows)

5

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease as of the Agreement Effective Date.

LANDLORD: FRANKMON LLC, a Delaware limited liability company

By:	/s/ John Kevin Poorman
Name:	John Kevin Poorman
Title:	President

TENANT: HYATT CORPORATION, a Delaware corporation

By:	/s/ Randa Saleh
Name:	Randa Saleh
Title:	Senior Vice President and Corporate Controller

6

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A

8TH FLOOR PREMISES

(SEE ATTACHED)

A-1

FLOOR PLAN BOOK

Hyatt Center

Scale:
0
5'
10'
20'

Floor 08
Lease Exhibit

Hyatt Corporation

RSF = 9,725

A-2

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B

NET RENT SCHEDULE - 8TH FLOOR PREMISES

OFFICE PREMISES FLOOR 8 (9,725 SQUARE FEET OF RENTABLE AREA)

TIME PERIOD	PER SQUARE FOOT OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
8th Floor Premises Term	$30.00	$291,750.00	$24,312.50

B-1

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT C

FURNITURE

(SEE ATTACHED)

C-1

FLOOR PLAN BOOK

Hyatt Center

Floor 08
Furniture Exhibit

Hyatt Corporation

C-2

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Agreement”) is entered into as of December 22, 2008 (the “Fourth Amendment Execution Date”), but shall be deemed effective as of September 1, 2008 (the “Fourth Amendment Effective Date”), by and between FRANKMON LLC, a Delaware limited liability company (“Landlord”), and HYATT CORPORATION, a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S:

A. Landlord and Tenant heretofore entered into that certain amended and restated office lease dated as of June 15, 2004 (the “Original Lease”), pursuant to which Tenant leased certain premises (the “Original Premises”) on the 9th through 16th and 46th through 48th floors of the building located at 71 South Wacker Drive, Chicago, Illinois (the “Building”).

B. Landlord and Tenant subsequently entered into that certain supplemental agreement dated September 1, 2006 (the “Supplemental Agreement”), pursuant to which Landlord and Tenant, among other things, confirmed certain dates relating to Tenant’s leasing of the Premises and the number of square feet of Rentable Area contained in each of the floors that comprise a part of the Premises.

C. Landlord and Tenant subsequently entered into a certain First Amendment to Lease dated October 13, 2006 (the “First Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 17th floor of the Building (the “17th Floor Premises”) adjacent to the Original Premises.

D. Landlord and Tenant subsequently entered into a certain Second Amendment to Lease dated February 1, 2007 (the “Second Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 17th floor of the Building (the “Additional 17th Floor Premises”) adjacent to the 17th Floor Premises.

E. Landlord and Tenant subsequently entered into a certain Third Amendment to Lease dated June 26, 2008 (the “Third Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 8th floor of the Building (the “8th Floor Premises”). The Original Premises, the 17th Floor Premises, the Additional 17th Floor Premises and the 8th Floor Premises are collectively referred to herein as the “Existing Premises.”

F. The Original Lease, as modified by the Supplemental Agreement, the First Amendment, the Second Amendment and the Third Amendment, is herein referred to as the “Lease.”

G. Landlord and Tenant desire to amend the Lease to provide for, among other things, the extension of the 8th Floor Premises Term for the 8th Floor Premises and the leasing by Tenant of certain additional premises in the Building, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, Landlord and Tenant hereby agree as follows:

1. Incorporation and Defined Terms. The recital paragraphs set forth above are hereby incorporated herein as if fully set forth herein. Capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Lease.

2. Extension of the 8th Floor Premises Term. The 8th Floor Premises Term for the 8th Floor Premises expires on December 31, 2008. The 8th Floor Premises Term is hereby extended for a period of three (3) months and shall expire on March 31, 2009 (the “Extended 8th Floor Premises Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the 8th Floor Premises Term commencing on January 1, 2009 and ending on the Extended 8th Floor Premises Termination Date shall be referred to herein as the “8th Floor Premises Extended Term.” All references in the Lease to (i) the term “8th Floor Premises Term” shall be deemed to include the 8th Floor Premises Extended Term, and (ii) the term “8th Floor Premises Termination Date” shall be deemed to mean the Extended 8th Floor Premises Termination Date. Tenant’s leasing of the 8th Floor Premises during the 8th Floor Premises Extended Term shall be in accordance with, and subject to, all of the terms, covenants and conditions of the Lease applicable to the 8th Floor Premises during the 8th Floor Premises Term, including among other things, the payment of Net Rent in the amount of $24,312.50 per month and Additional Rent in respect of Taxes and Operating Expenses for the 8th Floor Premises throughout the 8th Floor Premises Extended Term.

3. Additional Premises.

a. Leasing of Additional 8th Floor Premises. Landlord and Tenant ratify and confirm that, effective as of the Fourth Amendment Effective Date, Landlord leased to Tenant, and Tenant accepted from Landlord, an additional 1,746 rentable square feet comprising a portion of the 8th floor of the Building (the portion so leased being herein referred to as the “Additional 8th Floor Premises”), such Additional 8th Floor Premises being depicted more particularly on Exhibit A attached hereto. Tenant’s leasing of the Additional 8th Floor Premises shall be in accordance with, and subject to, all of the terms, covenants and conditions of the Lease applicable to the Existing Premises, except as expressly set forth herein to the contrary.

b. Term – Additional 8th Floor Premises. The term (the “Additional 8th Floor Premises Term”) of the letting of the Additional 8th Floor Premises commenced on the Fourth Amendment Effective Date and shall expire on March 31, 2009 (the “Additional 8th Floor Premises Termination Date”).

c. Delivery of Possession – Additional 8th Floor Premises. Landlord delivered possession of the Additional 8th Floor Premises to Tenant on the Fourth Amendment Effective Date. Tenant has accepted possession of the Additional 8th Floor Premises in as-is condition, it being acknowledged that no agreement of Landlord to alter, remodel, decorate, clean or improve the Additional 8th Floor Premises or the Building, and no representation or warranty regarding the condition of the Additional 8th Floor Premises, the Additional Furniture or the Building, has been made by Landlord or by any party acting on Landlord’s behalf.

2

d. No Alteration Work – Additional 8th Floor Premises. Tenant shall not perform or cause to be performed any Alteration Work in the Additional 8th Floor Premises.

e. Rent – Additional 8th Floor Premises. Tenant shall pay Net Rent and Additional Rent in respect of Taxes and Operating Expenses for the Additional 8th Floor Premises throughout the Additional 8th Floor Premises Term commencing on the Fourth Amendment Effective Date. The Net Rent payable by Tenant to Landlord in respect of the Additional 8th Floor Premises shall be as set forth on Exhibit B attached hereto. Such Net Rent and all Additional Rent in respect of the Additional 8th Floor Premises shall be paid by Tenant to Landlord at the same place and in the same time and manner as payments of Net Rent and Additional Rent in respect of the Existing Premises.

f. Increased Rentable Area and Pro Rata Share. Commencing on the Fourth Amendment Effective Date and continuing throughout the Additional 8th Floor Premises Term, (i) the Rentable Area of the Premises shall be increased by the Rentable Area of the Additional 8th Floor Premises, and (ii) Tenant’s Pro Rata Share shall be increased in accordance with Paragraph 3(B)(vii) of the Original Lease, as modified by Paragraph 3 of the First Amendment.

g. References to Premises. Except as expressly set forth herein to the contrary, during the Additional 8th Floor Premises Term, all references in the Lease and this Agreement to “Premises” shall be deemed to include the Existing Premises and the Additional 8th Floor Premises.

h. No Subletting. Tenant shall not (i) sublet the Additional 8th Floor Premises or any part thereof, or (ii) permit the use of the Additional 8th Floor Premises by any parties other than Tenant or its employees (each of the foregoing being hereinafter referred to as an “Additional 8th Floor Premises Transfer”). Any Additional 8th Floor Premises Transfer shall be null, void and of no effect and shall constitute a Default under this Agreement and the Lease.

i. Expiration of Additional 8th Floor Premises Term. At the expiration of the Additional 8th Floor Premises Term, Tenant shall surrender possession of the Additional 8th Floor Premises in accordance with the terms and provisions of Article 13 of the Lease. If Tenant fails to surrender possession of the Additional 8th Floor Premises as aforesaid by the Additional 8th Floor Premises Termination Date, Tenant shall be deemed a holdover tenant in the Additional 8th Floor Premises as contemplated by and consistent with Article 14 of the Lease. From and after the Additional 8th Floor Premises Termination Date (or such later date on which Tenant actually surrenders possession of the Additional 8th Floor Premises), the Net Rent and Tenant’s Pro Rata Share shall be appropriately adjusted.

3

j. Furniture. As of the Fourth Amendment Effective Date, the Additional 8th Floor Premises contains the furniture shown on the space plan attached hereto as Exhibit C (the “Additional Furniture”). Landlord hereby grants Tenant the right to use the Additional Furniture during the Additional 8th Floor Premises Term. Tenant accepts the Additional Furniture “AS IS” and agrees to maintain the Additional Furniture in good condition and repair. Any furniture that replaces any of the Additional Furniture shall become the Additional Furniture. Upon the expiration of the Additional 8th Floor Premises Term, Tenant shall surrender possession of the Additional Furniture in good condition and repair, ordinary wear and tear and damage excepted.

k. Shared Floor. The Additional 8th Floor Premises comprise a part of a full floor build-out rather than a separate, demised space of the type typically found on a multi-tenant floor of the Building. If during the Additional 8th Floor Premises Term, Landlord leases all or any portion of the remainder of the Additional 8th floor (the “Additional 8th Floor Remainder Premises”) to another tenant, Tenant shall reimburse Landlord, as Additional Rent, for fifty percent (50%) of the reasonable costs incurred by Landlord to construct demising walls and entrances to the Additional 8th Floor Premises and the Additional 8th Floor Remainder Premises and common corridors on such floor, re-route and/or separate utilities (to the extent applicable) and to perform all other work as may be required to separate the Additional 8th Floor Premises from the Additional 8th Floor Remainder Premises.

4. Substitution of Additional 8th Floor Premises. If at any time during the Additional 8th Floor Premises Term, Landlord receives a bona fide third party offer to lease all or any portion of the Additional 8th Floor Premises, Landlord, upon ten (10) days prior notice, may substitute for the Additional 8th Floor Premises other premises on the 8th floor of the Building containing a comparable number of workstations (the “Alternate Additional 8th Floor Premises”). Landlord, at Landlord’s sole cost and expense, shall install phone and data cabling in the Alternate Additional 8th Floor Premises comparable to such cabling installed in the Additional 8th Floor Premises.

5. Electrical Service. Notwithstanding anything to the contrary contained in Paragraph 6(D) of the Lease, as modified by Paragraph 4 of the Second Amendment, usage of electricity servicing the Additional 8th Floor Premises shall be separately metered and payable by Tenant directly to the utility service provider thereof.

6. Integration of Lease and Controlling Language. This Agreement and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Lease, the terms and provisions of this Agreement, in all instances, shall control and prevail.

7. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Agreement shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

4

8. Entire Agreement. This Agreement and the Lease contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and the Lease and supersede all prior and contemporaneous understandings and agreements, other than the Lease, between the parties respecting the subject matter of this Agreement and the Lease. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement or the Lease which are not fully expressed in this Agreement and the Lease, and no party hereto has relied upon any other such representations, agreements, arrangements or understandings. The terms of this Agreement and the Lease are intended by the parties as the final expression of their agreement with respect to those terms and may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

9. Successors and Assigns. Each provision of the Lease and this Agreement shall extend to and shall bind and inure to the benefit of Landlord and Tenant, their respective heirs, legal representatives, successors and assigns.

10. Time of the Essence. Time is of the essence of this Agreement and the Lease and each provision hereof.

11. Multiple Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute a fully executed instrument.

12. Authority. Landlord and Tenant each represent and warrant that it has full authority to execute and deliver this Agreement.

13. Ratification. Except as amended and modified hereby, the Lease shall be and shall remain unchanged and in full force and effect in accordance with its terms, and, as the Lease is amended and modified hereby, the Lease is hereby ratified, adopted and confirmed.

14. Limitation on Landlord’s Liability. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability of Landlord for damages or breach or nonperformance by Landlord or otherwise arising under or in connection with this Agreement or the Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Property (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, its members or its other owners, direct or remote, all such liability, if any, being expressly waived and released by Tenant. The limitations of liability of Landlord contained herein shall apply equally to and inure to the benefit of the Landlord Protected Parties. Tenant further expressly understands and agrees that if any instrument involving the Building is executed by Landlord’s agent (“Landlord’s Agent”) on behalf of Landlord, then Landlord’s Agent executes such instrument, not in its own right but solely as Landlord’s Agent and that nothing in this Lease shall be construed as creating any liability whatsoever against such Landlord’s Agent, its owners, direct and remote, and their respective directors, officers or employees and in particular, without limiting the generality of the foregoing, there shall be no liability of Landlord’s Agent to pay any indebtedness or sum accruing thereunder, or to perform any covenant or agreement whether expressed or implied therein contained, it being agreed that Landlord shall have sole responsibility therefor.

5

15. No Offer. Submission of this Agreement by Landlord to Tenant is not an offer to enter into this Agreement but rather is a solicitation for such an offer from Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

(Remainder of page intentionally left blank;

Signature page follows)

6

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Lease as of the Fourth Amendment Execution Date.

LANDLORD: FRANKMON LLC, a Delaware limited liability company

By:	/s/ J. Kevin Poorman
Name:	J. Kevin Poorman
Title:	Authorized Representative

TENANT: HYATT CORPORATION, a Delaware corporation

By:	/s/ Mark S. Hoplamazian
Name:	Mark S. Hoplamazian
Title:	President and Chief Executive Officer

7

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT A

ADDITIONAL 8TH FLOOR PREMISES

(SEE ATTACHED)

A-1

FLOOR PLAN BOOK

Scale: 0 5' 10' 20'

Hyatt Center

Floor 08
Lease Exhibit

Hyatt Corporation

RSF = 1,746

A-2

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT B

NET RENT SCHEDULE – ADDITIONAL 8TH FLOOR PREMISES

OFFICE PREMISES FLOOR 8 (1,746 square feet of Rentable Area)

TIME PERIOD	PER SQUARE FOOT OF RENTABLE AREA	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
Additional 8th Floor Premises Term	$30.00	$52,380.00	$4,365.00

B-1

HYATT CENTER

71 SOUTH WACKER DRIVE

HYATT CORPORATION

EXHIBIT C

ADDITIONAL FURNITURE

(SEE ATTACHED)

C-1

FLOOR PLAN BOOK

Hyatt Center

Scale:
0
5'
10'
20'

Floor 08
Furniture Exhibit

Hyatt Corporation

C-2

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Agreement”) is entered into as of December 22, 2008 (the “Fifth Amendment Effective Date”), by and between FRANKMON LLC, a Delaware limited liability company (“Landlord”), and HYATT CORPORATION, a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S:

A. Landlord and Tenant heretofore entered into that certain amended and restated office lease dated as of June 15, 2004 (the “Original Lease”), pursuant to which Tenant leased certain premises (the “Original Premises”) on the 9th through 16th and 46th through 48th floors of the building located at 71 South Wacker Drive, Chicago, Illinois (the “Building”).

B. Landlord and Tenant subsequently entered into that certain supplemental agreement dated September 1, 2006 (the “Supplemental Agreement”), pursuant to which Landlord and Tenant, among other things, confirmed certain dates relating to Tenant’s leasing of the Premises and the number of square feet of Rentable Area contained in each of the floors that comprise a part of the Premises.

C. Landlord and Tenant subsequently entered into a certain First Amendment to Lease dated October 13, 2006 (the “First Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 17th floor of the Building (the “17th Floor Premises”) adjacent to the Original Premises.

D. Landlord and Tenant subsequently entered into a certain Second Amendment to Lease dated February 1, 2007 (the “Second Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 17th floor of the Building (the “Additional 17th Floor Premises”) adjacent to the 17th Floor Premises.

E. Landlord and Tenant subsequently entered into a certain Third Amendment to Lease dated June 26, 2008 (the “Third Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 8th floor of the Building (the “8th Floor Premises”).

F. Landlord and Tenant subsequently entered into a certain Fourth Amendment to Lease dated of even date herewith (the “Fourth Amendment”), pursuant to which, among other things, Tenant leased certain additional premises on the 8th floor of the Building (the “Additional 8th Floor Premises”). The Original Premises, the 17th Floor Premises, the Additional 17th Floor Premises, the 8th Floor Premises and the Additional 8th Floor Premises are collectively referred to herein as the “Premises.”

G. The Original Lease, as modified by the Supplemental Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, is herein referred to as the “Lease.”

H. Tenant, pursuant to Paragraph 35(J) of the Original Lease, would be obligated to surrender possession of the entire 46th floor of the Building (the “46th Floor Space”) if Mayer Brown were to timely exercise its right to lease the 46th Floor Space pursuant to the MB 46th Floor Expansion Right.

I. Tenant, at the request of Diversified Financial Management Corp., Tenant’s subtenant for a portion of the 46th Floor Space pursuant to that certain Sublease dated as of July 15, 2004, requested Landlord to seek to have Mayer Brown waive and relinquish any and all rights pursuant to the Mayer Brown Lease to lease the 46th Floor Space.

J. Landlord, at Tenant’s request, has caused Mayer Brown to enter into an amendment to the Mayer Brown Lease (the “Mayer Brown Lease Amendment”), pursuant to which Mayer Brown has waived and forever relinquished any and all rights it has to the 46th Floor Space.

K. In conjunction with the Mayer Brown Lease Amendment, Landlord and Tenant desire to amend the Lease to remove therefrom Tenant’s obligation to surrender possession of the 46th Floor Space following an exercise by Mayer Brown of the MB 46th Floor Expansion Right, as more particularly described below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, Landlord and Tenant hereby agree as follows:

1. Incorporation and Defined Terms. The recital paragraphs set forth above are hereby incorporated herein as if fully set forth herein. Capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Lease.

2. Elimination of Mandatory Surrender of 46th Floor. Paragraph 35(J) of the Original Lease, from and after the Fifth Amendment Effective Date, is hereby deleted in its entirety, it being acknowledged and agreed that Landlord, from and after the Fifth Amendment Effective Date, shall have no further right to deliver to Tenant the MB 46th Floor Option Notice. All references in the Lease to the MB 46th Floor Expansion Right, the MB 46th Floor Option Notice, the Required Contraction Effective Date, the Possible 46th Floor Replacement Premises and the 46th Floor Surrender Date shall be deemed deleted in their entirety.

3. Elimination of 46th Floor Replacement Option. Paragraph 35(K) of the Original Lease, from and after the Fifth Amendment Effective Date, is hereby deleted in its entirety, it being acknowledged and agreed that Tenant, from and after the Fifth Amendment Effective Date, shall have no further right to exercise the 46th Floor Replacement Option. All references in the Lease to the 46th Floor Replacement Option, the 46th Floor Replacement Option Scheduled Delivery Date, the 46th Floor Replacement Notice, the 46th Floor Replacement Option Rent Commencement Date, the 46th Floor Replacement Premises Allowance and the 46th Floor Replacement Premises shall be deemed deleted in their entirety.

2

4. Reimbursement for Consideration Paid. Pursuant to the Mayer Brown Amendment, Landlord has agreed to pay Mayer Brown a sum equal to Four Hundred Twenty-Five Thousand and No/100 Dollars ($425,000.00) (the “Relinquishment Consideration”) as consideration for the waiver and relinquishment by Mayer Brown of the MB 46th Floor Expansion Right. Tenant, concurrently with Tenant’s execution and delivery of this Agreement, shall pay to Landlord a sum equal to the Relinquishment Consideration as reimbursement therefor to Landlord.

5. Integration of Lease and Controlling Language. This Agreement and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Lease, the terms and provisions of this Agreement, in all instances, shall control and prevail.

6. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Agreement shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

7. Entire Agreement. This Agreement and the Lease contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and the Lease and supersede all prior and contemporaneous understandings and agreements, other than the Lease, between the parties respecting the subject matter of this Agreement and the Lease. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement or the Lease which are not fully expressed in this Agreement and the Lease, and no party hereto has relied upon any other such representations, agreements, arrangements or understandings. The terms of this Agreement and the Lease are intended by the parties as the final expression of their agreement with respect to those terms and may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

8. Successors and Assigns. Each provision of the Lease and this Agreement shall extend to and shall bind and inure to the benefit of Landlord and Tenant, their respective heirs, legal representatives, successors and assigns.

9. Time of the Essence. Time is of the essence of this Agreement and the Lease and each provision hereof.

10. Multiple Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute a fully executed instrument.

11. Authority. Landlord and Tenant each represent and warrant that it has full authority to execute and deliver this Agreement.

12. Ratification. Except as amended and modified hereby, the Lease shall be and shall remain unchanged and in full force and effect in accordance with its terms, and, as the Lease is amended and modified hereby, the Lease is hereby ratified, adopted and confirmed.

3

13. Limitation on Landlord’s Liability. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability of Landlord for damages or breach or nonperformance by Landlord or otherwise arising under or in connection with this Agreement or the Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Property (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, its members or its other owners, direct or remote, all such liability, if any, being expressly waived and released by Tenant. The limitations of liability of Landlord contained herein shall apply equally to and inure to the benefit of the Landlord Protected Parties. Tenant further expressly understands and agrees that if any instrument involving the Building is executed by Landlord’s agent (“Landlord’s Agent”) on behalf of Landlord, then Landlord’s Agent executes such instrument, not in its own right but solely as Landlord’s Agent and that nothing in this Lease shall be construed as creating any liability whatsoever against such Landlord’s Agent, its owners, direct and remote, and their respective directors, officers or employees and in particular, without limiting the generality of the foregoing, there shall be no liability of Landlord’s Agent to pay any indebtedness or sum accruing thereunder, or to perform any covenant or agreement whether expressed or implied therein contained, it being agreed that Landlord shall have sole responsibility therefor.

14. No Offer. Submission of this Agreement by Landlord to Tenant is not an offer to enter into this Agreement but rather is a solicitation for such an offer from Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

(Remainder of page intentionally left blank;

signature page follows)

4

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Lease as of the Fifth Amendment Effective Date.

LANDLORD: FRANKMON LLC, a Delaware limited liability company

By:	/s/ J. Kevin Poorman
Name:	J. Kevin Poorman
Title:	Authorized Representative

TENANT: HYATT CORPORATION, a Delaware corporation

By:	/s/ Mark S. Hoplamazian
Name:	Mark S. Hoplamazian
Title:	President and Chief Executive Officer

5